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As filed with the Securities and Exchange Commission on April 28, 2016.

Registration No. 333-207621

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brookfield Business Partners L.P.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Brookfield Business Partners Limited
73 Front Street, 5th Floor
Hamilton, HM 12 Bermuda
(441) 294-3309
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, New York 10036
Tel: +1 (212) 880-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Mile T. Kurta, Esq.
Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, New York 10036
Tel: +1 (212) 880-6000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED APRIL 28, 2016

Brookfield Business Partners L.P.

Limited Partnership Units

This prospectus is being furnished to you as a stockholder of Brookfield Asset Management Inc., or Brookfield Asset Management, in connection with the planned distribution by way of a special dividend, or the spin-off, by Brookfield Asset Management to its Class A limited voting shares and Class B limited voting shares of approximately 20 million limited partnership units, or units, of Brookfield Business Partners L.P., or our company. Prior to the spin-off, we will acquire our initial operations from Brookfield Asset Management and its subsidiaries (other than our company), which we refer to as Brookfield. We will be Brookfield's flagship public company for its business services and industrial operations and the primary entity through which Brookfield owns and operates these businesses on a global basis.

Pursuant to the spin-off, holders of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management as of                        , the record date for the spin-off, or the record date, will be entitled to receive one (1) of our units for every fifty (50) Class A limited voting shares or Class B limited voting shares held as of the record date, provided that the special dividend will be subject to any applicable withholding tax and no holder will be entitled to receive any fractional interests in our units. The distribution date for the spin-off is expected to be on or about                        , or the distribution date. Holders who would otherwise be entitled to a fractional unit will receive a cash payment. Holders of Brookfield Asset Management's Class A limited voting shares and Class B limited voting shares will not be required to pay for the units to be received upon completion of the spin-off or tender or surrender Class A limited voting shares or Class B limited voting shares of Brookfield Asset Management or take any other action in connection with the spin-off. Brookfield Asset Management shareholders are not being asked for a proxy and are requested not to send a proxy.

Immediately following the spin-off, our company's sole direct investment will be a managing general partnership interest in Brookfield Business L.P., or the Holding LP. It is currently anticipated that immediately following the spin-off, holders of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management will hold units of our company representing in the aggregate an effective equity interest in our company of approximately 22% and Brookfield will hold a combination of our units, general partnership units, redemption-exchange units of the Holding LP, or Redemption-Exchange Units, and special limited partnership units of the Holding LP, or Special LP Units, representing an effective equity interest in our company of approximately 78%. As a result of holding the Special LP Units, Brookfield will be entitled to receive incentive distributions from the Holding LP.

Our general partner is an indirect, wholly-owned subsidiary of Brookfield Asset Management. In addition, wholly-owned subsidiaries of Brookfield Asset Management will provide management services to us pursuant to a master services agreement, or our Master Services Agreement.

Brookfield currently owns all of the outstanding units of our company. Accordingly, there is currently no public market for our units. We anticipate, however, that trading in our units will begin on a "when-issued" basis as early as two trading days prior to the record date and will continue up to and including the distribution date. "When-issued" trades generally settle within four trading days after the distribution date. On the first trading day following the distribution date, any "when-issued" trading of our units will end and "regular-way" trading will begin. We have applied to list our units on the New York Stock Exchange, or the NYSE, under the symbol "BBU" and on the Toronto Stock Exchange, or the TSX, under the symbol "BBU.UN".

In reviewing this prospectus, you should carefully consider the matters described in the section entitled "Risk Factors" beginning on page 17. These risks include the following:

  •
  Our company is a newly formed partnership with no separate operating history and an active and liquid trading market for our units may not develop.

  •
  Unitholders do not have the right to vote on partnership matters.

  •
  Our operating businesses are highly cyclical and subject to risks relating to general economic conditions and commodity risks.

  •
  We operate in a highly competitive market for acquisition opportunities and the completion of new acquisitions involves risks to our business.

  •
  Brookfield exercises substantial influence over our company and we are highly dependent on the Service Providers.

  •
  Changes in tax law and practice may have a material adverse effect on the operations of our company, the Holding Entities, and the operating businesses.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this prospectus is                        .

i

 NOTICE TO INVESTORS

About this Prospectus

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects could have changed since that date. We expressly disclaim any duty to update this prospectus, except as required by applicable law.

Historical Performance and Market Data

        This prospectus contains information relating to our business as well as historical performance and market data for Brookfield Asset Management and certain of its operating platforms. When considering this data, you should bear in mind that historical results and market data may not be indicative of the future results that you should expect from us.

Financial Information

        The financial information contained in this prospectus is presented in United States dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS. All figures are unaudited unless otherwise indicated. In this prospectus, all references to "$" are to United States dollars, references to "A$" are to Australian dollars and references to "C$" are to Canadian dollars.

Use of Non-IFRS Measures

        Our company evaluates its performance using net income attributable to parent company. In addition to this measure reported in accordance with IFRS, we also use Company FFO (defined below) to evaluate our performance. Company FFO does not have a standard meaning prescribed by IFRS and therefore may not be comparable to similar measures presented by other companies. Company FFO should not be regarded as an alternative to other financial reporting measures prepared in accordance with IFRS and should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS.

        We define Company FFO as net income attributable to parent company prior to non-cash valuation gains/losses, impairment charges, depletion, depreciation and amortization and deferred income taxes. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments.

        Company FFO has limitations as an analytical tool as it does not include depreciation and amortization expense, deferred income taxes and non-cash valuation gains/losses and impairment charges. Because Company FFO has these limitations, Company FFO should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under IFRS. However, Company FFO is a key measure that we use to evaluate the performance of our operations.

        For a reconciliation of Company FFO to net income attributable to parent company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Measures". We urge you to review the IFRS financial measures in this prospectus, including the financial statements, the notes thereto, our pro forma financial statements and the other financial information contained herein, and not to rely on any single financial measure to evaluate our company.

 NOTICE REGARDING PRESENTATION OF OUR RESERVE INFORMATION

        The reserve information presented in this prospectus (excluding Appendix A) represents estimates prepared by our internal staff of petroleum engineers at December 31, 2015 in accordance with reserve disclosure requirements of the U.S. Securities and Exchange Commission, or SEC. In addition, Appendix A contains information with respect to our Canadian oil and gas assets prepared by McDaniel & Associates Consultants Ltd., or McDaniel, and GLJ Petroleum Consultants Ltd., or GLJ, and with respect to our Australian oil and gas assets RISC Operations Pty Limited, or RISC, with respect to our oil and natural gas properties at December 31, 2015 which is required pursuant to Canadian reserve reporting requirements. The reserve estimates and related estimates of net present values presented in Appendix A were prepared in compliance with Canadian reserves disclosure standards and reserves definitions as set out in NI 51-101 — Standards of Disclosure for Oil and Gas Activities, or NI 51-101, issued by the Canadian Securities Administrators and the Canadian Oil and Gas Evaluation Handbook, or COGE Handbook, prepared jointly by The Society of Petroleum Evaluation Engineers and the Canadian Institute of Mining, Metallurgy & Petroleum.

        U.S. reporting companies apply SEC reserves definitions and prepare their reserves estimates in accordance with SEC requirements and generally accepted industry practices in the United States, whereas NI 51-101 requires adherence to the definitions and standards promulgated by the COGE Handbook. Disclosure in this prospectus (excluding Appendix A) of reserves is presented in accordance with SEC requirements, while the information in Appendix A is presented in accordance with Canadian securities laws. Therefore, reserve estimates presented in this prospectus (excluding Appendix A) are comparable to those disclosed by U.S. companies in reports filed with the SEC.

        Below is a general description of the principal differences between SEC requirements and NI 51-101, some of which may be material:

  •
  the SEC mandates disclosure of proved reserves using the preceding 12-month average prices and costs only, whereas NI 51-101 requires disclosure of reserves and related future net revenues using forecast prices and costs;

  •
  the SEC mandates disclosure of reserves by geographic area only, whereas NI 51-101 requires disclosure of more reserve categories and product types;

  •
  the SEC requires proved undeveloped reserves to be drilled within five years of the date the reserves were initially recorded (unless the specific circumstances justify a longer time), whereas NI 51-101 generally requires proved undeveloped reserves to be drilled within two or three years (depending on the magnitude of the capital expenditures required for development) and probable undeveloped reserves within five years of the date of the evaluation;

  •
  the SEC permits disclosure of probable reserves at the issuer's discretion, whereas NI 51-101 requires disclosure of probable reserves;

  •
  the SEC requires reserves to be cash flow positive on an undiscounted basis, whereas NI 51-101 requires reserves to show a hurdle rate of return;

  •
  the SEC does not require disclosure of finding and development costs per boe of proved reserves additions, whereas NI 51-101 requires that, if an issuer chooses to disclose finding and development costs, various finding and development costs per boe and additional information be disclosed;

  •
  the SEC requires disclosure of reserves on a net (after royalties) basis, whereas NI 51-101 requires disclosure on a gross (before royalties) and net (after royalties) basis;

  •
  the SEC requires disclosure of production on a net (after royalties) basis, whereas the Canadian standards require disclosure of production on a gross (before royalties) basis;

  •
  the SEC's technical rules in estimating reserves differ from NI 51-101 in areas such as the use of reliable technology, aerial extent around a drilled location, quantities below the lowest known oil and quantities across an undrilled fault block;

  •
  U.S. standards limit reserve bookings on undrilled acreage to "those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances," whereas under NI 51-101, reserves may be recognized on undrilled properties beyond directly offsetting spacing units if there is "compelling evidence of reservoir continuity";

  •
  the SEC leaves the engagement of independent qualified reserves consultants to the discretion of a company's board of directors, whereas NI 51-101 requires issuers to engage such evaluators; and

  •
  the SEC does not allow proved and probable reserves to be aggregated, whereas NI 51-101 requires issuers to disclose aggregate proved and probable reserves.

 QUESTIONS AND ANSWERS REGARDING THE SPIN-OFF

        The following questions and answers address briefly some questions you may have regarding the spin-off. These questions and answers may not address all questions that may be important to you as a holder of Class A limited voting shares or Class B limited voting shares of Brookfield Asset Management and these questions and answers should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. See "Appendix B — Glossary" for the definitions of the various defined terms used throughout this prospectus.

Questions	Answers About the Spin-Off
How will the spin-off work?	Brookfield Asset Management intends to make a special dividend to holders of its Class A limited voting shares and Class B limited voting shares of approximately 20 million units of our company. As a result of the special dividend, holders of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management will be entitled to receive one (1) of our units for every fifty (50) Class A limited voting shares or Class B limited voting shares held as of the record date for the special dividend, provided that the special dividend will be subject to any applicable withholding tax and no holder will be entitled to receive any fractional interests in our units. Holders who would otherwise be entitled to a fractional unit will receive a cash payment. For additional information about the spin-off, see "The Spin-Off".
Are there risks associated with owning the units?	Yes, our business faces both general and specific risks and uncertainties. For a discussion of factors you should consider, please see "Risk Factors".
What will our relationship with Brookfield be after the spin-off?

After the spin-off:

•

Brookfield will be our largest investor with an anticipated effective equity interest in our company of approximately 78%. Brookfield expects its interest to be reduced from this level over time through mergers, treasury issuances or secondary sales.

• The BBP General Partner, a wholly-owned subsidiary of Brookfield Asset Management, will have sole authority for the management and control of our company.

•

The Service Providers, wholly-owned subsidiaries of Brookfield Asset Management, will provide management and administration services to us pursuant to our Master Services Agreement in exchange for a base management fee and reimbursement of out-of-pocket expenses. Our Master Services Agreement will continue in perpetuity until terminated in accordance with its terms.

• Brookfield will be entitled to receive incentive distributions from the Holding LP as a result of its ownership of Special LP Units.

•

We expect to enter into a credit agreement with Brookfield providing for two, three-year revolving credit facilities. One will constitute an operating credit facility that will permit borrowings of up to $200 million for working capital purposes and the other will constitute an acquisition facility that will permit borrowings of up to $300 million for purposes of funding our acquisitions and investments. We expect that no amounts will be drawn under these credit facilities as of the date of the spin-off.

For information on our relationship with Brookfield after the spin-off, see "Relationship with Brookfield".

Questions	Answers About the Spin-Off
Will the BBP General Partner have any independent directors and will the directors have any unit ownership obligations?	Yes. After the spin-off, a majority of the BBP General Partner's directors will be independent under applicable law and the regulations of the securities exchanges on which our units will be listed. John Lacey will serve as the lead independent director immediately following completion of the spin-off. The lead independent director's primary role will be to facilitate the functioning of the board (independently of the Service Providers and Brookfield), and to maintain and enhance the quality of our company's corporate governance practices, including, when appropriate, consulting and communicating directly with unitholders or other stakeholders. Going forward, the lead independent director will be selected by the BBP General Partner's directors from among the independent directors. The audit committee and the governance and nominating committee of the BBP General Partner's board of directors will consist solely of independent directors.

The BBP General Partner's directors will be required to hold, within five (5) years of joining the board, units of our company with an acquisition cost equal to at least two times the directors' annual retainer. Directors are required to purchase units on an annual basis in an amount not less than 20% of this unit ownership requirement until this requirement is met.
Will our company make distributions on our units?
The BBP General Partner will have sole authority to determine whether our company will make distributions and the amount and timing of these distributions. The BBP General Partner intends to adopt a distribution policy pursuant to which our company intends to make quarterly cash distributions in an initial amount currently anticipated to be $0.25 per unit on an annualized basis. The level of distributions is not intended to grow as our company intends to reinvest its capital. Our ability to make distributions will depend on several factors, some of which are out of our control, including, among other things, general economic conditions, our results of operations and financial condition, the amount of cash that is generated by our operations, restrictions imposed by the terms of any indebtedness that is incurred to finance our operations and acquisitions or to fund liquidity needs, levels of operating and other expenses and contingent liabilities.
See "Distribution Policy" for additional information on our distribution policy following the spin-off.
When will the spin-off be completed?	Brookfield Asset Management expects to complete the spin-off on or about .
What is the record date for the distribution?	On or about .
If I am a holder of Brookfield Asset Management Class A limited voting shares or Class B limited voting shares, what do I have to do to participate in the distribution?
Nothing. You are not required to pay for the units that you will receive upon the spin-off or tender or surrender your Class A limited voting shares or Class B limited voting shares of Brookfield Asset Management or take any other action in connection with the spin-off. No vote of Brookfield Asset Management's shareholders will be required for the spin-off. If you own Brookfield Asset Management Class A limited voting shares or Class B limited voting shares as of the close of business on the record date, a certificate reflecting your ownership of our units will be mailed to you, or your brokerage account will be credited for our units, on or about .

Questions	Answers About the Spin-Off
How many units will I receive?	You will be entitled to receive one (1) of our units for every fifty (50) Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management you hold as of the record date of the special dividend. Based on the number of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management expected to be outstanding on the record date for the special dividend, Brookfield Asset Management expects to distribute approximately 20 million of our units. No holder will be entitled to receive any fractional interests in our units. Holders who would otherwise be entitled to a fractional unit will receive a cash payment. For additional information on the distribution, see "The Spin-Off".
Is the spin-off taxable for U.S. and Canadian federal income tax purposes?
Holders who receive our units pursuant to the spin-off generally will be considered to have received a taxable dividend equal to the fair market value of the gross amount of our units so received plus the amount of any cash received in lieu of fractional units, without reduction for any tax withheld. Non-Canadian limited partners who acquire our units pursuant to the spin-off will be considered to have received a taxable dividend for Canadian federal income tax purposes and will be subject to Canadian federal withholding tax on the amount of the special dividend. In addition, limited partners who are taxable in the U.S. and who fail to provide Brookfield Asset Management (or the relevant intermediary) with a properly completed IRS Form W-9 in a timely manner may be subject to U.S. federal "backup" withholding tax on the amount of the special dividend. To satisfy the withholding tax liabilities of non-Canadian registered shareholders, Brookfield will withhold a portion of our units, and a portion of any cash distribution in lieu of fractional units, otherwise distributable. Brookfield will purchase these withheld units and the proceeds of this sale, together with the amount of any cash withheld from any cash distribution in lieu of fractional units, will be remitted to the Canadian federal government or the U.S. federal government (as applicable) in satisfaction of the withholding tax liabilities described above. For non-Canadian beneficial shareholders, these withholding tax obligations will be satisfied in the ordinary course through arrangements with their broker or other intermediary. Beneficial owners should consult their brokers to determine how the withholding tax obligations will be satisfied for their units. You should carefully read the section in this prospectus entitled "Material Tax Considerations", which qualifies in its entirety the foregoing summary, and you should consult an independent tax adviser regarding the relevant tax considerations in light of your particular circumstances.
Where will I be able to trade the units?
There is no public trading market for our units. However, our company has applied to list its units on the NYSE under the symbol "BBU" and on the TSX under the symbol "BBU.UN". Listing of our units is subject to our company fulfilling all of the requirements of the NYSE and the TSX.

We anticipate that trading in our units will begin on a "when-issued" basis as early as two trading days prior to the record date for the special dividend and will continue up to and including the distribution date. "When-issued" trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the distribution date because the securities of the spun-off entity have not yet been distributed.

Questions	Answers About the Spin-Off
"When-issued" trades generally settle within four trading days after the distribution date. On the first trading day following the distribution date, any "when-issued" trading of our units will end and "regular-way" trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the trade. We cannot predict the trading prices for our units before, on or after the distribution date.
Will the number of Brookfield Asset Management shares I own change as a result of the spin-off?	No. The number of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management that you own will not change as a result of the spin-off.
What will happen to the listing of Brookfield Asset Management's Class A limited voting shares?
Nothing. Brookfield Asset Management's Class A limited voting shares will continue to trade on the NYSE under the symbol "BAM", on the TSX under the symbol "BAM.A" and on the NYSE Euronext under the symbol "BAMA".
Whom do I contact for information regarding you and the spin-off?	Before the spin-off, you should direct inquiries relating to the spin-off to: Brookfield Asset Management Inc. Suite 300, Brookfield Place 181 Bay Street P.O. Box 762 Toronto, Ontario, Canada M5J 2T3
Attention: A.J. Silber
After the spin-off, you should direct inquiries relating to our units to:
Brookfield Business Partners Limited 73 Front Street, 5th Floor Hamilton, HM 12 Bermuda
Attention: Jane Sheere, Corporate Secretary
After the spin-off, we expect that the transfer agent and registrar for our units will be:
CST Trust Company 320 Bay St. Toronto, Ontario M5H 4A6
and the co-transfer agent and co-registrar for our units will be:
American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York, USA 11219

 SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should know about our company and our units. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our consolidated financial statements and related notes appearing at the end of this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements" for more information. Unless the context requires otherwise, when used in this prospectus, the terms "we", "us" and "our" refer to our company, the Holding LP, the Holding Entities and the operating businesses, each as defined in this prospectus, taken together; "our company" refers to Brookfield Business Partners L.P.; "Brookfield Asset Management" refers to Brookfield Asset Management Inc.; "Brookfield" refers to Brookfield Asset Management and its subsidiaries (other than us); and "limited partners" refers to holders of our units. Unless otherwise indicated or the context otherwise requires, the disclosure in this prospectus assumes that the spin-off has been completed and we have acquired our initial operations from Brookfield, although we will not acquire our initial operations until shortly prior to the spin-off. See "Appendix B — Glossary" for the definitions of the various defined terms used throughout this prospectus.

Our Business

        We are a business services and industrials company, focused on owning and operating high-quality businesses that are low-cost producers and/or benefit from high barriers to entry. We will be Brookfield's primary vehicle for business services and industrial operations. Our principal business service operations include construction services, residential real estate services and facilities management. Our principal industrial operations are comprised of crude oil and natural gas, or oil and gas, exploration and production, palladium and aggregates mining, bath and shower products manufacturing, the production of graphite electrodes and the manufacturing and supply of engineered precast systems and pipe products. Prior to the spin-off, we will acquire from Brookfield our initial operations, which we refer to as the Business.

        The charts below provide a breakdown of total assets of $7.6 billion as of December 31, 2015 and revenue of $6.8 billion for the year ended December 31, 2015 by operating segment and region.(1)

(1)
We have made acquisitions within our industrials business in 2015 that are not fully reflected in revenues for the period presented, including the acquisition of our graphite electrode production operations in August 2015. In addition, we equity account for our Western Australia oil and gas operations, which were acquired in June 2015, therefore total revenues do not include revenues from these assets for the entire period presented.

        We seek to enhance the value of our operations by focusing on profitability, sustainable operating, product margins and cash flows. We look to ensure that each of our businesses has a clear, concise business strategy built on its competitive advantages. We emphasize downside protection by utilizing business plans that do not rely exclusively on top-line growth or excessive leverage.

        We plan to grow by acquiring positions of control or significant influence in businesses at attractive valuations and by enhancing earnings of the businesses we operate. In addition to pursuing accretive acquisitions within our current platforms, we will opportunistically pursue transactions to build new platforms or make investments where our expertise, or the broader Brookfield platforms, provide insight into global demand for goods and commodities to source acquisitions that are not available or obvious to competitors. We may partner with others, primarily institutional capital, to make acquisitions that we may not otherwise be able to make on our own. Accordingly, an integral part of our strategy is to participate with institutional investors in Brookfield sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield sponsored or co-sponsored partnerships that target acquisitions that suit our profile. Brookfield has a strong track record of leading such consortiums and partnerships and actively managing underlying assets to improve performance. Brookfield has agreed that it will not sponsor such arrangements that are suitable for us in the business services and industrial sectors unless we are given an opportunity to participate.

        See "Business" for further detail.

Management

        Our general partner is an indirect, wholly-owned subsidiary of Brookfield Asset Management. In addition, the Service Providers, also wholly-owned subsidiaries of Brookfield Asset Management, will provide management services to us pursuant to our Master Services Agreement. The senior management team that will be principally responsible for providing us with management services includes many of the same executives that have successfully overseen and grown the Business, including Cyrus Madon who is a Senior Managing Partner of Brookfield Asset Management and the Head of its Private Equity Group. See "Management and Our Master Services Agreement" for further details.

About Brookfield Asset Management

        Brookfield Asset Management is a global alternative asset manager with over $225 billion in assets under management. It has over a 100-year history of owning and operating real assets with a focus on property, renewable energy, infrastructure and private equity. Brookfield has a range of public and private investment products and services. Brookfield Asset Management is listed on the NYSE under the symbol "BAM", on the TSX under the symbol "BAM.A" and on the NYSE Euronext under the symbol "BAMA". See "Management and Our Master Services Agreement — About Brookfield" for further details.

        It is currently anticipated that, immediately following the spin-off, Brookfield will hold a combination of our units, general partnership units, Redemption-Exchange Units and Special LP Units representing an effective equity interest in our company of approximately 78%. Brookfield expects its interest to be reduced from this level over time through mergers, treasury issuances or secondary sales.

Stock Exchange Listings

        Our company has applied to list its units on the NYSE, under the symbol "BBU" and on TSX under the symbol "BBU.UN". Listing of our units is subject to our company fulfilling all of the requirements of the NYSE and the TSX.

The Spin-Off

        The spin-off is intended to achieve the following objectives for Brookfield:

  •
  Create a company with significant market capitalization that will provide an attractive currency to source and execute large-scale transactions outside of property, renewable energy and infrastructure, thereby broadening the spectrum of opportunities available to Brookfield.

  •
  Delineate and emphasize the scale and value of our business services and industrial operations for shareholders of Brookfield Asset Management.

  •
  Provide greater transparency for Brookfield as a global alternative asset manager.

        See "The Spin-Off — Background to and Purpose of the Spin-Off" for further details.

Ownership and Organizational Structure

        The chart below represents a simplified summary of our organizational structure. All ownership interests indicated below are 100% unless otherwise indicated. "GP Interest" denotes a general partnership interest and "LP Interest" denotes a limited partnership interest. Certain subsidiaries through which Brookfield Asset Management holds units of our company and the Redemption-Exchange Units have been omitted.

(1)
It is currently anticipated that public holders of our units will own approximately 45% of our units and Brookfield will own approximately 55% of our units upon completion of the spin-off. Our company's sole direct investment will be a managing general partnership interest in the Holding LP. Brookfield will also own a limited partnership interest in the Holding LP through Brookfield's ownership of Redemption-Exchange Units and Special LP Units. The Redemption-Exchange Units are redeemable for cash or exchangeable for our units in accordance with the Redemption-Exchange Mechanism, which could result in Brookfield owning approximately 78% of the units of our company issued and outstanding on a fully exchanged basis. On a fully exchanged basis, public holders of our units would own approximately 22% of the units of our company issued and outstanding. Brookfield's interest in our company on the closing date of the spin-off will consist of a combination of our units and general partner interests, the Redemption-Exchange Units and the Special LP Units. The Special LP units will entitle the holder to receive incentive distributions. See "Relationship with Brookfield — Incentive Distributions". The BBP General Partner intends to adopt a distribution policy pursuant to which our company intends to make quarterly cash distributions to public holders of our units. In general, quarterly cash distributions by the company will be made from distributions received by the company on its Managing General Partner Units. Distributions of available cash (if any) by the Holding LP will be made in accordance with the Holding LP Limited Partnership Agreement, which generally provides for distributions to be made by the Holding LP to all owners of the Holding LP's partnership interests (including the Managing General Partner Units owned by us and the Special LP Units and Redemption-Exchange Units owned by Brookfield) on a pro rata basis. Immediately after the spin-off, our company will own approximately 44 million Managing General Partner Units and Brookfield will own approximately 46 million Redemption-Exchange Units and four Special LP Units. However, if available cash in a quarter is not sufficient to pay the quarterly distribution amount, currently expected to be $0.0625 per unit, to the owners of all the Holding LP interests, then the company can elect to defer distributions on the Redemption-Exchange Units and accrue such deficiency for payment from available cash in future quarters. See "Distribution Policy" and "Description of the Holding LP Limited Partnership Agreement — Distributions".

(2)
The Holding LP will own, directly or indirectly, all of the equity interests of the Holding Entities. Brookfield will subscribe for $5 million of preferred shares of CanHoldco and two of our other subsidiaries, which preferred shares will be entitled to vote with the equity interests of the applicable entity. Brookfield will have an aggregate of 1% of the votes to be cast in respect of each of the applicable entities. See "Relationship with Brookfield — Preferred Shares of Certain Holding Entities".
(3)
Certain of the operating businesses and intermediate holding companies that will be directly or indirectly owned by the Holding Entities and that will directly or indirectly hold our operating businesses are not shown on the chart. All percentages listed represent our equity interest in the applicable entity or group of assets, which may not be the same as our voting interest in those entities and groups of assets. All interests are rounded to the nearest one percent and are calculated as of the date of this prospectus. See "Ownership and Organizational Structure" for additional information.

Our Current Operations

        Our business services operations are comprised principally of construction services, including construction management and contracting services and residential real estate services and facilities management.

        Our construction services business is a leading international contractor with a focus on high-quality construction, primarily on large-scale, complex landmark buildings and social infrastructure. Founded in Perth, Australia in 1962, our construction services business was acquired by Brookfield as part of the privatization of Multiplex Group in 2007. Some of our landmark projects include One St. George Wharf in London, King Street Wharf in Sydney and Emirates Towers in Dubai. Today, we operate in Australia, Europe and the Middle East across a broad range of sectors, including: commercial, residential, social infrastructure, retail and mixed use properties.

        In addition to construction services, we provide a variety of other business services, principally related to residential real estate and facilities management, where the broader Brookfield platform provides a competitive advantage. Our focus is on building high-quality platforms where quality of service and/or a global footprint are competitive differentiators. In keeping with our overall strategy, we seek to pursue accretive acquisitions to grow our existing platforms and create new ones and to opportunistically make investments where our operating footprint provides us with an advantage in doing so.

        Our industrial operations leverage the history and pedigree of Brookfield as an owner and operator of capital intensive and/or commodity-related businesses. Our industrial operations were built using the acquisition strategy that we have adopted for our business generally and is comprised principally of Canadian oil and gas exploration and production, principally through our coal-bed methane, or CBM, platform in Alberta, Canada; Western Australia oil and gas exploration and production; specialty metal and aggregates mining operations in Canada and select industrial manufacturing operations comprised principally of the global production of graphite electrodes, the manufacturing of infrastructure support products such as pre-cast concrete products and corrugated pipe and other drainage products in Canada and the manufacturing of bath and shower products in North America.

Our Growth Strategy

        We seek to build value through enhancing the cash flows of our businesses, pursuing an operations-oriented acquisition strategy and opportunistically recycling capital generated from operations and dispositions into our existing platforms, new acquisitions and investments. We look to ensure that each of our businesses has a clear, concise business strategy built on its competitive advantages, while focusing on profitability, sustainable operating product margins and cash flows. We emphasize downside protection by utilizing business plans that do not rely exclusively on top-line growth or excessive leverage.

        We plan to grow by acquiring positions of control or significant influence in businesses at attractive valuations and by enhancing earnings of the businesses we operate. In addition to pursuing accretive acquisitions within our current operations, we plan to opportunistically build new platforms or make investments where our expertise, or the broader Brookfield platforms, provide insight into global demand for goods and commodities to source acquisitions that are not available or obvious to competitors.

        We offer a long-term ownership structure to companies whose management teams are seeking additional sources of capital but prefer not to be public as a standalone business. From time to time, we will recycle capital opportunistically, but we will have the ability to own and operate businesses for the long-term.

        Consistent with Brookfield's history as an owner/operator, our strategy is to:

  •
  build and operate businesses with sustainable cash flows to reduce risk and lower the cost of capital;

  •
  utilize an active management approach focused on strategic, operational and/or financial improvements;

  •
  acquire businesses on a value basis; deploying contrarian thinking to target out-of-favor sectors; and

  •
  make direct acquisitions or add-on acquisitions within existing platforms and/or sectors where we believe we possess competitive advantages.

        In addition, we may make opportunistic investments in private and public securities of businesses where we can leverage our operating footprint or the broader Brookfield platform to provide us with a competitive advantage.

Distribution Policy

        The BBP General Partner will have sole authority to determine whether our company will make distributions and the amount and timing of these distributions. The BBP General Partner intends to adopt a distribution policy pursuant to which our company intends to make quarterly cash distributions in an initial amount currently anticipated to be $0.25 per unit on an annualized basis. The level of distributions is not intended to grow as our company intends to reinvest its capital.

        Our ability to make distributions will depend on several factors, some of which are out of our control, including, among other things, general economic conditions, our results of operations and financial condition, the amount of cash that is generated by our operations, restrictions imposed by the terms of any indebtedness that is incurred to finance our operations and acquisitions or to fund liquidity needs, levels of operating and other expenses and contingent liabilities.

        See "Distribution Policy" for further detail.

Management Fee and Incentive Distributions

        Pursuant to our Master Services Agreement, we pay a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the total capitalization of our company. For purposes of calculating the base management fee, the total capitalization of our company is equal to the quarterly volume-weighted average trading price of a unit on the principal stock exchange for our units (based on trading volumes) multiplied by the number of units outstanding at the end of the quarter (assuming full conversion of the Redemption-Exchange Units into units), plus the value of securities of the other Service Recipients that are not held by us, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. See "Management and Our Master Services Agreement" for further detail.

        As a result of holding Special LP Units, Brookfield will be entitled to receive from Holding LP incentive distributions calculated as (a) 20% of the growth in the market value of our units quarter-over-quarter (but only after the market value exceeds the "Incentive Distribution Threshold" being initially $25.00 and adjusted at the beginning of each quarter to be equal to the greater of (i) our unit's market value for the previous quarter and (ii) the Incentive Distribution Threshold at the end of the previous quarter) multiplied by (b) the number of units outstanding at the end of the quarter (assuming full conversion of the Redemption-Exchange Units into units). For the purposes of calculating incentive distributions, the market value of our units will be equal to the quarterly volume-weighted average price of our units on the principal stock exchange for our units (based on trading volumes). The incentive distribution amount, if any, will be calculated at the end of each calendar quarter and paid concurrently with any other distributions by Holding LP in accordance with the Holding LP Limited Partnership Agreement. The Incentive Distribution Threshold will be adjusted in accordance with the Holding LP Limited Partnership Agreement in the event of transactions with a dilutive effect on the value of the units, including any quarterly cash distribution above the initial amount of $0.0625/unit. For any quarter in which our company determines that there is insufficient cash to pay the incentive distribution, our company may elect to pay all or a portion of this distribution in Redemption-Exchange Units or may elect to defer all or a portion of the amount distributable for payment from available cash in future quarters. See "Description of the Holding LP Limited Partnership Agreement — Distributions" for further detail.

Governance

        The BBP General Partner, a wholly-owned subsidiary of Brookfield Asset Management, has sole authority for the management and control of our company. Our units are non-voting limited partnership units in our company, and holders of our units, in their capacities as such, may not take part in the management or control of the activities and affairs of our company. As well, they are not entitled to vote on the election of the directors of the BBP General Partner or the appointment of our auditors or other matters relating to our company, and do not have any right or authority to act for or to bind our company, to take part in or interfere with the conduct or management of our company. A holder of our units will not have statutory rights normally associated with ownership of shares of a corporation. The rights of holders of our units are based on our Limited Partnership Agreement. There is no statute governing the affairs of our company equivalent to the Canada Business Corporations Act, or the CBCA, or the Delaware General Corporation Law which sets out the rights and entitlements of shareholders of corporations in various circumstances. Holders of our units do have consent rights with respect to certain fundamental matters and related party transactions. Each unit entitles the holder thereof to one vote for the purposes of any approvals required of holders of units. See "Description of Our Units and Our Limited Partnership Agreement" and "Canadian Securities Law Exemptions" for further detail.

        Prior to completion of the spin-off, the BBP General Partner's board of directors will be expanded to seven (7) directors, a majority of whom will be independent. John Lacey will serve as the lead independent director immediately following completion of the spin-off. The lead independent director's primary role will be to facilitate the functioning of the board (independently of the Service Providers and Brookfield), and to maintain and enhance the quality of our company's corporate governance practices. The lead independent director will preside over the private sessions of the independent directors of BBP's General Partner that will take place following each meeting of the board and convey the results of these meetings to the chair of the board. In addition, the lead independent director will be available, when appropriate, for consultation and direct communication with unitholders or other stakeholders of our company. Going forward, the lead independent director will be selected by the BBP General Partner's directors from among the independent directors.

        The audit committee and the governance and nominating committee of the BBP General Partner's board of directors will consist solely of independent directors. See "Governance" for further detail.

        The BBP General Partner's directors will be required to hold, within five (5) years of joining the board, units of our company with an acquisition cost equal to at least two times the directors' annual retainer. Directors are required to purchase units on an annual basis in an amount not less than 20% of this unit ownership requirement until this requirement is met.

Relationship with Brookfield

        We will enter into an agreement, referred to as the Relationship Agreement, under which Brookfield Asset Management has agreed that we will serve as the primary entity through which Brookfield will own and operate its business services and industrial operations. Brookfield Asset Management has agreed that it will offer our company the opportunity to take up Brookfield's share of any acquisition through consortium arrangements, partnerships or by other entities that involves the acquisition of business services and industrial operations that are suitable for us, subject to certain limitations. See "Relationship with Brookfield" for further detail.

Certain Tax Considerations

        For Canadian and United States federal income tax purposes, a holder who receives our units pursuant to the spin-off generally will be considered to have received a taxable dividend in an amount equal to the fair market value of the gross amount of our units so received plus the amount of any cash received in lieu of fractional units, without reduction for any tax withheld (including any units withheld to satisfy withholding tax obligations). For further detail on the United States and Canadian federal income tax consequences of the receipt, holding and disposition of our units, see "Material Tax Considerations", which qualifies in its entirety the following discussion.

        Holders who are not resident in Canada will be subject to Canadian federal withholding tax at the rate of 25% on the amount of the special dividend received as a result of the spin-off, subject to reduction under the terms of an applicable income tax treaty or convention. To satisfy this withholding tax liability, Brookfield will withhold a portion of our units, and a portion of any cash distribution in lieu of fractional units, otherwise distributable. See "Material Tax Considerations — Canadian Federal Income Tax Considerations — Taxation of Non-Canadian Limited Partners" for further detail.

        Each of our company and the Holding LP will make a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest. You should refer to "Material Tax Considerations — U.S. Tax Considerations" for further detail on the United States federal income tax consequences of the receipt, holding and disposition of our units.

        Generally, our company and the Holding LP will incur no Canadian federal income tax liability, other than Canadian federal withholding taxes. A Canadian resident partner of our company must report in its Canadian federal income tax return, and will be subject to tax in respect of its share of each item of our company's income, gain, loss, deduction and credit for each fiscal period of our company ending in, or coincidentally with, its taxation year, even if the partner receives no distributions from our company in such taxation year. If you are a resident of Canada, you should refer to "Material Tax Considerations — Canadian Federal Income Tax Considerations — Taxation of Canadian Resident Limited Partners" for further detail on the Canadian federal income tax consequences of the receipt, holding and disposition of our units. If you are not a resident of Canada, you should refer to "Material Tax Considerations — Canadian Federal Income Tax Considerations — Taxation of Non-Canadian Limited Partners" for the Canadian federal income tax consequences of the receipt, holding and disposition of our units.

        See "Material Tax Considerations" for further detail.

Corporate Information

        Our company's principal and registered office is at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda. Our company does not directly own any real property. Our telephone number is +441 294-3304.

Risk Factors

        We are subject to a number of risks of which you should be aware. For a discussion of factors you should consider, we direct you to the risks described under the heading "Risk Factors".

 Summary of Selected Financial Information

        The following tables present selected financial data for the Business and should be read in conjunction with the combined carve-out financial statements of our company included elsewhere in this prospectus. The selected financial data for the Business as of December 31, 2015 and December 31, 2014 and for each of the years in the three years ended December 31, 2015 are derived from the combined carve-out financial statements of our company which are included elsewhere in this prospectus. The selected financial data for the Business as of December 31, 2013 and for the year ended December 31, 2012 are derived from combined carve-out financial statements of our company that are not included in this prospectus. The information included in this section should also be read in conjunction with our unaudited condensed combined pro forma financial statements, or Unaudited Pro Forma Financial Statements, as of December 31, 2015 and for the year ended December 31, 2015, included elsewhere in this prospectus. Presentation of selected financial information as of December 31, 2012 and December 31, 2011 and for the fiscal period ended December 31, 2011 has not been provided due to the fact that the entities which comprise the combined carve-out financial statements had not existed as a combined standalone entity and could not be provided without unreasonable effort or expense.

	Year Ended December 31,
(US$ Millions)	2015	2014	2013	2012
Statement of Operating Results Data
Revenues	$6,753	$4,622	$4,884	$4,912
Direct operating costs	(6,132)	(4,099)	(4,440)	(4,433)
General and administrative expenses	(224)	(179)	(199)	(212)
Depreciation and amortization expense	(257)	(147)	(125)	(117)
Interest expense	(65)	(28)	(27)	(29)
Equity accounted income, net	4	26	26	14
Impairment expense, net	(95)	(45)	(4)	(72)
Gain on acquisitions and dispositions	269	—	101	67
Other income (expense), net	70	13	(4)	(20)

Income before income tax	323	163	212	110

Current income tax (expense)	(49)	(27)	(43)	(35)
Deferred income tax (expense)/recovery	(5)	9	45	5

Net income	$269	$145	$214	$80

Net income attributable to parent company	$208	$93	$184	$128
Net income (loss) attributable to non-controlling interests	$61	$52	$30	$(48)

(US$ Millions)	December 31, 2015	December 31, 2014	December 31, 2013
Statement of Financial Position Data
Cash	$354	$163	$195
Total assets	7,635	4,405	4,205
Borrowings	2,074	808	637
Equity in net assets attributable to parent company	1,787	1,500	1,651
Non-controlling interests	1,297	635	580

Total equity in net assets	$3,084	$2,135	$2,231

 RISK FACTORS

        You should carefully consider the following factors in addition to the other information set forth in this prospectus. If any of the following risks actually occur, our business, financial condition and results of operations and the value of our units would likely suffer.

Risks Relating to Us and Our Company

Our company is a newly formed partnership with no separate operating history and the historical and pro forma financial information included herein does not reflect the financial condition or operating results we would have achieved during the periods presented, and therefore may not be a reliable indicator of our future financial performance.

        Our company was formed on January 18, 2016 and has only recently commenced its activities and has not generated any significant net income to date. Our lack of operating history will make it difficult to assess our ability to operate profitably and make distributions to unitholders. Although most of our assets and operating businesses have been under Brookfield's control prior to the formation of our company, their combined results have not previously been reported on a stand-alone basis and the historical and pro forma financial statements included in this prospectus may not be indicative of our future financial condition or operating results. We urge you to carefully consider the basis on which the historical and pro forma financial information included herein was prepared and presented.

The completion of new acquisitions can have the effect of significantly increasing the scale and scope of our operations, including operations in new geographic areas and industry sectors, and the Service Providers may have difficulty managing these additional operations. In addition, acquisitions involve risks to our business.

        A key part of our company's strategy involves seeking acquisition opportunities. For example, a number of our current operations have only recently been acquired in the past three years, including some since June 30, 2015. Acquisitions may increase the scale, scope and diversity of our operating businesses. We depend on the diligence and skill of Brookfield's and our professionals to effectively manage us, integrating acquired businesses with our existing operations. These individuals may have difficulty managing additional acquired businesses and may have other responsibilities within Brookfield's asset management business. If any such acquired businesses are not effectively integrated and managed, our existing business, financial condition and results of operations may be adversely affected.

        Future acquisitions will likely involve some or all of the following risks, which could materially and adversely affect our business, financial condition or results of operations: the difficulty of integrating the acquired operations and personnel into our current operations; potential disruption of our current operations; diversion of resources, including Brookfield's time and attention; the difficulty of managing the growth of a larger organization; the risk of entering markets in which we have little experience; the risk of becoming involved in labour, commercial or regulatory disputes or litigation related to the new enterprise; risk of environmental or other liabilities associated with the acquired business; and the risk of a change of control resulting from an acquisition triggering rights of third parties or government agencies under contracts with, or authorizations held by the operating business being acquired. While it is our practice to conduct extensive due diligence investigations into businesses being acquired, it is possible that due diligence may fail to uncover all material risks in the business being acquired, or to identify a change of control trigger in a material contract or authorization, or that a contractual counterparty or government agency may take a different view on the interpretation of such a provision to that taken by us, thereby resulting in a dispute.

We may acquire distressed companies and these acquisitions may subject us to increased risks, including the incurrence of additional legal or other expenses.

        As part of our acquisition strategy, we may acquire distressed companies. This could involve acquisitions of securities of companies in event-driven special situations, such as acquisitions, tender offers, bankruptcies, recapitalizations, spinoffs, corporate and financial restructurings, litigation or other liability impairments, turnarounds, management changes, consolidating industries and other catalyst-oriented situations. Acquisitions of this type involve substantial financial and business risks that can result in substantial or total losses. Among the problems involved in assessing and making acquisitions in troubled issuers is the fact that it frequently may be difficult to obtain information as to the condition of such issuer. If, during the diligence process, we fail to identify issues specific to a company or the environment in which the company operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that may result in other reporting losses.

        As a consequence of our company's role as an acquirer of distressed companies, we may be subject to increased risk of incurring additional legal, indemnification or other expenses, even if we are not named in any action. In distressed situations, litigation often follows when disgruntled shareholders, creditors and other parties seek to recover losses from poorly performing investments. The enhanced litigation risk for distressed companies is further elevated by the potential that Brookfield or our company may have controlling or influential positions in these companies.

We operate in a highly competitive market for acquisition opportunities.

        Our acquisition strategy is dependent to a significant extent on Brookfield's ability to identify acquisition opportunities that are suitable for us. We face competition for acquisitions primarily from investment funds, operating companies acting as strategic buyers, commercial and investment banks and commercial finance companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than are available to us. Some of these competitors may also have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of acquisitions and to offer terms that we are unable or unwilling to match. To finance our acquisitions, we will need to compete for equity capital from institutional investors and other equity providers, including Brookfield, and our ability to consummate acquisitions will be dependent on such capital continuing to be available. Increases in interest rates could also make it more difficult to consummate acquisitions because our competitors may have a lower cost of capital, which may enable them to bid higher prices for assets. In addition, because of our affiliation with Brookfield, there is a higher risk that when we participate with Brookfield and others in joint ventures, partnerships and consortiums on acquisitions, we may become subject to antitrust or competition laws that we would not be subject to if we were acting alone. These factors may create competitive disadvantages for us with respect to acquisition opportunities.

        We cannot provide any assurance that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations or that Brookfield will be able to identify and make acquisitions on our behalf that are consistent with our objectives or that generate attractive returns for our unitholders. We may lose acquisition opportunities in the future if we do not match prices, structures and terms offered by competitors, if we are unable to access sources of equity or obtain indebtedness at attractive rates or if we become subject to antitrust or competition laws. Alternatively, we may experience decreased rates of return and increased risks of loss if we match prices, structures and terms offered by competitors.

We use leverage and such indebtedness may result in our company, the Holding LP or our operating businesses being subject to certain covenants which restrict our ability to engage in certain types of activities or to make distributions to equity.

        Many of our Holding Entities and operating businesses have entered into credit facilities or have incurred other forms of debt, including for acquisitions. The total quantum of exposure to debt within our company is significant, and we may become more leveraged in the future.

        Leveraged assets are more sensitive to declines in revenues, increases in expenses and interest rates and adverse economic, market and industry developments. A leveraged company's income and net assets also tend to increase or decrease at a greater rate than would otherwise be the case if money had not been borrowed. As a result, the risk of loss associated with a leveraged company, all other things being equal, is generally greater than for companies with comparatively less debt. In addition, the use of indebtedness in connection with an acquisition may give rise to negative tax consequences to certain investors. Leverage may also result in a requirement for short-term liquidity, which may force the sale of assets at times of low demand and/or prices for such assets. This may mean that we are unable to realize fair value for the assets in a sale.

        Our credit facilities also contain, and will contain in the future, covenants applicable to the relevant borrower and events of default. Covenants can relate to matters including limitations on financial indebtedness, dividends, acquisitions, or minimum amounts for interest coverage, adjusted EBITDA, cash flow or net worth. If an event of default occurs, or minimum covenant requirements are not satisfied, this can result in a requirement to immediately repay any drawn amounts or the imposition of other restrictions including a prohibition on the payment of distributions to equity.

Our company is a holding entity and currently we rely on the Holding LP and, indirectly, the Holding Entities and our operating businesses to provide us with the funds necessary to meet our financial obligations.

        Our company is a holding entity and its material assets consist solely of interests in the Holding Entities, through which we hold all of our interests in our operating businesses. Our company has no independent means of generating revenue. As a result, we depend on distributions and other payments from the Holding LP and, indirectly, the Holding Entities and our operating businesses to provide us with the funds necessary to meet our financial obligations. The Holding LP, the Holding Entities and our operating businesses are legally distinct from us and some of them are or may become restricted in their ability to pay dividends and distributions or otherwise make funds available to us pursuant to local law, regulatory requirements and their contractual agreements, including agreements governing their financing arrangements. Any other entities through which we may conduct operations in the future will also be legally distinct from us and may be similarly restricted in their ability to pay dividends and distributions or otherwise make funds available to us under certain conditions. The Holding LP, the Holding Entities and our operating businesses will generally be required to service their debt obligations before making distributions to us or their parent entities, as applicable, thereby reducing the amount of our cash flow available to our company to meet our financial obligations.

        Our company anticipates that the only distributions that it will receive in respect of our company's managing general partnership interests in the Holding LP will consist of amounts that are intended to assist our company to pay expenses as they become due and to make distributions to our unitholders in accordance with our company's distribution policy.

We may be subject to the risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within an organizational structure.

        Our ownership and organizational structure is similar to structures whereby one company controls another company which in turn holds controlling interests in other companies; thereby, the company at the top of the chain may control the company at the bottom of the chain even if its effective equity position in the bottom company is less than a controlling interest. Brookfield is the sole shareholder of the BBP General Partner and, as a result of such ownership of the BBP General Partner, Brookfield is able to control the appointment and removal of the BBP General Partner's directors and, accordingly, exercises substantial influence over us. In turn, we often have a majority controlling interest or a significant influence in our operating businesses. Although Brookfield expects to have upon completion of the spin-off an effective equity interest in our business of approximately 78% as a result of ownership of our units, general partnership units, Redemption-Exchange Units and Special LP Units, over time Brookfield may reduce this interest while still maintaining its controlling interest, and, therefore, Brookfield may use its control rights in a manner that conflicts with the interests of our other unitholders. For example, despite the fact that we have a conflicts protocol in place, which addresses the requirement for independent approval and other requirements for transactions in which there is greater potential for a conflict of interest to arise, including transactions with affiliates of Brookfield, because Brookfield will be able to exert substantial influence over us, and, in turn, over our operating businesses, there is a greater risk of transfer of assets at non-arm's length values to Brookfield and its affiliates. In addition, debt incurred at multiple levels within the chain of control could exacerbate the separation of economic interest from controlling interest at such levels, thereby creating an incentive to leverage us and our operating businesses. Any such increase in debt would also make us more sensitive to declines in revenues, increases in expenses and interest rates and adverse market conditions. The servicing of any such debt would also reduce the amount of funds available to pay distributions to us and ultimately to our unitholders and could reduce total returns to unitholders.

We may not be able to access the credit and capital markets at the times and in the amounts needed to satisfy capital expenditure requirements, to fund new acquisitions or otherwise.

        General economic and business conditions that impact the debt or equity markets could impact the availability of credit to, and cost of credit for us. We have revolving credit facilities and other short-term borrowings. The amount of interest charged on these will fluctuate based on changes in short-term interest rates. Any economic event that affects interest rates or the ability to refinance borrowings could materially adversely impact our financial condition.

        Some of our operations require significant capital expenditure. If we are unable to generate enough cash to finance necessary capital expenditures through operating cash flow, then we may be required to issue additional equity or incur additional indebtedness. The issue of additional equity would be dilutive to existing unitholders at the time. Any additional indebtedness would increase our leverage and debt payment obligations, and may negatively impact our business, financial condition and results of operations.

        In addition, in connection with our formation and the contribution of the Business to our company, Brookfield will receive approximately 46 million Redemption-Exchange Units. At any time after two years from the date of the spin-off, the holders of Redemption-Exchange Units will have the right to require the Holding LP to redeem all or a portion of the Redemption-Exchange Units for cash, subject to our company's right to acquire such interests (in lieu of redemption) in exchange for our units. Although the decision to exercise the exchange right and deliver units (or not to do so) is a decision that will be made solely by a majority of our independent directors, and therefore Brookfield will not be able to prevent us from delivering units in satisfaction of the redemption request, if our independent directors did not determine to satisfy the redemption request by delivering our units, we would be required to satisfy such redemption request using cash. To the extent we were unable to fund such cash payment from operating cash flow, we may be required to incur indebtedness or otherwise access the capital markets, including through the issuance of our units, to satisfy any shortfall which will depend on several factors, some of which are out of our control, including, among other things, general economic conditions, our results of operations and financial condition, restrictions imposed by the terms of any indebtedness that is incurred to finance our operations or to fund liquidity needs, levels of operating and other expenses and contingent liabilities.

        Our business relies on continued access to capital to fund new acquisitions and capital projects. While we aim to prudently manage our capital requirements and ensure access to capital is always available, it is possible we may overcommit ourselves or misjudge the requirement for capital or the availability of capital. Such a misjudgment could result in negative financial consequences or in extreme cases bankruptcy.

Changes in our credit ratings may have an adverse effect on our financial position and ability to raise capital.

        We cannot assure you that any credit rating assigned to us or any of our subsidiaries or their debt securities will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. A lowering or withdrawal of such ratings may have an adverse effect on our financial position and ability to raise capital.

We are subject to foreign currency risk and our use of or failure to use derivatives to hedge certain financial positions may adversely affect the performance of our operations.

        A significant portion of our current operations are in countries where the U.S. dollar is not the functional currency. These operating businesses pay distributions in currencies other than the U.S. dollar, which we must convert to U.S. dollars prior to making distributions, and certain of our operating businesses have revenues denominated in currencies different from U.S. dollars, which is utilized in our financial reporting, thus exposing us to currency risk. Fluctuations in currency exchange rates or a significant depreciation in the value of certain foreign currencies could reduce the value of cash flows generated by our operating businesses or could make it more expensive for our customers to purchase our services, and could have a material adverse effect on our business, financial condition and results of operations.

        When managing our exposure to such market risks, we may use forward contracts, options, swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments. However, a significant portion of this risk may remain unhedged. We may also choose to establish unhedged positions in the ordinary course of business. The success of any hedging or other derivative transactions that we enter into generally will depend on our ability to structure contracts that appropriately offset our risk position. As a result, while we may enter into such transactions in order to reduce our exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the derivative transaction had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

        The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and similar laws in other jurisdictions impose rules and regulations governing federal and other governmental oversight of the over-the-counter derivatives market and its participants. These regulations may impose additional costs and regulatory scrutiny on our company. We cannot predict the effect of changing derivatives legislation on our hedging costs, our hedging strategy or its implementation, or the composition of the risks we hedge.

Our company is not, and does not intend to become, regulated as an investment company under the Investment Company Act of 1940, or the Investment Company Act (and similar legislation in other jurisdictions) and if our company were deemed an "investment company" under the Investment Company Act, applicable restrictions could make it impractical for us to operate as contemplated.

        The Investment Company Act (and similar legislation in other jurisdictions) provides certain protections to investors and imposes certain restrictions on companies that are required to be regulated as investment companies. Among other things, such rules limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities and impose certain governance requirements. Our company has not been and does not intend to become regulated as an investment company and our company intends to conduct its activities so it will not be deemed to be an investment company under the Investment Company Act (and similar legislation in other jurisdictions). In order to ensure that we are not deemed to be an investment company, we may be required to materially restrict or limit the scope of our operations or plans. We will be limited in the types of acquisitions that we may make, and we may need to modify our organizational structure or dispose of assets which we would not otherwise dispose. Moreover, if anything were to happen which causes our company to be deemed an investment company under the Investment Company Act, it would be impractical for us to operate as contemplated. Agreements and arrangements between and among us and Brookfield would be impaired, the type and number of acquisitions that we would be able to make as a principal would be limited and our business, financial condition and results of operations would be materially adversely affected. Accordingly, we would be required to take extraordinary steps to address the situation, such as the amendment or termination of our Master Services Agreement, the restructuring of our company and the Holding Entities, the amendment of our Limited Partnership Agreement or the dissolution of our company, any of which could materially adversely affect the value of our units. In addition, if our company were deemed to be an investment company under the Investment Company Act, it would be taxable as a corporation for U.S. federal income tax purposes, and such treatment could materially adversely affect the value of our units.

Our company is expected to be a "SEC foreign issuer" under Canadian securities regulations and a "foreign private issuer" under U.S. securities law. Therefore, we will be exempt from certain requirements of Canadian securities laws and from requirements applicable to U.S. domestic registrants listed on the NYSE.

        Although our company will become a reporting issuer in Canada, we expect we will be an "SEC foreign issuer" and exempt from certain Canadian securities laws relating to disclosure obligations and proxy solicitation, subject to certain conditions. Therefore, there may be less publicly available information in Canada about our company than would be available if we were a typical Canadian reporting issuer.

        Although our company is subject to the periodic reporting requirement of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about our company than is regularly published by or about other public limited partnerships in the United States. Our company is exempt from certain other sections of the Exchange Act to which U.S. domestic issuers are subject, including the requirement to provide our unitholders with information statements or proxy statements that comply with the Exchange Act. In addition, insiders and large unitholders of our company are not obligated to file reports under Section 16 of the Exchange Act, and we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE Listed Company Manual for domestic issuers. We currently intend to follow the same corporate practices as would be applicable to U.S. domestic limited partnerships. However, we may in the future elect to follow our home country law for certain of our corporate governance practices, as permitted by the rules of the NYSE, in which case our unitholders would not be afforded the same protection as provided under NYSE corporate governance standards. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. domestic limited partnership listed on the NYSE may provide less protection than is accorded to investors of U.S. domestic issuers.

Our failure to maintain effective internal controls could have a material adverse effect on our business in the future and the price of our units.

        As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and stock exchange rules promulgated in response to the Sarbanes-Oxley Act. A number of our current operating subsidiaries are and potential future acquisitions will be private companies and their systems of internal controls over financial reporting may be less developed as compared to public company requirements. Any failure to maintain adequate internal controls over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause material weaknesses or significant deficiencies in our internal controls over financial reporting and could result in errors or misstatements in our consolidated financial statements that could be material. If we or our independent registered public accounting firm were to conclude that our internal controls over financial reporting were not effective, investors could lose confidence in our reported financial information and the price of our units could decline. Our failure to achieve and maintain effective internal controls could have a material adverse effect on our business, our ability to access capital markets and investors' perception of us. In addition, material weaknesses in our internal controls could require significant expense and management time to remediate.

Risks Relating to Our Units

Our units have never been publicly traded and an active and liquid trading market for our units may not develop.

        Prior to the spin-off, there has not been a market for our units. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market for our units or, if such a market develops, whether it will be maintained. We cannot predict the effects on the price of our units if a liquid and active trading market for our units does not develop. In addition, if such a market does not develop, relatively small sales of our units may have a significant negative impact on the price of our units.

Our unitholders do not have a right to vote on partnership matters or to take part in the management of our company.

        Under our Limited Partnership Agreement, our unitholders are not entitled to vote on matters relating to our company, such as acquisitions, dispositions or financing, or to participate in the management or control of our company. In particular, our unitholders do not have the right to remove the BBP General Partner, to cause the BBP General Partner to withdraw from our company, to cause a new general partner to be admitted to our company, to appoint new directors to the BBP General Partner's board of directors, to remove existing directors from the BBP General Partner's board of directors or to prevent a change of control of the BBP General Partner. In addition, except for certain fundamental matters and related party transactions, our unitholders' consent rights apply only with respect to certain amendments to our Limited Partnership Agreement. As a result, unlike holders of common stock of a corporation, our unitholders are not able to influence the direction of our company, including its policies and procedures, or to cause a change in its management, even if they are unsatisfied with the performance of our company. Consequently, our unitholders may be deprived of an opportunity to receive a premium for their units in the future through a sale of our company and the trading price of our units may be adversely affected by the absence or a reduction of a takeover premium in the trading price. Unitholders only have a right to vote under limited circumstances as described in "Description of Our Units and Our Limited Partnership Agreement".

The market price of our units may be volatile.

        The market price of our units may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect the price of our units include: general market and economic conditions, including disruptions, downgrades, credit events and perceived problems in the credit markets; actual or anticipated variations in our quarterly operating results or distributions on our units; actual or anticipated variations or trends in market interest rates; changes in our operating businesses or asset composition; write-downs or perceived credit or liquidity issues affecting our assets; market perception of our company, our business and our assets, including investor sentiment regarding diversified holding companies such as our company; our level of indebtedness and/or adverse market reaction to any indebtedness we incur in the future; our ability to raise capital on favourable terms or at all; loss of any major funding source; the termination of our Master Services Agreement or additions or departures of our or Brookfield's key personnel; changes in market valuations of similar companies and partnerships; speculation in the press or investment community regarding us or Brookfield; and changes in U.S. tax laws that make it impractical or impossible for our company to continue to be taxable as a partnership for U.S. federal income tax purposes. Securities markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies or partnerships. Any broad market fluctuations may adversely affect the trading price of our units.

We may issue additional units in the future, including in lieu of incurring indebtedness, which may dilute existing holders of our units. We may also issue securities that have rights and privileges that are more favourable than the rights and privileges accorded to our unitholders.

        Under our Limited Partnership Agreement, subject to the terms of any of our securities then outstanding, we may issue additional partnership securities, including units, preferred units and options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the BBP General Partner may determine. Subject to the terms of any of our securities then outstanding, the BBP General Partner's board of directors will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in our profits, losses and distributions, any rights to receive partnership assets upon our dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of our securities then outstanding, the BBP General Partner may use such authority to issue such additional securities. The sale or issuance of a substantial number of our units or other equity related securities of our company in the public markets, or the perception that such sales or issuances could occur, could depress the market price of our units and impair our ability to raise capital through the sale of additional units. In addition, at any time after two years from the date of the spin-off, the holders of Redemption-Exchange Units will have the right to require the Holding LP to redeem all or a portion of the Redemption-Exchange Units for cash, subject to our company's right to acquire such interests (in lieu of redemption) in exchange for the issuance of our units to such holders. We cannot predict the effect that future sales or issuances of our units or other equity-related securities would have on the market price of our units. Subject to the terms of any of our securities then outstanding, holders of units will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

Non-U.S. unitholders will be subject to foreign currency risk associated with our company's distributions.

        A significant number of our unitholders will reside in countries where the U.S. dollar is not the functional currency. Our distributions are denominated in U.S. dollars but are settled in the local currency of the unitholder receiving the distribution. For each non-U.S. unitholder, the value received in the local currency from the distribution will be determined based on the exchange rate between the U.S. dollar and the applicable local currency at the time of payment. As such, if the U.S. dollar depreciates significantly against the local currency of the non-U.S. unitholder, the value received by such unitholder in its local currency will be adversely affected.

U.S. investors in our units may find it difficult or impossible to enforce service of process and enforcement of judgments against us and directors and officers of the BBP General Partner and the Service Providers.

        We were established under the laws of Bermuda, and most of our subsidiaries are organized in jurisdictions outside of the United States. In addition, our executive officers and the experts identified in this prospectus are located outside of the United States. Certain of the directors and officers of the BBP General Partner and the Service Providers reside outside of the United States. A substantial portion of our assets are, and the assets of the directors and officers of the BBP General Partner and the Service Providers and the experts identified in this prospectus may be, located outside of the United States. It may not be possible for investors to effect service of process within the United States upon the directors and officers of the BBP General Partner and the Service Providers or the experts identified in this prospectus. It may also not be possible to enforce against us, the experts identified in this prospectus, or the directors and officers of the BBP General Partner and the Service Providers, judgments obtained in U.S. courts predicated upon the civil liability provisions of applicable securities law in the United States.

Canadian investors in our units may find it difficult or impossible to enforce service of process and enforcement of judgments against us and the directors and officers of the BBP General Partner and the Service Providers.

        We were established under the laws of Bermuda, and most of our subsidiaries are organized in jurisdictions outside of Canada. Certain of the directors and officers of the BBP General Partner and the Service Providers reside outside of Canada. A substantial portion of our assets are, and the assets of the directors and officers of the BBP General Partner and the Service Providers and the experts identified in this prospectus may be, located outside of Canada. It may not be possible for investors to effect service of process within Canada upon the directors and officers of the BBP General Partner and the Service Providers or the experts identified in this prospectus. It may also not be possible to enforce against us, the experts identified in this prospectus, or the directors and officers of the BBP General Partner and the Service Providers judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

Risks Relating to Our Current Operations

Risks Relating to our Current Operations Generally

All of our operating businesses are highly cyclical and subject to general economic conditions and risks relating to the economy.

        Many industries, including the industries in which we operate, are impacted by adverse events in the broader economy and/or financial markets. A slowdown in the financial markets and/or the global economy or the local economies of the regions in which we operate, including, but not limited to, new home construction, employment rates, business conditions, inflation, fuel and energy costs, commodity prices, lack of available credit, the state of the financial markets, interest rates and tax rates may adversely affect our growth and profitability. For example, the slowdown in the growth of the Chinese economy and other emerging market economies and significant and recent declines in commodity factors could have a material adverse effect on our business, financial condition and results of operations, if such increased levels of volatility and market turmoil were to persist for an extended duration. These and other unforeseen adverse events in the global economy could negatively impact our operations and the trading price of our units could be further adversely impacted.

        The demand for products and services provided by our operating businesses are, in part, dependent upon and correlated to general economic conditions and economic growth of the regions applicable to the relevant asset. Poor economic conditions or lower economic growth in a region or regions may, either directly or indirectly, reduce demand for the products and/or services provided by our operating businesses. In particular, the sectors in which we operate are highly cyclical, and we are subject to cyclical fluctuations in global economic conditions and end-use markets. We are unable to predict the future course of industry variables or the strength, pace or sustainability of the global economic recovery and the effects of government intervention. Negative economic conditions, such as an economic downturn, a prolonged recovery period or disruptions in the financial markets, could have a material adverse effect on our company's business, financial condition or results or operations.

All of our operating businesses are subject to changes in government policy and legislation.

        Our operations are located in many different jurisdictions, each with its own government and legal system. Our financial condition and results of operations could be affected by changes in fiscal or other government policies, changes in monetary policy, as well as by regulatory changes or administrative practices, or other political or economic developments in the jurisdictions in which we operate, such as: interest rates; currency fluctuations; exchange controls and restrictions; inflation; liquidity of domestic financial and capital markets; policies relating to climate change or policies relating to tax; and other political, social, economic and environmental and occupational health and safety developments that may occur in or affect the countries in which our operating businesses are located or conduct business or the countries in which the customers of our operating businesses are located or conduct business or both.

        In the case of our industrial operations, we cannot predict the impact of future economic conditions, energy conservation measures, alternative energy requirements or governmental regulation, all of which could reduce the demand for the products and services provided by such businesses or the availability of commodities we rely upon to conduct our operations. It is difficult to predict government policies and what form of laws and regulations will be adopted or how they will be construed by the relevant courts, or to the extent which any changes may adversely affect us.

It can be very difficult or expensive to obtain the insurance we need for our business operations.

        We maintain insurance both as a corporate risk management strategy and in some cases to satisfy the requirements of contracts entered into in the course of our operations. Although in the past we have generally been able to cover our insurance needs, there can be no assurances that we can secure all necessary or appropriate insurance in the future, or that such insurance can be economically secured. We monitor the financial health of the insurance companies from which we procure insurance, but if any of our third party insurers fail, abruptly cancel our coverage or otherwise cannot satisfy their insurance requirements to us, then our overall risk exposure and operational expenses could be increased and some of our business operations could be interrupted.

Performance of our operating businesses may be harmed by future labour disruptions and economically unfavourable collective bargaining agreements.

        Several of our current operations have workforces that are unionized or that in the future may become unionized and, as a result, are or will be required to negotiate the wages, benefits and other terms with many of their employees collectively. If an operating business were unable to negotiate acceptable contracts with any of its unions as existing agreements expire, it could experience a significant disruption of its operations, higher ongoing labour costs and restrictions on its ability to maximize the efficiency of its operations, which could have the potential to adversely impact our financial condition.

        In addition, in some jurisdictions where we operate, labour forces have a legal right to strike which may have an impact on our operations, either directly or indirectly, for example if a critical upstream or downstream counterparty was itself subject to a labour disruption which impacted our business.

Our operations are exposed to occupational health and safety and accident risks.

        Our operations are highly exposed to the risk of accidents that may give rise to personal injury, loss of life, disruption to service and economic loss, including, for example, resulting from related litigation. Some of the tasks undertaken by employees and contractors are inherently dangerous and have the potential to result in serious injury or death.

        We are subject to increasingly stringent laws and regulations governing health and safety matters. Occupational health and safety legislation and regulations differ in each jurisdiction. Any breach of these obligations, or serious accidents involving our employees, contractors or members of the public could expose us or our operating businesses to adverse regulatory consequences, including the forfeit or suspension of operating licenses, potential litigation, claims for material financial compensation, reputational damage, fines or other legislative sanction, which have the potential to adversely impact our financial condition. Furthermore, where we do not control a business, we have a limited ability to influence their health and safety practices and outcomes.

We are subject to litigation risks that could result in significant liabilities that could adversely affect our operations.

        We are at risk of becoming involved in disputes and possible litigation, the extent of which cannot be ascertained. Any material or costly dispute or litigation could adversely affect the value of the assets or future financial performance of our company. We could be subject to various legal proceedings concerning disputes of a commercial nature, or to claims in the event of bodily injury or material damage. The final outcome of any proceeding could have a negative impact on the business, financial condition or results of operations of our company.

        In addition, under certain circumstances, our company may itself commence litigation. There can be no assurance that litigation, once begun, would be resolved in our favour.

        We will also be exposed to risk of litigation by third parties or government regulators if our management is alleged to have committed an act or acts of gross negligence, willful misconduct or dishonesty or breach of contract or organizational documents or to violate applicable law. In such actions, we would likely be obligated to bear legal, settlement and other costs (which may exceed our available insurance coverage).

We may have operations in jurisdictions with less developed legal systems, which could create potential difficulties in obtaining effective legal redress.

        Some of our operations are located in jurisdictions with less developed legal systems than those in more established economies. In these jurisdictions, our company could be faced with potential difficulties in obtaining effective legal redress; a higher degree of discretion on the part of governmental authorities; a lack of judicial or administrative guidance on interpreting applicable rules and regulations; inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and relative inexperience of the judiciary and courts in such matters.

        In addition, in some jurisdictions, the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements could be uncertain, creating particular concerns with respect to permits, approvals and licenses required or desirable for, or agreements entered into in connection with, businesses in any such jurisdiction. These may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, permits or approvals (or applications for licenses, permits or approvals) or other legal arrangements will not be adversely affected by the actions of government authorities or others and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

We do not control all of the businesses in which we own interests and therefore we may not be able to realize some or all of the benefits that we expect to realize from those interests.

        We do not have control of certain of the businesses in which we own interests and we may take non-controlling positions in other businesses in the future. Such businesses may make financial or other decisions that we do not agree with. Because we do not have the ability to exercise control over such businesses, we may not be able to realize some or all of the benefits that we expect to realize from our ownership interests in them, including, for example, expected distributions. In addition, we must rely on the internal controls and financial reporting controls of such businesses and their failure to maintain effective controls or comply with applicable standards may adversely affect us.

From time to time, we may have significant interests in public companies, and changes in the market prices of the stock of such public companies, particularly during times of increased market volatility, could have a negative impact on our financial condition and results of operations.

        From time to time, we may hold significant interests in public companies, and changes in the market prices of the stock of such public companies could have a material impact on our financial condition and results of operations. Global securities markets have been highly volatile, and continued volatility may have a material negative impact on our consolidated financial position and results of operations.

We are exposed to the risk of environmental damage and costs associated with compliance with environmental laws.

        Certain of our operating businesses are involved in using, handling or transporting substances that are toxic, combustible or otherwise hazardous to the environment and may be in close proximity to environmentally sensitive areas or densely populated communities. If a leak, spill or other environmental incident occurred, it could result in substantial fines or penalties being imposed by regulatory authorities, revocation of licenses or permits required to operate the business or the imposition of more stringent conditions in those licenses or permits, or legal claims for compensation (including punitive damages) by affected stakeholders. For example, such risks are present in our Western Australian operations, which consist of offshore drilling in the Indian Ocean. In addition, some of our operating businesses may be subject to regulations or rulings made by environmental agencies that conflict with existing obligations we have under concession or other permitting agreements. Resolution of such conflicts may lead to uncertainty and increased risk of delays or cost overruns on projects. In addition to fines, these laws and regulations sometimes require evaluation and registration or the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution or decrease the likelihood of injuries. All of these could require us to incur costs or become the basis of new or increased liabilities that could be material and could have the potential to significantly impact the value or financial performance of our company.

        Specifically, certain of our current industrial manufacturing operations are subject to increasingly stringent environmental laws and regulations relating to our current and former properties, neighboring properties and our current raw materials, products and operations. For example, we have experienced some level of regulatory scrutiny at most of our current and former graphite electrode facilities and, in some cases, have been required to take corrective or remedial actions and incur related costs in the past, and may experience further regulatory scrutiny, and may be required to take further corrective or remedial actions and incur additional costs in the future.

We are exposed to the risk of increasingly onerous environmental legislation and the broader impacts of climate change.

        With an increasing global focus and public sensitivity to environmental sustainability and environmental regulation becoming more stringent, we could be subject to further environmental related responsibilities and associated liability. For example, many jurisdictions in which our company operates and invests are considering implementing, or have implemented, schemes relating to the regulation of carbon emissions. As a result, there is a risk that demand for some of the commodities supplied by certain of our operations will be reduced. The nature and extent of future regulation in the various jurisdictions in which our operations are situated is uncertain, but is expected to become more complex and stringent.

        It is difficult to assess the impact of any such changes on our company. These changes may result in increased costs to our operations that may not be able to be passed onto customers and may have an adverse impact on prospects for growth of some of our businesses. To the extent such regimes (such as carbon emissions schemes or other carbon emissions regulations) become applicable to our operations (and the costs of such regulations are not able to be fully passed on to consumers), our financial performance may be impacted due to costs applied to carbon emissions and increased compliance costs.

        We are also subject to a wide range of laws and regulations relating to the protection of the environment and pollution. Standards are set by these laws and regulations regarding certain aspects of environmental quality and reporting, provide for penalties and other liabilities for the violation of such standards, and establish, in certain circumstances, obligations to remediate and rehabilitate current and former facilities and locations where our operations are, or were, conducted. These laws and regulations may have a detrimental impact on our company's financial performance through increased compliance costs or otherwise. Any breach of these obligations, or even incidents relating to the environment that do not amount to a breach, could adversely affect the results of our operating businesses and their reputations and expose them to claims for financial compensation or adverse regulatory consequences.

        For example, we may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and gas reserves. Abandonment and reclamation of these facilities and the associated costs are often referred to as "decommissioning". We have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

        Our operations may also be exposed directly or indirectly to the broader impacts of climate change, including extreme weather events, export constraints on commodities, increased resource prices and restrictions on energy and water usage.

Some of our current operations are structured as joint ventures, partnerships and consortium arrangements, and we intend to continue to operate in this manner in the future, which will reduce Brookfield's and our control over our operations and may subject us to additional obligations.

        An integral part of our strategy is to participate with institutional investors in Brookfield sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield sponsored or co-sponsored partnerships that target acquisitions that suit our profile. Such arrangements involve risks not present where a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or otherwise fail to fund their share of required capital contributions. Additionally, partners or co-venturers might at any time have economic or other business interests or goals different from us and Brookfield. We generally owe fiduciary duties to our partners in our joint venture and partnership arrangements.

        Joint ventures, partnerships and consortium investments generally provide for a reduced level of control over an acquired company because governance rights are shared with others. Accordingly, decisions relating to the underlying operations, including decisions relating to the management and operation and the timing and nature of any exit, are often made by a majority vote of the investors or by separate agreements that are reached with respect to individual decisions. For example, when we participate with institutional investors in Brookfield-sponsored or co-sponsored consortiums for asset acquisitions and as a partner in or alongside Brookfield sponsored or co-sponsored partnerships, there is often a finite term to the investment, which could lead to the business being sold prior to the date we would otherwise choose. In addition, such operations may be subject to the risk that business, financial or management decisions are made with which we do not agree or the management of the operating business at issue may take risks or otherwise act in a manner that does not serve our interests. Because we may not have the ability to exercise sole control over such operations, we may not be able to realize some or all of the benefits that we believe will be created from our and Brookfield's involvement. If any of the foregoing were to occur, our business, financial condition and results of operations could suffer as a result.

        In addition, because some of our current operations are structured as joint ventures, partnerships or consortium arrangements, the sale or transfer of interests in some of our operations are subject to rights of first refusal or first offer, tag along rights or drag along rights and some agreements provide for buy-sell or similar arrangements.

We rely on the use of technology, which may not be able to accommodate our growth or may increase in cost.

        We operate in businesses that are dependent on information systems and other technology, such as computer systems used for information storage, processing, administrative and commercial functions as well as the machinery and other equipment used in certain parts of our operations. In addition, our businesses rely on telecommunication services to interface with their business networks and customers. The information and embedded systems of key business partners and regulatory agencies are also important to our operations. We rely on this technology functioning as intended. Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us.

        We rely heavily on our financial, accounting, communications and other data processing systems. Our information technology systems may be subject to cyber terrorism intended to obtain unauthorized access to our proprietary information, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses, cyber-attacks and other means, and could originate from a wide variety of sources, including internal or unknown third parties. Further, machinery and equipment used by our operating businesses may fail due to wear and tear, latent defect, design or operator errors or early obsolescence, among other things.

        If our information systems and other technology are compromised, do not operate or are disabled, such could have a material adverse effect on our business prospects, financial condition, results of operations and cash flow.

We may suffer a significant loss resulting from fraud, bribery, corruption or other illegal acts, inadequate or failed internal processes or systems, or from external events.

        Brookfield, our company and our operating businesses are subject to a number of laws and regulations governing payments and contributions to public officials or other third parties, including restrictions imposed by the U.S. Foreign Corrupt Practices Act of 1977 and similar laws in non-U.S. jurisdictions, such as the U.K. Bribery Act 2010 and the Canadian Corruption of Foreign Public Officials Act.

        Different laws that are applicable to us and our operating businesses may contain conflicting provisions, making our compliance more difficult. The policies and procedures we have implemented to protect against non-compliance with anti-bribery and corruption legislation may be inadequate. If we fail to comply with such laws and regulations, we could be exposed to claims for damages, financial penalties, reputational harm, restrictions on our operations and other liabilities, which could negatively affect our operating results and financial condition. In addition, we may be subject to successor liability for violations under these laws or other acts of bribery committed by our operating businesses.

Risks Relating to Our Business Services Operations

Our construction operations are vulnerable to the cyclical nature of the construction market.

        The demand for our construction services is dependent upon the existence of projects with engineering, procurement, construction and management needs. For example, a substantial portion of the revenues from our construction operations derives from residential, commercial and office projects in Australia, the United Kingdom, Canada, India and the Middle East. Capital expenditures by our clients may be influenced by factors such as prevailing economic conditions and expectations about economic trends, technological advances, consumer confidence, domestic and international political, military, regulatory and economic conditions and other similar factors.

Our revenue and earnings from our construction operations are largely dependent on the award of new contracts which we do not directly control.

        A substantial portion of the revenue and earnings of our construction operations is generated from large-scale project awards. The timing of project awards is unpredictable and outside of our control. Awards often involve complex and lengthy negotiations and competitive bidding processes. These processes can be impacted by a wide variety of factors including a client's decision to not proceed with the development of a project, governmental approvals, financing contingencies and overall market and economic conditions. We may not win contracts that we have bid upon due to price, a client's perception of our ability to perform and/or perceived technology advantages held by others. Many of our competitors may be inclined to take greater or unusual risks or agree to terms and conditions in a contract that we might not deem acceptable. Because a significant portion of our revenue is generated from large projects, the results of our construction operations can fluctuate quarterly and annually depending on whether and when large project awards occur and the commencement and progress of work under large contracts already awarded. As a result, we are subject to the risk of losing new awards to competitors or the risk that revenue may not be derived from awarded projects as quickly as anticipated.

We may experience reduced profits or losses under contracts if costs increase above estimates.

        Generally, our construction operations are performed under contracts that include cost and schedule estimates in relation to our services. Inaccuracies in these estimates may lead to cost overruns that may not be paid by our clients, thereby resulting in reduced profits or in losses. If a contract is significant or there are one or more events that impact a contract or multiple contracts, cost overruns could have a material impact on our reputation or our financial results, negatively impacting the financial condition, results of operations or cash flow of our construction operations. A portion of our ongoing construction projects are in fixed-price contracts, where we bear a significant portion of the risk for cost overruns. Reimbursable contract types, such as those that include negotiated hourly billing rates, may restrict the kinds or amounts of costs that are reimbursable, therefore exposing us to risk that we may incur certain costs in executing these contracts that are above our estimates and not recoverable from our clients. If we fail to accurately estimate the resources and time necessary for these types of contracts, or fail to complete these contracts within the timeframes and costs we have agreed upon, there could be a material impact on the financial results as well as reputation of our construction operations. Risks under our construction contracts which could result in cost overruns, project delays or other problems can also include:

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  difficulties related to the performance of our clients, partners, subcontractors, suppliers or other third parties;

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  changes in local laws or difficulties or delays in obtaining permits, rights of way or approvals;

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  unanticipated technical problems, including design or engineering issues;

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  insufficient or inadequate project execution tools and systems needed to record, track, forecast and control cost and schedule;

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  unforeseen increases in, or failures to, properly estimate the cost of raw materials, components, equipment, labour or the inability to timely obtain them;

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  delays or productivity issues caused by weather conditions;

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  incorrect assumptions related to productivity, scheduling estimates or future economic conditions; and

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  project modifications creating unanticipated costs or delays.

        These risks tend to be exacerbated for longer-term contracts because there is an increased risk that the circumstances under which we based our original cost estimates or project schedules will change with a resulting increase in costs. In many of these contracts, we may not be able to obtain compensation for additional work performed or expenses incurred, and if a project is not executed on schedule, we may be required to pay liquidated damages. In addition, these losses may be material and can, in some circumstances, equal or exceed the full value of the contract. In such circumstances, the financial condition, results of operations and cash flow of our construction operations could be negatively impacted.

We enter into performance guarantees which may result in future payments.

        In the ordinary course of our construction operations, we enter into various agreements providing performance assurances and guarantees to clients on behalf of certain unconsolidated and consolidated partnerships, joint ventures and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities. The performance guarantees have various expiration dates ranging from mechanical completion of the project being constructed to a period extending beyond contract completion in certain circumstances. Any future payments under a performance guarantee could negatively impact the financial condition, results of operations and cash flow of our construction business.

There are risks associated with the residential real estate industry in Canada and the United States.

        The performance of our residential real estate brokerage services is dependent upon receipt of royalties, which in turn is dependent on the level of residential real estate transactions. The real estate industry is affected by all of the factors that affect the economy in general, and in addition may be affected by the aging network of real estate agents and brokers across Canada and the United States. In addition, there is pressure on the rate of commissions charged to the consumer and internet use by real estate consumers has led to a questioning of the value of traditional residential real estate services. Finally, changes to mortgage and lending rules in Canada that are contemplated from time to time have the potential to negatively impact residential housing prices and/or the number of residential real estate transactions in Canada, either or both of which could in turn reduce commissions and therefore royalties.

There are risks associated with our facilities management operations.

        A general decline in the value and performance of commercial real estate and rental rates can lead to a reduction in management fees, a significant portion of which are generally based on the value of and revenue produced by the properties to which we provide services. Moreover, there is significant competition on an international, regional and local level for the provision of facilities management services. Depending on the service, we face competition from other residential real estate service providers, institutional lenders, insurance companies, investment banking firms, accounting firms, technology firms, consulting firms, firms providing outsourcing of various types and companies that self-provide their residential real estate services with in-house capabilities. Finally, our ability to conduct our facilities management services may be adversely impacted by disruptions to the infrastructure that supports our business and the communities in which they are located. Such disruptions could include disruptions to electrical, communications, information technology, transportation or other services used in the course of providing our facilities management services.

Risks Related to our Industrial Operations

Substantial declines in the prices of the resources we produce have reduced the revenues of our industrial operations, and sustained prices at those or lower levels would reduce our revenue and adversely affect the operating results and cash flows of our industrial operations.

        The results of our industrial operations are substantially dependent upon the prices we receive for the resources we produce. Those prices depend on factors beyond our control. Recently, commodity prices have declined significantly. Sustained depressed levels or future declines of the price of resources such as oil, gas, limestone and palladium and other metals may adversely affect the operating results and cash flows of our industrial operations.

Our derivative risk management activities could result in financial losses.

        In the past, commodity prices have been extremely volatile, and we expect this volatility to continue. To mitigate the effect of commodity price volatility on the results of our industrial operations, our strategy is to enter into derivative arrangements covering a portion of our resource production. These derivative arrangements are subject to mark-to-market accounting treatment, and the changes in fair value of the contracts will be reported in our company's statements of operations each quarter, which may result in significant non-cash gains or losses. These derivative contracts may also expose our company to risk of financial loss in certain circumstances, including when production is less than the contracted derivative volumes, the counterparty to the derivative contract defaults on its contract obligations or the derivative contracts limit the benefit our industrial operations would otherwise receive from increases in commodity prices.

Exploration and development may not result in commercially productive assets.

        Exploration and development involves numerous risks, including the risk that no commercially productive asset will result from such activities. The cost of exploration and development is often uncertain and may depart from our expectations due to unexpected geological conditions, equipment failures or accidents, adverse weather conditions, regulatory restrictions on access to land and the cost and availability of personnel required to complete our exploration and development activities. The exploration and development activities of our industrial operations may not be successful and, if unsuccessful, such failure could have an adverse effect on our company's future results of operations and financial condition.

Our oil and gas operations are subject to all the risks normally incidental to oil and gas exploration, development and production.

        Our oil and gas operations are subject to all the risks normally incidental to oil and gas development and production, including:

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  blowouts, cratering, explosions and fires;

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  adverse weather effects;

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  environmental hazards such as gas leaks, oil spills, pipeline and vessel ruptures and unauthorized discharges of gasses, brine, well stimulation and completion fluids or other pollutants into the surface and subsurface environment;

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  high costs, shortages or delivery delays of equipment, labour or other services or water and sand for hydraulic fracturing;

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  facility or equipment malfunctions, failures or accidents;

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  title problems;

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  pipe or cement failures or casing collapses;

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  compliance with environmental and other governmental requirements;

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  lost or damaged oilfield workover and service tools;

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  unusual or unexpected geological formations or pressure or irregularities in formations;

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  natural disasters; and

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  the availability of critical materials, equipment and skilled labour.

        Our exposure to risks related to our oil and gas operations may increase as our drilling activity expands and we seek to directly provide fracture stimulation, water distribution and disposal and other services internally. Any of these risks could result in substantial losses to our company due to injury or loss of life, damage to or destruction of wells, production facilities or other property, environmental damage, regulatory investigations and penalties and suspension of operations.

        Drilling for oil and gas also involves numerous risks, including the risk that we will not encounter commercially productive oil or gas reservoirs. The wells we participate in may not be productive and we may not recover all or any portion of our investment in those wells. The costs of drilling, completing and operating wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including, but not limited to:

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  unexpected drilling conditions;

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  pressure or irregularities in formations;

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  equipment failures or accidents;

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  fires, explosions, blow-outs and surface cratering;

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  marine risks such as capsizing, collisions and hurricanes;

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  other adverse weather conditions; and

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  increase in cost of, or shortages or delays in the delivery of equipment.

        Future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons.

Estimates of oil and gas reserves and resources are uncertain and may vary substantially from actual production.

        There are numerous uncertainties associated with estimating quantities of proved reserves and probable reserves and in projecting future rates of production and timing of expenditures. The reserve and resource information herein represents estimates prepared by our internal staff of petroleum engineers at December 31, 2015 (except those estimates set out in Appendix A, which were prepared by McDaniel, GLJ and RISC, as applicable, at December 31, 2015). Petroleum engineering is not an exact science. Information relating to our oil and gas reserves is based upon engineering estimates which may ultimately prove to be inaccurate. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, assumptions concerning commodity prices, the quality, quantity and interpretation of available relevant data, future site restoration and abandonment costs, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, royalties, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

        The present value of future net revenues from our reserves is not necessarily the same as the current market value of our estimated oil and gas reserves. We base the estimated discounted future net revenue from our reserves on, among other things, prices and costs required by applicable regulatory requirements, expected capital expenditures, applicable royalties and operating costs and other factors. However, actual future net revenues from our oil and natural gas properties also will be affected by factors such as:

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  the actual prices we receive for oil and gas;

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  the actual cost of development and production expenses;

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  the amount and timing of actual production;

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  supply of and demand for oil and gas; and

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  changes in governmental regulations or taxation.

        The timing of both our production and our incurrence of costs in connection with the development and production of oil and gas properties will affect the timing of actual future net revenues from our reserves, and thus their actual present value. In addition, the discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

        As of December 31, 2015, approximately 6% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and may require successful drilling operations. The reserve data assumes that we can and will make these expenditures and conduct these operations successfully, but these assumptions may not be accurate, and this may not occur. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material.

The marketability of our oil and gas production is dependent upon compressors, gathering lines, pipelines and other facilities, certain of which we do not control. When these facilities are unavailable, our operations can be interrupted and our revenues reduced.

        The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of oil and gas pipelines owned by third parties. In general, we do not control these transportation facilities and our access to them may be limited or denied. A significant disruption in the availability of these transportation facilities or compression and other production facilities could adversely impact our ability to deliver to market or produce our oil and gas and thereby result in our inability to realize the full economic potential of our production. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter compression or other production related difficulties, we will be required to shut in or curtail production from the field. Any such shut in or curtailment, or an inability to obtain favorable terms for delivery of the oil and gas produced from the field, would adversely affect our financial condition and results of operations.

        If any of the third party pipelines and other facilities and service providers upon which we depend to move production to market become partially or fully unavailable to transport or process our production, or if quality specifications or physical requirements such as compression are altered by such third parties so as to restrict our ability to transport our production on those pipelines or facilities, our revenues could be adversely affected. Restrictions on our ability to move our oil and gas to market may have several other adverse effects, including fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possible loss of a lease due to lack of production.

Our metals operations are subject to all the risks normally incidental to metals mining and processing.

        Our metals operations are subject to all the risks normally incidental to metals mining and processing, including:

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  metallurgical and other processing problems;

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  geotechnical problems;

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  unusual and unexpected rock formations;

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  ground or slope failures or underground cave-ins;

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  environmental contamination;

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  industrial accidents;

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  fires;

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  flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;

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  organized labour disputes or work slow-downs;

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  mechanical equipment failure and facility performance problems;

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  the availability of critical materials, equipment and skilled labour; and

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  effective management of tailings facilities.

        Any of these risks could result in substantial losses to our company due to injury or loss of life, damage to or destruction of properties or production facilities, environmental damage, regulatory investigations and penalties and suspension of operations.

Our industrial manufacturing operations are dependent on supplies of raw materials and results of operations could deteriorate if that supply is substantially disrupted for an extended period.

        Raw material supply factors such as allocations, economic cyclicality, seasonality, pricing, quality, timeliness of delivery, transportation and warehousing costs may affect the raw material sourcing decisions made by our company. In the event of significant unanticipated increase in demand for our products, our company may in the future be unable to manufacture certain products in a quantity sufficient to meet customer demand in any particular period without an adequate supply of raw materials.

        The various raw materials used in our industrial operations are sourced and traded throughout the world and are subject to pricing volatility. Although we try to manage our exposure to raw material price volatility through the pricing of our products, there can be no assurance that the industry dynamics will allow us to continue to reduce our exposure by passing on raw material price increases to our customers.

Risks Relating to Our Relationship with Brookfield

Brookfield exercises substantial influence over our company and we are highly dependent on the Service Providers.

        Brookfield is the sole shareholder of the BBP General Partner. As a result of its ownership of the BBP General Partner, Brookfield is able to control the appointment and removal of the BBP General Partner's directors and, accordingly, exercises substantial influence over our company and over the Holding LP, for which our company is the managing general partner. Our company and the Holding LP do not have any employees and depend on the management and administration services provided by the Service Providers. Brookfield personnel and support staff that provide services to us are not required to have as their primary responsibility the management and administration of our company or the Holding LP, or to act exclusively for either of us. Any failure to effectively manage our current operations or to implement our strategy could have a material adverse effect on our business, financial condition and results of operations.

Brookfield has no obligation to source acquisition opportunities for us and we may not have access to all acquisitions that Brookfield identifies.

        Our ability to grow depends on Brookfield's ability to identify and present us with acquisition opportunities. Brookfield established our company to be Brookfield's flagship public company for its business services and industrial operations, but Brookfield has no obligation to source acquisition opportunities for us. In addition, Brookfield has not agreed to commit to us any minimum level of dedicated resources for the pursuit of acquisitions. There are a number of factors which could materially and adversely impact the extent to which suitable acquisition opportunities are made available from Brookfield, including:

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  it is an integral part of Brookfield's (and our) strategy to pursue acquisitions through consortium arrangements with institutional investors, strategic partners or financial sponsors and to form partnerships to pursue such acquisitions on a specialized or global basis. Although Brookfield has agreed with us that it will not enter any such arrangements that are suitable for us without giving us an opportunity to participate in them, there is no minimum level of participation to which we will be entitled;

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  the same professionals within Brookfield's organization that are involved in acquisitions that are suitable for us are responsible for the consortiums and partnerships referred to above, as well as having other responsibilities within Brookfield's broader asset management business. Limits on the availability of such individuals could result in a limitation on the number of acquisition opportunities sourced for us;

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  Brookfield will only recommend acquisition opportunities that it believes are suitable for us. Our focus is on assets where we believe that our operations-oriented strategy can be deployed to create value in our business services and industrial operations. Accordingly, opportunities where Brookfield cannot play an active role in influencing the underlying business or managing the underlying assets that are not consistent with our acquisition strategy may not be suitable for us, even though they may be attractive from a purely financial perspective. Legal, regulatory, tax and other commercial considerations will likewise be an important consideration in determining whether an opportunity is suitable and will limit our ability to participate in certain acquisitions and may limit our ability to have more than 50% of our assets concentrated in a single jurisdiction; and

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  in addition to structural limitations, the question of whether a particular acquisition is suitable is highly subjective and is dependent on a number of factors including our liquidity position at the relevant time, the risk profile of the opportunity, its fit with the balance of our operations and other factors. If Brookfield determines that an opportunity is not suitable for us, it may still pursue such opportunity on its own behalf, or on behalf of a Brookfield sponsored partnership or consortium such as Brookfield Property Partners, Brookfield Infrastructure Partners and Brookfield Renewable Energy Partners.

        In making these determinations, Brookfield may be influenced by factors that result in a misalignment or conflict of interest. See "Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties."

We rely on related parties for a portion of our revenues, particularly in respect of our construction services operations.

        We may enter into contracts for service with related parties, including Brookfield. For example, our construction services business provides construction services to properties owned and operated by Brookfield. We are subject to risks as a result of our reliance on these related parties, including the risk that the business terms of our arrangements with them are not as fair to us and that our management is subject to conflicts of interest that may not be resolved in our favor. In addition, if our transactions with these related parties cease, it could have a material adverse effect on our company's business, financial condition or results or operations.

The departure of some or all of Brookfield's professionals could prevent us from achieving our objectives.

        We depend on the diligence, skill and business contacts of Brookfield's professionals and the information and opportunities they generate during the normal course of their activities. Our future success will depend on the continued service of these individuals, who are not obligated to remain employed with Brookfield. Brookfield has experienced departures of key professionals in the past and may do so in the future, and we cannot predict the impact that any such departures will have on our ability to achieve our objectives. The departure of a significant number of Brookfield's professionals for any reason, or the failure to appoint qualified or effective successors in the event of such departures, could have a material adverse effect on our ability to achieve our objectives. Our Limited Partnership Agreement and our Master Services Agreement do not require Brookfield to maintain the employment of any of its professionals or to cause any particular professionals to provide services to us or on our behalf.

Control of the BBP General Partner may be transferred to a third party without unitholder consent.

        The BBP General Partner may transfer its general partnership interest to a third party in a merger or consolidation or in a transfer of all or substantially all of its assets without the consent of our unitholders. Furthermore, at any time, the shareholder of the BBP General Partner may sell or transfer all or part of its shares in the BBP General Partner without the approval of our unitholders. If a new owner were to acquire ownership of the BBP General Partner and to appoint new directors or officers of its own choosing, it would be able to exercise substantial influence over our company's policies and procedures and exercise substantial influence over our management and the types of acquisitions that we make. Such changes could result in our company's capital being used to make acquisitions in which Brookfield has no involvement or in making acquisitions that are substantially different from our targeted acquisitions. Additionally, our company cannot predict with any certainty the effect that any transfer in the ownership of the BBP General Partner would have on the trading price of our units or our company's ability to raise capital or make acquisitions in the future, because such matters would depend to a large extent on the identity of the new owner and the new owner's intentions with regard to our company. As a result, the future of our company would be uncertain and our company's business, financial condition and results of operations may suffer.

Brookfield may increase its ownership of our company and the Holding LP relative to other unitholders.

        Following the completion of the spin-off, Brookfield will hold approximately 51% of the issued and outstanding interests in the Holding LP through Special LP Units and Redemption-Exchange Units. The Redemption-Exchange Units are redeemable for cash or exchangeable for our units in accordance with the Redemption-Exchange Mechanism, which could result in Brookfield eventually owning approximately 78% of our issued and outstanding units (including other issued and outstanding units that Brookfield will own following completion of the spin-off).

        Brookfield may also reinvest incentive distributions in exchange for Redemption-Exchange Units or our units. Additional units of the Holding LP acquired, directly or indirectly, by Brookfield are redeemable for cash or exchangeable for our units in accordance with the Redemption-Exchange Mechanism. See "Description of the Holding LP Limited Partnership Agreement — Redemption-Exchange Mechanism". Brookfield may also purchase additional units of our company in the market. Any of these events may result in Brookfield increasing its ownership of our company.

Our Master Services Agreement and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of our unitholders.

        Our Master Services Agreement and our other arrangements with Brookfield do not impose on Brookfield any duty (statutory or otherwise) to act in the best interests of the Service Recipients, nor do they impose other duties that are fiduciary in nature. As a result, the BBP General Partner, a wholly-owned subsidiary of Brookfield Asset Management, in its capacity as the BBP General Partner, has sole authority to enforce the terms of such agreements and to consent to any waiver, modification or amendment of their provisions, subject to approval by a majority of our independent directors in accordance with our conflicts protocol.

        In addition, the Bermuda Limited Partnership Act of 1883, or Bermuda Limited Partnership Act, under which our company and the Holding LP were established, does not impose statutory fiduciary duties on a general partner of a limited partnership in the same manner that certain corporate statutes, such as the CBCA, impose fiduciary duties on directors of a corporation. In general, under applicable Bermudian legislation, a general partner has certain limited duties to its limited partners, such as the duty to render accounts, account for private profits and not compete with the partnership in business. In addition, Bermudian common law recognizes that a general partner owes a duty of utmost good faith to its limited partners. These duties are, in most respects, similar to duties imposed on a general partner of a limited partnership under U.S. and Canadian law. However, to the extent that the BBP General Partner owes any such fiduciary duties to our company and unitholders, these duties have been modified pursuant to our Limited Partnership Agreement as a matter of contract law. We have been advised by Bermudian counsel that such modifications are not prohibited under Bermudian law, subject to typical qualifications as to enforceability of contractual provisions, such as the application of general equitable principles. This is similar to Delaware law which expressly permits modifications to the fiduciary duties owed to partners, other than an implied contractual covenant of good faith and fair dealing.

        Our Limited Partnership Agreement contains various provisions that modify the fiduciary duties that might otherwise be owed to our company and our unitholders, including when conflicts of interest arise. Specifically, our Limited Partnership Agreement states that no breach of our Limited Partnership Agreement or a breach of any duty, including fiduciary duties, may be found for any matter that has been approved by a majority of the independent directors of the BBP General Partner. In addition, when resolving conflicts of interest, our Limited Partnership Agreement does not impose any limitations on the discretion of the independent directors or the factors which they may consider in resolving any such conflicts. The independent directors of the BBP General Partner can therefore take into account the interests of third parties, including Brookfield and, where applicable, any Brookfield managed consortia or partnership, when resolving conflicts of interest and may owe fiduciary duties to such third parties, managed consortium or partnerships. Additionally, any fiduciary duty that is imposed under any applicable law or agreement is modified, waived or limited to the extent required to permit the BBP General Partner to undertake any affirmative conduct or to make any decisions, so long as such action is reasonably believed to be in, or not inconsistent with, the best interests of our company.

        In addition, our Limited Partnership Agreement provides that the BBP General Partner and its affiliates do not have any obligation under our Limited Partnership Agreement, or as a result of any duties stated or implied by law or equity, including fiduciary duties, to present business or acquisition opportunities to our company, the Holding LP, any Holding Entity or any other holding entity established by us. They also allow affiliates of the BBP General Partner to engage in activities that may compete with us or our activities. Additionally, any failure by the BBP General Partner to consent to any merger, consolidation or combination will not result in a breach of our Limited Partnership Agreement or any other provision of law. Our Limited Partnership Agreement prohibits our limited partners from advancing claims that otherwise might raise issues as to compliance with fiduciary duties or applicable law. These modifications to the fiduciary duties are detrimental to our unitholders because they restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit conflicts of interest to be resolved in a manner that is not in the best interests of our company or the best interests of our unitholders. See "Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties".

Our organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of our company or the best interests of our unitholders.

        Our organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between our company and our unitholders, on the one hand, and Brookfield, on the other hand. In certain instances, the interests of Brookfield may differ from the interests of our company and our unitholders, including with respect to the types of acquisitions made, the timing and amount of distributions by our company, the redeployment of returns generated by our operations, the use of leverage when making acquisitions and the appointment of outside advisors and service providers, including as a result of the reasons described under "Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties".

        In addition, the Service Providers, affiliates of Brookfield, provide management services to us pursuant to our Master Services Agreement. Pursuant to our Master Services Agreement, we pay a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the total capitalization of our company. For purposes of calculating the base management fee, the total capitalization of our company is equal to the quarterly volume-weighted average trading price of a unit on the principal stock exchange for our units (based on trading volumes) multiplied by the number of units outstanding at the end of the quarter (assuming full conversion of the Redemption-Exchange Units into units), plus the value of securities of the other Service Recipients that are not held by us, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. This relationship may give rise to conflicts of interest between us and our unitholders, on the one hand, and Brookfield, on the other, as Brookfield's interests may differ from the interests of our company and our unitholders.

        The arrangements we have with Brookfield may create an incentive for Brookfield to take actions which would have the effect of increasing distributions and fees payable to it, which may be to the detriment of us and our unitholders. For example, because the base management fee is calculated based on the market value of our company, it may create an incentive for Brookfield to increase or maintain the market value of our company over the near-term when other actions may be more favourable to us or our unitholders. Similarly, Brookfield may take actions to decrease distributions on our units or defer acquisitions in order to increase the market value of our company in the near-term when making such distributions or acquisitions may be more favourable to us or our unitholders.

Our arrangements with Brookfield were negotiated in the context of an affiliated relationship and may contain terms that are less favourable than those which otherwise might have been obtained from unrelated parties.

        The terms of our arrangements with Brookfield were effectively determined by Brookfield in the context of the spin-off. While the BBP General Partner's independent directors are aware of the terms of these arrangements and have approved the arrangements on our behalf, they did not negotiate the terms. These terms, including terms relating to compensation, contractual and fiduciary duties, conflicts of interest and Brookfield's ability to engage in outside activities, including activities that compete with us, our activities and limitations on liability and indemnification, may be less favourable than otherwise might have resulted if the negotiations had involved unrelated parties. Under our Limited Partnership Agreement, persons who acquire our units and their transferees will be deemed to have agreed that none of those arrangements constitutes a breach of any duty that may be owed to them under our Limited Partnership Agreement or any duty stated or implied by law or equity.

The BBP General Partner may be unable or unwilling to terminate our Master Services Agreement.

        Our Master Services Agreement provides that the Service Recipients may terminate the agreement only if: the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of 30 days after written notice of the breach is given to the Service Providers; the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients; the Service Providers are grossly negligent in the performance of their duties under the agreement and such negligence results in material harm to the Service Recipients; or upon the happening of certain events relating to the bankruptcy or insolvency of the Service Providers. The BBP General Partner cannot terminate the agreement for any other reason, including if the

Service Providers or Brookfield experience a change of control, and there is no fixed term to the agreement. In addition, because the BBP General Partner is an affiliate of Brookfield, it likely will be unwilling to terminate our Master Services Agreement, even in the case of a default. If the Service Providers' performance does not meet the expectations of investors, and the BBP General Partner is unable or unwilling to terminate our Master Services Agreement, the market price of our units could suffer. Furthermore, the termination of our Master Services Agreement would terminate our company's rights under the Relationship Agreement and our Licensing Agreement. See "Relationship with Brookfield — Relationship Agreement" and "Relationship with Brookfield — Licensing Agreement".

The liability of the Service Providers is limited under our arrangements with it and we have agreed to indemnify the Service Providers against claims that they may face in connection with such arrangements, which may lead them to assume greater risks when making decisions relating to us than they otherwise would if acting solely for their own account.

        Under our Master Services Agreement, the Service Providers have not assumed any responsibility other than to provide or arrange for the provision of the services described in our Master Services Agreement in good faith and will not be responsible for any action that the BBP General Partner takes in following or declining to follow its advice or recommendations. In addition, under our Limited Partnership Agreement, the liability of the BBP General Partner and its affiliates, including the Service Providers, is limited to the fullest extent permitted by law to conduct involving bad faith, fraud or willful misconduct or, in the case of a criminal matter, action that was known to have been unlawful. The liability of the Service Providers under our Master Services Agreement is similarly limited, except that the Service Providers are also liable for liabilities arising from gross negligence. In addition, our company has agreed to indemnify the Service Providers to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by them or threatened in connection with our business, investments and activities or in respect of or arising from our Master Services Agreement or the services provided by the Service Providers, except to the extent that such claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. These protections may result in the Service Providers tolerating greater risks when making decisions than otherwise would be the case, including when determining whether to use and the extent of leverage in connection with acquisitions. The indemnification arrangements to which the Service Providers are a party may also give rise to legal claims for indemnification that are adverse to our company and our unitholders.

Risks Related to Taxation

General

Changes in tax law and practice may have a material adverse effect on the operations of our company, the Holding Entities and the operating businesses and, as a consequence, the value of our assets and the net amount of distributions payable to our unitholders.

        Our structure, including the structure of the Holding Entities and the operating businesses, is based on prevailing taxation law and practice in the local jurisdictions in which we operate. Any change in tax legislation (including in relation to taxation rates) and practice in these jurisdictions could adversely affect these entities, as well as the net amount of distributions payable to our unitholders. Taxes and other constraints that would apply to our operating businesses in such jurisdictions may not apply to local institutions or other parties, and such parties may therefore have a significantly lower effective cost of capital and a corresponding competitive advantage in pursuing such acquisitions.

Our company's ability to make distributions depends on it receiving sufficient cash distributions from its underlying operations, and we cannot assure our unitholders that our company will be able to make cash distributions to them in amounts that are sufficient to fund their tax liabilities.

        Our Holding Entities and operating businesses may be subject to local taxes in each of the relevant territories and jurisdictions in which they operate, including taxes on income, profits or gains and withholding taxes. As a result, our company's cash available for distribution is indirectly reduced by such taxes, and the post-tax return to our unitholders is similarly reduced by such taxes. We intend for future acquisitions to be assessed on a case-by-case basis and, where possible and commercially viable, structured so as to minimize any adverse tax consequences to our unitholders as a result of making such acquisitions.

        In general, a unitholder that is subject to income tax in Canada or the United States must include in income its allocable share of our company's items of income, gain, loss and deduction (including, so long as it is treated as a partnership for tax purposes, our company's allocable share of those items of the Holding LP) for each of our company's fiscal years ending with or within such unitholder's tax year. See "Material Tax Considerations — Canadian Federal Income Tax Considerations" and "Material Tax Considerations — U.S. Tax Considerations". However, the cash distributed to a unitholder may not be sufficient to pay the full amount of such unitholder's tax liability in respect of its investment in our company, because each unitholder's tax liability depends on such unitholder's particular tax situation and the tax treatment of the underlying activities or assets of our company. If our company is unable to distribute cash in amounts that are sufficient to fund our unitholders' tax liabilities, each of our unitholders will still be required to pay income taxes on its share of our company's taxable income.

Our unitholders may be subject to non-U.S., state and local taxes and return filing requirements as a result of owning our units.

        Based on our expected method of operation and the ownership of our operating businesses indirectly through corporate Holding Entities, we do not expect any unitholder, solely as a result of owning our units, to be subject to any additional income taxes imposed on a net basis or additional tax return filing requirements in any jurisdiction in which we conduct activities or own property. However, our method of operation and current structure may change, and there can be no assurance that our unitholders, solely as a result of owning our units, will not be subject to certain taxes, including non-U.S., state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes imposed by the various jurisdictions in which we do business or own property now or in the future, even if our unitholders do not reside in any of these jurisdictions. Consequently, our unitholders may also be required to file non-U.S., state and local income tax returns in some or all of these jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with these requirements. It is the responsibility of each unitholder to file all U.S. federal, non-U.S., state and local tax returns that may be required of such unitholder.

Our unitholders may be exposed to transfer pricing risks.

        To the extent that our company, the Holding LP, the Holding Entities or the operating businesses enter into transactions or arrangements with parties with whom they do not deal at arm's length, including Brookfield, the relevant tax authorities may seek to adjust the quantum or nature of the amounts received or paid by such entities if they consider that the terms and conditions of such transactions or arrangements differ from those that would have been made between persons dealing at arm's length. This could result in more tax (and penalties and interest) being paid by such entities, and therefore the return to investors could be reduced. For Canadian tax purposes, a transfer pricing adjustment may in certain circumstances result in additional income being allocated to a unitholder with no corresponding cash distribution or in a dividend being deemed to be paid by a Canadian-resident to a non-arm's length non-resident, which deemed dividend is subject to Canadian withholding tax.

        The BBP General Partner believes that the base management fee and any other amount that is paid to the Service Providers will be commensurate with the value of the services being provided by the Service Providers and comparable to the fees or other amounts that would be agreed to in an arm's-length arrangement. However, no assurance can be given in this regard. If the relevant tax authority were to assert that an adjustment should be made under the transfer pricing rules to an amount that is relevant to the computation of the income of the Holding LP or our company, such assertion could result in adjustments to amounts of income (or loss) allocated to our unitholders by our company for tax purposes. In addition, we might also be liable for transfer pricing penalties in respect of transfer pricing adjustments unless reasonable efforts were made to determine, and use, arm's-length transfer prices. Generally, reasonable efforts in this regard are only considered to be made if contemporaneous documentation has been prepared in respect of such transactions or arrangements that support the transfer pricing methodology.

The U.S. Internal Revenue Service, or IRS, or Canada Revenue Agency, or CRA, may not agree with certain assumptions and conventions that our company uses in order to comply with applicable U.S. and Canadian federal income tax laws or that our company uses to report income, gain, loss, deduction and credit to our unitholders.

        Our company will apply certain assumptions and conventions in order to comply with applicable tax laws and to report income, gain, deduction, loss and credit to a unitholder in a manner that reflects such unitholder's beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, these assumptions and conventions may not be in compliance with all aspects of the applicable tax requirements. A successful IRS or CRA challenge to such assumptions or conventions could adversely affect the amount of tax benefits available to our unitholders and could require that items of income, gain, deduction, loss, or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects our unitholders. See "Material Tax Considerations — Canadian Federal Income Tax Considerations" and "Material Tax Considerations — U.S. Tax Considerations."

Our unitholders who receive units pursuant to the spin-off may need to fund their income tax liability with cash from other sources or by selling our units.

        A unitholder who receives our units pursuant to the spin-off generally will be considered to have received a taxable distribution in an amount equal to the fair market value of the gross amount of our units received, without reduction for any tax withheld. Neither Brookfield Asset Management nor our company has any obligation to distribute cash to pay any taxes owed by a unitholder as a result of the spin-off and neither Brookfield Asset Management nor our company has any intention to do so. Accordingly, a unitholder may need to satisfy any U.S. federal income tax or Canadian federal income tax liability resulting from the receipt of our units with cash from such unitholder's own funds or by selling all or a portion of the units received. Each unitholder should consult its own tax adviser regarding the U.S. federal income tax consequences and Canadian federal income tax consequences to such unitholder of receiving our units pursuant to the spin-off.

United States

The IRS may disagree with our valuation of the spin-off distribution.

        Our unitholders that are subject to income tax in the United States will be considered to receive a taxable distribution as a result of the spin-off equal to the fair market value of the gross amount of our units received by them in the spin-off plus the amount of cash received in lieu of fractional units, without reduction for any tax withheld. We will use the five day volume-weighted average of the trading price of our units on the principal stock exchange for our units based on trading volumes for the five trading days immediately following the spin-off as the fair market value of our units for these purposes, but this amount is not binding on the IRS. The IRS may disagree with this valuation, and this could result in increased tax liability to such unitholders. Neither Brookfield Asset Management nor our company has any obligation to distribute cash to pay any taxes owed by a unitholder as a result of the spin-off and neither Brookfield Asset Management nor our company has any intention to do so. Accordingly, a unitholder may need to satisfy any U.S. federal income tax resulting from the receipt of our units with cash from such unitholder's own funds or by selling all or a portion of the units received.

If our company or the Holding LP were to be treated as a corporation for U.S. federal income tax purposes, the value of our units might be adversely affected.

        The value of our units to unitholders will depend in part on the treatment of our company and the Holding LP as partnerships for U.S. federal income tax purposes. However, in order for our company to be treated as a partnership for U.S. federal income tax purposes, 90% or more of our company's gross income for every taxable year must consist of qualifying income, as defined in Section 7704 of the U.S. Internal Revenue Code of 1986, as amended, or the U.S. Internal Revenue Code, and our company must not be required to register, if it were a U.S. corporation, as an investment company under the Investment Company Act and related rules. Although the BBP General Partner intends to manage our company's affairs so that our company will not need to be registered as an investment company if it were a U.S. corporation and so that it will meet the 90% test described above in each taxable year, our company may not meet these requirements, or current law may change so as to cause, in either event, our company to be treated as a corporation for U.S. federal income tax purposes. If our company (or the Holding LP) were treated as a corporation for U.S. federal income tax purposes, adverse U.S. federal income tax consequences could result for our unitholders and our company (or the Holding LP, as applicable), as described in greater detail in "Material Tax Considerations — U.S. Tax Considerations — Partnership Status of Our Company and the Holding LP."

We may be subject to U.S. backup withholding tax or other U.S. withholding taxes if any unitholder fails to comply with U.S. tax reporting rules or if the IRS or other applicable state or local taxing authority does not accept our withholding methodology, and such excess withholding tax cost will be an expense borne by our company and, therefore, by all of our unitholders on a pro rata basis.

        We may become subject to U.S. "backup" withholding tax or other U.S. withholding taxes with respect to any unitholder who fails to timely provide our company (or the applicable clearing agent or other intermediary) with an IRS Form W-9 or IRS Form W-8, as the case may be, or if the withholding methodology we use is not accepted by the IRS or other applicable state or local taxing authority. See "Material Tax Considerations — U.S. Tax Considerations — Administrative Matters — Withholding and Backup Withholding". To the extent that any unitholder fails to timely provide the applicable form (or such form is not properly completed), or should the IRS or other applicable state or local taxing authority not accept our withholding methodology, our company might treat such U.S. backup withholding taxes or other U.S. withholding taxes as an expense, which would be borne indirectly by all of our unitholders on a pro rata basis. As a result, our unitholders that fully comply with their U.S. tax reporting obligations may bear a share of such burden created by other unitholders that do not comply with the U.S. tax reporting rules.

Tax-exempt organizations may face certain adverse U.S. tax consequences from owning our units.

        The BBP General Partner intends to use commercially reasonable efforts to structure the activities of our company and the Holding LP, respectively, to avoid generating income connected with the conduct of a trade or business (which income generally would constitute "unrelated business taxable income", or UBTI, to the extent allocated to a tax-exempt organization). However, neither our company nor the Holding LP is prohibited from incurring indebtedness, and no assurance can be provided that neither our company nor the Holding LP will generate UBTI attributable to debt-financed property in the future. In particular, UBTI includes income attributable to debt-financed property, and neither our company nor the Holding LP is prohibited from financing the acquisition of property with debt. The potential for income to be characterized as UBTI could make our units an unsuitable investment for a tax-exempt organization. Each tax-exempt organization should consult its own tax adviser to determine the U.S. federal income tax consequences of an investment in our units.

If our company were engaged in a U.S. trade or business, non-U.S. persons would face certain adverse U.S. tax consequences from owning our units.

        The BBP General Partner intends to use commercially reasonable efforts to structure the activities of our company and the Holding LP to avoid generating income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a "United States real property interest", as defined in the U.S. Internal Revenue Code. If our company were deemed to be engaged in a U.S. trade or business, or to realize gain from the sale or other disposition of a U.S. real property interest, Non-U.S. Holders (as defined in "Material Tax Considerations — U.S. Tax Considerations") generally would be required to file U.S. federal income tax returns and could be subject to U.S. federal withholding tax at the highest marginal U.S. federal income tax rates applicable to ordinary income. See "Material Tax Considerations — U.S. Tax Considerations — Consequences to Non-U.S. Holders".

To meet U.S. federal income tax and other objectives, our company and the Holding LP may acquire assets through U.S. and non-U.S. Holding Entities that are treated as corporations for U.S. federal income tax purposes, and such Holding Entities may be subject to corporate income tax.

        To meet U.S. federal income tax and other objectives, our company and the Holding LP may acquire assets through U.S. and non-U.S. Holding Entities that are treated as corporations for U.S. federal income tax purposes, and such Holding Entities may be subject to corporate income tax. Consequently, items of income, gain, loss, deduction or credit realized in the first instance by the operating businesses will not flow, for

U.S. federal income tax purposes, directly to the Holding LP, our company or our unitholders, and any such income or gain may be subject to a corporate income tax, in the United States or other jurisdictions, at the level of the Holding Entity. Any such additional taxes may adversely affect our company's ability to maximize its cash flow.

Our unitholders taxable in the United States may be viewed as holding an indirect interest in an entity classified as a "passive foreign investment company" for U.S. federal income tax purposes.

        U.S. Holders may face adverse U.S. tax consequences arising from the ownership of a direct or indirect interest in a "passive foreign investment company", or PFIC. In general, gain realized by U.S. Holders from the sale of stock of a PFIC is subject to tax at ordinary income rates, and an interest charge generally applies. Alternatively, U.S. Holders making certain elections with respect to their direct or indirect interest in a PFIC may be required to recognize taxable income prior to the receipt of cash relating to such income. See "Material Tax Considerations — U.S. Tax Considerations — Consequences to U.S. Holders — Passive Foreign Investment Companies". Based on our organizational structure, as well as our expected income and assets, the BBP General Partner currently believes that a U.S. Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning our units for the taxable year ending December 31, 2015. However, there can be no assurance that a future entity in which our company acquires an interest will not be classified as a PFIC with respect to a U.S. Holder, because PFIC status is a factual determination that depends on the assets and income of a given entity and must be made on an annual basis. Each U.S. Holder should consult its own tax adviser regarding the implication of the PFIC rules for an investment in our units.

Tax gain or loss from the disposition of our units could be more or less than expected.

        If a U.S. Holder sells units that it holds, then it generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized and its adjusted tax basis in such units. Prior distributions to a unitholder in excess of the total net taxable income allocated to such unitholder will have decreased such unitholder's tax basis in our units. Therefore, such excess distributions will increase a unitholder's taxable gain or decrease such unitholder's taxable loss when our units are sold, and may result in a taxable gain even if the sale price is less than the original cost. A portion of the amount realized, whether or not representing gain, could be ordinary income to such unitholder.

Our company structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. The tax characterization of our company structure is also subject to potential legislative, judicial, or administrative change and differing interpretations, possibly on a retroactive basis.

        The U.S. federal income tax treatment of our unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Unitholders should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review by the Congressional tax-writing committees and other persons involved in the legislative process, the IRS, the Treasury Department and the courts, frequently resulting in changes which could adversely affect the value of our units or cause our company to change the way it conducts its activities. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for our company to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of our company's income, reduce the net amount of distributions available to our unitholders or otherwise affect the tax considerations of owning our units. In addition, our company's organizational documents and agreements permit the BBP General Partner to modify our limited partnership agreement, without the consent of our unitholders, to address such changes. These modifications could have a material adverse impact on our unitholders. See "Material Tax Considerations — U.S. Tax Considerations — Administrative Matters — New Legislation or Administrative or Judicial Action".

Our company's delivery of required tax information for a taxable year may be subject to delay, which could require a unitholder who is a U.S. taxpayer to request an extension of the due date for such unitholder's income tax return.

        Our company has agreed to use commercially reasonable efforts to provide U.S. tax information (including IRS Schedule K-1 information needed to determine a unitholder's allocable share of our company's income, gain, losses and deductions) no later than 90 days after the close of each calendar year. However, providing this U.S. tax information to our unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, a unitholder will need to apply for an extension of time to file such unitholder's tax returns. In addition, unitholders that do not ordinarily have U.S. federal tax filing requirements will not receive a Schedule K-1 and related information unless such unitholders request it within 60 days after the close of each calendar year. See "Material Tax Considerations — U.S. Tax Considerations — Administrative Matters — Information Returns and Audit Procedures".

The sale or exchange of 50% or more of our units will result in the constructive termination of our company for U.S. federal income tax purposes.

        Our company will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of our units within a 12-month period. A constructive termination of our company would, among other things, result in the closing of its taxable year for U.S. federal income tax purposes for all of our unitholders and could result in the possible acceleration of income to certain of our unitholders and certain other consequences that could adversely affect the value of our units. However, the BBP General Partner does not expect a constructive termination, should it occur, to have a material impact on the computation of the future taxable income generated by our company for U.S. federal income tax purposes. See "Material Tax Considerations — U.S. Tax Considerations — Administrative Matters — Constructive Termination".

If the IRS makes an audit adjustment to our income tax returns for taxable years beginning after December 31, 2017, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from us, which could adversely affect our unitholders.

        Under the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes an audit adjustment to our income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from our company instead of unitholders (as under prior law). We may be permitted to elect to have the BBP General Partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit. However, there can be no assurance that we will choose to make such election or that it will be available in all circumstances, and the manner in which the election is made and implemented has yet to be determined. If we do not make the election, we may be required to pay taxes, penalties or interest as a result of an audit adjustment. As a result, our current unitholders might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if our current unitholders did not own our units during the taxable year under audit. The foregoing considerations also apply with respect to our company's interest in the Holding LP. These rules do not apply to our company or the Holding LP for taxable years beginning on or before December 31, 2017.

Under the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010, or FATCA, certain payments made or received by our company may be subject to a 30% federal withholding tax, unless certain requirements are met.

        Under FATCA, a 30% withholding tax may apply to certain payments of U.S.-source income made to our company, the Holding LP, the Holding Entities or the operating businesses, or by our company to a unitholder, unless certain requirements are met, as described in greater detail in "Material Tax Considerations — U.S. Tax Considerations — Administrative Matters — Foreign Account Tax Compliance". The 30% withholding tax may also apply to certain payments made on or after January 1, 2019 that are attributable to U.S.-source income or that constitute gross proceeds from the disposition of property that could produce U.S.-source dividends or interest. To ensure compliance with FATCA, information regarding certain unitholders' ownership of our units may be reported to the IRS or to a non-U.S. governmental authority. Unitholders should consult their own tax advisers regarding the consequences under FATCA of an investment in our units.

Canada

The Canada Revenue Agency may disagree with our valuation of the spin-off dividend.

        Our unitholders that are subject to income tax in Canada will be considered to receive a dividend upon the spin-off in an amount equal to the fair market value of the gross amount of our units received upon the spin-off plus the amount of any cash received in lieu of fractional units. We will use the volume-weighted average trading price of our units on the TSX or NYSE (as applicable) for the five trading days immediately following the spin-off as the fair market value of our units for these purposes but this amount is not binding on the CRA. The CRA may disagree with this valuation and this could result in increased tax liability to such unitholders. Neither Brookfield nor our company has any obligation to distribute cash to pay any taxes owed by a unitholder as a result of the spin-off and neither Brookfield nor our company has any intention to do so. Accordingly, a unitholder may need to satisfy any Canadian federal income tax liability resulting from the receipt of our units with cash from such unitholder's own funds or by selling all or a portion of the units received.

If the subsidiaries that are corporations, or Non-Resident Subsidiaries, and that are not resident or deemed to be resident in Canada for purposes of the Income Tax Act (Canada) (together with the regulations thereunder the "Tax Act") and that are "controlled foreign affiliates" (as defined in the Tax Act and referred to herein as "CFAs") in which the Holding LP directly holds an equity interest earn income that is "foreign accrual property income" (as defined in the Tax Act and referred to herein as "FAPI"), our unitholders may be required to include amounts allocated from our company in computing their income for Canadian federal income tax purposes even though there may be no corresponding cash distribution.

        Certain of the Non-Resident Subsidiaries in which the Holding LP directly holds an equity interest are expected to be CFAs of the Holding LP. If any CFA of the Holding LP or any direct or indirect subsidiary thereof that is itself a CFA of the Holding LP, or Indirect CFA, earns income that is characterized as FAPI in a particular taxation year of the CFA or Indirect CFA, the FAPI allocable to the Holding LP must be included in computing the income of the Holding LP for Canadian federal income tax purposes for the fiscal period of the Holding LP in which the taxation year of that CFA or Indirect CFA ends, whether or not the Holding LP actually receives a distribution of that FAPI. Our company will include its share of such FAPI of the Holding LP in computing its income for Canadian federal income tax purposes and our unitholders will be required to include their proportionate share of such FAPI allocated from our company in computing their income for Canadian federal income tax purposes. As a result, our unitholders may be required to include amounts in their income for Canadian federal income tax purposes even though they have not and may not receive an actual cash distribution of such amounts. The Tax Act contains anti-avoidance rules to address certain foreign tax credit generator transactions, or Foreign Tax Credit Generator Rules. Under the Foreign Tax Credit Generator Rules, the "foreign accrual tax" (as defined in the Tax Act) applicable to a particular amount of FAPI included in the Holding LP's income in respect of a particular "foreign affiliate" as defined in the Tax Act of the Holding LP may be limited in certain specified circumstances. See "Material Tax Considerations — Canadian Federal Income Tax Considerations".

The Canadian federal income tax consequences to our unitholders could be materially different in certain respects from those described in this prospectus if our company or the Holding LP is a "SIFT partnership" as defined in the Tax Act.

        Under the rules in the Tax Act applicable to a "SIFT partnership", or the SIFT Rules, certain income and gains earned by a "SIFT partnership" will be subject to income tax at the partnership level at a rate similar to a corporation, and allocations of such income and gains to its partners will be taxed as a dividend from a "taxable Canadian corporation". In particular, a "SIFT partnership" will be required to pay a tax on the total of its income from businesses carried on in Canada, income from "non-portfolio properties" as defined in the Tax Act other than taxable dividends, and taxable capital gains from dispositions of "non-portfolio properties". "Non-portfolio properties" include, among other things, equity interests or debt of corporations, trusts or partnerships that are resident in Canada, and of non-resident persons or partnerships the principal source of income of which is one or any combination of sources in Canada (other than an "excluded subsidiary entity" as defined in the Tax Act), that are held by the "SIFT partnership" and have a fair market value that is greater than 10% of the equity value of such entity, or that have, together with debt or equity that the "SIFT partnership" holds of entities affiliated (within the meaning of the Tax Act) with such entity, an aggregate fair market value that is greater than 50% of the equity value of the "SIFT partnership". The tax rate that is applied to the above mentioned sources of income and gains is set at a rate equal to the "net corporate income tax rate", plus the "provincial SIFT tax rate", each as defined in the Tax Act.

        A partnership will be a "SIFT partnership" throughout a taxation year if at any time in the taxation year (i) it is a "Canadian resident partnership" as defined in the Tax Act, (ii) "investments", as defined in the Tax Act, in the partnership are listed or traded on a stock exchange or other public market and (iii) it holds one or more "non-portfolio properties". For these purposes, a partnership will be a "Canadian resident partnership" at a particular time if (a) it is a "Canadian partnership" as defined in the Tax Act at that time, (b) it would, if it were a corporation, be resident in Canada (including, for greater certainty, a partnership that has its central management and control located in Canada) or (c) it was formed under the laws of a province. A "Canadian partnership" for these purposes is a partnership all of whose members are resident in Canada or are partnerships that are "Canadian partnerships".

        Under the SIFT Rules, our company and the Holding LP could each be a "SIFT partnership" if it is a "Canadian resident partnership". However, the Holding LP would not be a "SIFT partnership" if our company is a "SIFT partnership" regardless of whether the Holding LP is a "Canadian resident partnership" on the basis that the Holding LP would be an "excluded subsidiary entity". Our company and the Holding LP will be a "Canadian resident partnership" if the central management and control of these partnerships is located in Canada. This determination is a question of fact and is expected to depend on where the BBP General Partner is located and exercises central management and control of the partnerships. Based on the place of its incorporation, governance and activities, the BBP General Partner does not expect that its central management and control will be located in Canada such that the SIFT Rules should not apply to our company or to the Holding LP at any relevant time. However, no assurance can be given in this regard. If our company or the Holding LP is a "SIFT partnership", the Canadian federal income tax consequences to our unitholders could be materially different in certain respects from those described in "Material Tax Considerations-Canadian Federal Income Tax Considerations". In addition, there can be no assurance that the SIFT Rules will not be revised or amended in the future such that the SIFT Rules will apply.

Unitholders may be required to include imputed amounts in their income for Canadian federal income tax purposes in accordance with section 94.1 of the Tax Act.

        Section 94.1 of the Tax Act contains rules relating to interests in entities that are not resident or deemed to be resident in Canada for purposes of the Tax Act or not situated in Canada, other than a CFA of the taxpayer, or Non-Resident Entities, that could in certain circumstances cause income to be imputed to unitholders for Canadian federal income tax purposes, either directly or by way of allocation of such income imputed to our company or to the Holding LP. See "Material Tax Considerations — Canadian Federal Income Tax Considerations."

Our units may or may not continue to be "qualified investments" under the Tax Act for registered plans.

        Provided that our units are listed on a "designated stock exchange" as defined in the Tax Act (which includes the NYSE and the TSX), our units will be "qualified investments" under the Tax Act for a trust governed by a registered retirement saving plan, or RRSP, deferred profit sharing plan, registered retirement income fund, or RRIF, registered education saving plan, registered disability saving plan and a tax-free savings account, or TFSA. However, there can be no assurance that our units will be listed or continue to be listed on a designated stock exchange. There can also be no assurance that tax laws relating to qualified investments will not be changed. Taxes may be imposed in respect of the acquisition or holding of non-qualified investments by such registered plans and certain other taxpayers and with respect to the acquisition or holding of "prohibited investments" as defined in the Tax Act by a RRSP, RRIF or TFSA.

        Generally, our units will not be a "prohibited investment" for a trust governed by a RRSP, RRIF or TFSA, provided that the holder of the TFSA or the annuitant under the RRSP or RRIF, as the case may be, deals at arm's length with our company for purposes of the Tax Act and does not have a "significant interest", as defined in the Tax Act for purposes of the prohibited investment rules, in our company. Unitholders who will hold our units in a TFSA, RRSP, or RRIF should consult with their own tax advisors regarding the application of the foregoing prohibited investment rules having regard to their particular circumstances.

Unitholders' foreign tax credits for Canadian federal income tax purposes will be limited if the Foreign Tax Credit Generator Rules apply in respect of the foreign "business-income tax" or "non-business-income tax", each as defined in the Tax Act, paid by our company or the Holding LP to a foreign country.

        Under the Foreign Tax Credit Generator Rules, the foreign "business-income tax" or "non-business-income tax" for Canadian federal income tax purposes for any taxation year may be limited in certain circumstances. If the Foreign Tax Credit Generator Rules apply, the allocation to a unitholder of foreign "business-income tax" or "non-business-income tax" paid by our company or the Holding LP, and therefore, such unitholder's foreign tax credits for Canadian federal income tax purposes, will be limited. See "Material Tax Considerations — Canadian Federal Income Tax Considerations".

Unitholders who are not and are not deemed to be resident in Canada for purposes of the Tax Act and who do not use or hold, and are not deemed to use or hold, their units of our company in connection with a business carried on in Canada, or Non-Canadian Limited Partners, may be subject to Canadian federal income tax with respect to any Canadian source business income earned by our company or the Holding LP if our company or the Holding LP were considered to carry on business in Canada.

        If our company or the Holding LP were considered to carry on a business in Canada for purposes of the Tax Act, Non-Canadian Limited Partners would be subject to Canadian federal income tax on their proportionate share of any Canadian source business income earned or considered to be earned by our company, subject to the potential application of the safe harbour rule in section 115.2 of the Tax Act and any relief that may be provided by any relevant income tax treaty or convention.

        The BBP General Partner intends to manage the affairs of our company and the Holding LP, to the extent possible, so that they do not carry on business in Canada and are not considered or deemed to carry on business in Canada for purposes of the Tax Act. Nevertheless, because the determination of whether our company or the Holding LP is carrying on business and, if so, whether that business is carried on in Canada, is a question of fact that is dependent upon the surrounding circumstances, the CRA might contend successfully that either or both of our company and the Holding LP carries on business in Canada for purposes of the Tax Act.

        If our company or the Holding LP is considered to carry on business in Canada or is deemed to carry on business in Canada for the purposes of the Tax Act, Non-Canadian Limited Partners that are corporations would be required to file a Canadian federal income tax return for each year in which they are a Non-Canadian Limited Partner regardless of whether relief from Canadian taxation is available under an applicable income tax treaty or convention. Non-Canadian Limited Partners who are individuals would only be required to file a Canadian federal income tax return for any taxation year in which they are allocated income from our company from carrying on business in Canada that is not exempt from Canadian taxation under the terms of an applicable income tax treaty or convention.

Non-Canadian Limited Partners may be subject to Canadian federal income tax on capital gains realized by our company or the Holding LP on dispositions of "taxable Canadian property" as defined in the Tax Act.

        A Non-Canadian Limited Partner will be subject to Canadian federal income tax on its proportionate share of capital gains realized by our company or the Holding LP on the disposition of "taxable Canadian property" other than "treaty protected property" as defined in the Tax Act. "Taxable Canadian property" includes, but is not limited to, property that is used or held in a business carried on in Canada and shares of corporations that are not listed on a "designated stock exchange" if more than 50% of the fair market value of the shares is derived from certain Canadian properties during the 60-month period immediately preceding the particular time. Property of our company and the Holding LP generally will be "treaty-protected property" to a Non-Canadian Limited Partner if the gain from the disposition of the property would, because of an applicable income tax treaty or convention, be exempt from tax under the Tax Act. The BBP General Partner does not expect our company and the Holding LP to realize capital gains or losses from dispositions of "taxable Canadian property". However, no assurance can be given in this regard. Non-Canadian Limited Partners will be required to file a Canadian federal income tax return in respect of a disposition of "taxable Canadian property" by our company or the Holding LP unless the disposition is an "excluded disposition" for the purposes of section 150 of the Tax Act. However, Non-Canadian Limited Partners that are corporations will still be required to file a Canadian federal income tax return in respect of a disposition of "taxable Canadian property" that is an "excluded disposition" for the purposes of section 150 of the Tax Act if tax would otherwise be payable under Part I of the Tax Act by such Non-Canadian Limited Partners in respect of the disposition but is not because of an applicable income tax treaty or convention (otherwise than in respect of a disposition of "taxable Canadian property" that is "treaty-protected property" of the corporation). In general, an "excluded disposition" is a disposition of property by a taxpayer in a taxation year where: (a) the taxpayer is a non-resident of Canada at the time of the disposition; (b) no tax is payable by the taxpayer under Part I of the Tax Act for the taxation year; (c) the taxpayer is not liable to pay any amounts under the Tax Act in respect of any previous taxation year (other than certain amounts for which the CRA holds adequate security); and (d) each "taxable Canadian property" disposed of by the taxpayer in the taxation year is either: (i) "excluded property" as defined in subsection 116(6) of the Tax Act; or (ii) is property in respect of the disposition of which a certificate under subsection 116(2), (4) or (5.2) of the Tax Act has been issued by the CRA. Non-Canadian Limited Partners should consult their own tax advisors with respect to the requirements to file a Canadian federal income tax return in respect of a disposition of "taxable Canadian property" by our company or the Holding LP.

Non-Canadian Limited Partners may be subject to Canadian federal income tax on capital gains realized on the disposition of our units if our units are "taxable Canadian property".

        Any capital gain arising from the disposition or deemed disposition of our units by a Non-Canadian Limited Partner will be subject to taxation in Canada, if, at the time of the disposition or deemed disposition, our units are "taxable Canadian property" of the Non-Canadian Limited Partner, unless our units are "treaty-protected property" to such Non-Canadian Limited Partner. In general, our units will not constitute "taxable Canadian property" of any Non-Canadian Limited Partner at the time of disposition or deemed disposition, unless (a) at any time in the 60-month period immediately preceding the disposition or deemed disposition, more than 50% of the fair market value of our units was derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves "taxable Canadian property"), from one or any combination of: (i) real or immovable property situated in Canada; (ii) "Canadian resource property" as defined in the Tax Act; (iii) "timber resource property" as defined in the Tax Act; and (iv) options in respect of, or interests in, or for civil law rights in, such property, whether or not such property exists, or (b) our units are otherwise deemed to be "taxable Canadian property". Since our company's assets will consist principally of units of the Holding LP, our units would generally be "taxable Canadian property" at a particular time if the units of the Holding LP held by our company derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves "taxable Canadian property"), more than 50% of their fair market value from properties described in (i) to (iv) above, at any time in the 60-month period preceding the particular time. The BBP General Partner does not expect our units to be "taxable Canadian property" of any Non-Canadian Limited Partner at any time but no assurance can be given in this regard. See "Material Tax Considerations — Canadian Federal Income Tax Considerations". Even if our units constitute "taxable Canadian property", units of our company will be "treaty protected property" if the gain on the disposition of our units is exempt from tax under the Tax Act under the terms of an applicable income tax treaty or convention. If our units constitute "taxable Canadian property", Non-Canadian Limited Partners will be required to file a Canadian federal income tax return in respect of a disposition of our units unless the disposition is an "excluded disposition" (as discussed above). If our units constitute "taxable Canadian property", Non-Canadian Limited Partners should consult their own tax advisors with respect to the requirement to file a Canadian federal income tax return in respect of a disposition of our units.

Non-Canadian Limited Partners may be subject to Canadian federal income tax reporting and withholding tax requirements on the disposition of "taxable Canadian property".

        Non-Canadian Limited Partners who dispose of "taxable Canadian property", other than "excluded property" and certain other property described in subsection 116(5.2) of the Tax Act, (or who are considered to have disposed of such property on the disposition of such property by our company or the Holding LP), are obligated to comply with the procedures set out in section 116 of the Tax Act and obtain a certificate pursuant to the Tax Act. In order to obtain such certificate, the Non-Canadian Limited Partner is required to report certain particulars relating to the transaction to CRA not later than 10 days after the disposition occurs. The BBP General Partner does not expect our units to be "taxable Canadian property" and does not expect our company or the Holding LP to dispose of property that is "taxable Canadian property" but no assurance can be given in these regards.

Payments of dividends or interest (other than interest not subject to Canadian federal withholding tax) by residents of Canada to the Holding LP will be subject to Canadian federal withholding tax and we may be unable to apply a reduced rate taking into account the residency or entitlement to relief under an applicable income tax treaty or convention of our unitholders.

        Our company and the Holding LP will be deemed to be a non-resident person in respect of certain amounts paid or credited or deemed to be paid or credited to them by a person resident or deemed to be resident in Canada, including dividends or interest. Dividends or interest (other than interest not subject to Canadian federal withholding tax) paid or deemed to be paid by a person resident or deemed to be resident in Canada to the Holding LP will be subject to withholding tax under Part XIII of the Tax Act at the rate of 25%. However, the CRA's administrative practice in similar circumstances is to permit the rate of Canadian federal withholding tax applicable to such payments to be computed by looking through the partnership and taking into account the residency of the partners (including partners who are resident in Canada) and any reduced rates of Canadian federal withholding tax that any non-resident partners may be entitled to under an applicable income tax treaty or convention, provided that the residency status and entitlement to treaty benefits can be established. In determining the rate of Canadian federal withholding tax applicable to amounts paid by the Holding Entities to the Holding LP, the BBP General Partner expects the Holding Entities to look-through the Holding LP and our company to the residency of the partners of our company (including partners who are resident in Canada) and to take into account any reduced rates of Canadian federal withholding tax that non-resident partners may be entitled to under an applicable income tax treaty or convention in order to determine the appropriate amount of Canadian federal withholding tax to withhold from dividends or interest paid to the Holding LP. However, there can be no assurance that the CRA will apply its administrative practice in this context. If the CRA's administrative practice is not applied and the Holding Entities withhold Canadian federal withholding tax from applicable payments on a look-through basis, the Holding Entities may be liable for additional amounts of Canadian federal withholding tax plus any associated interest and penalties. Under the Canada-United States Tax Convention (1980), or the Treaty, a Canadian resident payer is required in certain circumstances to look-through fiscally transparent partnerships, such as our company and the Holding LP, to the residency and Treaty entitlements of their partners and take into account the reduced rates of Canadian federal withholding tax that such partners may be entitled to under the Treaty.

        While the BBP General Partner expects the Holding Entities to look-through our company and the Holding LP in determining the rate of Canadian federal withholding tax applicable to amounts paid or deemed to be paid by the Holding Entities to the Holding LP, we may be unable to accurately or timely determine the residency of our unitholders for purposes of establishing the extent to which Canadian federal withholding taxes apply or whether reduced rates of withholding tax apply to some or all of our unitholders. In such a case, the Holding Entities will withhold Canadian federal withholding tax from all payments made to the Holding LP that are subject to Canadian federal withholding tax at the rate of 25%. Canadian resident unitholders will be entitled to claim a credit for such taxes against their Canadian federal income tax liability but Non-Canadian Limited Partners will need to take certain steps to receive a refund or credit in respect of any such Canadian federal withholding taxes withheld equal to the difference between the withholding tax at a rate of 25% and the withholding tax at the reduced rate they are entitled to under an applicable income tax treaty or convention. See "Material Tax Considerations — Canadian Federal Income Tax Considerations" for further detail. Unitholders should consult their own tax advisors concerning all aspects of Canadian federal withholding taxes.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements in this prospectus include statements regarding the anticipated benefits of the spin-off, the quality of our assets, our anticipated financial performance, our company's future growth prospects, our ability to make distributions and the amount of such distributions, the listing and liquidity of our units and our company's access to capital. In some cases, you can identify forward-looking statements by terms such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will" and "would" or the negative of those terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following factors, among others, could cause our actual results to vary from our forward-looking statements:

  •
  changes in the general economy;

  •
  general economic and business conditions that could impact our ability to access capital markets and credit markets;

  •
  the cyclical nature of most of our operations;

  •
  exploration and development may not result in commercially productive assets;

  •
  actions of competitors;

  •
  foreign currency risk;

  •
  our ability to derive fully anticipated benefits from future or existing acquisitions, joint ventures, investments or dispositions;

  •
  actions or potential actions that could be taken by our co-venturers, partners, fund investors or co-tenants;

  •
  risks commonly associated with a separation of economic interest from control;

  •
  failure to maintain effective internal controls;

  •
  actions or potential actions that could be taken by Brookfield;

  •
  the departure of some or all of Brookfield's key professionals;

  •
  the threat of litigation;

  •
  changes to legislation and regulations;

  •
  possible environmental liabilities and other possible liabilities;

  •
  our ability to obtain adequate insurance at commercially reasonable rates;

  •
  our financial condition and liquidity;

  •
  volatility in oil and gas prices;

  •
  capital expenditures required in connection with finding, developing or acquiring additional reserves;

  •
  downgrading of credit ratings and adverse conditions in the credit markets;

  •
  changes in financial markets, foreign currency exchange rates, interest rates or political conditions;

  •
  the general volatility of the capital markets and the market price of our units; and

  •
  other factors described in this prospectus, including those set forth under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".

        Statements relating to "reserves" are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described herein can be profitably produced in the future. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

 THE SPIN-OFF

Background to and Purpose of the Spin-Off

        The goal of Brookfield Asset Management is to establish itself as the asset manager of choice for investors in alternative asset classes, principally property, renewable energy, infrastructure and private equity. In 2007, Brookfield Asset Management established Brookfield Infrastructure Partners L.P. as its primary entity to own and operate infrastructure assets on a global basis. In 2011, Brookfield Asset Management established Brookfield Renewable Energy Partners L.P. as its primary entity to own and operate renewable energy assets on a global basis. In 2013, Brookfield Asset Management created Brookfield Property Partners L.P. as its primary entity to own, operate and invest in office, retail, multifamily, industrial, hotel and triple net lease assets. Our company will be the flagship public entity through which Brookfield owns and operates its business services and industrial operations.

Interests shown are approximate and on a fully-exchanged basis.

        The spin-off is intended to achieve the following objectives for Brookfield:

  •
  Create a company with significant market capitalization that will provide an attractive currency to source and execute large-scale transactions outside of property, renewable energy and infrastructure, thereby broadening the spectrum of opportunities available to Brookfield.

  •
  Delineate and emphasize the scale and value of our business services and industrial operations for shareholders of Brookfield Asset Management.

  •
  Provide greater transparency from Brookfield as a global alternative asset manager.

Mechanics of the Spin-Off

        Brookfield Asset Management intends to make a special dividend of our units to holders of its Class A limited voting shares and Class B limited voting shares, pursuant to which holders of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management will be entitled to receive one (1) of our units (less any units withheld to satisfy withholding tax obligations) for every fifty (50) Class A limited voting shares or Class B limited voting shares held as of the record date of the special dividend.

        Based on approximately one (1) billion Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management that we expect to be outstanding on the record date for the spin-off, Brookfield Asset Management intends to make a special dividend of approximately 20 million units of our company to holders of Brookfield Asset Management's Class A limited voting shares and Class B limited voting shares. Immediately after the spin-off, Brookfield will hold approximately 24 million of our units or approximately 55% of our outstanding units, and approximately 46 million Redemption-Exchange Units that, taken together and on a fully exchanged basis, represent approximately 78% of the units of our company.

        Brookfield's interest in our company on the closing date of the spin-off will consist of a combination of our units, general partnership units, Redemption-Exchange Units and Special LP Units. The ownership of our units and Redemption-Exchange Units discussed above is based on the current value of the operating businesses to be contributed to our company prior to the spin-off, which may be different at the closing of the spin-off. As a result, the percentage of our units to be held by holders of Brookfield Asset Management's Class A limited voting shares and Class B limited voting shares, and the corresponding percentage of our units to be held by Brookfield Asset Management, in each case on the closing date of the spin-off, may be different than as set forth above. However, Brookfield's effective equity interest in our business, on a fully exchanged basis, will be approximately 78% on the closing date of the spin-off.

        Holders of Brookfield Asset Management's Class A limited voting shares or Class B limited voting shares will not be required to pay for the units to be received upon completion of the spin-off or tender or surrender Class A limited voting shares or Class B limited voting shares of Brookfield Asset Management or take any other action in connection with the spin-off. No vote of Brookfield Asset Management's shareholders will be required for the spin-off. If a holder owns Brookfield Asset Management Class A limited voting shares or Class B limited voting shares as of the close of business on the record date of the special dividend, which is expected to be                        , a certificate reflecting the holder's ownership of our units will be mailed to the holder, or the holder's brokerage account will be credited for our units, on or about                        . The number of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management that a holder owns will not change as a result of the spin-off. Brookfield Asset Management's Class A limited voting shares and Class B limited voting shares will continue to be traded on the NYSE under the symbol "BAM", on the TSX under the symbol "BAM.A" and on the NYSE Euronext under the symbol "BAMA".

        No holder will be entitled to receive any fractional interests in our units. Holders who would otherwise be entitled to a fractional unit will receive a cash payment. Brookfield Asset Management will use the volume-weighted average of the trading price of our units for the five trading days immediately following the spin-off to determine the value of our units for the purpose of calculating the cash payable in lieu of any fractional interests. It is currently anticipated that, immediately following the spin-off, holders of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management will hold units of our company representing in the aggregate an effective economic interest in our business of approximately 22% and Brookfield will hold a combination of our units, general partnership units, Redemption-Exchange Units and Special LP Units representing an effective equity interest in our company of approximately 78%. Although Brookfield intends to maintain a significant interest in our company, Brookfield expects its interest to be reduced from this level over time through mergers, treasury issuances or secondary sales.

        Limited partners who acquire our units pursuant to the spin-off will be considered to have received a taxable dividend for Canadian federal income tax purposes in an amount equal to the fair market value of the gross amount of our units so received (as determined by reference to the five day volume-weighted average of the trading price of our units following closing of the spin-off) plus the amount of any cash received in lieu of fractional units, without reduction for any tax withheld (including any units withheld to satisfy tax obligations). Non-Canadian resident limited partners will be subject to Canadian federal withholding tax at the rate of 25% on the amount of the special dividend, subject to reduction under terms of an applicable income tax treaty or convention.

        Limited partners who are taxable in the United States and who acquire our units pursuant to the spin-off generally will be considered to have received a taxable distribution for U.S. federal income tax purposes equal to the fair market value of the gross amount of our units so received plus the amount of any cash received in lieu of fractional units, without reduction for the amount of any tax withheld. A limited partner who is taxable in the United States may be subject to U.S. "backup" withholding tax if such limited partner fails to timely provide Brookfield Asset Management (or the relevant intermediary) with a properly completed IRS Form W-9. U.S. backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a credit against a limited partner's U.S. federal income tax liability (or as a refund if in excess of such liability) provided the required information is timely furnished to the IRS.

        To satisfy the withholding tax liabilities of non-Canadian registered shareholders of Brookfield Asset Management, Brookfield Asset Management will withhold a portion of our units otherwise distributable and a portion of any cash distribution in lieu of fractional units otherwise distributable. Brookfield Asset Management will purchase these withheld units at a price equal to the fair market value of our units determined by reference to the five day volume-weighted average of the trading price of our units following closing of the spin-off. The proceeds of this sale of the withheld units together with the amount of any cash withheld from any cash distribution in lieu of fractional units will be remitted to the Canadian federal government or the U.S. federal government (as applicable) in satisfaction of the withholding tax liabilities described above. For non-Canadian beneficial shareholders, these withholding tax obligations will be satisfied in the ordinary course through arrangements with their broker or other intermediary. See "Material Tax Considerations" which qualifies in its entirety the foregoing discussion.

        Neither Brookfield nor our company has any obligation to distribute cash to pay any taxes owed by a unitholder as a result of the spin-off and neither Brookfield nor our company has any intention to do so. Accordingly, a unitholder may need to satisfy any United States federal income tax or Canadian federal income tax liability resulting from the receipt of our units with cash from such unitholder's own funds or by selling all or a portion of the units received.

Transaction Agreements

        Prior to the spin-off, we will acquire our assets and operations from Brookfield pursuant to separate securities purchase agreements and other agreements. These transfer agreements will each contain representations and warranties and related indemnities to us from Brookfield, including representations and warranties concerning: (i) organization and good standing; (ii) authorization, execution, delivery and enforceability of the agreement and all agreements executed in connection therewith; and (iii) title to the securities being transferred to us. The transfer agreements will not contain representations and warranties or indemnities relating to the underlying assets and operations. We will obtain customary approvals from the Bermuda Monetary Authority to form new subsidiary companies and/or partnerships prior to the spin-off to facilitate the acquisition of our initial assets and operations.

        In consideration for causing the Holding LP to acquire the Business, Brookfield will receive units of our company, Redemption-Exchange Units and Special LP Units representing, in aggregate, an effective equity interest in our business of approximately 78%.

        As a result of holding Special LP Units, Brookfield will be entitled to receive from Holding LP incentive distributions calculated as (a) 20% of the growth in the market value of our units quarter-over-quarter (but only after the market value exceeds the "Incentive Distribution Threshold" being initially $25.00 and adjusted at the beginning of each quarter to be equal to the greater of (i) our unit's market value for the previous quarter and (ii) the Incentive Distribution Threshold at the end of the previous quarter) multiplied by (b) the number of units outstanding at the end of the quarter (assuming full conversion of the Redemption-Exchange Units into units). For any quarter in which our company determines that there is insufficient cash to pay the incentive distribution, our company may elect to pay all or a portion of this distribution in Redemption-Exchange Units or may elect to defer all or a portion of the amount distributable for payment from available cash in future quarters. We believe these arrangements will create an incentive for Brookfield to manage our company in a way that helps us achieve our goal of creating value for our unitholders both through capital appreciation while providing a modest distribution yield. For a further explanation of the incentive distributions, see "Description of the Holding LP Limited Partnership Agreement — Distributions" and "Relationship with Brookfield — Incentive Distributions."

        Our company and Brookfield have determined that it is advisable for our company to have control over certain of the entities through which we hold our operating businesses. Accordingly, our company has entered into voting agreements to provide us, through the BBP General Partner, with voting rights over the entities through which we hold certain of our operating businesses. See "Relationships with Brookfield — Voting Agreements".

Trading Prior to the Distribution Date

        We anticipate that trading in our units will begin on a "when-issued" basis as early as two trading days prior to the record date for the special dividend and continue up to and including the distribution date.

"When-issued" trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the distribution date because the securities of the spun-off entity have not yet been distributed. If you own Class A limited voting shares or Class B limited voting shares of Brookfield Asset Management at the close of business on the record date, you will be entitled to receive units in the special dividend. You may trade this entitlement to receive our units, without Class A limited voting shares or Class B limited voting shares of Brookfield Asset Management you own, on the "when-issued" market. We expect "when-issued" trades of our units to settle within four days after the distribution date. On the first trading day following the distribution date, we expect that "when-issued" trading of our units will end and "regular-way" trading will begin.

        We also anticipate that, as early as two trading days prior to the record date and continuing up to and including the distribution date, there will be two markets in Class A limited voting shares of Brookfield Asset Management: a "regular-way" market and an "ex-distribution" market. Class A limited voting shares of Brookfield Asset Management that trade on the regular-way market will trade with an entitlement to receive our units in the special dividend. Shares that trade on the ex-distribution market will trade without an entitlement to receive our units in the special dividend. Therefore, if you sell Class A limited voting shares of Brookfield Asset Management in the regular-way market up to and including the distribution date, you will be selling your right to receive our units in the special dividend. However, if you own Class A limited voting shares of Brookfield Asset Management at the close of business on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive our units that you would otherwise be entitled to receive in the special dividend.

        We have applied to list our units on the NYSE under the trading symbol "BBU" and on the TSX under the symbol "BBU.UN" following the distribution date. If "when-issued" trading occurs, the listing for our units is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our "when-issued" trading symbol when and if it becomes available. If the spin-off does not occur, all "when-issued" trading will be null and void.

 USE OF PROCEEDS

        No consideration will be paid for the units distributed in the spin-off and accordingly the spin-off will not generate any proceeds.

DISTRIBUTION POLICY

        The BBP General Partner will have sole authority to determine whether our company will make distributions and the amount and timing of these distributions. The BBP General Partner intends to adopt a distribution policy pursuant to which our company intends to make quarterly cash distributions in an initial amount currently anticipated to be $0.25 per unit on an annualized basis. Each limited partner will receive its pro rata share of the distributions made to all limited partners and, therefore, Brookfield also will be entitled to receive distributions in respect of the units it owns following the spin-off. This level of distributions is not intended to grow as our company intends to reinvest its capital. Brookfield will also be entitled to receive distributions from the Holding LP in respect of the Redemption-Exchange Units it owns. In general, quarterly cash distributions by the company will be made from distributions received by the company on its Managing General Partner Units in the Holding LP. Distributions of available cash (if any) by the Holding LP will be made in accordance with the Holding LP Limited Partnership Agreement, which generally provides for distributions to be made by the Holding LP to all owners of the Holding LP's partnership interests (including the Managing General Partner Units owned by us and the Special LP Units and Redemption-Exchange Units owned by Brookfield) on a pro rata basis. However, if available cash in a quarter is not sufficient to pay the quarterly distribution amount, currently expected to be $0.0625 per unit, to the owners of all the Holding LP interests, then the company can elect to defer distributions on the Redemption-Exchange Units and accrue such deficiency for payment from available cash in future quarters. See "Description of the Holding LP Limited Partnership Agreement — Distributions".

        Our ability to make distributions will depend on several factors, some of which are out of our control, including, among other things, general economic conditions, our results of operations and financial condition, the amount of cash that is generated by our operations, restrictions imposed by the terms of any indebtedness that is incurred to finance our operations and acquisitions or to fund liquidity needs, levels of operating and other expenses and contingent liabilities and other factors that the BBP General Partner deems relevant.

        Our company's ability to make distributions will also be subject to additional risks and uncertainties, including those set forth in this prospectus under "Risk Factors". In addition, the BBP General Partner will not be permitted to cause our company to make a distribution if we do not have sufficient cash on hand to make the distribution, if the distribution would render our company insolvent or if, in the opinion of the BBP General Partner, the distribution would leave us with insufficient funds to meet any future or contingent obligations.

LISTING OF OUR UNITS

        We have applied to list our units on the NYSE, under the symbol "BBU" and on the TSX under the symbol "BBU.UN". Listing of our units is subject to our company fulfilling all of the requirements of the NYSE and the TSX.

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2015 on an actual basis and on a pro forma basis to give effect to the spin-off as well as the other transactions referred to in the Unaudited Pro Forma Financial Statements included elsewhere in this prospectus, as though they had occurred on December 31, 2015.

        This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Unaudited Pro Forma Financial Statements included elsewhere in this prospectus.

	As of December 31, 2015
(US$ Millions)	Actual	Pro Forma
Cash	$354	$619
Borrowings	2,074	2,074
Equity in net assets
Non-controlling interests:
Interests of others in consolidated subsidiaries	1,297	1,297	(1)
Redemption-Exchange Units and preferred shares held by parent	—	1,054	(1)

Total non-controlling interests	1,297	2,351
Equity in net assets attributable to parent company	1,787	—
Limited and general partnership units	—	998

Total equity in net assets	$3,084	$3,349

(1)
Our pro forma total equity of approximately $3.3 billion as of December 31, 2015 is comprised of (a) interests of others in consolidated subsidiaries in the amount of approximately $1.30 billion, (b) the Redemption-Exchange Units of the Holding LP held by Brookfield in the amount of approximately $789 million received in exchange for net assets contributed, (c) the additional Redemption-Exchange Units of the Holding LP subscribed for by Brookfield in the amount of $250 million, (d) the preferred shares of three of our subsidiaries subscribed for by Brookfield in the amount of $15 million, and (e) our limited and general partnership units in the amount of approximately $998 million held by public holders and Brookfield. The Redemption-Exchange Units provide Brookfield the direct economic benefits and exposures to the underlying performance of the Holding LP and accordingly to the variability of the distributions as outlined in the Holding LP Limited Partnership Agreement, whereas our unitholders have indirect access to the economic benefits and exposures of the Holding LP through direct ownership interest in our company, which owns a direct interest in the Holding LP. Accordingly, the Redemption-Exchange Units are presented as non-controlling interests rather than equity of parent company in the Unaudited Pro Forma Financial Statements. The limited and general partnership units issued by our company of approximately $998 million are presented as the equity of parent company. Brookfield will subscribe for $5 million of preferred shares of CanHoldco and two of our other subsidiaries, which preferred shares will be entitled to vote with the equity interests of the applicable entity.

At any time after two years from the date of closing of the spin-off, Brookfield will have the right to require the Holding LP to redeem all or a portion of the Redemption-Exchange Units for cash, subject to our company's right to acquire such interests for our units. After presentation for redemption, Brookfield will receive, subject to our company's right to acquire such interests (in lieu of redemption) in exchange for units of our company, for each unit that is presented, cash in an amount equal to the market value of one of our units multiplied by the number of units to be redeemed. Upon its receipt of the redemption notice, our company will have a right to elect, at its sole discretion, to acquire all (but not less than all) Redemption-Exchange Units presented to the Holding LP for redemption in exchange for units of our company on a one for one basis. If we elect not to exchange the Redemption-Exchange Units for units of our company, the Redemption-Exchange Units are required to be redeemed for cash. See "Description of the Holding LP Limited Partnership Agreement".

 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        To effect the spin-off, Brookfield will contribute separate legal entities comprising the Business and, in consideration, our company and certain of its subsidiaries will issue to Brookfield $789 million in Redemption-Exchange Units and $998 million in limited and general partnership interests. In addition, Brookfield will subscribe for an additional $250 million in Redemption-Exchange Units and subscribe for a total of $15 million of preferred shares of three of our subsidiaries. Prior to the completion of the spin-off, we expect to enter into a credit agreement with Brookfield providing for two, three-year revolving credit facilities. One will constitute an operating credit facility that will permit borrowings of up to $200 million for working capital purposes and the other will constitute an acquisition facility that will permit borrowings of up to $300 million for purposes of funding our acquisitions and investments. We expect that no amounts will be drawn under these credit facilities as of the date of the spin-off.

        Immediately following the spin-off, our company's sole direct investment will be a managing general partnership interest in the Holding LP. It is currently anticipated that immediately following the spin-off, holders of Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management will hold units of our company representing in the aggregate an effective equity interest in our company of approximately 22% and Brookfield will hold a combination of our units, general partnership units, Redemption-Exchange Units and Special LP Units, representing an effective equity interest in our company of approximately 78%. As a result of holding the Special LP Units, Brookfield will be entitled to receive incentive distributions from the Holding LP. On an unexchanged basis the holders of Brookfield Asset Management's Class A and Class B limited voting shares will own approximately 20 million of the issued and outstanding limited partnership units of our company with Brookfield holding the remaining 24 million limited partnership units and four general partnership units.

        These unaudited condensed combined carve-out pro forma financial statements, or the Unaudited Pro Forma Financial Statements, represent the Business to be acquired by our company prior to the spin-off and have been prepared to illustrate the effects of the following transactions, which we refer to as the Transactions:

  •
  The acquisition of GrafTech International Ltd., or the GrafTech Acquisition, in August 2015.

  •
  The acquisition of oil and gas assets located in the Clearwater region of Central Alberta, Canada, or the Clearwater Acquisition, in January 2015.

  •
  The issuance of $15 million in preferred shares of three of our subsidiaries to Brookfield.

  •
  The issuance of $250 million in Redemption-Exchange Units subscribed for by Brookfield.

  •
  The issuance of $789 million in Redemption-Exchange Units in exchange for net assets contributed by Brookfield.

  •
  The issuance of approximately $998 million in limited partnership and general partner units of our company in exchange for net assets contributed by Brookfield.

  •
  Annual management fees to be paid by our company to Brookfield pursuant to the Master Services Agreement.

        The information under "Unaudited Condensed Combined Carve-Out Pro Forma Statement of Operating Results" gives effect to the Transactions as if they had been consummated on January 1, 2015. The information under "Unaudited Condensed Combined Carve-Out Pro Forma Statement of Financial Position" gives effect to the Transactions as if they had been consummated on December 31, 2015.

        All financial data in the Unaudited Pro Forma Financial Statements is presented in U.S. dollars and has been prepared in accordance with IFRS. The Unaudited Pro Forma Financial Statements have been derived by the application of pro forma adjustments to the historical audited financial statements of our company and to give effect to the Transactions.

        The historical financial information has been adjusted in the Unaudited Pro Forma Financial Statements to give effect to pro forma adjustments that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the Unaudited Pro Forma Condensed Combined Carve-Out Statement of Income, expected to have a continuing impact on the combined results of the Business.

        The Unaudited Pro Forma Financial Statements are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the Unaudited Pro Forma Financial Statements provide a detailed discussion of how such adjustments were derived and presented in the Unaudited Pro Forma Financial Statements. The Unaudited Pro Forma Financial Statements should be read in conjunction with "Capitalization", "Selected Historical Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined carve-out financial statements of our company and related notes thereto included elsewhere in this prospectus. The Unaudited Pro Forma Financial Statements have been prepared for illustrative purposes only and are not necessarily indicative of our financial position or results of operations had the Transactions for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect our results.

UNAUDITED CONDENSED COMBINED CARVE-OUT
PRO FORMA STATEMENT OF FINANCIAL POSITION

		Pro forma adjustments
US$ MILLIONS As of December 31, 2015	Predecessor entities	Preferred shares	Redemption- Exchange Units	Limited and general partnership units	Other	Total pro forma adjustments	Pro forma
		(3)	(4)	(5)	(6)
Assets
Cash	$354	$15	$250			$265	$619
Financial assets	388					—	388
Accounts receivable, net	1,568					—	1,568
Inventory, net	442					—	442
Other assets	283					—	283

Current assets	3,035	15	250	—	—	265	3,300
Financial assets	21					—	21
Accounts receivable, net	67					—	67
Other assets	23					—	23
Property, plant and equipment	2,364					—	2,364
Deferred income tax assets	64					—	64
Intangible assets	445					—	445
Equity accounted investments	492					—	492
Goodwill	1,124					—	1,124

Total assets	$7,635	$15	$250	$—	$—	$265	$7,900

Liabilities and equity in net assets
Liabilities
Accounts payable and other	$1,984					$—	$1,984
Borrowings	511					—	511

Current liabilities	2,495	—	—	—	—	—	2,495
Accounts payable and other	391					—	391
Borrowings	1,563					—	1,563
Deferred income tax liability	102					—	102

Total liabilities	4,551	—	—	—	—	—	4,551

Equity in net assets
Non-controlling interests
Interests of others in consolidated subsidiaries	1,297					—	1,297
Redemption-exchange units and preferred shares held by the parent		15	1,039			1,054	1,054

Total non-controlling interests	1,297	15	1,039	—	—	1,054	2,351
Equity in net assets attributable to parent company	1,787		(789)	(998)		(1,787)	—
Limited and general partnership units	—			998		998	998

Total equity in net assets	3,084	15	250	—	—	265	3,349

Total liabilities and equity in net assets	$7,635	$15	$250	$—	$—	$265	$7,900

UNAUDITED CONDENSED COMBINED CARVE-OUT
PRO FORMA STATEMENT OF OPERATING RESULTS

		Pro forma adjustments
US$ MILLIONS Year ended December 31, 2015	Predecessor entities	GrafTech acquisition	Clearwater acquisition	Preferred shares	Redemption- Exchange Units	Limited and general partnership units	Other	Total pro forma adjustments	Pro forma
		(1)	(2)	(3)	(4)	(5)	(6)
Revenues	$6,753	$438	$7					$445	$7,198
Direct operating costs	(6,132)	(360)	(3)					(363)	(6,495)
General and administrative expenses	(224)	(62)					(20)	(82)	(306)
Depreciation and amortization expense	(257)	(52)	(3)					(55)	(312)
Interest expense	(65)	(31)						(31)	(96)
Equity accounted income, net	4	—						—	4
Impairment expense, net	(95)	(35)						(35)	(130)
Gain on acquisitions and dispositions	269	—	(171)					(171)	98
Other income (expenses), net	70	(1)						(1)	69

Income before income tax	323	(103)	(170)	—	—	—	(20)	(293)	30
Income tax (expense) recovery
Current	(49)	(4)	—				12	8	(41)
Deferred	(5)	(4)					3	(1)	(6)

Net income (loss)	$269	$(111)	$(170)	$—	$—	$—	$(5)	$(286)	$(17)
Attributable to:
Non-controlling interests:
Interests of others in consolidated subsidiaries	61	(64)	(102)					(166)	(105)
Redemption-Exchange Units and preferred shares held by the parent		(24)	(35)		106		(3)	44	44

Total non-controlling interests	61	(88)	(137)	—	106	—	(3)	(122)	(61)
Net income attributable to parent company	208				(106)	(102)		(208)	—
Limited and general partnership units	—	(23)	(33)			102	(2)	44	44

	$269	$(111)	$(170)	$—	$—	$—	$(5)	$(286)	$(17)

Net income per unit:
Basic									$1.00
Diluted									$1.00

NOTES TO THE UNAUDITED CONDENSED COMBINED CARVE-OUT
PRO FORMA FINANCIAL STATEMENTS

(1)   Acquisition of GrafTech International Ltd.

  In August 2015, our company participated with institutional investors to acquire GrafTech International Ltd. ("GrafTech"). GrafTech is a domestic U.S. registrant filing on Form 10-K with the SEC for all periods presented, and as such GrafTech prepares its financial statements in accordance with U.S. GAAP and the audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our company has a 40% economic interest and a 100% voting interest in GrafTech, which provides our company with control over GrafTech. Accordingly, our company consolidates GrafTech for financial statement purposes.

  The GrafTech Acquisition was accounted for using the acquisition method under IFRS 3, Business combinations, or IFRS 3, with our company being identified as the accounting acquirer. Acquisition related costs were $23 million in the year ended December 31, 2015. A preliminary purchase price allocation has been completed for this acquisition, which is included in our company's Combined Carve-Out Financial Statements as of and for the year ended December 31, 2015. The final fair value and purchase price allocation may differ from this preliminary determination.

  The historical financial statements of GrafTech were prepared in accordance with U.S. GAAP. There are measurement differences between U.S. GAAP and IFRS, which have been adjusted for in the table below.

  In connection with the GrafTech Acquisition, the following tables reflect the pro forma adjustments made to give effect to the acquisition as if it had occurred on January 1, 2015 for the Unaudited Condensed Combined Carve-Out Pro forma Statement of Operating Results for the year ended December 31, 2015. For the Unaudited Condensed Combined Carve-Out Pro Forma Statement of Operating Results for the year ended December 31, 2015, GrafTech's results from operations have only been considered up to the date of acquisition as the remainder of the results have been included in our company's Combined Carve-out Statement of Operating Results.

US$ MILLIONS Year ended December 31, 2015(1)	GrafTech historical results	Notes	GAAP adjustments	Notes	Pro forma adjustments	Pro forma results for GrafTech
Revenues	$438		$—		$—	$438
Direct operating costs	(361)	(a) (b)	1		—	(360)
General and administrative expenses(2)	(85)		—	(f)	23	(62)
Depreciation and amortization expense	(45)		—	(c) (d)	(7)	(52)
Interest expense(3)	(27)		—	(g)	(4)	(31)
Impairment expense, net	(35)		—		—	(35)
Other income (expense), net	(1)		—		—	(1)

Income before income tax	(116)		1		12	(103)
Income tax (expense) recovery
Current	(4)		—		—	(4)
Deferred	—		—	(e)	(4)	(4)

Net income (loss)	$(120)		$1		$8	$(111)

(1)
Represents results from operations from January 1, 2015 to the date of acquisition as the remainder of the results are included in our company's Combined Carve-out Statement of Operating Results.

(2)
Includes research and development expenses, selling and administrative expenses and rationalizations per GrafTech's financial statements for the year ended December 31, 2015.

(3)
Includes interest expense net of interest income per GrafTech's financial statements for the year ended December 31, 2015.

NOTES TO THE UNAUDITED CONDENSED COMBINED CARVE-OUT
PRO FORMA FINANCIAL STATEMENTS (Continued)

(1)   Acquisition of GrafTech International Ltd. (Continued)

  Explanatory notes:

  (a)
  GrafTech contributes to a defined benefit plan. The accounting for retirement benefit plans differs under U.S. GAAP and IFRS and results in differences in the measurement of net benefit expense and actuarial gains and losses. These measurement differences resulted in a $0.5 million decrease in direct operating costs for the year ended December 31, 2015. Under U.S. GAAP, GrafTech presented actuarial gains and losses in profit and loss. Under IFRS, all actuarial gains and losses are recognized in other comprehensive income. This difference resulted an immaterial increase in direct operating costs and general and administrative expenses for the year ended December 31, 2015.

  (b)
  Under U.S. GAAP, GrafTech elected to record stock based compensation expense for its graded vesting stock awards using the straight-line method. IFRS requires the use of the accelerated method for recording stock based compensation expense. Using the accelerated method, the compensation expense recorded would decrease by $0.5 million for the year ended December 31, 2015.

  (c)
  As a part of the acquisition, fair value adjustments applied to property, plant and equipment, or PP&E, resulted in an increase to the carrying value of PP&E by $17 million. If the acquisition had occurred on January 1, 2015, the depreciation expense for the year ended December 31, 2015 would have been increased by less than $1 million.

  (d)
  As a part of the acquisition, fair value adjustments applied to intangible assets resulted in an increase to the carrying value of intangible assets by $93 million. The additional amortization expense related to the increase in carrying value was $7 million for the year ended December 31, 2015.

  (e)
  GrafTech's statutory tax rate of 35% has been applied to these pro-forma adjustments.

  (f)
  To reverse acquisition related costs of $23 million for the year ended December 31, 2015 incurred by GrafTech, as they do not have a continuing impact on the combined company's financial results.

  (g)
  Acquisition debt of $354 million was incurred in relation to the GrafTech Acquisition; the stated interest rate applicable to this debt was LIBOR plus 1.4% which is used to calculate the pro forma interest expense of $4 million for the year ended December 31, 2015.

    The effect of a 1/8 percent variance in interest rate would result in a $1 million increase/decrease in annual interest expense.

(2)   Clearwater Acquisition

  In January 2015, our company participated with institutional investors to acquire oil and gas assets located in the Clearwater region of central Alberta, Canada. The Clearwater Acquisition was accounted for using the acquisition method of accounting under IFRS 3 with our company being identified as the accounting acquirer.

  Acquisition-related costs were immaterial in the year ended December 31, 2015. A preliminary purchase price allocation has been completed for this acquisition and is included in our company's Combined Carve-Out Financial Statements as of and for the year ended December 31, 2015. The final fair value determination and purchase price allocation may differ from this preliminary determination.

  In connection with the Clearwater Acquisition, the following tables reflect pro forma adjustments made to give effect to the acquisition had it occurred on January 1, 2015 for the Unaudited Condensed Combined Carve-Out Pro Forma Statement of Operating Results for the year ended December 31, 2015. The Unaudited Condensed Combined Carve-Out Pro Forma Statements of Operating Results of the Clearwater Acquisition may not be indicative of future results, however management believes that the adjustments provide a reasonable basis for presenting the significant effects of the acquisition. For the Unaudited Condensed Combined Carve-Out Pro Forma Statement of Operating Results for the year ended December 31, 2015. Clearwater's results from operations have only been

NOTES TO THE UNAUDITED CONDENSED COMBINED CARVE-OUT
PRO FORMA FINANCIAL STATEMENTS (Continued)

(2)   Clearwater Acquisition (Continued)

  considered up to the date of acquisition as the remainder of the results have been considered in our company's Combined Carve-out Statement of Operating Results.

US$ MILLIONS Year ended December 31, 2015(1)	Historical results(2)	Pro forma adjustments	Notes	Pro forma results for Clearwater
Revenues	$7			$7
Direct operating expenses	(3)			(3)

Revenues in excess of direct operating expenses	4	—		4
Depreciation and amortization expense	—	(3)	(a)	(3)
Gain on acquisition (net of deferred tax)	—	(171)	(b)	(171)

Adjusted income	$4	$(174)		$(170)

(1)
Represents results from operations from January 1, 2015 to the date of acquisition as the remainder of the results are included in our company's Combined Carve-out Statement of Operating Results.

(2)
Translated at an average foreign exchange rate of $0.83.

  Explanatory notes:

  (a)
  As a part of the acquisition, the fair value of PP&E acquired was estimated to be $806 million. If the acquisition had occurred on January 1, 2015, the depletion expense for the year ended December 31, 2015 would have been increased by approximately $3 million.

  (b)
  To eliminate the acquisition gain of $171 million that was recorded in connection with the Clearwater acquisition in the year ended December 31, 2015, as this gain does not have a continuing impact on the combined company's financial results.

(3)   Issuance of $15 million in Preferred Shares

  Brookfield will subscribe for an aggregate of $15 million of preferred shares of three of our subsidiaries. The preferred shares are entitled to receive a cumulative preferential cash dividend equal to 5% of their redemption value as and when declared by the board of the directors of the applicable entity and are redeemable at the option of the applicable entity at any time after the twentieth anniversary of their issuance.

  Our company and its subsidiaries are not obligated to redeem the preferred shares and accordingly, they have been determined to be equity of the applicable entities and are reflected as a $15 million increase in non-controlling interest in the Unaudited Condensed Combined Carve-Out Pro Forma Statement of Financial Position. The impact of the related dividends on the Unaudited Condensed Combined Carve-Out Pro Forma Statement of Operating Results for the year ended December 31, 2015 is immaterial.

(4)   Issuance of Redemption-Exchange Units

  The Holding LP will issue Redemption-Exchange Units to Brookfield that may, at the request of the holder beginning two years from the date of closing of this transaction, require the Holding LP to redeem all or a portion of the holder's units for cash in an amount equal to the market value of our company's units multiplied by the number of units to be redeemed (subject to certain adjustments). This right is subject to our company's right, at its sole discretion, to elect to acquire any unit so presented to the Holding LP in exchange for one of our company's units (subject to certain customary adjustments). If our company elects not to exchange the Redemption-Exchange Units for units of our company, the Redemption-Exchange Units are required to be redeemed for cash. The Redemption-Exchange Units provide Brookfield with the direct economic benefits and exposures to the underlying performance of the Holding LP and accordingly to the variability of the distributions of the Holding LP, whereas our company's unitholders have indirect access to the economic benefits and exposures of the Holding LP through direct ownership interest in our company which owns a direct interest in the Holding LP. Accordingly, the Redemption-Exchange Units have been presented as redeemable/exchangeable operating partnership units held by parent within non-controlling interests rather than equity of the parent company in the Unaudited Condensed Combined Carve-Out Pro Forma Statement of Financial Position. The Redemption-Exchange Units do not entail a contractual obligation on the part of our company to deliver cash and can be settled by our company, at its sole discretion, by issuing a fixed number of its own equity instruments on a one-for-one basis. The Redemption-Exchange Units are issued capital of the Holding LP, a subsidiary of our company, and as a result are not adjusted for changes in market value.

NOTES TO THE UNAUDITED CONDENSED COMBINED CARVE-OUT
PRO FORMA FINANCIAL STATEMENTS (Continued)

(5)   Issuance of general and limited partnership units

  On completion of the formation of our company, total partnership equity will include the general and limited partnership units. Total non-controlling interests will be comprised of (a) interests of others in consolidated subsidiaries and (b) the Redemption-Exchange Units and preferred shares held by Brookfield. Our company expects to issue 44 million limited partnership units upon completion of the spin-off.

  In addition to general and limited partnership units, we will issue a nominal amount of special limited partnership units which will entitle Brookfield to receive incentive distributions calculated as (a) 20% of the growth in the market value of our units quarter-over-quarter (but only after the market value exceeds the "Incentive Distribution Threshold" being initially $25.00 and adjusted at the beginning of each quarter to be equal to the greater of (i) our unit's market value for the previous quarter and (ii) the Incentive Distribution Threshold at the end of the previous quarter) multiplied by (b) the number of units outstanding at the end of the quarter (assuming full conversion of the Redemption-Exchange Units into units). For any quarter in which our company determines that there is insufficient cash to pay the incentive distribution, our company may elect to pay all or a portion of this distribution in Redemption-Exchange Units or may elect to defer all or a portion of the amount distributable for payment from available cash in future quarters.

  Based on approximately 44 million outstanding limited/general partnership units and 46 million Redemption-Exchange Units, if and when distributions on Special LP Units are declared by our company and the market value of the units increased by 10% in a quarter (after exceeding the Incentive Distribution Threshold of $25.00), then Brookfield would be entitled to receive incentive distributions of approximately $45 million which would be recorded in equity.

(6)   Other pro forma adjustments

  (i)
  Management fees

    Management fees are based on 1.25% of market value. The Unaudited Condensed Combined Carve-Out Pro Forma Statement of Operating Results reflect a charge of $20 million for the year ended December 31, 2015 with the associated tax effects of $5 million, representing an estimate of the annual management fee based on the pro forma carrying value of preferred shares, Redemption-Exchange Units and limited partnership units that would be paid by our company for services rendered in connection with the Master Services Agreement. The quarterly management fee will be based on the capitalization of our company and derived from our quarterly volume weighted trading price. A 10% decrease in our capitalization would result in a pre-tax annual decrease in management fees of approximately $3 million.

  (ii)
  Tax impacts

    The adjustment to reflect the tax effects of the pro forma adjustments made to the Unaudited Pro Forma Condensed Combined Carve-Out Statement of Operating Results is calculated at the average statutory rates in effect in each significant jurisdiction for the time periods presented which is approximately 26.5%. The tax impacts of the reorganization after giving effect to certain elements of the transaction as though they occurred on January 1, 2015 is a decrease in current tax expense of $7 million for the year ended December 31, 2015 and a decrease in deferred tax expense of $3 million for the year ended December 31, 2015.

(7)   Pro forma earnings per unit

  The unaudited pro forma weighted average number of basic units and basic earnings per unit for the year ended December 31, 2015 assume that approximately 44 million limited partnership units and four general partner units of our company will be issued as part of the spin-off.

  An increase of one million in the number of units that will be issued as part of the spin-off will decrease basic and diluted earnings per unit from $1.00 to $0.98 for the year ended December 31, 2015.

  Redemption-Exchange Units issued as part of the spin-off will amount to approximately 46 million units and can be exchanged into limited partnership units on a one to one basis. Redemption-Exchange Units do not have a dilutive impact on basic earnings per unit as they have the same economic characteristics as limited partnership units and participate in earnings pro-rata to limited partnership unitholders.

 SELECTED HISTORICAL FINANCIAL INFORMATION

        The following tables present selected financial data for the Business and should be read in conjunction with the combined carve-out financial statements of our company included elsewhere in this prospectus. The selected financial data for the Business as of December 31, 2015 and December 31, 2014 and for each of the years in the three years ended December 31, 2015 are derived from the combined carve-out financial statements of our company which are included elsewhere in this prospectus. The selected financial data for the Business as of December 31, 2013 and for the year ended December 31, 2012 are derived from combined carve-out financial statements of our company, that are not included in this prospectus. The information included in this section should also be read in conjunction with our unaudited condensed combined pro forma financial statements, or Unaudited Pro Forma Financial Statements, as of December 31, 2015 included elsewhere in this prospectus. Presentation of selected financial information as of December 31, 2012 and December 31, 2011 and for the fiscal period ended December 31, 2011 has not been provided due to the fact that the entities which comprise the combined carve-out financial statements had not existed as a combined standalone entity and could not be provided without unreasonable effort or expense.

	Year Ended December 31,
(US$ Millions)	2015	2014	2013	2012
Statement of Operating Results Data
Revenues	$6,753	$4,622	$4,884	$4,912
Direct operating costs	(6,132)	(4,099)	(4,440)	(4,433)
General and administrative expenses	(224)	(179)	(199)	(212)
Depreciation and amortization expense	(257)	(147)	(125)	(117)
Interest expense	(65)	(28)	(27)	(29)
Equity accounted income, net	4	26	26	14
Impairment expense, net	(95)	(45)	(4)	(72)
Gain on acquisitions and dispositions	269	—	101	67
Other income (expense), net	70	13	(4)	(20)

Income before income tax	323	163	212	110

Current income tax (expense)	(49)	(27)	(43)	(35)
Deferred income tax (expense)/recovery	(5)	9	45	5

Net income	$269	$145	$214	$80

Net income attributable to parent company	$208	$93	$184	$128
Net income (loss) attributable to non-controlling interests	$61	$52	$30	$(48)

(US$ Millions)	December 31, 2015	December 31, 2014	December 31, 2013
Statement of Financial Position Data
Cash and cash equivalents	$354	$163	$195
Total assets	7,635	4,405	4,205
Borrowings	2,074	808	637
Equity in net assets attributable to parent company	1,787	1,500	1,651
Non-controlling interests	1,297	635	580

Total equity in net assets	$3,084	$2,135	$2,231

 BUSINESS

Overview

        Our company is a business services and industrials company, focused on owning and operating high-quality businesses that are either low-cost producers and/or benefit from high barriers to entry. We will be Brookfield's primary vehicle for business services and industrial operations. Our principal business services include construction services, residential real estate services and facilities management. Our principal industrial operations are comprised of oil and gas exploration and production, palladium and aggregates mining, bath and shower products manufacturing, the production of graphite electrodes and the manufacturing and supply of engineered precast systems and pipe products. Prior to the spin-off, we will acquire from Brookfield our initial operations, which we refer to as the Business.

        The charts below provide a breakdown of total assets of $7.6 billion as of December 31, 2015 and revenue of $6.8 billion for the year ended December 31, 2015 by operating segment and region.(1)

        We seek to build value through enhancing the cash flows of our businesses, pursuing an operations-oriented acquisition strategy and opportunistically recycling capital generated from operations and dispositions into our existing platforms, new acquisitions and investments. We look to ensure that each of our businesses has a clear, concise business strategy built on its competitive advantages, while focusing on profitability, sustainable operating, product margins and cash flows. We emphasize downside protection by utilizing business plans that do not rely exclusively on top-line growth or excessive leverage.

        We plan to grow by acquiring positions of control or significant influence in businesses at attractive valuations and by enhancing earnings of the businesses we operate. In addition to pursuing accretive acquisitions within our current platforms, we will opportunistically pursue transactions to build new platforms or make investments where our expertise, or the broader Brookfield platforms, provide insight into global demand for goods and commodities to source acquisitions that are not available or obvious to competitors. We may partner with others, primarily institutional capital, to make acquisitions that we may not otherwise be able to make on our own. Accordingly, an integral part of our strategy is to participate with institutional investors in Brookfield

(1)
We have made acquisitions within our industrials business in 2015 that are not fully reflected in revenues for the periods presented, including the acquisition of our graphite electrode production operations in August 2015. In addition, we equity account for our Western Australia oil and gas operations, which were acquired in June 2015, therefore total revenues do not include revenues from these assets for the entire period presented.

sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield sponsored or co-sponsored partnerships that target acquisitions that suit our profile. Brookfield has a strong track record of leading such consortiums and partnerships and actively managing underlying assets to improve performance. Brookfield has agreed that it will not sponsor such arrangements that are suitable for us in the business services and industrial operations sectors unless we are given an opportunity to participate. See "Relationship with Brookfield — Relationship Agreement".

Business Services Operations

        Our business services operations are comprised principally of construction services, including construction management and contracting services, and residential real estate services and facilities management.

Construction Services

        Our construction services business is a leading international contractor with a focus on high-quality construction, primarily on large-scale, complex landmark buildings and social infrastructure. Construction projects are generally delivered through contracts whereby we take responsibility for design, program, procurement and construction for a defined price. Our business is based on a subcontractor model where we engage reputable specialists to perform specific scopes of work and whose obligations mirror those contained within the main construction contract. A smaller part of the business is construction management whereby we charge a fee for coordination of the sub-trades employed by the client. Founded in Perth, Australia in 1962, our construction services business was acquired by Brookfield as part of the privatization of Multiplex Group in 2007. Some of our landmark projects include One St. George Wharf in London, King Street Wharf in Sydney and Emirates Towers in Dubai. Today, we operate in Australia, Europe and the Middle East across a broad range of sectors, including: commercial, residential, social infrastructure, retail and mixed use properties.

        The table below provides a breakdown of revenues for our construction services segment by region for each of the years in the three year period ended December 31, 2015.

	Year Ended December 31,
(US$ Millions)	2015	2014	2013
Australia	$2,011	$1,903	$2,460
United Kingdom	963	481	479
Middle East	688	444	258
Other	171	198	88

Total	$3,833	$3,026	$3,285

        We believe the financial strength and stability of our construction services business and the mature and robust risk management processes we have adopted position us to effectively service our current client base and attract new clients. Historically, approximately two thirds of our work has been competitively tendered, with the balance being staged or direct negotiations. We identify opportunities from a number of different sources: for example, through invitations to tender, direct request from clients and/or their consultants and internal business development. We review available contracts and decide which contracts to pursue based on different factors including, size, duration, experience, geographic location, margins and risk associated with the contract. Generally, we are required to post between 5% and 10% of contract value as performance security under our contracts. The guarantees and bonds issued to clients are typically secured by indemnities against subcontractors. Repeat clients represent approximately 58% of our project value under contract. At December 31, 2015, our backlog of construction projects was approximately $7.3 billion, with a weighted average remaining project life of 1.4 years.

        The charts below provide a breakdown of backlog for our construction services segment by sector and geography as of December 31, 2015.

        Our clients benefit from our ability to share knowledge and resources across our business, as well as Brookfield's broader platforms, applying international best-practice initiatives and our experience to their projects. In addition, we seek to execute each project using a tailored approach that also includes our commitment to safety and quality and the benefit of a deep supplier and subcontractor network. Our client base includes both private and public sector entities, which combined with our geographical spread provides some protection against market fluctuations driven by economic cycles.

        We believe we are well positioned to pursue profitable growth in our key geographic areas of focus. Growth prospects differ from region to region. In Australia, we have strong market positions in Sydney, Melbourne and Perth but have opportunities for growth in Brisbane and in other large regional centers. We currently have a small footprint in the engineering and infrastructure sector, and the Australian government's commitment of A$42 billion to land-transport infrastructure projects presents a further opportunity. In Europe, we believe our most compelling growth opportunity is to increase our market share in U.K. private sector work, primarily in the commercial and residential spaces, as well as future opportunities in social infrastructure and other European cities. In the Middle East, we believe our growth opportunities will be primarily driven by sector expansion and geographical growth into regions in which we are not currently active.

        Other markets that we have been strategically targeting are Canada and India. Our first project in Canada was in 2010 when we secured the contract to oversee the completion of the Trump International Hotel & Residential Tower project in Toronto. Since then we have secured other projects covering the commercial, hotel and residential sectors. We are now leveraging our global experience to assist local developers with how to best integrate construction considerations into early development plans. We have been assessing the Indian market and have maintained a very small presence there for many years. In 2014, we entered into a strategic partnership with a local co-partner to jointly pursue high-quality, large, complex buildings projects for sophisticated private developers across India. Our partner is one of India's fastest growing infrastructure companies and our company combines their significant local presence and credentials with our international construction expertise with a goal to deliver state of the art construction technology, world class design management and high quality construction delivery to the Indian market.

        We believe we are well-positioned to capitalize on these growth opportunities for the following principal reasons:

  •
  Our large and diverse, global construction business.  Since 1962, our business has delivered in excess of 850 projects across diverse sectors and geographies and for a varied client base. Our projects under contract at December 31, 2015 were valued at $13.0 billion consisting of 96 projects. Our global platform provides us with access to leading edge construction techniques and technologies and a deep supply chain network. The size, geographical spread and sector spread of our global business limits our exposure to concentration risk, whether this is client, project, subcontractor or country risk.

  •
  Our strong market position, extensive experience and proven track record.  We have received numerous industry awards for innovative design which demonstrates our ability to deliver leading solutions to fit our clients' needs. A strong market position in our principal regions, Australia, the Middle East and Europe, allows us to attract top talent and secure competitive pricing from our subcontractors. We have long-standing and positive relationships with many subcontractors across the regions in which we operate. This allows us to be more selective in the projects we bid and consequently increases the likelihood of tender and delivery success. We are conscious of our market share in any given region and what is sustainable given market dynamics and resource availability.

  •
  Our strong risk management culture.  We aim to outperform in all aspects of construction, including commercial and operational risk management, to deliver both a safe and rewarding project. Governance of risk commences at a very early stage and involves all levels of the business. Any commitment to bid on a project requires agreement through a formal credit committee process, and robust credit charters are in place for each region, identifying standard acceptable commercial risk profiles. As part of our disciplined approach, we maintain and document strong, consistent project controls across all regions, including through the use of a project communication application, review of subcontractor financial strength, appropriate subcontractor security and comprehensive insurance reviews.

  •
  Our track record is underpinned by our high level of contracted revenue. With our balance sheet supplying us the necessary financial capabilities and our focus on cost, schedule, safety and quality, we are able to consistently complete complex projects. Our repeated delivery of successful outcomes for clients facilitates the replacement of our projects under contract. We believe that our ability to withstand changing economic cycles is testament to the strength and proficiency of our business and team.

Other Business Services

        In addition to construction services, we provide a variety of other business services, principally related to residential real estate and facilities management, where the broader Brookfield platform provides a competitive advantage. Our focus is on building high-quality platforms where quality of service and/or a global footprint are competitive differentiators. In keeping with our overall strategy, we seek to pursue accretive acquisitions to grow our existing platforms and create new ones and to opportunistically make investments where our operating footprint provides us with an advantage in doing so.

        Our business services are typically defined by medium to long-term contracts, which include the services to be performed and the margin to be earned to perform such services. While we still retain overall timing risk, volume of services risk and performance risk, there is limited risk to the actual margin earned to provide the services. The result is stable long-term margins which allow management to focus on the successful performance of services and generating new business. Our business services activities are seasonal in nature and affected by the general level of economic activity and related volume of services purchased by our clients.

        Many of our clients consist of corporations and government agencies. These customers are often large credit-worthy counterparties thereby reducing risks to cash flow streams. The goodwill that we have created with our customers gives us the ability to generate future business through the cross-selling of other services, particularly in connection with global clients where consistency of performance on a global basis can be important.

        The charts below provide a breakdown of revenues for our other business services segment by region and business unit for the year ended December 31, 2015.

        The table below provides a breakdown of revenues for our other business services segment by region in each of the three year period ended December 31, 2015.

	Year Ended December 31,
(US$ Millions)	2015	2014	2013
United States	$564	$623	$763
Canada	771	167	188
Australia	274	7	16
United Kingdom	58	46	37
Other	24	15	13

Total	$1,691	$858	$1,017

Residential Real Estate Services

        We are a leading full service provider of relocation and related consulting services to individuals and institutions on a global basis. With offices in Asia, Europe, North America and South America, and nearly 2,000 employees, we have the expertise and resources to provide globally integrated, customizable services to our clients. Client contracts are typically executed for three to five year terms. We identify opportunities from different sources, including through relationships with current and former clients, subscriber services, suppliers and other partners within the industry and through internal business development. With the number of suppliers involved in an employee's relocation or assignment, effective supply chain management is crucial to the overall success of a company's mobility program. We maintain a network of independent suppliers that enables us to support our clients and their transferred employees around the world. Our dedicated supply chain management team is focused on supplier selection, training and performance and handles the screening, selection, monitoring and managing of our supplier network. A portion of our business service activity is seasonal in nature and is affected by the general level of economic activity and related volume of services purchased by our clients. For example, most moves typically occur in the spring and summer months, during school year breaks and we also experience peaks in activity from some government clients corresponding with the start of their fiscal year.

        We also provide services to residential real estate brokers through franchise arrangements under a number of brands in Canada, including the nationally recognized brand Royal Lepage, and in the United States through a joint venture with Berkshire Hathaway, operating under the brand name Berkshire Hathaway Home Services, which was established in 2012. We also directly operate residential brokerages in select cities in Canada and provide valuations services to financial institutions in Canada where we process an average of 180,000 residential property appraisals per year.

Facilities Management

        Our facilities management business originated in Canada as a joint venture between Brookfield and Johnson Controls. In 2013, the joint venture was expanded to include Australia and New Zealand as a result of the merger by Brookfield of its facilities management operations, which were acquired in conjunction with the acquisition of Multiplex Inc. in 2007, with Johnson Controls facilities management business. In 2014, we were awarded a large government contract to provide integrated facilities management services for 7 years, excluding three 2-year extension options. We will be managing approximately 50 million square feet of real estate under this contract. In addition, we have successfully on-boarded over 1,000 employees in the past year as a result of recent contract wins. In the first half of 2015, Brookfield acquired the balance of the joint venture together with institutional partners in its private equity fund such that the business is now owned by us alongside institutional partners and consolidated into our results.

        Within our facilities management business we provide design and project management, professional services and strategic workplace consulting to customers from sectors that range from government, military, financial institutions, utilities, industrial and corporate offices. Our contract expirations range from month-to-month to 28 years. We seek to provide a cost effective outsourcing alternative for integrated facilities management, or IFM, services to our customers by leveraging our scale, expertise and self-perform capabilities. We manage over 250 million square feet of real estate across Canada and Australia with the goal of delivering services that drive sustainable cost reductions for our clients. We believe that we are differentiated from our competitors as a result of 20 years of developed best practices in our core competency of being a "hard facilities management" provider via our mobile fleet of technicians and in-house expertise and our integrated technology platform that allows customers to obtain real time insight into all aspects of their facilities. Our IFM business benefits from high retention rates, which we believe demonstrates our ability to add value to our customers.

        These businesses have largely been built on an "outsourcing" model — providing services that are often deemed non-core to the operations of our customers' business. We believe that there is a growing trend where organizations are increasingly looking to outsource their real estate facilities management services, which therefore provides several opportunities for new business and expansion.

Industrial Operations

        Our industrial operations leverage the history and pedigree of Brookfield as an owner and operator of capital intensive and/or commodity-related businesses. Our industrial operations business has been built using the acquisition strategy that we have adopted for our business generally and is principally comprised of Canadian oil and gas exploration and production, principally through our coal-bed methane, or CBM, platform in Alberta, Canada; offshore Western Australia oil and gas exploration and production (acquired in June 2015), specialty metal and aggregates mining operations in Canada and select industrial manufacturing operations comprised principally of the global production of graphite electrodes, the manufacturing of infrastructure support products such as pre-cast concrete products and corrugated pipe and other drainage products in Canada and the manufacturing of bath and shower products in North America.

        The table below provides a breakdown of revenues for our industrial operations by region in each of the three year period ended December 31, 2015(1).

	Year Ended December 31
(US$ Millions) Total	2015	2014	2013
Canada	$775	$557	$418
United States	277	175	159
Europe	117	6	5
Other	60	—	—

Total	$1,229	$738	$582

        The charts below provide a breakdown of revenues and assets for our industrial operations segment by business unit for the year ended and as of December 31, 2015.(1)

(1)
We have made acquisitions within our industrials business in 2015 that are not fully reflected in revenues for the period presented, including the acquisition of our graphite electrode production operations in August 2015. In addition, we equity account for our Western Australia oil and gas operations, which were acquired in June 2015, therefore total revenues do not include revenues from these assets for the entire period presented.

Oil and Gas Operations(1)(2)

        Our global oil and gas properties produce approximately 108,000 boe/d(3) of which 53,000 boe/d is from our Canadian properties, and 55,000 boe/d(3) is from our Australian properties. 93% of production from our Canadian properties is natural gas and 65% of production from our Australian properties is contracted offshore natural gas.

Canadian Oil and Gas Operations

        Our CBM properties are characterized by long-life, low-decline reserves located at shallow depths and are low-risk with low-cost drilling and production with little to no associated water. We believe this ensures an ability to generate cash flow even in a low underlying commodity price environment. Our operating costs in our CBM platform are currently estimated at $0.95 per Mcf of natural gas. Our CBM platform includes over 7,000 miles of gathering pipelines and a significant number of facilities with the capacity to process over 500 MMcf/d of natural gas.

        Our CBM properties are located along the Horseshoe Canyon coal trend in the central part of the Province of Alberta. These properties were acquired through a series of acquisitions, including the following:

  •
  In October 2012, we acquired 14 MMcf/d(4) of oil and gas assets in Central Alberta for approximately $31 million;

  •
  In September 2013, we acquired 75 MMcf/d(4) of oil and gas assets in Central Alberta for approximately $200 million;

  •
  In May 2014, we acquired 15 MMcf/d(4) of oil and gas assets in Central Alberta for approximately $45 million; and

  •
  In January 2015, we acquired CBM natural gas assets in Central Alberta for approximately $451 million more than doubling daily production, which increased by approximately 180 MMcf/d(4).

        In addition to our CBM properties, approximately 3,000 boe/d(4), or 6% of the current production volumes, are from operations in Alberta, Canada with a focus on deep basin liquids rich resource plays complemented by light oil and include the Montney, Upper Doig and Ellerslie Formation targets. These targets are explored for, developed and exploited through horizontal drilling and modern completion techniques.

Australian Oil and Gas Operations

        Our Australian properties were acquired in June 2015 and are held through a joint venture formed prior to the acquisition. Our company's equity accounted portion in such properties is approximately 17%. Our Australian business is focused on low-cost, base producing assets with low-risk development projects. We produce approximately 55,000 boe/d3 of oil and gas from nine fields, being one of the largest suppliers of natural gas into the Western Australian domestic market. Our operations also benefit from a vast exploration portfolio covering more than ten million acres and critical onshore and offshore infrastructure comprised of three domestic gas plants and two floating production, storage and offloading vessels that produce oil for the Asian oil markets.

        Our strategy is to deliver stable, natural-gas weighted production and strong free cash flow due to our predicable reservoir performance, low cost of production and established infrastructure position. We will also pursue growth initiatives based on (i) a gas-focused exploitation strategy leveraging existing infrastructure,

(1)
We have adopted the standard of 6 Mcf:1 Bbl when converting natural gas to oil equivalent. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf:1 Bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency of 6 Mcf:1 Bbl, utilizing a conversion ratio at 6 Mcf:1 Bbl may be misleading as an indication of value.
(2)
Consolidated Subsidiaries, entities which we control and account for on a consolidated basis, are entirely composed of our Canadian oil and gas operations. Our Australian properties were acquired in June 2015 and comprise our entire oil and gas investments within our Equity Affiliate.
(3)
Represents full company interest production, not our company's equity interest.
(4)
Net of interests to others, but before deduction of royalties.

(ii) identified, low-risk infill and sidetrack drilling in existing oil producing fields and (iii) a balanced oil and gas focused exploration strategy seeking to advance our portfolio of exploration acreage into new productive areas. We also expect external growth opportunities to surface in the current commodity down-cycle, and we believe we are well positioned to capitalize on such opportunities by virtue of our established operations in the region, our position in the domestic gas market and our infrastructure position, which currently has capacity that allows for growth.

Oil and Gas Reserves Data(5)

        On a total proved basis the reserve life for our assets is currently 10.7 years and on a total proved and probable basis the reserve life is currently 15.2 years. Our Canadian operations have an annual decline rate of approximately 7 to 8% with drilling depths ranging from 400 to 1,200 meters and consist entirely of onshore wells. Our Australian operations are comprised of oil operations with an average annual decline rate of approximately 20% and natural gas operations that exhibit relatively flat year-over-year production profiles. Drilling depths range from 1,000 to 5,000 meters, generally in shallow water depths, for subsea wells in our Australian operations.

        We expect to incur future costs associated with dismantlement, abandonment and restoration of our assets. The present value of the estimated future costs to dismantle, abandon and restore are added to the capitalized costs of our oil and gas properties and recorded as a long-term liability. The capitalized cost is included in the oil and gas property costs that are depleted over the life of the assets.

  Proved Reserves

        Evaluation and Review of Proved Reserves.    Our historical proved reserve estimates were prepared by our internal staff of petroleum engineers and they ensure the integrity, accuracy and timeliness of the data used to calculate our proved reserves relating to our oil and gas assets. Copies of our internal determination of proved reserves as of December 31, 2015 are included herein.

        Our internal technical team members determine, assess and evaluate the assumptions and methods used in the proved reserve estimation process. We utilize historical information for our properties, such as ownership interest, oil and gas production, well test data, commodity prices and operating and development costs. Ken Ronaghan, Glen Fisher and Craig Marshall, our respective senior engineering executives responsible for oil and gas reserves, which we refer to as our Internal Engineers, are primarily responsible for overseeing the preparation of all of our reserve estimates. Our Internal Engineers are petroleum engineers with collectively over 90 years of reservoir and operations experience and our geoscience staff averages over 15 years of industry experience per person. In addition, we use external reserves evaluation firms to assist in our preparation of reserves information.

        The preparation of our proved reserve estimates are completed in accordance with our internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

  •
  review and verification of historical production data, which data is based on actual production as reported by us;

  •
  preparation of reserve estimates by our Internal Engineers or under their direct supervision;

  •
  review by our Internal Engineers of all of our reported proved reserves at the close of each quarter, including the review of all significant reserve changes and all new proved undeveloped reserves additions;

  •
  direct reporting responsibilities by our senior engineering executives to the specific company chief executive officer(s) and to the respective operating company board of directors; and

  •
  verification of property ownership by our specific company land and legal departments.

(5)
Canadian and Australian oil and gas reserves disclosure as prescribed by NI 51-101 can be found in Appendix A. Reserves disclosure presented herein (other than Appendix A) is in accordance with the requirements of the SEC. All crude oil, natural gas and natural gas liquids information is presented as net of royalty volumes unless otherwise indicated.

        Estimation of Proved Reserves.    Under SEC rules, proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a "high degree of confidence that the quantities will be recovered." All of our proved reserves as of December 31, 2015 were estimated using a deterministic method. The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (1) production performance-based methods; (2) material balance-based methods; (3) volumetric-based methods; and (4) analogy. These methods should generally be used in combination by the reserve evaluator in the process of estimating the quantities of reserves if feasible. Reserves for proved developed wells were estimated using production performance methods for the vast majority of properties. Certain developed properties with very little production history were forecast using a combination of production performance and analogy to similar wells or reservoirs, both of which are considered to provide a relatively high degree of confidence. Undeveloped reserve estimates, were forecast using both volumetric and analogy methods, if feasible. These methods provide a relatively high degree of confidence for predicting proved developed and proved undeveloped reserves for our properties, due to the mature nature of the properties targeted for development and an abundance of subsurface control data.

        To estimate recoverable proved reserves and related future net cash flows, our Internal Engineers considered many factors and assumptions, including the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates.

        Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to our estimated proved reserves, the technologies and economic data used in the estimation of our proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, available seismic data and historical well cost and operating expense data. See "Notice Regarding Presentation of our Reserve Information".

  Summary of Oil and Gas Reserves

        The following table presents our estimated net proved oil and gas reserves for the three years ended December 31, 2015 based on the proved reserve report prepared by our Internal Engineers. Estimates of proved reserves are included herein and our estimates of net proved reserves have not been filed with or included in reports to any federal authority or agency other than included herein with the SEC.

  Consolidated Subsidiaries (Canadian operations)

	Year Ended December 31,
	2015	2014	2013
Proved developed reserves:
Oil (MBbls)	1,248	1,362	1,117
Natural gas (MMcf)	1,025,259	353,283	261,408
NGLs (MBbls)	563	455	369
Combined (MBOE)	172,688	60,698	45,053
Proved undeveloped reserves:
Oil (MBbls)	—	23	—
Natural gas (MMcf)	—	73,078	41,338
NGLs (MBbls)	—	171	76
Combined (MBOE)	—	12,374	6,966
Proved reserves:
Oil (MBbls)	1,248	1,385	1,117
Natural gas (MMcf)	1,025,259	426,361	302,746
NGLs (MBbls)	563	626	445
Combined (MBOE)	172,688	73,072	52,019

  Equity Affiliate (Australian operations)(6)

	Year Ended December 31,
	2015	2014	2013
Proved developed reserves:
Oil (MBbls)	2,169	—	—
Natural gas (MMcf)	85,731	—	—
NGLs (MBbls)	537	—	—
Combined (MBOE)	16,995	—	—
Proved undeveloped reserves:
Oil (MBbls)	831	—	—
Natural gas (MMcf)	57,929	—	—
NGLs (MBbls)	580	—	—
Combined (MBOE)	11,066	—	—
Proved reserves:
Oil (MBbls)	3,000	—	—
Natural gas (MMcf)	143,661	—	—
NGLs (MBbls)	1,117	—	—
Combined (MBOE)	28,060	—	—

(6)
All of the Equity Affiliate reserves were acquired in June 2015 and reserve volumes represent our company's equity interest, not full company interest.

  Consolidated Subsidiaries and Equity Affiliate

	Year Ended December 31,
	2015	2014	2013
Proved developed reserves:
Consolidated Subsidiaries (MBOE)	172,688	60,698	45,053
Equity Affiliate (MBOE)	16,995	—	—
Total (MBOE)	189,683	60,698	45,053
Proved undeveloped reserves:
Consolidated Subsidiaries (MBOE)	—	12,374	6,966
Equity Affiliate (MBOE)	11,066	—	—
Total (MBOE)	11,066	12,374	6,966
Proved reserves:
Consolidated Subsidiaries (MBOE)	172,688	73,072	52,019
Equity Affiliate (MBOE)	28,060	—	—
Total (MBOE)	200,748	73,072	52,019

  Proved Undeveloped Reserves (PUDs)

        As of December 31, 2015, our proved undeveloped reserves were composed of 831 MBbls of oil, 57,929 MMcf of natural gas and 580 MBbls of NGLs, for a total of 11,066 MBOE. PUDs will be converted from undeveloped to developed as the applicable wells begin production.

        The following table summarizes our changes in PUDs during 2015 (in MBOE):

	Equity Affiliates(7)	Consolidated Subsidiaries
Balance, December 31, 2014	n/a	12,374
Purchases of minerals-in-place	n/a	—
Extensions and discoveries	n/a	—
Revisions of previous estimates	n/a	(12,088)
Transfers to proved developed	n/a	(286)

Balance, December 31, 2015	11,066	—

        The change in our Consolidated Subsidiaries' PUDs are a result of lower commodity pricing negatively impacting the economics of previously booked PUD locations. The change in our Equity Affiliate's PUDs is a result of the acquisition of our Australian operations during the year.(7)

        All of the PUD drilling locations are scheduled to be drilled within five years of initial booking.

(7)
Reserve volumes represent our company's equity interest, not full company interest. All of the Equity Affiliate reserves were acquired on June 5, 2015 and as such, there were no reserve balances as of December 31, 2013 or December 31, 2014. Consequently, there were also no reserve balances as of December 31, 2014 from which to provide a reconciliation.

Oil and Gas Production Prices and Production Costs

  Production and Price History(8)

        The following table sets forth information regarding the production of oil, natural gas and NGLs, and certain price and cost information for the periods indicated:

	Year Ended December 31,
	2015	2015	2014	2013
	Equity Affiliate(9) (Australia)	Consolidated Subsidiaries (Canada)
Total production volumes:
Oil (MBbls)	812	337	245	220
Natural gas (MMcf)	7,230	110,247	46,103	24,228
NGLs (MBbls)	59	164	141	100
Combined (MBOE)	2,076	18,875	8,070	4,358
Oil — Net of Royalties(10) (MBbls)	812	314	207	188
Natural Gas — Net of Royalties(10) (MMcf)	7,230	103,775	41,664	22,353
NGLs — Net of Royalties(10) (MBbls)	59	148	117	86
Combined — Net of Royalties(10) (MBOE)	2,076	17,758	7,268	3,999
Average daily production:
Oil (MBbl/d)	3.9	0.9	0.7	0.6
Natural gas (MMcf/d)	34.4	302.0	126.3	66.4
NGLs (MBbl/d)	0.3	0.4	0.4	0.3
Combined (MBOE/D)	9.9	51.7	22.1	11.9
Oil — Net of Royalties(10) (MBbl/d)	3.9	0.8	0.6	0.5
Natural Gas — Net of Royalties(10) (MMcf/d)	34.4	284.5	114.1	61.2
NGLs — Net of Royalties(10) (MBbl/d)	0.3	0.4	0.3	0.2
Combined — Net of Royalties(10) (MBOE/D)	9.9	48.6	19.9	11.0
Average realized prices:
Oil ($/Bbl) (excluding impact of cash settled derivatives)	$47.67	$41.84	$78.40	$83.12
Oil ($/Bbl) (after impact of cash settled derivatives)	$59.43	$41.84	$78.40	$83.12
Natural gas ($/Mcf) (excluding impact of cash settled derivatives)	$4.28	$2.14	$4.02	$3.18
Natural gas ($/Mcf) (after impact of cash settled derivatives)	$4.28	$2.23	$4.06	$3.17
NGLs ($/Bbl)	$40.87	$30.17	$67.61	$70.13
Combined ($/BOE) (excluding impact of cash settled derivatives)	$33.97	$13.48	$26.54	$23.43
Combined ($/BOE) (after impact of cash settled derivatives)	$38.40	$14.04	$26.77	$23.37
Expenses (per BOE)
Lease operating	$11.21	$7.14	$9.46	$10.56
Production, severance and ad valorem taxes	—	—	—	—
Depletion, depreciation and amortization	29.70	$7.08	$8.87	$10.27
General and administrative	$0.16	$0.94	$1.11	$1.96

(8)
Unless otherwise indicated, production figures are presented net of interests due to others, but before deduction of royalties, as we believe net production before royalties is more appropriate in light of our Canadian and Australian operations and their royalty regimes.
(9)
Our Australian properties were acquired in June 2015 and comprise our entire oil and gas investments within our Equity Affiliate. As such, results from 2015 are presented as from inception (June 5, 2015) to December 31, 2015. Production volumes represent our company's equity interest, not full company interest.
(10)
Production figures presented net of interests due to others and net of royalties.

  Productive Wells

        As of December 31, 2015, we owned an average 90.4% working interest in 10,515 gross (9,505 net) productive natural gas wells and an average 43.8% working interest in 112 gross (49 net) productive oil wells. Productive wells consist of producing wells and wells capable of production, including oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which we have an interest, and net wells are the sum of our fractional working interests owned in gross wells.

  Developed and Undeveloped Acreage

        The following table sets forth information as of December 31, 2015 relating to our leasehold acreage, production licenses, exploration licenses and retention leases. Developed acres are acres spaced or assigned to productive wells and does not include undrilled acreage held by production under the terms of the respective agreements. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves. A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned. A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

	Developed Acreage		Undeveloped Acreage		Total Acreage
Area	Gross	Net	Gross	Net	Gross	Net
Canada (Consolidated Subsidiaries)
Horseshoe Canyon	2,000,942	1,688,559	574,207	473,392	2,575,149	2,161,951
Other	88,383	56,261	123,436	91,290	211,819	147,551
Australia (Equity Affiliate)(11)	136,153	76,099	2,705,970	1,607,513	2,842,123	1,683,612

Total	2,225,478	1,820,919	3,403,613	2,172,195	5,629,091	3,993,114

        For our Consolidated Subsidiaries' operations in Canada, many of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. As of January 1, 2016, we had leases representing 102,751 gross (94,419 net) acres scheduled to expire in 2016, 660,659 gross (659,979 net) acres scheduled to expire in 2017, 24,017 gross (22,872 net) acres scheduled to expire in 2018, 26,402 gross (26,391 net) acres scheduled to expire in 2019 and 6,611 gross (6,197 net) acres scheduled to expire in 2020. We have not attributed any PUD reserves to acreage whose expiration date precedes the scheduled date for PUD drilling.

        For our Equity Affiliate's operations in Australia, many of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless renewed prior to such date, in which event the lease will remain in effect for a further period of five years or, if production is subsequently established, until the cessation of production. As of January 1, 2016, we had leases representing 152,952 gross (78,872 net) acres scheduled to expire in 2016, 1,212,430 gross (534,735 net) acres scheduled to expire in 2017, 660,647 gross (329,885 net) acres scheduled to expire in 2018, 44,739 gross (36,519 net) acres scheduled to expire in 2019 and 550,683 gross (542,983 net) acres scheduled to expire in 2020. We have not attributed any PUD reserves to acreage whose expiration date precedes the scheduled date for PUD drilling.

(11)
Acreage represents our company's equity interest, not full company interest.

  Drilling Results(12)

        The following table sets forth information with respect to the number of wells completed during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

  Consolidated Subsidiaries (Canadian Operations)

	Year Ended December 31,
	2015		2014		2013
	Gross	Net	Gross	Net	Gross	Net
Development Wells:
Productive	8.0	7.8	132.0	115.8	47.0	28.9
Dry holes	—	—	—	—	—	—

	8.0	7.8	132.0	115.8	47.0	28.9

Exploratory Wells:
Productive	—	—	—	—	—	—
Dry holes	—	—	—	—	—	—

	—	—	—	—	—	—

Total:
Productive	8.0	7.8	132.0	115.8	47.0	28.9
Dry holes	—	—	—	—	—	—

	8.0	7.8	132.0	115.8	47.0	28.9

        During 2015 our Canadian operations focused on low cost recompletions and optimizations primarily from the Cleanwater acquisition, rather than drilling new wells.

  Equity Affiliate(13) (Australian Operations)

	Year Ended December 31, 2015
	Gross	Net
Development Wells:
Productive	0.9	0.3
Dry holes	—	—

	0.9	0.3

Exploratory Wells:
Productive	—	—
Dry holes	0.2	0.1

	0.2	0.1

Total:
Productive	0.9	0.3
Dry holes	0.2	0.1

	1.1	0.4

        As of December 31, 2015, our Canadian operations had no gross or net wells in the process of drilling, completing or shut in awaiting infrastructure that are not reflected in the above table. As of December 31, 2015, our Australian operations had 0.4 gross (0.1 net) wells in the process of drilling, completing or shut in awaiting infrastructure that are not reflected in the above table.(13)

(12)
Gross includes interests owned by others while Net excludes interests owned by others.

(13)
Represents our company's net equity interest in wells, not full Equity Affiliate company interest.

Forward Contracts

        Operational results and financial condition are dependent upon the prices received for oil and gas production. Oil and gas prices have fluctuated widely in recent years. Such prices are primarily determined by economic and political factors. Supply and demand factors, as well as weather and conditions in other oil and gas regions of the world also impact prices. Any upward or downward movement in oil and gas prices could have an effect on the oil and gas platform's financial condition.

        We have implemented a hedging policy for our Canadian operations using, amongst others, collars and fixed price swaps to hedge our gross natural gas production on a three year rolling basis, including up to 50% in year one, up to 25% in year two and up to 10% for year three. These hedging activities could expose our company to losses or gains.

        Our Australian operations and resulting cash flows are comparatively sheltered from commodity movements, with 159 MMboe of total company oil and gas reserves (not our company's net equity interest) hedged or contracted at December 31, 2015. Our strong existing customer base and attractive long-term contract profile are enhanced further through a long-term gas sales agreement with an existing customer, one of the largest users of natural gas in Western Australia. Under the terms of our arrangement, we have a long-term "take or pay" contract commencing in 2020 at a base price that compares favorably to our full-cycle supply cost. The result of these arrangements is that approximately 93% of our oil and gas production volumes are subject to customer contracts or fixed price swaps in 2016.

Well Servicing Operations

        Our energy operations also include contract drilling and well-servicing operations primarily located in the Western Canadian Sedimentary Basin, or WCSB. We are the sixth-largest production servicing and drilling platform in Western Canada, which includes 72 service rigs, nine coil rigs and nine telescopic double drilling rigs. A significant portion of the servicing revenue is derived from large national and international oil and gas companies which operate in Alberta, Canada. In May 2014, pursuant to a plan of arrangement under the Business Corporations Act (Alberta), we acquired all of the issued and outstanding shares of a contract drilling business. The acquisition enabled us to continue our growth strategy and enter the contract drilling services business in Western Canada. At closing, we acquired a fleet of eight telescopic double drilling rigs with depth ratings from 3,200 to 4,500 metres with a ninth rig under construction. We believe the business is positioned for the changing demands of the oil and natural gas customers for horizontal drilling and deeper depths as well as servicing steam assisted gravity drainage wells.

        We experience seasonality in this business as the ability to move heavy equipment safely and efficiently in Western Canadian oil and gas fields is dependent on weather conditions. Additionally, our well servicing operations are impacted by the cyclical nature of the oil and gas sector. Volatility of commodity prices and changes in capital and operating budgets of upstream oil and gas companies impact the level of drilling and servicing activity.

Specialty Metals and Aggregates Mining

        Our mining operations currently consist of a limestone aggregates quarry located in northern Alberta, that supplies the Alberta oil sands industry, and a palladium mining operation that has been operating the Lac des Iles mine, or LDI Mine, located in Ontario, Canada since 1993.

        Our industrial minerals operations in Alberta are principally comprised of the operation and development of a limestone mine with 459.2 million tonnes of proven mineral reserves and 539.5 million tonnes of probable mineral reserves located in the heart of the Athabasca oil sands region approximately 60 km north of Fort McMurray, Alberta. Current operations are focused on the sale of limestone aggregates to large oil sands customers that require significant quantities of aggregates to build out roads, bridges, lay-down areas, facility pads, dams, water systems and other critical infrastructure. Total sales volume for 2015 was 1.9 million tonnes. In addition to our current limestone mining operations, we also hold leases for limestone and other minerals covering approximately one million acres in the surrounding area that encompass a large portion of the mineable Athabasca oil sands region of Alberta.

        Our LDI Mine is currently one of only two primary producers of palladium in the world. Palladium is a specialty metal in the platinum group of metals, primarily used in the manufacture of catalytic converters for automobiles. We acquired the mine by converting our senior secured loan position, which we held since 2013, into an ownership position when the mine underwent a recapitalization in 2015. Since acquiring control of the mine, we have embarked on a number of initiatives targeted at expanding production and reserves and reducing cash costs. As of January 1, 2015, LDI had approximately 918,000 ounces of proven reserves which was comprised of 11.9 million tonnes of near surface ore with a palladium grade of 0.99 grams per tonne and 4.3 million tonnes of underground ore with a palladium grade of 3.86 grams per tonne. There are very few palladium producing regions worldwide and few known economically viable ore bodies. Russia and South Africa, which are known to be higher-risk jurisdictions, account for approximately 75% of global mine palladium production. Growth in palladium mine supply is constrained, due to political, infrastructure cost and labour issues in South Africa, declining palladium production in Russia and a limited number of new projects on the horizon in the near term.

        The primary underground deposits on our property are the Offset and Roby zones. Over the last few years, underground mining operations have been transitioning to a shaft based ore handling system from a ramp based one. In 2014, our company successfully transitioned from ramp access to shaft access and was focused on the ramp up of underground mining using the new shaft and completion of upgrades to the ore handling system to access new and deeper mining areas of the Offset Zone. We have legal and constructive obligations for future site reclamation and closure of the mine sites. Estimated closure and restoration costs are provided for in the accounting period when the obligation arising from the related disturbance occurs.

Graphite Electrodes Production

        We are a leading manufacturer of graphite electrodes, advanced carbon and graphite materials and needle coke products used in the production of graphite electrodes. Graphite electrodes are primarily used in electric arc furnaces, or EAF, in mini-mill steelmaking and a significant portion of our sales is to the steel production industry. We completed the acquisition of this business in August 2015 at what we believe was a low point in the industry cycle driven primarily by oversupply and downward price pressure in the steel market.

        Electrodes are key components of the conductive power systems used to produce steel and non-ferrous metals. Approximately 70% of our graphite electrodes sold are consumed in the EAF steel melting process, the steel making technology used by all "mini-mills", typically at a rate of one graphite electrode every eight to ten operating hours. We believe that mini-mills constitute the higher long-term growth sector of the steel industry and that there is currently no commercially viable substitute for graphite electrodes in EAF steel making. The remaining approximately 30% of electrodes sold are primarily used in various other ferrous and non-ferrous melting applications, including steel refining (ladle furnace operations for both EAF and basic oxygen furnace steel production), fused materials, chemical processing and alloy metals.

        The manufacture of a graphite electrode takes, on average, about two months. We manufacture graphite electrodes ranging in size up to 30 inches in diameter and over 11 feet in length, and weighing as much as 5,900 pounds (2.6 metric tons). The manufacture of graphite electrodes includes six main processes: forming the electrode, baking the electrode, impregnating the electrode with a special pitch that improves the strength, rebaking the electrode, graphitizing the electrode using electric resistance furnaces and machining.

        The primary raw materials for electrodes are engineered by-products and residues of the petroleum and coal industries. We use these raw materials because of their high carbon content. The primary raw materials for graphite electrodes are calcined needle coke and pitch. We produce petroleum needle coke at one manufacturing facility in the United States and currently produce a substantial portion of our needle coke requirements.

        Petroleum needle coke, a crystalline form of carbon derived from decant oil, is used in the production of graphite electrodes. Petroleum needle coke is produced through a manufacturing process very similar to a refinery. The production process converts decant oil into petroleum needle coke shaped in a needle-like structure. Pitch needle coke is produced using coal-tar pitch.

        We purchase other raw materials from a variety of sources and believe that the quality and cost of our raw materials on the whole is competitive with those available to our competitors. Our needle coke production allows us to be the only vertically integrated graphite electrode manufacturer. We believe that we are the world's second largest petroleum-based needle coke producer and assuming normal annual maintenance, a product mix of only normal premium petroleum needle coke production and related by-products, the annual capacity is approximately 140,000 metric tons.

        The primary raw material used to make petroleum needle coke is decant oil, a by-product of the gasoline refining process. We are not dependent on any single refinery for decant oil. While we have purchased a substantial majority of our raw material inventory from a limited number of suppliers in recent years, we believe that there is an abundant supply of suitable decant oil in the United States available from a variety of sources.

        In addition, we manufacture carbon, graphite and semi-graphite refractory products, which protect the walls of blast furnaces and submerged arc furnaces. We provide advanced graphite and carbon materials used in the transportation, solar and oil and gas exploration industries and manufacture flexible graphite products, enabling thermal management solutions for the electronics industry.

        Our manufacturing facilities principally consist of four graphite electrode facilities located in Spain, France, the United States and Mexico, a petroleum needle coke facility in the United States, an electrode machining center in Brazil and specialty graphite and carbon products manufacturing facilities and sales offices across the globe. We currently have the operating capability, depending on product demand and mix, to manufacture approximately 195,000 metric tons of graphite. Our strategy is to be a low-cost producer in an industry where there are high barriers to entry given the high capital investment and the extensive product, process and material science knowledge required in the production process.

        Our operations have over 125 years of experience in the research and development of graphite and carbon based solutions and our intellectual property portfolio is extensive. We conduct our research and development both independently and in conjunction with our strategic suppliers, customers and others. For example, we are currently streamlining our processes with shorter lead times, lower costs, higher quality products and exceptional service which should allow us to generate cash flows and returns as we come out of the trough in this cyclical business. A new dedicated innovation and technology center located near the corporate headquarters in Ohio was opened in February 2015 and it focuses on all of our products.

        We sell globally to customers in industries such as metal production, electronics, chemicals, aerospace and transportation. We sell our products primarily through our direct sales force, independent sales representatives and distributors, all of whom are trained and experienced with our products. We have a large customer technical service organization, with supporting application engineering and scientific groups.

Bath and Shower Products Manufacturing

        We manufacture and distribute a broad range of bath and shower products for the residential housing market in North America. We have a recognized and established brand, MAAX, that is sold at major retailers across North America.

        Our operations include eight manufacturing facilities, four in the United States and four in Canada, as well as a procurement office in China. Our existing operations have the ability to absorb growth in volumes as U.S. housing continues to recover. Our office in China houses our dedicated Asia sourcing team. Approximately 30% of total raw material purchases are sourced from the Asian market. We believe a dedicated team on the ground provides us with advantage to build strategic partnerships with our key suppliers and to ensure the product that we are receiving and the process used manufacture that product meets our quality standards. Our top 10 suppliers make up 51% of spend.

        We have invested a significant amount of research and development costs into our product portfolio, with the objective of driving increased market share and profit margins. In 2015, new products made up approximately 18% of total revenues and generated margins higher than those from the existing product portfolio. Our latest product, Utile by MAAX, is an innovative shower and tub shower wall solution that comes in a range of colors, textures and patterns that look and feel like tile. Utile offers the look of tile without the added time and complexity of standard ceramic tile installation, including need for special tools or professional construction expertise. We are in the process of launching Utile at major retailers across North America.

        Our distribution is principally through large format retail stores like Home Depot, Rona, Lowe's and plumbing retailers. Approximately 66% of our sales are wholesale and 34% are to retailers, with dedicated sales team in place to serve each channel. Our customer base is highly diversified, with the largest customer making up less than 10% of total revenue and geographically, 43% of our bath and shower product manufacturing revenue is derived in Canada and 57% in the United States.

Infrastructure Support Products Manufacturing

        In June 2015, we acquired operations that manufacture and market a comprehensive range of infrastructure products and engineered construction solutions. We service in a diverse cross-section of industries in Canada, as well as selected markets globally. These markets include Canada's national and regional public infrastructure markets and private sector markets in agricultural drainage, building construction and natural resources. We manufacture and market corrugated high-density polyethylene pipe, or HDPE, corrugated steel pipe, or CSP, and other drainage related products including small bridge structures. We also manufacture and market engineered precast systems such as parking garages, bridges, sport venues and building envelopes as well as standard precast products such as steps, paving stones and utility vaults.

        We operate through 42 locations in Canada, which include production facilities and offices across the country. Various raw materials are used in the manufacturing process. In particular, the primary raw materials are various types and grades of resins and steel as well as cement, aggregates, rebar and steel strand. These raw materials are sourced and traded throughout the world. We currently rely on a limited number of suppliers for raw materials. We have maintained long-term relationships with key suppliers of raw materials, which have resulted in a competitive advantage in procurement and reliability of supply.

        We sell to customers in a wide range of industries including, among others, agriculture, industrial, commercial and institutional, residential and mining and resources. The demand for our products is cyclical and is driven by public infrastructure spending, commercial development, natural resources activity, residential construction and agricultural drainage requirements. Growth and profitability in these operations are directly impacted by the demand for infrastructure but the diverse factors driving infrastructure investment activity result in relative stability of demand. We generate our business by participating in bids for our engineered precast products and, for our other products, through established customer relationships with a diverse base of clients across industries and end-markets.

Our Growth Strategy

        We seek to build value through enhancing the cash flows of our businesses, pursuing an operations-oriented acquisition strategy and opportunistically recycling capital generated from operations and dispositions into our existing platforms, new acquisitions and investments. We look to ensure that each of our businesses has a clear, concise business strategy built on its competitive advantages, while focusing on profitability, sustainable operating product margins and cash flows. We emphasize downside protection by utilizing business plans that do not rely exclusively on top-line growth or excessive leverage.

        We plan to grow by acquiring positions of control or significant influence in businesses at attractive valuations and by enhancing earnings of the businesses we operate. In addition to pursuing accretive acquisitions within our current operations, we plan to opportunistically build new platforms or make investments where our expertise, or the broader Brookfield platforms, provide insight into global demand for goods and commodities to source acquisitions that are not available or obvious to competitors.

        We offer a long-term ownership structure to companies whose management teams are seeking additional sources of capital but prefer not to be public as a standalone business. From time to time, we will recycle capital opportunistically, but we will have the ability to own and operate businesses for the long-term.

        Consistent with Brookfield's history as an owner/operator, our strategy is to:

  •
  build and operate businesses with sustainable cash flows to reduce risk and lower cost of capital;

  •
  utilize an active management approach focused on strategic, operational and/or financial improvements;

  •
  acquire businesses on a value basis; deploying contrarian thinking to target out of favor sectors; and

  •
  make direct acquisitions or add-on acquisitions within existing platforms and/or in sectors where we believe we possess competitive advantages.

        In addition, we may make opportunistic investments in private and public securities of businesses where we can leverage our operating footprint or the broader Brookfield platform to provide us with a competitive advantage. As an example of our strategy, in partnership with institutional investors, we have acquired first lien debt of Texas Competitive Electric Holdings, or TCEH, a subsidiary of Energy Future Holdings Corporation, which is currently in bankruptcy proceedings in the United States. As one of the largest creditors, our consortium has recently been in discussions about the future of TCEH and its restructuring with other constituents. We believe that TCEH is critical to the infrastructure of Texas. We hope to own a significant piece of this business when it emerges from bankruptcy and we plan to work with management to assist them to make TCEH into a solidly financed company for the long term.

Intellectual Property

        Our company and the Holding LP have each entered into a licensing agreement with Brookfield pursuant to which Brookfield has granted a non-exclusive, royalty-free license to use the name "Brookfield" and the Brookfield logo. Other than under this limited license, we do not have a legal right to the "Brookfield" name and the Brookfield logo.

        Brookfield may terminate the licensing agreement effective immediately upon termination of our Master Services Agreement or with respect to any licensee upon 30 days' prior written notice of termination if any of the following occurs:

  •
  the licensee defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of 30 days after written notice of the breach is given to the licensee;

  •
  the licensee assigns, sublicenses, pledges, mortgages or otherwise encumbers the intellectual property rights granted to it pursuant to the licensing agreement;

  •
  certain events relating to a bankruptcy or insolvency of the licensee; or

  •
  the licensee ceases to be an affiliate of Brookfield.

        A termination of the licensing agreement with respect to one or more licensees will not affect the validity or enforceability of the agreement with respect to any other licensees.

Governmental, Legal and Arbitration Proceedings

        We are not currently subject to any material governmental, legal or arbitration proceedings which may have or have had a significant impact on our company's financial position or profitability, nor are we aware of any such proceedings that are pending or threatened.

        We are occasionally named as a party in various claims and legal proceedings which arise during the normal course of our business. We review each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage. Although there can be no assurance as to the resolution of any particular claim, we do not believe that the outcome of any claims or potential claims of which we are currently aware will have a material adverse effect on us.

Employees

        As of December 31, 2015 our operating companies had approximately 19,100 employees, including approximately 5,700 within our construction services business, approximately 7,400 in our other business services, approximately 1,500 in our energy operations and approximately 4,500 in our other industrial business. Our employees are primarily based in North America (55%) and Australia (11%). Approximately 3,000 of our

employees are represented by labor organizations. Our company believes that its employees are critical to its success and its relationships with its employees and with any labor organizations that represent its employees are good.

Facilities

        Our principal registered office is located in Bermuda, with our operations being carried out in Canada, the United States, Australia, Europe, Asia, Mexico, Brazil and the Middle East. In total, we lease and own approximately 1.5 million square feet and 8.5 million square feet of space, respectively, across these locations for such operations, including office, warehouse and manufacturing space. We consider our primary facilities are:

  •
  Approximately 4.1 million square feet of manufacturing and warehouse facilities in the United States related to our graphite electrode and bath and shower products manufacturing businesses;

  •
  Approximately 2.8 million square feet of manufacturing and warehouse facilities in Canada related to our infrastructure products and engineered solution operations, our logistics business and our bath and shower products manufacturing operations; and

  •
  Approximately 1.2 million square feet of manufacturing and warehouse facilities in Europe related to our graphite electrode manufacturing business.

        Our leases expire at various times during the coming years. We believe that our current facilities are suitable and adequate to meet our current needs and that suitable additional or substitute space will be available as needed to accommodate continuing and expanding of our operations.

 OWNERSHIP AND ORGANIZATIONAL STRUCTURE

Organizational Chart

        The chart below represents a simplified summary of our organizational structure. All ownership interests indicated below are 100% unless otherwise indicated. "GP Interest" denotes a general partnership interest and "LP Interest" denotes a limited partnership interest. Certain subsidiaries through which Brookfield Asset Management holds units of our company and the Redemption-Exchange Units have been omitted. This chart should be read in conjunction with the explanation of our ownership and organizational structure below.

(1)
It is currently anticipated that public holders of our units will own approximately 45% of our units and Brookfield will own approximately 55% of our units upon completion of the spin-off. Our company's sole direct investment will be a managing general partnership interest in the Holding LP. Brookfield will also own a limited partnership interest in the Holding LP through Brookfield's ownership of Redemption-Exchange Units and Special LP Units. The Redemption-Exchange Units are redeemable for cash or exchangeable for our units in accordance with the Redemption-Exchange Mechanism, which could result in Brookfield owning approximately 78% of the units of our company issued and outstanding on a fully exchanged basis. On a fully exchanged basis, public holders of our units would own approximately 22% of the units of our company issued and outstanding. Brookfield's interest in our company on the closing date of the spin-off will consist of a combination of our units and general partner interests, the Redemption-Exchange Units and the Special LP Units. The Special LP units will entitle the holder to receive incentive distributions. See "Relationship with Brookfield — Incentive Distributions". The BBP General Partner intends to adopt a distribution policy pursuant to which our company intends to make quarterly cash distributions to public holders of our units. In general, quarterly cash distributions by the company will be made from distributions received by the company on its Managing General Partner Units. Distributions of available cash (if any) by the Holding LP will be made in accordance with the Holding LP Limited Partnership Agreement, which generally provides for distributions to be made by the Holding LP to all owners of the Holding LP's partnership interests (including the Managing General Partner Units owned by us and the Special LP Units and Redemption-Exchange Units owned by Brookfield) on a pro rata basis. Immediately after the spin-off, our company will own approximately 44 million Managing General Partner Units and Brookfield will own approximately 46 million Redemption-Exchange Units and four Special LP Units. However, if available cash in a quarter is not sufficient to pay the quarterly distribution amount, currently expected to be $0.0625 per unit, to the owners of all the Holding LP interests, then the company can elect to defer distributions on the Redemption-Exchange Units and accrue such deficiency for payment from available cash in future quarters. See "Distribution Policy" and "Description of the Holding LP Limited Partnership Agreement — Distributions".
(2)
The Holding LP will own, directly or indirectly, all of the common shares or equity interests, as applicable, of the Holding Entities. Brookfield will subscribe for $5 million of preferred shares of each of CanHoldco and two of our other subsidiaries, which preferred shares will be entitled to vote with the common shares of the applicable entity. Brookfield will have an aggregate of 1% of the votes of each of the three entities.
(3)
Certain of the operating businesses and intermediate holding companies that will be directly or indirectly owned by the Holding Entities and that will directly or indirectly hold our operations are not shown on the chart. All percentages listed represent our economic interest in the applicable entity or group of assets, which may not be the same as our voting interest in those entities and groups of assets. All interests are rounded to the nearest one percent and are calculated as of the date of this prospectus. See "Ownership and Organizational Structure".

        The following table provides the percentage of voting securities owned, or controlled or directed, directly or indirectly, by us, and our economic interest in our operating businesses included in our organizational chart set out above.

Significant Subsidiaries	Jurisdiction of Organization	Voting Securities	Economic Interest
Business Services
Brookfield Multiplex Pty Ltd.	Australia	100%	100%
Brookfield RPS Limited	Canada	100%	100%
Brookfield Global Integrated Solutions Pty Limited	Australia	100%	30%
Brookfield Global Integrated Solutions Canada L.P.	Canada	100%	30%
Industrial Operations
GrafTech International Ltd.	United States	100%	40%
Ember Resources Inc.	Canada	100%	40%
CWC Energy Services Corp.	Canada	70%	40%

Our Company

        Our company was established on January 18, 2016 as a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act of 1883, as amended, and the Bermuda Exempted Partnerships Act of 1992, as amended. Our company's head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and our company's telephone number is +441 294-3304.

        Prior to the spin-off, we will acquire the Business from Brookfield. We will be Brookfield's flagship public company for its business services and industrial operations and the primary entity through which Brookfield owns and operates these businesses on a global basis. We are positioned to provide unitholders with the opportunity to benefit from Brookfield's global presence, operating experience, execution capabilities and relationships.

Holding LP

        Our company's sole direct investment is a managing general partnership interest in the Holding LP. It is currently anticipated that Brookfield will own units of our company and Redemption-Exchange Units of the

Holding LP that, in aggregate, represent approximately a 78% interest in the Holding LP and holders of our units other than Brookfield will hold the remaining interest in the Holding LP. Brookfield will also own a special limited partnership interest in the Holding LP that entitles it to receive incentive distributions from the Holding LP. See "Description of the Holding LP Limited Partnership Agreement — Distributions" and "Relationship with Brookfield — Incentive Distributions".

        Our company has filed an undertaking with the Canadian Securities Administrators to treat the Holding LP as a subsidiary of our company and to take appropriate measures to require each person who would be required as a reporting insider of the Holding LP to file insider reports about trades in units and to comply with statutory prohibitions against insider trading.

Our Service Providers

        The Service Providers, wholly-owned subsidiaries of Brookfield Asset Management, provide management services to us pursuant to our Master Services Agreement. The senior management team that is principally responsible for providing us with management services include many of the same executives that have successfully overseen and grown Brookfield's business services and industrial operations, including Cyrus Madon who is a Senior Managing Partner of Brookfield Asset Management and Head of its Private Equity Group.

The BBP General Partner

        The BBP General Partner, a wholly-owned subsidiary of Brookfield Asset Management, has sole authority for the management and control of our company. Holders of our units, in their capacities as such, may not take part in the management or control of the activities and affairs of our company and do not have any right or authority to act for or to bind our company or to take part or interfere in the conduct or management of our company. See "Description of Our Units and Our Limited Partnership Agreement".

Holding Entities

        Our company indirectly holds its interests in our operating businesses through the Holding Entities, which are newly formed entities. The Holding LP owns, directly or indirectly, all of the common shares or equity interests, as applicable, of the Holding Entities. In addition, Brookfield has subscribed for $5 million of preferred shares of each of CanHoldco and two of our other subsidiaries. See "Relationship with Brookfield" for further detail.

 GOVERNANCE

BBP General Partner Board of Directors

        As required by law, our Limited Partnership Agreement provides for the management and control of our company by a general partner rather than a board of directors and officers. The BBP General Partner serves as our company's general partner and has a board of directors. The BBP General Partner has no executive officers. The BBP General Partner has sole responsibility and authority for the central management and control of our company, which is exercised through its board of directors. Directors of the BBP General Partner are directors of our company for the purposes of Canadian securities laws and such directors and the BBP General Partner will be insiders of our Company pursuant to applicable securities laws.

        The following table presents certain information concerning the board of directors of the BBP General Partner:

Name, Municipality of Residence and Independence(1)	Age	Position with the BBP General Partner	Principal Occupation
Jeffrey M. Blidner(2), Toronto, Ontario, Canada (Not Independent)	68	Board Chair and Director	Senior Managing Partner of Brookfield Asset Management
Stephen J. Girsky(3)(8), New York, New York, United States of America (Independent)	53	Director	President, SJ Girsky & Co.
David Hamill(3)(4)(8), Eastern Heights, Queensland, Australia (Independent)	58	Director	Corporate Director
John Lacey(3)(5), Thornhill, Ontario, Canada (Independent)	73	Lead Independent Director	Retired
Craig J. Laurie(6), New York, New York, United States of America (Not Independent)	44	Director	Managing Partner of Brookfield Asset Management and Chief Financial Officer of Brookfield Business Partners
Don Mackenzie(3)(4), Pembroke Parish, Bermuda (Independent)	56	Director	Chairman and Owner of New Venture Holdings
Cyrus Madon(6), Toronto, Ontario, Canada (Not Independent)	50	Director	Senior Managing Partner of Brookfield Asset Management and Chief Executive Officer of Brookfield Business Partners
A.J. Silber(6), Toronto, Ontario, Canada (Not Independent)	36	Director	Vice President, Legal Affairs, Brookfield Asset Management
Denis Turcotte(3), Sault Ste. Marie, Ontario, Canada (Independent)	54	Director	President and Chief Executive Officer, North Channel Management
Patricia Zuccotti(3)(7), Kirkland, Washington, United States of America (Independent)	68	Director	Corporate Director

(1)
The mailing addresses for the directors are set forth under "Security Ownership".
(2)
Expected to remain on as chair of the board after completion of the spin-off.
(3)
Has agreed to serve on the board after completion of the spin-off.
(4)
Expected to serve as a member of the audit committee after completion of the spin-off.
(5)
Expected to serve as chair of the governance and nominating committee after completion of the spin-off.
(6)
Expected to resign from the board prior to completion of the spin-off.
(7)
Expected to serve as chair of the audit committee of the board after completion of the spin-off.
(8)
Expected to serve as a member of the governance and nominating committee after completion of the spin-off.

        Set forth below is biographical information for the BBP General Partner's current directors.

        Jeffrey M. Blidner.    Mr. Blidner is chair of the board of directors of our company and a Senior Managing Partner of Brookfield Asset Management responsible for strategic planning and fund raising. Mr. Blidner is also the Chief Executive Officer of Brookfield's Private Funds Group, Chairman and a director of Brookfield Renewable Energy Partners and a director of Brookfield Asset Management, Brookfield Property Partners, Brookfield Infrastructure Partners and Rouse Properties Inc. Prior to joining Brookfield in 2000, Mr. Blidner was a Senior Partner of a Canadian law firm.

        Craig Laurie.    Mr. Laurie is a Managing Partner of Brookfield Asset Management within the Private Equity Group. He joined Brookfield Asset Management in 1997 and has held a number of senior finance positions with Brookfield Asset Management and associated companies, including from October 2008 to September 2015 the position of Executive Vice-President and Chief Financial Officer for Brookfield Residential Properties Inc. and predecessor companies. Prior to joining Brookfield Asset Management, Mr. Laurie worked in restructuring and advisory services at Deloitte & Touche. He is a Chartered Professional Accountant and holds a Bachelor of Commerce degree from Queen's University.

        Cyrus Madon.    Mr. Madon is a Senior Managing Partner of Brookfield Asset Management, Head of Brookfield's Private Equity Group and Chief Executive Officer of our company. Mr. Madon joined Brookfield in 1998 as Chief Financial Officer of Brookfield's real estate brokerage business. During his tenure he has held a number of senior roles across the organization, including head of Brookfield's corporate lending business. Mr. Madon began his career at Pricewaterhouse-Coopers where he worked in Corporate Finance and Recovery, both in Canada and the United Kingdom.

        A.J. Silber.    Mr. Silber is vice-president, legal affairs and corporate secretary of Brookfield Asset Management. He joined Brookfield in 2012 after working at the law firms of Torys LLP in Toronto and Ropes & Gray LLP in New York. Mr. Silber is a graduate of the JD/MBA program at the University of Toronto and holds a Bachelor of Commerce degree from McGill University. Mr. Silber is called to the Bar of Ontario and New York.

        Prior to completion of the spin-off, the BBP General Partner's board of directors will be expanded to seven (7) members, a majority of whom will be independent under applicable law and the regulations of the securities exchanges on which our units will be listed. Members of the board of directors are expected to include Jeffrey M. Blidner, Stephen J. Girsky, David Hamill, John S. Lacey, Don Mackenzie, Denis Turcotte and Patricia Zuccotti, with Mr. Blidner serving as the chair of the board, Ms. Zuccotti serving as the chair of the audit committee of the board and Mr. Lacey serving as chair of the governance and nominating committee and lead independent director. It is currently anticipated that Messrs. Laurie, Madon and Silber will resign from the board of directors prior to completion of the spin-off. Set forth below is biographical information for these proposed directors, other than for Jeffrey M. Blidner, whose biographical information is described above.

        Stephen J. Girsky.    Stephen is the president of S.J. Girsky & Co., an independent advisory firm based in New York, and serves on the board of directors of General Motors Co. and Valens Semiconductor Ltd. Mr. Girsky was previously the president of Centerbridge Industrial Partners, a managing director at Morgan Stanley and the Vice Chairman of General Motors Co. Stephen holds a B.S. in mathematics from the University of California at Los Angeles and a M.B.A. from the Harvard Business School.

        David Hamill.    David Hamill is a professional director and was Treasurer of the State of Queensland in Australia from 1998 to 2001, Minister for Education from 1995 to 1996, and Minister for Transport and Minister Assisting the Premier on Economic and Trade Development from 1989 to 1995. Dr. Hamill retired from the Queensland Parliament in February 2001. Dr. Hamill holds a Bachelor of Arts (Honours) from the University of Queensland, a Master of Arts from Oxford University and a Doctorate of Philosophy from University of Queensland and is a fellow of the Chartered Institute of Transport and the Australian Institute of Company Directors. Dr. Hamill currently serves as a director of Brookfield Infrastructure Partners L.P.

        John Lacey.    John S. Lacey is a consultant to the Chairman of the Board of George Weston Ltd., a Canadian food processing and distribution company, and Loblaw Companies Limited, a Canadian food retailer. John was previously the Chairman of the board of directors of Alderwoods Group, Inc., an organization operating funeral cemeteries within North America, until 2006. He is the former President and Chief Executive Officer of The Oshawa Group (now part of Sobeys Inc.) and a current director of Loblaw Companies Limited and TELUS Corporation.

        Don Mackenzie.    Don Mackenzie is the Chairman and Owner of New Venture Holdings, a well-established privately owned holding company with operating company and real estate investments in Bermuda and Canada. Prior to moving to Bermuda in 1990, Don worked in the software and sales sector. He acquired his first business in 1995, and New Venture Holdings was formed in 2000 to consolidate a number of operating investments under a holding company umbrella. Don has a Bachelor of Commerce from Queens University and an MBA from Schulich School of Business of York University. He currently serves as a director of Brookfield Infrastructure Partners L.P.

        Denis Turcotte.    Denis A. Turcotte is President and Chief Executive Officer of North Channel Management and North Channel Capital Partners, both consulting, private investment and management companies. Mr. Turcotte was President and Chief Executive Officer and a Director of Algoma Steel Inc., an integrated flat products steel company, from 2002 through 2008 and was named CEO of the year by Canadian Business Magazine in 2006. Prior to joining Algoma he was President of the Paper Group and Executive Vice President of Corporate Development and Strategy of Tembec Inc., a forest products company, from 1999 to 2002. He currently serves as a director of Brookfield Office Properties Inc., Domtar Corporation and Norbord Inc.

        Patricia Zuccotti.    Patricia is a director of Brookfield Renewable Energy Partners L.P. and served as Senior Vice President, Chief Accounting and Controller of Expedia, Inc. from October 2005 to September 2011. Prior to joining Expedia, Patricia was the Director, Enterprise Risk Services of Deloitte & Touche LLP from June 2003 until October 2005. Patricia is a Certified Public Accountant and received her Master's in Business Administration, majoring in accounting and finance, from the University of Washington and a Bachelor of Arts, majoring in political science, from Trinity College.

Board Structure, Practices and Committees

        The structure, practices and committees of the BBP General Partner's board of directors, including matters relating to the size and composition of the board of directors, the election and removal of directors, requirements relating to board action and the powers delegated to board committees, are governed by the BBP General Partner's bye-laws. The BBP General Partner's board of directors is responsible for supervising the management, control, power and authority of the BBP General Partner except as required by applicable law or the bye-laws of the BBP General Partner. The following is a summary of certain provisions of those bye-laws that affect our company's governance.

Size, Independence and Composition of the Board of Directors

        The BBP General Partner's board of directors may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the BBP General Partner's shareholders and subject to its bye-laws. Prior to completion of the spin-off, the BBP General Partner's board will be expanded to seven (7) directors, a majority of whom will be independent. In addition, the BBP General Partner's bye-laws provide that not more than 50% of the directors (as a group) or the independent directors (as a group) may be residents of any one jurisdiction (other than Bermuda and any other jurisdiction designated by the board of directors from time to time).

Lead Independent Director

        John Lacey will serve as the lead independent director immediately following completion of the spin-off. The lead independent director's primary role will be to facilitate the functioning of the board (independently of the Service Providers and Brookfield), and to maintain and enhance the quality of our company's corporate governance practices. The lead independent director will preside over the private sessions of the independent directors of BBP's General Partner that will take place following each meeting of the board and convey the results of these meetings to the chair of the board. In addition, the lead independent director will be available, when appropriate, for consultation and direct communication with unitholders or other stakeholders of our company. Going forward, the lead independent director will be selected by the BBP General Partner's directors from among the independent directors.

Election and Removal of Directors

        The BBP General Partner's board of directors is appointed by its shareholders and each of its current directors will serve until the earlier of his or her death, resignation or removal from office. Vacancies on the board of directors may be filled and additional directors may be added by a resolution of the BBP General Partner's shareholders or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the BBP General Partner's shareholders. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors, or becomes prohibited by law from acting as a director.

Action by the Board of Directors

        The BBP General Partner's board of directors may take action in a duly convened meeting at which a quorum is present or by a written resolution signed by all directors then holding office. The BBP General Partner's board of directors will hold a minimum of four meetings per year. When action is to be taken at a meeting of the board of directors, the affirmative vote of a majority of the votes cast is required for any action to be taken.

Transactions Requiring Approval by the Governance and Nominating Committee

        The BBP General Partner's governance and nominating committee has approved a conflicts policy which addresses the approval requirement and other requirements for transactions in which there is greater potential for a conflict of interest to arise. These transactions include:

  •
  the dissolution of our partnership;

  •
  any material amendment to our Master Services Agreement, our Limited Partnership Agreement or the Holding LP Limited Partnership Agreement;

  •
  any material service agreement or other arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by our Master Services Agreement;

  •
  co-investments by us with Brookfield;

  •
  acquisitions by us from, and dispositions by us to, Brookfield;

  •
  any other material transaction involving us and Brookfield; and

  •
  termination of, or any determinations regarding indemnification under, our Master Services Agreement.

        Our conflicts policy requires the transactions described above to be approved by the BBP General Partner's governance and nominating committee. Pursuant to our conflicts policy, the BBP General Partner's governance and nominating committee may grant approvals for any of the transactions described above in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby. The conflicts policy can be amended at the discretion of the BBP General Partner's governance and nominating committee. See "Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties".

Service Contracts

        There are no service contracts with directors that provide benefits upon termination of office or services.

Transactions in which a Director has an Interest

        A director who directly or indirectly has an interest in a contract, transaction or arrangement with the BBP General Partner, our company or certain of our affiliates is required to disclose the nature of his or her interest to the full board of directors. Such disclosure may generally take the form of a general notice given to the board of directors to the effect that the director has an interest in a specified company or firm and is to be regarded as interested in any contract, transaction or arrangement with that company or firm or its affiliates. A director may participate in any meeting called to discuss or any vote called to approve the transaction in which the director has an interest and no transaction approved by the board of directors will be void or voidable solely because the director was present at or participates in the meeting in which the approval was given provided that the board of directors or a board committee authorizes the transaction in good faith after the director's interest has been disclosed or the transaction is fair to the BBP General Partner and our company at the time it is approved.

Transactions Requiring Unitholder Approval

        Limited partners have consent rights with respect to certain fundamental matters and related party transactions (in accordance with MI 61-101) and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules. See "Description of the Holding LP Limited Partnership Agreement — Amendment of the Holding LP Limited Partnership Agreement", "Description of the Holding LP Limited Partnership Agreement — Opinion of Counsel and Limited Partner Approval" and "Description of the Holding LP Limited Partnership Agreement — Withdrawal of the Managing General Partner".

Audit Committee

        The BBP General Partner's board of directors is required to maintain an audit committee that operates pursuant to a written charter. The audit committee will consist solely of independent directors and each member must be financially literate as defined under our audit committee charter. The audit committee charter defines being "financially literate" as having the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our company's financial statements. Not more than 50% of the audit committee members may be residents of any one jurisdiction (other than Bermuda and any other jurisdiction designated by the board of directors from time to time).

        The audit committee is responsible for assisting and advising the BBP General Partner's board of directors with respect to:

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our financial statements;

  •
  our compliance with legal and regulatory requirements; and

  •
  the qualifications, performance and independence of our independent accountants.

        The audit committee is responsible for engaging our independent auditors, reviewing the plans and results of each audit engagement with our independent auditors, approving professional services provided by our independent accountants, considering the range of audit and non-audit fees charged by our independent auditors and reviewing the adequacy of our internal accounting controls.

Governance and Nominating Committee

        The BBP General Partner's board of directors is required to maintain at all times following the spin-off a governance and nominating committee that operates pursuant to a written charter. The governance and nominating committee will consist solely of independent directors and not more than 50% of the governance and nominating committee members may be residents of any one jurisdiction (other than Bermuda and any other jurisdiction designated by the board of directors from time to time).

        The governance and nominating committee has approved a conflicts policy which addresses the approval and other requirements for transactions in which there is a greater potential for a conflict of interest to arise. The governance and nominating committee may be required to approve any such transactions. See "— Transactions Requiring Approval by the Governance and Nominating Committee".

        The governance and nominating committee is responsible for approving the appointment by the sitting directors of a person to the office of director and for recommending a slate of nominees for election as directors by the BBP General Partner's shareholders. The governance and nominating committee is responsible for assisting and advising the BBP General Partner's board of directors with respect to matters relating to the general operation of the board of directors, our company's governance, the governance of the BBP General Partner and the performance of its board of directors. The governance and nominating committee is responsible for reviewing and making recommendations to the board of directors of the BBP General Partner concerning the remuneration of directors and committee members and any changes in the fees to be paid pursuant to our Master Services Agreement.

Status as Foreign Private Issuer

        Because we will qualify as a foreign private issuer under SEC rules, we are permitted to follow the corporate governance practices of Bermuda (the jurisdiction in which we are organized) in lieu of the NYSE corporate governance requirements that would otherwise be applicable to us. We currently intend to follow the same corporate governance practices as would be applicable to U.S. domestic limited partnerships. However, we may in the future elect to follow Bermuda law for certain corporate governance practices, as permitted by the rules of NYSE, in which case our unitholders would not be afforded the same protection as provided under NYSE corporate governance standards. Following our home country governance practices as opposed to the requirements that would otherwise apply to a limited partnership listed on the NYSE may provide less protection than is accorded to investors of U.S. domestic issuers.

Indemnification and Limitations on Liability

Our Limited Partnership Agreement

        The laws of Bermuda permit the partnership agreement of a limited partnership, such as our company, to provide for the indemnification of a partner, the officers and directors of a partner and any other person against any and all claims and demands whatsoever, except to the extent that the indemnification may be held by the courts of Bermuda to be contrary to public policy or to the extent that the laws of Bermuda prohibit indemnification against personal liability that may be imposed under specific provisions of the laws of Bermuda. The laws of Bermuda also permit a partnership to pay or reimburse an indemnified person's expenses in advance of a final disposition of a proceeding for which indemnification is sought. See "Description of Our Units and Our Limited Partnership Agreement — Indemnification; Limitations on Liability" for a description of the indemnification arrangements in place under our Limited Partnership Agreement.

The BBP General Partner's Bye-laws

        The laws of Bermuda permit the bye-laws of an exempted company, such as the BBP General Partner, to provide for the indemnification of its officers, directors and shareholders and any other person designated by our company against any and all claims and demands whatsoever, except to the extent that the indemnification may be held by the courts of Bermuda to be contrary to public policy or to the extent that the laws of Bermuda prohibit indemnification against personal liability that may be imposed under specific provisions of Bermuda law, such as the prohibition under the Bermuda Companies Act 1981 to indemnify liabilities arising from fraud or dishonesty. The BBP General Partner's bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person's expenses in advance of a final disposition of a proceeding for which indemnification is sought.

        Under the BBP General Partner's bye-laws, the BBP General Partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representative, shareholders and employees, any person who serves on a governing body of the Holding LP or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with our company's operations and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person's bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the BBP General Partner's bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. The BBP General Partner's bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Insurance

        Prior to the completion of the spin-off, we intend to obtain insurance coverage under which the directors of the BBP General Partner will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of the BBP General Partner, including certain liabilities under securities laws. The insurance will apply in certain circumstances where we may not indemnify the BBP General Partner's directors and officers for their acts or omissions.

Compensation

        Because our company is a newly formed partnership, the BBP General Partner has not previously provided any compensation to its directors. Effective January 1, 2016, the BBP General Partner plans to pay each of its independent directors $100,000 per year for serving on its board of directors and various board committees. The BBP General Partner's other directors are not expected to be compensated in connection with their board service. The BBP General Partner plans to pay the chair of the audit committee an additional $20,000 per year and the lead independent director an additional $10,000 per year.

        The BBP General Partner currently does not have any employees. Pursuant to our Master Services Agreement, the Service Providers will provide or arrange for other service providers to provide day-to-day management and administrative services for our company, the Holding LP and the Holding Entities. The fees payable to the Service Providers under our Master Services Agreement are set forth under "Management and Our Master Services Agreement — Our Master Services Agreement — Management Fee".

        Pursuant to our Master Services Agreement, members of Brookfield's senior management and other individuals from Brookfield's global affiliates are drawn upon to fulfill obligations under our Master Services Agreement. However, these individuals, including the Brookfield employees identified in the table under "Management and Our Master Services Agreement — Our Management", will not be compensated by our company or the BBP General Partner. Instead, they will continue to be compensated by Brookfield.

        Pursuant to our Master Services Agreement, there may be instances in which an employee of Brookfield provides services in addition to those contemplated by our Master Services Agreement to the BBP General Partner, our company or any of our subsidiaries, or vice versa. In such cases, all or a portion of the compensation paid to an employee who provides services to the other party may be allocated to such other party.

Director Unit Ownership Requirements

        The BBP General Partner believes that directors can better represent our company's unitholders if they have economic exposure to our company themselves. Our company expects that directors should hold sufficient limited partnership units such that the acquisition costs of units held by such directors is equal to at least two times their annual retainer (the "Unit Ownership Requirement"), as determined by the board of directors from time to time.

        Directors are required to purchase limited partnership units on an annual basis in an amount not less than 20% of the Unit Ownership Requirement until this requirement has been met. Directors are required to achieve the Unit Ownership Requirement within five years of joining the board. In the event of an increase in the annual retainer fee, the directors will have two years from the date of the change to comply with the Unit Ownership

Requirement. In the case of directors who have served on the board less than five years at the date of the change, such directors will be required to comply with the Unit Ownership Requirement by the date that is the later of: (i) the fifth anniversary of their appointment to the board, and (ii) two years following the date of the change in retainer fee.

The Unit Option Plan

        Our company will adopt the Unit Option Plan upon completion of the spin-off to enable our company to grant options to eligible persons should it be considered desirable to do so in the future. The plan provides for the issuance of our units (or delivery of our units purchased in the open market) on the exercise of an option with a value equal to the amount, if any, by which the fair market value of a unit on the date of exercise exceeds the exercise price of the option.

        The Unit Option Plan allows for the issuance of up to 5 million units, representing approximately 7% of the number of units (on a fully exchanged basis) expected to be outstanding upon completion of the spin-off. When our units are issued to a participant upon the exercise of an option, the number of units issued to the participant in respect of the in-the-money amount of the option will be deducted from the maximum number of units issuable under the Unit Option Plan.

        The maximum number of our units issuable to any one person under the Unit Option Plan is 5% of the outstanding units (on a fully exchanged, non-diluted basis) less the aggregate number of our units reserved for issuance to such person under any other security based compensation arrangement of our company. The number of our units issuable to insiders, at any time, under the Unit Option Plan and all other security based compensation arrangements of our company cannot exceed 10% of the issued and outstanding units (on a fully exchanged basis). The number of our units issued to insiders, within any one-year period, under the Unit Option Plan and all other security based compensation arrangements of our company cannot exceed 10% of the issued and outstanding units (on a fully exchanged basis).

        The exercise price of an option under the Unit Option Plan is established at the time such option is granted, which shall be in U.S. dollars and shall not be less than the fair market value on the date of grant of such option (based on the closing price of a unit on the NYSE on the last trading day preceding the date of grant), and shall, in all cases, be not less than such amount required by applicable regulatory authorities from time to time. If the approval date for options to be granted falls within a blackout period, the effective grant date for such options will be no earlier than six business days after the date on which the blackout period ends, and the exercise price for such options shall not be less than the volume-weighted average price of a unit on the NYSE for the five business days preceding the effective grant date.

        The board of directors of the BBP General Partner may determine vesting terms for options and may determine that an option shall be vested and exercisable in installments. Unless otherwise specified in the option agreement or other agreement with the participant, options become vested as to 20% on the first anniversary date after the grant and as to 20% on each subsequent anniversary date up to and including the fifth anniversary date of the grant. The board of directors of the BBP General Partner may determine the maximum period following the grant date during which a vested option may be exercised, subject to the provision that options shall not be exercisable later than 10 years after the date of grant, provided that, if an option would otherwise expire during a blackout period or within 10 days after the end of the blackout period, to the extent permitted by applicable law, the term of such option shall automatically be extended until 10 days after the end of the blackout period. To the extent permitted by law, the board of directors of the BBP General Partner may, from time to time, delegate to an administrative committee or the chair thereof all or any of the powers conferred on the board of directors of the BBP General Partner under the Unit Option Plan.

        Eligible persons under the Unit Option Plan are: (i) officers or employees of our company or any affiliate of our company whose location of employment is within the United States, without regard to that individual's tax residence or citizenship and for which our units constitute "service recipient stock" within the meaning of Section 409A of the U.S. Internal Revenue Code; (ii) officers or employees of our company or any affiliate of our company whose location of employment is within the United Kingdom or any jurisdiction other than the United States, Australia or Canada, without regard to that individual's tax residence or citizenship; and (iii) any other persons (other than non-employee directors) so designated by the board of directors of the BBP General

Partner, subject to applicable laws and regulations. Options may not be assigned; however, the foregoing does not prohibit a holder from directing payments under the Unit Option Plan to his or her legal representative.

        All options immediately cease to be exercisable if the holder ceases to be an eligible person under the Unit Option Plan for any reason, except termination without cause or due to a holder's death, retirement or continuous leave of absence as a result of disability or leave authorized by statute. If the holder's employment is terminated without cause or due to a continuous leave of absence as a result of disability or leave authorized by statute, the holder has 60 days after the holder's termination date to exercise vested options and options which have not vested by the termination date are cancelled on the termination date. If the holder's employment is terminated for cause, by resignation, or by a continuous leave of absence other than as a result of disability or leave authorized by statute, all options whether vested or not vested by the termination date are cancelled on the termination date. If the holder retires, vested options remain exercisable until the original expiry date and options which have not vested by the termination date are cancelled on the termination date. If the holder dies, the holder's legal representatives have six months to exercise vested options.

        The board of directors of the BBP General Partner may make the following types of amendments to the Unit Option Plan without seeking unitholder approval: (i) amendments of a "housekeeping" or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in the Unit Option Plan or to correct or supplement any provision of the Unit Option Plan that is inconsistent with any other provision of the Unit Option Plan; (ii) amendments necessary to comply with the provisions of applicable law (including the rules, regulations and policies of the TSX and the NYSE); (iii) amendments necessary for awards to qualify for favorable treatment under applicable tax laws; (iv) amendments to the vesting provisions of the Unit Option Plan or any option; (v) amendments to the termination or early termination provisions of the Unit Option Plan or any option, whether or not such option is held by an insider, provided any such amendment does not entail an extension beyond the original expiry date; and (vi) amendments necessary to suspend or terminate the Unit Option Plan.

        Unitholder approval is required for certain amendments to the Unit Option Plan, including: (i) any amendment to increase the number of our units issuable under the Unit Option Plan, including an increase to a fixed maximum number of units or a change from a fixed maximum number of units to a fixed maximum percentage; (ii) any amendment to the Unit Option Plan that increases the length of the period after a blackout period during which options may be exercised; (iii) any amendment which would result in the exercise price for any option granted under the Unit Option Plan being lower than the fair market value of our units at the time the option is granted; (iv) any amendment which reduces the exercise price of an option, except in connection with any change in our outstanding units by reason of any stock dividend or split, recapitalization, reorganization, amalgamation, consolidation, merger or other corporate change; (v) any amendment expanding the categories of eligible person which may permit the introduction or reintroduction of non-employee directors on a discretionary basis or any amendment to remove or exceed the insider participation limit; (vi) any amendment extending the term of an option beyond its original expiry date, or a date beyond the permitted automatic extension in the case of an option expiring during a blackout period; (vii) any amendment which would permit Options to be transferable or assignable other than for normal estate settlement purposes; (viii) any amendment to the amendment provisions; and (ix) amendments required to be approved by unitholders under applicable law (including the rules, regulations and policies of the TSX and the NYSE).

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        This management's discussion and analysis, or MD&A, covers the financial position as of December 31, 2015 and December 31, 2014 and results of operations for the years ended December 31, 2015, 2014 and 2013 which are prepared in accordance with IFRS as issued by the IASB. The information in this MD&A should be read in conjunction with the audited combined carve-out financial statements as of December 31, 2015 and December 31, 2014 and for each of the years in the three years ended December 31, 2015 included elsewhere in this prospectus.

        In addition to historical information, this MD&A contains forward-looking statements. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. See "Special Note Regarding Forward-Looking Statements".

Continuity of Interests

        Prior to completing the spin-off, we will acquire the Business from Brookfield. Thereafter, Brookfield Asset Management will complete the spin-off of our company by way of a special dividend of a portion of our limited partnership units to holders of Brookfield Asset Management's Class A and B limited voting shares. See "The Spin-Off". Brookfield Asset Management directly and indirectly controlled the Business prior to the spin-off and will continue to control our company subsequent to the spin-off through its interests in our company. Accordingly, we have reflected the Business and its financial position and results of operations using Brookfield Asset Management's carrying values prior to the spin-off.

        To reflect the continuity of interests, this MD&A provides comparative information of the Business for the periods prior to the spin-off, as previously reported by Brookfield Asset Management.

Basis of Presentation

        The assets, liabilities and results of operations of the Business have not previously been reported on a stand-alone basis and therefore the historical financial statements of the Business as of December 31, 2015 and December 31, 2014 and for each of the years in the three years ended December 31, 2015 contained elsewhere in this prospectus may not be indicative of future financial condition or operating results. The financial statements include the assets, liabilities, revenues, expenses and cash flows of the Business, including non-controlling interests therein, which reflect the ownership interests of other parties. We also discuss the results of operations on a segment basis, consistent with how we manage and view our business. Our operating segments are construction services, other business services, energy and other industrial operations.

        Financial data provided has been prepared using accounting policies in accordance with IFRS. Non-IFRS measures used in this MD&A are reconciled to or calculated from such financial information. All dollar references, unless otherwise stated, are in millions of U.S. Dollars. Australian Dollars are identified as "A$".

Overview of our Business

        Our company is a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act of 1883, as amended, and the Bermuda Exempted Partnerships Act of 1992, as amended.

        We were established by Brookfield to be its flagship public company for its business services and industrial operations. Our operations are primarily located in Canada, Australia, Europe and the United States. Our company is focused on owning and operating high-quality businesses that are low cost producers and/or benefit from high barriers to entry. We seek to build value through enhancing the cash flows of our businesses, pursuing an operations oriented acquisition strategy and opportunistically recycling capital generated from operations and dispositions into our existing platforms, new acquisitions and investments. Our company's goal will be to generate returns to unitholders primarily through capital appreciation with a modest distribution yield.

Operating Segments

        We have four operating segments which are organized based on how management views business activities within particular sectors:

  i.
  Construction services, which include construction management and contracting services;

  ii.
  Other business services, including residential and commercial real estate services, facilities management, logistics and financial services;

  iii.
  Energy operations, including oil and gas production, and related businesses; and

  iv.
  Other industrial operations, including select manufacturing and mining operations.

        The charts below provide a break-down by operating segment of total assets of $7.6 billion as of December 31, 2015 and of total revenues of $6.8 billion for the year ended December 31, 2015.(1)

Construction Services

        Our construction services business is a leading international contractor with a focus on high-quality construction, primarily on large-scale and complex landmark buildings and social infrastructure. Construction projects are generally delivered through contracts whereby we take responsibility for design, program, procurement and construction for a defined price. The majority of construction activities are typically sub-contracted to reputable specialists whose obligations mirror those contained within the main construction contract. A smaller part of the business is construction management whereby we charge a fee for coordination of the sub-trades employed by the client. We are typically required to provide warranties for completed works either as specifically defined in a client contract or required under local regulatory requirements. We issue bank guarantees and insurance bonds to clients and receive guarantees and/or cash retentions from subcontractors.

        We recognize revenue and costs by reference to the stage of completion of the contract activity at the reporting date, measured as the proportion of contract costs incurred for work performed to date relative to the estimated total contract costs. A large majority of construction revenues and costs are earned and incurred in Australia and are impacted by the fluctuation in that currency. As we operate across the globe, our business is impacted by the general economic conditions and economic growth of the particular region in which we provide construction services.

Other Business Services

        We provide a variety of business services, principally commercial and residential real estate services and facilities management for corporate and government clients. Our business services operations are typically defined by medium to long-term contracts which include the services to be performed and the margin to be earned to perform such services. The majority of our revenue is generated through our facilities management and relocation business. Within our facilities management business we provide design and project management,

(1)
We have made acquisitions within our industrials business in 2015 that are not fully reflected in revenues for the period presented, including the acquisition of our graphite electrode production operations in August 2015. In addition, we equity account for our Western Australia oil and gas operations, which were acquired in June 2015, therefore total revenues do not include revenues from these assets.

professional services and strategic workplace consulting to customers from sectors including government, military, financial institutions, utilities, industrial and corporate offices. We are engaged in relocation and related consulting services to individuals and institutions on a global basis, and earn various fees by managing the relocating employees transfer process, as well as expense management on behalf of our clients. Our business service activity is seasonal in nature and is affected by the general level of economic activity and related volume of services purchased by our clients.

Energy

        Our energy business is primarily comprised of oil and gas exploration and production, principally through our CBM platform in Central Alberta, Canada, and offshore oil and gas operations that serves the Western Australia market. Our energy business also includes energy-related service operations in Canada.

        Our Canadian properties produce approximately 53,000 boe/d(1), 93% of which is natural gas from our CBM platform. Our CBM properties are characterized by long-life, low-decline reserves located at shallow depths and are low-risk with low-cost drilling. We believe this will ensure an ability to generate cash flow even in a low underlying commodity environment. Revenue from the sale of oil and gas is recognized when title to the product transfers to the purchasers based on volumes delivered and contractual delivery points and prices. Revenue from the production of gas in which we have an interest with other producers is recognized based on our working interest.

        Production at our Western Australia oil and gas operations is approximately 55,000 boe/d(2), and we are one of the largest suppliers of gas into the Western Australian domestic market. The operations include critical infrastructure comprised of three domestic gas plants and two floating production, storage and offloading vessels. We acquired these operations in June 2015 and equity account for these assets. We recognize oil and natural gas revenues when working interest production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectability of the revenue is reasonably assured. Revenues are exposed to fluctuations in commodity prices, however for our natural gas production we aim to enter into long term contracts and have hedged our shorter life conventional oil production through the first quarter of 2018. As of December 31, 2015 we had 143 MMboe(2) of natural gas under long-term contracts and 10 MMboe(2) of oil and liquids financially hedged.

        In our energy segment, we expect to incur future costs associated with dismantlement, abandonment and restoration of our assets. The present value of the estimated future costs to dismantle, abandon and restore are added to the capitalized costs of our assets and recorded as a long-term liability.

        Our energy operations also include contract drilling and well-servicing operations primarily located in the WCSB. We are the sixth-largest production servicing and drilling platform in Western Canada. Our energy-related contract drilling and well-servicing revenues are based upon orders and contracts with customers that include fixed or determinable prices and are based upon daily, hourly or contracted rates. A significant portion of the servicing revenue is derived from large national and international oil and gas companies which operate in Alberta, Canada. We experience seasonality in this business as the ability to move heavy equipment safely and efficiently in Western Canadian oil and gas fields is dependent on weather conditions. Activity levels during the first and fourth quarter are typically the most robust as the frost creates a stable ground mass that allows for easy access to well sites and easier drilling and service rig movement. The second quarter is traditionally the slowest due to road bans during spring break-up.

        In partnership with institutional investors, we have acquired first lien debt of TCEH, a subsidiary of Energy Future Holdings Corporation, which is currently in bankruptcy proceedings in the United States. We purchased this TCEH debt alongside a Brookfield-led consortium, and as one of the largest creditors, our consortium has recently been in discussion about the future of TCEH and its restructuring with other constituents.

(1)
Net of interests to others, but before deduction of royalties.
(2)
Represents full company interest, not our company's equity interest.

Other Industrial Operations

        Our other industrial operations are focused on manufacturing and distribution activities in a variety of businesses. We manufacture and distribute bath and shower products for the residential housing market in North America. Results from this operation are generally correlated to the general housing market in North America. Our operations also include a leading manufacturer of graphite electrodes, advanced carbon and graphite materials and needle coke products used in the production of graphite electrodes. Graphite electrodes are primarily used in electric arc furnaces in mini-mill steelmaking and a significant portion of our sales is to the steel production industry. We completed the acquisition of this business in August 2015 at what we believe was a low point in the industry cycle driven primarily by the oversupply and downward price pressure in the steel market. This is a capital intensive business with significant barriers to entry and requires technical expertise to build and profitably operate. We are currently stream-lining our processes with shorter lead times, lower costs, higher quality products and superior service which should allow us to generate cash flows and returns as we come out of the trough in this cyclical business.

        In June 2015, we acquired operations that manufacture and market a comprehensive range of infrastructure products and engineered construction solutions. We acquired these operations by converting our term loan position, which we held since 2011, into an ownership position pursuant to a plan of arrangement under the Companies' Creditors Arrangement Act. Prior to the recapitalization, our combined carve-out results included interest and fees on our loan position. We manufacture and market corrugated high-density polyethylene pipe, or HDPE, corrugated steel pipe, or CSP, and other drainage related products including small bridge structures. We also manufacture and market engineered precast systems such as parking garages, bridges, sport venues and building envelopes as well as standard precast products such as steps, paving stones and utility vaults. We service customers in a diverse cross-section of industries that are located in every region of Canada, including Canada's national and regional public infrastructure markets and private sector markets in agricultural drainage, building construction and natural resources. Growth and profitability in these operations are directly impacted by the demand for infrastructure but the diverse factors driving infrastructure investment activity generally result in relative stability of demand.

        In addition, we hold interests in specialty metal and aggregates mining operations in Canada. Our mining operations currently consist of a limestone aggregates quarry located in northern Alberta, Canada and the LDI Mine in Ontario, Canada. Our LDI Mine is currently one of only two primary producers of palladium in the world. Asset retirement obligations, or ARO, relating to legal and constructive obligations for future site reclamation and closure of the mine sites are recognized when incurred and a liability and corresponding asset are recorded at management's best estimate. Estimated closure and restoration costs are provided for in the accounting period when the obligation arising from the related disturbance occurs. The economic strength and recovery in the U.S. housing market in particular will continue to be beneficial for our other business services operations, which are principally related to residential real estate and other real assets.

Outlook

        The regions in which we operate are experiencing differing economic situations. From a global perspective, interest rates are near historic lows in many OECD countries as inflation remained stable across much of the developed world in 2015. Commodity pricing has been under pressure this year, as oil fell below $40/barrel and natural gas prices ended the year at $5/MMBtu in Europe and $2/MMBtu in North America due to oversupply and lower demand, amidst economic growth concerns, notably in China.

        In the United States, real gross domestic product, or GDP, growth slowed to 0.7% in the fourth quarter due to the strength of the U.S. dollar and a volatile stock market. Full year real GDP growth in the U.S. was 2.4%, as a result of higher investment and consumption, slowed by weaker net exports and inventory purchases. The Federal Reserve raised its policy rate from 0.25% to 0.50% in December as the economy neared full employment. Continued strength in labor markets and improvements in housing starts provide for a positive economic outlook in the United States for 2016.

        We expect the rebound to be comparatively softer in Canada as the economy still needs to adjust to the sharp decline in oil prices this past year. Consistent with the U.S., real GDP growth slowed in Canada to 0.7% in the fourth quarter, but was lower on an annual basis, at 1.2%. Regionally within Canada, the economic performance by sector has inversed. Resource-based provinces are experiencing rising unemployment rates and falling housing prices; while the manufacturing and services-oriented economies in Eastern Canada are benefitting from the weaker currency.

        Underlying growth in the Eurozone is estimated to have risen by 1.6% in the fourth quarter. Growth was driven by consumer and government spending. Investment and exports are up, as a result of the European Central Bank's quantitative easing program and near-zero interest rate policy, which had the desired effect of low bond yields and a weak currency.

        Real GDP growth in Australia grew at a steady pace of 2.3% in 2015, driven by higher exports. The country has experienced an inversion in sector performance, as weaker commodity pricing has driven down mining results while services exports (primarily education and tourism) are at all-time highs. Consumer spending and the labour market remain strong.

        The severe decline in commodity markets has been challenging for our energy and industrials businesses but has provided opportunities for new acquisitions on a value basis. We expect that oil prices will remain low in 2016 due to over-supply, and as producers take time to adjust to the new price environment. With prices now below replacement cost in many areas and demand likely to exceed supply growth, a gradual rebalancing of the market should lead to stronger prices in 2017-2018. In North America, natural gas prices declined further in the fourth quarter as warm weather led to weak heating demand. As U.S. gas production falls and demand grows from coal plant retirements and LNG exports, prices should settle higher over the next few years.

        Currently our company does not have operations in emerging market jurisdictions that have a material impact on our business.

Consolidated Results of Operations

Comparison of Years Ended December 31, 2015, 2014 and 2013

        The table below summarizes our results of operations for the years ended December 31, 2015, 2014 and 2013. Further details on our results of operations and our financial positions are presented below under "Segment Analysis".

	Year Ended December 31,			Change
(US$ Millions)	2015	2014	2013	2015 vs 2014	2014 vs 2013
Revenues	$6,753	$4,622	$4,884	$2,131	$(262)
Direct operating costs	(6,132)	(4,099)	(4,440)	(2,033)	341
General and administrative expenses	(224)	(179)	(199)	(45)	20
Depreciation and amortization expense	(257)	(147)	(125)	(110)	(22)
Interest expense	(65)	(28)	(27)	(37)	(1)
Equity accounted income, net	4	26	26	(22)	—
Impairment expense, net	(95)	(45)	(4)	(50)	(41)
Gain on acquisitions and dispositions	269	—	101	269	(101)
Other income (expense), net	70	13	(4)	57	17

Income before income tax	323	163	212	160	(49)
Current income tax (expense)	(49)	(27)	(43)	(22)	16
Deferred income tax (expense)/recovery	(5)	9	45	(14)	(36)

Net income	$269	$145	$214	$124	$(69)

Net income attributable to parent company	$208	$93	$184	$115	$(91)
Net income attributable to non-controlling interests	$61	$52	$30	$9	$22

        For the year ended December 31, 2015, we reported net income of $269 million and $208 million of net income attributable to parent company. This compares to net income of $145 million and $93 million of net income attributable to parent company for the year ended December 31, 2014. Net income increased by $124 million, primarily due to gains on acquisitions and other income. We acquired oil and gas assets in

January 2015 which resulted in a gain of $171 million, and also recorded a $96 million gain as a result of acquiring the remaining 50.1% interest in our facilities management services business. We commenced consolidation of the facilities management business which required us to revalue our existing investment. Other income includes $62 million of income related to deferred fees and interest related to a loan investment that we now consolidate. Depreciation and amortization expenses were higher for the year ended December 31, 2015 compared to the same period in the prior year as a result of an increase in our oil and gas asset base in Central Alberta, Canada due to an acquisition completed in January 2015 and due to the acquisition of our graphite electrodes business in August 2015. Impairment losses primarily relate to our oil and gas operations as a result of a lower commodity price environment in 2015 and an impairment in the value of a public security holding in our other business services segment. Earnings from equity accounted investments decreased by $22 million for the year ended December 31, 2015 compared to the year ended December 31, 2014, due to an impairment expense at our Western Australia oil and gas operations, and exploration and evaluation (E&E) expenses previously capitalized in this same business.

        For the year ended December 31, 2014, we reported net income of $145 million, of which $93 million was attributable to parent company. This compares to net income of $214 million and $184 million of net income attributable to parent company in the prior year. Net income decreased by $69 million primarily due to a $101 million gain recognized in 2013 and a gain of $nil in 2014. The gain in 2013 related to the partial sale of our Australian facilities management business in early 2013 and a gain on the acquisition of our Canadian logistics business. The decrease was offset by higher interest income received on a loan to a palladium mining company. Depreciation and amortization expenses were higher in 2014 as a result of an increase in our oil and gas asset base due to acquisitions completed in early 2014. Impairment charges of $45 million were recorded for the year ended December 31, 2014, primarily due to a goodwill impairment charge related to our energy drilling services business. The impairment charge was a result of the decline in oil and gas prices in late 2014 and the resultant impact on the outlook for oilfield services activity and pricing. Other income (expense) increased to income of $13 million for the year ended December 31, 2014 compared to an expense of $4 million in the prior year. The increase was primarily due to gains realized on commodity hedges within energy operations. Income tax expense increased by $20 million from a recovery of $2 million for the year ended December 31, 2013 to an expense of $18 million during the same period in 2014. Income tax recovery in 2013 was primarily as a result of the recognition of previously unrecognized tax losses.

Revenues and Direct Operating Costs

Comparison of Years Ended December 31, 2015, 2014 and 2013

        The following tables present consolidated revenues and direct operating costs for the years ended December 31, 2015, 2014 and 2013, which we have disaggregated into our operating segments in order to facilitate a review of period-over-period variances:

	Year Ended December 31,			Change
(US$ Millions)	2015	2014	2013	2015 vs 2014	2014 vs 2013
Revenues
Construction services	$3,833	$3,026	$3,285	$807	$(259)
Other business services	1,691	858	1,017	833	(159)
Energy	337	358	214	(21)	144
Other industrial operations	892	380	368	512	12

Total revenues	$6,753	$4,622	$4,884	$2,131	$(262)

	Year Ended December 31,			Change
(US$ Millions)	2015	2014	2013	2015 vs 2014	2014 vs 2013
Direct operating costs
Construction services	$3,670	$2,871	$3,100	$799	$(229)
Other business services	1,528	753	910	775	(157)
Energy	190	183	129	7	54
Other industrial operations	744	292	301	452	(9)

Total direct operating costs	$6,132	$4,099	$4,440	$2,033	$(341)

Comparison of Years Ended December 31, 2015 and 2014

        Construction services: revenues and direct operating costs increased by $807 million (27%) and $799 million (28%), respectively. The increases were primarily due to an expansion in our operations and a number of new projects which commenced in the last year. A large percentage of revenues were earned in non-U.S. dollars and a decline in the value of local currencies reduced the translated value of these revenues.

        Other business services: revenues and direct operating costs increased by $833 million (97%) and $775 million (103%), respectively. The increases were primarily related to a step-up in our ownership of our facilities management services business which was consolidated in the current period but equity accounted for in the previous period. Our real estate services margins were lower as a result of lower volumes from oil and gas customers and due to a large percentage of revenues earned in non-U.S. dollars.

        Energy: revenues decreased by $21 million (6%) and direct operating costs increased by $7 million (4%). Revenues decreased primarily due to a decline in our contract drilling and well-servicing operations as a result of lower utilization and pricing. This decline was partially offset by higher revenue at our CBM business which, despite a lower pricing environment, benefitted from an increase in production of over 150% due to an acquisition in January 2015. The increase in costs was primarily related to the higher natural gas production within our Canadian CBM business.

        Other industrial operations: revenues and direct operating costs increased by $512 million (135%) and $452 million (155%), primarily due to acquisitions completed in 2015 which are consolidated in our 2015 results. In June 2015 we acquired an infrastructure products manufacturing and engineered construction solutions operation. In August 2015 we acquired a palladium mining operation that has been operating the LDI Mine located in Ontario, Canada and we also completed the acquisition of our graphite electrode manufacturing operations.

Comparison of Years Ended December 31, 2014 and 2013

        Construction services: revenues and direct operating costs decreased by $259 million (8%) and $229 million (7%), respectively. These operations recognize revenue using the percentage-of-completion methodology and project delays experienced in the first three quarters of 2014 across several geographies reduced construction progress and the associated revenue recognition. In addition, the majority of these revenues and costs were earned and incurred in Australia and were impacted by a 7% decline in currency exchange rate.

        Other business services: revenues and direct operating costs decreased by $159 million (16%) and $157 million (17%), respectively. The decline was primarily related to lower activity and volumes in our relocation service business.

        Energy: revenues and direct operating costs increased by $144 million (67%) and $54 million (42%), respectively. The increase in revenue and costs was primarily related to higher natural gas production within our Canadian CBM natural gas platform. Average daily production for the year ended 2014 increased by 116% compared to 2013 due to two property acquisitions that were completed in late 2013 and early 2014. In addition, we completed an acquisition in our well-servicing operations, which increased revenue by $35 million in 2014.

        Other industrial operations: revenues increased by $12 million (3%) and direct operating costs decreased by $9 million (3%), primarily due to a number of cost saving initiatives within our bath and shower products operations, which resulted in a decrease in direct operating costs despite a small increase in revenues.

General and Administrative Expenses

        For the year ended December 31, 2015, general and administrative expenses increased by $45 million when compared to the year ended December 31, 2014, due to the acquisitions of an infrastructure products manufacturing and engineered construction solutions company in June 2015 and a palladium mining operation and our graphite electrode manufacturing operations in August 2015. We commenced consolidation of our facilities management business in 2015 which also contributed to the increase in general and administrative expenses.

        For the year ended December 31, 2014, general and administrative expenses decreased by $20 million compared to the year ended December 31, 2013. General and administrative expenses within our residential real estate services business decreased by $8 million, primarily due to productivity efficiencies gained through initiatives introduced to offset decreasing revenue. General and administrative expenses in our construction services operations decreased by $9 million due to lower corporate activities.

Depreciation and Amortization Expense

        Depreciation and amortization expense, or D&A, includes depletion related to oil and gas assets, depreciation of property, plant and equipment, or PP&E, as well as the amortization of intangible assets. The highest contribution to D&A is from our energy segment and specifically from our oil and gas assets where PP&E are depleted on a unit-of-production basis over the proved plus probable reserves. We use NI 51-101 as the basis for defining and calculating proved and probable reserves for purposes of the D&A calculations. D&A is generally consistent year-over-year with large changes typically due to the addition or disposal of depreciable assets.

        For the year ended December 31, 2015, D&A increased by $110 million compared to the year ended December 31, 2014, due to a number of acquisitions in 2015 in the energy and other industrials segments. In January 2015 we acquired additional CBM oil and natural gas assets in Canada. In August 2015, we acquired a palladium mining operation and our graphite electrode manufacturing operations.

        For the year ended December 31, 2014, D&A increased by $22 million when compared to the year ended December 31, 2013. The increase was primarily due to an increase in the asset base within our Canadian CBM oil and gas platform resulting from acquisitions in late 2013 and early 2014.

Interest Expense

        For the year ended December 31, 2015, interest expense increased by $37 million when compared to the year ended December 31, 2014. The increase was primarily due to an increase in borrowing within our Canadian CBM oil and gas platform, and the purchase of the graphite electrode manufacturing operation in August 2015.

        For the year ended December 31, 2014, interest expense increased by $1 million when compared to the year ended December 31, 2013 primarily as a result of a senior participation in a loan we provided and the payment of interest on the participation.

Equity Accounted Income

        For the year ended December 31, 2015, equity accounted income decreased by $22 million when compared to the same period in the prior year. We acquired a Western Australia oil and gas producer in 2015 which contributed strong operating results during the period but had an overall minimal impact to net income due to a large impairment expense and E&E costs expensed which were previously capitalized. The decline in equity accounted income was further impacted due to the consolidation of our facilities management business in 2015 which was equity accounted for in 2014.

        For the year ended December 31, 2014, equity accounted income was consistent when compared to the year ended December 31, 2013.

Impairment Expense

        For the year ended December 31, 2015, impairment increased by $50 million when compared to the same period in 2014. In 2015 we recognized impairments in our other business services segment related to the impairment of a public security and in our energy segment primarily as a result of the continued weakness in the commodity price environment.

        Our company identifies CGUs as groups of assets that are largely independent of the cash inflows from other assets or groups of assets. For goodwill impairment testing, our company has aggregated groups of CGUs, that represent the lowest level at which our company monitors goodwill for internal management purposes. Our company's groups of CGUs are not larger than our company's operating segments.

        As of December 31, 2015, $751 million (December 31, 2014 — $843 million) of the goodwill balance of $1,124 million (December 31, 2014 — $882 million) was allocated to the construction services business. During the years ended December 31, 2015 and December 31, 2014, the fair value of the construction services cash generating units, or CGUs, were in excess of their carrying value by approximately 60% and 20%, respectively. There were no indicators of goodwill impairment during fiscal 2015. The change in the balance of goodwill between periods related primarily to foreign currency movements.

        During fiscal 2015, our company acquired two facilities management businesses in Canada and Australia which generated goodwill of approximately $189 million. The purchase price allocation for these acquisitions are currently being finalized, and goodwill has been allocated to the facilities management — Canada CGU and the facilities management — Australia CGU. There have been no indicators of goodwill impairment since the acquisition date. Management performed its annual impairment test for these CGUs in the fourth quarter of 2015 which confirmed that no impairment was required.

        During fiscal 2015, our company's acquisition of a manufacturing business created goodwill of $172 million, which was allocated to the industrial manufacturing operations CGU. The purchase price allocation for this acquisition is currently being finalized and the amount of goodwill allocated to the CGU may differ from these preliminary estimates. There have been no indicators of goodwill impairment since the acquisition date. Management performed its annual impairment test for this CGU in the fourth quarter of 2015 which confirmed that no impairment was required.

        In our contract drilling and well servicing operations, goodwill arose on the purchase of our contract drilling operations in early 2014. At the time of purchase, the current economic downturn in oil and gas had not yet emerged and all indications were that the operation would continue to grow with the completion of a rig in 2014 and the building of an additional rig in 2015. Subsequently revised predictions of lower drilling activity and predictions that 2015 would be a significantly challenging year for oilfield service companies indicated an impairment of $18 million in 2014. In determining the recoverable amount of the contract drilling business, we used the value in use, or VIU method. The key assumptions and estimates used in the goodwill impairment testing included projections of EBITDA growth rates and an estimated pretax discount rate. The pretax discount rate is calculated based on the weighted average cost of capital, or WACC, within the contract drilling business and EBITDA growth rates are projected based on expected drilling activity. During the third quarter of 2015, the sustained decrease in oil and gas prices and its impact on industry activity levels was determined to be an indicator of impairment. Our company performed an impairment assessment and estimated the recoverable amount of the energy drilling services CGU using discounted cash flows, assuming a pre-tax discount rate of 16.5% and terminal growth rate of 2.5%. The result of the test was a goodwill impairment charge of $14 million in our energy drilling services. As of December 31, 2015, the goodwill allocated to the energy drilling services CGU is $nil and to our oil and natural gas CGU is $nil. An impairment expense of $29 million was recorded within our energy related subsidiaries in 2015 primarily due to the sustained decrease in oil and gas pricing. The impairment was determined as the excess of the carrying value over the recoverable amount. The recoverable amount was determined by assuming a pre-tax discount rate of 16.5% and terminal growth rate of 2.5%.

        Impairment expense for the year ended December 31, 2014 was $45 million compared to $4 million for the year ended December 31, 2013. The impairment expense for 2014 primarily related to goodwill associated with our contract drilling and well-servicing operation within our energy segment and our residential real estate services within other business services segment. Impairment charges also included a reversal of a $5 million impairment charge on PP&E within our construction services operations.

        For the year ended December 31, 2014, we recorded a $32 million impairment charge related to goodwill in our residential real estate services, within our other business service segment. The impairment loss resulted from lower sale volumes due to loss of clients and price erosion due to a change in product mix. In determining the recoverable amount of the residential real estate business, we used the VIU method wherein estimated future cash flows were discounted to their present value using a pretax discount rate. The key assumptions and estimates used in the goodwill impairment testing included projections of revenues, operational profit and growth estimates determined using a multi-year operating plan and an estimated pretax discount rate. The pretax discount rate was calculated based on the WACC within the residential real estate services business. The projected revenue, projected operational profit and terminal growth rates were determined to be key assumptions because they are the primary drivers of the projected cash flows. Our company expects that a negative change in any one of these assumptions could lead to the fair value of CGU being less than the carrying value. As of December 31, 2014, the carrying value of the goodwill remaining in the residential real estate services CGU was $23 million. A 1% increase in the discount rate used would have increased the impairment charge by $2 million and a decrease in the terminal value multiple of 1x would have increased the impairment charge by $6 million. Using similar assumptions for the year ended December 31, 2013, the fair value of the CGU exceeded the carrying value by 11%. Our company expects that a significant negative change in the projected revenue and operating profit could lead to the fair value of the CGU being less than the carrying value. There were no indicators of goodwill impairment during fiscal 2015.

Gain on Acquisitions and Dispositions

        For the year ended December 31, 2015, the gain on acquisition was $269 million compared to nil for the year ended December 31, 2014. In the first three months of 2015, we recorded a $171 million gain on the acquisition of oil and gas assets within our Canadian CBM platform and a gain on the step-up acquisition of our facilities management business. In June 2015 we recorded a $7 million gain on the acquisition of our infrastructure support manufacturing business.

        For the year ended December 31, 2014, gain on acquisition was $nil compared to $101 million for the year ended December 31, 2013. The gain in 2013 related to the partial sale of our Australian facilities management business and a gain on the acquisition of our Canadian logistics business. In early 2013, we sold a portion of our Australian facilities management business which was previously consolidated and recorded a $79 million gain on sell down. The investment was equity accounted for subsequently. We also recorded a $21 million bargain purchase gain on acquisition of our Canadian logistics services business.

Other Income (Expense)

        For the year ended December 31, 2015, other income of $70 million primarily related to deferred fee income and interest on our loan investment to our palladium mining operations that we now consolidate. The income resulted from the effective settlement of the preexisting relationship on acquisition. We also recorded a revaluation gain on our Canadian dollar denominated debt related to our facilities management business.

        For the year ended December 31, 2014, other income was $13 million compared to an expense of $4 million for the year ended December 31, 2013. Income for the year ended December 31, 2014 included a $12 million gain on a commodity hedge in our energy segment and fee income earned on one of our loan investments.

Income Tax Expense

        For the year ended December 31, 2015, current income tax expense was $49 million compared to $27 million for the same period in 2014 and deferred income tax expense was $5 million compared to a recovery of $9 million for the same period in 2014. The increase in the 2015 total tax income expense compared to the 2014 total tax expense was primarily attributable to the increase in pre-tax income in 2015.

        For the year ended December 31, 2014, current income tax expense was $27 million and deferred income tax recovery was $9 million. For the year ended December 31, 2013, current income tax expense was $43 million and deferred income tax recovery was $45 million. In 2013, within our energy segment, we recorded a deferred tax asset related to previously unrecognized loss carry forwards as a result of improved performance as of December 31, 2014 and December 31, 2013. During the fiscal period ended December 31, 2013, our other business services segment realized taxable gains upon disposition of a controlling interest in a subsidiary which were offset against previously unrecognized tax losses.

        Our effective tax rate in 2015 was 17% (2014 — 11%; 2013 — nil%), while our composite income tax rate was 27% (2014 — 28%; 2013 — 29%). One of the reasons for this variance is a result of our ownership in "flow through" entities such as partnerships, where any tax liability is incurred by limited partners as opposed to the entity. As a result, while our consolidated net income includes income attributable to non-controlling ownership interest in these entities, our consolidated tax provision includes only our proportionate share of the tax provision of these entities. This gave rise to a 4% (2014 — 6%; 2013 — 2%) reduction in our effective tax rate from the 27% composite rate.

        In addition, we operate businesses in countries with different tax rates, some of which vary from our composite tax rate. Differences in global tax rates gave rise to a 4% (2014 — 9%, 2013 — 4%) decrease in our effective tax rate. The difference will vary from year to year depending on the relative proportion of income in each country.

        In the current year, our energy segment realized a gain on acquisition which was subject to reduced tax rates which give rise to a 20% decrease in our effective tax rate for this particular business. Further, the derecognition of deferred tax assets increased our effective tax rate by 1% (2014 — 11% decrease; 2013 — 19% decrease).

Segment Analysis

        IFRS 8, Operating Segments, requires operating segments to be determined based on internal reports that are regularly reviewed by our chief operating decision maker, or CODM, for the purpose of allocating resources to the segment and to assessing its performance. The key measure used by the CODM in assessing performance and in making resource allocation decisions is funds from operations, or Company FFO. Company FFO is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash valuation gains or losses and other items. Company FFO is considered an appropriate measure for our operations as it provides an estimate of the overall operations of our businesses including the impact of borrowings within each of our operations and earnings where we do not control the underlying business.

Construction Services

        The following table presents Company FFO for our construction services segment for the periods presented.

	Year Ended December 31,
(US$ Millions)	2015	2014	2013
Revenues	$3,833	$3,026	$3,285
Direct operating costs	(3,670)	(2,871)	(3,100)
General and administrative	(45)	(46)	(55)
Interest expense	(2)	(2)	(4)
Share of net earnings from equity accounted investments	3	1	(2)
Current income taxes	(20)	(14)	(24)

Company FFO	$99	$94	$100
Company FFO attributable to non-controlling interests	(1)	—	—

Company FFO attributable to parent company	$98	$94	$100

        The following table presents equity attributable to the parent company for our construction services segment as of December 31, 2015, 2014 and 2013.

(US$ Millions)	December 31, 2015	December 31, 2014	December 31, 2013
Total assets	$2,125	$1,818	$1,866
Total liabilities	1,372	939	889
Non-controlling interests	8	9	—
Equity attributable to parent company	745	870	977

Total equity	$753	$879	$977

Comparison of Years Ended December 31, 2015, 2014, and 2013

        We recognized $98 million of Company FFO from our construction operations for the year ended December 31, 2015 compared to $94 million for the year ended December 31, 2014. Revenues in our construction operations increased by $807 million to $3,833 million for the year ended December 31, 2015 compared to $3,026 million for the year ended December 31, 2014. The increase was primarily due to an expansion in our construction operations. Direct operating costs increased by $799 million to $3,670 million for the year ended December 31, 2015 from $2,871 million in 2014. A large percentage of revenues were earned in non-U.S. dollars and a decline in the value of local currencies reduced the translated value of these revenues. Direct operating costs increased with revenues, but also increased as a result of project specific costs including a provision for a U.K. stadium project. Additionally, the increase in direct costs included long term incentive expenses and incremental legal fees.

        As of December 31, 2015, our construction business had 96 secured projects that are yet to reach practical completion compared to 86 projects as of December 31, 2014. This resulted in contracted backlog of $7.3 billion as of December 31, 2015, an increase from $6.4 billion at December 31, 2014 despite the USD strengthening 11% against the Australian dollar and 5% against the British Pound. The United Kingdom backlog increased by 68% in local currency terms during 2015 as a result of securing a number of projects including 100 Bishopsgate, Royal Hospital for Sick Children and Principal Place — Residential. Australia's backlog increased 10% in local currency terms during 2015 as a result of securing several additional projects including Australia 108 a residential tower, and Stockland Green Hills, a retail complex. The Middle East backlog increased 18% in local currency terms as a result of securing a number of projects, including Neighbourhood One Residences, a residential tower, and Al Maryah Central, a large shopping complex.

        Company FFO for our construction services segment for the year ended December 31, 2014 was $94 million compared to $100 million for the same period in 2013. Construction revenue for the year ended December 31, 2014 was $3,026 million a decrease of $259 million compared to prior year revenue of $3,285 million. Direct operating costs decreased by $229 million to $2,871 million for the year ended December 31, 2014 from $3,100 million in 2013. The decrease in revenue and Company FFO was primarily related to a decline in Australian operations due to delays in several high value projects reaching completion towards the end of 2013 and the ramping up of construction works on newly secured projects. In addition, the Australian dollar declined 15% relative to the U.S. dollar which further reduced earnings. The decline in revenue and Company FFO from the Australian business has been partially offset by continued growth in the Middle East and Canada regions. Our backlog continued to grow in 2014, increasing from $3.4 billion at December 31, 2013 to $6.4 billion at the end of December 31, 2014. The increase was primarily attributable to the successful contract of a large stadium in Perth, Australia.

        As of December 31, 2014, we had 86 secured construction projects that have yet to reach practical completion compared to 52 projects at December 31, 2013. The value of our projects under contract in Australia increased as we successfully bid on 17 new projects including a number of high value projects like the Westadium in Perth and the EQ Tower in Melbourne. In the United Kingdom, we secured multiple large projects during the second half of 2014 which increased the value of our projects under contract. In Canada, we saw increasing volume as we continue to gain market share and grow volume by leveraging the infrastructure we have established over the last three years.

Other Business Services

        The following table presents Company FFO for our other business services segment for the periods presented.

	Year Ended December 31,
(US$ Millions)	2015	2014	2013
Revenues	$1,691	$858	$1,017
Direct operating costs	(1,528)	(753)	(910)
General and administrative	(92)	(77)	(84)
Interest expense	(13)	(8)	(9)
Share of net earnings from equity accounted investments	22	25	28
Current income taxes	(20)	(10)	(17)
Realized disposition gain	40	—	—

Company FFO	$100	$35	$25
Company FFO attributable to non-controlling interests	(17)	(3)	(1)

Company FFO attributable to parent company	$83	$32	$24

        The following table presents equity attributable to the parent company for our other business services segment as of December 31, 2015, 2014 and 2013.

(US$ Millions)	December 31, 2015	December 31, 2014	December 31, 2013
Total assets	$1,429	$903	$877
Total liabilities	958	546	494
Non-controlling interests	162	50	26
Equity attributable to parent company	309	307	357

Total equity	$471	$357	$383

Comparison of Years Ended December 31, 2015, 2014 and 2013

        Company FFO for our other business services segment for the year ended December 31, 2015 was $83 million compared to $32 million for the same period in 2014. Revenue for other business services for the year ended December 31, 2015 was $1,691 million; an increase of $833 million compared to prior year revenue of $858 million. Direct operating costs increased by $775 million to $1,528 million in 2015 from $753 million in 2014. Company FFO contribution from our facilities management business and financial advisory business increased which was offset by a decrease in residential real estate services due to reduced activity and sales volumes in our U.S. operations. In the first quarter of 2015 we acquired the remaining 50% interest in our facilities management services business, which increased our ownership of the business to 100% and we commenced consolidation of the business. In the fourth quarter we sold down a portion of this business which resulted in a $40 million gain in FFO.

        Company FFO for our other business services segment increased by $8 million from $24 million for the year ended December 31, 2013 to $32 million for the year ended December 31, 2014. Revenue for other business services for the year ended December 31, 2014 was $858 million; a decrease of $159 million compared to the prior year revenue of $1,017 million. Direct operating costs decreased by $157 million to $753 million in 2014 from $910 million in 2013. The increase in Company FFO was due to higher contributions from our facilities management operations related to growth in the Australian business and from our financial advisory business as we rationalized our cost structure in these operations. The increase was partially offset by a decrease in Company FFO in our residential real estate services business due to lower volumes of relocations.

Energy

        The following table presents Company FFO for our energy segment for the periods presented.

	Year Ended December 31,
(US$ Millions)	2015	2014	2013
Revenues	$337	$358	$214
Direct operating costs	(190)	(183)	(129)
General and administrative	(20)	(22)	(21)
Interest expense	(25)	(10)	(8)
Share of net earnings from equity accounted investments	79	—	—
Current income taxes	(1)	—	—

Company FFO	$180	$143	$56
Company FFO attributable to non-controlling interests	(111)	(88)	(35)

Company FFO attributable to parent company	$69	$55	$21

        The following table presents equity attributable to the parent company for our energy segment as of December 31, 2015, 2014 and 2013.

(US$ Millions)	December 31, 2015	December 31, 2014	December 31, 2013
Total assets	$1,867	$1,152	$906
Total liabilities	1,097	550	416
Non-controlling interest	455	378	294
Equity attributable to parent company	315	224	196

Total equity	$770	$602	$490

Comparison of Years Ended December 31, 2015, 2014 and 2013

        Company FFO in our energy segment was $69 million for the year ended December 31, 2015 compared to $55 million for the year ended December 31, 2014. Revenue from the energy segment was $337 million for the year ended December 31, 2015 compared to $358 million for the year ended December 31, 2014. Direct operating costs increased to $190 million for the year ended December 31, 2015 from $183 million for the year ended December 31, 2014. In June 2015, we acquired oil and gas assets in Western Australia which are equity accounted. We hedged a majority of the oil and gas exposure in this business; and therefore, despite a decline in commodity pricing in 2015, this business contributed $79 million to Company FFO before non-controlling interest. During 2015 we significantly increased our production capacity within our Canadian CBM oil and gas platform as a result of an acquisition which increased our existing daily production by approximately 180 MMcfe/day(1) of natural gas. Company FFO for the year ended December 31, 2015 contributed by our Canadian CBM business was up slightly due to the increased sales volume which was partially offset by a $1.74/Mcfe decrease in commodity sales price when compared to 2014.

        Company FFO in our energy segment increased by $34 million to $55 million for the year ended December 31, 2014 compared to $21 million for the year ended December 31, 2013. Revenue from energy for the year ended December 31, 2014 was $358 million, an increase of $144 million compared to the prior year revenue of $214 million. Direct operating costs increased by $54 million to $183 million in 2014 from $129 million in 2013. The increase in revenue and Company FFO was primarily due to increased production and pricing at our natural gas operations and higher interest income from debt investments. Our natural gas production platform is focused on the extraction of natural gas derived from CBM assets in the province of Alberta, Canada. In 2013 and 2014, we made two significant acquisitions which more than doubled average daily production from 53 MMcf/d(1) in 2013 to 115 MMcf/d(1) in 2014. In addition, natural gas prices were strong in the first half of 2014 and decreased in the latter half of the year but overall average realized prices were 35% higher in 2014 compared to 2013.

Other Industrial Operations

        The following table presents Company FFO for our other industrial operations segment for the periods presented.

	Year Ended December 31,
(US$ Millions)	2015	2014	2013
Revenues	$892	$380	$368
Direct operating costs	(744)	(292)	(301)
General and administrative	(67)	(34)	(39)
Interest expense	(25)	(8)	(6)
Share of net earnings from equity accounted investments	—	—	—
Current income taxes	(8)	(3)	(2)

Company FFO	$48	$43	$20
Company FFO attributable to non-controlling interests	(34)	(31)	(14)

Company FFO attributable to parent company	$14	$12	$6

        The following table presents equity attributable to the parent company for our other industrial operations segment as of December 31, 2015, 2014 and 2013.

(US$ Millions)	December 31, 2015	December 31, 2014	December 31, 2013
Total assets	$2,214	$532	$556
Total liabilities	1,124	235	175
Non-controlling interests	672	198	260
Equity attributable to parent company	418	99	121

Total equity	$1,090	$297	$381

(1)
Net of interest to others, but before deduction of royalties.

Comparison of Years Ended December 31, 2015, 2014 and 2013

        Company FFO for our other industrial operations segment for the year ended December 31, 2015 was $14 million compared to $12 million for the same period in 2014. Revenue for other industrial operations for the year ended December 31, 2015 was $892 million representing an increase of $512 million compared to prior year revenue of $380 million. Direct operating costs increased by $452 million to $744 million in 2015 from $292 million in 2014. For the year ended December 31, 2015, the increase in revenues and direct operating costs were primarily related to acquisitions completed in 2015. In June 2015 we completed the acquisition of a Canadian infrastructure products and engineered construction solutions company as a result of a recapitalization whereby our debt position was converted into an equity interest in the business. In August 2015 we completed the acquisition of our graphite electrode manufacturing operations. We completed the acquisition of this business at what we believe was a low point in the industry cycle driven primarily by the oversupply and downward price pressure in the steel market. Therefore, we did not see a positive impact on Company FFO for the period ending December 31, 2015 from this acquisition. Our 2014 Company FFO includes interest income from our loan investments which were converted to equity interest in 2015. Company FFO contributed by our bath and shower products increased by $2 million as we started to see improvements as housing starts and the general economic outlook for the United States continued to improve.

        Company FFO for our other industrial operations segment increased by $6 million to $12 million for the year ended December 31, 2014 from $6 million for the year ended December 31, 2013. Other industrial operations revenue for the year ended December 31, 2014 was $380 million, an increase of $12 million compared to the prior year revenue of $368 million. Direct operating costs decreased by $9 million to $292 million in 2014 from $301 million in 2013. The increase in Company FFO was primarily due to higher contributions from our bath and shower products sales where we started to see improvements as housing starts and the general economic outlook for the United States continued to improve.

Reconciliation of Non-IFRS Measures

        To measure our performance, amongst other measures, we focus on Company FFO. Company FFO is a non-IFRS measure we use to assess operating results and the performance of our businesses on a segmented basis. We define Company FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounting investments.

        Company FFO has limitations as an analytical tool as it does not include depreciation and amortization expense, deferred income taxes and non-cash valuation gains/losses and impairment charges. Because Company FFO has these limitations, Company FFO should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under IFRS. We do not use Company FFO as a measure of cash generated from our operations. However, Company FFO is a key measure that we use to evaluate the performance of our operations.

        The following table reconciles Company FFO to net income attributable to parent company for the periods indicated:

	Year Ended December 31,
(US$ Millions)	2015	2014	2013
Company FFO attributable to parent company	$264	$193	$151
Other income (expenses), net	70	13	(4)
Depreciation and amortization	(257)	(147)	(125)
Impairment expense	(95)	(45)	(4)
Gain on acquisitions	229	—	101
Deferred income taxes	(5)	9	45
Non-cash items attributable to equity accounted investments	(100)	—	—
Non-cash items attributable to non-controlling interest	102	70	20

Net income attributable to parent company	$208	$93	$184

Combined Carve-Out Statements of Financial Position

        The following is a summary of the combined carve-out statements of financial position as of December 31, 2015 and 2014:

			Change
(US$ Millions)	December 31, 2015	December 31, 2014	December 2015 vs December 2014
Assets
Cash	$354	$163	$191
Financial assets	409	593	(184)
Accounts receivable, net	1,635	1,038	597
Inventory and other assets	748	202	546
Property, plant and equipment	2,364	1,075	1,289
Deferred income tax assets	64	111	(47)
Intangible assets	445	149	296
Equity accounted investments	492	192	300
Goodwill	1,124	882	242

Total assets	$7,635	$4,405	$3,230

Liabilities and equity in net assets
Liabilities
Accounts payable and other	$2,375	$1,429	$946
Borrowings	2,074	808	1,266
Deferred income tax liabilities	102	33	69

Total liabilities	4,551	2,270	2,281

Equity in net assets
Common equity	1,787	1,500	287
Non-controlling interests	1,297	635	662

Total equity in net assets	3,084	2,135	949

Total liabilities and equity in net assets	$7,635	$4,405	$3,230

Financial Assets

        Financial assets decreased by $184 million from $593 million as of December 31, 2014 to $409 million as of December 31, 2015. The decrease is a result of the conversion of two loan interests to consolidated operations during the period. Our loan to our Canadian infrastructure products and engineered construction solutions company and our loan to our palladium producer were converted to equity interests in 2015.

Accounts Receivable

        Accounts receivable increased by $597 million from $1,038 million as of December 31, 2014 to $1,635 million as of December 31, 2015. The increase was related to higher receivables in our construction services business due to an expansion in our operations in 2015 and higher receivables in our facilities management services business due to the acquisition of the remaining 50.1% interest, which increased our ownership and resulted in us consolidating the business. In addition, receivables increased within our other industrials segment due to the acquisition of a Canadian infrastructure products and engineered construction solutions company, our graphite electrode manufacturing operations, and our palladium operations.

Inventory and Other Assets

        Inventory and other assets increased by $546 million from $202 million as of December 31, 2014 to $748 million as of December 31, 2015. The increase was primarily related to inventory acquired on the acquisition of our graphite electrode manufacturing operations. Work in Progress (WIP) in our construction business increased over $130 million compared to the prior period due to a larger project base.

Property, Plant & Equipment (PP&E)

        PP&E increased by $1,289 million from $1,075 million as of December 31, 2014 to $2,364 million as of December 31, 2015. This increase was due to acquisitions completed in our energy and other industrials segments in 2015. In January 2015 we acquired significant oil and gas production facilities in our Canadian CBM platform which increased our existing daily production by approximately 180 mmcfe/day of natural gas. In June 2015 we completed the acquisition of a Canadian infrastructure products and engineered construction solutions company as a result of a recapitalization whereby our debt position was converted into an equity interest in the business. In August 2015 we completed the acquisition of our graphite electrode manufacturing operations which increased PP&E by approximately $620 million, net of depreciation and the acquisition of our palladium mining operation which increased PP&E by approximately $278 million, adjusted for foreign exchange movement and depreciation.

Intangible Assets

        Intangible assets increased by $296 million from $149 million as of December 31, 2014 to $445 million as of December 31, 2015 due to the consolidation of our facilities management business and our graphite electrode manufacturing operations. Intangible assets within our facilities management business include management contract costs and customer contracts. Management contract costs consist of development costs associated with certain significant contracts including contract delivery development costs, technical resources and IT infrastructure costs and equipment. Customer contracts represent the value associated with various customer contracts and the related customer relationships. Intangible assets within our graphite electrode manufacturing operations include customer relationships, technology and trade names.

Equity Accounted Investment

        Equity accounted investments increased by $300 million from $192 million as of December 31, 2014 to $492 million as of December 31, 2015 primarily due to an equity accounted investment in an oil and gas production company in Western Australia As of December 31, 2014 our facilities management business was equity accounted for; however, as a result of a step-up acquisition in the first quarter of 2015 this facilities management business was consolidated in 2015.

Goodwill

        Goodwill increased by $242 million from $882 million as of December 31, 2014 to $1,124 million as of December 31, 2015, due to the acquisitions of the remaining 50.1% of our facilities management business and our graphite electrode manufacturing operations. $361 million of goodwill associated with our facilities management business and our graphite electrode manufacturing operations was partially offset by a decline in goodwill of our construction services business due to unfavourable foreign currency movements.

Accounts Payable and Other

        Accounts payable and other increased by $946 million from $1,429 million as of December 31, 2014 to $2,375 million as of December 31, 2015. Accounts payable increased by $436 million due to the acquisitions of the remaining 50.1% of our facilities management businesses and our graphite electrode manufacturing business. Payables within our construction services business increased due to our expanded operations in 2015.

Liquidity and Capital Resources

        The following table presents borrowings by segment as of December 31, 2015 and 2014:

(US$ Millions)	Construction Services	Other Business Services	Energy	Other Industrial Operations	Total
December 31, 2015	$18	$503	$808	$745	$2,074

December 31, 2014	18	343	290	157	808

        As of December 31, 2015, our company had outstanding debt of $2,074 million as compared to $808 million as of December 31, 2014. The borrowings consist of the following:

(US$ Millions)	December 31, 2015	December 31, 2014
Term loans and credit facilities	$1,518	$513
Securitization program	287	295
Senior notes	269	—

Total Borrowings	$2,074	$808

        Our company has credit facilities within its operating businesses with major financial institutions. The credit facilities are primarily composed of revolving term credit facilities and revolving operating facilities with variable interest rates. At the operating level, we endeavor to maintain prudent levels of debt which can be serviced through on-going operations. On a consolidated basis, our operations had borrowings totaling $2,074 million as of December 31, 2015 compared to $808 million at December 31, 2014. The increase of $1,266 million was primarily due to $580 million of debt drawn to facilitate acquisitions, including a portion of our step-up acquisition of our facilities management business, our industrials manufacturing business, and oil and gas production operations in Western Canada. The increase was also due to borrowings of $337 million to acquire our oil and gas production operations in Western Australia in June 2015. An additional $367 million of debt was assumed upon the acquisition of an industrials manufacturing business in August 2015.

        We finance our assets principally at the operating company level with debt that generally has no recourse to either our company or to our other operations and is generally secured against assets within the respective operating companies. Moreover, debt instruments at the operating company level do not cross-accelerate or cross-default to debt at other operating companies. This debt is in the form of revolving lines of credit, term loans and debt securities with varying maturities ranging from 1-8 years. The weighted average maturity of December 31, 2015 was 2.68 years and the weighted average interest rate on debt outstanding was 3.4%. These borrowings include customary covenants based on fixed charge coverage and debt to EBITDA ratios. As of December 31, 2015, the maximum borrowing capacity of our credit facilities was $2.6 billion, of which $1.5 billion was drawn.

        The use of the term loans and credit facilities is primarily related to on-going operations and capital expenditures, and to fund acquisitions. The interest rates charged on these facilities are based on market interest rates (such as LIBOR or bankers' acceptance rates plus margins ranging from 2.25% – 4.75%). The financial covenants related to the various facilities may require the operating companies to maintain certain debt to EBITDA levels, a specified current ratio, specified minimum cash interest coverage ratios and specified maximum senior secured leverage ratios. The debt agreements governing certain of these instruments also impose limits on minimum capital requirements and maximum annual capital expenditures.

        Our operating businesses are currently in compliance with all material covenant requirements of their term loans and credit facilities. However, due to economic conditions, including challenging commodity pricing, we are currently undertaking proactive measures to avoid having our operating businesses within our energy and other industrial operations segments default under such term loans or credit facilities in the future, including amending such debt instruments or, if necessary, seeking waivers from the lenders under such debt instruments. Our ability to enter into an amendment or, if needed, obtain a waiver or otherwise refinance any such indebtedness will depend on, among other things, the conditions of the capital markets and our financial condition at such time. We do not expect any of our current facilities to default prior to finding a path to resolution.

        One of our real estate services businesses has a securitization program under which it transfers an undivided co-ownership interest in eligible receivables on a fully serviced basis, for cash proceeds, at their fair value under the terms of the agreement. While the sale of the co-ownership interest is considered a legal sale, our company has determined that the asset derecognition criteria has not been met as substantially all risk and rewards of ownership are not transferred. The program contains covenants related to maximum loss and default ratios (as defined by the agreement) and receivables turnover ratios as the debt is secured by the business's receivables. Our company was in compliance with the covenants under the securitization program as of December 31, 2015. The program matures in June 2019.

        During 2015, as a part of the acquisition of GrafTech, an industrial manufacturing company, our company assumed debt of face value $300 million senior notes. The senior notes are the operating company's senior unsecured obligations and rank pari passu with all of the operating company's existing and future senior unsecured indebtedness. The senior notes are guaranteed on a senior unsecured basis by each of the operating company's existing and future subsidiaries that guarantee certain other indebtedness of the operating company or another guarantor. The indenture governing the senior notes contains customary covenants relating to limitations on liens and sale/leaseback transactions and we were in compliance with such covenants as of December 31, 2015. The senior notes bear interest at a rate of 6.375% per year, payable semi-annually in arrears on May 15 and November 15 of each year and mature on November 15, 2020.

Net Debt to Capitalization Ratio

        The table below outlines our company's consolidated net debt to capitalization as of December 31, 2015 and 2014.

	December 31,
(US$ Millions)	2015	2014
Borrowings	$2,074	$808
Cash	(354)	(163)

Net debt	1,720	645
Total equity in net assets	3,084	2,135

Total capital and net debt	4,804	2,780

Net debt to capitalization ratio	35.8%	23.2%

        We manage our liquidity and capital requirements through cash flows from operations, opportunistically monetizing mature operations, refinancing existing debt and businesses and through the use of credit facilities. We aim to maintain sufficient financial liquidity to be able to meet our on-going operating requirements and to maintain a modest distribution.

        Our principal liquidity needs for the next year include funding recurring expenses, meeting debt service payments, funding required capital expenditures and funding attractive acquisition opportunities as they arise. Our principal sources of liquidity are financial assets, undrawn credit facilities, cash flow from our operations and access to public and private capital markets. In addition, an integral part of our strategy is to pursue acquisitions through consortium arrangements with institutional investors, strategic partners or financial sponsors and to form partnerships to pursue acquisitions on a specialized or global basis. Brookfield has a strong track record of leading such consortiums and partnerships and actively managing underlying assets to improve performance.

        We expect to enter into a credit agreement with Brookfield providing for two, three-year revolving credit facilities. One will constitute an operating credit facility that permits borrowings of up to $200 million for working capital purposes and the other will constitute an acquisition facility that will permit borrowings of up to $300 million for purposes of funding our acquisitions and investments. We expect that no amounts will be drawn under these credit facilities as of the date of the spin-off.

        Net proceeds above a specified threshold that are received by the borrowers from asset dispositions, debt incurrences or equity issuances by the borrowers or their subsidiaries must be used to pay down the acquisition facility (which can then be redrawn to fund future investments). Both credit facilities will be available for an initial term of three years and will be extendible at our option by two, one-year renewals, subject to our paying an extension fee and being in compliance with the credit agreement.

        The credit facilities will be guaranteed by our company, and each direct wholly-owned (in terms of outstanding common equity) subsidiary of our company or Holding LP that is not otherwise a borrower. We expect that no amounts will be drawn as of the date of the spin-off. The credit facilities will be available in U.S. or Canadian dollars, and advances will be made by way of LIBOR, base rate, bankers' acceptance rate or prime rate loans. The $200 million operating facility is expected to bear interest at the specified LIBOR or bankers' acceptance rate plus 2.75%, or the specified base rate or prime rate plus 1.75%. The $300 million acquisition facility is expected to bear interest at the specified LIBOR or bankers' acceptance rate plus 3.75%, or the specified base rate or prime rate plus 2.75%.

        The credit facilities will require us to maintain a minimum deconsolidated net worth, and will contain restrictions on the ability of the borrowers and the guarantors to, among other things, incur liens, engage in certain mergers and consolidations or enter into speculative hedging arrangements.

        The BBP General Partner intends to adopt a distribution policy pursuant to which our company intends to make quarterly cash distributions in an initial amount currently anticipated to be approximately $0.25 per unit on an annualized basis, which initially represents an estimated distribution of approximately 1% of expected initial value per unit of $25.00 upon spin-off.

Cash Flow

        Our financing plan is to fund our recurring growth capital expenditures with cash flow generated by our operations, as well as debt financing that is sized to maintain our credit profile. To fund acquisitions, we will evaluate a variety of capital sources including proceeds from the sale of mature assets, as well as equity and debt financings. The table below highlights the sources and uses of cash for the year.

        We believe that we currently have sufficient access to capital resources and will continue to use our available capital resources to fund our operations. Our future capital resources include cash flow from operations, borrowings and proceeds from potential future debt issues or equity offerings, if required.

        As of December 31, 2015, 45% of our cash was held in Canada, and about 50% was approximately evenly allocated between Australia, United Arab Emirates and the United Kingdom. As of December 31, 2014, about 70% of our cash was approximately evenly allocated among Canada, Australia and the United Kingdom, with the remaining 30% allocated among the United Arab Emirates, the United States and other nations. Funds held in Canada, Australia, the United Arab Emirates, the United Kingdom and the United States can generally be repatriated to our company without the imposition of tax on our company itself, because our company, as a limited partnership, generally is not a taxpayer. In some cases, the repatriation of funds to our company may result in withholding tax with respect to a unitholder.

        As of December 31, 2015, we had cash and cash equivalents of $354 million, compared to $163 million as of December 31, 2014. The net cash flows for the years ended December 31, 2015, 2014 and 2013 were as follows:

	Year Ended December 31,
(US$ Millions)	2015	2014	2013
Cash flows provided by operating activities	$332	$327	$189
Cash flows used in investing activities	(2,094)	(354)	(558)
Cash flows provided by financing activities	1,971	2	348
Effect of foreign exchange rates on cash	(18)	(7)	(5)

	$191	$(32)	$(26)

Cash Flow Provided by Operating Activities

        Total cash flows provided by operating activities for the year ended December 31, 2015 were $332 million compared to $327 million for the same period of 2014. The cash generated in 2015 was primarily from our construction services business, our facilities management business, and our Canadian CBM platform.

        Cash flows provided by operating activities for the year ended December 31, 2014 was $327 million compared to $189 million for the year ended December 31, 2013. The increase in cash flows provided by operating activities of $138 million was mainly due to increased contribution from our energy operations.

Cash Flow Used in Investing Activities

        Total cash flows used in investing activities was $2,094 million for the year ended December 31, 2015 compared to $354 million used in investing activities for the year ended December 31, 2014. The increase was due to a number of acquisitions completed in the year ending December 31, 2015. We acquired our graphite electrodes manufacturing operations in August 2015, we made an equity accounted investment in an oil and gas production company in June 2015, and one of our energy companies made a large acquisition of additional oil and gas assets during the period.

        Cash flows used in investing activities for the year ended December 31, 2014 was $354 million compared to $558 million used in investing activities for the year ended December 31, 2013. The decrease in cash flows used in investing activities of $204 million was mainly due to a large acquisition of oil and gas assets made by one of our energy operations in 2013. The reduction in cash flows used in investing activities in 2014 compared to 2013 was also caused by the amount of cash being segregated as restricted cash in our construction services business during 2013 exceeding the amount that was segregated during 2014.

Cash Flow Provided by Financing Activities

        Total cash flows provided by financing activities was $1,971 million for the year ended December 31, 2015 compared to $2 million of cash flows provided for the year ended December 31, 2014. The increase was primarily due to financing for several energy investments including an equity accounted investment in June 2015 and an acquisition in our Canadian CBM platform. We also financed part of the acquisition of our graphite electrode manufacturing business which we will be paying down within the next year.

        Cash flows provided by financing activities were $2 million for the year ended December 31, 2014 compared to $348 million for the year ended December 31, 2013. The decrease in cash flows provided by financing activities is mainly due to equity that was issued during the year ended December 31, 2013 in order to provide a loan to one of our mining businesses as well as provide capital to our Canadian CBM platform to purchase additional oil and gas assets.

Contractual Obligations

        In the ordinary course of business, we enter into contractual arrangements that may require future cash payments. The table below outlines our company's contractual obligations as of December 31, 2015:

	Payments as of December 31, 2015
(US$ Millions)	Total	Less than One Year	One-Two Years	Three-Five Years	Thereafter
Borrowings	$2,074	$511	$122	$1,437	$4
Finance lease obligations	20	7	12	1	—
Operating leases	177	39	43	44	51
Interest expense	95	20	19	56	—
Decommissioning liabilities	192	5	6	7	174
Pension obligations	128	12	27	25	64
Obligations under agreements	38	17	19	1	1

Total	$2,724	$611	$248	$1,571	$294

Off Balance Sheet Arrangements

        Our company does not have any off-balance sheet arrangements. In the normal course of operations our operating subsidiaries have bank guarantees, insurance bonds and letters of credit outstanding to third parties. As of December 31, 2015, the total outstanding amount was $1,031 million, approximately 69% of which is related to performance bonds. Our company does not conduct its operations, other than those of equity accounted investments, through entities that are not consolidated in the financial statements, and has not guaranteed or otherwise contractually committed to support any material financial obligations not reflected in the financial statements.

        From time to time we may be contingently liable with respect to litigation and claims that arise in the normal course of operations.

Market Risks

        Market risk is defined as the risk that the fair value or future cash flows of a financial instrument held by our company will fluctuate because of changes in market prices. Market risk includes the risk of changes in interest rates, currency exchange rates and changes in market prices due to factors other than interest rates or currency exchange rates, such as changes in equity prices, commodity prices or credit spreads. Financial instruments which are subject to market risk include other financial assets, borrowings, derivative instruments, such as interest rate and foreign currency contracts, and marketable securities. We are exposed to equity price risks arising from marketable securities and are exposed to market risks in our underlying operations principally resulting from changes in interest rates and currency exchange rates.

Interest rate risk

        The observable impacts on the fair values and future cash flows of financial instruments that can be directly attributable to interest rate risk include changes in the net income from financial instruments whose cash flows are determined with reference to floating interest rates and changes in the value of financial instruments whose cash flows are fixed in nature. A 10 basis point increase or decrease in the interest rates does not have a material impact on our company's net income.

Foreign currency risk

        We have operations in international markets denominated in currencies other than the U.S. dollar. As a result, we are subject to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. We structure our operations such that foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, we are exposed to foreign currency risk on the net assets of its foreign currency denominated operations. We manage foreign currency risk through hedging contracts, typically foreign exchange forward contracts. There is no assurance that hedging strategies, to the extent used, will fully mitigate the risk.

        The table below outlines the impact on net income and other comprehensive income attributable to parent company of a 10% decline in the exchange rates between the U.S. dollar and the major foreign currencies:

	2015		2014		2013
(US$ Millions)	OCI	Net income	OCI	Net income	OCI	Net income
USD/AUD	$(79)	$—	$(86)	$—	$(96)	$—
USD/CDN	(50)	—	(44)	—	(44)	—
USD/Other	(1)	1	(1)	1	—	—

Commodity price risk

        Commodity price risk is the risk that the fair value of financial instruments will fluctuate as a result of changes in commodity prices. Our operating subsidiaries that are exposed to commodity risk attempt to mitigate commodity price risk through the use of commodity contracts. A 10 basis point increase or decrease in commodity prices does not have a material impact on our company's net income.

Related Party Transactions

        We will enter into a number of related party transactions with Brookfield. See "Relationship with Brookfield."

Critical Accounting Estimates

        The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

        The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

        Critical judgments made by management and utilized in the normal course of preparing our company's combined carve-out financial statements are outlined below.

Business combinations

        Our company accounts for business combinations using the acquisition method of accounting. The allocation of fair values to assets acquired and liabilities assumed through an acquisition requires numerous estimates that affect the valuation of certain assets and liabilities acquired including discount rates, operating costs, revenue estimates, commodity prices, future capital costs and other factors. The determination of the fair values may remain provisional for up to 12 months from the date of acquisition due to the time required to obtain independent valuations of individual assets and to complete assessments of provisions. When the accounting for a business combination has not been completed as of the reporting date, this is disclosed in the financial statements, including observations on the estimates and judgments made as of the reporting date.

Common control transactions

        IFRS 3 Business Combinations does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, our company has developed an accounting policy to account for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. Our company's policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying values in the transferor's financial statements.

Indicators of impairment

        Judgment is applied when determining whether indicators of impairment exist when assessing the carrying values of our company's assets, including: the determination of our company's ability to hold financial assets; the estimation of a cash generating unit's future revenues and direct costs; and the determination of discount rates, and when an asset's carrying value is above the value derived using publicly traded prices which are quoted in a liquid market.

        For some of our assets, forecasting the recoverability and economic viability of property and equipment requires an estimate of reserves. The process for estimating reserves is complex and requires significant interpretation and judgment. It is affected by economic conditions, production, operating and development activities, and is performed using available geological, geophysical, engineering and economic data.

Revenue recognition

        Certain of our company's subsidiaries use the percentage-of-completion method to account for contract revenue. The stage of completion is measured by reference to actual costs incurred to date as a percentage of estimated total costs for each contract. Significant assumptions are required to estimate the total contract costs and the recoverable variation works that affect the stage of completion and the contract revenue respectively. In making these estimates, management has relied on past experience or where necessary, the work of experts.

Financial instruments

        Judgments inherent in accounting policies relating to derivative financial instruments relate to applying the criteria to the assessment of the effectiveness of hedging relationships. Estimates and assumptions used in determining the fair value of financial instruments are: equity and commodity prices; future interest rates; the credit worthiness of our company relative to its counterparties; the credit risk of our company's counterparties; estimated future cash flows; discount rates and volatility utilized in option valuations.

Income taxes

        The determination of future tax rates applicable to subsidiaries and identifying the temporary differences that relate to each subsidiary requires judgment. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply during the period when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the combined carve-out statement of financial position dates.

Decommissioning liabilities

        Decommissioning costs will be incurred at the end of the operating life of some of our oil and gas facilities and properties. These obligations are typically many years in the future and require judgment to estimate. The estimate of decommissioning costs can vary in response to many factors including changes in relevant legal, regulatory and environmental requirements, the emergence of new restoration techniques or experience at other production sites. Inherent in the calculations of these costs are assumptions and estimates including the ultimate settlement amounts, inflation factors, discount rates and timing of settlements.

Oil and Gas Properties

        The process of estimating our company's proved and probable oil and gas reserves requires significant judgment and estimates. Factors such as the availability of geological and engineering data, reservoir performance data, acquisition and divestment activity, drilling of new wells, development costs and commodity prices all impact the determination of our company's estimates of its oil and gas reserves. Future development costs are based on estimated proved and probable reserves and include estimates for the cost of drilling, completing and tie in of the proved undeveloped and probable additional reserves and may vary based on geography, geology, depth, and complexity. Any changes in these estimates are accounted for on a prospective basis. Oil and natural gas reserves also have a direct impact on the assessment of the recoverability of asset carrying values reported in the financial statements.

Other

        Other estimates and assumptions utilized in the preparation of our company's financial statements are: the assessment or determination of net recoverable amounts; depreciation and amortization rates and useful lives; estimation of recoverable amounts of cash-generating units for impairment assessments of goodwill and intangible assets; and ability to utilize tax losses and other tax measurements.

        Other critical judgments include the determination of functional currency.

 MANAGEMENT AND OUR MASTER SERVICES AGREEMENT

Our Management

        The Service Providers, wholly-owned subsidiaries of Brookfield Asset Management, provide management services to us pursuant to our Master Services Agreement. Brookfield has built its business platform through the integration of formative portfolio acquisitions and single asset transactions over several decades and throughout all phases of the business cycle. The Service Providers' investment and asset management professionals are complemented by the depth of transactional and operational expertise throughout our operating segments which specialize in business services and industrial operations, generating significant returns. Members of Brookfield's senior management and other individuals from Brookfield's global affiliates are drawn upon to fulfill the Service Providers' obligations to provide us with management services under our Master Services Agreement.

About Brookfield

        Our general partner will not have any employees. Instead, members of Brookfield's senior management and other individuals from Brookfield's global affiliates will be drawn upon to fulfill the Service Providers' obligations under the Master Services Agreement. Brookfield is a global alternative asset manager with over $225 billion in assets under management and more than 700 investment professionals and 30,000 operating employees around the world. Brookfield Asset Management is co-listed on the NYSE and TSX stock exchanges under the symbol "BAM" and "BAM.A", respectively, and has a market capitalization of over $30 billion.

        Brookfield's business services and industrial operations platform, which comprise Brookfield's main operating platform outside of property, renewable energy, infrastructure and private equity, have been built through an acquisition strategy that leverages the knowledge and information resident across Brookfield's operations and the expertise it has gained as an owner-operator of real asset and related businesses over several decades and throughout all phases of the business cycle.

        Brookfield's strategy, which is part of our strategy as well, is to combine best-in-class operating platforms and best-in-class transaction execution capabilities to acquire businesses and actively manage them to achieve superior returns on a long-term basis. Brookfield's operations-oriented approach comprises the following attributes:

  •
  Business development capability.  Brookfield's operating platforms have intimate knowledge of their respective markets. Additionally, Brookfield has a network of very senior relationships within its industry sectors. As a result, Brookfield believes it is well positioned to proactively identify and originate transactions.

  •
  Operational expertise.  Brookfield's operating platforms are responsible for enhancing performance of their respective businesses. In particular, Brookfield has considerable experience in executing operational turnaround and operational value add initiatives within its business, focused on increasing operating margins by improving efficiency. This can be achieved by the application of best-in-class operating expertise and scale to identify opportunities to reduce operating costs while maintaining quality. In addition, Brookfield looks for opportunities to deploy capital to increase output and/or reduce costs as well as to put in place appropriate maintenance programs to reduce costs and preserve asset values over their life cycle.

  •
  Industry insight.  Brookfield's operating platforms enable it to develop fundamental views on the factors that impact key value drivers. Brookfield utilizes this knowledge to ensure it takes advantage of the most current operating and financing practices, as well as to make acquisition and divestiture decisions.

  •
  Contrarian thinking.  Brookfield recognizes that superior returns often requires contrarian thinking. By combining deep restructuring and expertise with operational turnaround capability Brookfield endeavors to be a leader in each of its major operating areas, not through the size of its operating platforms but through the quality of its people and operations. Brookfield believes that its long-term commitment to building best-in-class operations will enable it to attract and retain high quality personnel, which will, in turn, increase performance.

        Once an operating platform within a sector is established, it will typically be scalable. This enables the pursuit of follow-on acquisitions that generally can be acquired and integrated into the operational platform with lower incremental cost, thereby enhancing returns.

        Brookfield's corporate group provides its operating platforms with access to transaction execution capability. Brookfield's corporate group has in-depth mergers and acquisitions, corporate finance, accounting, tax and financial structuring expertise across a number of industries.

Executive Officers

        The following table presents certain information concerning the core senior management team that will be principally responsible for our operations and their positions with the Service Providers.

Name	Age	Years of Experience	Years at Brookfield	Position with one of the Service Providers
Cyrus Madon	50	27	17	Chief Executive Officer
Craig J. Laurie	44	21	18	Chief Financial Officer

        Messrs. Madon and Laurie will serve as CEO and CFO, respectively, of our company for securities law purposes. Messrs. Madon and Laurie have substantial operational and transaction origination and execution expertise, having put together numerous consortiums, partnerships and joint ventures for large multi-faceted transactions. Set forth below is biographical information for Messrs. Madon and Laurie.

        Cyrus Madon.    Mr. Madon is a Senior Managing Partner of Brookfield Asset Management, Head of Brookfield's Private Equity Group and Chief Executive Officer of our company. Mr. Madon joined Brookfield in 1998 as Chief Financial Officer of Brookfield's real estate brokerage business. During his tenure he has held a number of senior roles across the organization, including head of Brookfield's corporate lending business. Mr. Madon began his career at Pricewaterhouse-Coopers where he worked in Corporate Finance and Recovery, both in Canada and the United Kingdom.

        Craig Laurie.    Mr. Laurie is the Chief Financial Officer of our company. Mr. Laurie is also a Managing Partner of Brookfield Asset Management within the Private Equity Group. He joined Brookfield Asset Management in 1997 and has held a number of senior finance positions with Brookfield Asset Management and associated companies, including from October 2008 to September 2015 the position of Executive Vice-President and Chief Financial Officer for Brookfield Residential Properties Inc. and predecessor companies. Prior to joining Brookfield Asset Management, Mr. Laurie worked in restructuring and advisory services at Deloitte & Touche. He is a Chartered Accountant and holds a Bachelor of Commerce degree from Queen's University.

        The directors and officers of the BBP General Partner and our Service Providers and their associates, as a group, beneficially own, directly or indirectly, or exercise control and direction over, our units representing in the aggregate less than 1% of our issued and outstanding units on a fully exchanged basis.

Our Master Services Agreement

        The Service Recipients have entered into a Master Services Agreement pursuant to which the Service Providers have agreed to provide or arrange for other Service Providers to provide management and administration services to our company and the other Service Recipients.

        The following is a summary of certain provisions of our Master Services Agreement and is qualified in its entirety by reference to all of the provisions of the agreement. Because this description is only a summary of our Master Services Agreement, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review our Master Services Agreement in its entirety. Our Master Services Agreement will be available electronically on the website of the SEC at www.sec.gov and on our SEDAR profile at www.sedar.com and will be available to our unitholders as described under "Where You Can Find More Information".

Appointment of the Service Providers and Services Rendered

        Under our Master Services Agreement, the Service Recipients have appointed the Service Providers to provide or arrange for the provision by an appropriate Service Provider of the following services:

  •
  providing overall strategic advice to the applicable Service Recipients including advising with respect to the expansion of their business into new markets;

  •
  identifying, evaluating and recommending to the Service Recipients acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

  •
  recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

  •
  recommending to the Service Recipients suitable candidates to serve on the boards of directors or their equivalent governing bodies of the operating businesses;

  •
  making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of the operating businesses;

  •
  making recommendations with respect to the payment of dividends or other distributions by the Service Recipients, including distributions by our company to our unitholders;

  •
  monitoring and/or oversight of the applicable Service Recipient's accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, including making recommendations with respect to, and supervising the making of all tax elections, determinations and designations, the timely calculation and payment of taxes payable and the filing of all tax returns due, by each Service Recipient, and overseeing the preparation of the Service Recipients' annual consolidated financial statements and quarterly interim financial statements;

  •
  making recommendations in relation to and effecting, when requested to do so, the entry into insurance of each Service Recipient's assets, together with other insurances against other risks, including directors and officers insurance as the relevant Service Provider and the relevant board of directors or its equivalent governing body may from time to time agree;

  •
  arranging for individuals to carry out the functions of principal executive, accounting and financial officers for our company only for purposes of applicable securities laws; and

  •
  providing individuals to act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant board of directors or its equivalent governing body.

        Notwithstanding the foregoing, all investment advisory services (as defined in our Master Services Agreement) must be provided solely to the Holding LP.

        The Service Providers' activities are subject to the supervision of the board of directors or equivalent governing body of our General Partner and of each of the other Service Recipients, as applicable. The relevant governing body remains responsible for all investment and divestment decisions made by the Service Recipient.

        Any Service Provider may, from time to time, appoint an affiliate of Brookfield to act as a new Service Provider under our Master Services Agreement, effective upon the execution of a joinder agreement by the new Service Provider.

Management Fee

        Pursuant to our Master Services Agreement, we pay a quarterly base management fee to the Service Providers equal to 0.3125% (1.25% annually) of the total capitalization of our company. For purposes of calculating the base management fee, the total capitalization of our company is equal to the quarterly volume-weighted average trading price of a unit on the principal stock exchange for our units (based on trading volumes) multiplied by the number of units outstanding at the end of the quarter (assuming full conversion of the Redemption-Exchange Units into units), plus the value of securities of the other Service Recipients that are not held by us, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. For any quarter in which the BBP General Partner determines that there is insufficient available cash to pay the base management fee as well as the next regular distribution on our units, the Service Recipients may elect to pay all or a portion of the base management fee in our units or Redemption-Exchange Units, subject to certain conditions.

        Brookfield has established and manages a number of private investment entities, managed accounts, joint ventures, consortiums, partnerships and investment funds whose investment objectives include the acquisition of businesses similar to those that we operate and Brookfield may in the future establish similar funds. Brookfield Asset Management has agreed that it will offer our company the opportunity to take up Brookfield's share of any acquisition through these consortium arrangements or by one of these entities that involves the acquisition of business services and industrial operations that are suitable for us, subject to certain limitations. To the extent that under any other arrangement involving Brookfield we are obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of our capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof generally will be reduced on a dollar-for-dollar basis by our proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter. The base management fee will not be reduced by the amount of any incentive distribution payable by any Service Recipient or operating entity to the Service Providers (or any other affiliate) (for which there is a separate credit mechanism under the Holding LP Limited Partnership Agreement), or any other fees that are payable by any operating entity to Brookfield for financial advisory, operations and maintenance, development, operations management and other services.

        The only services that are currently contemplated to be provided by Brookfield that would not give rise to an offsetting reduction in the base management fee described above are in connection with the provision of insurance and information technology support where the Service Recipients and other members of the Brookfield group participate in group-wide centralized programs, together with other Brookfield affiliates, in order to benefit from economies of scale. While not currently contemplated, it is also possible that a Brookfield affiliate could be retained to provide operations or development services that are outside the scope of the Master Services Agreement, such as services related to residential land development, in which case any such fees would not result in offsetting reductions to the base management fee.

        Pursuant to our Master Services Agreement, there may be instances in which an employee of Brookfield provides services in addition to those contemplated by our Master Services Agreement to the BBP General Partner, our company or any of our subsidiaries, or vice versa. In such cases, all or a portion of the compensation paid to an employee who provides services to the other party may be allocated to such other party.

Reimbursement of Expenses and Certain Taxes

        The relevant Service Recipient will reimburse the Service Providers for all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services including those of any third party. Such out-of-pocket fees, costs and expenses are expected to include, among other things: (i) fees, costs and expenses relating to any debt or equity financing; (ii) fees, costs and expenses incurred in connection with the general administration of any Service Recipient; (iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient; (iv) amounts owed by the Service Providers under indemnification, contribution or similar arrangements; (v) fees, costs and expenses relating to our financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other persons who provide services to a Service Recipient; and (vi) any other fees, costs and expenses incurred by the Service Providers that are reasonably necessary for the performance by the Service Providers of their duties and functions under our Master Services Agreement. However, the Service Recipients are not required to reimburse the Service Providers for the salaries and other remuneration of their management, personnel or support staff who carry out any services or functions for such Service Recipients or overhead for such persons.

        In addition, the Service Recipients are required to pay all fees, costs and expenses incurred in connection with the investigation, acquisition, holding or disposal of any asset or business that is made or that is proposed to be made by us. Such additional fees, expenses and costs represent out-of-pocket costs associated with investment activities that will be undertaken pursuant to our Master Services Agreement.

        The Service Recipients are also required to pay or reimburse the Service Providers for all sales, use, value added, goods and services, harmonized sales, withholding or other similar taxes or customs duties or other governmental charges levied or imposed by reason of our Master Services Agreement, any service agreement or any agreement our Master Services Agreement contemplates, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the Service Providers, which are personal to the Service Providers.

Assignment

        Our Master Services Agreement may not be assigned by the Service Providers without the prior written consent of our company except that (i) any Service Provider may subcontract or arrange for the provision of services by another Service Provider, provided that the Service Providers remain responsible for any services provided by such other Service Provider, and (ii) any of the Service Providers may assign the agreement to an affiliate or to a person that is its successor by way of merger, amalgamation, consolidation or acquisition of the business of the Service Provider.

Termination

        Our Master Services Agreement continues in perpetuity until terminated in accordance with its terms. However, the Service Recipients may terminate our Master Services Agreement upon written notice of termination from the BBP General Partner to the Service Providers if any of the following occurs:

  •
  any of the Service Providers defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of 30 days after written notice of the breach is given to such Service Provider;

  •
  any of the Service Providers engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

  •
  any of the Service Providers is grossly negligent in the performance of its obligations under the agreement and such gross negligence results in material harm to the Service Recipients; or

  •
  certain events relating to the bankruptcy or insolvency of each of the Service Providers.

        The Service Recipients have no right to terminate for any other reason, including if any of the Service Providers or Brookfield experiences a change of control. The BBP General Partner may only terminate our Master Services Agreement on behalf of our company with the prior unanimous approval of the BBP General Partner's independent directors.

        Our Master Services Agreement expressly provides that our Master Services Agreement may not be terminated by the BBP General Partner due solely to the poor performance or the underperformance of any of our operations.

        The Service Providers may terminate our Master Services Agreement upon written notice of termination to the Service Recipients if any Service Recipient defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Providers and the default continues unremedied for a period of 30 days after written notice of the breach is given to the Service Recipient. The Service Providers may also terminate our Master Services Agreement upon the occurrence of certain events relating to the bankruptcy or insolvency of the Service Recipients.

        If our Master Services Agreement is terminated, the Licensing Agreements, the Relationship Agreement and any of Brookfield Asset Management's obligations under the Relationship Agreement will also terminate.

Indemnification and Limitations on Liability

        Under our Master Services Agreement, the Service Providers have not assumed and do not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that the Service Recipients take in following or declining to follow the advice or recommendations of the Service Providers. In addition, under our Master Services

Agreement, the Service Providers and the related indemnified parties will not be liable to the Service Recipients for any act or omission, except for conduct that involved bad faith, fraud, wilful misconduct, gross negligence or in the case of a criminal matter, conduct that the indemnified person knew was unlawful. The maximum amount of the aggregate liability of the Service Providers or any of their affiliates, or of any director, officer, agent, subcontractor, contractor, delegate, member, partner, shareholder, employee or other representative of the Service Providers or any of their affiliates, will be equal to the amounts previously paid by the Service Recipients in respect of services pursuant to our Master Services Agreement in the two most recent calendar years. The Service Recipients have agreed to indemnify the Service Providers, their affiliates, directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a governmental authority or in connection with our respective businesses, investments and activities or in respect of or arising from our Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person's bad faith, fraud or willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Outside Activities

        Our Master Services Agreement does not prohibit the Service Providers or their affiliates from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

Other Services

        Brookfield may provide services to our operating businesses which are outside the scope of our Master Services Agreement under arrangements that are on market terms and conditions and pursuant to which Brookfield will receive fees. The services that may be provided under these arrangements include financial advisory, operations and maintenance, development, operating management and other services.

 RELATIONSHIP WITH BROOKFIELD

Brookfield Asset Management

        Brookfield Asset Management is a global alternative asset manager with over $225 billion in assets under management. It has over a 100-year history of owning and operating assets with a focus on property, renewable energy, infrastructure and private equity. Brookfield has a range of public and private investment products and services. Brookfield Asset Management is listed on the NYSE under the symbol "BAM", on the TSX under the symbol "BAM.A" and on the NYSE Euronext under the symbol "BAMA".

        Brookfield believes its operating experience is an essential differentiating factor in its past ability to generate significant risk-adjusted returns. In addition, Brookfield has demonstrated particular expertise in sourcing and executing large-scale multifaceted transactions across a wide spectrum of sectors and geographies.

        As a global alternative asset manager, Brookfield brings a strong and proven corporate platform supporting legal, tax, operations oversight, investor reporting, portfolio administration and other client services functions. Brookfield's management team is multi-disciplinary, comprising investment and operations professionals, each with significant expertise in evaluating and executing acquisition opportunities on behalf of itself and institutional investors.

        Following the spin-off, we will continue to be an affiliate of Brookfield and have a number of agreements and arrangements with Brookfield.

        While we believe that our ongoing relationship with Brookfield provides us with a unique competitive advantage as well as access to opportunities that would otherwise not be available to us, we operate very differently from an independent, stand-alone entity. We describe below this relationship as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield.

Relationship Agreement

        Our company, the Holding LP, the Holding Entities, the Service Providers and Brookfield Asset Management have entered into an agreement, referred to as the Relationship Agreement, that governs aspects of the relationship among them. Pursuant to the Relationship Agreement, Brookfield Asset Management has agreed that we will serve as the flagship public company for its business services and industrial operations and the primary entity through which Brookfield owns and operates these businesses on a global basis.

        An integral part of our strategy is to pursue acquisitions through consortium arrangements with institutional investors, strategic partners or financial sponsors and to form partnerships to pursue acquisitions on a specialized or global basis. Brookfield has a strong track record of leading such consortiums and partnerships and actively managing underlying assets to improve performance. Brookfield has also established and manages a number of private investment entities, managed accounts, joint ventures, consortiums, partnerships and investment funds whose investment objectives include the acquisition of businesses similar to those that we operate and Brookfield may in the future establish similar funds. Nothing in the Relationship Agreement will limit or restrict Brookfield from establishing or advising these or similar entities or limit or restrict any such entities from carrying out any acquisition. Brookfield Asset Management has agreed that it will offer our company the opportunity to take up Brookfield's share of any acquisition through these consortium arrangements or by one of these entities that involves the acquisition of business services and industrial operations that are suitable for us, subject to certain limitations. Our company expects to invest in and/or alongside funds created, managed and sponsored by Brookfield. To the extent that our company does invest in or alongside funds created, managed or sponsored by Brookfield, we may pay a base management fee (directly or indirectly through an equivalent arrangement) on a portion of our capital that is comparable to the base management fee payable pursuant to our Master Services Agreement. In this case, the base management fee payable for each quarter pursuant to the Master Services Agreement generally will be reduced on a dollar-for-dollar basis by our proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter. The payment of base management fees under such other arrangements will not have any impact on the incentive distribution amount that Brookfield may be entitled to receive from the Holding LP. Brookfield may be entitled to performance or incentive distributions in respect of funds created, managed or sponsored by Brookfield, and we may invest in or alongside such funds. To the extent that any Holding Entity or any operating business pays to Brookfield any comparable performance or incentive distribution, the amount of any future incentive distributions payable in respect of our Special LP Units will be reduced in an equitable manner to avoid duplication of distributions; however, any such comparable performance or incentive distribution will not result in a reduction to the base management fee payable pursuant to the Master Services Agreement.

        Under the terms of the Relationship Agreement, our company, the Holding LP and the Holding Entities have acknowledged and agreed that Brookfield carries on a diverse range of businesses worldwide, and that except as explicitly provided in the Relationship Agreement, the Relationship Agreement does not in any way limit or restrict Brookfield from carrying on its business.

        Our ability to grow depends in part on Brookfield identifying and presenting us with acquisition opportunities. Brookfield's commitment to us and our ability to take advantage of opportunities is subject to a number of limitations such as our financial capacity, the suitability of the acquisition in terms of the underlying asset characteristics and its fit with our strategy, limitations arising from the tax and regulatory regimes that govern our affairs and certain other restrictions. Under the terms of the Relationship Agreement, our company, the Holding LP and the Holding Entities have acknowledged and agreed that, subject to providing us the opportunity to participate on the basis described above, Brookfield may pursue other business activities and provide services to third parties that compete directly or indirectly with us. In addition, Brookfield has established or advised, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of Brookfield's professionals and the information and acquisition opportunities they generate during the normal course of their activities. Our company, the Holding LP and the Holding Entities have acknowledged and agreed that some of these entities may have objectives that overlap with our objectives or may acquire business services and industrial operations that could be considered appropriate acquisitions for us, and that Brookfield may have financial incentives to assist those other entities over us. If any of the Service Providers determines that an opportunity is not suitable for us, Brookfield may still pursue such opportunity on its own behalf. Our company, the Holding LP and the Holding Entities have further acknowledged and agreed that nothing in the Relationship Agreement will limit or restrict: (i) Brookfield's ability to make any investment recommendation or take any other action in connection with its public securities businesses; (ii) Brookfield from investing in any loans or debt securities or from taking any action in connection with any loan or debt security notwithstanding that the underlying collateral comprises or includes business services and industrial operations provided that the original purpose of the investment was not to acquire a controlling interest in such business services and industrial operations; or (iii) Brookfield from acquiring or holding an investment of less than 5% of the outstanding shares of a publicly traded company or from carrying out any other investment in a company or real estate portfolio where the underlying assets do not principally constitute business services and industrial operations. Due to the foregoing, we expect to compete from time to time with other affiliates of Brookfield Asset Management or other third parties for access to the benefits that we expect to realize from Brookfield Asset Management's involvement in our business.

        In the event of the termination of our Master Services Agreement, the Relationship Agreement would also terminate, including Brookfield's commitments to provide us with acquisition opportunities, as described above.

        Under the Relationship Agreement, our company, the Holding LP and the Holding Entities have agreed that none of Brookfield nor any affiliate, director, officer, employee, contractor, agent, advisor, member, partner, shareholder or other representative of Brookfield, will be liable to us for any claims, liabilities, losses, damages, costs or expenses (including legal fees) arising in connection with the business and activities in respect of or arising from the Relationship Agreement, except to the extent that the claims, liabilities, losses, damages, costs or expenses (including legal fees) are determined to have resulted from the person's bad faith, fraud, willful misconduct or gross negligence, or in the case of a criminal matter, action that the person knew to have been unlawful. The maximum amount of the aggregate liability of Brookfield, or any of its affiliates, or of any director, officer, employee, contractor, agent, advisor, member, partner, shareholder or other representative of Brookfield, will be equal to the amounts previously paid in the two most recent calendar years by the Service Recipients pursuant to our Master Services Agreement.

Other Services and Arrangements

        Brookfield may provide services to our operating businesses which are outside the scope of our Master Services Agreement under arrangements that are on market terms and conditions and pursuant to which Brookfield will receive fees. The services that may be provided under these arrangements include financial advisory, operations and maintenance, development, operating management and other services.

        From time to time, we may place funds on deposit with Brookfield. The deposit balance would earn an agreed upon rate of interest, to be determined in connection with any such deposit. The terms of any such deposit are expected to be on market terms.

Preferred Shares of Certain Holding Entities

        Brookfield has provided $5 million of working capital to CanHoldco and two of our other subsidiaries for a total of $15 million, through a subscription for preferred shares of such entities. These preferred shares are entitled to receive a cumulative preferential cash dividend equal to 5% of their redemption value as and when declared by the board of directors of the applicable entity. The preferred shares are redeemable following the twentieth anniversary of the date of issue. The preferred shares will be entitled to vote with the common shares of the applicable entity and will have an aggregate of 1% of the votes to be cast in respect of the applicable entity.

Credit Facilities

        Prior to the completion of the spin-off, we expect to enter into a credit agreement with Brookfield providing for two, three-year revolving credit facilities. One will constitute an operating credit facility that will permit borrowings of up to $200 million for working capital purposes and the other will constitute an acquisition facility that will permit borrowings of up to $300 million for purposes of funding our acquisitions and investments. We expect that no amounts will be drawn under these credit facilities as of the date of the spin-off.

        Net proceeds above a specified threshold that are received by the borrowers from asset dispositions, debt incurrences or equity issuances by the borrowers or their subsidiaries must be used to pay down the acquisition facility (which can then be redrawn to fund future investments). Both credit facilities will be available for an initial term of three years and will be extendible at our option by two, one-year renewals, subject to our paying an extension fee and being in compliance with the credit agreement.

        The credit facilities will be guaranteed by our company, and each direct wholly-owned (in terms of outstanding common equity) subsidiary of our company or Holding LP that is not otherwise a borrower. We expect that no amounts will be drawn as of the date of the spin-off. The credit facilities will be available in U.S. or Canadian dollars, and advances will be made by way of LIBOR, base rate, bankers' acceptance rate or prime rate loans. The $200 million operating facility is expected to bear interest at the specified LIBOR or bankers' acceptance rate plus 2.75%, or the specified base rate or prime rate plus 1.75%. The $300 million acquisition facility is expected to bear interest at the specified LIBOR or bankers' acceptance rate plus 3.75%, or the specified base rate or prime rate plus 2.75%.

        The credit facilities will require us to maintain a minimum deconsolidated net worth, and will contain restrictions on the ability of the borrowers and the guarantors to, among other things, incur liens, engage in certain mergers and consolidations or enter into speculative hedging arrangements.

Redemption-Exchange Mechanism

        At any time after two years from the date of the spin-off, the holders of Redemption-Exchange Units of the Holding LP will have the right to require the Holding LP to redeem all or a portion of the Redemption-Exchange Units for cash in an amount equal to the market value of one of our units multiplied by the number of units to be redeemed (subject to certain adjustments), subject to our company's right to acquire such interests (in lieu of redemption) in exchange for our units. See "Description of the Holding LP Limited Partnership Agreement — Redemption-Exchange Mechanism". Taken together, the effect of the redemption right and the right of exchange is that the holders of Redemption-Exchange Units will receive our units, or the value of such units, at the election of our company. Should we determine not to exercise our right of exchange, cash required to fund a redemption of Redemption-Exchange Units will likely be financed by a public offering of our units.

Registration Rights Agreement

        Our company has entered into a customary registration rights agreement with Brookfield pursuant to which we have agreed that, upon the request of Brookfield, our company will file one or more registration statements to register for sale under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Act, or one or more prospectuses to qualify the distribution in Canada of any of our units held by Brookfield (including units of our company acquired pursuant to the Redemption-Exchange Mechanism). Under the registration rights agreement, our company will not be required to file a U.S. registration statement or a Canadian prospectus unless Brookfield requests that units having a value of at least $50 million be registered or qualified. In the registration rights agreement, we have agreed to pay expenses in connection with such registration and sales, except for any underwriting discounts, commissions, or fees attributable to the sale of the units, which will be borne by the selling unitholder, and to indemnify Brookfield for, among other things, material misstatements or omissions in the registration statement and/or prospectus.

Incentive Distributions

        As a result of holding Special LP Units, Brookfield will be entitled to receive from the Holding LP incentive distributions calculated as (a) 20% of the growth in the market value of our units quarter-over-quarter (but only after the market value exceeds the "Incentive Distribution Threshold" being initially $25.00 and adjusted at the beginning of each quarter to be equal to the greater of (i) our unit's market value for the previous quarter and (ii) the Incentive Distribution Threshold at the end of the previous quarter) multiplied by (b) the number of units outstanding at the end of the quarter (assuming full conversion of the Redemption-Exchange Units into units). For the purposes of calculating incentive distributions, the market value of our units will be equal to the quarterly volume-weighted average price of our units on the principal stock exchange for our units (based on trading volumes). The incentive distribution amount, if any, will be calculated at the end of each calendar quarter and paid concurrently with any other distributions by the Holding LP in accordance with the Holding LP Limited Partnership Agreement. In the event that there is a decline in our units' market value during any quarter, there will be no repayment or clawback of any incentive distribution amounts previously received by Brookfield from Holding LP and no further incentive distributions will be payable by Holding LP unless and until the previous "Incentive Distribution Threshold" is exceeded. The Incentive Distribution Threshold will be adjusted in accordance with the Holding LP Limited Partnership Agreement in the event of transactions with a dilutive effect on the value of the units, including any quarterly cash distribution above the initial amount of $0.0625/unit. For any quarter in which our company determines that there is insufficient cash to pay the incentive distribution, our company may elect to pay all or a portion of this distribution in Redemption-Exchange Units or may elect to defer all or a portion of the amount distributable for payment from available cash in future quarters. We believe these arrangements will create an incentive for Brookfield to manage our company in a way that helps us achieve our goal of creating value for our unitholders through capital appreciation while providing a modest distribution yield. For a further explanation of incentive distributions, see "Description of the Holding LP Limited Partnership Agreement — Distributions".

        Brookfield may, at its sole discretion, elect to reinvest incentive distributions in exchange for Redemption-Exchange Units or our units.

        Brookfield may be entitled to performance or incentive distributions in respect of funds created, managed or sponsored by Brookfield, and we may invest in or alongside such funds. To the extent that any Holding Entity or any operating business pays to Brookfield any comparable performance or incentive distribution, the amount of any future incentive distributions payable in respect of our Special LP Units will be reduced in an equitable manner to avoid duplication of distributions; however, any such comparable performance or incentive distribution will not result in a reduction to the base management fee payable pursuant to the Master Services Agreement.

General Partner Distributions

        Pursuant to our Limited Partnership Agreement, the BBP General Partner is entitled to receive a general partner distribution equal to its pro rata share of the total distributions of our company, initially 0.2%.

Indemnification Arrangements

        Subject to certain limitations, Brookfield and its directors, officers, agents, subcontractors, contractors, delegates, members, partners, shareholders and employees generally benefit from indemnification provisions and limitations on liability are included in our Limited Partnership Agreement, the BBP General Partner's bye-laws, the Holding LP Limited Partnership Agreement, our Master Services Agreement and other arrangements with Brookfield. See "Management and Our Master Services Agreement — Our Master Services Agreement", "Description of Our Units and Our Limited Partnership Agreement — Indemnification; Limitations on Liability" and "Description of the Holding LP Limited Partnership Agreement — Indemnification; Limitations on Liability".

Licensing Agreement

        Our company and the Holding LP have each entered into a licensing agreement with Brookfield pursuant to which Brookfield has granted a non-exclusive, royalty-free license to use the name "Brookfield" and the Brookfield logo. Other than under this limited license, we do not have a legal right to the "Brookfield" name and the Brookfield logo. Brookfield Asset Management may terminate the licensing agreement immediately upon termination of our Master Services Agreement and it may be terminated in the circumstances described under "Business — Intellectual Property".

Conflicts of Interest and Fiduciary Duties

        Our organizational and ownership structure and strategy involve a number of relationships that may give rise to conflicts of interest between our company and our unitholders, on the one hand, and Brookfield, on the other hand. In particular, conflicts of interest could arise, among other reasons, because:

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  in originating and recommending acquisition opportunities, Brookfield has significant discretion to determine the suitability of opportunities for us and to allocate such opportunities to us or to itself or third parties;

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  because of the scale of our typical acquisitions and because our strategy includes completing acquisitions through consortium or partnership arrangements with pension funds and other financial sponsors, we will likely make co-acquisitions with Brookfield and Brookfield-sponsored funds or Brookfield-sponsored or co-sponsored consortiums and partnerships involving third party investors to whom Brookfield will owe fiduciary duties, which it does not owe to us;

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  the same professionals within Brookfield's organization who are involved in acquisitions that are suitable for us are responsible for the consortiums and partnerships referred to above, as well as having other responsibilities within Brookfield's broader asset management business. Limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for us;

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  there may be circumstances where Brookfield will determine that an acquisition opportunity is not suitable for us because of the fit with our acquisition strategy, limits arising due to regulatory or tax considerations, limits on our financial capacity or because of the immaturity of the target assets and

    Brookfield is entitled to pursue the acquisition on its own behalf rather than offering us the opportunity to make the acquisition;

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  where Brookfield has made an acquisition, it may transfer it to us at a later date after the assets have been developed or we have obtained sufficient financing;

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  our relationship with Brookfield involves a number of arrangements pursuant to which Brookfield provides various services, access to financing arrangements and originates acquisition opportunities, and circumstances may arise in which these arrangements will need to be amended or new arrangements will need to be entered into;

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  as our arrangements with Brookfield were effectively determined by Brookfield in the context of the spin-off, they may contain terms that are less favorable than those which otherwise might have been negotiated between unrelated parties;

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  Brookfield is generally entitled to share in the returns generated by our operations, which could create an incentive for it to assume greater risks when making decisions than it otherwise would in the absence of such arrangements;

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  Brookfield is permitted to pursue other business activities and provide services to third parties that compete directly with our business and activities without providing us with an opportunity to participate, which could result in the allocation of Brookfield's resources, personnel and acquisition opportunities to others who compete with us;

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  Brookfield does not owe our company or our unitholders any fiduciary duties, which may limit our recourse against it; and

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  the liability of Brookfield and its directors is limited under our arrangements with them, and we have agreed to indemnify Brookfield and its directors against claims, liabilities, losses, damages, costs or expenses which they may face in connection with those arrangements, which may lead them to assume greater risks when making decisions than they otherwise would if such decisions were being made solely for its own account, or may give rise to legal claims for indemnification that are adverse to the interests of our unitholders.

        With respect to transactions in which there may be a conflict of interest, the BBP General Partner may be required to seek the prior approval of its governance and nominating committee pursuant to a conflicts policy that has been approved by its governance and nominating committee. These transactions include: (i) the dissolution of our company; (ii) any material amendment to our Master Services Agreement, our Limited Partnership Agreement or the Holding LP Limited Partnership Agreement; (iii) any material service agreement or other arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by our Master Services Agreement; (iv) co-investments by us with Brookfield; (v) acquisitions by us from, and dispositions by us to, Brookfield; (vi) any other material transaction involving us and Brookfield; and (vii) termination of, or any determinations regarding indemnification under, our Master Services Agreement. Pursuant to our conflicts policy, the BBP General Partner's governance and nominating committee may grant prior approvals for any of these transactions in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby. In certain circumstances, these transactions may be related party transactions for the purposes of, and subject to certain requirements of, MI 61-101. MI 61-101 provides a number of circumstances in which a transaction between an issuer and a related party may be subject to valuation and minority approval requirements. See "Canadian Securities Law Exemptions" for application of MI 61-101 to our company.

        The conflicts policy states that conflicts be resolved based on the principles of transparency, third-party validation and approvals. The policy recognizes the benefit to us of our relationship with Brookfield and our intent to pursue a strategy that seeks to maximize the benefits from this relationship. The policy also recognizes that the principal areas of potential application of the policy on an ongoing basis will be in connection with our acquisitions and our participation in Brookfield led consortiums and partnership arrangements, together with any management or service arrangements entered into in connection therewith or the ongoing operations of the underlying operating businesses.

        In general, the policy provides that acquisitions that are carried out jointly by us and Brookfield, or in the context of a Brookfield-led or co-led consortium or partnership be carried out on the basis that the consideration paid by us be no more, on a per share or proportionate basis, than the consideration paid by Brookfield or other participants, as applicable. The policy also provides that any fees or carried interest payable in respect of our proportionate interest, or in respect of an acquisition made solely by us, must be credited in the manner contemplated by the Holding LP Limited Partnership Agreement, where applicable, or that such fees or carried interest must either have been negotiated with another arm's length participant or otherwise demonstrated to be on market terms (or better). The policy generally provides that if the acquisition involves the purchase by us of an asset from Brookfield, or the participation in a transaction involving the purchase by us and Brookfield of different assets, that a fairness opinion or, in some circumstances, a valuation or appraisal by a qualified expert be obtained. These requirements provided for in the conflicts policy are in addition to any disclosure, approval or valuation requirements that may arise under applicable law.

        Our Limited Partnership Agreement and the Holding LP Limited Partnership Agreement, or together the Limited Partnership Agreements, contain various provisions that modify the fiduciary duties that might otherwise be owed to us and our unitholders. These duties include the duties of care and loyalty. In the absence of provisions in the Limited Partnership Agreements of our company and the Holding LP to the contrary, the duty of loyalty would generally prohibit the BBP General Partner and the Holding LP General Partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Limited Partnership Agreements of our company and the Holding LP each prohibit the limited partners from advancing claims that otherwise might raise issues as to compliance with fiduciary duties or applicable law. For example, the agreements provide that the BBP General Partner, the Holding LP General Partner and their affiliates do not have any obligation under the Limited Partnership Agreements of our company or the Holding LP, or as a result of any duties stated or implied by law or equity, including fiduciary duties, to present business or acquisition opportunities to our company, the Holding LP, any Holding Entity or any other holding entity established by us. They also allow affiliates of the BBP General Partner to engage in activities that may compete with us or our activities. In addition, the agreements permit the BBP General Partner to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.

        These modifications to the fiduciary duties are detrimental to our unitholders because they restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit conflicts of interest to be resolved in a manner that is not always in the best interests of our company or the best interests of our unitholders. We believe it is necessary to modify the fiduciary duties that might otherwise be owed to us and our unitholders, as described above, due to our organizational and ownership structure and the potential conflicts of interest created thereby. Without modifying those duties, the ability of the BBP General Partner and the Holding LP General Partner to attract and retain experienced and capable directors and to take actions that we believe are necessary for the carrying out of our business would be unduly limited due to their concern about potential liability.

Voting Agreements

        Our company and Brookfield have determined that it is advisable for our company to have control over certain of the entities through which we hold our operating businesses. Accordingly, our company has entered into voting agreements to provide us, through the BBP General Partner, with voting rights over the specified entities.

        Pursuant to the voting agreements, voting rights with respect to any of the specified entities will be voted in accordance with the direction of our company or one of the Holding Entities with respect to certain matters, typically including: (i) the election of directors; (ii) any sale of all or substantially all of its assets; (iii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control; (iv) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; (v) any amendment to its governing documents; or (vi) any commitment or agreement to do any of the foregoing.

 DESCRIPTION OF OUR UNITS AND OUR LIMITED PARTNERSHIP AGREEMENT

        The following is a description of the material terms of our units and our amended and restated Limited Partnership Agreement, which will be entered into in connection with the completion of the spin-off, and is qualified in its entirety by reference to all of the provisions of our Limited Partnership Agreement. Because this description is only a summary of the terms of our units and our Limited Partnership Agreement, it does not contain all of the information that you may find useful. For more complete information, you should read our Limited Partnership Agreement. The Limited Partnership Agreement will be available electronically on the website of the SEC at www.sec.gov and on our SEDAR profile at www.sedar.com and made available to our holders as described under "Where You Can Find More Information".

Formation and Duration

        Our company is a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. Our company has a perpetual existence and will continue as a limited liability partnership unless terminated or dissolved in accordance with our Limited Partnership Agreement. Our partnership interests consist of our units, which represent limited partnership interests in our company, and any additional partnership interests representing limited partnership interests that we may issue in the future as described below under "— Issuance of Additional Partnership Interests".

Management

        As required by law, our Limited Partnership Agreement provides for the management and control of our company by a general partner, the BBP General Partner.

Nature and Purpose

        Under our Limited Partnership Agreement, the purpose of our company is to: acquire and hold interests in the Holding LP and, subject to the approval of the BBP General Partner, interests in any other entity; engage in any activity related to the capitalization and financing of our company's interests in such entities; serve as the managing general partner of the Holding LP and execute and deliver, and perform the functions of a managing general partner of the Holding LP specified in, the Holding LP Limited Partnership Agreement; and engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by the BBP General Partner and that lawfully may be conducted by a limited partnership organized under the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and our Limited Partnership Agreement.

Our Units

        Our units are non-voting limited partnership interests in our company. A holder of our units does not hold a share of a body corporate. As holders of units of our company, holders will not have statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring "oppression" or "derivative" actions. The rights of holders of units of our company are based on our Limited Partnership Agreement, amendments to which may be proposed only by or with the consent of the BBP General Partner as described below under "— Amendment of Our Limited Partnership Agreement".

        Units of our company represent a fractional limited partnership interest in our company and do not represent a direct investment in our company's assets and should not be viewed by investors as direct securities of our company's assets. Holders of our units are not entitled to the withdrawal or return of capital contributions in respect of our units, except to the extent, if any, that distributions are made to such holders pursuant to our Limited Partnership Agreement or upon the liquidation of our company as described below under "— Liquidation and Distribution of Proceeds" or as otherwise required by applicable law. Except to the extent expressly provided in our Limited Partnership Agreement, a holder of our units does not have priority over any other holder of our units, either as to the return of capital contributions or as to profits, losses or distributions.

        Holders of our units do not have the ability to call meetings of unitholders, and holders of our units are not entitled to vote on matters relating to our company except as described below under "— No Management or Control; No Voting". Any action that may be taken at a meeting of unitholders may be taken without a meeting if written consent is solicited by or on behalf of the BBP General Partner and it receives approval of not less than the minimum percentage of support necessary to authorize or take such action at a meeting as described below under "— Meetings".

Redemption-Exchange Units

        The Redemption-Exchange Units are exchangeable into our units in accordance with the Redemption-Exchange Mechanism. For a further explanation of the Redemption-Exchange Mechanism, see "Description of the Holding LP Limited Partnership Agreement — Redemption-Exchange Mechanism".

Issuance of Additional Partnership Interests

        The BBP General Partner has broad rights to cause our company to issue additional partnership interests and may cause us to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine at its sole discretion without the approval of any limited partners. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the BBP General Partner in its sole discretion, all without the approval of our limited partners.

Investments in the Holding LP

        If and to the extent that our company raises funds by way of the issuance of equity or debt securities, or otherwise, pursuant to a public offering, private placement or otherwise, an amount equal to the proceeds will be invested in securities of the Holding LP, unless otherwise agreed by us and the Holding LP.

Capital Contributions

        No partner has the right to withdraw any or all of its capital contribution. The limited partners have no liability for further capital contributions to our company. Each limited partner's liability will be limited to the amount of capital such partner is obligated to contribute to our company for its limited partner interest plus its share of any undistributed profits and assets, subject to certain exceptions. See "— Limited Liability" below.

Distributions

        Distributions to partners of our company will be made only as determined by the BBP General Partner in its sole discretion. In general, quarterly cash distributions will be made from the distributions received by our company as a result of its ownership of Managing General Partner Units in Holding LP. However, the BBP General Partner will not be permitted to cause our company to make a distribution if it does not have sufficient cash on hand to make the distribution (including as a result of borrowing), the distribution would render it insolvent, or if, in the opinion of the BBP General Partner, the distribution would or might leave it with insufficient funds to meet any future or contingent obligations, or the distribution would contravene the Bermuda Limited Partnership Act 1883. For greater certainty, our company, the Holding LP or one or more of the Holding Entities may (but none is obligated to) borrow money in order to obtain sufficient cash to make a distribution. The amount of taxes withheld or paid by us in respect of our units held by limited partners or the BBP General Partner shall be treated either as a distribution to such partner or as a general expense of our company, as determined by the BBP General Partner in its sole discretion.

        Any distributions from our company will be made to the limited partners, and to the BBP General Partner on a pro rata basis. On completion of the spin-off the BBP General Partner's pro rata share will be 0.2%. Each limited partner will receive a pro rata share of the distributions made to all limited partners in accordance with the proportion of all outstanding units held by that limited partner. Except for receiving its pro rata share of distributions from our company, the BBP General Partner shall not be compensated for its services as the BBP General Partner but it shall be reimbursed for certain expenses. See "Distribution Policy".

Allocations of Income and Losses

        Limited partners share in the net profits and net losses of our company, generally in accordance with their respective percentage interest in our company.

        Net income and net losses for U.S. federal income tax purposes will be allocated for each taxable year or other relevant period among our partners using a monthly, quarterly or other permissible convention pro rata on a per unit basis, except to the extent otherwise required by law or pursuant to tax elections made by our company. Each item of income, gain, loss and deduction so allocated to a partner of our company, generally will have the same source and character as though such partner had realized the item directly.

        The income for Canadian federal income tax purposes of our company for a given fiscal year will be allocated to each partner in an amount calculated by multiplying such income by a fraction, the numerator of which is the sum of the distributions received by such partner with respect to such fiscal year and the denominator of which is the aggregate amount of the distributions made by our company to partners with respect to such fiscal year. To such end, any person who was a partner at any time during such fiscal year but who has transferred all of their units before the last day of that fiscal year may be deemed to be a partner on the last day of such fiscal year for the purposes of subsection 96(1) of the Tax Act. Generally, the source and character of items of income so allocated to a partner with respect to a fiscal year of our company will be the same source and character as the distributions received by such partner with respect to such fiscal year. The BBP General Partner may adjust allocations of items that would otherwise be made pursuant to the terms of our Limited Partnership Agreement to the extent necessary to avoid an adverse effect on our company's limited partners, subject to the approval of a committee of the board of directors of the BBP General Partner made up of independent directors.

        If, with respect to a given fiscal year, no distribution is made by our company or we have a loss for Canadian federal income tax purposes, one quarter of the income, or loss, as the case may be, for Canadian federal income tax purposes of our company for such fiscal year, will be allocated to the partners of record at the end of each calendar quarter ending in such fiscal year pro rata to their respective percentage interests in our company. Generally, the source and character of such income or losses so allocated to a partner at the end of each calendar quarter will be the same source and character as the income or loss earned or incurred by our company in such calendar quarter.

Limited Liability

        Assuming that a limited partner does not participate in the control or management of our company or conduct the affairs of, sign or execute documents for or otherwise bind our company within the meaning of the Bermuda Limited Partnership Act 1883 and otherwise acts in conformity with the provisions of our Limited Partnership Agreement, such partner's liability under the Bermuda Limited Partnership Act 1883 and our Limited Partnership Agreement will be limited to the amount of capital such partner is obligated to contribute to our company for its limited partner interest plus its share of any undistributed profits and assets, except as described below.

        If it were determined, however, that a limited partner was participating in the control or management of our company or conducting the affairs of, signing or executing documents for or otherwise binding our company (or purporting to do any of the foregoing) within the meaning of the Bermuda Limited Partnership Act 1883 or the Bermuda Exempted Partnerships Act 1992, such limited partner would be liable as if it were a general partner of our company in respect of all debts of our company incurred while that limited partner was so acting or purporting to act. Neither our Limited Partnership Agreement nor the Bermuda Limited Partnership Act 1883 specifically provides for legal recourse against the BBP General Partner if a limited partner were to lose limited liability through any fault of the BBP General Partner. While this does preclude a limited partner from seeking legal recourse, we are not aware of any precedent for such a claim in Bermuda case law.

No Management or Control; Limited Voting

        Our company's limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of our company and do not have any right or authority to act for or to bind our company or to take part or interfere in the conduct or management of our company. Limited partners are not entitled to vote on matters relating to our company or have access to the books and records of our company, although holders of units are entitled to consent to certain matters with respect to certain amendments to our Limited Partnership Agreement and certain matters with respect to the withdrawal of the BBP General Partner as described in further detail below. In addition, limited partners have consent rights with respect to certain fundamental matters and related party transactions (in accordance with MI 61-101) and on any other matters that require their approval in accordance with applicable laws and stock exchange rules. Each unit entitles the holder thereof to one vote for the purposes of any approvals of holders of units.

Meetings

        The BBP General Partner may call special meetings of the limited partners at a time and place outside of Canada determined by the BBP General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the BBP General Partner (which may not be less than 10 nor more than 60 days before the meeting) are entitled to notice of any meeting.

        Written consents may be solicited only by or on behalf of the BBP General Partner. Any such consent solicitation may specify that any written consents must be returned to our company within the time period, which may not be less than 20 days, specified by the BBP General Partner.

        For purposes of determining holders of partnership interests entitled to notice of, and participation in, a meeting, or to provide consents or give approvals to any action described above, the BBP General Partner may set a record date, which may be not less than 10 nor more than 60 days before the date by which record holders are requested in writing by the BBP General Partner to provide such consents. Only those holders of partnership interests on the record date established by the BBP General Partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Amendment of Our Limited Partnership Agreement

        Amendments to our Limited Partnership Agreement may be proposed only by or with the consent of the BBP General Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the BBP General Partner must seek approval of a majority of our outstanding units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

Prohibited Amendments

        No amendment may be made that would:

  1.
  enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be consented to or approved by at least a majority of the type or class of partnership interests so affected; or

  2.
  enlarge the obligations of, restrict in any way any action by or rights of or reduce in any way the amounts distributable, reimbursable or otherwise payable by our company to the BBP General Partner or any of its affiliates without the consent of the BBP General Partner, which may be given or withheld in its sole discretion.

        The provision of our Limited Partnership Agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended only upon the approval of the holders of at least 90% of the outstanding units.

No Limited Partner Approval

        Subject to applicable law, the BBP General Partner may generally make amendments to our Limited Partnership Agreement without the approval of any limited partner to reflect:

  1.
  a change in the name of our company, the location of our registered office or our registered agent;

  2.
  the admission, substitution or withdrawal of partners in accordance with our Limited Partnership Agreement;

  3.
  a change that the BBP General Partner determines is reasonable and necessary or appropriate for our company to qualify or to continue our company's qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction, or is necessary or advisable in the opinion of the BBP General Partner to ensure that our company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes;

  4.
  an amendment that the BBP General Partner determines to be necessary or appropriate to address changes in tax regulations, legislation or interpretation;

  5.
  an amendment that is necessary, in the opinion of our counsel, to prevent our company or the BBP General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act, as amended, or similar legislation in other jurisdictions;

  6.
  an amendment that the BBP General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities;

  7.
  any amendment expressly permitted in our Limited Partnership Agreement to be made by the BBP General Partner acting alone;

  8.
  any amendment that the BBP General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by our company of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our Limited Partnership Agreement;

  9.
  a change in our company's fiscal year and related changes; or

  10.
  any other amendments substantially similar to any of the matters described in (1) through (9) above.

        In addition, the BBP General Partner may make amendments to our Limited Partnership Agreement without the approval of any limited partner if those amendments, in the discretion of the BBP General Partner:

  1.
  do not adversely affect our company's limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

  2.
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority;

  3.
  are necessary or appropriate to facilitate the trading of our units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our units or any other partnership interests are or will be listed for trading;

  4.
  are necessary or appropriate for any action taken by the BBP General Partner relating to splits or combinations of units under the provisions of our Limited Partnership Agreement; or

  5.
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our Limited Partnership Agreement or are otherwise contemplated by our Limited Partnership Agreement.

Opinion of Counsel and Limited Partner Approval

        The BBP General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "— No Limited Partner Approval" should occur. No other amendments to our Limited Partnership Agreement will become effective without the approval of holders of at least 90% of our units, unless our company obtains an opinion of counsel to the effect that the amendment will not (i) cause our company to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the BBP General Partner has not made the election described below under "— Election to be Treated as a Corporation") or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of our company's or the Holding LP's limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval or consent of the holders of at least a majority of the outstanding partnership interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Sale or Other Disposition of Assets

        Our Limited Partnership Agreement generally prohibits the BBP General Partner, without the prior approval of the holders of at least 66 2/3% of the voting power of our units, from causing our company to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. However, the BBP General Partner, in its sole discretion, may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons who are not our company or our company's subsidiaries) without that approval. The BBP General Partner may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure of, or other realization upon, those encumbrances without that approval.

Take-Over Bids

        If, within 120 days after the date of a take-over bid, as defined in the Securities Act (Ontario), the take-over bid is accepted by holders of not less than 90% of our outstanding units, other than our units held at the date of the take-over bid by the offeror or any affiliate or associate of the offeror, and the offeror acquires the units deposited or tendered under the take-over bid, the offeror will be entitled to acquire our units not deposited under the take-over bid on the same terms as the units acquired under the take-over bid.

Election to be Treated as a Corporation

        If the BBP General Partner determines in its sole discretion that it is no longer in our company's best interests to continue as a partnership for U.S. federal income tax purposes, the BBP General Partner may elect to treat our company as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Termination and Dissolution

        Our company will terminate upon the earlier to occur of: (i) the date on which all of our company's assets have been disposed of or otherwise realized by us and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by the BBP General Partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of our company; or (iii) at the election of the BBP General Partner, if our company, as determined by the BBP General Partner, is required to register as an "investment company" under the Investment Company Act or similar legislation in other jurisdictions.

        Our company will be dissolved upon the withdrawal of the BBP General Partner as the general partner of our company (unless a successor entity becomes the general partner as described in the following sentence or the withdrawal is effected in compliance with the provisions of our Limited Partnership Agreement that are described below under "— Withdrawal of the BBP General Partner") or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of our company or an order to wind-up or liquidate the BBP General Partner without the appointment of a successor in compliance with the provisions of our Limited Partnership Agreement that are described below under "— Withdrawal of the BBP General Partner". Our company will be reconstituted and continue without dissolution if, within 30 days of the date of dissolution (and provided a notice of dissolution has not been provided to the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the original general partner, but only if our company receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our company is continued as a new limited partnership, the liquidator authorized to wind-up our company's affairs will, acting with all of the powers of the BBP General Partner that the liquidator deems necessary or appropriate in its judgment, liquidate our company's assets and apply the proceeds of the liquidation first, to discharge our company's liabilities as provided in our Limited Partnership Agreement and by law and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our company's assets would be impractical or would cause undue loss to the partners.

Withdrawal of the BBP General Partner

        The BBP General Partner may withdraw as the general partner without first obtaining approval of our unitholders by giving written notice to the other partners, and that withdrawal will not constitute a violation of our Limited Partnership Agreement.

        Upon the withdrawal of a general partner, the holders of at least a majority of our units may select a successor to that withdrawing general partner. If a successor is not selected, or is selected but an opinion of counsel regarding limited liability, tax matters and the Investment Company Act (and similar legislation in other jurisdictions) cannot be obtained, our company will be dissolved, wound up and liquidated. See "— Termination and Dissolution" above.

        In the event of the withdrawal of a general partner, where such withdrawal will violate our Limited Partnership Agreement, a successor general partner will have the option to purchase the general partnership interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partnership interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the general partner's departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the general partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partnership interest will automatically convert into units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

Transfer of the General Partnership Interest

        The BBP General Partner may transfer all or any part of its general partnership interests without first obtaining approval of any unitholder. As a condition of this transfer, the transferee must: (i) agree to assume the rights and duties of the BBP General Partner to whose interest that transferee has succeeded; (ii) agree to assume and be bound by the provisions of our Limited Partnership Agreement; and (iii) furnish an opinion of counsel regarding limited liability, tax matters and the Investment Company Act (and similar legislation in other jurisdictions). Any transfer of the general partnership interest is subject to prior notice to and approval of the relevant Bermuda regulatory authorities. At any time, the members of the BBP General Partner may sell or transfer all or part of their shares in the BBP General Partner without the approval of the unitholders.

Partnership Name

        If the BBP General Partner ceases to be the general partner of our company and our new general partner is not an affiliate of Brookfield, our company will be required by our Limited Partnership Agreement to change our name to a name that does not include "Brookfield" and which could not be capable of confusion in any way with such name. Our Limited Partnership Agreement explicitly provides that this obligation shall be enforceable and waivable by the BBP General Partner notwithstanding that it may have ceased to be the general partner of our company.

Transactions with Interested Parties

        The BBP General Partner, its affiliates and their respective partners, members, directors, officers, employees and shareholders, which we refer to as "interested parties," may become limited partners or beneficially interested in limited partners and may hold, dispose of or otherwise deal with our units with the same rights they would have if the BBP General Partner was not a party to our Limited Partnership Agreement. An interested party will not be liable to account either to other interested parties or to our company, our company's partners or any other persons for any profits or benefits made or derived by or in connection with any such transaction.

        Our Limited Partnership Agreement permits an interested party to sell investments to, purchase assets from, vest assets in and contract or enter into any contract, arrangement or transaction with our company, the Holding LP, any of the Holding Entities, any operating business or, in general, any entity established by our company and may be interested in any such contract, transaction or arrangement and shall not be liable to account either to our company, the Holding LP, any of the Holding Entities, any operating business or, in general, any entity established by our company or any other person in respect of any such contract, transaction or arrangement, or any benefits or profits made or derived therefrom, by virtue only of the relationship between the parties concerned, subject to the bye-laws of the BBP General Partner.

Outside Activities of the BBP General Partner; Conflicts of Interest

        Under our Limited Partnership Agreement, the BBP General Partner is required to maintain as its sole activity the activity of acting as the general partner of our company and undertaking activities that are ancillary or related thereto. The BBP General Partner is not permitted to engage in any business or activity or incur or guarantee any debts or liabilities except in connection with or incidental to its performance as general partner or incurring, guaranteeing, acquiring, owning or disposing of debt or equity securities of the Holding LP, a Holding Entity or any other holding entity established by our company.

        Our Limited Partnership Agreement provides that each person who is entitled to be indemnified by our company (other than the BBP General Partner), as described below under "— Indemnification; Limitation on Liability", will have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess interests in business ventures of any and every type or description, irrespective of whether: (i) such activities are similar to our activities; or (ii) such businesses and activities directly compete with, or disfavor or exclude, the BBP General Partner, our company, the Holding LP, any Holding Entity, any operating business or, in general, any entity established by us. Such business interests, activities and engagements will be deemed not to constitute a breach of our Limited Partnership Agreement or any duties stated or implied by law or equity, including fiduciary duties, owed to any of the BBP General Partner, our company, the Holding LP, any Holding Entity, any operating business and, in general, any entity established by us (or any of their respective investors), and shall be deemed not to be a breach of the BBP General Partner's fiduciary duties or any other obligation of any type whatsoever of the BBP General Partner. None of the BBP General Partner, our company, the Holding LP, any Holding Entity, any operating business, or, in general, any entity established by us or any other person shall have any rights by virtue of our Limited Partnership Agreement or our company relationship established thereby or otherwise in any business ventures of any person who is entitled to be indemnified by our company as described below under "— Indemnification; Limitations on Liability".

        The BBP General Partner and the other indemnified persons described in the preceding paragraph do not have any obligation under our Limited Partnership Agreement or as a result of any duties stated or implied by law or equity, including fiduciary duties, to present business or investment opportunities to our company, our limited partners, the Holding LP, any Holding Entity, any operating business or, in general, any entity established by our company. These provisions do not affect any obligation of an indemnified person to present business or investment opportunities to our company, the Holding LP, any Holding Entity, any operating business or, in general, any entity established by our company pursuant to the Relationship Agreement or a separate written agreement between such persons.

        Any conflicts of interest and potential conflicts of interest that are approved by the BBP General Partner's governance and nominating committee from time to time will be deemed to have been approved by all partners. Pursuant to our conflicts policy, by a majority vote, independent directors may grant approvals for any of the transactions described above in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby. See "Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties".

Indemnification; Limitations on Liability

        Under our Limited Partnership Agreement, our company is required to indemnify to the fullest extent permitted by law the BBP General Partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of the Holding LP, a Holding Entity, operating business or, in general, any entity established by our company and any other person designated by the BBP General Partner as an indemnified person, in each case, against any and all losses, claims, damages, liabilities, costs and expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, incurred by an indemnified person in connection with our activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person's bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under our Limited Partnership Agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of the BBP General Partner will not constitute a breach of our Limited Partnership Agreement or any duties stated or implied by law or equity, including fiduciary duties. Our Limited Partnership Agreement requires us to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Accounts, Reports and Other Information

        Under our Limited Partnership Agreement, within the time required by applicable laws and regulations, including any rules of any applicable securities exchange, the BBP General Partner is required to prepare financial statements in accordance with IFRS or such other appropriate accounting principles as determined from time to time and make publicly available as of a date selected by the BBP General Partner in its sole discretion our company's financial statements together with a statement of the accounting policies used in their preparation, such information as may be required by applicable laws and regulations and such information as the BBP General Partner deems appropriate. Our company's annual financial statements must be audited by an independent accounting firm of international standing. Our company's quarterly financial statements may be unaudited and will be made available publicly as and within the time period required by applicable laws and regulations, including any rules of any applicable securities exchange.

        The BBP General Partner is also required to use commercially reasonable efforts to prepare and send to the limited partners of our company on an annual basis a Schedule K-1 (or equivalent). However, unitholders that do not ordinarily have U.S. federal tax filing requirements will not receive a Schedule K-1 and related information unless such unitholders request it within 60 days after the close of each calendar year. The BBP General Partner will, where reasonably possible, prepare and send information required by the non-U.S. limited partners of our company for U.S. federal income tax reporting purposes. The BBP General Partner will also use commercially reasonable efforts to supply information required by limited partners of our company for Canadian federal income tax purposes.

Governing Law; Submission to Jurisdiction

        Our Limited Partnership Agreement is governed by and will be construed in accordance with the laws of Bermuda. Under our Limited Partnership Agreement, each of our company's partners (other than governmental entities prohibited from submitting to the jurisdiction of a particular jurisdiction) will submit to the non-exclusive jurisdiction of any court in Bermuda in any dispute, suit, action or proceeding arising out of or relating to our Limited Partnership Agreement. Each partner waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein and further waives, to the fullest extent permitted by law, any claim of inconvenient forum, improper venue or that any such court does not have jurisdiction over the partner. Any final judgment against a partner in any proceedings brought in any court in Bermuda will be conclusive and binding upon the partner and may be enforced in the courts of any other jurisdiction of which the partner is or may be subject, by suit upon such judgment. The foregoing submission to jurisdiction and waivers will survive the dissolution, liquidation, winding up and termination of our company.

Transfers of Units

        We are not required to recognize any transfer of our units until certificates, if any, evidencing such units are surrendered for registration of transfer. Each person to whom a unit is transferred (including any nominee holder or an agent or representative acquiring such unit for the account of another person) will be admitted to our company as a partner with respect to the unit so transferred subject to and in accordance with the terms of our Limited Partnership Agreement. Any transfer of a unit will not entitle the transferee to share in the profits and losses of our company, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a partner and a party to our Limited Partnership Agreement.

        By accepting a unit for transfer in accordance with our Limited Partnership Agreement, each transferee will be deemed to have:

  •
  executed our Limited Partnership Agreement and become bound by the terms thereof;

  •
  granted an irrevocable power of attorney to the BBP General Partner or the liquidator of our company and any officer thereof to act as such partner's agent and attorney-in-fact to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (i) all certificates, documents or other instruments relating to the existence or qualification of our company as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in Bermuda and in all jurisdictions in which our company may conduct activities and affairs or own property; any amendment, change, modification or restatement of our Limited Partnership Agreement, subject to the requirements of our Limited Partnership Agreement; the dissolution and liquidation of our company; the admission or withdrawal of any partner of our company or any capital contribution of any partner of our company; the determination of the rights, preferences and privileges of any class or series of units or other partnership interests of our company, and any tax election with any limited partner or general partner on behalf of our company or the partners; and (ii) subject to the requirements of our Limited Partnership Agreement, all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the BBP General Partner or the liquidator of our company, to make, evidence, give, confirm or ratify any voting consent, approval, agreement or other action that is made or given by our company's partners or is consistent with the terms of our Limited Partnership Agreement or to effectuate the terms or intent of our Limited Partnership Agreement;

  •
  made the consents and waivers contained in our Limited Partnership Agreement, including with respect to the approval of the transactions and agreements entered into in connection with our formation and the spin-off; and

  •
  ratified and confirmed all contracts, agreements, assignments and instruments entered into on behalf of our company in accordance with our Limited Partnership Agreement, including the granting of any charge or security interest over the assets of our company and the assumption of any indebtedness in connection with the affairs of our company.

        The transfer of any unit and the admission of any new partner to our company will not constitute any amendment to our Limited Partnership Agreement.

Book-Based System

        Our units may be represented in the form of one or more fully registered unit certificates held by, or on behalf of, CDS Clearing and Depository Services Inc., or CDS, or the Depository Trust Company, or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of our units may be effected through the book-based system administered by CDS or DTC as applicable.

 DESCRIPTION OF THE HOLDING LP
LIMITED PARTNERSHIP AGREEMENT

        The following is a description of the material terms of the Holding LP Limited Partnership Agreement and is qualified in its entirety by reference to all of the provisions of such agreement. You are not a limited partner of the Holding LP and do not have any rights under the Holding LP Limited Partnership Agreement. However, our company is the managing general partner of the Holding LP and is responsible for the management and control of the Holding LP.

        We have included a summary of what we believe are the most important provisions of the Holding LP Limited Partnership Agreement because we conduct our operations through the Holding LP and the Holding Entities and our rights with respect to our company's interest in the Holding LP are governed by the terms of the Holding LP Limited Partnership Agreement. Because this description is only a summary of the terms of the agreement, it does not contain all of the information that you may find useful. For more complete information, you should read the Holding LP Limited Partnership Agreement. The agreement will be available electronically on EDGAR at www.sec.gov and on our SEDAR profile at www.sedar.com and will be available to our unitholders as described under "Where You Can Find More Information".

Formation and Duration

        The Holding LP is a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. The Holding LP has a perpetual existence and will continue as a limited liability partnership unless our company is terminated or dissolved in accordance with the Holding LP Limited Partnership Agreement.

Management

        As required by law, the Holding LP Limited Partnership Agreement provides for the management and control of the Holding LP by its managing general partner, our company.

Nature and Purpose

        Under the Holding LP Limited Partnership Agreement, the purpose of the Holding LP is to: acquire and hold interests in the Holding Entities and, subject to the approval of our company, interests in any other entity; engage in any activity related to the capitalization and financing of the Holding LP's interests in such entities; and engage in any other activity that is incidental to or in furtherance of the foregoing and that is approved by our company and that lawfully may be conducted by a limited partnership organized under the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and our Limited Partnership Agreement.

Units

        The Holding LP's units are non-voting limited partnership interests in the Holding LP. Holders of units are not entitled to the withdrawal or return of capital contributions in respect of their units, except to the extent, if any, that distributions are made to such holders pursuant to the Holding LP Limited Partnership Agreement or upon the dissolution of the Holding LP as described below under "— Dissolution" or as otherwise required by applicable law. Holders of the Holding LP's units are not entitled to vote on matters relating to the Holding LP except as described below under "— No Management or Control; No Voting". Except to the extent expressly provided in the Holding LP Limited Partnership Agreement, a holder of Holding LP units will not have priority over any other holder of the Holding LP units, either as to the return of capital contributions or as to profits, losses or distributions. The Holding LP Limited Partnership Agreement does not contain any restrictions on ownership of the Holding LP units. The units of the Holding LP have no par or other stated value.

        In connection with the spin-off, Brookfield's units in the Holding LP will become the Special LP Units, the Managing General Partner Units will be issued to our company and the Redemption-Exchange Units will be issued to Brookfield.

Issuance of Additional Partnership Interests

        The Holding LP may issue additional partnership interests (including Managing General Partner Units, Special LP Units and Redemption-Exchange Units as well as new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose (including in connection with any distribution reinvestment plan or the redemption-exchange mechanism), at any time and on such terms and conditions as our company may determine at its sole discretion without the approval of any limited partners. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by our company in its sole discretion, all without the approval of our limited partners.

Redemption-Exchange Mechanism

        At any time after two years from the date of closing of the spin-off, the holders of the Redemption-Exchange Units will have the right to require the Holding LP to redeem all or a portion of the Redemption-Exchange Units for cash, subject to our company's right to acquire such interests for our units as described below. Any such holder may exercise its right of redemption by delivering a notice of redemption to the Holding LP and our company.

        A holder of Redemption-Exchange Units who delivers a notice of redemption will receive, on the redemption-exchange date and subject to our company's right to acquire such interests (in lieu of redemption) in exchange for units of our company, cash in an amount equal to the market value of one of our units (as determined by reference to the five day volume-weighted average trading price of our units on the principal stock exchange for our units based on trading volumes) multiplied by the number of units to be redeemed. Upon its receipt of the redemption notice, our company will have a right to elect, at its sole discretion, to acquire all (but not less than all) Redemption-Exchange Units presented to the Holding LP for redemption in exchange for units of our company on a one-for-one basis. Upon a redemption, the holder's right to receive distributions with respect to the Redemption-Exchange Units so redeemed will cease.

        The date of exchange specified in any redemption notice may not be less than five business days nor more than twenty business days after the date upon which the redemption notice is received by the Holding LP and our company. At any time prior to the applicable redemption-exchange date, any holder of Redemption-Exchange Units who delivers a redemption notice will be entitled to withdraw such redemption notice.

        Based on the number of our units to be distributed to holders of Brookfield Asset Management's Class A limited voting shares and Class B limited voting shares and the number of units and Redemption-Exchange Units to be held by Brookfield after the spin-off, Brookfield's aggregate limited partnership interest in our company is currently anticipated to be approximately 78% if Brookfield exercised its redemption right on the Redemption-Exchange Units in full and our company exercised our right to acquire such interests in exchange for units of our company.

Distributions

        Distributions by the Holding LP will be made in the sole discretion of our company. However, our company will not be permitted to cause the Holding LP to make a distribution if the Holding LP does not have sufficient cash on hand to make the distribution, the distribution would render the Holding LP insolvent or if, in the opinion of our company, the distribution would or might leave the Holding LP with insufficient funds to meet any future or contingent obligations, or the distribution would contravene the Bermuda Limited Partnership Act 1883. For greater certainty, the Holding LP or one or more of the Holding Entities may (but neither is obligated to) borrow money in order to obtain sufficient cash to make a distribution.

        Except as set forth below, prior to the dissolution of the Holding LP, distributions of available cash (if any), including cash that has been borrowed for such purpose, in any given quarter will be made by the Holding LP as follows, referred to as the Regular Distribution Waterfall:

  •
  first, 100% of any available cash to our company until our company has been distributed an amount equal to our expenses and outlays for the quarter properly incurred;

  •
  second, to the extent distributions in respect of Redemption-Exchange Units have accrued in previous quarters (as described below), 100% to all the holders of Redemption-Exchange Units pro rata in proportion to their respective percentage interests (which will be calculated using Redemption-Exchange Units only) of all amounts that have been accrued in previous quarters and not yet recovered;

  •
  third, to the extent that incentive distributions have been deferred in previous quarters, 100% to the holder of the Special LP Units of all amounts that have been accrued in previous quarters and not yet recovered;

  •
  fourth, to all owners of the Holding LP's partnership interests, pro rata to their percentage interests up to the amount per unit of the then regular quarterly distribution (currently $0.0625 per unit) for such quarter;

  •
  fifth, 100% to the holder of the Special LP Units until an amount equal to the incentive distribution amount (see below for an explanation of the calculation of the incentive distribution amount) for the preceding quarter has been distributed provided that for any quarter in which our company determines that there is insufficient cash to pay the incentive distribution, our company may elect to pay all or a portion of this distribution in Redemption-Exchange Units or may elect to defer all or a portion of the amount distributable for payment from available cash in future quarters; and

  •
  thereafter, any available cash then remaining to the owners of the Holding LP's partnership interests, pro rata to their percentage interests.

        The expenses and outlays described in the first bullet point of the Regular Distribution Waterfall (as well as in the first bullet point below describing distributions in the context of a dissolution) include expenses that are to be incurred and paid by our company directly and are generally comprised of expenses that by their nature must be incurred by our company and not by any of our subsidiaries, such as stock exchange and listing fees, expenses related to capital market transactions, organizational expenses and similar customary expenses that would be incurred by a public holding entity that has no independent means of generating revenue. Such expenses and outlays do not include amounts payable to Brookfield, the Service Providers or any of their affiliates, including the base management fee, as those amounts, if any, will be paid by the Holding LP or one or more of its direct or indirect subsidiaries.

        The incentive distribution amount for a quarter will be equal to (a) 20% of the growth in the market value of our units quarter-over-quarter (but only after the market value exceeds the "Incentive Distribution Threshold" being initially $25.00 and adjusted at the beginning of each quarter to be equal to the greater of (i) our unit's market value for the previous quarter and (ii) the Incentive Distribution Threshold at the end of the previous quarter) multiplied by (b) the number of units outstanding at the end of the last business day of the applicable quarter (assuming full conversion of the Redemption-Exchange Units into units). For the purposes of calculating incentive distributions, the market value of our units will be equal to the quarterly volume-weighted average price of our units on the principal stock exchange for our units (based on trading volumes). The incentive distribution amount, if any, will be calculated at the end of each calendar quarter. The Incentive Distribution Threshold will be adjusted in accordance with the Holding LP Limited Partnership Agreement in the event of transactions with a dilutive effect on the value of the units including any quarterly cash distributions above the initial amount of $0.0625/unit.

        If, prior to the dissolution of the Holding LP, available cash in any quarter is not sufficient to pay the regular quarterly distribution (currently $0.0625/unit), to the owners of all the Holding LP interests, pro rata to their percentage interest, then our company may elect to pay the distribution first to our company, in respect of the Managing General Partner Units of the Holding LP held by our company, and then to the holders of the Redemption-Exchange Units to the extent practicable, and shall accrue any such deficiency for payment from available cash in future quarters as described above.

        If, prior to the dissolution of the Holding LP, available cash is deemed by our company, in its sole discretion, to be (i) attributable to sales or other dispositions of the Holding LP's assets, and (ii) representative of unrecovered capital, then such available cash shall be distributed to the partners of the Holding LP in proportion to the unrecovered capital attributable to the Holding LP interests held by the partners until such time as the unrecovered capital attributable to each such partnership interest is equal to zero. Thereafter, distributions of available cash made by the Holding LP (to the extent made prior to dissolution) will be made in accordance with the Regular Distribution Waterfall.

        Upon the occurrence of an event resulting in the dissolution of the Holding LP, all cash and property of the Holding LP in excess of that required to discharge the Holding LP's liabilities will be distributed as follows: (i) to the extent such cash and/or property is attributable to a realization event occurring prior to the event of dissolution, such cash and/or property will be distributed in accordance with the Regular Distribution Waterfall and/or the distribution waterfall applicable to unrecovered capital, (ii) the aggregate amount of distributions previously deferred in respect of the Redemption-Exchange Units and not previously recovered and (iii) all other cash and/or property will be distributed in the manner set forth below:

  •
  first, 100% to our company until our company has received an amount equal to the excess of: (i) the amount of our outlays and expenses incurred during the term of the Holding LP; over (ii) the aggregate amount of distributions received by our company pursuant to the first tier of the Regular Distribution Waterfall during the term of the Holding LP;

  •
  second, 100% to the partners of the Holding LP, in proportion to their respective amounts of unrecovered capital in the Holding LP;

  •
  third, to the extent that incentive distributions have been deferred in previous quarters, 100% to the holder of the Special LP Units of all amounts that have been accrued in previous quarters and not yet recovered;

  •
  fourth, to all owners of the Holding LP's partnership interests, pro rata to their percentage interests up to the amount per unit of the then regular quarterly distribution (currently $0.0625 per unit) for such quarter;

  •
  fifth, 100% to the holder of the Special LP Units until an amount equal to the incentive distribution amount (see above for an explanation of the calculation of the incentive distribution amount) for the preceding quarter has been distributed; and

  •
  thereafter, any available cash then remaining to the owners of the Holding LP's partnership interests, pro rata to their percentage interests.

        Each partner's percentage interest is determined by the relative portion of all outstanding partnership interests held by that partner from time to time and is adjusted upon and reflects the issuance of additional partnership interests of the Holding LP. In addition, the unreturned capital attributable to each of our partnership interests, as well as certain of the distribution thresholds set forth above, may be adjusted pursuant to the terms of the Holding LP Limited Partnership Agreement so as to ensure the uniformity of the economic rights and entitlements of: (i) the previously outstanding Holding LP's partnership interests; and (ii) the subsequently-issued Holding LP's partnership interests.

        The Holding LP Limited Partnership Agreement provides that, to the extent that any Holding Entity or any operating business pays to Brookfield any comparable performance or incentive distribution, the amount of any incentive distributions paid to the holder of the Special LP Units in accordance with the distribution entitlements described above will be reduced in an equitable manner to avoid duplication of distributions.

        The holder of the Special LP Units may elect, at its sole discretion, to reinvest incentive distributions in Redemption-Exchange Units or our units.

No Management or Control; No Voting

        The Holding LP limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the Holding LP and do not have any right or authority to act for or to bind the Holding LP or to take part or interfere in the conduct or management of the Holding LP. Limited partners are not entitled to vote on matters relating to the Holding LP, although holders of units are entitled to consent to certain matters as described below under "— Amendment of the Holding LP Limited Partnership Agreement", "Amendment of the Holding LP Limited Partnership Agreement — Opinion of Counsel and Limited Partner Approval" and "— Withdrawal of the Managing General Partner" which may be effected only with the consent of the holders of the percentages of outstanding units of the Holding LP specified below. For purposes of any approval required from holders of the Holding LP's units, if holders of Redemption-Exchange Units are entitled to vote, they will be entitled to one vote per unit held subject to a maximum number of votes equal to 51% of the total voting power of all units of the Holding LP then issued and outstanding. Each unit entitles the holder thereof to one vote for the purposes of any approvals of holders of units.

Meetings

        Our company may call special meetings of the limited partners of the Holding LP at a time and place outside of Canada determined by us on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Special meetings of the limited partners may also be called by limited partners owning 50% or more of the outstanding partnership interests of the class or classes for which a meeting is proposed. For this purpose, our outstanding partnership interests do not include partnership interests owned by our company or Brookfield. Only holders of record on the date set by our company (which may not be less than 10 days nor more than 60 days before the meeting) are entitled to receive notice of any meeting.

Amendment of the Holding LP Limited Partnership Agreement

        Amendments to the Holding LP Limited Partnership Agreement may be proposed only by or with the consent of our company. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, our company must seek approval of a majority of the Holding LP's outstanding units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval. For this purpose, the Redemption-Exchange Units will not constitute a separate class and will vote together with the other outstanding limited partnership units of the Holding LP.

        For purposes of any approval required from holders of the Holding LP's units, if holders of Redemption-Exchange Units are entitled to vote, they will be entitled to one vote per unit held subject to a maximum number of votes equal to 51% of the total voting power of all units of the Holding LP then issued and outstanding.

Prohibited Amendments

        No amendment may be made that would:

  1.
  enlarge the obligations of any limited partner of the Holding LP without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or

  2.
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Holding LP to the BBP General Partner or any of its affiliates without the consent of the BBP General Partner which may be given or withheld in its sole discretion.

        The provision of the Holding LP Limited Partnership Agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding limited partnership units of the Holding LP.

No Limited Partner Approval

        Subject to applicable law, our company may generally make amendments to the Holding LP Limited Partnership Agreement without the approval of any limited partner to reflect:

  1.
  a change in the name of the Holding LP, the location of the Holding LP's registered office or the Holding LP's registered agent;

  2.
  the admission, substitution, withdrawal or removal of partners in accordance with the Holding LP Limited Partnership Agreement;

  3.
  a change that our company determines is reasonable and necessary or appropriate for the Holding LP to qualify or to continue its qualification as an exempted limited partnership under the laws of

    Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction, or is necessary or advisable in the opinion of our company to ensure that the Holding LP will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes;

  4.
  an amendment that our company determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation;

  5.
  an amendment that is necessary, in the opinion of counsel, to prevent the Holding LP or our company or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act or similar legislation in other jurisdictions;

  6.
  an amendment that our company determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership interests;

  7.
  any amendment expressly permitted in the Holding LP Limited Partnership Agreement to be made by our company acting alone;

  8.
  any amendment that our company determines in its sole discretion to be necessary or appropriate to reflect and account for the formation or ownership by the Holding LP of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the Holding LP Limited Partnership Agreement;

  9.
  a change in the Holding LP's fiscal year and related changes;

  10.
  any amendment concerning the computation or allocation of specific items of income, gain, expense or loss among the partners that, in the sole discretion of our company, is necessary or appropriate to: (i) comply with the requirements of applicable law; (ii) reflect the partners' interests in the Holding LP; or (iii) consistently reflect the distributions made by the Holding LP to the partners pursuant to the terms of the Holding LP Limited Partnership Agreement;

  11.
  any amendment that our company determines in its sole discretion to be necessary or appropriate to address any statute, rule, regulation, notice, or announcement that affects or could affect the U.S. federal income tax treatment of any allocation or distribution related to any interest of our company in the profits of the Holding LP; or

  12.
  any other amendments substantially similar to any of the matters described in (1) through (11) above.

        In addition, our company may make amendments to the Holding LP Limited Partnership Agreement without the approval of any limited partner if those amendments, in the discretion of our company:

  1.
  do not adversely affect the Holding LP limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

  2.
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion or binding directive, order, ruling or regulation of any governmental agency or judicial authority;

  3.
  are necessary or appropriate for any action taken by our company relating to splits or combinations or units or partnership interests under the provisions of the Holding LP Limited Partnership Agreement; or

  4.
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the Holding LP Limited Partnership Agreement or are otherwise contemplated by the Holding LP Limited Partnership Agreement.

Opinion of Counsel and Limited Partner Approval

        Our company will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "— No Limited Partner Approval" should occur. Any other amendment to the Holding LP Limited Partnership Agreement will only become effective either with the approval of at least 90% of the Holding LP's units, or if an opinion of counsel is obtained to effect that the amendment will not (i) cause the Holding LP to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes our company has not made the election described below under "— Election to be Treated as a Corporation"), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of the Holding LP limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Sale or Other Disposition of Assets

        The Holding LP Limited Partnership Agreement generally prohibits our company, without the prior approval of the holders of a majority of the units of the Holding LP, from causing the Holding LP to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Holding LP's assets in a single transaction or a series of related transactions, including by approving on the Holding LP's behalf the sale, exchange or other disposition of all or substantially all of the assets of the Holding LP's subsidiaries. However, our company, in its sole discretion, may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Holding LP's assets (including for the benefit of persons who are not the Holding LP or the Holding LP's subsidiaries) without that approval. Our company may also sell all or substantially all of the Holding LP's assets under any forced sale of any or all of the Holding LP's assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

Election to be Treated as a Corporation

        If our company determines that it is no longer in the Holding LP's best interests to continue as a partnership for U.S. federal income tax purposes, our company may elect to treat the Holding LP as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Dissolution

        The Holding LP will dissolve and its affairs will be wound up upon the earlier of: (i) the service of notice by our company, with the approval of a majority of the members of the independent directors of the BBP General Partner, that in the opinion of our company the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of the Holding LP; (ii) the election of our company if the Holding LP, as determined by our company, is required to register as an "investment company" under the Investment Company Act or similar legislation in other jurisdictions; (iii) the date that our company withdraws from the Holding LP (unless a successor entity becomes the managing general partner of the Holding LP as described below under "— Withdrawal of the Managing General Partner"); (iv) the date on which any court of competent jurisdiction enters a decree of judicial dissolution of the Holding LP or an order to wind-up or liquidate our company without the appointment of a successor in compliance with the provisions of the Holding LP Limited Partnership Agreement that are described below under "— Withdrawal of the Managing General Partner"; or (v) the date on which our company decides to dispose of, or otherwise realize proceeds in respect of, all or substantially all of the Holding LP's assets in a single transaction or series of transactions.

        The Holding LP will be reconstituted and continue without dissolution if within 30 days of the date of dissolution (and provided that a notice of dissolution with respect to the Holding LP has not been provided to the Bermuda Monetary Authority), a successor managing general partner executes a transfer deed pursuant to which the new managing general partner assumes the rights and undertakes the obligations of the original managing general partner, but only if the Holding LP receives an opinion of counsel that the admission of the new managing general partner will not result in the loss of limited liability of any limited partner of the Holding LP.

Withdrawal of the Managing General Partner

        Our company may withdraw as managing general partner of the Holding LP without first obtaining approval of unitholders of the Holding LP by giving written notice, and that withdrawal will not constitute a violation of the Holding LP Limited Partnership Agreement.

        Upon the withdrawal of our company, the holders of at least a majority of outstanding Special LP Units may select a successor to that withdrawing managing general partner. If a successor is not selected, or is selected but an opinion of counsel regarding limited liability, tax matters and the Investment Company Act (and similar legislation in other jurisdictions) cannot be obtained, the Holding LP will be dissolved, wound up and liquidated.

        Our company may not be removed as managing general partner by the partners of the Holding LP.

        In the event of the withdrawal of a managing general partner as a result of certain events relating to the bankruptcy, insolvency or dissolution of that managing general partner, which withdrawal will violate the Holding LP Limited Partnership Agreement, a successor managing general partner will have the option to purchase the Managing General Partner Units of the departing managing general partner for a cash payment equal to its fair market value. Under all other circumstances where a managing general partner withdraws, the departing managing general partner will have the option to require the successor managing general partner to purchase the Managing General Partner Units of the departing managing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing managing general partner and the successor managing general partner. If no agreement is reached within 30 days of the managing general partner's departure, an independent investment banking firm or other independent expert selected by the departing managing general partner and the successor managing general partner will determine the fair market value. If the departing managing general partner and the successor managing general partner cannot agree upon an expert within 45 days of the managing general partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing managing general partner or the successor managing general partner, the departing managing general partner's Managing General Partner Units will automatically convert into units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

Transfer of the Managing General Partner Units

        Our company may transfer all or any part of its Managing General Partner Units without first obtaining approval of any unitholder of the Holding LP. As a condition of this transfer, the transferee must: (i) agree to assume and be bound by the rights and duties of the managing general partner to whose interest that transferee has succeeded; (ii) agree to assume and be bound by the provisions of the Holding LP Limited Partnership Agreement; and (iii) furnish an opinion of counsel regarding limited liability, tax matters and the Investment Company Act (and similar legislation in other jurisdictions). Any transfer of the Managing General Partner Units is subject to prior notice to and approval of the relevant Bermuda regulatory authorities. At any time, the BBP General Partner may transfer all or any part of its general partnership interests in our company without the approval of our unitholders as described under "Description of our Units and our Limited Partnership Agreement — Transfer of the General Partnership Interest".

Transactions with Interested Parties

        Our company, its affiliates and their respective partners, members, directors, officers, employees and shareholders, which we refer to as "interested parties", may become limited partners or beneficially interested in limited partners and may hold, dispose of or otherwise deal with units of the Holding LP with the same rights they would have if our company and the BBP General Partner were not a party to the Holding LP Limited Partnership Agreement. An interested party will not be liable to account either to other interested parties or to the Holding LP, its partners or any other persons for any profits or benefits made or derived by or in connection with any such transaction.

        The Holding LP Limited Partnership Agreement permits an interested party to sell investments to, purchase assets from, vest assets in and enter into any contract, arrangement or transaction with our company, the Holding LP, any of the Holding Entities, any operating business or, in general, any entity established by the Holding LP and may be interested in any such contract, transaction or arrangement and shall not be liable to account either to the Holding LP, any of the Holding Entities, any operating business or, in general, any entity established by the Holding LP or any other person in respect of any such contract, transaction or arrangement, or any benefits or profits made or derived therefrom, by virtue only of the relationship between the parties concerned, subject to the bye-laws of the BBP General Partner.

Outside Activities of the Managing General Partner

        In accordance with our Limited Partnership Agreement, our company is authorized to: (i) acquire and hold interests in the Holding LP and, subject to the approval of the BBP General Partner, interests in any other entity; (ii) engage in any activity related to the capitalization and financing of our company's interests in the Holding LP and such other entities; (iii) serve as the managing general partner of the Holding LP and execute and deliver, and perform the functions of a managing general partner specified in, the Limited Partnership Agreement of the Holding LP; and (iv) engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by the BBP General Partner and that lawfully may be conducted by a limited partnership organized under the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and our Limited Partnership Agreement.

        The Holding LP Limited Partnership Agreement provides that each person who is entitled to be indemnified by the Holding LP, as described below under "— Indemnification; Limitations on Liability", will have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess interests in business ventures of any and every type or description, irrespective of whether: (i) such businesses and activities are similar to our activities; or (ii) such businesses and activities directly compete with, or disfavor or exclude, the BBP General Partner, our company, the Holding LP, any Holding Entity, any operating business, or, in general, any entity established by the Holding LP. Such business interests, activities and engagements will be deemed not to constitute a breach of the Holding LP Limited Partnership Agreement or any duties stated or implied by law or equity, including fiduciary duties, owed to any of the BBP General Partner, our company, the Holding LP, any Holding Entity, any operating business and, in general, any entity established by the Holding LP (or any of their respective investors) and shall be deemed not to be a breach of our company's fiduciary duties or any other obligation of any type whatsoever of our company. None of the BBP General Partner, our company, the Holding LP, any Holding Entity, operating business, or, in general, any entity established by the Holding LP or any other person shall have any rights by virtue of the Holding LP Limited Partnership Agreement or our company relationship established thereby or otherwise in any business ventures of any person who is entitled to be indemnified by the Holding LP as described below under "— Indemnification; Limitations on Liability".

        Our company and the other indemnified persons described in the preceding paragraph do not have any obligation under the Holding LP Limited Partnership Agreement or as a result of any duties stated or implied by law or equity, including fiduciary duties, to present business or investment opportunities to the Holding LP, the limited partners of the Holding LP, any Holding Entity, any operating business or, in general, any entity established by the Holding LP. These provisions do not affect any obligation of such indemnified person to present business or acquisition opportunities to our company, the Holding LP, any Holding Entity, any operating business or, in general, any entity established by the Holding LP pursuant to the Relationship Agreement or any separate written agreement between such persons.

Accounts, Reports and Other Information

        Under the Holding LP Limited Partnership Agreement, our company is required to prepare financial statements in accordance with IFRS or such other appropriate accounting principles as determined from time to time by our company, in its sole discretion.

        Our company is also required to use commercially reasonable efforts to prepare and send to the limited partners of the Holding LP on an annual basis a Schedule K-1 (or equivalent). Our company will also, where reasonably possible and applicable, prepare and send information required by the non-U.S. limited partners of the Holding LP for U.S. federal income tax reporting purposes.

Indemnification; Limitations on Liability

        Under the Holding LP Limited Partnership Agreement, it is required to indemnify to the fullest extent permitted by law the BBP General Partner, our company and any of their respective affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on the board of directors or other governing body of the Holding LP, a Holding Entity, an operating business or, in general, any entity established by our company and any other person designated by its general partner as an indemnified person, in each case, against any and all losses, claims, damages, liabilities, costs and expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings whether civil, criminal, administrative or investigative, incurred by an indemnified person in connection with our company's investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person's bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Holding LP Limited Partnership Agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. The Holding LP Limited Partnership Agreement requires Holding LP to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Governing Law

        The Holding LP Limited Partnership Agreement is governed by and will be construed in accordance with the laws of Bermuda.

 SECURITY OWNERSHIP

        The following table presents information regarding the beneficial ownership of our units (and, in respect of beneficial ownership after the spin-off, shares of Brookfield Asset Management that will entitle the holder thereof to the special dividend of our units) prior to and immediately after completion of the spin-off by each person or entity that we know beneficially owns or will beneficially own 5% or more of our units, each current director of the BBP General Partner and all of the BBP General Partner's directors as a group.(1) The units held by our principal unitholders do not entitle such unitholders to different voting rights than those of other unitholders.

Units Outstanding Prior to the Spin-Off
Units Outstanding Immediately After the Spin-Off
Units Owned
Name and Address(2)		Percentage	Units Owned	Percentage
Brookfield Asset Management Inc.	36	100%	24,000,000	55%
Jeffrey M. Blidner	—	—	*	*%
Stephen J. Girsky	—	—	*	*%
David Hamill	—	—	*	*%
John Lacey	—	—	*	*%
Craig J. Laurie	—	—	*	*%
Don Mackenzie	—	—	*	*%
Cyrus Madon	—	—	*	*%
A. J. Silber	—	—	*	*%
Denis Turcotte	—	—	*	*%
Patricia Zuccotti	—	—	*	*%
All directors as a group (seven (7) persons)	—	—	*	*%

(1)
Prior to completion of the spin-off, the board of directors will be expanded to seven (7) directors, a majority of whom will be independent.

(2)
The address for Brookfield Asset Management Inc. is Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, M5J 2T3. The address for each of the directors is c/o Brookfield Business Partners L.P., 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda, with the exception of Messrs. Blidner, Madon and Silber for whom the address is c/o Brookfield Asset Management Inc., Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario M5J 2T3 and Mr. Laurie for whom the address is Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023.

*
Less than 1%.

 UNITS ELIGIBLE FOR FUTURE SALES

        Immediately following the spin-off, we expect to have approximately 44 million units outstanding, based on the approximately 1 billion Class A limited voting shares and Class B limited voting shares of Brookfield Asset Management outstanding. The actual number of units to be distributed will be determined on the record date and will reflect any exercise of Brookfield Asset Management options and the vesting of other equity awards at any time prior to the record date. All of the units issued in connection with the spin-off will be freely transferable by persons other than our "affiliates" without restriction or further registration under the U.S. Securities Act. Sales of substantial amounts of our units in the public market could adversely affect prevailing market prices of units and our ability to issue units in the future.

Rule 144

        Under Rule 144, a person who has beneficially owned restricted units for at least six months would be entitled to sell their securities provided that (1) such person is not one of our affiliates at the time of, or has not been one of our affiliates at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale.

        Persons who have beneficially owned units for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell 1% of the total number of units then outstanding, which will equal approximately 390,000 units immediately after the spin-off.

        Sales under Rule 144 must be made through unsolicited brokers' transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

        The Registration Rights Agreement grants Brookfield Asset Management registration rights with respect to our units owned by it. See "Relationship with Brookfield — Registration Rights Agreement".

 MATERIAL TAX CONSIDERATIONS

        The following summary discusses certain material U.S., Canadian and Bermudian tax considerations related to the receipt, holding and disposition of our units as of the date hereof to a holder who receives our units pursuant to the spin-off. Prospective purchasers of our units are advised to consult their own tax advisers concerning the consequences under the tax laws of the country of which they are resident or in which they are otherwise subject to tax of making an investment in our units.

U.S. Tax Considerations

        The following is a summary of certain material U.S. federal income tax considerations to unitholders relating to the receipt, holding and disposition of our units as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code, on the regulations promulgated thereunder, or Treasury Regulations and on published administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly or indirectly, applying certain attribution rules) 5% or more of our units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold our units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose units are loaned to a short seller to cover a short sale of units, persons whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold our units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom our units are not a capital asset, persons who are liable for the alternative minimum tax and certain U.S. expatriates or former long-term residents of the United States. Tax-exempt organizations are addressed separately below. The actual tax consequences of the receipt of our units pursuant to the spin-off and of the ownership and disposition of our units will vary depending on your individual circumstances.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of one or more of our units that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of one or more of our units, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

        If a partnership holds our units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold our units should consult their own tax advisers.

        This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax adviser concerning the U.S. federal, state and local income tax consequences particular to your receipt of our units pursuant to the spin-off and your ownership and disposition of our units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of Our Company and the Holding LP

        Each of our company and the Holding LP will make a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, deduction or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership", unless an exception applies. Our company will be publicly traded. However, an exception, referred to as the "Qualifying Income Exception", exists with respect to a publicly traded partnership if (i) at least 90% of such partnership's gross income for every taxable year consists of "qualifying income" and (ii) the partnership would not be required to register under the Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        The BBP General Partner intends to manage the affairs of our company and the Holding LP so that our company will meet the Qualifying Income Exception in each taxable year. Accordingly, the BBP General Partner believes that our company will be treated as a partnership and not as an association taxable as a corporation for U.S. federal income tax purposes.

        If our company fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if our company is required to register under the Investment Company Act, our company will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which our company fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to our unitholders in liquidation. This deemed contribution and liquidation could result in the recognition of gain (but not loss) to U.S. Holders, except that U.S. Holders generally would not recognize the portion of such gain attributable to stock or securities of non-U.S. corporations held by us. If, at the time of such contribution, our company were to have liabilities in excess of the tax basis of its assets, U.S. Holders generally would recognize gain in respect of such excess liabilities upon the deemed transfer. Thereafter, our company would be treated as a corporation for U.S. federal income tax purposes.

        If our company were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our company's items of income, gain, loss, deduction or credit would be reflected only on our company's tax return rather than being passed through to our unitholders, and our company would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, our company might be classified as a PFIC for U.S. federal income tax purposes, and a U.S. Holder would be subject to the rules applicable to PFICs discussed below. See "— Consequences to U.S. Holders — Passive Foreign Investment Companies". Subject to the PFIC rules, distributions made to U.S. Holders would be treated as taxable dividend income to the extent of our company's current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its units. Thereafter, to the extent such distribution were to exceed a U.S. Holder's adjusted tax basis in its units, the distribution would be treated as a gain from the sale or exchange of such units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. In addition, dividends, interest and certain other passive income received by our company with respect to U.S. subsidiaries generally would be subject to U.S. withholding tax at a rate of 30% (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income) and U.S. Holders would not be allowed a tax credit with respect to any such tax withheld. In addition, the "portfolio interest" exemption would not apply to certain interest income of our company (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income). Depending on the composition of our assets, additional adverse U.S. federal income tax consequences could result under the anti-inversion rules described in Section 7874 of the U.S. Internal Revenue Code, as implemented by the Treasury Regulations and IRS administrative guidance.

        Based on the foregoing consequences, the treatment of our company as a corporation could materially reduce a holder's after-tax return and therefore could result in a substantial reduction of the value of our units.

If the Holding LP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply.

        The remainder of this summary assumes that our company and the Holding LP will be treated as partnerships for U.S. federal tax purposes. Our company expects that a substantial portion of the items of income, gain, deduction, loss or credit realized by our company will be realized in the first instance by the Holding LP and allocated to our company for reallocation to our unitholders. Unless otherwise specified, references in this section to realization of our company's items of income, gain, loss, deduction or credit include a realization of such items by the Holding LP and the allocation of such items to our company.

Consequences to U.S. Holders

Spin-Off

        A U.S. Holder who receives our units pursuant to the spin-off will be considered to have received a taxable distribution in an amount equal to the fair market value of the gross amount of our units received by such holder plus the amount of cash received in lieu of fractional units, without reduction for any tax withheld in respect of the spin-off. This distribution would be treated as a dividend, taxable as ordinary income, to the extent of your share of current and accumulated earnings and profits of Brookfield Asset Management as determined for U.S. federal income tax purposes. If you are a non-corporate U.S. Holder, including an individual, the amount of the dividend received by you generally would be "qualified dividend income" subject to U.S. tax at preferential rates, provided Brookfield Asset Management is not a PFIC for the taxable year in which the dividend is distributed or for the preceding taxable year, you received the dividend in respect of Class A limited voting shares that are readily tradable on an established securities market in the United States (such as the NYSE) and the following additional requirements are met: (i) you do not treat the dividend as "investment income" for purpose of the rules limiting deductions for investment interest, (ii) you have held the shares of stock in respect of which such dividend was made for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date and (iii) you satisfy certain at-risk requirements and other rules. Based upon the composition of its income and its assets, Brookfield Asset Management does not expect to be a PFIC for the current taxable year and does not believe it was a PFIC for the preceding taxable year. However, no assurance can be provided that the IRS will agree with such position. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see "— Medicare Tax" below).

        If the amount of the distribution were to exceed Brookfield Asset Management's current and accumulated earnings and profits, the excess would be treated as a recovery of basis to the extent of your basis in Brookfield Asset Management shares and then as capital gain. Because Brookfield Asset Management does not intend to calculate earnings and profits for U.S. federal income tax purposes, however, you should expect the entire amount of the distribution to be treated as a dividend for U.S. federal income tax reporting purposes.

        If you fail to timely provide Brookfield Asset Management with a properly completed IRS Form W-9, you may be subject to backup withholding tax on the distribution, unless you come within certain exempt categories of recipients and, when required, demonstrate that status. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability (or as a refund if in excess of such liability), provided the required information is timely furnished to the IRS. You should consult your own tax adviser regarding the application of the foregoing rules to you.

        Dividends received by you pursuant to the spin-off generally will be treated as foreign-source income for foreign tax credit limitation purposes. Accordingly, any Canadian federal withholding tax assessed on dividends received by you pursuant to the spin-off may, subject to certain limitations, be claimed as a foreign tax credit against your U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. Notwithstanding the foregoing, the rules relating to foreign tax credits are complex, and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax adviser concerning the application of the U.S. foreign tax credit rules.

        Neither Brookfield Asset Management nor our company has any obligation to distribute cash to pay any taxes owed by a unitholder as a result of the spin-off, and neither Brookfield Asset Management nor our company has any intention to do so. Accordingly, as with any taxable dividend, you may need to satisfy any U.S. federal income tax liability resulting from the receipt of our units with cash from your own funds. In the alternative, you may need to satisfy your tax liability by selling all or a portion of the units you receive.

Holding of Our Units

Income and Loss

        If you are a U.S. Holder, you will be required to take into account, as described below, your allocable share of our company's items of income, gain, loss, deduction and credit for each of our company's taxable years ending with or within your taxable year. Each item generally will have the same character and source as though you had realized the item directly. You must report such items without regard to whether any distribution has been or will be received from our company. Our company intends to make cash distributions to all unitholders on a quarterly basis in amounts generally expected to be sufficient to permit U.S. Holders to fund their estimated U.S. tax obligations (including U.S. federal, state and local income taxes) with respect to their allocable shares of our company's net income or gain. However, based upon your particular tax situation and simplifying assumptions that our company will make in determining the amount of such distributions, and depending upon whether you elect to reinvest such distributions pursuant to the distribution reinvestment plan, if available, your tax liability might exceed cash distributions made to you, in which case any tax liabilities arising from your ownership of our units would need to be satisfied from your own funds.

        With respect to U.S. Holders who are individuals, certain dividends paid by a corporation (including certain qualified foreign corporations) to our company and that are allocable to such U.S. Holders may qualify for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see "— Medicare Tax" below). U.S. Holders that are corporations may be entitled to a "dividends received deduction" in respect of dividends paid by U.S. corporations in which our company (through the Holding LP) owns stock. You should consult your own tax adviser regarding the application of the foregoing rules in light of your particular circumstances.

        For U.S. federal income tax purposes, your allocable share of our company's items of income, gain, loss, deduction or credit will be governed by our Limited Partnership Agreement if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in our company. Similarly, our company's allocable share of items of income, gain, loss, deduction or credit of the Holding LP will be governed by the Holding LP Limited Partnership Agreement if such allocations have "substantial economic effect" or are determined to be in accordance with our company's interest in the Holding LP. The BBP General Partner believes that, for U.S. federal income tax purposes, such allocations should be given effect, and the BBP General Partner intends to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either our Limited Partnership Agreement or the Holding LP Limited Partnership Agreement, then the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in such agreements.

Basis

        You will have an initial tax basis in your units equal to their fair market value on the date you receive them pursuant to the spin-off, increased by your share of our company's liabilities, if any. That basis will be increased by your share of our company's income and by increases in your share of our company's liabilities, if any. That basis will be decreased, but not below zero, by distributions you receive from our company, by your share of our company's losses and by any decrease in your share of our company's liabilities. Under applicable U.S. federal income tax rules, a partner in a partnership has a single, or "unitary", tax basis in his or her partnership interest. As a result, any amount you pay to acquire additional units (including through the distribution reinvestment plan, if available) will be averaged with the adjusted tax basis of units owned by you prior to the acquisition of such additional units.

        For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or exchange of our units, our company's liabilities generally will include our company's share of any liabilities of the Holding LP.

Limits on Deductions for Losses and Expenses

        Your deduction of your allocable share of our company's losses will be limited to your tax basis in our units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our company's activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in our units, reduced by (i) the portion of that basis attributable to your share of our company's liabilities for which you will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money you borrow to acquire or hold our units, if the lender of those borrowed funds owns an interest in our company, is related to you, or can look only to your units for repayment. Your at-risk amount generally will increase by your allocable share of our company's income and gain and decrease by distributions you receive from our company and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at-risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at-risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our units, any gain recognized by you can be offset by losses that were previously suspended by the at-risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at-risk or basis limitations may no longer be used. You should consult your own tax adviser as to the effects of the at-risk rules.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        In general, neither our company nor any U.S. Holder may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication expenses incurred by the Holding LP. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        Your share of our company's interest expense is likely to be treated as "investment interest" expense. For a non-corporate U.S. Holder, the deductibility of "investment interest" expense generally is limited to the amount of such holder's "net investment income". Your share of our company's dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such individual elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our company's interest expense.

        Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. In addition, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (i) 3% of the excess of the individual's adjusted gross income over the threshold amount and (ii) 80% of the amount of the individual's itemized deductions. The operating expenses of our company, including our company's allocable share of the base management fee or any other management fees, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your own tax adviser regarding the application of these limitations.

Treatment of Distributions

        Distributions of cash by our company generally will not be taxable to you to the extent of your adjusted tax basis (described above) in our units. Any cash distributions in excess of your adjusted tax basis generally will be considered to be gain from the sale or exchange of our units (described below). Such gain generally will be treated as capital gain and will be long-term capital gain if your holding period for our units exceeds one year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by our company, if any, will be treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Our Units

        You will recognize gain or loss on the sale or taxable exchange of our units equal to the difference, if any, between the amount realized and your tax basis in our units sold or exchanged. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our company's liabilities, if any.

        Gain or loss recognized by you upon the sale or exchange of our units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if our units were held for more than one year as of the date of such sale or exchange. Assuming you have not elected to treat your share of our company's interest in any PFIC as a "qualified electing fund", gain attributable to such interest in a PFIC would be taxable in the manner described below in "— Passive Foreign Investment Companies". In addition, certain gain attributable to "unrealized receivables" or "inventory items" could be characterized as ordinary income rather than capital gain. For example, if our company were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables". The deductibility of capital losses is subject to limitations.

        Each U.S. Holder who acquires our units at different times and intends to sell all or a portion of our units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain "split holding period" rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Medicare Tax

        U.S. Holders that are individuals, estates or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders' "modified adjusted gross income" (or "adjusted gross income" in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders' "net investment income" (or "undistributed net investment income" in the case of estates and trusts). Net investment income generally includes your allocable share of our company's income, as well as gain realized by you from a sale of our units. You should consult your own tax adviser regarding the implications of the 3.8% Medicare tax for your ownership and disposition of our units.

Foreign Tax Credit Limitations

        If you are a U.S. Holder, you generally will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our company's income and gain. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gain from the sale of our company's assets may be treated as U.S.-source gain. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gain unless the credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that our company incurs may be treated as foreign-source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

        Our company and the Holding LP each intend to make the election permitted by Section 754 of the U.S. Internal Revenue Code, or Section 754 Election. The Section 754 Election cannot be revoked without the consent of the IRS. The Section 754 Election generally requires our company to adjust the tax basis in its assets, or inside basis, attributable to a transferee of our units under Section 743(b) of the U.S. Internal Revenue Code to reflect the purchase price paid by the transferee for our units. This election does not apply to a person who purchases units directly from us. For purposes of this discussion, a transferee's inside basis in our company's assets will be considered to have two components: (i) the transferee's share of our company's tax basis in our company's assets, or common basis, and (ii) the adjustment under Section 743(b) of the U.S. Internal Revenue Code to that basis. The foregoing rules would also apply to the Holding LP.

        Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such holder's tax basis in its units were higher than such units' share of the aggregate tax basis of our company's assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in its share of our company's assets for purposes of calculating, among other items, such holder's share of any gain or loss on a sale of our company's assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such holder's tax basis in its units were lower than such units' share of the aggregate tax basis of our company's assets immediately prior to the transfer. Thus, the fair market value of our units may be affected either favorably or adversely by the election.

        Whether or not the Section 754 Election is made, if our units are transferred at a time when our company has a "substantial built-in loss" in its assets, our company will be obligated to reduce the tax basis in the portion of such assets attributable to such units.

        The calculations involved in the Section 754 Election are complex, and the BBP General Partner advises that it will make such calculations on the basis of assumptions as to the value of our company assets and other matters. Each U.S. Holder should consult its own tax adviser as to the effects of the Section 754 Election.

Uniformity of Our Units

        Because we cannot match transferors and transferees of our units, we must maintain the uniformity of the economic and tax characteristics of our units to a purchaser of our units. In the absence of uniformity, we may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of certain Treasury Regulations to our company's Section 743(b) adjustments, a determination that our company's Section 704(c) allocations are unreasonable or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of our company's assets in certain circumstances, including on the issuance of additional units. In order to maintain the fungibility of all of our units at all times, we will seek to achieve the uniformity of U.S. tax treatment for all purchasers of our units which are acquired at the same time and price (irrespective of the identity of the particular seller of our units or the time when our units are issued by our company), through the application of certain tax accounting principles that the BBP General Partner believes are reasonable for our company. However, the IRS may disagree with us and may successfully challenge our application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of our units.

Foreign Currency Gain or Loss

        Our company's functional currency will be the U.S. dollar, and our company's income or loss will be calculated in U.S. dollars. It is likely that our company will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your own tax adviser regarding the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        U.S. Holders may be subject to special rules applicable to indirect investments in foreign corporations, including an investment held through our company in a PFIC. A PFIC is defined as any foreign corporation with respect to which (after applying certain look-through rules) either (i) 75% or more of its gross income for a taxable year is "passive income" or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce or are held for the production of "passive income". There are no minimum stock ownership requirements for PFICs. If you hold an interest in a foreign corporation for any taxable year during which the corporation is classified as a PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an interest in the corporation, even if the corporation's income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

        Subject to certain elections described below, any gain on the disposition of stock of a PFIC owned by you indirectly through our company, as well as income realized on certain "excess distributions" by such PFIC, would be treated as though realized ratably over the shorter of your holding period of our units or our company's holding period for the PFIC. Such gain or income generally would be taxable as ordinary income, and dividends paid by the PFIC would not be eligible for the preferential tax rates for dividends paid to non-corporate U.S. Holders. In addition, an interest charge would apply, based on the tax deemed deferred from prior years.

        If you were to elect to treat your share of our company's interest in a PFIC as a "qualified electing fund", or QEF Election, for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to our company or to you. A QEF Election must be made by you on an entity-by-entity basis. To the extent reasonably practicable, we intend to timely provide you with information related to the PFIC status of each entity we are able to identify as a PFIC, including information necessary to make a QEF Election with respect to each such entity. Any such election should be made for the first year our company holds an interest in such entity or for the first year in which you hold our units, if later.

        In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF Election, an election may be made to "mark to market" the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. However, none of the current Holding Entities or operating businesses are expected to be publicly traded, although our company may in the future acquire interests in PFICs which are publicly traded foreign companies. Thus the mark-to-market election is not expected to be available to any U.S. Holder in respect of its indirect ownership interest in any of the current Holding Entities or operating businesses.

        Based on our organizational structure, as well as our expected income and assets, the BBP General Partner currently believes that a U.S. Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning our units for the taxable year ending December 31, 2015. However, there can be no assurance that a future entity in which our company acquires an interest will not be classified as a PFIC with respect to a U.S. Holder, because PFIC status is a factual determination that depends on the assets and income of a given entity and must be made on an annual basis. Moreover, we may decide to hold an existing or future operating business through a Holding Entity that would be a PFIC in order to ensure that our company satisfies the Qualifying Income Exception. See "— Corporate Structure" below. Accordingly, there can be no assurance that a current or future subsidiary will not qualify as a PFIC.

        A U.S. person who directly or indirectly owns an interest in a PFIC may be required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. You should consult your own tax adviser regarding the PFIC rules, including the foregoing filing requirements, as well as the advisability of making a QEF Election or a mark-to-market election with respect to any PFIC in which you are treated as owning an interest through our company.

Corporate Structure

        To ensure that our company meets the Qualifying Income Exception for publicly traded partnerships (discussed above) and complies with certain requirements in our Limited Partnership Agreement, our company may structure certain acquisitions through an entity classified as a corporation for U.S. federal income tax purposes. Such acquisitions will be structured as determined in the sole discretion of the BBP General Partner generally to be efficient for our unitholders. However, because our unitholders will be located in numerous taxing jurisdictions, no assurance can be given that any such structure will benefit all our unitholders to the same extent, and such a structure might even result in additional tax burdens on some unitholders. As discussed above, if any such entity were a non-U.S. corporation, it might be considered a PFIC. If any such entity were a U.S. corporation, it would be subject to U.S. federal net income tax on its income, including any gain recognized on the disposition of its assets. In addition, if the asset were to involve U.S. real property, gain recognized on the disposition of the asset by a corporation generally would be subject to corporate-level tax, whether the corporation were a U.S. or a non-U.S. corporation.

U.S. Withholding Taxes

        Although each U.S. Holder is required to provide us with an IRS Form W-9, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of determining whether U.S. withholding applies to payments made by our company to some or all of our unitholders. In such a case, payments made by our company to U.S. Holders might be subject to U.S. "backup" withholding at the applicable rate or other U.S. withholding taxes. You would be able to treat as a credit your allocable share of any U.S. withholding taxes paid in the taxable year in which such withholding taxes were paid and, as a result, you might be entitled to a refund of such taxes from the IRS. In the event you transfer or otherwise dispose of some or all of your units, special rules might apply for purposes of determining whether you or the transferee of such units were subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such units or entitled to refunds of any such taxes withheld. See below "Administrative Matters — Certain Effects of a Transfer of Units". You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

Transferor/Transferee Allocations

        Our company may allocate items of income, gain, loss and deduction using a monthly convention, whereby any such items recognized in a given month by our company are allocated to our unitholders as of a specified date of such month. As a result, if you transfer your units, you might be allocated income, gain, loss and deduction realized by our company after the date of the transfer. Similarly, if you acquire additional units, you might be allocated income, gain, loss and deduction realized by our company prior to your ownership of such units.

        Section 706 of the U.S. Internal Revenue Code generally governs allocations of items of partnership income and deductions between transferors and transferees of partnership interests, and the Treasury Regulations provide a safe harbor allowing a publicly traded partnership to use a monthly simplifying convention for such purposes. However, it is not clear that our company's allocation method complies with the requirements. If our company's convention were not permitted, the IRS might contend that our company's taxable income or losses must be reallocated among our unitholders. If such a contention were sustained, your tax liabilities might be adjusted to your detriment. The BBP General Partner is authorized to revise our company's method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Tax Consequences

        If our units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to our units.

Certain Reporting Requirements

        A U.S. Holder who invests more than $100,000 in our company may be required to file IRS Form 8865 reporting the investment with such U.S. Holder's U.S. federal income tax return for the year that includes the date of the investment. You may be subject to substantial penalties if you fail to comply with this and other information reporting requirements with respect to an investment in our units. You should consult your own tax adviser regarding such reporting requirements.

U.S. Taxation of Tax-Exempt U.S. Holders of Our Units

        Income recognized by a U.S. tax-exempt organization is exempt from U.S. federal income tax except to the extent of the organization's UBTI. UBTI is defined generally as any gross income derived by a tax-exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds operating assets or is otherwise engaged in a trade or business generally will constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income, certain other categories of passive income or capital gains realized by a tax-exempt organization, so long as such income is not "debt-financed", as discussed below. The BBP General Partner currently believes that our company should not be regarded as engaged in a trade or business, and anticipates that any operating assets held by our company will be held through entities that are treated as corporations for U.S. federal income tax purposes.

        The exclusion from UBTI does not apply to income from "debt-financed property", which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax-exempt partner in such partnership will be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. If any such indebtedness were used by our company or by the Holding LP to acquire property, such property generally would constitute debt-financed property, and any income from or gain from the disposition of such debt-financed property allocated to a tax-exempt organization generally would constitute UBTI to such tax-exempt organization. In addition, even if such indebtedness were not used either by our company or by the Holding LP to acquire property but were instead used to fund distributions to our unitholders, if a tax-exempt organization subject to taxation in the United States were to use such proceeds to make an investment outside our company, the IRS might assert that such investment constitutes debt-financed property to such unitholder with the consequences noted above. The BBP General Partner does not expect our company or the Holding LP to directly incur debt to acquire property, and the BBP General Partner does not believe that our company or the Holding LP will generate UBTI attributable to debt-financed property in the future. Moreover, the BBP General Partner intends to use commercially reasonable efforts to structure our activities to avoid generating UBTI. However, neither our company nor the Holding LP is prohibited from incurring indebtedness, and no assurance can be provided that neither our company nor the Holding LP will generate UBTI attributable to debt-financed property in the future. Tax-exempt U.S. Holders should consult their own tax advisers regarding the tax consequences of an investment in our units.

Consequences to Non-U.S. Holders

Spin-Off

        A Non-U.S. Holder generally should not recognize gain or loss for U.S. federal income tax purposes upon the receipt of our units pursuant to the spin-off.

Holding of Units and Other Considerations

        Based on our organizational structure following the spin-off, as well as our company's expected income and assets, the BBP General Partner currently believes that our company is unlikely to earn income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a "United States real property interest", as defined in the U.S. Internal Revenue Code. Moreover, the BBP General Partner intends to use commercially reasonable efforts to structure our activities to avoid the realization by our company and the Holding LP of income treated as effectively connected with a U.S. trade or business. If, as anticipated, our company is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a

Non-U.S. Holder is not itself engaged in a U.S. trade or business, then such Non-U.S. Holder generally will not be subject to U.S. tax return filing requirements solely as a result of owning our units and generally will not be subject to U.S. federal income tax on its allocable share of our company's interest and dividends from non-U.S. sources or gain from the sale or other disposition of securities or real property located outside of the United States.

        However, there can be no assurance that the law will not change or that the IRS will not deem our company to be engaged in a U.S. trade or business. If, contrary to the BBP General Partner's expectations, our company is treated as engaged in a U.S. trade or business, then a Non-U.S. Holder generally would be required to file a U.S. federal income tax return, even if no effectively connected income were allocable to it. If our company were to have income treated as effectively connected with a U.S. trade or business, then a Non-U.S. Holder would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, our company might be required to withhold U.S. federal income tax on such Non-U.S. Holder's distributive share of such income. A corporate Non-U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable. Finally, if our company were treated as engaged in a U.S. trade or business, a portion of any gain realized by a Non-U.S. Holder upon the sale or exchange of its units could be treated as income effectively connected with a U.S. trade or business and therefore subject to U.S. federal income tax at the regular graduated rates.

        In general, even if our company is not engaged in a U.S. trade or business, and assuming you are not otherwise engaged in a U.S. trade or business, you will nonetheless be subject to a withholding tax of 30% on the gross amount of certain U.S.-source income which is not effectively connected with a U.S. trade or business. Income subjected to such a flat tax rate is income of a fixed or determinable annual or periodic nature, including dividends and certain interest income. Such withholding tax may be reduced or eliminated with respect to certain types of income under an applicable income tax treaty between the United States and your country of residence or under the "portfolio interest" rules or other provisions of the U.S. Internal Revenue Code, provided that you provide proper certification as to your eligibility for such treatment. Notwithstanding the foregoing, and although each Non-U.S. Holder is required to provide us with an IRS Form W-8, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of establishing whether reduced rates of withholding apply to some or all of our investors. In such a case, your allocable share of distributions of U.S.-source dividend and interest income will be subject to U.S. withholding tax at a rate of 30%. Further, if you would not be subject to U.S. tax based on your tax status or otherwise were eligible for a reduced rate of U.S. withholding, you might need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which could include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if you reside in a treaty jurisdiction which does not treat our company as a pass-through entity, you might not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. In the event you transfer or otherwise dispose of some or all of your units, special rules may apply for purposes of determining whether you or the transferee of such units are subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such units or entitled to refunds of any such taxes withheld. See "— Administrative Matters — Certain Effects of a Transfer of Units" below. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

        Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in our company in connection with its U.S. business, (c) a PFIC or (d) a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your own tax adviser regarding the application of these special rules.

Taxes in Other Jurisdictions

        Based on our expected method of operation and the ownership of our operating businesses indirectly through corporate Holding Entities, we do not expect any unitholder, solely as a result of owning our units, to be subject to any additional income taxes imposed on a net basis or additional tax return filing requirements in any jurisdiction in which we conduct activities or own property. However, our method of operation and current structure may change, and there can be no assurance that, solely as a result of owning our units, you will not be subject to certain taxes, including non-U.S., state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes imposed by the various jurisdictions in which we do business or own property now or in the future, even if you do not reside in any of these jurisdictions. Consequently, you may also be required to file non-U.S., state and local income tax returns in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with these requirements. It is your responsibility to file all U.S. federal, state, local and non-U.S. tax returns that may be required of you.

        Income or gain from assets held by our company may be subject to withholding or other taxes in jurisdictions outside the United States, except to the extent an income tax treaty applies. If you wish to claim the benefit of an applicable income tax treaty, you might be required to submit information to one or more of our company, an intermediary or a tax authority in such jurisdiction. You should consult your own tax adviser regarding the U.S. federal, state, local and non-U.S. tax consequences of an investment in our company.

Administrative Matters

Information Returns and Audit Procedures

        We have agreed to use commercially reasonable efforts to furnish to you, within 90 days after the close of each calendar year, U.S. tax information (including IRS Schedule K-1) which describes on a U.S. dollar basis your share of our company's income, gain, loss and deduction for our preceding taxable year. However, providing this U.S. tax information to our unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, you will need to apply for an extension of time to file your tax returns. In addition, unitholders that do not ordinarily have U.S. federal tax filing requirements will not receive a Schedule K-1 and related information unless such unitholders request it within 60 days after the close of each calendar year. In preparing this U.S. tax information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        Our company may be audited by the IRS. Adjustments resulting from an IRS audit could require you to adjust a prior year's tax liability and result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our company's tax returns, as well as those related to our company's tax returns. Under the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes an audit adjustment to our income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from our company instead of unitholders (as under prior law). We may be permitted to elect to have the BBP General Partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit. However, there can be no assurance that we will choose to make such election or that it will be available in all circumstances, and the manner in which the election is made and implemented has yet to be determined. If we do not make the election, we may be required to pay taxes, penalties or interest as a result of an audit adjustment. As a result, our current unitholders might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if our current unitholders did not own our units during the taxable year under audit. The foregoing considerations also apply with respect to our company's interest in the Holding LP. These rules do not apply to our company or the Holding LP for taxable years beginning on or before December 31, 2017.

        For taxable years beginning on or before December 31, 2017, the BBP General Partner will act as our company's "tax matters partner". As the tax matters partner, the BBP General Partner will have the authority, subject to certain restrictions, to act on behalf of our company in connection with any administrative or judicial review of our company's items of income, gain, loss, deduction or credit. Under the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, a "partnership representative" designated by the BBP General Partner will have the sole authority to act on behalf of our company in connection with such administrative or judicial review and to bind both our former and current unitholders to actions taken by our company in such regard, including elections made on behalf of our company pursuant to the Bipartisan Budget Act of 2015.

        The application of the Bipartisan Budget Act of 2015 to our company and our unitholders is uncertain and remains subject to Treasury Regulations and IRS guidance yet to be issued. You should consult your own tax adviser regarding the implications of the Bipartisan Budget Act of 2015 for an investment in our units.

Tax Shelter Regulations and Related Reporting Requirements

        If we were to engage in a "reportable transaction", we (and possibly our unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or "transaction of interest", or that it produces certain kinds of losses in excess of $2 million (or, in the case of certain foreign currency transactions, losses in excess of $50,000). An investment in our company may be considered a "reportable transaction" if, for example, our company were to recognize certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you might be subject to significant accuracy-related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. We do not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor do we intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that we have participated in such a transaction.

        You should consult your own tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of our units.

Taxable Year

        Our company intends to use the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Constructive Termination

        Our company will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of our units within a 12-month period. A constructive termination of our company would result in the close of its taxable year for all unitholders. If a unitholder reports on a taxable year other than a fiscal year ending on our company's year-end, and the unitholder is otherwise subject to U.S. federal income tax, the closing of our company's taxable year may result in more than 12 months of our company's taxable income or loss being includable in such unitholder's taxable income for the year of the termination. We would be required to make new tax elections after a termination, including a new Section 754 Election. A constructive termination could also result in penalties and other adverse tax consequences if we were unable to determine that the termination had occurred. Moreover, a constructive termination might either accelerate the application of, or subject our company to, any tax legislation enacted before the termination.

Withholding and Backup Withholding

        For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. The proper application to our company of the rules for withholding under Sections 1441 through 1446 of the U.S. Internal Revenue Code (applicable to certain dividends, interest and amounts treated as effectively connected with a U.S. trade or business, among other items) is unclear. Because the documentation we receive may not properly reflect the identities of unitholders at any particular time (in light of possible sales of our units), we may over-withhold or under-withhold with respect to a particular unitholder. For example, we may impose withholding, remit such amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may be the case, however, that the corresponding amount of our income was not properly allocable to such holder, and the appropriate amount of withholding should have been less than the actual amount withheld. Such Non-U.S. Holder would be entitled to a credit against the holder's U.S. federal income tax liability for all withholding, including any such excess withholding. However, if the withheld amount were to exceed the holder's U.S. federal income tax liability, the holder would need to apply for a refund to obtain the benefit of such excess withholding. Similarly, we may fail to withhold on a distribution, and it may be the case that the corresponding income was properly allocable to a Non-U.S. Holder and that withholding should have been imposed. In such case, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne indirectly by all unitholders on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax, and otherwise comply with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt should certify such status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS, provided you supply the required information to the IRS in a timely manner.

        If you do not timely provide our company, or the applicable nominee, broker, clearing agent or other intermediary, with IRS Form W-9 or IRS Form W-8, as applicable, or such form is not properly completed, then our company may become subject to U.S. backup withholding taxes in excess of what would have been imposed had our company or the applicable intermediary received properly completed forms from all unitholders. For administrative reasons, and in order to maintain the fungibility of our units, such excess U.S. backup withholding taxes, and if necessary similar items, may be treated by our company as an expense that will be borne indirectly by all unitholders on a pro rata basis (e.g., since it may be impractical for us to allocate any such excess withholding tax cost to the unitholders that failed to timely provide the proper U.S. tax forms).

Foreign Account Tax Compliance

        FATCA imposes a 30% withholding tax on "withholdable payments" made to a "foreign financial institution" or a "non-financial foreign entity", unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S.-source income, such as interest, dividends and other passive income. Beginning January 1, 2019, withholdable payments also include gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. The BBP General Partner intends to ensure that our company complies with FATCA, including by entering into an agreement with the IRS if necessary, so as to ensure that the 30% withholding tax does not apply to any withholdable payments received by our company, the Holding LP, the Holding Entities, or the operating businesses. The 30% withholding tax may also apply to your allocable share of distributions attributable to withholdable payments, unless you properly certify your FATCA status on IRS Form W-8 or IRS Form W-9 (as applicable) and satisfy any additional requirements under FATCA.

        In compliance with FATCA, information regarding certain unitholders' ownership of our units may be reported to the IRS or to a non-U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future Treasury Regulations or guidance. You should consult your own tax adviser regarding the consequences under FATCA of an investment in our units.

Information Reporting with Respect to Foreign Financial Assets

        Under Treasury Regulations, U.S. individuals that own "specified foreign financial assets" with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. These information reporting requirements also apply to U.S. corporations, partnerships, and trusts formed or availed of for purposes of holding, directly or indirectly, specified foreign financial assets. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by you. You should consult your own tax adviser regarding the possible implications of these Treasury Regulations for an investment in our units.

Certain Effects of a Transfer of Units

        Our company may allocate items of income, gain, loss, deduction and credit using a monthly convention, whereby any such items recognized in a given month by our company are allocated to our unitholders as of a specified date of such month. Any U.S. withholding taxes applicable to dividends received by the Holding LP (and, in turn, our company) generally will be withheld by our company only when such dividends are paid. Because our company generally intends to distribute amounts received in respect of dividends shortly after receipt of such amounts, it is generally expected that any U.S. withholding taxes withheld by our company on such amounts will correspond to our unitholders who were allocated income and who received the distributions in respect of such amounts. The Holding LP may acquire debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to such monthly convention. Consequently, our unitholders may recognize income in excess of cash distributions received from our company, and any income so included by a unitholder would increase the basis such unitholder has in our units and would offset any gain (or increase the amount of loss) realized by such unitholder on a subsequent disposition of its units. In addition, U.S. withholding taxes generally would be withheld by our company only on the payment of cash in respect of such accrued interest or other income, and, therefore, it is possible that some unitholders would be allocated income which might be distributed to a subsequent unitholder, and such subsequent unitholder would be subject to withholding at the time of distribution. As a result, the subsequent unitholder, and not the unitholder who was allocated income, would be entitled to claim any available credit with respect to such withholding.

        The Holding LP owns and will continue to own certain Holding Entities and operating businesses organized in non-U.S. jurisdictions, and income and gain from such entities and businesses may be subject to withholding and other taxes in such jurisdictions. If any such non-U.S. taxes were imposed on income allocable to a U.S. Holder, and such holder were thereafter to dispose of its units prior to the date distributions were made in respect of such income, under applicable provisions of the U.S. Internal Revenue Code and Treasury Regulations, the unitholder to whom such income was allocated (and not the unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non-U.S. taxes for U.S. federal income tax purposes. Thus a unitholder may be affected either favorably or adversely by the foregoing rules. Complex rules may, depending on a unitholder's particular circumstances, limit the availability or use of foreign tax credits, and you are urged to consult your own tax adviser regarding all aspects of foreign tax credits.

Nominee Reporting

        Persons who hold an interest in our company as a nominee for another person may be required to furnish to us:

  (i)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (ii)
  whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization, or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity;

  (iii)
  the amount and description of units held, acquired, or transferred for the beneficial owner; and

  (iv)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold, or transfer for their own account. A penalty of $250 per failure (as adjusted for inflation), up to a maximum of $3,000,000 per calendar year (as adjusted for inflation), generally is imposed by the U.S. Internal Revenue Code for the failure to report such information to us. The nominee is required to supply the beneficial owner of our units with the information furnished to us.

New Legislation or Administrative or Judicial Action

        The U.S. federal income tax treatment of our unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax-writing committees and other persons involved in the legislative process, the IRS, the Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of our units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for our company to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of our company's income (including changes that recharacterize certain allocations as potentially non-deductible fees), reduce the net amount of distributions available to our unitholders, or otherwise affect the tax considerations of owning our units. Such changes could also affect or cause our company to change the way it conducts its activities and adversely affect the value of our units.

        Our company's organizational documents and agreements permit the BBP General Partner to modify our Limited Partnership Agreement from time to time, without the consent of our unitholders, to elect to treat our company as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

        THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO OUR COMPANY AND UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH UNITHOLDER SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN OUR UNITS.

Canadian Federal Income Tax Considerations

        The following is a summary of the principal Canadian federal income tax consequences under the Tax Act of the receipt, holding and disposition of units in our company generally applicable to a unitholder who receives units in our company pursuant to the spin-off and who, for purposes of the Tax Act and at all relevant times, holds our units as capital property, deals at arm's length with and is not affiliated with our company, the Holding LP, the BBP General Partner and their respective affiliates. Generally, our units will be considered to be capital property to a unitholder, provided that the unitholder does not use or hold our units in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

        This summary is not applicable to (i) a unitholder that is a "financial institution" as defined in the Tax Act for purposes of the "mark-to-market property" rules in the Tax Act, (ii) a unitholder that is a "specified financial institution" as defined in the Tax Act, (iii) a unitholder who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act, (iv) a unitholder an interest in which would be a "tax shelter investment" as defined in the Tax Act or a unitholder who acquires our units as a "tax shelter investment" (and this summary assumes that no such persons hold our units), (v) a unitholder who has, directly or indirectly, a "significant interest" as defined in subsection 34.2(1) of the Tax Act in our company or (vi) a unitholder to whom any affiliate of our company is a "foreign affiliate" for purposes of the Tax Act. Any such unitholders should consult their own tax advisors with respect to an investment in our units.

        This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the Tax Proposals, and the current published administrative and assessing policies and practices of the CRA. This summary assumes that all Tax Proposals will be enacted in the form proposed but no assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action or changes in the CRA's administrative and assessing policies and practices, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those described herein. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect unitholders. Unitholders should consult their own tax advisors in respect of the provincial, territorial or foreign income tax consequences to them of holding and disposing of our units.

        This summary assumes that neither our company nor the Holding LP is a "tax shelter" as defined in the Tax Act or a "tax shelter investment". However, no assurance can be given in this regard.

        This summary also assumes that neither our company nor the Holding LP will be a "SIFT partnership" at any relevant time for purposes of the SIFT Rules on the basis that neither our company nor the Holding LP will be a "Canadian resident partnership" at any relevant time. However, there can be no assurance that the SIFT Rules will not be revised or amended such that the SIFT Rules will apply.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular unitholder, and no representation with respect to the Canadian federal income tax consequences to any particular unitholder is made. Consequently, unitholders are advised to consult their own tax advisors with respect to their particular circumstances. See also "Risk Factors — Risks Related to Taxation."

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our units must be expressed in Canadian Dollars including any distributions, adjusted cost base and proceeds of disposition. For purposes of the Tax Act, amounts denominated in a currency other than the Canadian Dollar generally must be converted into Canadian Dollars using the rate of exchange quoted by the Bank of Canada at noon on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Canadian Resident Limited Partners

        The following portion of the summary is generally applicable to a unitholder who, for purposes of the Tax Act and at all relevant times, is resident or deemed to be resident in Canada, or a Canadian Limited Partner.

Spin-Off

        Canadian Limited Partners who receive units of our company under the spin-off will be considered to have received a taxable dividend equal to the fair market value of our units so received plus the amount of any cash received in lieu of fractional units. The adjusted cost base to a Canadian Limited Partner of our units received upon the spin-off will be equal to the fair market value of our units so received. In computing the adjusted cost base of our units at any time, the adjusted cost base of a Canadian Limited Partner's units will be averaged with the adjusted cost base of all of our other units, if any, held by the Canadian Limited Partner as capital property at the particular time.

        Such dividend received by a Canadian Limited Partner who is an individual will be included in computing the Canadian Limited Partner's income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. The dividend will be eligible for the enhanced gross-up and dividend tax credit as Brookfield Asset Management will designate the dividend as an "eligible dividend". Such dividend received by an individual, or certain trusts, may give rise to alternative minimum tax under the Tax Act, depending on the individual's circumstances.

        Such dividend received by a Canadian Limited Partner that is a corporation will be included in the corporation's income and will generally be deductible in computing its taxable income. Certain corporations, including "private corporations" or "subject corporations" (as such terms are defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act on the dividend to the extent that the dividend is deductible in computing taxable income.

        Subsection 55(2) of the Tax Act (as proposed to be amended by the Tax Proposals released on July 31, 2015) provides that where a corporation receives a dividend and such dividend is deductible in computing the corporation's income and is not subject to Part IV tax or is subject to Part IV tax that is refundable as part of the series of transactions that includes the receipt of the dividend, all or part of the dividend may in certain circumstances be treated as a capital gain from the disposition of a capital property the taxable portion of which must be included in computing the corporation's income for the year in which the dividend was received. Accordingly, corporate Canadian Limited Partners should consult their own tax advisors for specific advice with respect to the potential application of this provision.

        Neither Brookfield nor our company has any obligation to distribute cash to pay any taxes owed by a Canadian Limited Partner as a result of the spin-off and neither Brookfield nor our company has any intention to do so. Accordingly, a Canadian Limited Partner may need to satisfy any Canadian federal income tax liability resulting from the receipt of our units with cash from their own funds or by selling all or a portion of the units received.

Computation of Income or Loss

        Each Canadian Limited Partner is required to include (or, subject to the "at-risk rules" discussed below, entitled to deduct) in computing his or her income for a particular taxation year the Canadian Limited Partner's share of the income (or loss) of our company for its fiscal year ending in, or coincidentally with, the Canadian Limited Partner's taxation year end, whether or not any of that income is distributed to the Canadian Limited Partner in the taxation year and regardless of whether or not our units were held throughout such year.

        Our company will not itself be a taxable entity and is not expected to be required to file an income tax return in Canada. However, the income (or loss) of our company for a fiscal period for purposes of the Tax Act will be computed as if it were a separate person resident in Canada and the partners will be allocated a share of that income (or loss) in accordance with our Limited Partnership Agreement. The income (or loss) of our company will include our company's share of the income (or loss) of the Holding LP for a fiscal year determined in accordance with the Holding LP Limited Partnership Agreement. For this purpose, our company's fiscal year end and that of the Holding LP will be December 31.

        The income for tax purposes of our company for a given fiscal year of our company will be allocated to each Canadian Limited Partner in an amount calculated by multiplying such income by a fraction, the numerator of which is the sum of the distributions received by such Canadian Limited Partner with respect to such fiscal year and the denominator of which is the aggregate amount of the distributions made by our company to all partners with respect to such fiscal year.

        If, with respect to a given fiscal year, no distribution is made by our company to unitholders or our company has a loss for tax purposes, one quarter of the income, or loss, as the case may be, for tax purposes of our company for such fiscal year that is allocable to unitholders, will be allocated to Canadian Limited Partners who are partners of record at the end of each calendar quarter ending in such fiscal year in the proportion that the number of our units held at each such date by a Canadian Limited Partner is of the total number of our units that are issued and outstanding at each such date.

        The income of our company as determined for purposes of the Tax Act may differ from its income as determined for accounting purposes and may not be matched by cash distributions. In addition, for purposes of the Tax Act, all income (or losses) of our company and the Holding LP must be calculated in Canadian currency. Where our company (or the Holding LP) holds investments denominated in U.S. Dollars or other foreign currencies, gains and losses may be realized by our company or the Holding LP as a consequence of fluctuations in the relative values of the Canadian and foreign currencies.

        In computing the income (or loss) of our company, deductions may be claimed in respect of reasonable administrative costs, interest and other expenses incurred by our company for the purpose of earning income, subject to the relevant provisions of the Tax Act. Our company may also deduct from its income for the year a portion of the reasonable expenses, if any, incurred by our company to issue our units. The portion of such issue expenses deductible by our company in a taxation year is 20% of such issue expenses, pro-rated where our company's taxation year is less than 365 days.

        In general, a Canadian Limited Partner's share of any income (or loss) from our company from a particular source will be treated as if it were income (or loss) of the Canadian Limited Partner from that source, and any provisions of the Tax Act applicable to that type of income (or loss) will apply to the Canadian Limited Partner. Our company will hold managing general partnership units of the Holding LP. In computing our company's income (or loss) under the Tax Act, the Holding LP will itself be deemed to be a separate person resident in Canada which computes its income (or loss) and allocates to its partners their respective share of such income (or loss). Accordingly, the source and character of amounts included in (or deducted from) the income of Canadian Limited Partners on account of income (or loss) earned by the Holding LP generally will be determined by reference to the source and character of such amounts when earned by the Holding LP.

        The characterization by the CRA of gains realized by our company or the Holding LP on the disposition of assets as either capital gains or income gains will depend largely on factual considerations, and no conclusions are expressed herein.

        A Canadian Limited Partner's share of taxable dividends received or considered to be received by our company in a fiscal year from a corporation resident in Canada will be treated as a dividend received by the Canadian Limited Partner and will be subject to the normal rules in the Tax Act applicable to such dividends, including the enhanced gross-up and dividend tax credit for "eligible dividends" as defined in the Tax Act when the dividend received by the Holding LP is designated as an "eligible dividend".

        Foreign taxes paid by our company or the Holding LP and taxes withheld at source on amounts paid or credited to our company or the Holding LP (other than for the account of a particular partner) will be allocated pursuant to the governing partnership agreement. Each Canadian Limited Partner's share of the "business-income tax" and "non-business-income tax" paid to the government of a foreign country for a year will be creditable against its Canadian federal income tax liability to the extent permitted by the detailed foreign tax credit rules contained in the Tax Act. Although the foreign tax credit rules are designed to avoid double taxation, the maximum credit is limited. Because of this, and because of timing differences in recognition of expenses and income and other factors, the foreign tax credit provisions may not provide a full foreign tax credit for the "business-income tax" and "non-business-income tax" paid by our company or the Holding LP to the government of a foreign country. The Tax Act contains anti-avoidance rules to address certain foreign tax credit generator transactions. Under the Foreign Tax Credit Generator Rules, the foreign "business-income tax" or "non-business-income tax" allocated to a Canadian Limited Partner for the purpose of determining such Canadian Limited Partner's foreign tax credit for any taxation year may be limited in certain circumstances, including where a Canadian Limited Partner's share of our company's income under the income tax laws of any country (other than Canada) under whose laws the income of our company is subject to income taxation, or the Relevant Foreign Tax Law, is less than the Canadian Limited Partner's share of such income for purposes of the Tax Act. For this purpose, a Canadian Limited Partner is not considered to have a lesser direct or indirect share of the income of our company or the Holding LP under the Relevant Foreign Tax Law than for the purposes of the Tax Act solely because, among other reasons, of a difference between the Relevant Foreign Tax Law and the Tax Act in the manner of computing the income of our company or the Holding LP or in the manner of allocating the income of our company or the Holding LP because of the admission or withdrawal of a partner. No assurance can be given that the Foreign Tax Credit Generator Rules will not apply to any Canadian Limited

Partner. If the Foreign Tax Credit Generator Rules apply, the allocation to a Canadian Limited Partner of foreign "business-income tax" or "non-business-income tax" paid by our company or the Holding LP, and therefore such Canadian Limited Partner's foreign tax credits, will be limited.

        Our company and the Holding LP will be deemed to be a non-resident person in respect of certain amounts paid or credited or deemed to be paid or credited to them by a person resident or deemed to be resident in Canada, including dividends or interest. Dividends or interest (other than interest not subject to Canadian federal withholding tax) paid or deemed to be paid by a person resident or deemed to be resident in Canada to the Holding LP will be subject to withholding tax under Part XIII of the Tax Act at the rate of 25%. However, the CRA's administrative practice in similar circumstances is to permit the rate of Canadian federal withholding tax applicable to such payments to be computed by looking through the partnership and taking into account the residency of the partners (including partners who are resident in Canada) and any reduced rates of Canadian federal withholding tax that any non-resident partners may be entitled to under an applicable income tax treaty or convention, provided that the residency status and entitlement to the treaty benefits can be established. In determining the rate of Canadian federal withholding tax applicable to amounts paid by the Holding Entities to the Holding LP, the BBP General Partner expects the Holding Entities to look-through the Holding LP and our company to the residency of the partners of our company (including partners who are resident in Canada) and to take into account any reduced rates of Canadian federal withholding tax that non-resident partners may be entitled to under an applicable income tax treaty or convention in order to determine the appropriate amount of Canadian federal withholding tax to withhold from dividends or interest paid to the Holding LP. However, there can be no assurance that the CRA will apply its administrative practice in this context. Under the Treaty, a Canadian resident payer is required in certain circumstances to look-through fiscally transparent partnerships, such as our company and the Holding LP, to the residency and Treaty entitlements of their partners and take into account reduced rates of Canadian federal withholding tax that such partners may be entitled to under the Treaty.

        If our company incurs losses for tax purposes, each Canadian Limited Partner will be entitled to deduct in the computation of income for tax purposes the Canadian Limited Partner's share of any net losses for tax purposes of our company for its fiscal year to the extent that the Canadian Limited Partner's investment is "at-risk" within the meaning of the Tax Act. The Tax Act contains "at-risk rules" which may, in certain circumstances, restrict the deduction of a limited partner's share of any losses of a limited partnership. The BBP General Partner does not anticipate that our company or the Holding LP will incur losses but no assurance can be given in this regard. Accordingly, Canadian Limited Partners should consult their own tax advisors for specific advice with respect to the potential application of the "at-risk rules".

        Section 94.1 of the Tax Act contains rules relating to interests held by a taxpayer in Non-Resident Entities that could, in certain circumstances, cause income to be imputed to Canadian Limited Partners, either directly or by way of allocation of such income imputed to our company or the Holding LP. These rules would apply if it is reasonable to conclude, having regard to all the circumstances, that one of the main reasons for the Canadian Limited Partner, our company or the Holding LP acquiring, holding or having an interest in a Non-Resident Entity is to derive a benefit from "portfolio investments" in certain assets from which the Non-Resident Entity may reasonably be considered to derive its value in such a manner that taxes under the Tax Act on income, profits and gains from such assets for any year are significantly less than they would have been if such income, profits and gains had been earned directly. In determining whether this is the case, section 94.1 of the Tax Act provides that consideration must be given to, among other factors, the extent to which the income, profits and gains for any fiscal period are distributed in that or the immediately following fiscal period. No assurance can be given that section 94.1 of the Tax Act will not apply to a Canadian Limited Partner, our company or the Holding LP. If these rules apply to a Canadian Limited Partner, our company or the Holding LP, income, determined by reference to a prescribed rate of interest plus two percent applied to the "designated cost" as defined in the Tax Act, of the interest in the Non-Resident Entity, will be imputed directly to the Canadian Limited Partners or to our company or the Holding LP and allocated to the Canadian Limited Partner in accordance with the rules in section 94.1 of the Tax Act. The rules in section 94.1 of the Tax Act are complex and Canadian Limited Partners should consult their own tax advisors regarding the application of these rules to them in their particular circumstances.

        Certain of the subsidiaries that are corporations and that are not and are not deemed to be resident in Canada for purposes of the Tax Act in which the Holding LP directly holds an equity interest are expected to be CFAs of the Holding LP. Dividends paid to the Holding LP by a CFA of the Holding LP will be included in computing the income of the Holding LP. To the extent that any CFA or Indirect CFA of the Holding LP earns income that is characterized as FAPI, in a particular taxation year of the CFA or Indirect CFA, the FAPI allocable to the Holding LP under the rules in the Tax Act must be included in computing the income of the Holding LP for Canadian federal income tax purposes for the fiscal period of the Holding LP in which the taxation year of that CFA or Indirect CFA ends, whether or not the Holding LP actually receives a distribution of that FAPI. Our company will include its share of such FAPI of the Holding LP in computing its income for Canadian federal income tax purposes and Canadian Limited Partners will be required to include their proportionate share of such FAPI allocated from our company in computing their income for Canadian federal income tax purposes. As a result, Canadian Limited Partners may be required to include amounts in their income even though they have not and may not receive an actual cash distribution of such amounts. If an amount of FAPI is included in computing the income of the Holding LP for Canadian federal income tax purposes, an amount may be deductible in respect of the "foreign accrual tax" applicable to the FAPI. Any amount of FAPI included in income net of the amount of any deduction in respect of "foreign accrual tax" will increase the adjusted cost base to the Holding LP of its shares of the particular CFA in respect of which the FAPI was included. At such time as the Holding LP receives a dividend of this type of income that was previously included in the Holding LP's income as FAPI, such dividend will effectively not be included in computing the income of the Holding LP and there will be a corresponding reduction in the adjusted cost base to the Holding LP of the particular CFA shares.

        Under the Foreign Tax Credit Generator Rules, the "foreign accrual tax" applicable to a particular amount of FAPI included in the Holding LP's income in respect of a particular "foreign affiliate" of the Holding LP may be limited in certain specified circumstances, including where the direct or indirect share of the income of the Holding LP of any member of the Holding LP (which is deemed for this purpose to include a Canadian Limited Partner) that is a person resident in Canada or a "foreign affiliate" of such a person is, under a Relevant Foreign Tax Law, less than such member's share of such income for purposes of the Tax Act. No assurance can be given that the Foreign Tax Credit Generator Rules will not apply to the Holding LP. For this purpose, a Canadian Limited Partner is not considered to have a lesser direct or indirect share of the income of the Holding LP under the Relevant Foreign Tax Law than for the purposes of the Tax Act solely because, among other reasons, of a difference between the Relevant Foreign Tax Law and the Tax Act in the manner of computing the income of the Holding LP or in the manner of allocating the income of the Holding LP because of the admission or withdrawal of partner. If the Foreign Tax Credit Generator Rules apply, the "foreign accrual tax" applicable to a particular amount of FAPI included in the Holding LP's income in respect of a particular "foreign affiliate" of the Holding LP will be limited.

Disposition of Our Units

        The disposition by a Canadian Limited Partner of units of our company will result in the realization of a capital gain (or capital loss) by such Canadian Limited Partner in the amount, if any, by which the proceeds of disposition of the units, less any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such units. Subject to the general rules on averaging cost base, the adjusted cost base of a Canadian Limited Partner's units of our company will be equal to: (i) the actual cost of the units (excluding any portion thereof financed with limited recourse indebtedness) whether acquired pursuant to the spin-off or otherwise; plus (ii) the share of the income of our company allocated to the Canadian Limited Partner for fiscal years of our company ending before the relevant time; less (iii) the aggregate of the share of losses of our company allocated to the Canadian Limited Partner (other than losses which cannot be deducted because they exceed the Canadian Limited Partner's "at-risk" amount) for fiscal years of our company ending before the relevant time; and less (iv) the Canadian Limited Partner's distributions received from our company before the relevant time.

        Where a Canadian Limited Partner disposes of all of its units of our company, such person will no longer be a partner of our company. If, however, a Canadian Limited Partner is entitled to receive a distribution from our company after the disposition of all such units, then the Canadian Limited Partner will be deemed to dispose of such units at the later of: (i) the end of the fiscal year of our company during which the disposition occurred; and

(ii) the date of the last distribution made by our company to which the Canadian Limited Partner was entitled. The share of the income (or loss) of our company for tax purposes for a particular fiscal year which is allocated to a Canadian Limited Partner who has ceased to be a partner will generally be added (or deducted) in the computation of the adjusted cost base of the Canadian Limited Partner's units in our company immediately prior to the time of the disposition.

        A Canadian Limited Partner will generally realize a deemed capital gain if, and to the extent that, the adjusted cost base of the Canadian Limited Partner's units of our company is negative at the end of any fiscal year of our company. In such a case, the adjusted cost base of the Canadian Limited Partner's units of our company will be nil at the beginning of the next fiscal year of our company.

        These rules are complex and Canadian Limited Partners should consult their own tax advisors for advice with respect to the specific tax consequences to them of disposing of units of our company.

Capital Gains and Capital Losses

        In general, one-half of a capital gain realized by a Canadian Limited Partner must be included in computing such Canadian Limited Partner's income as a taxable capital gain. One-half of a capital loss is deducted as an allowable capital loss against taxable capital gains realized in the year and any remainder may be deducted against taxable capital gains in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act.

        Special rules in the Tax Act may apply to disallow the one-half treatment on all or a portion of a capital gain realized on a disposition of our units to a tax-exempt person or a non-resident person. Canadian Limited Partners contemplating such a disposition should consult their own tax advisors in this regard.

        A Canadian Limited Partner that is throughout the relevant taxation year a "Canadian-controlled private corporation" as defined in the Tax Act may be liable to pay an additional refundable tax on its "aggregate investment income", as defined in the Tax Act, for the year, which is defined to include taxable capital gains.

Alternative Minimum Tax

        Canadian Limited Partners that are individuals or trusts may be subject to the alternative minimum tax rules. Such Canadian Limited Partners should consult their own tax advisors.

Eligibility for Investment

        Provided that our units are listed on a "designated stock exchange" (which currently includes the NYSE and the TSX), our units, if issued on the date hereof, would be "qualified investments" under the Tax Act for a trust governed by a RRSP, deferred profit sharing plan, RRIF, registered education saving plan, registered disability saving plan and a TFSA.

        Notwithstanding the foregoing, a holder of a TFSA or an annuitant under an RRSP or RRIF, as the case may be, may be subject to a penalty tax if the units held in the TFSA, RRSP or RRIF are "prohibited investments" for the TFSA, RRSP or RRIF, as the case may be. Our units will not be a "prohibited investment" for a trust governed by a RRSP, RRIF or TFSA, provided that the holder of the TFSA or the annuitant under the RRSP or RRIF, as the case may be, deals at arm's length with our company for purposes of the Tax Act and does not have a "significant interest", for purposes of the prohibited investment rules, in our company. Canadian Limited Partners who will hold our units in a TFSA, RRSP or RRIF should consult with their own tax advisors regarding the application of the foregoing prohibited investment rules having regard to their particular circumstances.

Taxation of Non-Canadian Limited Partners

        The following portion of the summary is generally applicable to a unitholder who, for purposes of the Tax Act and at all relevant times, is not, and is not deemed to be resident in Canada and who does not use or hold and is not deemed to use or hold our units in connection with a business carried on in Canada, or a Non-Canadian Limited Partner.

        The following portion of the summary assumes that (i) our units are not and will not, at any relevant time, constitute "taxable Canadian property" of any Non-Canadian Limited Partner, and (ii) our company and the Holding LP will not dispose of property that is "taxable Canadian property". "Taxable Canadian property" includes, but is not limited to, property that is used or held in a business carried on in Canada and shares of corporations that are not listed on a "designated stock exchange" if more than 50% of the fair market value of the shares is derived from certain Canadian properties in the 60-month period immediately preceding the particular time. In general, our units will not constitute "taxable Canadian property" of any Non-Canadian Limited Partner at the time of disposition or deemed disposition, unless (a) at any time in the 60-month period immediately preceding the disposition or deemed disposition, more than 50% of the fair market value of our units was derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves "taxable Canadian property"), from one or any combination of: (i) real or immovable property situated in Canada; (ii) "Canadian resource property"; (iii) "timber resource property"; and (iv) options in respect of, or interests in, or for civil law rights in, such property, whether or not such property exists, or (b) our units are otherwise deemed to be "taxable Canadian property". Since our company's assets will consist principally of units of the Holding LP, our units would generally be "taxable Canadian property" at a particular time if the units of the Holding LP held by our company, derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves "taxable Canadian property"), more than 50% of their fair market value from properties described in (i) to (iv) above, at any time in the 60-month period preceding the particular time. The BBP General Partner does not expect our units to be "taxable Canadian property" at any relevant time and does not expect our company or the Holding LP to dispose of "taxable Canadian property". However, no assurance can be given in these regards.

        The following portion of the summary also assumes that neither our company nor the Holding LP will be considered to carry on business in Canada. The BBP General Partner intends to organize and conduct the affairs of each of these entities, to the extent possible, so that neither of these entities should be considered to carry on business in Canada for purposes of the Tax Act. However, no assurance can be given in this regard. If either of these entities carry on business in Canada, the tax implications to our company or the Holding LP and to Non-Canadian Limited Partners may be materially and adversely different than as set out herein.

        Special rules, which are not discussed in this summary, may apply to a Non-Canadian Limited Partner that is an insurer carrying on business in Canada and elsewhere.

Spin-Off

        Non-Canadian Limited Partners who receive our units under the spin-off will be considered to have received a taxable dividend in an amount equal to the fair market value of the gross amount of our units so received plus the amount of any cash received in lieu of fractional units. The dividend will be subject to Canadian federal withholding tax under Part XIII of the Tax Act at the rate of 25% of the amount of the dividend, subject to reduction under the terms of an applicable income tax treaty or convention. To satisfy this withholding tax liability, Brookfield Asset Management will withhold a portion of our units otherwise distributable and will withhold a portion of any cash distribution in lieu of fractional units otherwise distributable the aggregate value of which will be equal to the Canadian federal withholding taxes applicable to the taxable dividend. Subject to receipt of any applicable regulatory approval, Brookfield Asset Management will purchase withheld units at a price equal to the fair market value of our units based on the five day volume-weighted average of the trading price of our units following closing of the spin-off and will remit the proceeds of this sale together with the amount of any cash withheld from any cash distribution in lieu of fractional units in satisfaction of the Canadian federal withholding tax liability. Where the rate at which tax is withheld with respect to a Non-Canadian Limited Partner's taxable dividend exceeds the rate that is applicable after giving effect to the terms of any relevant income tax treaty or convention, a refund or credit may be claimed by the Non-Canadian Limited Partner. The adjusted cost base to a Non-Canadian Limited Partner of the units received upon the spin-off will be equal to the fair market value of the units so received. In computing the adjusted cost base of our units at any time, the adjusted cost base of a Non-Canadian Limited Partner's units will be averaged with the adjusted cost base of all of our other units, if any, held by the Non-Canadian Limited Partner as capital property at the particular time.

Taxation of Income or Loss

        A Non-Canadian Limited Partner will not be subject to Canadian federal income tax under Part I of the Tax Act on its share of income from a business carried on by our company (or the Holding LP) outside Canada or the non-business income earned by our company (or the Holding LP) from sources in Canada. However, a Non-Canadian Limited Partner may be subject to Canadian federal withholding tax under Part XIII of the Tax Act, as described below.

        Our company and the Holding LP will be deemed to be a non-resident person in respect of certain amounts paid or credited or deemed to be paid or credited to them by a person resident or deemed to be resident in Canada, including dividends or interest. Dividends or interest (other than interest not subject to Canadian federal withholding tax) paid or deemed to be paid by a person resident or deemed to be resident in Canada to the Holding LP will be subject to withholding tax under Part XIII of the Tax Act at the rate of 25%. However, the CRA's administrative practice in similar circumstances is to permit the rate of Canadian federal withholding tax applicable to such payments to be computed by looking through the partnership and taking into account the residency of the partners (including partners who are resident in Canada) and any reduced rates of Canadian federal withholding tax that any non-resident partners may be entitled to under an applicable income tax treaty or convention, provided that the residency status and entitlement to the treaty benefits can be established. In determining the rate of Canadian federal withholding tax applicable to amounts paid by the Holding Entities to the Holding LP, the BBP General Partner expects the Holding Entities to look-through the Holding LP and our company to the residency of the partners of our company (including partners who are resident in Canada) and to take into account any reduced rates of Canadian federal withholding tax that Non-Canadian Limited Partners may be entitled to under an applicable income tax treaty or convention in order to determine the appropriate amount of Canadian federal withholding tax to withhold from dividends or interest paid to the Holding LP. However, there can be no assurance that the CRA will apply its administrative practice in this context. Under the Treaty, a Canadian resident payer is required in certain circumstances to look-through fiscally transparent partnerships, such as our company and the Holding LP, to the residency and Treaty entitlements of their partners and take into account the reduced rates of Canadian federal withholding tax that such partners may be entitled to under the Treaty.

Bermuda Tax Considerations

        In Bermuda there are no taxes on profits, income or dividends, nor is there any capital gains tax, estate duty or death duty. Profits can be accumulated and it is not obligatory to pay dividends. As "exempted undertakings", exempted partnerships and overseas partnerships are entitled to apply for (and will ordinarily receive) an assurance pursuant to the Exempted Undertakings Tax Protection Act 1966 that, in the event that legislation introducing taxes computed on profits or income, or computed on any capital asset, gain or appreciation, is enacted, such taxes shall not be applicable to our company or any of its operations until March 31, 2015. Such an assurance may include the assurance that any tax in the nature of estate duty or inheritance tax shall not be applicable to the units, debentures or other obligations of our company.

        Exempted partnerships and overseas partnerships fall within the definition of "international businesses" for the purposes of the Stamp Duties (International Businesses Relief) Act 1990, which means that instruments executed by or in relation to an exempted partnership or an overseas partnership are exempt from stamp duties (such duties were formerly applicable under the Stamp Duties Act 1976). Thus, stamp duties are not payable upon, for example, an instrument which effects the transfer or assignment of a unit in an exempted partnership or an overseas partnership, or the sale or mortgage of partnership assets; nor are they payable upon the partnership capital.

 LEGAL MATTERS

        Our U.S. and Canadian legal counsel is Torys LLP, 1114 Avenue of the Americas, 23rd Floor, New York, New York 10036. Our Bermuda legal counsel is Appleby, Canon's Court, 22 Victoria Street, P.O. Box HM 1179, Hamilton, Bermuda.

EXPERTS

        CST Trust Company in Toronto, Ontario will be appointed to act as transfer agent and registrar and American Stock Transfer & Trust Company, LLC in New York, New York will be appointed to act as co-transfer agent and co-registrar for the purpose of registering our limited partnership interests and transfers of our limited partnership interests as provided in our Limited Partnership Agreement. CST Trust Company in Toronto, Ontario will be appointed to act as paying agent for distributions for our company.

        The BBP General Partner has retained Deloitte LLP to be the independent auditor of our company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any other applicable legislation or regulation.

        The combined carve-out financial statements of Brookfield Business Partners L.P. included in this prospectus have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing in this Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 22 Adelaide Street West, Toronto, Ontario, M5H 0A9.

        The financial statement of Brookfield Business Partners L.P. included in this prospectus has been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing in this Registration Statement. Such financial statement has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 22 Adelaide Street West, Toronto, Ontario, M5H 0A9.

        The audited historical financial statements of GrafTech International Ltd. included in this prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to our company's amendment to the revolving credit agreement and new senior secured delayed draw term loan as described in Note 18 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers LLP are located at 200 Public Square, 18th Floor, Cleveland, Ohio 44114.

        The statements of Revenue and Direct Operating Expenses of Properties Acquired by Ember Resources Inc. from Encana Corporation for each of the two years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers LLP are located at 111-5th Avenue SW, Suite 3100, Calgary, Alberta T2P 5L3.

        McDaniel, Ember's independent reserves evaluator and the independent reserves evaluator in respect of the Clearwater Acquisition, in each case as required under NI 51-101, as a group, beneficially own, directly or indirectly, less than 1% of our units.

        GLJ, Insignia's independent reserves evaluator, as required under NI 51-101, as a group, beneficially own, directly or indirectly, less than 1% of our units.

        RISC, Quadrant's independent reserves evaluator, as required under NI 51-101, as a group, beneficially own, directly or indirectly, less than 1% of our units.

 INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

        To the knowledge of our company, no current or former director, officer or employee of our company, nor any associate or affiliate of any of them, is or was indebted to our company at any time since its formation.

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Corporate Cease Trade Orders or Bankruptcies

        To the knowledge of our company, within the past 10 years, none of the current or proposed directors or executive officers of the BBP General Partner or the Service Providers have: (i) served as a director, chief executive officer or chief financial officer of any company that was subject to a "cease trade" or similar order, or an order denying the relevant company access to any exemption under securities legislation, which remained in effect for more than 30 consecutive days, and that was issued: (a) while the current or proposed nominee was acting as director, chief executive officer or chief financial officer; or (b) after the current or proposed nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while the current or proposed nominee was a director, chief executive officer or chief financial officer; (ii) served as a director or executive officer of any company that, while the current or proposed nominee was acting in that capacity, or within a year after the current or proposed nominee ceased to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold our company's assets; or (iii) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Penalties or Sanctions

        To the knowledge of our company, no current or proposed director or executive officer of the BBP General Partner or the Service Providers, nor any personal holding company thereof owned or controlled by them: (i) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

        To the knowledge of our company, within the past ten years, no current or proposed director or executive officer of the BBP General Partner or the Service Providers, nor any personal holding company thereof owned or controlled by them, has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, has become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets or the assets of his or her holding company.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

        Except as disclosed in this prospectus, no proposed director or senior officer of the BBP General Partner or the Service Providers or other insider of our company, nor any associate or affiliate of the foregoing persons, has any existing or potential material conflict of interest with our company, the Holding LP or any of its subsidiaries or interest in any material transaction involving our company, the Holding LP or any of its subsidiaries.

PRIOR SALES

        On January 18, 2016, our company issued 36 limited partnership units to Brookfield Private Equity Group Holdings LP and 4 general partnership units to BBP General Partner in connection with our formation for $900 and $100, respectively.

 MATERIAL CONTRACTS

        The following are the only material contracts, other than the contracts entered into in the ordinary course of business, which have been entered into by us since our formation or which are proposed to be entered into by us:

  1.
  Master Services Agreement, to be dated the date of the spin-off, by and among Brookfield Asset Management, the Service Recipients and the Service Providers described under the heading "Management and Our Master Services Agreement — Our Master Services Agreement";

  2.
  Relationship Agreement, to be dated the date of the spin-off, by and among Brookfield Asset Management, our company, the Holding LP, the Holding Entities and the Service Providers described under the heading "Relationship with Brookfield — Relationship Agreement";

  3.
  Registration Rights Agreement, to be dated the date of the spin-off, between our company and Brookfield Asset Management described under the heading "Relationship with Brookfield — Registration Rights Agreement";

  4.
  Credit Agreement, to be dated prior to the date of the spin-off, between our company and Brookfield Asset Management described under the heading "Relationship with Brookfield — Credit Facilities";

  5.
  Amended and Restated Limited Partnership Agreement of our company, to be dated prior to the date of the spin-off, described under the heading "Description of Our Units and Our Limited Partnership Agreement";

  6.
  Amended and Restated Limited Partnership Agreement of Holding LP, to be dated prior to the date of the spin-off, described under the heading "Description of the Holding LP Limited Partnership Agreement";

  7.
  Voting Agreement, to be dated the date of the spin-off, by and among Brookfield Asset Management, Brookfield CanGP Limited, Brookfield Canadian GP LP and CanHoldco described under the heading "Relationship with Brookfield — Voting Agreements"; and

  8.
  Trade-mark Sub-license Agreement, to be dated the date of the spin-off, by and among Brookfield Asset Management Holdings Ltd., our company and Holding LP, described under the heading "Business — Intellectual Property".

COSTS OF SPIN-OFF

        We estimate that the costs in connection with the separation will be as set forth below. All of these costs will be paid by Brookfield Asset Management.

Items	Amount ($)
U.S. Securities and Exchange Commission registration fee	52,868
Listing fees	283,145
Printing costs	300,000
Legal fees and costs	3,800,000
Transfer agent and related fees	39,500
Accounting fees and costs	1,300,000
Miscellaneous costs	100,000

TOTAL	5,875,513

 CANADIAN SECURITIES LAW EXEMPTIONS

        Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, or MI 61-101, provides a number of circumstances in which a transaction between an issuer and a related party may be subject to valuation and minority approval requirements. An exemption from such requirements is available when the fair market value of the transaction is not more than 25% of the market capitalization of the issuer. Our company has applied for exemptive relief from the requirements of MI 61-101 that, subject to certain conditions, would permit it to be exempt from the minority approval and valuation requirements for transactions that would have a value of less than 25% of our company's market capitalization if Brookfield's indirect equity interest in our company, through its ownership of Redemption-Exchange Units, were included in the calculation of our company's market capitalization. As a result, the 25% threshold above which the minority approval and valuation requirements would apply would be increased to include the indirect interest in our company held by Brookfield through its ownership of the Redemption-Exchange Units of the Holding LP. See "Relationship with Brookfield — Conflicts of Interest and Fiduciary Duties".

        Although our company will become a reporting issuer in Canada, we expect it will be a "SEC foreign issuer" and exempt from certain Canadian securities laws relating to continuous disclosure obligations and proxy solicitation if our company complies with certain reporting requirements applicable in the United States, provided that the relevant documents filed with the SEC are filed in Canada and sent to our company's unitholders in Canada to the extent and in the manner and within the time required by applicable U.S. requirements. Therefore, there may be less publicly available information in Canada about us than is regularly published by or about other reporting issuers in Canada. Our company has undertaken to the provincial and territorial securities regulatory authorities in Canada that to the extent that it complies with the disclosure regime applicable to "foreign private issuers" under U.S. securities law:

  •
  our company will only rely on the exemption in Part 4 of National Instrument 71-102 — Continuous Disclosure and Other Exemptions Relating to Foreign Issuers;

  •
  our company will not rely on any exemption from the disclosure regime applicable to foreign private issuers under U.S. securities laws;

  •
  our company will file its financial statements pursuant to Part 4 of National Instrument 51-102 — Continuous Disclosure Obligations, or NI 51-102, except that our company does not have to comply with the conditions in section 4.2 of NI 51-102 if it files such financial statements on or before the date that it is required to file its prospectus with the SEC;

  •
  our company will file an interim financial report as set out in Part 4 of NI 51-102 and the management's discussion and analysis as set out in Part 5 of NI 51-102 for each period commencing on the first day of the financial year and ending nine, six or three months before the end of the financial year;

  •
  our company will file a material change report as set out in Part 7 of NI 51-102 in respect of any material change in the affairs of our company that is not reported or filed by our company on SEC Form 6-K; and

  •
  our company will include in any prospectus filed by our company financial statements or other information about any acquisition that would have been or would be a significant acquisition for the purposes of Part 8 of NI 51-102 that our company has completed, or has progressed to a state where a reasonable person would believe that the likelihood of our company completing the acquisition is high if the inclusion of the financial statements is necessary for the prospectus to contain full, true and plain disclosure of all material facts relating to the securities being distributed. The requirement to include financial statements or other information will be satisfied by including or incorporating by reference: (a) the financial statements or other information as set out in Part 8 of NI 51-102, or (b) satisfactory alternative financial statements or other information, unless at least nine months of the operations of the acquired business or related businesses are incorporated into our company's current annual financial statements included or incorporated by reference in the prospectus.

 ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        Our company is organized under the laws of Bermuda. A substantial portion of our company's assets are located outside of Canada and the United States and certain of our directors, as well as certain of the experts named in this prospectus, are residents of jurisdictions outside of Canada and the United States. We have expressly submitted to the jurisdiction of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Canada or the United States upon those directors and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against us or our directors or experts since a substantial portion of our assets are located outside of Canada and the United States.

        We have been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be enforceable in Bermuda against us or our directors and experts depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over us or our directors and experts, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would give a judgment based on such a judgment as long as: (1) the court had proper jurisdiction over the parties subject to the judgment; (2) the court did not contravene the rules of natural justice of Bermuda; (3) the judgment was not obtained by fraud; (4) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (6) there is due compliance with the correct procedures under the laws of Bermuda.

        In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they are likely to be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and experts in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the U.S. Securities Act with respect to our units. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our units, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included copies of these documents as exhibits to our registration statement.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities laws in the United States that are applicable to U.S. issuers, including:

  •
  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material non-public information under Regulation FD.

        As long as we are subject to the reporting requirements of the Exchange Act, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC may be less extensive and less timely compared to that required to be filed with the SEC by U.S. issuers.

        For further information about us and our units, you may inspect a copy of the registration statement, of the exhibits and schedules to the registration statement or of any reports, statements or other information we file with the SEC without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549, United States. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, United States, upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC. Our filings with the SEC are available through the electronic data gathering, analysis and retrieval (EDGAR) system of the SEC.

 INDEX TO FINANCIAL STATEMENTS

Page
Combined carve-out financial statements of Brookfield Business Partners L.P. as of December 31, 2015 and December 31, 2014 and for each of the years in the three years ended December 31, 2015	F-2
Balance sheet of Brookfield Business Partners L.P. as of March 31, 2016	F-61
Consolidated financial statements of GrafTech International Ltd. as of December 31, 2014 and December 31, 2013 and for each of the years in the three years ended December 31, 2014	F-65
Consolidated financial statements of GrafTech International Ltd. as of June 30, 2015 and December 31, 2014 and for the three and six months ended June 30, 2015 and June 30, 2014	F-113
Statements of Revenues and Direct Operating Expenses of Properties Acquired by Ember Resources Inc.	F-144

 COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.

As of December 31, 2015 and December 31, 2014 and for each of the years in the three years ended December 31, 2015

 INDEX TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR
BROOKFIELD BUSINESS PARTNERS L.P.

Audited Combined Carve-Out Financial Statements of Brookfield Business Partners L.P.

Report of the Independent Registered Public Accounting Firm	F-4
Combined Carve-Out Statements of Financial Position	F-5
Combined Carve-Out Statements of Operating Results	F-6
Combined Carve-Out Statements of Comprehensive Income	F-7
Combined Carve-Out Statements of Changes in Equity	F-8
Combined Carve-Out Statements of Cash Flow	F-9
Notes to the Combined Carve-Out Financial Statements	F-10
Supplementary Information on Oil and Gas (Unaudited)	F-148

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Brookfield Asset Management Inc.
Toronto, Canada

        We have audited the accompanying combined carve-out statements of financial position of Brookfield Business Partners L.P. (the "Company") as of December 31, 2015 and 2014, and the related combined carve-out statements of operating results, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the Canadian generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not requred to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined carve-out financial statements present fairly, in all material respects, the financial position of Brookfield Business Partners L.P. as of December 31, 2015 and 2014 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

April 26, 2016
Toronto, Canada

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION

(US$ MILLIONS)	Notes	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents		$354	$163
Financial assets	5	388	317
Accounts receivable, net	6	1,568	973
Inventory, net	8	442	102
Other assets	7	283	76

Current assets		3,035	1,631
Financial assets	5	21	276
Accounts receivable, net	6	67	65
Other assets	7	23	24
Property, plant and equipment	11	2,364	1,075
Deferred income tax assets	17	64	111
Intangible assets	12	445	149
Equity accounted investments	10	492	192
Goodwill	13	1,124	882

Total assets	24	$7,635	$4,405

Liabilities and equity in net assets
Liabilities
Accounts payable and other	14	$1,984	$1,141
Borrowings	16	511	475

Current liabilities		2,495	1,616
Accounts payable and other	14	391	288
Borrowings	16	1,563	333
Deferred income tax liabilities	17	102	33

Total liabilities		4,551	2,270

Equity in net assets
Equity in net assets attributable to parent company		1,787	1,500
Non-controlling interests	9	1,297	635

Total equity in net assets		3,084	2,135

Total liabilities and equity in net assets		$7,635	$4,405

The accompanying notes are an integral part of the combined carve-out financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF OPERATING RESULTS

		Year Ended December 31,
(US$ MILLIONS)	Notes	2015	2014	2013
Revenues	24	$6,753	$4,622	$4,884
Direct operating costs	8, 18	(6,132)	(4,099)	(4,440)
General and administrative expenses	24	(224)	(179)	(199)
Depreciation and amortization expense	24	(257)	(147)	(125)
Interest expense	24	(65)	(28)	(27)
Equity accounted income, net	10	4	26	26
Impairment expense, net	5, 11, 13	(95)	(45)	(4)
Gain on acquisitions and dispositions	3	269	—	101
Other income (expenses), net		70	13	(4)

Income before income tax		323	163	212
Income tax (expense) recovery	17
Current		(49)	(27)	(43)
Deferred		(5)	9	45

Net income		$269	$145	$214

Attributable to:
Parent company		$208	$93	$184
Non-controlling interests		$61	$52	$30

The accompanying notes are an integral part of the combined carve-out financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

		Year Ended December 31,
(US$ MILLIONS)	Notes	2015	2014	2013
Net income		$269	$145	$214

Other comprehensive (loss) income:
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation		$(309)	$(124)	$(161)
Available-for-sale securities		(98)	(48)	(1)
Net investment hedges		23	(1)	3
Equity accounted investment	10	85	—	—
Taxes on the above items	17	(9)	2	—

		(308)	(171)	(159)

Items that will not be reclassified subsequently to profit or loss:
Revaluation of pension obligations	26	(1)	—	—

Total other comprehensive (loss) income		(309)	(171)	(159)

Comprehensive (loss) income		$(40)	$(26)	$55

Attributable to:
Parent company		$45	$(15)	$36
Non-controlling interests		$(85)	$(11)	$19

The accompanying notes are an integral part of the combined carve-out financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF CHANGES IN EQUITY

(US$ MILLIONS)	Equity in net assets attributable to parent company	Accumulated other comprehensive income — Currency translation	Accumulated other comprehensive income — Available for sale	Accumulated other comprehensive income — Other(1)	Non-controlling interests	Total equity in net assets
Balance as of January 1, 2013	$1,436	$55	—	$10	$328	$1,829
Net income (loss)	184	—	—	—	30	214
Other comprehensive income (loss)	—	(149)	—	1	(11)	(159)
Contributions	240	—	—	—	214	454
(Distributions)	(102)	—	—	—	(26)	(128)
Net increase (decrease) in parent company investment	(11)	(2)	—	(11)	45	21

Balance as of December 31, 2013	$1,747	$(96)	$—	$—	$580	$2,231

Net income (loss)	93	—	—	—	52	145
Other comprehensive income (loss)	—	(97)	(12)	—	(62)	(171)
Contributions	77	—	—	—	158	235
(Distributions)	(117)	—	—	—	(103)	(220)
Net increase (decrease) in parent company investment	(95)	—	—	—	10	(85)

Balance as of December 31, 2014	$1,705	$(193)	$(12)	$—	$635	$2,135

Net income (loss)	208	—	—	—	61	269
Other comprehensive income (loss)	—	(176)	(23)	36	(146)	(309)
Contributions	566	—	—	—	858	1,424
(Distributions)	(404)	—	—	—	(253)	(657)
Net increase (decrease) in parent company investment	72	11	—	(3)	142	222

Balance as of December 31, 2015	$2,147	$(358)	$(35)	$33	$1,297	$3,084

(1)
Accumulated other comprehensive income — Other mainly consists of hedging activities.

The accompanying notes are an integral part of the combined carve-out financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF CASH FLOW

		For the Year Ended December 31,
(US$ MILLIONS)	Notes	2015	2014	2013
Operating Activities
Net income		$269	$145	$214
Adjusted for the following items:
Equity accounted income		(4)	(26)	(26)
Impairment expense, net	5, 11, 13	95	45	4
Depreciation and amortization expense		257	147	125
Gain on acquisitions	3	(269)	—	(101)
Provisions and other items		(81)	(7)	25
Deferred income tax expense (recovery)	17	5	(9)	(45)
Changes in non-cash working capital, net	25	60	32	(7)

Cash from operating activities		332	327	189

Financing Activities
Proceeds from borrowings		1,618	298	185
Repayment of borrowings		(549)	(155)	(127)
Capital provided by parent company and non-controlling interests		1,615	159	433
Distributions to parent company and non-controlling interests		(713)	(300)	(143)

Cash from financing activities		1,971	2	348

Investing Activities
Acquisitions
Subsidiaries, net of cash acquired		(1,476)	(21)	15
Equity accounted investments		(365)	(3)	(39)
Property, plant and equipment		(130)	(189)	(279)
Intangible assets		(9)	(9)	(5)
Financial assets		(202)	(210)	(239)
Dispositions and distributions
Equity accounted investments		47	33	16
Property, plant and equipment		58	23	5
Financial assets		—	16	—
Net settlement on foreign exchange hedging		2	—	—
Restricted cash and deposits		(19)	6	(32)

Cash used by investing activities		(2,094)	(354)	(558)

Cash
Change during the year		209	(25)	(21)
Impact of foreign exchange on cash		(18)	(7)	(5)
Balance, beginning of year		163	195	221

Balance, end of year		$354	$163	$195

Supplemental cash flow information is presented in Note 25

The accompanying notes are an integral part of the combined carve-out financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 1.    ORGANIZATION AND DESCRIPTION OF THE BUSINESS

        The combined carve-out financial statements of Brookfield Business Partners L.P., or our company, presented herein reflect the Combined Carve-Out Statements of financial position, operating results, comprehensive income, changes in equity and cash flows of entities contributed by Brookfield Asset Management Inc., or Brookfield, which we also refer to as the parent company, to our company. As part of the spin-off, it is anticipated that the parent company will contribute operating businesses in exchange for Redemption-Exchange Units, general partnership units and limited partnership units of our company. These combined carve-out financial statements have been prepared as if our company was in existence for all periods presented.

        It is anticipated that upon completion of the spin-off, Brookfield will distribute limited partnership units in the form of a pro rata dividend to its shareholders, after which Brookfield is expected to own approximately 78% of our company.

        The parent company's registered head office is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario, M5J 2T3. Our company's registered office will be located at 73 Front Street, 5th Floor, Hamilton, Bermuda, HM 12.

        The combined carve-out financial statements were approved by the Board of Directors of the parent company and authorized for issue on April 26, 2016.

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES

(a)
Basis of presentation

        These combined carve-out financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board, or IASB using the historical books and records of Brookfield. The assets and liabilities in the combined carve-out financial statements have been presented on a historical cost basis, as immediately prior to the spin-off all of the assets and liabilities presented are controlled by Brookfield and are being transferred to our company at carrying value. The financial statements represent a carve-out of the assets, liabilities, revenues, expenses, and cash flows of the business that will be contributed to our company. All intercompany balances, transactions, revenues and expenses within our company have been eliminated.

        The principal operating subsidiaries of our company generally maintain their own independent management and infrastructure. However, certain resources for oversight of operations and associated overhead are incurred at Brookfield. These corporate costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated on a pro-rata basis.

        Management believes the assumptions underlying the combined carve-out financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by our company during the periods presented. However, due to the inherent limitations of carving out the assets, liabilities, operations and cash flows from larger entities, these combined carve-out financial statements may not necessarily reflect our company's financial position, results of operations and cash flow for future periods, nor do they necessarily reflect the financial position, results of operations and cash flow that would have been realized had our company been a stand-alone entity during the periods presented.

        The financial statements present the equity in the net assets attributable to the parent company rather than shareholders' equity. Non-controlling interests in the net assets and results of the subsidiaries within our company are shown separately in equity in the Combined Carve-Out Statement of Financial Position. Our company is a flow-through entity for income tax purposes and as such is not subject to tax. Income taxes are recognized for the amount of taxes payable by our company's corporate subsidiaries and for the impact of deferred income tax assets and liabilities related to such subsidiaries.

        All figures are presented in millions of U.S. dollars unless otherwise noted.

(b)
Interests in other entities

(i)
Subsidiaries

        These Combined Carve-Out Financial Statements include the accounts of our company and subsidiaries over which our company has control. Subsidiaries are consolidated from the date of acquisition, being the date on which our company obtains control, and continue to be consolidated until the date when control is lost. Our company (investor) controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Together, our company and its subsidiaries are referred to as Brookfield Business Partners L.P. in these Combined Carve-Out Financial Statements.

        Non-controlling interests may be initially measured either at fair value or at the non-controlling interests' proportionate share of the fair value of the acquiree's identifiable net assets. The choice of measurement basis is made on an acquisition by acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests' share of subsequent changes in company capital in addition to changes in ownership interests. Total comprehensive income (loss) is attributed to non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        All intercompany balances, transactions, revenues and expenses are eliminated in full.

(ii)
Associates and joint ventures

        Associates are entities over which our company exercises significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but without control or joint control over those policies. Joint ventures are joint arrangements whereby the parties that have joint control of the arrangement have the rights to the net assets of the joint arrangement. Joint control is the contractually agreed sharing of control over an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control. Our company accounts for associates and joint ventures using the equity method of accounting within equity accounted investments on the Combined Carve-Out Statement of Financial Position.

        Interests in associates and joint ventures accounted for using the equity method are initially recognized at cost. At the time of initial recognition, if the cost of the associate or joint venture is lower than the proportionate share of the investment's underlying fair value, our company records a gain on the difference between the cost and the underlying fair value of the investment in net income. If the cost of the associate or joint venture is greater than our company's proportionate share of the underlying fair value, goodwill relating to the associate or joint venture is included in the carrying amount of the investment.

        Subsequent to initial recognition, the carrying value of our company's interest in an associate or joint venture is adjusted for our company's share of comprehensive income and distributions of the investee. Profit and losses resulting from transactions with an associate or joint venture are recognized in the combined carve-out financial statements based on the interests of unrelated investors in the investee. The carrying value of associates or joint ventures is assessed for impairment at each reporting date. Impairment losses on equity accounted investments may be subsequently reversed in net income. Further information on the impairment of long-lived assets is available in Note 2(j).

(c)
Foreign currency translation

        The U.S dollar is the functional and presentation currency of our company. Each of our company's subsidiaries and equity accounted investments determines its own functional currency and items included in the financial statements of each subsidiary and equity accounted investment are measured using that functional currency.

        Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at average rates during the period. Gains or losses on translation are included as a component of equity.

        On disposal of a foreign operation resulting in the loss of control, the component of other comprehensive income due to accumulated foreign currency translation relating to that foreign operation is reclassified to net income. Gains or losses on foreign currency denominated balances and transactions that are designated as hedges of net investments in these operations are reported in the same manner. On partial disposal of a foreign operation in which control is retained, the proportionate share of the component of other comprehensive income or loss relating to that foreign operation is reclassified to non-controlling interests in that foreign operation.

        Foreign currency denominated monetary assets and liabilities are translated using the rate of exchange prevailing at the reporting date and non-monetary assets and liabilities are measured at historic cost and are translated at the rate of exchange at the transaction date. Revenues and expenses are measured at average rates during the period. Gains or losses on translation of these items are included in net income or loss. Gains and losses on transactions which hedge these items are also included in net income or loss.

(d)
Business combinations

        Business acquisitions, in which control is acquired, are accounted for using the acquisition method, other than those between and among entities under common control. The consideration of each acquisition is measured at the aggregate of the fair values at the acquisition date of assets transferred by the acquirer, liabilities incurred or assumed, and equity instruments issued by our company in exchange for control of the acquiree. Acquisition related costs are recognized in the Combined Carve-Out Statements of Operating Results as incurred and included in other income (expenses), net.

        Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in fair values are adjusted against the cost of the acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as liabilities will be recognized in the Combined Carve-Out Statements of Operating Results, whereas changes in the fair values of contingent consideration classified within equity are not subsequently re-measured.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Where a business combination is achieved in stages, our company's previously held interests in the acquired entity are remeasured to fair value at the acquisition date, that is, the date our company attains control and the resulting gain or loss, if any, is recognized in the Combined Carve-Out Statements of Operating Results. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to the Combined Carve-Out Statements of Operating Results, where such treatment would be appropriate if that interest were disposed of.

        If the initial accounting for a business combination is incomplete by the end of the reporting period in which the acquisition occurs, our company reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date.

        The measurement period is the period from the date of acquisition to the date our company obtains complete information about facts and circumstances that existed as of the acquisition date. The measurement period is subject to a maximum of one year subsequent to the acquisition date.

        If, after reassessment, our company's interest in the fair value of the acquiree's identifiable net assets exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer's previously held equity interest in the acquiree if any, the excess is recognized immediately in income as a bargain purchase gain.

        Contingent liabilities acquired in a business combination are initially measured at fair value at the date of acquisition. At the end of subsequent reporting periods, such contingent liabilities are measured at the higher of the amount that would be recognized in accordance with IAS 37, Provisions, Contingent Liabilities and Contingent Assets, or IAS 37, and the amount initially recognized less cumulative amortization recognized in accordance with IAS 18, Revenue, or IAS 18.

(e)
Cash and cash equivalents

        Cash and cash equivalents include cash on hand and short-term investments with original maturities of three months or less.

(f)
Accounts receivable

        Trade receivables, with the exception of certain receivables related to our company's mining operations, are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less any allowance for uncollectable amounts.

        Trade receivables related to our company's mining operations are recognized at fair value.

(g)
Inventories

        Inventories are valued at the lower of cost and net realizable value. Cost is determined using specific identification where possible and practicable or using the first-in, first-out or weighted average method. Costs include direct and indirect expenditures incurred in bringing the inventory to its existing condition and location. Net realizable value represents the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

(h)
Related party transactions

        In the normal course of operations, our company enters into various transactions on market terms with related parties, which have been measured at their exchange value and are recognized in the combined carve-out financial statements. Related party transactions are further described in Note 21. Our company's subsidiaries with significant non-controlling interests are described in Note 9 and its equity accounted investments are described in Note 10.

(i)
Property, plant and equipment, or PP&E

        Items of PP&E are measured at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of assets include the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use, and the cost of dismantling and removing the items and restoring the site on which they are located.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Depreciation of an asset commences when it is available for use. PP&E are depreciated on a straight line basis over the estimated useful lives of each component of the assets as follows:

Buildings	Up to 50 years
Leasehold improvements	Up to 40 years but not exceeding the term of the lease
Machinery and equipment	Up to 20 years
Oil and gas related equipment	Up to 10 years

        Depreciation on PP&E is calculated on a straight-line basis so as to write-off the net cost of each asset over its expected useful life to its estimated residual value. Leasehold improvements are depreciated over the period of the lease or estimated useful life, whichever is the shorter, using the straight-line method. The estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period, with the effect of any changes recognized on a prospective basis.

        With respect to our oil and natural gas assets, pre-license costs are costs incurred before the legal rights to explore a specific area have been obtained and are expensed in the period in which they are incurred. Once the legal right to explore has been acquired, costs directly associated with an exploration well are initially capitalized as exploration and evaluation, or E&E, costs. Such E&E costs may include costs of license acquisition, technical services and studies, seismic acquisition, exploration drilling and testing. E&E costs are not depleted and are carried forward until technical feasibility and commercial viability has been determined. All such carried costs are subject to technical, commercial and management review at each reporting period and where indicators of impairment exist, such costs are charged to E&E expense.

        Upon determination that proved and/or probable reserves exist and the technology exists to extract the resource economically, E&E assets attributable to those reserves are first tested for impairment and then reclassified to oil and gas properties within PP&E. The net carrying value of oil and gas properties is depleted using the unit-of-production method based on estimated proved plus probable oil and natural gas reserves. Future development costs, which are the estimated costs necessary to bring those reserves into production, are included in the depletable base. For purposes of this calculation, oil and natural gas reserves are converted to a common unit of measurement on the basis of their relative energy content where six thousand cubic feet of natural gas equates to one barrel of oil.

        With respect to our mining assets, exploration costs relating to properties are charged to earnings in the year in which they are incurred. When it is determined that a mining property can be economically developed as a result of reserve potential and subsequent exploration, expenditures are capitalized. Determination as to reserve potential is based on the results of studies, which indicate whether production from a property is economically feasible. Upon commencement of commercial production of a development project these costs are amortized using the unit-of-production method over the proven and probable reserves.

        As part of its operations, the Company incurs stripping costs both during the development phase and production phase of its operations. Stripping costs incurred as part of development stage mining activities incurred by the Company are deferred and capitalized as part of mining properties. Stripping costs incurred during the production stage are incurred in order to produce inventory or to improve access to ore which will be mined in the future. Where the costs are incurred to produce inventory, the production stripping costs are accounted for as a cost of producing those inventories. Where the costs are incurred to improve access to ore which will be mined in the future, the costs are deferred and capitalized as a stripping activity asset (included in mining interest) if the following criteria are met: improved access to the ore body is probable; the component of the ore body can be accurately identified; and the costs relating to the stripping activity associated with the component can be reliably measured. If these criteria are not met the costs are expensed in the period in which they are incurred. The stripping activity asset is subsequently depleted using the units-of-production depletion method over the life of the identified component of the ore body to which access has been approved as a result of the stripping activity.

(j)
Asset impairment

        At each reporting date our company assesses whether for assets, other than those measured at fair value with changes in values recorded in net income, there is any indication that such assets are impaired. This assessment includes a review of internal and external factors which includes, but is not limited to, changes in the technological, political, economic or legal environment in which the entity operates in, structural changes in the industry, changes in the level of demand, physical damage and obsolescence due to technological changes. An impairment is recognized if the recoverable amount, determined as the higher of the estimated fair value less costs of disposal or the discounted future cash flows generated from use and eventual disposal from an asset or cash generating unit is less than their carrying value. The projections of future cash flows take into account the relevant operating plans and management's best estimate of the most probable set of conditions anticipated to prevail. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the lesser of the revised estimate of recoverable amount and the carrying amount that would have been recorded had no impairment loss been recognized previously.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)
Intangible assets

        Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at their fair value at the acquisition date. Our company's intangible assets are comprised primarily of computer software, trademarks, distribution networks, patents, product development, customer relationships and technology and know-how costs.

        Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets acquired separately. Intangible assets are amortized on a straight line basis over the following periods:

Computer software	Up to 10 years
Customer relationships	Up to 30 years
Patents, trademarks and proprietary technology	Up to 40 years
Product development costs	Up to 5 years
Distribution networks	Up to 25 years

        Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

(l)
Goodwill

        Goodwill represents the excess of the price paid for the acquisition of an entity over the fair value of the net tangible and intangible assets and liabilities acquired. Goodwill is allocated to the cash generating unit or units to which it relates. Our company identifies cash generating units as identifiable groups of assets that are largely independent of the cash inflows from other assets or groups of assets.

        Goodwill is evaluated for impairment at the end of each reporting period. Impairment is determined for goodwill by assessing if the carrying value of a cash generating unit, including the allocated goodwill, exceeds its recoverable amount determined as the greater of the estimated fair value less costs of disposal or the value in use. Impairment losses recognized in respect of a cash generating unit are first allocated to the carrying value of goodwill and any excess is allocated to the carrying amount of assets in the cash generating unit. Any goodwill impairment is charged to profit or loss in the period in which the impairment is identified. Impairment losses on goodwill are not subsequently reversed.

        On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the gain or loss on disposal of the operation.

(m)
Revenue recognition

        Revenue is recognized to the extent that it is probable that the economic benefits will flow to our company and the revenue and costs incurred or to be incurred can be reliably measured. Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of estimated customer returns, trade allowances, rebates and other similar allowances.

        Our company recognizes revenue when the specific criteria have been met for each of our company's activities as described below. Cash received by our company from customers is recorded as deferred revenue until revenue recognition criteria are met.

(i)
Construction Services

        Revenues from construction contracts are recognized using the percentage-of-completion method once the outcome of the construction contract can be estimated reliably, in proportion to the stage of completion of the contract, and to the extent to which collectability is reasonably assured. The stage of completion is measured by reference to actual costs incurred as a percentage of estimated total costs of each contract. When the outcome cannot be reliably determined, contract costs are expensed as incurred and revenue is only recorded to the extent that the costs are determined to be recoverable. Where it is probable that a loss will arise from a construction contract, the excess of total expected costs over total expected revenue is recognized as an expense immediately. Other service revenues are recognized when the services are provided.

(ii)
Other Business Services

        The fees and related costs for providing real estate, facilities management, logistics or other services are recognized over the period in which the services are provided.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Our company also has revenues from home sales, home referral fees and other service fees:

  –
  Cost-plus home sale contracts: Cost-plus fee contracts primarily relate to contractual agreements where our company bears no risk of loss with respect to costs incurred. Under the terms of these contracts, our company is also generally protected against losses from changes in real estate market conditions. Revenues and related costs associated with the purchase and resale of residences are recognized on a net basis over the period in which services are provided.

  –
  Fixed fee home sale contracts: Our company earns a fixed fee based upon a percentage of the acquisition cost of the residential property. This fee revenue is recognized when the home is acquired as substantially all services have been performed at this time. At the same time, all closing costs and any expected loss on sale of the applicable property are accrued. The revenues and expenses related to these contracts are recorded on a gross basis.

  –
  Home referral fees: These are earned primarily from real estate brokers associated with home sale transactions. The referral fee is recognized upon the binding agreement date of a real estate transaction or when the property is sold.

  –
  The fees and related costs related to providing real estate, facilities management, logistics or other services are recognized over the period in which the services are provided.

(iii)
Other Industrial Operations

        Revenue from our industrial operations primarily consists of revenues from the sale of goods and rendering of services. Sales are recognized when the product is shipped, title passes and collectability is reasonably assured. Services revenues are recognized when the services are provided.

        Revenue from mining business are made under provisional pricing arrangements. Revenue from the sale of palladium and by-product metals is provisionally recognized based on quoted market prices upon the delivery of concentrate to the smelter or designated shipping point, which is when title transfers and significant rights and obligations of ownership pass. The business' smelter contract provides for final prices to be determined by quoted market prices in a period subsequent to the date of concentrate delivery. The period between provisional invoicing and final pricing, or settlement period, is typically between 30 and 150 days. These provisional sales contain an embedded derivative instrument which represents the forward contract for which the provisional sale is subsequently adjusted and is required to be separated from the host contract. Accordingly, the fair value of the final sales price adjustment is re-estimated by reference to forward market prices at each period end and changes in fair value are recognized as an adjustment to revenue. As a result, the accounts receivable amounts related to this business is recorded at fair value.

(iv)
Energy

        Revenue from sale of oil and gas is recognized when title of the product passes to an external party, based on volumes delivered and contractual delivery points and prices. Revenue for the production in which our company has an interest with other producers is recognized based on our company's working interest. Revenue is measured net of royalties to reflect the deduction for other parties' proportionate share of the revenue.

(v)
Investments in Financial Assets

        Dividend and interest income from other financial assets are recorded within revenues when declared or on an accrual basis using the effective interest method.

        Revenue from loans and notes receivable, less a provision for uncollectible amounts, is recorded on the accrual basis using the effective interest method.

(n)
Contract work in progress

        The gross amount due from customers for contract work for all contracts in progress for which costs incurred plus recognized profits (less recognized losses) exceed progress billings, is generally presented as an asset. Progress billings not yet paid by customers and retentions are included within the trade and other receivables balance. The gross amounts due to customers for contract work for all contracts in progress for which progress billings exceed costs incurred plus recognized profits (less recognized losses) is generally presented as a liability.

        Construction work in progress on construction contracts is stated at cost plus profit recognized to date calculated in accordance with the percentage of completion method, including retentions payable and receivable, less a provision for foreseeable losses and progress payments received to date.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

(o)
Financial instruments and hedge accounting

        The following summarizes our company's classification and measurement of financial assets and liabilities:

	Classification	Measurement	Statement of Financial Position Account
Financial assets
Cash and cash equivalents	Loans and receivables	Amortized cost	Cash and cash equivalents
Accounts receivable	Loans and receivables FVTPL(1)	Amortized cost Fair value	Accounts receivable, net
Financial assets
Restricted cash and deposits	Loans and receivables	Amortized cost	Financial assets
Equity securities designated as available-for-sale ("AFS")	AFS	Fair value	Financial assets
Derivative assets	FVTPL(1)	Fair value	Financial assets
Other financial assets	Loans and receivables/ Available-for-sale	Amortized cost/ Fair value	Financial assets
Financial liabilities
Borrowings	Other liabilities	Amortized cost	Borrowings
Accounts payable and other	Other liabilities	Amortized cost	Accounts payable and other
Derivative liabilities	FVTPL(1)	Fair value	Accounts payable and other

(1)
Fair value through profit or loss, or FVTPL, except for derivatives in a hedging relationship.

        Our company maintains a portfolio of marketable securities comprised of liquid equity and debt securities. The marketable securities are recognized on their trade date and are classified as available-for-sale. They are subsequently measured at fair value at each reporting date with the change in fair value recorded in other comprehensive income. When a decline in the fair value of an available-for-sale financial asset has been recognized in other comprehensive income and there is objective evidence that the asset is impaired, the cumulative loss that had been recognized in other comprehensive income is reclassified from equity to profit or loss as a reclassification adjustment.

        Our company selectively utilizes derivative financial instruments primarily to manage financial risks, including commodity price risk and foreign exchange risks. Derivative financial instruments are recorded at fair value. Hedge accounting is applied when the derivative is designated as a hedge of a specific exposure and there is assurance that it will continue to be highly effective as a hedge based on an expectation of offsetting cash flows or fair value. Hedge accounting is discontinued prospectively when the derivative no longer qualifies as a hedge or the hedging relationship is terminated. Once discontinued, the cumulative change in fair value of a derivative that was previously recorded in other comprehensive income by the application of hedge accounting is recognized in profit or loss over the remaining term of the original hedging relationship as amounts related to the hedged item are recognized in profit or loss. The assets or liabilities relating to unrealized mark-to-market gains and losses on derivative financial instruments are recorded in financial assets and financial liabilities, respectively.

(i)
Items classified as hedges

        Realized and unrealized gains and losses on foreign exchange contracts, designated as hedges of currency risks relating to a net investment in a subsidiary with a functional currency other than the U.S. dollar are included in equity and are included in net income in the period in which the subsidiary is disposed of or to the extent partially disposed and control is not retained. Derivative financial instruments that are designated as hedges to offset corresponding changes in the fair value of assets and liabilities and cash flows are measured at estimated fair value with changes in fair value recorded in profit or loss or as a component of equity, as applicable.

        Unrealized gains and losses on interest rate contracts designated as hedges of future variable interest payments are included in equity as a cash flow hedge when the interest rate risk relates to an anticipated variable interest payment. The periodic exchanges of payments on interest rate swap contracts designated as hedges of debt are recorded on an accrual basis as an adjustment to interest expense. The periodic exchanges of payments on interest rate contracts designated as hedges of future interest payments are amortized into profit or loss over the term of the corresponding interest payments.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

(ii)
Items not classified as hedges

        Derivative financial instruments that are not designated as hedges are carried at estimated fair value, and gains and losses arising from changes in fair value are recognized in net income in the period the changes occur. Realized and unrealized gains on other derivatives not designated as hedges are recorded in other income (expenses), net.

        Other financial assets are classified as loans and receivables or available-for-sale securities based on their nature and use within our company's business and are recorded initially at fair value. Other financial assets classified as available-for-sale are subsequently measured at fair value at each reporting date with the change in fair value recorded in other comprehensive income. Other financial assets classified as loans and receivables are subsequently measured at amortized cost using the effective interest method, less any impairment. Assets classified as loans and receivables are impaired when there exists objective evidence that the financial asset is impaired.

(p)
Fair value measurement

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, our company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

        Fair value measurement is disaggregated into three hierarchical levels: Level 1, 2 or 3. Fair value hierarchical levels are directly based on the degree to which the inputs to the fair value measurement are observable. The levels are as follows:

        Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

        Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the asset's or liability's anticipated life.

        Level 3 – Inputs are unobservable and reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs in determining the estimate.

        Further information on fair value measurements is available in Note 4.

(q)
Income taxes

        Income tax expense represents the sum of the tax accrued in the period and deferred income tax. The separate returns method was used to determine taxes for these combined carve-out financial statements.

(i)
Current income tax

        Current income tax assets and liabilities are measured at the amount expected to be paid to tax authorities, net of recoveries based on the tax rates and laws enacted or substantively enacted at the reporting date.

(ii)
Deferred income tax

        Deferred income tax liabilities are provided for using the liability method on temporary differences between the tax bases used in the computation of taxable income and carrying amounts of assets and liabilities in the combined carve-out financial statements. Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that deductions, tax credits and tax losses can be utilized. Such deferred income tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the taxable income nor the accounting income, other than in a business combination. The carrying amount of deferred income tax assets are reviewed at each reporting date and reduced to the extent it is no longer probable that the income tax asset will be recovered.

        Deferred income tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and equity accounted investments, and interests in joint ventures, except where our company is able to control the reversal of the temporary difference and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred income tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable income against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred income tax liabilities and assets reflect the tax consequences that would follow from the manner in which our company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

        Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority within a single taxable entity or our company intends to settle its current tax assets and liabilities on a net basis in the case where there exist different taxable entities in the same taxation authority and when there is a legally enforceable right to set off current tax assets against current tax liabilities.

(r)
Provisions

        Provisions are recognized when our company has a present obligation either legal or constructive as a result of a past event, it is probable that our company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

        The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the obligation, its carrying amount is the present value of those cash flows.

        When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

(i)
Provisions for defects

        Provisions made for defects are based on a standard percentage charge of the aggregate contract value of completed construction projects and represents a provision for potential latent defects that generally manifest over a period of time following practical completion.

        Claims against our company are also recorded as part of provisions for defects when it is probable that our company will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

(ii)
Decommissioning liability

        Certain of our company's subsidiaries are engaged in oil and gas and mining activities. For these businesses, there are typically decommissioning liabilities related to the requirement to remediate the property where operations are conducted.

        Our company recognizes a decommissioning liability in the period in which it has a present legal or constructive liability and a reasonable estimate of the amount can be made. Liabilities are measured based on current requirements, technology and price levels and the present value is calculated using amounts discounted over the useful economic lives of the assets. Amounts are discounted using a rate that reflects the risks specific to the liability. On a periodic basis, management reviews these estimates and changes if any will be applied prospectively. The fair value of the estimated decommissioning liability is recorded as a long term liability, with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depleted on a unit-of-production basis over the life of the proved plus probable reserves. The liability amount is increased in each reporting period due to the passage of time, and the amount of accretion is charged to finance expense in the period. Periodic revisions to the estimated timing of cash flows, to the original estimated undiscounted cost and to changes in the discount rate can also result in an increase or decrease to the decommissioning liability. Actual costs incurred upon settlement of the obligation are recorded against the decommissioning liability to the extent of the liability recorded.

(s)
Pensions and other post-employment benefits

        Certain of our company's subsidiaries offer post-employment benefits to its employees by way of a defined contribution plan. Payments to defined contribution pension schemes are expensed as they fall due.

        Certain of our company's subsidiaries offer defined benefit plans. Defined benefit pension expense, which includes the current year's service cost, is included in Direct operating costs with the Combined Carve-Out Statement of Operating Results. For each defined benefit plan, we recognize the present value of our defined benefit obligations less the fair value of the plan assets, as a defined benefit asset or liability reported as Other assets or accounts payable and other on our Combined Carve-Out Statement of Financial Position. The company's obligations under its defined benefit pension plans are determined periodically through the preparation of actuarial valuations.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected unit credit method (also known as the projected benefit method pro-rated on service) and management's best estimate of plan investment performance, salary escalation, retirement ages of employees and their expected future longevity.

        For the purposes of calculating the return on plan assets, those assets are valued at fair value.

        Our company recognizes actuarial gains and losses in other comprehensive income (loss) in the period in which those gains and losses occur.

(t)
Assets held for sale

        Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the non-current asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification subject to limited exceptions.

        Non-current assets and disposal groups classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell and are classified as current. Once classified as held for sale, property, plant and equipment and intangible assets, are not depreciated or amortized, respectively.

(u)
Critical accounting judgments and key sources of estimation uncertainty

        The preparation of financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

        The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

        Critical judgments made by management and utilized in the normal course of preparing our company's combined carve-out financial statements are outlined below.

(i)
Business Combinations

        Our company accounts for business combinations using the acquisition method of accounting. The allocation of fair values to assets acquired and liabilities assumed through an acquisition requires numerous estimates that affect the valuation of certain assets and liabilities acquired including discount rates, operating costs, revenue estimates, commodity prices, future capital costs and other factors. The determination of the fair values may remain provisional for up to 12 months from the date of acquisition due to the time required to obtain independent valuations of individual assets and to complete assessments of provisions. When the accounting for a business combination has not been completed as of the reporting date, this is disclosed in the financial statements, including observations on the estimates and judgments made as of the reporting date.

(ii)
Common control transactions

        IFRS 3, Business Combinations, or IFRS 3, does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, our company has developed an accounting policy to account for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. Our company's policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying values in the transferor's financial statements.

(iii)
Indicators of Impairment

        Judgment is applied when determining whether indicators of impairment exist when assessing the carrying values of our company's assets, including: the determination of our company's ability to hold financial assets; the estimation of a cash generating unit's future revenues and direct costs; and the determination of discount rates, and when an asset's carrying value is above the value derived using publicly traded prices which are quoted in a liquid market.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For some of our assets forecasting the recoverability and economic viability of property and equipment requires an estimate of reserves. The process for estimating reserves is complex and requires significant interpretation and judgment. It is affected by economic conditions, production, operating and development activities, and is performed using available geological, geophysical, engineering and economic data.

(iv)
Revenue recognition

        Certain of our company's subsidiaries use the percentage-of-completion method to account for their contract revenue. The stage of completion is measured by reference to actual costs incurred to date as a percentage of estimated total costs for each contract. Significant assumptions are required to estimate the total contract costs and the recoverable variation works that affect the stage of completion and the contract revenue respectively. In making these estimates, management has relied on past experience or where necessary, the work of experts.

(v)
Financial Instruments

        Judgments inherent in accounting policies relating to derivative financial instruments relate to applying the criteria to the assessment of the effectiveness of hedging relationships. Estimates and assumptions used in determining the fair value of financial instruments are: equity and commodity prices; future interest rates; the credit worthiness of our company relative to its counterparties; the credit risk of our company's counterparties; estimated future cash flows; discount rates and volatility utilized in option valuations.

(vi)
Income Taxes

        The determination of future tax rates applicable to subsidiaries and identifying the temporary differences that relate to each subsidiary requires judgment. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply during the period when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the Combined Carve-Out Statement of Financial Position dates.

(vii)
Decommissioning liabilities

        Decommissioning costs will be incurred at the end of the operating life of some of our oil and gas facilities and mining properties. These obligations are typically many years in the future and require judgment to estimate. The estimate of decommissioning costs can vary in response to many factors including changes in relevant legal regulatory, and environmental requirements, the emergence of new restoration techniques or experience at other production sites. Inherent in the calculations of these costs are assumptions and estimates including the ultimate settlement amounts, inflation factors, discount rates, and timing of settlements.

(viii)
Oil and Gas Properties

        The process of estimating our company's proved and probable oil and gas reserves requires significant judgment and estimates. Factors such as the availability of geological and engineering data, reservoir performance data, acquisition and divestment activity, drilling of new wells, development costs and commodity prices all impact the determination of our company's estimates of its oil and gas reserves. Future development costs are based on estimated proved and probable reserves and include estimates for the cost of drilling, completing and tie in of the proved undeveloped and probable additional reserves and may vary based on geography, geology, depth, and complexity. Any changes in these estimates are accounted for on a prospective basis. Oil and natural gas reserves also have a direct impact on the assessment of the recoverability of asset carrying values reported in the financial statements.

(ix)
Other

        Other estimates and assumptions utilized in the preparation of our company's financial statements are: the assessment or determination of net recoverable amounts; depreciation and amortization rates and useful lives; estimation of recoverable amounts of cash-generating units for impairment assessments of goodwill and intangible assets; and ability to utilize tax losses and other tax measurements.

        Other critical judgments include the determination of functional currency.

(v)
Earnings per unit

        Our company's historical capital structure is not indicative of its prospective structure since no direct ownership relationship existed among all the various units comprising our company. Accordingly, historical earnings per unit has not been presented in the Combined Carve-Out Statements of Operating Results.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

(w)
Leases

        Leases are classified as finance leases when the terms of the lease transfer substantially all the risks and rewards incidental to ownership of the leased to the lessee. All other leases are classified as operating leases.

        Assets held under finance leases are initially recognized at their fair value or, if lower, at amounts equal to the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the Combined Carve-Out Statement of Financial Position as a finance lease obligation within accounts payable and other.

        Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income.

        Finance lease assets are amortized on a straight line basis over the estimated useful life of the asset.

(x)
Segments

        Our operating segments are components of the business for which discrete financial information is reviewed regularly by our Chief Operating Decision Maker, or CODM to assess performance and make decisions regarding resource allocation. We have assessed our CODM to be our Chief Executive Officer and Chief Financial Officer. Our operating segments are construction services, other business services, energy and other industrial operations.

(y)
Future Changes in Accounting Policies

(i)
Property, Plant, and Equipment

        IAS 16, Property, Plant, and Equipment, or IAS 16, and IAS 38, Intangible Assets, or IAS 38, were both amended by the IASB as a result of clarifying the appropriate amortization method for intangible assets of service concession arrangements under IFRIC 12, Service Concession Arrangements, or SCAs. The IASB determined that the issue does not only relate to SCAs but all tangible and intangible assets that have finite useful lives. Amendments to IAS 16 prohibit entities from using a revenue-based depreciation method for items of property, plant, and equipment. Similarly, the amendment to IAS 38 introduces a rebuttable presumption that revenue is not an appropriate basis for amortization of an intangible asset, with only limited circumstances where the presumption can be rebutted. Guidance is also introduced to explain that expected future reductions in selling prices could be indicative of a reduction of the future economic benefits embodied in an asset. The amendments apply prospectively and are effective for annual periods beginning on or after January 1, 2016. The amendments to IAS 16 and IAS 38 are not expected to have a material impact on our company's financial statements.

(ii)
Revenue from Contracts with Customers

        IFRS 15, Revenue from Contracts with Customers, or IFRS 15, specifies how and when revenue should be recognized as well as requiring more informative and relevant disclosures. The Standard supersedes IAS 18, Revenue, IAS 11 Construction Contracts and a number of revenue-related interpretations. IFRS 15 applies to nearly all contracts with customers: the main exceptions are leases, financial instruments and insurance contracts. IFRS 15 must be applied for periods beginning on or after January 1, 2018 with early adoption permitted. Our company is currently evaluating the impact of IFRS 15 on its financial statements.

(iii)
Financial Instruments

        In July 2014, the IASB issued the final publication of IFRS 9, Financial Instruments, or IFRS 9, superseding the current IAS 39, Financial Instruments: Recognition and Measurement. This Standard establishes principles for the financial reporting of financial assets and financial liabilities that will present relevant and useful information to users of financial statements for their assessment of the amounts, timing and uncertainty of an entity's future cash flows. This new standard also includes a new general hedge accounting standard which will align hedge accounting more closely with an entity's risk management activities. It does not fully change the types of hedging relationships or the requirement to measure and recognize ineffectiveness, however, it will provide more hedging strategies that are used for risk management to qualify for hedge accounting and introduce more judgment to assess the effectiveness of a hedging relationship. The standard has a mandatorily effective date for annual periods beginning on or after January 1, 2018 with early adoption permitted. Our company is currently evaluating the impact of IFRS 9 on its financial statements.

(iv)
Leases

        IFRS 16, Leases, or IFRS 16 provides a single lessee accounting model, requiring recognition of assets and liabilities for all leases, unless the lease term is shorter than 12 months or the underlying asset has a low value. The Standard supersedes IAS 17, Leases, and its

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 2.    SIGNIFICANT ACCOUNTING POLICIES (Continued)

related interpretative guidance. IFRS 16 must be applied for periods beginning on or after January 1, 2019 with early adoption permitted if IFRS 15 has also been adopted. Our company is currently evaluating the impact of IFRS 16 on its financial statements.

(v)
Income taxes

        In January 2016, the IASB issued certain amendments to IAS 12, Income Taxes, or IAS 12 to clarify the accounting for deferred tax assets for unrealized losses on debt instruments measured at fair value. A deductible temporary difference arises when the carrying amount of the debt instrument measured at fair value is less than the cost for tax purposes, irrespective of whether the debt instrument is held for sale or held to maturity. The recognition of the deferred tax asset that arises from this deductible temporary difference is considered in combination with other deferred taxes applying local tax law restrictions where applicable. In addition, when estimating future taxable profits, consideration can be given to recovering more than the asset's carrying amount where probable. These amendments are effective for periods beginning on or after January 1, 2017 with early application permitted. Our company is currently evaluating the impact of the amendment on its financial statements.

(vi)
Disclosures — Statement of cash flows

        In January 2016, the IASB issued certain amendments under its disclosure initiative to IAS 7, Statement of cash flows, or IAS 7. These amendments require entities to provide additional disclosures that will enable financial statements users to evaluate changes in liabilities arising from financing activities, including changes arising from cash flows and non-cash changes. These amendments are effective for periods beginning on or after January 1, 2017 with early application permitted. Our company is currently evaluating the impact of the amendment on its financial statements.

NOTE 3.    ACQUISITION OF BUSINESSES

        When determining the basis of accounting for the company's investees, the company evaluates the degree of influence that the company exerts directly or through an arrangement over the investees' relevant activities. Control is obtained when our company has power over the acquired entities and an ability to use its power to affect the returns of these entities.

        Our company accounts for business combinations using the acquisition method of accounting, pursuant to which the cost of acquiring a business is allocated to its identifiable tangible and intangible assets and liabilities on the basis of the estimated fair values at the date of acquisition.

(a)
Acquisitions completed in 2015

        The following summarizes the consideration transferred, assets acquired and liabilities assumed at the acquisition date:

US$ MILLIONS	Other Businesses Services	Energy	Other Industrial Operations
Total consideration	$164	$194	$430

US$ MILLIONS	Other Businesses Services(1)	Energy	Other Industrial(1)
Net working capital	$22	$—	$527
Property, plant and equipment (PP&E)	4	806	1,009
Intangible assets	203	—	162
Goodwill	193	—	172
Other long term assets	1	—	8
Acquisition gain	—	(171)	(7)
Net deferred income tax liabilities	(19)	(57)	(39)
Decommissioning liability	—	(97)	(12)
Other long term liabilities	—	—	(110)
Borrowings	—	—	(483)

Net assets acquired before non-controlling interest	404	481	1,227
Non-controlling interest(2)	(240)	(287)	(797)

Net assets acquired	$164	$194	$430

(1)
The fair values of all acquired assets, liabilities and goodwill for these acquisitions have been determined on a preliminary basis.

(2)
Non-controlling interest recognized on business combinations were measured as the proportionate share of fair value of the assets and liabilities on the date of acquisition.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 3.    ACQUISITION OF BUSINESSES (Continued)

Other Business Services

        Prior to February 2015, our company owned 49.9% of a facilities management business which it accounted for using the equity method. In February 2015, our company acquired, in partnership with institutional investors, the remaining 50.1% interest and began consolidating the business. On acquisition, our company had a 40% economic interest and a 100% voting interest in this business, which provides our company with control over the business. Accordingly, we consolidate this business for financial statement purposes. Total consideration for the acquisition was $159 million attributable to parent and acquisition costs of less than $0.1 million were expensed and recorded as other expenses on the Combined Carve-Out Statement of Operating Results.

        Goodwill of $189 million was acquired, which represents benefits our company expects to receive from the integration of the operations. None of the goodwill recognized is deductible for income tax purposes.

        Our company's results from operations for the year ended December 31, 2015 includes revenues of $873 million and approximately $9 million of net income from the acquisition. If the acquisition had been effective January 1, 2015, our company's pro forma revenues would have increased by $100 million and pro forma net income would have been higher by $3 million.

        The following table provides details of the business combinations achieved in stages:

US$ MILLIONS	December 31, 2015
Fair value of investment immediately before acquiring control	$200
Less: Carrying value of investment immediately before acquisition	97
Less: Amounts recognized in OCI(1)	7

Remeasurement gain recorded in net income	$96

(1)
Included in carrying value of the investment immediately before acquisition.

        In November 2015, our company acquired 75% of a technology services business for total consideration of $5 million attributable to parent. Goodwill of $4 million was acquired, which represents benefits our company expects to receive from the integration of the operations.

        Our company's results from operations for the year ended December 31, 2015 does not include a material amount of revenue or net income attributable to the parent from this acquisition. If the acquisition had been effective January 1, 2015, our company's pro forma revenues would have increased by $3 million and there would be no impact on net income attributable to parent.

Energy

        In January 2015, a subsidiary of our company acquired certain oil and gas assets in the Clearwater region of Central Alberta, Canada for total consideration of approximately $194 million attributable to parent. The consideration was financed by issuances of common shares and bank indebtedness of the subsidiary. Acquisition costs of less than $0.3 million were expensed at the acquisition date and recorded as other expenses on the Combined Carve-Out Statement of Operating Results.

        Related to this acquisition, our company reported a gain of $171 million, net of deferred income tax of $57 million for the year ended December 31, 2015. The gain was calculated as the difference between the total acquisition-date fair value of the identifiable net assets acquired and the fair value of the consideration transferred including non-controlling interest. The fair value of the identifiable net assets acquired primarily consisted of reserve value net of decommissioning liability. The reserve value was calculated based on a discounted cash flow methodology taking into account proved and probable reserves based on a third party reserve report. The decommissioning liability includes cost to reclaim abandoned wells and facilities and is based on a credit adjusted rate of 6.5% and an inflation rate of 2%. Prior to recognizing the gain, we assessed whether all assets acquired and liabilities assumed had been correctly identified, the key valuation assumptions and business combination accounting procedures for this acquisition. The sale was part of a series of transactions undertaken by the seller to divest of its coal bed methane assets and other non-core assets in order to focus on its core operations in the production and sale of natural gas, oil and natural gas liquids. The seller approached our company directly, based on our demonstrated ability to operate similar businesses, and found it advantageous to accept our purchase price given certainty of closing the transaction. We believe the non-strategic nature of the divestiture to the seller, coupled with economic trends in the industry and the geographic region in which the assets acquired are located contributed to the seller's decision to negotiate a transaction with our company. Therefore, we concluded that the recognition of a bargain purchase gain was appropriate for this acquisition.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 3.    ACQUISITION OF BUSINESSES (Continued)

        Our company's results from operations for the year ended December 31, 2015 include $156 million of revenue and $30 million of net income attributable to parent from the acquisition. If the acquisition had been effective January 1, 2015, our company's pro forma revenues would have increased by $7 million and net income would have increased by $1 million attributable to parent.

Other Industrial Operations

        On June 1, 2015, our company acquired, in partnership with institutional investors, a 100% interest in a manufacturing business for consideration of $20 million attributable to parent. On acquisition, our company had a 25% economic interest and a 100% voting interest in this business, which provides our company with control over the business. Accordingly, we consolidate this business for financial reporting purposes. Acquisition costs of less than $0.1 million were expensed at the acquisition dates and recorded as other expenses on the Combined Carve-Out Statement of Operating Results.

        Our company reported a gain of $7 million for year ended December 31, 2015 for this acquisition. The gain was calculated as the difference between the total acquisition-date fair value of the identifiable net assets acquired and the fair value of the consideration transferred including non-controlling interest. The gain was primarily attributable to the increase in the fair value of the PP&E acquired as compared to its historical carrying value.

        Our company's results from operations for the year ended December 31, 2015, includes $210 million of revenue and $4 million of net income attributable to parent from the acquisition. If the acquisition had been effective January 1, 2015, the pro forma revenue of our company would have been increased by $168 million for the year ended December 31, 2015 and pro forma net income would have been increased by $11 million attributable to parent for the year ended December 31, 2015.

        In August 2015, our company acquired, in partnership with institutional investors, a 100% interest in a manufacturing business for consideration of $342 million attributable to parent. On acquisition, our company had a 40% economic interest and a 100% voting interest in this business, which provides our company with control over the business. Accordingly, we consolidate this business for financial reporting purposes. Acquisition costs of $23 million were expensed at the acquisition dates and recorded as other expenses in the Combined Carve-Out Statement of Operating Results.

        Goodwill of $172 million was acquired, which represents benefits our company expects to receive from the integration of the operations. None of the goodwill recognized is deductible for income tax purposes. Our company's results from operations for the year ended December 31, 2015 includes $249 million of revenue and $14 million of net loss attributable to parent from the acquisition. If the acquisition had been effective January 1, 2015, the pro forma revenue of our company would have been increased by $438 million for the year ended December 31, 2015 and pro forma net income would have been decreased by $48 million attributable to parent for the year ended December 31, 2015.

        In August 2015, our company acquired, in partnership with institutional investors, a 92% interest in a mining business for total consideration of $68 million attributable to parent. On acquisition, our company had a 25% economic interest and a 100% voting interest in this business, which provides our company with control over the business. Accordingly, we consolidate this business for financial reporting purposes. Prior to the acquisition, our company had a loan investment in this mining business. Upon the settlement of the pre-existing loan investment relationship, our company recorded income of $62 million within other income (expense), net in the Combined Carve-Out Statement of Operating Results. Acquisition costs of less than $0.1 million were expensed at the acquisition dates and recorded as other expenses in the Combined Carve-Out Statement of Operating Results.

        Our company's results from operations for the year ended December 31, 2015 includes $60 million of revenue and $3 million of net loss attributable to parent from the acquisition. If the acquisition had been effective January 1, 2015, the pro forma revenue of our company would have been increased by $92 million for the year ended December 31, 2015 and pro forma net income would have been decreased by $10 million attributable to parent for the year ended December 31, 2015.

(b)
Acquisitions completed in 2014

        The following summarizes the consideration transferred, assets acquired and liabilities assumed at the acquisition date:

(US$ MILLIONS)	Energy — Oil & Gas	Energy — Contract Drilling
Total consideration	$44	$44

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 3.    ACQUISITION OF BUSINESSES (Continued)

(US$ MILLIONS)	Energy — Oil & Gas	Energy — Contract Drilling
Working capital	$—	$11
Property, plant and equipment	72	85
Goodwill	—	35
Deferred income tax liability	—	(13)
Decommissioning liability	(28)	—

Net assets acquired before non-controlling interest	$44	$118
Non-controlling interest(1)	—	(74)

Net assets acquired	$44	$44

(1)
Non-controlling interests recognized on business combinations are measured as the proportionate share of the fair value of the assets and liabilities acquired on the date of acquisition.

Energy — Oil & Gas

        On May 1, 2014, our company, through its interest in a subsidiary, acquired certain oil and gas assets in Central Alberta, Canada for total cash consideration of approximately $44 million. The acquisition was recognized as a business combination in accordance with IFRS 3 and the acquired assets and liabilities constituted a business. The consideration was financed by bank indebtedness of the subsidiary. Acquisition costs of less than $0.3 million were expensed at the acquisition date and recorded as other expenses on the Combined Carve-Out Statement of Operating Results.

        Our company's results from operations for the year ended December 31, 2014, include $19 million of revenue and $3 million of net income attributable to the parent company from the acquisition. If the acquisition had been effective January 1, 2014, the pro forma revenue of our company would have increased by $9 million for the year ended December 31, 2014 and pro forma net income would have increased by $2 million for the year ended December 31, 2014.

Energy — Contract Drilling

        On May 15, 2014, our company, through its interest in a subsidiary, acquired a contract drilling services business pursuant to a plan of arrangement whereby all of the issued and outstanding common shares of the business were exchanged for aggregate consideration of $44 million from the parent comprising of cash and common shares of our company's subsidiary. The transaction resulted in $35 million of goodwill attributable to the price paid for the newly constructed modern drilling rigs fleet complete with a trained and assembled workforce. None of the goodwill recognized is expected to be deductible for income tax purposes. Acquisition costs of less than $1 million were expensed at the acquisition date and recorded as other expenses on the Combined Carve-Out Statement of Operating Results.

        Our company's results from operations for the year ended December 31, 2014, include $35 million of revenue and $4 million of net loss attributable to parent from the acquisition. This net loss includes a $18 million charge for the impairment of goodwill (see note 13). If the acquisition had been effective January 1, 2014, the pro forma revenue of our company would have increased by $20 million for the year ended December 31, 2014 and the pro forma net income would have increased by $1 million for the year ended December 31, 2014.

        The transaction was a related party transaction for our company as Brookfield held an interest in the acquired business prior to this transaction. Transactions with related parties were measured and recorded at the exchange amount which is equivalent to fair value. Fair value is defined as the transaction amount with unrelated parties under similar terms and conditions.

Other

        Our company's subsidiaries acquired assets or shares of other companies in similar businesses. During the year, consideration of $2 million attributable to parent was paid for these other acquisitions. Acquisition costs of less than $0.1 million were expensed at the acquisition dates and recorded as other expenses on the Combined Carve-Out Statement of Operating Results. These acquisitions did not have a material impact on our company's combined financial statements.

        The $2 million of goodwill acquired from these businesses represents benefits our company expects to receive from the acquisitions. None of the goodwill recognized is deductible for income tax purposes.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 3.    ACQUISITION OF BUSINESSES (Continued)

(c)
Acquisitions completed in 2013

        The following summarizes the consideration transferred, assets acquired and liabilities assumed at the acquisition date:

(US$ MILLIONS)	Other Business Services — Logistics Services	Energy — Oil and Gas
Total consideration	$9	$110

(US$ MILLIONS)	Other Business Services — Logistics Services	Energy — Oil and Gas
Working capital	$1	$—
Property, plant and equipment	84	282
Decommissioning liability	—	(82)
Acquisition gain	(21)	—
Borrowings	(28)	—

Net assets acquired before non-controlling interest	$36	$200
Non-controlling interest(1)	(27)	(90)

Net assets acquired	$9	$110

(1)
Non-controlling interests recognized on business combinations are measured as the proportionate share of the fair value of the assets and liabilities acquired on the date of acquisition.

Other Business Services — Logistics Services

        On June 1, 2013, our company acquired 100% of the shares and a shareholder loan of a Canadian logistics business. Total cash consideration of $9 million was exchanged related to the transaction. Acquisition costs of less than $0.1 million were expensed at the acquisition date and recorded as other expenses on the Combined Carve-Out Statement of Operating Results.

        Our company reported an acquisition gain of $21 million related to the increase in fair value of PP&E acquired.

        Our company's results from operations for the year ended December 31, 2013, include $9 million of revenue and $1 million of net loss attributable to the parent company from the acquisition. If the acquisition had been effective January 1, 2013, the pro forma revenue of our company would have increased by $6 million for the year ended December 31, 2013 and the pro forma net loss would have increased by $0.3 million attributable to the parent company for the year ended December 31, 2013.

Energy — Oil and Gas

        On September 30, 2013, our company, through its interest in a subsidiary, acquired certain oil and gas assets in Central Alberta, Canada for total cash consideration of approximately $110 million. The consideration was financed by bank indebtedness and issuance of common shares of the subsidiary. Acquisition costs of approximately $1 million were expensed at the acquisition date and recorded as other expenses on the Combined Carve-Out Statement of Operating Results.

        Our company's results from operations for the year ended December 31, 2013, include $24 million of revenue and $10 million of net income attributable to the parent company from the acquisition. If the acquisition had been effective January 1, 2013, the pro forma revenue of our company would have increased by $73 million for the year ended December 31, 2013 and the pro forma net income would have increased by $31 million attributable to the parent company for the year ended December 31, 2013.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 4.    FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values are determined by reference to quoted bid or ask prices, as appropriate. Where bid and ask prices are unavailable, the closing price of the most recent transaction of that instrument is used. In the absence of an active market, fair values are determined based on prevailing market rates such as bid and ask prices, as appropriate for instruments with similar characteristics and risk profiles or internal or external valuation models, such as option pricing models and discounted cash flow analyses, using observable market inputs.

        Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, our company looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, and price and rate volatilities as applicable. The fair value of interest rate swap contracts which form part of financing arrangements is calculated by way of discounted cash flows using market interest rates and applicable credit spreads.

        Financial instruments classified as fair value through profit or loss are carried at fair value on the Combined Carve-Out Statements of Financial Position and changes in fair values are recognized in profit or loss. Mark-to-market adjustments on hedging items for those in an effective hedging relationship and changes in the fair value of available-for-sale securities are recognized in other comprehensive income.

        The following table provides the allocation of financial instruments and their associated financial instrument classifications as of December 31, 2015:

(US$ MILLIONS)	FVTPL	Available for sale securities	Loans and Receivables/ Other Liabilities	Total
	(Fair Value)	(Fair Value through OCI)	(Amortized Cost)
Financial assets
Cash and cash equivalents	$—	$—	$354	$354
Accounts receivable, net (current and non-current)(1)	37	—	1,598	1,635
Other assets (current and non-current)(2)	—	—	204	204
Financial assets (current and non-current) (a)	35	259	115	409

Total	$72	$259	$2,271	$2,602

Financial liabilities
Borrowings (current and non-current)	$—	—	$2,074	$2,074
Accounts payable and other(3)	2	—	2,109	2,111

Total	$2	—	$4,183	$4,185

(1)
Accounts receivable recognized as fair value related to receivables in the mining business acquired by our company during the period. Refer to Note 3 for further details.

(2)
Excludes prepayments and other assets of $102 million.

(3)
Excludes provisions, decommissioning liabilities and other liabilities of $264 million.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 4.    FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following table provides the allocation of financial instruments and their associated financial instrument classifications as of December 31, 2014:

(US$ MILLIONS)	FVTPL	Available for sale securities	Loans and Receivables/ Other Liabilities	Total
	(Fair Value)	(Fair Value through OCI)	(Amortized Cost)
Financial assets
Cash	$—	—	$163	$163
Accounts receivable, net (current and non-current)	—	—	1,038	1,038
Other assets (current and non-current)(1)	—	—	49	49
Financial assets (current and non-current)	18	220	355	593

Total	$18	$220	$1,605	$1,843

Financial liabilities
Accounts payable and other(2)	$—	—	$1,170	$1,170
Borrowings (current and non-current)	—	—	808	808

Total	—	—	$1,978	$1,978

(1)
Excludes prepayments & other assets of $51 million.

(2)
Excludes provisions and decommissioning liabilities of $259 million.

        The fair value of all financial assets and liabilities as December 31, 2015 and December 31, 2014 were consistent with carrying value.

(a) Hedging Activities

        Our company uses foreign exchange contracts and foreign currency denominated debt instruments to manage its foreign currency exposures arising from net investments in foreign operations. For the year ended December 31, 2015, unrealized pre-tax net gains of $23 million (2014 — net loss of $2 million, 2013 — gain of $3 million) were recorded in other comprehensive income for the effective portion of hedges of net investments in foreign operations. As of December 31, 2015, there was an unrealized derivative asset balance of $19 million relating to derivative contracts designated as net investment hedges (2014 — $1 million).

        Other derivative instruments are measured at fair value, with changes in fair value recognized in the Combined Carve-Out Statement of Operating Results.

Fair Value Hierarchical Levels — Financial Instruments

        Assets and liabilities measured at fair value on a recurring basis include $8 million (2014: $2 million) of financial assets and $nil (2014: $nil) of financial liabilities, which are measured at fair value using valuation inputs based on management's best estimates.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 4.    FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        During the year, a corporate bond investment was reclassified from level 1 to level 2 due to unavailability of publicly quoted price of the corporate bonds. There were no transfers from level 2 to level 3. The following table categorizes financial assets and liabilities, which are carried at fair value, based upon the level of input as of December 31, 2015 and 2014:

	2015			2014
(US$ MILLIONS)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Financial assets
Common shares	$58	—	—	$48	—	—
Corporate bonds	44	157	—	171	—	—
Accounts receivable	—	37	—	—	—	—
Loans and notes receivable	—	—	3	—	—	2
Derivative assets	—	27	5	2	15	—

	$102	$221	$8	$221	$15	$2

Financial liabilities
Derivative liabilities	$—	$2	$—	$—	$—	$—

	$—	$2	$—	$—	$—	$—

        The following table summarizes the valuation techniques and key inputs used in the fair value measurement of Level 2 financial instruments:

(US$ MILLIONS) Type of asset/liability	Carrying value December 31, 2015		Valuation technique(s) and key input(s)
Derivative assets Derivative liabilities	$ $	27 (2)	Fair value of derivative contracts incorporates quoted market prices, or in their absence internal valuation models corroborated with observable market data; and for foreign exchange derivatives, observable forward exchange rates at the end of the reporting period.
Accounts receivable		$37	Accounts receivable represents amounts due from customers for sales of metals concentrate subject to provisional pricing, which was fair valued using forward metal prices and foreign exchange rates applicable for the month of final settlement.
Corporate bonds		$157	Fair value of corporate bonds was determined by obtaining broker quoted prices or executable deal quotes for identical instruments.

        Fair values determined using valuation models (Level 3 financial assets and liabilities) require the use of unobservable inputs, including assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those unobservable inputs, the company uses observable external market inputs such as interest rate yield curves, currency rates, and price and rate volatilities, as applicable, to develop assumptions regarding those unobservable inputs.

        The following table summarizes the valuation techniques and significant unobservable inputs used in the fair value measurement Level 3 financial instruments:

(US$ MILLIONS) Type of asset/liability	Carrying value December 31, 2015	Valuation technique(s)	Significant unobservable input(s)	Relationship of unobservable input(s) to fair value
Loans and notes receivables	$3	Discounted Cash Flows	Cash Flows	Increases (decreases) in future cash flows increase (decrease) fair value
Derivative assets	$5	Black-Scholes model	Volatility	Increases (decreases) in volatility increase (decrease) fair value

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 4.    FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Offsetting of Financial Assets and Liabilities

        Financial assets and liabilities are offset with the net amount reported in the Combined Carve-Out Statements of Financial Position where our company currently has a legally enforceable right to offset and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. As of December 31, 2015, $29 million financial assets (December 31, 2014 — $nil) and $17 million liabilities (December 31, 2014 — $nil) were offset in the Combined Carve-Out Statements of Financial Position related to derivative financial instruments.

NOTE 5.    FINANCIAL ASSETS

(US$ MILLIONS)	2015	2014
Current:
Marketable securities(1)	$259	$219
Restricted cash	97	80
Derivative contracts	27	15
Loans and notes receivable	5	3

Total current	$388	$317

Non-current
Derivative contracts	$5	$2
Loans and notes receivable(2)	16	274

Total non-current	$21	$276

(1)
Our company acquired shares in a bank during the year ended December 31, 2014 and 2015, which were recorded as an available for sale asset with gains and loss recorded in other comprehensive income. The value of this asset has declined significantly in 2015. The company has determined that the decline in the value of the investment is other-than-temporary and has reclassified the losses recorded in other comprehensive income to impairment expense in the Combined Carve-Out Statements of Operating Results. The total impairment expense related to this asset recognized during the year ended December 31, 2015 was $52 million. The remaining carrying value of the company's investment is $28 million based on the market value of the shares.

(2)
During the year ended December 31, 2015, the company acquired two industrial businesses in which it previously held loan investments. As a result of these acquisitions, these loan investments were converted to equity. Please refer to note 3 for further details.

NOTE 6.    ACCOUNTS RECEIVABLE, NET

(US$ MILLIONS)	2015	2014
Current	$1,568	$973
Non-current	67	65

Total	$1,635	$1,038

        The increase in accounts receivable, net from December 31, 2014 is primarily attributable to acquisitions made during the year ended December 31, 2015, which account for $374 million of the movement in accounts receivable, net as of December 31, 2015 as compared to December 31, 2014.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 6.    ACCOUNTS RECEIVABLE, NET (Continued)

        The amount of accounts receivable and other written down for bad debts was as follows:

(US$ MILLIONS)	2015	2014
Allowance for doubtful accounts — beginning	$9	$10
Add: increase in allowance	6	1
Deduct: bad debt write offs	(5)	(2)

Allowance for doubtful accounts — ending	$10	$9

NOTE 7.    OTHER ASSETS

(US$ MILLIONS)	2015	2014
Current:
Work in progress (Note 15)	$204	$49
Prepayments and other assets	67	27
Assets held for sale	12	—

Total current	$283	$76

Non-current:
Prepayments and other assets	$23	$24

Total non-current	$23	$24

        The increase in other assets from December 31, 2014 is primarily attributable to an increase in work in progress in our constructions business which accounted for $135 million of the increase in other assets compared to the balance at December 31, 2014 as well as acquisitions made during the year ended December 31, 2015, which account for $74 million of the movement in other assets as of December 31, 2015 as compared to December 31, 2014.

NOTE 8.    INVENTORY, NET

(US$ MILLIONS)	2015	2014
Current:
Raw materials and consumables	$110	$14
Work in process	180	20
Finished goods(1)	152	68

Carrying amount of inventories	$442	$102

(1)
Finished goods inventory is composed of properties acquired in our real estate services business and finished goods inventory from our industrials business.

        The increase in inventory from December 31, 2014 is primarily attributable to acquisitions made during the year, which account for $334 million of inventory as of December 31, 2015.

        The inventories recognized as cost of sales during the year ended December 31, 2015 amounted to $845 million (2014: $539 million, 2013: $677 million). The amount of inventory written down was as follows:

(US$ MILLIONS)	2015	2014
Inventory obsolescence provision — beginning	$14	$11
Increase (decrease) in provision due to inventory obsolescence	—	3

Inventory obsolescence provision — ending	$14	$14

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 9.    SUBSIDIARIES

        The following tables present the gross assets and liabilities as well as gross amounts of revenue, net income, other comprehensive income and distributions from our company's investments in material non-wholly owned subsidiaries for the year ended December 31, 2015, 2014 and 2013:

	Year Ended December 31, 2015
	Total
								Profit/ (loss) allocated to NCI
(US$ MILLIONS)	Current assets	Non- current assets	Current liabilities	Non- current liabilities	Revenue	Profit/ (loss)	OCI		Distributions to NCI	Equity NCI
Other business services	$274	$420	$232	$213	$917	$126	$(24)	$15	$13	$152
Energy	54	1,190	33	524	314	70	(120)	40	2	407
Other industrial operations	692	1,499	287	817	855	(31)	(58)	(18)	3	673

Total	$1,020	$3,109	$552	$1,554	$2,086	$165	$(202)	$37	$18	$1,232

	Year Ended December 31, 2014
	Total
								Profit/ (loss) allocated to NCI
(US$ MILLIONS)	Current assets	Non- current assets	Current liabilities	Non- current liabilities	Revenue	Profit/ (loss)	OCI		Distributions to NCI	Equity NCI
Other business services	$6	$64	$3	$39	$44	$1	$—	$(2)	$—	$20
Energy	74	902	72	390	350	16	(17)	23	(10)	316
Other industrial operations	73	183	67	29	339	(2)	—	(3)	—	98

Total	$153	$1,149	$142	$458	$733	$15	$(17)	$18	$(10)	$434

	Year Ended December 31, 2013
	Total
								Profit/ (loss) allocated to NCI
(US$ MILLIONS)	Current assets	Non- current assets	Current liabilities	Non- current liabilities	Revenue	Profit/ (loss)	OCI		Distributions to NCI	Equity NCI
Other business services	$6	$75	$3	$43	$36	$23	$—	$(2)	$—	$26
Energy	55	719	45	301	210	21	(8)	26	(7)	249
Other industrial operations	82	196	70	35	342	(7)	—	(11)	—	104

Total	$143	$990	$118	$379	$588	$37	$(8)	$13	$(7)	$379

        The following table outlines the composition of accumulated non-controlling interest ("NCI") presented in our company's Combined Carve-Out Statement of Financial Position:

(US$ MILLIONS)	2015	2014	2013
NCI related to material non-wholly owned subsidiaries
Other business services	$152	$20	$26
Energy	407	316	249
Other industrial operations	673	98	104

Total NCI in material non-wholly owned subsidiaries	1,232	434	379
Total individually immaterial NCI balances	65	201	201

Total NCI	$1,297	$635	$580

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 10.    EQUITY ACCOUNTED INVESTMENTS

        The following table presents the ownership interest and carrying values of our company's equity accounted investments as of December 31, 2015 and 2014:

	Ownership Interest		Voting Interest		Carrying Value
(US$ MILLIONS)	2015	2014	2015	2014	2015	2014
Other business services(1)	28.4%-50.0%	28.4%-50.0%	28.4%-50.0%	28.4%-50.0%	$81	$191
Energy	47.5%	N/A	47.5%	N/A	410	—
Construction services	50%	50%	50%	50%	1	1

Total					$492	$192

(1)
In February 2015, our company acquired a controlling interest in an entity that was previously equity accounted for in the other business services segment. Please refer to Note 3 for further details.

        The following table represents the change in the balance of equity accounted investments:

(US$ MILLIONS)	2015	2014
Balance at beginning of year	$192	$201
Share of earnings for the year — continuing operations	4	26
Share of other comprehensive income for the year	85	—
Acquisitions	365	3
Dispositions	(104)	—
Foreign currency translation and other	(4)	(5)
Distributions received	(46)	(33)

Balance at end of year	$492	$192

        The following tables present the gross assets and liabilities of our company's equity accounted investments:

	As of December 31, 2015
	Total							Attributable to
(US$ MILLIONS)	Current Assets	Non- Current Assets	Total Assets	Current Liabilities	Non- Current Liabilities	Total Liabilities	Total Net Assets	Other Ownership Interests	Parent Company's Share
Other business services	$71	$100	$171	$51	$85	$136	$35	$20	$15
Energy(1)	584	3,599	4,183	599	2,749	3,348	835	438	397
Construction services	222	18	240	193	45	238	2	1	1

Total	$877	$3,717	$4,594	$843	2,879	$3,722	$872	$459	$413

(1)
In June 2015, our company acquired, in participation with institutional investors, a 47.5% interest in an Energy business. On acquisition, our company had a 17% economic interest and a 47.5% voting interest, giving our company significant influence over this investee. Accordingly, our company accounts for this investment using the equity method.

	As of December 31, 2014
	Total							Attributable to
(US$ MILLIONS)	Current Assets	Non- Current Assets	Total Assets	Current Liabilities	Non- Current Liabilities	Total Liabilities	Total Net Assets	Other Ownership Interests	Parent Company's Share
Other business services	$265	$278	$543	$220	$94	$314	$229	$121	$108
Construction services	160	30	190	178	11	189	1	—	1

Total	$425	$308	$733	$398	$105	$503	$230	$121	$109

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 10.    EQUITY ACCOUNTED INVESTMENTS (Continued)

        Certain of our company's equity accounted investments are subject to restrictions over the extent to which they can remit funds to our company in the form of cash dividends, or repayment of loans and advances as a result of borrowing arrangements, regulatory restrictions and other contractual requirements.

        The following tables present the gross amounts of revenue, net income, other comprehensive income and distributions from our company's equity accounted investments for the year ended December 31, 2015, 2014 and 2013:

	Year Ended December 31, 2015
	Total				Attributable to Other Ownership Interests		Attributable to Parent Company
(US$ MILLIONS)	Revenue	Net Income	OCI	Total	Comprehensive Income	Distributions	Comprehensive Income	Distributions
Other business services	$232	$55	$—	$55	$36	$37	$19	$18
Energy	548	(37)	178	141	74	31	67	28
Construction	332	3	—	3	—	—	3	—

Total	$1,112	$21	$178	$199	$110	$68	$89	$46

	Year Ended December 31, 2014
	Total				Attributable to Other Ownership Interests		Attributable to Parent Company
(US$ MILLIONS)	Revenue	Net Income	OCI	Total	Comprehensive Income	Distributions	Comprehensive Income	Distributions
Other business services	$944	$58	$—	$58	$35	$55	$23	$33
Construction	378	2	—	2	—	—	2	—

Total	$1,322	$60	$—	$60	$35	$55	$25	$33

	Year Ended December 31, 2013
	Total				Attributable to Other Ownership Interests		Attributable to Parent Company
(US$ MILLIONS)	Revenue	Net Income	OCI	Total	Comprehensive Income	Distributions	Comprehensive Income	Distributions
Other business services	$906	$68	$—	$68	$42	$26	$26	$17
Construction	201	(9)	—	(9)	(7)	—	(2)	—

Total	$1,107	$59	$—	$59	$35	$26	$24	$17

        One of the company's equity accounted investments is a publicly listed entity with active pricing in a liquid market. The fair value based on the publicly listed price in comparison to the company's carrying value is as follows:

	December 31, 2015		December 31, 2014
(US$ MILLIONS)	Public Price	Carrying Value	Public Price	Carrying Value
Other business services	$35	$2	$36	$6

Total	$35	$2	$36	$6

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 11.    PROPERTY, PLANT AND EQUIPMENT

(US$ MILLIONS)	Land	Building	Machinery and Equipment	Oil and Gas Properties	Mineral Property Assets	Others	Total Assets
Gross Carrying Amount:
Balance at January 1, 2014	$32	$113	$374	$752	$42	$68	$1,381
Additions (cash and non-cash)	—	5	37	163	1	8	214
Disposals	—	—	(21)	(9)	—	(1)	(31)
Acquisitions through business combinations(1)	—	—	85	46	—	—	131
Transfers	—	—	1	—	1	—	2
Net foreign currency exchange differences	(2)	(6)	(33)	(74)	(4)	(6)	(125)

Balance at December 31, 2014	$30	$112	$443	$878	$40	$69	$1,572

Additions (cash and non-cash)	1	7	65	40	8	5	126
Disposals	—	(27)	(21)	(108)	—	(15)	(171)
Acquisitions through business combinations(1)	85	143	535	806	219	31	1,819
Transfers	(1)	(2)	(6)	—	1	2	(6)
Net foreign currency exchange differences	(13)	(10)	(75)	(254)	(18)	(11)	(381)

Balance at December 31, 2015	$102	$223	$941	$1,362	$250	$81	$2,959

Accumulated Depreciation and Impairment:
Balance at January 1, 2014	$—	$(23)	$(155)	$(201)	$(2)	$(46)	$(427)
Depreciation/depletion/impairment expense	—	(9)	(32)	(67)	(1)	(8)	(117)
Disposals	—	—	10	—	—	1	11
Net foreign currency exchange differences	—	1	12	20	—	3	36

Balance at December 31, 2014(2)(3)	$—	$(31)	$(165)	$(248)	$(3)	$(50)	$(497)

Depreciation/depletion/impairment expense	—	(8)	(60)	(146)	(6)	(9)	(229)
Disposals	—	—	14	20	—	9	43
Net foreign currency exchange differences	—	2	27	51	—	8	88

Balance at December 31, 2015(2)(3)	$—	$(37)	$(184)	$(323)	$(9)	$(42)	$(595)

Net book value:
December 31, 2014	$30	$81	$278	$630	$37	$19	$1,075

December 31, 2015	$102	$186	$757	$1,039	$241	$39	$2,364

(1)
See Note 3 for additional information

(2)
Includes accumulated impairment losses of $6 million (December 31, 2014 — $nil) for machinery and equipment and $86 million (December 31, 2014 — $71 million) for oil and gas properties. A total impairment expense of $29 million was recorded within our energy related subsidiaries primarily due to the sustained decrease in oil and gas pricing. An impairment of $6 million (December 31, 2014 — nil) was recorded within Machinery and Equipment and $23 million for oil and gas properties (December 31, 2014 — nil). The impairment was determined as the excess of the carrying value over the recoverable amount. Recoverable amount was determined by using either comparable market transaction metrics or discounted cash flows assuming a pre-tax discount rate of 16.5% and terminal growth rate of 2.5%.

(3)
At December 31, 2015 a total of $967 million (2014 — $376 million) of future development costs were included in the depletion calculation.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 12.    INTANGIBLE ASSETS

        The following table presents the gross carrying amount and accumulated amortization for our company's intangible assets:

(US$ MILLIONS)	Computer software	Customer relationships	Patents, trademarks and proprietary technology	Distribution Networks	Other	Total Assets
Gross Carrying Amount:
Balance at January 1, 2014	$27	$168	$79	$27	$25	$326
Additions, net	5	—	1	1	4	11
Net foreign currency exchange differences	(2)	(13)	(6)	(2)	(2)	(25)

Balance at December 31, 2014	$30	$155	$74	$26	$27	$312

Additions, net	3	—	—	—	2	5
Acquisitions through business combinations(1)	24	249	63	—	29	365
Net foreign currency exchange differences	(5)	(33)	(9)	(3)	(4)	(54)

Balance at December 31, 2015	$52	$371	$128	$23	$54	$628

Accumulated amortization and impairment:
Balance at January 1, 2014	$(16)	$(93)	$(19)	$(9)	$(17)	$(154)
Amortization expense	(2)	(17)	(2)	(1)	(2)	(24)
Net foreign currency exchange differences	1	11	1	1	1	15

Balance at December 31, 2014(2)	$(17)	$(99)	$(20)	$(9)	$(18)	$(163)

Amortization expense	(12)	(20)	(5)	(1)	(3)	(41)
Net foreign currency exchange differences	4	12	2	1	2	21

Balance at December 31, 2015(2)	$(25)	$(107)	$(23)	$(9)	$(19)	$(183)

Net book value:
December 31, 2014	$13	$56	$54	$17	$9	$149

December 31, 2015	$27	$264	$105	$14	$35	$445

(1)
See Note 3 for additional information

(2)
Includes accumulated impairment losses of $7 million (December 31, 2014 — $9 million) for patents and trademarks and $3 million (December 31, 2014 — $3 million) for distribution networks. No impairment losses were reversed in 2014 or 2015.

NOTE 13.    GOODWILL

        The following table presents the change in the balance of goodwill:

(US$ MILLIONS)	2015	2014
Cost	$882	$974
Acquisitions through business combinations(1)	365	37
Impairment losses(2)	(14)	(50)
Foreign currency translation	(109)	(79)

Total	$1,124	$882

(1)
See Note 3 for additional information.

(2)
As of December 31, 2015, an impairment of goodwill of $14 million (December 31, 2014 — $50 million) was recorded in one of our energy related subsidiaries primarily due to the sustained decrease in oil and gas pricing. The recoverable amount was determined using discounted cash flows assuming a pre-tax discount rate of 16.5% and a terminal value growth rate of 2.5%.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 13.    GOODWILL (Continued)

  As of December 31, 2014, an impairment of goodwill of $50 million was recorded. An impairment of $18 million was recorded in one of our energy related subsidiaries primarily due to the significant change in oil and gas pricing. The recoverable amount was determined using discounted cash flows assuming a pre-tax discount rate of 16% and a terminal value growth rate of 2.5%. An impairment of $32 million was recorded in one of our other business services entities, as a result of lower volumes due to loss of clients and price erosion due to a change in product mix. The recoverable amount was determined using discounted cash flows assuming a discount rate of 11.5% and a terminal value multiple of 8x.

        Goodwill is allocated to the following segments as of December 31, 2015 and 2014:

(US$ MILLIONS)	2015	2014
Construction services	$751	$843
Other business services	198	22
Energy	—	14
Other industrial operations	175	3

Total	$1,124	$882

NOTE 14.    ACCOUNTS PAYABLE AND OTHER

(US$ MILLIONS)	2015	2014
Current:
Accounts payable(1)	$1,268	$734
Accrued and other liabilities(2)(3)	432	200
Work in progress (note 15)	245	168
Provisions and decommissioning liabilities	39	39

Total current	$1,984	$1,141

Non-current:
Accounts payable(1)	$51	$52
Accrued and other liabilities(3)	120	16
Provisions and decommissioning liabilities	220	220

Total non-current	$391	$288

(1)
The average credit period on purchases of goods and services is 30 days. No interest is incurred on trade creditors. Our company has financial risk management policies in place to ensure that all payables are paid within the pre-agreed credit terms.

(2)
Includes bank overdrafts.

(3)
Includes defined benefit pension obligation of $57 million ($1 million current and $56 million non-current) and post-retirement benefits obligation of $30 million ($3 million current and $27 million non-current).

        Our company's exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 23.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 14.    ACCOUNTS PAYABLE AND OTHER (Continued)

        The following table presents the change in the provision balances for our company:

(US$ MILLIONS)	Decommissioning liability(1)	Provisions for Defects	Other	Total Provisions
Balance at January 1, 2014	$150	$46	$13	$209
Additional provisions recognized	34	23	4	61
Reduction arising from payments/derecognition	(11)	(18)	(2)	(31)
Accretion expenses	4	—	—	4
Change in discount rate	29	—	—	29
Change in other estimates	6	—	—	6
Net foreign currency exchange differences	(17)	(1)	(1)	(19)

Balance at December 31, 2014	$195	$50	$14	$259

Additional provisions recognized	107	19	25	151
Reduction arising from payments/derecognition	(6)	(14)	(14)	(34)
Accretion expenses	11	3	1	15
Change in discount rate(2)	(113)	—	(1)	(114)
Change in other estimates	31	—	(3)	28
Net foreign currency exchange differences	(33)	(10)	(3)	(46)

Balance at December 31, 2015	$192	$48	$19	$259

(1)
Decommissioning liability results primarily from ownership interest in oil & natural gas wells and facilities and mining facilities. The liability represents the estimated cost to reclaim and abandon the wells and facilities and takes into account the estimated timing of the cost to be incurred in future periods. The liability was determined using a risk rate between 1.4% and 6.5% (2014: between 2.1% and 2.3%) and an inflation rate of 2% (2014: 2%), determined as appropriate for the underlying subsidiaries. The useful life of the related assets has been estimated between 20 and 40 years.

(2)
The reduction in the decommissioning liability is due to a change in discount rate in our oil and gas subsidiaries.

NOTE 15.    CONTRACTS IN PROGRESS

        A summary of our company's contracts in progress are below:

(US$ MILLIONS)	2015	2014	2013
Contract costs incurred to date	$7,372	$3,830	$5,866
Profit recognized to date (less recognized losses)	470	262	431

	7,842	4,092	6,297
Less: progress billings	(7,883)	(4,211)	(6,434)

Contract work in progress (liability)	$(41)	$(119)	$(137)

Comprising:
Amounts due from customers — work in progress (current)	204	49	42
Amounts due to customers — creditors (current)	(245)	(168)	(179)

Net work in progress	$(41)	$(119)	$(137)

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 16.    BORROWINGS

        Principal repayments on borrowings due over the next five years and thereafter are as follows:

(US$ MILLIONS)	Construction Services	Other Business Services	Energy	Other Industrial Operations	Total
2016	$1	$315	$97	$98	$511
2017	15	—	38	69	122
2018	1	184	380	236	801
2019	1	—	293	73	367
2020	—	—	—	269	269
Thereafter	—	4	—	—	4

Total — Dec. 31, 2015	$18	$503	$808	$745	$2,074

Total — Dec. 31, 2014	$18	$343	$290	$157	$808

        The increase is primarily due to $580 million of debt drawn to facilitate acquisitions, as well as borrowings of $337 million to acquire an equity accounted investment in June 2015. An additional $367 million of debt was assumed upon acquisition of an industrials manufacturing business in August 2015. These increases were offset by other insignificant reductions in the debt balance.

        Our company has credit facilities within its operating businesses with major financial institutions. The credit facilities are primarily composed of revolving term credit facilities and revolving operating facilities with variable interest rates. In certain cases, the facilities may have financial covenants which are generally in the form of interest coverage ratios and leverage ratios. One of our real estate services businesses within our other business services segment has a securitization program under which it transfers an undivided co-ownership interest in eligible receivables on a fully serviced basis, for cash proceeds, at their fair value under the terms of the agreement. While the sale of the co-ownership interest is considered a legal sale, our company has determined that the asset derecognition criteria has not been met as substantially all risk and rewards of ownership are not transferred.

        One of our company's energy businesses has a credit facility which it borrows and repays based on Bankers Acceptances on a monthly basis. This movement has been shown on a net basis on our company's Combined Carve-Out Statements of Cash Flows.

        The weighted average interest rates of Borrowings are as follows:

Weighted Average %	Construction Services	Other Business Services	Energy	Other Industrial Operations	Weighted Average
Dec. 31, 2015	8.93%	2.39%	3.01%	4.36%	3.40%
Dec. 31, 2014	6.34%	2.45%	4.30%	4.90%	3.68%

        Borrowings by currency are as follows:

(US$ MILLIONS, except as noted)	Dec. 31, 2015	Local Currency	Dec. 31, 2014	Local Currency
Australian dollars	16	22	20	25
British pounds	32	22	30	20
U.S. dollars	1,329	1,329	363	363
Canadian dollars	672	930	364	421
Other	25	67	31	85

Total	$2,074		$808

NOTE 17.    INCOME TAXES

        Income taxes are recognized for the amount of taxes payable by our company's corporate subsidiaries and for the impact of deferred income tax assets and liabilities related to such subsidiaries.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 17.    INCOME TAXES (Continued)

        The major components of income tax expense include the following for the years ended December 31:

	Year Ended December 31,
(US$ MILLIONS)	2015	2014	2013
Current income taxes	$49	$27	$43

Deferred income tax expense/(recovery):
Origination and reversal of temporary differences	15	(7)	6
Recovery arising from previously unrecognized tax assets	(13)	(2)	(52)
Change of tax rates and imposition of new legislation	3	—	1

Total deferred income taxes	5	(9)	(45)

Income taxes	$54	$18	$(2)

        The below reconciliation has been prepared using a composite statutory-rate for jurisdictions where our company's subsidiaries operate.

        Our company's effective tax rate is different from our company's composite income tax rate due to the following differences set out below:

	Year Ended December 31,
(US$ MILLIONS)	2015	2014	2013
Statutory income tax rate	27%	28%	29%
Increase (reduction) in rate resulting from:
Portion of gains subject to different tax rates	(14)	1	(8)
International operations subject to different tax rates	(4)	(9)	(4)
Taxable income attribute to non-controlling interest	(4)	(6)	(2)
Recognition of deferred tax assets	1	(11)	(19)
Non-recognition of the benefit of current year's tax losses	11	2	5
Other	—	6	(1)

Effective income tax rate	17%	11%	0%

        Deferred income tax assets and liabilities as of December 31, 2015 and 2014 relate to the following:

(US$ MILLIONS)	Dec. 31, 2015	Dec. 31, 2014
Non-capital losses (Canada)	$43	$52
Capital losses (Canada)	—	1
Losses (U.S.)	2	7
Losses (International)	7	2
Difference in basis	(90)	16

Total net deferred tax (liability)/asset	$(38)	$78

Reflected in the statement of financial position as follows:
Deferred income tax assets	$64	$111
Deferred income tax liabilities	$(102)	$(33)

Total net deferred tax (liability)/asset	$(38)	$78

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 17.    INCOME TAXES (Continued)

        The deferred income tax movements are as follows:

(US$ MILLIONS)	Dec. 31, 2015	Dec. 31, 2014
Opening net deferred tax assets	$78	$85
Recognized in income	(5)	9
Recognized in other comprehensive income	(9)	2
Recognized in other(1)	(102)	(18)

Net deferred tax (liability)/assets	$(38)	$78

(1)
The Other category primarily relates to adjustments made to our company's equity related to acquisitions and dispositions and the foreign exchange impact of the deferred tax asset calculated in the functional currency of the operating entities.

        The following table details the expiry date, if applicable, of the unrecognized deferred tax assets:

(US$ MILLIONS)	Dec. 31, 2015	Dec. 31, 2014
2018 and after	$176	$55
Do not expire	26	47

Total	$202	$102

        The components of the income taxes in other comprehensive income for the years ended December 31, 2015 and 2014 are set out below:

	Year Ended December 31,
(US$ MILLIONS)	2015	2014	2013
Available-for-sale securities	$(2)	$(2)	$—
Net investment hedges	3	—	—
Cash flow hedges	8	—	—

Total deferred tax expense (recovery) in other comprehensive income	$9	$(2)	$—

NOTE 18.    DIRECT OPERATING COSTS

        Our company has no key employees or directors and does not remunerate key management personnel. Details of the carve-out allocations of costs incurred by Brookfield on behalf of our company are disclosed in Note 21. Key decision makers of our company are all employees of the ultimate parent company, which will provide management services under the Master Services Agreement.

        Direct operating costs include all attributable expenses except interest, depreciation and amortization, taxes and fair value changes and primarily relate to cost of sales and compensation. The following table lists direct operating cost for 2015, 2014 and 2013 by nature:

	Year Ended December 31,
(US$ MILLIONS)	2015	2014	2013
Cost of sales	$5,006	$3,403	$3,731
Compensation	1,110	686	700
Property taxes, sales taxes and other	16	10	9

Total	$6,132	$4,099	$4,440

NOTE 19.    GUARANTEES AND CONTINGENCIES

        In the normal course of operations our company's operating subsidiaries had bank guarantees, insurance bonds and letters of credit outstanding to third parties. As of December 31, 2015, the total outstanding amount was $1,031 million (2014 — $754 million). Our company does not conduct its operations, other than those of equity accounted investments, through entities that are not consolidated in these financial statements, and has not guaranteed or otherwise contractually committed to support any material financial obligations not reflected in these financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 19.    GUARANTEES AND CONTINGENCIES (Continued)

        Our company and its subsidiaries are contingently liable with respect to litigation and claims that arise in the normal course of operations. It is not expected that any of the ongoing litigation and claims as of December 31, 2015 could result in a material settlement liability to our company.

NOTE 20.    CONTRACTUAL COMMITMENTS

(a)
Commitments

        In the normal course of business, our company will enter into contractual obligations which relate primarily to gathering, processing and transportation delivery agreements for oil and gas products in our energy business. As of December 31, 2015, our company had $32 million (2014: $17 million) of such commitments outstanding. Also in the normal course of business, our company will enter into supply agreements for raw materials and capital items in our other industrials business. As of December 31, 2015, our company had $20 million (2014: $nil) of such commitments outstanding.

(b)
Obligations under finance leases

        As of December 31, 2015, the minimum lease payments for our company's assets under finance leases are as follows:

(US$ MILLIONS)	1 year	2-5 Years	Total
Minimum lease payments	$7	$13	$20

Total finance lease obligations	$7	$13	$20

(c)
Obligations under operating leases

        As of December 31, 2015, the minimum lease payments for our company's long term operating leases are as follows:

(US$ MILLIONS)	1 year	2-5 Years	5+ years	Total
Total operating lease obligations	$39	$87	$51	$177

        Lease expenses recognized during the year ended December 31, 2015 totaled $35 million (2014: $19 million and 2013: $18 million).

NOTE 21.    RELATED PARTY TRANSACTIONS

        In the normal course of operations, our company entered into the transactions below with related parties on market terms. These transactions have been measured at fair value and are recognized in the financial statements.

Corporate allocations and parent company's investment

        Our company's combined carve-out financial statements include general corporate expenses of the parent company which were not historically allocated to our company's operations. These expenses relate to certain operations oversight functions and associated information technology, facilities and other overhead costs and have been allocated based on headcount. These allocated expenses have been included as appropriate in our company's Combined Carve-Out Statement of Operating Results. Key decision makers of our company are employees of the ultimate parent company who provide management services under our company's master services agreement with Brookfield.

        However, the financial statements may not include all of the expenses that would have been incurred and may not reflect our company's combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate the actual costs that would have been incurred had our company been a standalone business during the periods presented as this would depend on multiple factors, including organizational structure and infrastructure.

        The following table presents the general corporate expenses allocated to our company for the years ended December 31:

(US$ MILLIONS)	2015	2014	2013
Allocated general corporate expenses	$6	$4	$4

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 21.    RELATED PARTY TRANSACTIONS (Continued)

Equity in net assets attributable to parent company

        "Net increase/(decrease) in parent company investment" as shown in the Combined Carve-Out Statements of Changes in Equity represents the parent company's historical investment in our company, accumulated net income and the net effect of the transactions and allocations from the parent company. The total net effect of transactions with the parent company is reflected in the Combined Carve-Out Statements of Cash Flows as a financing activity and in the Combined Carve-Out Statements of Financial Position as "Equity in net assets attributable to parent company". All significant intercompany transactions between our company and the parent company have been considered to be forgiven at the time the transaction is recorded and reflected as a "Net increase/(decrease) in parent company investment".

Other

        The following table summarizes other transactions our company has entered into with related parties:

(US$ MILLIONS)	2015	2014	2013
Transactions during the year:
Construction revenues	$413	$182	$54

(US$ MILLIONS)	2015	2014
Balances at end of year:
Accounts receivable	$59	$10

NOTE 22.    DERIVATIVE FINANCIAL INSTRUMENTS

        Our company's activities expose it to a variety of financial risks, including market risk (i.e., currency risk, interest rate risk, commodity risk and other price risk), credit risk and liquidity risk. Our company and its subsidiaries selectively use derivative financial instruments principally to manage these risks.

        The aggregate notional amount of our company's derivative positions at December 31, 2015 and 2014 were as follows:

(US$ MILLIONS)	Note		2015	2014
Foreign exchange contracts(1)	(a	)	$163	$297
Energy contracts	(b	)	—	12
Option contracts(1)	(c	)	—	—

			$163	$309

(1)
Notional amounts are presented on a net basis.

        The following table presents the change in fair values of our company's derivative positions during the years ended December 31, 2015 and 2014:

(US$ MILLIONS)	Unrealized Gains During 2015(1)	Unrealized Losses During 2015	Net Change During 2015	Net Change During 2014
Foreign exchange derivatives	$29	$(9)	$20	$3
Commodity swap contracts	(12)	—	(12)	12
Option contracts	5	—	5	—

	$22	$(9)	$13	$15

(1)
Included in unrealized gains is the reversal of prior year unrealized gains for contracts that matured during the year in the amount of $12 million for commodity swap contracts.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 22.    DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Other Information Regarding Derivative Financial Instruments

        The following table presents the notional amounts underlying our company's derivative instruments by term to maturity as of December 31, 2015 and the comparative notional amounts at December 31, 2014, for both derivatives that are classified as fair value through profit or loss and derivatives that qualify for hedge accounting:

	Less than 1 year	1 to 5 years	Total Notional Amount	Total Notional Amount
(US$ MILLIONS)	2015			2014
Fair value through profit or loss
Foreign exchange contracts (a)	$43	$—	$43	$118
Commodity swap contracts (b)	—	—	—	12
Option contracts (c)	—	—	—	—
Elected for hedge accounting
Foreign exchange contracts (a)	120	—	120	179

	$163	$—	$163	$309

(a)
Foreign exchange contracts

        Our company held the following foreign exchange contracts with notional amounts as of December 31, 2015 and 2014.

	Notional Amount (U.S. Dollars)		Average Exchange Rate
(US$ MILLIONS)	2015	2014	2015	2014
Foreign exchange contracts
Australian dollars
Buy	$(110)	$—	0.70	—
Sell	187	10	0.73	0.84
European Union euros
Buy	(57)	—	1.13	—
Sell	96	63	1.23	1.25
Canadian dollars
Buy	(121)	—	0.76	—
Sell	168	224	0.82	0.92
Japanese Yen
Sell	5	—	0.01	—
Mexican Pesos
Buy	(5)	—	0.06	—

	$163	$297

(b)
Energy contracts

        Our company held no commodity swap contracts as of December 31, 2015 and had the following commodity swap contracts as of December 31, 2014:

(C$ MILLIONS)	Weighted average volume or dollar contract	Weighted average price	Remaining term	Fair market value asset
Commodity swap	10,000 GJ/d	(CAD$/GJ) – $3.57	Jan 15 – Oct 15	$10
Commodity swap	10,000 GJ/d	(CAD$/GJ) – $3.35	Apr 15 – Oct 15	$2

				$12

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 22.    DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

(c)
Option contracts

        At December 31, 2015, our company held call options with a notional value of $108 million and offsetting put options with a notional value of $108 million related to one of our equity accounted investments. The fair value of the options as of December 31, 2015 was determined using level 3 inputs. Refer to note 4 for further information.

NOTE 23.    FINANCIAL RISK MANAGEMENT

        Our company recognizes that risk management is an integral part of good management practice.

        Our company is exposed to the following risks as a result of holding financial instruments: capital risk; commodity price risk; liquidity risk; market risk (i.e., interest rate risk and foreign currency risk); and credit risk. The following is a description of these risks and how they are managed:

(a)
Capital Risk Management

        The capital structure of our company consists of debt, offset by cash, and equity in net assets comprised of accumulated gains.

(US$ MILLIONS)	2015	2014
Borrowings	$2,074	$808
Cash	(354)	(163)

Net debt	1,720	645
Total equity in net assets	3,084	2,135

Total capital and net debt	$4,804	$2,780

Net debt to capitalization ratio	35.8%	23.2%

        Our company manages its debt exposure by financing its operations on a non-recourse basis with prudent levels of debt, ensuring a diversity of funding sources as well as managing its maturity profile. Our company also borrows in the currency where the asset operates, where possible, in order to hedge its currency risk.

        Our company's financing plan is to fund its recurring growth capital expenditures with cash flow generated by its operations after maintenance capital expenditure, as well as debt financing that is sized to maintain its credit profile. To fund large scale development projects and acquisitions, our company will evaluate a variety of capital sources including proceeds from selling non-core and mature assets, equity and debt financing. Our company will seek to raise additional equity if our company believes it can earn returns on these investments in excess of the cost of the incremental company capital.

        As disclosed within borrowings (Note 16), our company has various loan facilities in place. In certain cases, the facilities have financial covenants which are generally in the form of interest coverage ratios and leverage ratios. Our company does not have any market capitalization covenants attached to any of its borrowings, nor does it have any other externally imposed capital requirements.

(b)
Commodity Price Risk

        Commodity price risk is the risk that the fair value of financial instruments will fluctuate as a result of changes in commodity prices. Our company's operating subsidiaries that are exposed to commodity risk. A 10 basis point increase or decrease in commodity prices does not have a material impact on our company's net income.

(c)
Liquidity Risk Management

        Our company maintains sufficient financial liquidity to be able to meet on-going operating requirements and to be able to participate in acquisitions. Principal liquidity needs for the next year include, funding recurring expenses, meeting debt service payments, funding required capital expenditures and funding acquisition opportunities as they arise. The operating subsidiaries of our company also generate liquidity by accessing capital markets on an opportunistic basis.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 23.    FINANCIAL RISK MANAGEMENT

        The following tables detail the contractual maturities for our company's financial liabilities. The tables reflect the undiscounted cash flows of financial liabilities based on the earliest date on which our company can be required to pay. The tables include both interest and principal cash flows:

	December 31, 2015
(US$ MILLIONS)	Less than 1 year	1-2 years	2-5 years	5+ years	Total contractual cash flows
Non-derivative financial liabilities:
Accounts payable and other liabilities(1)	$1,671	$70	$49	$261	$2,051
Interest-bearing liabilities	511	122	1,437	4	2,074
Finance lease liabilities	7	12	1	—	20

(1)
Excludes $245 million of work in progress and $100 million of deferred revenue and other provisions.

	December 31, 2014
(US$ MILLIONS)	Less than 1 year	1-2 years	2-5 years	5+ years	Total contractual cash flows
Non-derivative financial liabilities:
Accounts payable and other liabilities(2)	$911	$67	$—	$195	$1,173
Interest-bearing liabilities	475	294	34	5	808
Finance lease liabilities	—	3	3	—	6

(2)
Excludes $168 million of work in progress and $88 million of deferred revenue and other provisions.
(d)
Market Risk

        Market risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by our company will fluctuate because of changes in market prices. Market risk includes the risk of changes in interest rates, currency exchange rates and changes in market prices due to factors other than interest rates or currency exchange rates, such as changes in equity prices, commodity prices or credit spreads.

        Financial instruments held by our company that are subject to market risk include other financial assets, borrowings, derivative instruments, such as interest rate and foreign currency contracts, and marketable securities.

        Our company is exposed to price risks arising from marketable securities. As of December 31, 2015 the balance of the portfolio was $259 million (2014: $219 million), a 10% change in the value of the portfolio would impact our equity by $26 million (2014: $22 million) and result in an impact on the Combined Carve-Out Statement of Comprehensive Income of $26 million (2014: $22 million).

Interest Rate Risk Management

        The observable impacts on the fair values and future cash flows of financial instruments that can be directly attributable to interest rate risk include changes in the net income from financial instruments whose cash flows are determined with reference to floating interest rates and changes in the value of financial instruments whose cash flows are fixed in nature. A 10 basis point increase or decrease in the interest rates does not have a material impact on our company's net income.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 23.    FINANCIAL RISK MANAGEMENT (Continued)

Foreign Currency Risk Management

        Changes in currency rates will impact the carrying value of financial instruments and our company's net investment and cash flows denominated in currencies other than the U.S. dollar. The tables below set out our company's currency exposure at December 31, 2015 and 2014:

	2015
(US$ MILLIONS)	USD	AUD	GBP	CAD	EUR	Other	Total
Assets:
Current assets	$657	$825	$413	$366	$87	$687	$3,035
Non-current assets	1,209	1,146	47	1,729	178	291	4,600

	1,866	1,971	460	2,095	265	978	7,635

Liabilities:
Current liabilities	$343	$454	$328	$747	$46	$577	$2,495
Non-current liabilities	1,093	71	25	810	40	17	2,056

	1,436	525	353	1,557	86	594	4,551

Non-controlling interest	569	85	—	633	10	—	1,297

Net investment	$(139)	$1,361	$107	$(95)	$169	$384	$1,787

	2014
(US$ MILLIONS)	USD	AUD	GBP	CAD	EUR	Other	Total
Assets:
Current assets	$270	$261	$121	$582	$37	$360	$1,631
Non-current assets	330	783	36	1,335	2	288	2,774

	600	1,044	157	1,917	39	648	4,405

Liabilities:
Current liabilities	181	358	175	607	—	295	1,616
Non-current liabilities	95	60	21	476	—	2	654

	276	418	196	1,083	—	297	2,270

Non-controlling interest	137	8	—	460	30	—	635

Net investment	$187	$618	$(39)	$374	$9	$351	$1,500

        Our company is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, our company is exposed to foreign currency risk on the net assets of its foreign currency denominated operations. Our company's exposures to foreign currencies and the sensitivity of net income and other comprehensive income, on a pre-tax basis, to a 10% change in the exchange rates relative to the United States dollar is summarized below:

	Dec. 31, 2015
($ MILLIONS)	Equity Attributable to Parent Company — (Originating Currency)	OCI Attributable to Parent Company	Net Income Attributable to Parent Company
Australian dollar	$1,115	$(79)	$—
Canadian dollar	701	(50)	—
Other	77	(1)	1

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 23.    FINANCIAL RISK MANAGEMENT (Continued)

	Dec. 31, 2014
($ MILLIONS)	Equity Attributable to Parent Company — (Originating Currency)	OCI Attributable to Parent Company	Net Income Attributable to Parent Company
Australian dollar	$1,054	$(86)	$—
Canadian dollar	514	(44)	—
Other	92	(1)	1
(e)
Credit Risk Management

        Credit risk is the risk of loss due to the failure of a borrower or counterparty to fulfill its contractual obligations. Our company's exposure to credit risk in respect of financial instruments relates primarily to counterparty obligations regarding derivative contracts, loans receivable and credit investments such as corporate bonds.

        Our company assesses the credit worthiness of each counterparty before entering into contracts and ensures that counterparties meet minimum credit quality requirements. Our company evaluates and monitors counterparty credit risk for derivative financial instruments and endeavours to minimize counterparty credit risk through diversification, collateral arrangements, and other credit risk mitigation techniques. Substantially all of our company's derivative financial instruments involve either counterparties that are banks or other financial institutions. Our company does not have any significant credit risk exposure to any single counterparty.

NOTE 24.    SEGMENT INFORMATION

        Our operations are organized into four operating segments which are regularly reviewed by our CODM for the purpose of allocating resources to the segment and to assess its performance. The key measure used by the CODM in assessing performance and in making resource allocation decisions is Company funds from operations, or Company FFO.

        Company FFO is a non-IFRS measure and is calculated as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash gains or losses and other items. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investment.

	Year Ended December 31, 2015
	Total attributable to our company
(US$ MILLIONS)	Construction Services	Other Business Services	Energy	Other Industrial Operations	Total
Revenues	$3,833	$1,691	$337	$892	$6,753
Direct operating costs	(3,670)	(1,528)	(190)	(744)	(6,132)
General and administrative expenses	(45)	(92)	(20)	(67)	(224)
Interest expense	(2)	(13)	(25)	(25)	(65)
Equity accounted income	3	22	79	—	104
Current income taxes	(20)	(20)	(1)	(8)	(49)
Realized disposition gain	—	40	—	—	40
Company FFO attributable to non-controlling interest	(1)	(17)	(111)	(34)	(163)

Company FFO attributable to parent company	98	83	69	14	264
Depreciation and amortization expense					(257)
Impairment expense, net					(95)
Gain on acquisitions					229
Deferred income taxes					(5)
Other income (expense), net					70
Non-cash items attributable to equity accounted investments					(100)
Non-cash items attributable to non-controlling interest					102

Net income attributable to parent					$208

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 24.    SEGMENT INFORMATION (Continued)

	Year Ended December 31, 2014
	Total attributable to our company
(US$ MILLIONS)	Construction Services	Other Business Services	Energy	Other Industrial Operations	Total
Revenues	$3,026	$858	$358	$380	$4,622
Direct operating costs	(2,871)	(753)	(183)	(292)	(4,099)
General and administrative expenses	(46)	(77)	(22)	(34)	(179)
Interest expense	(2)	(8)	(10)	(8)	(28)
Share of net earnings from equity accounted investments	1	25	—	—	26
Current income taxes	(14)	(10)	—	(3)	(27)
Company FFO attributable to non-controlling interest	—	(3)	(88)	(31)	(122)

Company FFO attributable to parent company	94	32	55	12	193
Depreciation and amortization expense					(147)
Impairment expense, net					(45)
Deferred income taxes					9
Other income (expense), net					13
Non-cash items attributable to non-controlling interest					70

Net income attributable to parent					$93

	Year Ended December 31, 2013
	Total attributable to our company
(US$ MILLIONS)	Construction Services	Other Business Services	Energy	Other Industrial Operations	Total
Revenues	$3,285	$1,017	$214	$368	$4,884
Direct operating costs	(3,100)	(910)	(129)	(301)	(4,440)
General and administrative expenses	(55)	(84)	(21)	(39)	(199)
Interest expense	(4)	(9)	(8)	(6)	(27)
Share of net earnings from equity accounted investments	(2)	28	—	—	26
Current income taxes	(24)	(17)	—	(2)	(43)
Company FFO attributable to non-controlling interest	—	(1)	(35)	(14)	(50)

Company FFO attributable to parent company	100	24	21	6	151
Depreciation and amortization expense					(125)
Impairment expense, net					(4)
Deferred income taxes					45
Gain on acquisition					101
Other income (expense), net					(4)
Non-cash items attributable to non-controlling interest					20

Net income attributable to parent					$184

Segment assets

        For the purpose of monitoring segment performance and allocating resources between segments, the CODM monitors the assets, including investments accounted for using the equity method, attributable to each segment.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 24.    SEGMENT INFORMATION (Continued)

        The following is an analysis of our company's assets by reportable operating segment for the years under review:

	As of December 31, 2015
	Total attributable to our company
(US$ MILLIONS)	Construction Services	Other Business Services	Energy	Other Industrial Operations	Total
Total assets	$2,125	$1,429	$1,867	$2,214	$7,635

	As of December 31, 2014
	Total attributable to our company
(US$ MILLIONS)	Construction Services	Other Business Services	Energy	Other Industrial Operations	Total
Total assets	$1,818	$903	$1,152	$532	$4,405

Geographic Information

Revenues from external customers

(US$ MILLIONS)	2015	2014	2013
Australia	$2,289	$1,911	$2,475
United Kingdom	1,027	529	516
Canada	1,713	931	694
United States of America	863	789	922
Middle East	688	443	258
Other	173	19	19

Total revenues	$6,753	$4,622	$4,884

        Our company has no revenues from any one major customer which are higher than 10% of our company's total revenues.

Non-current Assets(1)

(US$ MILLIONS)	2015	2014
Australia	$1,147	$783
United Kingdom	48	36
Canada	1,977	1,479
United States of America	628	186
Middle East	272	285
Other	528	5

Total non-current assets	$4,600	$2,774

(1)
Non-current assets is comprised of property, plant and equipment, intangible assets, equity accounted investments, goodwill and other non-current assets.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

NOTE 25.    SUPPLEMENTAL CASH FLOW INFORMATION

(US$ MILLIONS)	2015	2014	2013
Interest paid	$46	$11	$12
Income taxes paid	$4	$14	$24

        Amounts paid and received for interest were reflected as operating cash flows in the Combined Carve-Out Statements of Cash Flows.

        Details of "Changes in non-cash working capital, net" on the Combined Carve-Out Statements of Cash Flows are as follows:

(US$ MILLIONS)	2015	2014	2013
Accounts receivable	$(516)	$(101)	$(71)
Inventory	52	(16)	23
Prepayments and other	(122)	(10)	(16)
Accounts payable and other	646	159	57

Changes in non-cash working capital, net	$60	$32	$(7)

26.   POST-EMPLOYMENT BENEFITS

        Our company maintains several defined benefit pension plans through the acquisition of two industrial businesses during the year. These plans are administered in various countries, the most significant of which is in the U.S. The U.S. plan was curtailed in a prior fiscal year with benefits frozen as of the date of curtailment. We continue to make quarterly contributions of 1% of each employee's total eligible pay. We also provide life insurance for eligible retired employees. These benefits are provided through various insurance companies and the estimated net post-retirement benefit costs are accrued during the employees' credited service periods. The following table shows the changes in the present value of the defined benefit obligation and the fair value of plan assets as of December 31, 2015:

US$ MILLIONS	Defined benefit pension plan	Post-retirement plan
Changes in defined benefit obligation
Defined benefit obligation at acquisition	$170	$32
Interest cost	2	1
Foreign currency exchange changes	—	(1)
Actuarial gain due to financial assumption changes	(3)	—
Actuarial gain due to demographic assumption changes	(1)	—
Actuarial experience adjustments	—	(1)
Benefits paid	(3)	(1)

Defined benefit obligation at end of year	$165	$30

Changes in fair value of plan assets
Fair value of plan assets at acquisition	$(112)	$—
Interest income	(2)	—
Return on plan assets (excluding interest income)	6	—
Employer contributions	(3)	—
Employer direct settlements	—	1
Benefits paid from employer	—	(1)
Benefits paid from plan assets	3	—

Fair value of plan assets at end of year	$(108)	$—

Net liability at end of year	$57	$30

        The net liabilities for the defined benefit and post-retirement plans are recorded within accounts payable and other in the Combined Carve-Out Statement of Financial Position.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

26.   POST-EMPLOYMENT BENEFITS (Continued)

        The following table summarizes the defined benefit obligation and the fair value of plan assets by geography as of December 31, 2015:

US$ MILLIONS	United States	Canada	Other	Total
Defined benefit pension plan
Defined benefit obligation	$142	$4	$19	$165
Fair value of plan assets	(94)	(3)	(11)	(108)

Net liability	$48	$1	$8	$57

Post-retirement plan
Defined benefit obligation	$11	$14	$5	$30
Fair value of plan assets	—	—	—	—

Net liability	$11	$14	$5	$30

        Amounts recognized in comprehensive income in respect of these defined benefit and post-retirement plans during the year are as follows:

US$ MILLIONS	Defined benefit pension plan	Post-retirement plan
Amounts recognized in profit and loss
Net interest expense	$1	$—

Total expense recognized in profit and loss	$1	$—

Amounts recognized in other comprehensive income
Return on plan assets (excluding amounts included in net interest expense)	$6	$—
Actuarial gains and losses arising from changes in demographic assumptions	(3)	—
Actuarial gains and losses arising from changes in financial assumptions	(1)	(1)
Actuarial gains and losses arising from experience adjustments	—	—

Total expense (gain) recognized in other comprehensive income	$2	$(1)

Total expense (gain) recognized in comprehensive income	$3	$(1)

        The expense recorded in profit and loss is recognized within general and administrative expenses in the Combined Carve-Out Statement of Operating Results.

Plan Assets

        The defined benefit pension plans expose our company to certain actuarial risks such as investment risk, interest rate risk, and compensation risk. The present value of the defined benefit obligation is calculated using a discount rate. If the return on plan assets is below this rate, a plan deficit occurs. We mitigate this investment risk by establishing a sound investment policy to be followed by the investment manager. Our investment policy requires plan assets to be invested in a diversified portfolio and is set based on both asset return and local statutory requirements. A change in interest and compensation rates will also affect the defined benefit obligation. A sensitivity analysis of the discount rate and compensation rate is provided below.

        The following table summarizes the fair value of plan assets by category as of December 31, 2015:

US$ MILLIONS	Level 1	Level 2(1)	Level 3(2)	Total
Cash and cash equivalents	$2	$—	$—	$2
Equity instruments	1	—	—	1
Debt instruments	2	—	—	2
Investment funds	—	92	—	92
Fixed insurance contracts	—	—	11	11

Total plan assets	$5	$92	$11	$108

(1)
Level 2 assets represent the net asset value of the underlying assets held by the investment fund. The assets are valued by the fund administrator.

(2)
Level 3 assets consist of insurance rights and equity and debt instruments pooled in an actively invested collective profit sharing arrangement with other third-party employers. The assets are valued using non-observable inputs by the plan administrator.

COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014

26.   POST-EMPLOYMENT BENEFITS (Continued)

Significant Assumptions

        Our company annually re-evaluates assumptions and estimates used in projecting the defined benefit and post-retirement liabilities. These assumptions and estimates may affect the carrying value of the defined benefit and post-retirement plan liabilities in our Combined Carve-out Statements of Financial Position. The significant actuarial assumptions adopted are as follows:

Defined benefit plan
Discount rate	3.9% to 4%
Rate of compensation increase	1.8%

Post-retirement plan
Discount rate	4% to 5.1%
Health care cost trend on covered charges:
Immediate trend rate	6.7% to 8.5%
Ultimate trend rate	5% to 6.5%

        These assumptions have a significant impact on the defined benefit and post-retirement liabilities reported in the Combined Carve-Out Statement of Financial Position. The following table presents a sensitivity analysis of each assumption with the related impact on these liabilities as of December 31, 2015:

US$ MILLIONS	Percentage Increase	Impact on Liability	Percentage Decrease	Impact on Liability
Defined benefit pension plan
Discount rate	0.25% to 1%	$(4)	0.25%	$4
Rate of compensation increase	0.50%	—	0.50%	—
Post-retirement plan
Discount rate	0.25% to 1%	$(1)	0.25%	$1
Health care cost trend rates	0.50 to 1%	1	0.50%	(1)

        The sensitivity analyses above have been determined based on reasonably possible changes of the respective assumptions occurring as of December 31, 2015, while holding all other assumptions constant. These analyses may not be representative of the actual change in the defined benefit and post-retirement obligations as it is unlikely that the change in assumptions would occur in isolation of one another.

        The following table summarizes future planned benefit payments under our defined benefit and post-retirement plans as of December 31, 2015:

US$ MILLIONS	Defined benefit pension plan	Post-retirement plan
2016	$10	$2
2017	10	5
2018	10	2
2019	10	2
2020	11	2
Thereafter	55	9

Total	106	22

NOTE 27.   SUBSEQUENT EVENTS

        Any events and transactions that occurred after the reporting date have been evaluated as potential subsequent events. This evaluation has been performed through April 26, 2016, the date on which these Combined Carve-out Financial Statements were available to be issued and no material subsequent events have been identified.

 SUPPLEMENTARY INFORMATION ON OIL AND GAS (UNAUDITED)

Supplementary Oil and Gas Information

        In calculating the standardized measure of discounted future net cash flows, constant price and cost assumptions were applied to our company's annual future production from proved reserves to determine cash inflows. Future production and development costs assume the continuation of existing economic, operating and regulatory conditions. Future income taxes are calculated by applying statutory income tax rates to future pre-tax cash flows after provision for the tax cost of the oil and natural gas properties based upon existing laws and regulations. The discount was computed by application of a 10% discount factor to the future net cash flows. The calculation of the standardized measure of discounted future net cash flows is based upon the discounted future net cash flows prepared by our company's independent qualified reserves evaluators in relation to the reserves they respectively evaluated, and adjusted to the extent provided by contractual arrangements, such as price risk management activities, in existence at year end and to account for asset retirement obligations and future income taxes.

        Our company cautions that the discounted future net cash flows relating to proved oil and gas reserves are an indication of neither the fair market value of our company's oil and gas properties, nor the future net cash flows expected to be generated from such properties. The discounted future net cash flows do not include the fair market value of exploratory properties and probable or possible oil and gas reserves, nor is consideration given to the effect of anticipated future changes in oil and gas prices, development, asset retirement and production costs, and possible changes to tax and royalty regulations. The prescribed discount rate of 10% may not appropriately reflect future interest rates.

        All references in the following tables contain Consolidated Subsidiaries, being Ember and Insignia both of which are geographically located in Canada, and/or Equity Affiliate, being Quadrant which is located in Australia. Consolidated Subsidiaries reserves and values are represented on a total company interest basis while the Equity Affiliate reserves and values are represented as our company's proportionate interest.

Net Proved Reserves(1)(2)
(12-Month Average Trailing Prices; After Royalties)

        The table below presents a summary of changes in the internal engineering estimated proved reserves for each of the years in the three years ended December 31, 2015. Our company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

(1)
Definitions:

a.
"Net" reserves are the remaining reserves of our company, after deduction of estimated royalties and including royalty interests.

b.
"Proved" oil and gas reserves are those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations.

c.
"Developed" oil and gas reserves are reserves of any category that are expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

d.
"Undeveloped" oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion

(2)
Our company does not file any estimates of total net proved natural gas, oil and NGLs reserves with any U.S. federal authority or agency other than the Securities and Exchange Commission and the Canadian Securities Administrators in accordance with NI 51-101.

	Oil (Mbbls)	NGLs (Mbbls)	Natural Gas (MMcf)	Total (MBoe)
Consolidated Subsidiaries (Canadian Operations)
2013(1)
Beginning of year	725	215	73,917	13,259
Revisions and improved recovery	87	62	20,592	3,582
Extensions and discoveries	57	150	26,767	4,667
Purchases of proved reserves in place	436	104	203,823	34,510
Sales of minerals in place	—	—	—	—
Production	(188)	(86)	(22,353)	(3,999)

End of year	1,117	445	302,746	52,019

Developed	1,117	369	261,408	45,053
Undeveloped	—	76	41,338	6,966

Total	1,117	445	302,746	52,019

2014(2)
Beginning of year	1,117	445	302,746	52,019
Revisions and improved recovery	470	266	67,276	11,949
Extensions and discoveries	—	32	44,583	7,463
Purchases of proved reserves in place	5	—	53,420	8,909
Sales of minerals in place	—	—	—	—
Production	(207)	(117)	(41,664)	(7,268)

End of year	1,385	626	426,361	73,072

Developed	1,362	455	353,283	60,698
Undeveloped	23	171	73,078	12,374

Total	1,385	626	426,361	73,072

2015(3)
Beginning of year	1,385	626	426,361	73,072
Revisions and improved recovery	232	(82)	267,493	44,733
Extensions and discoveries	—	—	8,674	1,446
Purchases of proved reserves in place	302	245	429,325	72,100
Sales of minerals in place	(357)	(78)	(2,819)	(905)
Production	(314)	(148)	(103,775)	(17,758)

End of year	1,248	563	1,025,259	172,688

Developed	1,248	563	1,025,259	172,688
Undeveloped	—	—	—	—

Total	1,248	563	1,025,259	172,688

Equity Affiliate (Australian Operations)
2015(4)
End of year	3,000	1,117	143,661	28,060

Developed	2,169	537	85,731	16,995
Undeveloped	831	580	57,929	11,066

Total	3,000	1,117	143,660	28,061

Consolidated Subsidiaries (Canadian Operations) and Equity Affiliate (Australian Operations)
2015
Consolidated subsidiaries	1,248	563	1,025,259	172,688
Equity affiliate	3,000	1,117	143,661	28,060

End of year	4,248	1,680	1,168,920	200,748

Developed	3,417	1,100	1,110,990	189,683
Undeveloped	831	580	57,929	11,066

Total	4,248	1,680	1,168,920	200,749

(1)
For the year ended December 31, 2013, proved reserves increased by 38,760 MBoe primarily from an acquisition made in September 2013.

(2)
For the year ended December 31, 2014, proved reserves increased by 21,053 MBoe from a combination of improved constant pricing, improved recovery and well performance, extensions of reserves due to drilling activities and the acquisition of new reserves.

(3)
For the year ended December 31, 2015, proved reserves increased by 44,733 MBoe due to improved recovery primarily from well performance and increased by 72,100 due to an acquisition of new reserves in January 2015.

(4)
All of the Equity Affiliate reserves were acquired in June 2015 and as such, there were no reserve balances as of December 31, 2013 or December 31, 2014. Consequently, there were also no reserve balances as of December 31, 2014 from which to provide a reconciliation.

12-Month Average Trailing Prices

        The following reference prices were utilized in the determination of reserves and future net revenue:

			Oil & NGL's
	Natural Gas
				Edmonton Light Sweet (CAD$/bbl)
	Henry Hub ($/MMBtu)	AECO (CAD$/MMBtu)	WTI ($/bbl)		Brent(3) ($/bbl)	NGL Mix(4) (CAD$/bbl)
Reserves Pricing(1)(2)
2013	3.67	3.15	96.67	93.12	108.11	58.39
2014	4.35	4.58	95.28	94.74	101.30	66.70
2015	2.58	2.69	50.28	59.38	54.13	27.85

(1)
All prices were held constant in all future years when estimating net revenues and reserves.

(2)
There is no established pricing benchmark posted on any trading exchange for natural gas sales in Western Australia. Rather, our Australian company enters into various bilateral customer contracts with end users in Western Australia. Forecast prices reflect current forward pricing from bilateral customer contracts as there are no volumes not currently under a bilateral customer contract included in the reserve report.

(3)
Brent oil prices are the relevant benchmark price for both oil and condensate sales in our Australian operations.

(4)
NGL mix based on 45 percent propane, 35 percent butane and 20 percent natural gasolines.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

	Total
($ MILLIONS)	2015	2014	2013
Consolidated Subsidiaries (Canadian Operations)
Future cash inflows	$2,000	$1,829	$1,024
Less future:
Production costs	1,355	775	570
Development costs	324	167	120
Income taxes(1)	—	—	—

Future net cash flows	321	887	334
Less 10% annual discount for estimated timing of cash flows	(48)	330	97

Discounted future net cash flows	$369	$557	$237

Equity Affiliate (Australian Operations)
Future cash inflows	$1,022	$—	$—
Less future:
Production costs	195	—	—
Development costs	220	—	—
Income taxes	308	—	—

Future net cash flows	299	—	—
Less 10% annual discount for estimated timing of cash flows	96	—	—

Discounted future net cash flows	$203	$—	$—

(1)
Based SEC constant pricing for December 31, 2015, there are sufficient tax pools available to offset net future income taxes.

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

	Total
($ MILLIONS)	2015	2014	2013
Consolidated Subsidiaries (Canadian Operations)
Balance, beginning of year	$556.8	$237.2	$65.2
Changes resulting from:
Oil and gas sales during the period net of royalties and production costs	(86.5)	(113.4)	(45.8)
Changes due to prices	(340.5)	264.3	51.7
Actual development costs during the period	36.5	92.3	36.2
Changes in future development costs	25.0	(84.6)	(35.4)
Changes resulting from extensions, infill drilling and improved recovery	3.4	72.9	13.9
Changes resulting from discoveries	—	—	—
Changes resulting from acquisitions of reserves	203.8	72.0	128.2
Changes resulting from dispositions of reserves	(4.8)	—	—
Accretion of discount	46.7	22.2	6.5
Other significant factors	(114.6)	(15.8)	(6.7)
Net changes in income taxes	25.3	(31.9)	0.0
Changes resulting from technical reserves revisions plus effects of timing	17.4	41.6	23.4

Balance, end of year	$368.5	$556.8	$237.2
Equity Affiliate (Australian Operations)(1)
Balance, end of year	$203	$—	$—

(1)
All of the Equity Affiliate reserves were acquired on June 5, 2015 by virtue of an acquisition of a major United States company's Western Australian oil and gas assets. As such, there were no reserve balances as of December 31, 2013 or December 31, 2014. Consequently, there were also no reserve balances as of December 31, 2014 from which to provide a reconciliation.

Results of Operations

	Total
($ MILLIONS)	2015	2014	2013
Consolidated Subsidiaries (Canadian Operations)
Oil and gas revenues, net of royalties, transportation and processing	224.4	183.1	85.7
Less:
Operating costs, production and mineral taxes, and accretion of asset retirement obligations	132.4	70.1	40.2
Depreciation, depletion and amortization	122.2	64.8	42.5
Impairments(1)	(135.7)	—	(9.7)

Operating income (loss)	105.4	48.2	12.7
Income taxes	13.3	(12.1)	3.8

Results of operations	118.7	36.1	16.5
Equity Affiliate (Australian Operations)(2)
Oil and gas revenues, net of royalties, transportation and processing	81.8	—	—
Less:
Operating costs, production and mineral taxes, and accretion of asset retirement obligations	23.3	—	—
Depreciation, depletion and amortization	31.7	—	—
Impairments	30.0	—	—
Other income/expenses	0.6	—	—
Finance income/expenses	5.0	—	—

Operating income (loss)	(8.8)	—	—
Income taxes	(2.4)	—	—

Results of operations	(6.3)	—	—

(1)
Impairments recognizes a bargain purchase gain on the acquisition of the Clearwater CBM property in January 2015 and is offset by impairment of some minor non-CBM properties during the year.

(2)
All of the Equity Affiliate reserves were acquired in June 2015 and as such, results from 2015 are presented as from inception (June 5, 2015) to December 31, 2015.

Capitalized Costs

	Total
($ MILLIONS)	2015	2014	2013
Consolidated Subsidiaries (Canadian Operations)
Proved oil and gas properties	1,347.6	852.3	737.8
Unproved oil and gas properties	13.2	24.7	13.2

Total capital cost	1,360.8	877.0	751.0
Accumulated DD&A	(324.3)	(248.0)	(201.0)

Net capitalized costs	1,036.5	629.0	550.0
Equity Affiliate (Australian Operations)(1)
Proved oil and gas properties	556.5	—	—
Unproved oil and gas properties	11.9	—	—

Total capital cost	568.4	—	—
Accumulated DD&A	(46.3)	—	—

Net capitalized costs	522.1	—	—

(1)
All of the Equity Affiliate reserves were acquired on June 5, 2015 by virtue of an acquisition of a major United States company's Western Australian oil and gas assets. As such, results from 2015 are presented as from inception (June 5, 2015) to December 31, 2015.

Costs Incurred

	Total
($ MILLIONS)	2015	2014	2013
Consolidated Subsidiaries (Canadian Operations)
Acquisitions
Unproved	—	0.3	0.1
Proved	662.6	44.3	199.6

Total acquisitions	662.6	44.6	199.7
Exploration costs(1)	(7.5)	0.5	0.7
Development costs(1)	(28.5)	90.9	35.5

Total costs incurred	626.6	136.0	235.9
Equity Affiliate (Australian Operations)(2)
Acquisitions
Unproved	13.7	—	—
Proved	540.9	—	—

Total acquisitions	554.6	—	—
Exploration costs	15.6	—	—
Development costs	13.6	—	—

Total costs incurred	583.8	—	—

(1)
Net of adjustments for minor dispositions during 2015.

(2)
All of the Equity Affiliate reserves were acquired in June 2015 and as such, results from 2015 are presented as from inception (June 5, 2015) to December 31, 2015.

Costs not Subject to Depletion or Amortization

        Upstream costs in respect of significant unproved properties are excluded from the country cost center's depletable as follows:

	As of December 31
($ MILLIONS)	2015	2014	2013
Total	8.4	12.0	14.7

	2015	2014	2013	Prior to 2013	Total
Acquisition costs	0.8	0.3	0.1	20.3	21.5
Exploration costs	0.1	(1.1)	0.6	2.4	2.0

	0.9	(0.8)	0.7	22.7	23.5

        Ultimate recoverability of these costs and the timing of inclusion within the applicable country cost center's depletable base is dependent upon either the finding of proved natural gas and liquids reserves, expiration of leases or recognition of impairments. Acquisition costs primarily include costs incurred to acquire or lease properties. Exploration costs primarily include costs related to geological and geophysical studies and costs of drilling and equipping exploratory wells.

BROOKFIELD BUSINESS PARTNERS L.P.
As of March 31, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Brookfield Asset Management Inc.
Toronto, Canada

        We have audited the accompanying statement of financial position of Brookfield Business Partners L.P. (the "Company") as of March 31, 2016 and a summary of significant accounting policies and other explanatory information. This statement of financial position is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement of financial position based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the Canadian generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of financial position. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the statement of financial position presents fairly, in all material respects, the financial position of Brookfield Business Partners L.P. as of March 31, 2016, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

April 26, 2016
Toronto, Canada

BROOKFIELD BUSINESS PARTNERS L.P.

STATEMENT OF FINANCIAL POSITION

(US$)	As of March 31, 2016
Assets
Receivable from Parent	$1,000

Equity
Partners' capital	$1,000

The accompanying notes are an integral part of these financial statements

BROOKFIELD BUSINESS PARTNERS L.P.

NOTES TO THE STATEMENT OF FINANCIAL POSITION

NOTE 1.    ORGANIZATION

        Our company was formed as a limited partnership established under the laws of Bermuda on January 18, 2016, pursuant to a limited partnership agreement dated January 18, 2016. The general partner of our company, 1922859 Alberta ULC, a wholly-owned subsidiary of Brookfield Asset Management, will contribute $100 and Brookfield Private Equity Group Holdings L.P. (as a limited partner) will contribute $900. Our company has been established to serve as Brookfield's flagship public company for its business services and industrial operations and the primary entity through which Brookfield owns and operates these businesses on a global basis.

        Our company's registered head office is 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda.

        The financial statements were approved by the Board of Directors of the parent company and authorized for issue on April 26, 2016.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The Statement of Financial Position has been prepared in accordance with IFRS as issued by the IASB. Separate Statements of Operating Results, Changes in Partners' Capital and Cash Flows have not been presented as there have been no activities for our company since the incorporation date of January 18, 2016 and reporting date of March 31, 2016.

 GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of GrafTech International Ltd.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of stockholders' equity and cash flows present fairly, in all material respects, the financial position of GrafTech International Ltd. and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As noted in Note 18 to the consolidated financial statements, the Company amended its revolving agreement and entered into a new senior secured delayed draw term loan.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
March 2, 2015

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)	December 31, 2013	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,888	$17,550
Accounts and notes receivable, net of allowance for doubtful accounts of $6,718 as of December 31, 2013 and $7,471 as of December 31, 2014	199,566	162,919
Inventories	490,414	382,903
Prepaid expenses and other current assets	73,790	81,623

Total current assets	775,658	644,995

Property, plant and equipment	1,588,880	1,500,821
Less: accumulated depreciation	767,895	846,781

Net property, plant and equipment	820,985	654,040
Deferred income taxes	10,334	16,819
Goodwill	496,810	420,129
Other assets	114,061	97,822

Total assets	$2,217,848	$1,833,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$115,212	$86,409
Short-term debt	1,161	188,104
Accrued income and other taxes	30,687	24,506
Rationalizations	18,421	9,563
Supply chain financing liability	9,455	—
Other accrued liabilities	40,939	43,319

Total current liabilities	215,875	351,901

Long-term debt	541,593	341,615
Other long-term obligations	97,947	107,566
Deferred income taxes	41,684	28,197
Contingencies — Note 14
Stockholders' equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 151,929,565 shares issued as of December 31, 2013 and 152,821,011 shares issued as of December 31, 2014	1,519	1,528
Additional paid-in capital	1,820,451	1,825,880
Accumulated other comprehensive loss	(292,624)	(336,524)
Retained earnings	39,625	(245,751)
Less: cost of common stock held in treasury, 16,341,311 shares as of December 31, 2013 and 15,922,729 as of December 31, 2014	(247,190)	(239,811)
Less: common stock held in employee benefit and compensation trusts, 87,206 shares as of December 31, 2013 and 80,967 shares as of December 31, 2014	(1,032)	(796)

Total stockholders' equity	1,320,749	1,004,526

Total liabilities and stockholders' equity	$2,217,848	$1,833,805

See accompanying Notes to the Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31,
(Dollars in thousands, except per share data)	2012	2013	2014
Net sales	$1,248,264	$1,166,674	$1,085,304
Cost of sales	932,460	1,027,608	993,057

Gross profit	315,804	139,066	92,247
Research and development	13,796	10,437	14,844
Selling and administrative expenses	145,540	111,043	124,178
Impairment of long-lived assets and goodwill	—	—	197,220
Rationalizations	—	20,156	11,625

Operating income (loss)	156,468	(2,570)	(255,620)
Other (income) expense, net	(1,005)	1,698	2,445
Interest expense	23,247	36,037	37,057
Interest income	(261)	(203)	(330)

Income before income taxes	134,487	(40,102)	(294,792)
Provision (benefit) for income taxes	16,846	(12,843)	(9,416)

Net income (loss)	$117,641	$(27,259)	$(285,376)

Basic income (loss) per common share:
Net income (loss) per share	$0.85	$(0.20)	$(2.10)

Weighted average common shares outstanding	138,552	135,067	136,155
Diluted income (loss) per common share:
Net income (loss) per share	$0.84	$(0.20)	$(2.10)

Weighted average common shares outstanding	139,700	135,067	136,155
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$117,641	$(27,259)	$(285,376)
Other comprehensive income:
Foreign currency translation adjustments	(9,929)	(13,981)	(33,041)
Commodities and foreign currency derivatives and other, net of tax of $2,327, $(300) and $(63), respectively	(8,812)	2,035	(10,859)

Other comprehensive loss, net of tax:	(18,741)	(11,946)	(43,900)

Comprehensive income (loss)	$98,900	$(39,205)	$(329,276)

See accompanying Notes to the Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
Cash flow from operating activities:
Net income (loss)	$117,641	$(27,259)	$(285,376)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	81,660	123,397	119,708
Impairment of long-lived assets and goodwill	—	—	197,220
Rationalization related fixed asset write offs	—	8,010	926
Inventory write-downs	—	—	19,600
Deferred income tax benefit	8,130	(22,369)	(16,003)
Post-retirement and pension plan changes	13,349	(10,544)	23,047
Stock-based compensation	9,601	8,035	5,577
Interest expense	12,500	14,052	15,693
Insurance recoveries	4,007	—	—
Other charges, net	(20,001)	7,162	1,441
(Increase) decrease in working capital*	(106,220)	31,980	56,846
Increase in long-term assets and liabilities	(19,267)	(15,627)	(17,776)

Net cash provided by operating activities	$101,400	$116,837	$120,903
Cash flow from investing activities:
Capital expenditures	(127,728)	(86,344)	(84,981)
Insurance recoveries	—	1,500	2,834
Proceeds from derivative instruments	7,572	114	(2,025)
Proceeds from the sale of fixed assets	—	—	5,042
Other	194	929	178

Net cash used in investing activities	$(119,962)	$(83,801)	$(78,952)
Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(5,738)	(7,265)	(1,021)
Revolving facility borrowings	425,000	166,000	269,000
Revolving facility reductions	(587,500)	(171,500)	(293,000)
Proceeds from long-term debt	300,000	—	—
Principal payments on long-term debt	(225)	(225)	(192)
Supply chain financing	(2,967)	(17,508)	(9,455)
Proceeds from exercise of stock options	157	448	2,813
Purchase of treasury shares	(103,445)	(1,825)	(894)
Refinancing fees and debt issuance costs	(6,385)	(560)	(3,279)
Other	5,215	(5,210)	951

Net cash provided by (used in) financing activities	$24,112	$(37,645)	$(35,077)
Net increase (decrease) in cash and cash equivalents	5,550	(4,609)	6,874
Effect of exchange rate changes on cash and cash equivalents	(662)	(820)	(1,212)
Cash and cash equivalents at beginning of period	12,429	17,317	11,888

Cash and cash equivalents at end of period	$17,317	$11,888	$17,550

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest	$9,279	$21,825	$21,549
Income taxes	26,209	8,357	10,611
Non-cash operating, investing and financing activities:
Common stock issued to savings and pension plan trusts	4,593	4,561	4,381
* Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$(5,563)	$37,366	$28,466
Inventories	(67,314)	14,324	77,875
Prepaid expenses and other current assets	(2,281)	(209)	(14,898)
Increase (decrease) in accounts payables and accruals	(32,759)	(38,198)	(25,849)
Rationalizations	—	18,421	(8,732)
Increase in interest payable	1,697	276	(16)

(Increase) decrease in working capital	$(106,220)	$31,980	$56,846

See accompanying Notes to the Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in thousands, except share data)	Issued Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Treasury Stock	Common Stock Held in Employee Benefit & Compensation Trust	Total Stockholders' Equity
Balance at January 1, 2012	149,861,081	$1,499	$1,798,161	$(261,937)	$(50,757)	$(146,041)	$(981)	$1,339,944
Comprehensive income (loss):
Net income	—	—	—	—	117,641	—	—	117,641
Other comprehensive income:
Commodity and foreign currency derivatives and other, net of tax of $2,327	—	—	(11)	(8,812)	—	—	—	(8,823)
Foreign currency translation adjustments	—	—	—	(9,929)	—	—	—	(9,929)

Total other comprehensive income	—	—	(11)	(18,741)	—	—	—	(18,752)
Treasury stock	—	—	—	—	—	(101,697)	—	(101,697)
Stock-based compensation	553,614	6	9,720	—	—	(1,762)	—	7,964
Common stock issued to savings and pension plan trusts	433,061	4	4,565	—	—	13	12	4,594
Sale of common stock under stock options	21,471	—	157	—	—	—	—	157

Balance at December 31, 2012	150,869,227	$1,509	$1,812,592	$(280,678)	$66,884	$(249,487)	$(969)	$1,349,851

Comprehensive income (loss):
Net income	—	—	—	—	(27,259)	—	—	(27,259)
Other comprehensive income:
Commodity and foreign currency derivatives and other, net of tax of ($300)	—	—	—	2,035	—	—	—	2,035
Foreign currency translation adjustments	—	—	—	(13,981)	—	—	—	(13,981)

Total other comprehensive income	—	—	—	(11,946)	—	—	—	(11,946)
Stock-based compensation	405,168	4	2,850	—	—	2,297	—	5,151
Common stock issued to savings and pension plan trusts	564,435	6	4,561	—	—	—	(63)	4,504
Sale of common stock under stock options	90,735	—	448	—	—	—	—	448

Balance at December 31, 2013	151,929,565	$1,519	$1,820,451	$(292,624)	$39,625	$(247,190)	$(1,032)	$1,320,749

Balance at December 31, 2013	151,929,565	1,519	1,820,451	(292,624)	39,625	(247,190)	(1,032)	1,320,749
Comprehensive income (loss):
Net income	—	—	—	—	(285,376)	—	—	(285,376)
Other comprehensive income:
Commodity and foreign currency derivatives and other, net of tax of ($63)	—	—	—	(10,859)	—	—	—	(10,859)
Foreign currency translation adjustments	—	—	—	(33,041)	—	—	—	(33,041)

Total other comprehensive income	—	—	—	(43,900)	—	—	—	(43,900)
Stock-based compensation	322	—	(1,765)	—	—	7,379	—	5,614
Common stock issued to savings and pension plan trusts	574,973	6	4,381	—	—	—	236	4,623
Sale of common stock under stock options	316,151	3	2,813	—	—	—	—	2,816

Balance at December 31, 2014	152,821,011	$1,528	$1,825,880	$(336,524)	$(245,751)	$(239,811)	$(796)	$1,004,526

See accompanying Notes to the Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Discussion of Business and Structure

  GrafTech International Ltd. is one of the world's largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products. References herein to "GTI," "we," "our," or "us" refer collectively to GrafTech International Ltd. and its subsidiaries. We have seven major product categories: graphite electrodes, refractory products, needle coke products, advanced graphite materials, advanced composite materials, advanced electronics technologies, and advanced materials, which are reported in the following segments:

    •
    Industrial Materials includes graphite electrodes, refractory products and needle coke products, and primarily serves the steel industry.

    •
    Engineered Solutions includes advanced graphite materials, advanced composite materials, advanced electronics technologies, and advanced materials and provides primary and specialty products to the advanced electronics, industrial, energy, transportation and defense markets.

  Summary of Significant Accounting Policies

  The Consolidated Financial Statements include the financial statements of GrafTech International Ltd. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  Cash Equivalents

  We consider all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist of certificates of deposit, money market funds and commercial paper.

  Revenue Recognition

  Revenue from sales of our commercial products is recognized when they meet four basic criteria (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the amount is determinable and (4) collection is reasonably assured. Sales are recognized when both title and the risks and rewards of ownership are transferred to the customer or services have been rendered and fees have been earned in accordance with the contract.

  Volume discounts and rebates are estimated and are recorded as a reduction of revenue in conjunction with the sale of the related products. Changes to estimates are recorded when they become probable. Shipping and handling revenues billed to our customers are included in net sales and the related shipping and handling costs are included as an increase to cost of sales.

  Earnings per Share

  The calculation of basic earnings per share is based on the weighted-average number of our common shares outstanding during the applicable period. We use the two-class method of computing earnings per share for our instruments granted in share-based payment transactions that are determined to be participating securities prior to vesting.

  Diluted earnings per share recognizes the dilution that would occur if outstanding stock options and restricted stock awards were exercised or converted into common shares. We use the treasury stock method to compute the dilutive effect of our stock options and restricted stock awards (using the average market price for the period).

  Inventories

  Inventories are stated at the lower of cost or market. Cost is principally determined using the "first-in first-out" ("FIFO") and average cost, which approximates FIFO, methods. Elements of cost in inventory include raw materials, direct labor and manufacturing overhead.

  Property, Plant and Equipment

  Expenditures for property, plant and equipment are recorded at cost. Maintenance and repairs of property and equipment are expensed as incurred. Expenditures for replacements and betterments are capitalized and the replaced assets are retired. Gains and losses from

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  the sale of property are included in cost of goods sold or other (income) expense, net. We depreciate our assets using the straight-line method over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Years
Buildings	25-40
Land improvements	20
Machinery and equipment	5-20
Furniture and fixtures	5-10

  The carrying value of fixed assets is assessed when events and circumstances indicating impairment are present. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Depreciation expense was $59.6 million for 2012, $102.9 million for 2013 (including $28.3 million of rationalization related accelerated depreciation) and $100.4 million for 2014 (including $26.0 million of rationalization related accelerated depreciation).

  Accounts Receivable

  Trade accounts receivable primarily arise from sales of goods to customers and distributors in the normal course of business.

  Sales of trade accounts receivable

  We have in the past sold certain trade accounts receivable to a bank under a factoring arrangement. The receivables were sold at a discount on a nonrecourse basis and we did not retain interests in the receivables sold. We also acted as a servicer of the sold receivables for a fee. The servicing duties included collecting payments on receivables and remitting them to the bank. While servicing the receivables, we applied the same servicing policies and procedures that are applied to our owned accounts receivable.

  Allowance for Doubtful Accounts

  Considerable judgment is required in assessing the realizability of receivables, including the current creditworthiness of each customer, related aging of the past due balances and the facts and circumstances surrounding any non-payment. We evaluate specific accounts when we become aware of a situation where a customer may not be able to meet its financial obligations. The reserve requirements are based on the best facts available to us and are reevaluated and adjusted as additional information is received. Receivables are charged off when amounts are determined to be uncollectible.

  Capitalized Bank Fees

  We capitalize bank fees upon the incurrence of debt. As of December 31, 2013 and December 31, 2014, capitalized bank fees amounted to $9.8 million and $9.7 million, respectively. We amortize such amounts over the life of the respective debt instrument using the effective interest method. The estimated life may be adjusted upon the occurrence of a triggering event. Amortization of capitalized bank fees amounted to $1.7 million in 2012, $2.5 million in 2013, and $3.3 million in 2014, respectively, and is included in interest expense.

  Derivative Financial Instruments

  We do not use derivative financial instruments for trading purposes. They are used to manage well-defined commercial risks associated with commodity contracts and currency exchange rate risks.

  Foreign Currency Derivatives

  We enter into foreign currency derivatives from time to time to manage exposure to changes in currency exchange rates. These instruments, which include, but are not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures, relating to non-dollar denominated debt and identifiable foreign currency receivables, payables and commitments held by our foreign and domestic subsidiaries. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. Purchased foreign currency options are instruments which give the holder the right, but not the obligation, to exchange different currencies at a specified rate at a specified date or over a range of specified dates. The result is the

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  creation of a range in which a best and worst price is defined, while minimizing option cost. Forward exchange contracts and purchased currency options are carried at fair value. These contracts are treated as hedges to the extent they are effective. Changes in fair values related to these contracts are recognized in other comprehensive income in the Consolidated Balance Sheets until settlement. At the time of settlement, realized gains and losses are recognized in revenue or cost of goods sold on the Consolidated Statements of Income. For derivatives that are not designated as a hedge, any gain or loss is immediately recognized in Cost of Goods Sold or Other (Income) Expense on the the Consolidated Statements of Operations. Derivatives used in this manner relate to risks resulting from assets or liabilities denominated in a foreign currency.

  Commodity Derivative Contracts

  We periodically enter into derivative contracts for natural gas and certain refined oil products. These contracts are entered into to protect against the risk that eventual cash flows related to these products will be adversely affected by future changes in prices. All commodity contracts are carried at fair value and are treated as hedges to the extent they are effective. Changes in their fair values are included in other comprehensive income in the Consolidated Balance Sheets until settlement. At the time of settlement of these hedge contracts, realized gains and losses are recognized as part of cost of goods sold on the Consolidated Statements of Income.

  Research and Development

  Expenditures relating to the development of new products and processes, including significant improvements to existing products, are expensed as incurred.

  Income Taxes

  We file a consolidated United States ("U.S.") federal income tax return for GTI and its eligible domestic subsidiaries. Our non-U.S. subsidiaries file income tax returns in their respective local jurisdictions. We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax benefit carry forwards. Deferred tax assets and liabilities at the end of each period are determined using enacted tax rates. A valuation allowance is established or maintained, when, based on currently available information and other factors, it is more likely than not that all or a portion of a deferred tax asset will not be realized.

  Under the guidance on accounting for uncertainty in income taxes, we recognize the benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods.

  Stock-Based Compensation Plans

  We have various plans that provide for the granting of stock-based compensation to employees and, in certain instances, to non-employee directors, which are described more fully in Note 13, "Management Compensation and Incentive Plans." Shares are issued upon vesting or option exercise from authorized, unissued shares or treasury shares.

  We account for those plans under the applicable standards on accounting for share-based payment. For transactions in which we obtain employee services in exchange for an award of equity instruments, we measure the cost of the services based on the grant date fair value of the award. We recognize the cost over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). Costs related to plans with graded vesting are generally recognized using a straight-line method. Cash flows resulting from tax benefits for deductions in excess of compensation cost recognized are included in financing cash flows.

  Retirement Plans and Postretirement Benefits

  We use actuarial methods and assumptions to account for our defined benefit pension plans and our postretirement benefits. We immediately recognize the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each year (MTM Adjustment) and whenever a plan is remeasured (e.g. due to a significant curtailment, settlement, etc.). Pension and postretirement benefits expense includes the MTM adjustment, actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market values, and adjustments due to plan settlements and curtailments. Contributions to the qualified U.S. retirement plan are made in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Postretirement benefits and benefits under the non-qualified retirement plan have been accrued, but not funded. The estimated cost of future postretirement life insurance benefits is determined by the Company with assistance from independent actuarial firms using the "projected unit credit" actuarial cost method. Such costs are recognized as employees render the service necessary to earn the postretirement benefits. We record our balance sheet position based on the funded status of the plan.

  We exclude the inactive participant portion of our pension and other postretirement benefit costs as a component of inventoriable costs. Additional information with respect to benefits plans is set forth in Note 12, "Retirement Plans and Postretirement Benefits."

  Environmental, Health and Safety Matters

  Our operations are governed by laws addressing protection of the environment and worker safety and health. These laws provide for civil and criminal penalties and fines, as well as injunctive and remedial relief, for noncompliance and require remediation at sites where hazardous substances have been released into the environment.

  We have been in the past, and may become in the future, the subject of formal or informal enforcement actions or proceedings regarding noncompliance with these laws or the remediation of company-related substances released into the environment. Historically, such matters have been resolved by negotiation with regulatory authorities resulting in commitments to compliance, abatement or remediation programs and in some cases payment of penalties. Historically, neither the commitments undertaken nor the penalties imposed on us have been material.

  Environmental considerations are part of all significant capital expenditure decisions. Environmental remediation, compliance and management expenses were approximately $15.8 million in 2012, $14.6 million in 2013, and $17.0 million in 2014. The accrued liability relating to environmental remediation was $7.0 million as of December 31, 2013 and $6.9 million as of December 31, 2014. A charge to income is recorded when it is probable that a liability has been incurred and the cost can be reasonably estimated. When payments are fixed or determinable, the liability is discounted using a rate at which the payments could be effectively settled.

  Our environmental liabilities do not take into consideration possible recoveries of insurance proceeds. Because of the uncertainties associated with environmental remediation activities at sites where we may be potentially liable, future expenses to remediate sites could be considerably higher than the accrued liability.

  Foreign Currency Translation

  We translate the financial statements of foreign subsidiaries, whose local currency is their functional currency, to U.S. dollars using period-end exchange rates for assets and liabilities and weighted average exchange rates for each period for revenues, expenses, gains and losses. Differences arising from exchange rate changes are included in accumulated other comprehensive loss on the Consolidated Balance Sheets until such time as the operations of such non-U.S. subsidiaries are sold or substantially or completely liquidated.

  For our Mexican, Swiss and Russian subsidiaries, whose functional currency is the U.S. dollar, we remeasure non-monetary balance sheet accounts and the related income statement accounts at historical exchange rates. Resulting gains and losses arising from the fluctuations in currency for monetary accounts are recognized in other (income) expense, net, in the Consolidated Statements of Income. Gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred.

  We have non-dollar denominated intercompany loans between some of our foreign subsidiaries. These loans are subject to remeasurement gains and losses due to changes in currency exchange rates. Certain of these loans had been deemed to be essentially permanent prior to settlement and, as a result, remeasurement gains and losses on these loans were recorded as a component of accumulated other comprehensive loss in the stockholders' equity section of the Consolidated Balance Sheets. The remaining loans are deemed to be temporary and, as a result, remeasurement gains and losses on these loans are recorded as currency (gains/losses) in other (income) expense, net, on the Consolidated Statements of Income.

  Software Development Costs

  In connection with our development and implementation of global enterprise resource planning systems with advanced manufacturing, planning and scheduling software, we capitalize certain computer software costs after technological feasibility is established. These costs are capitalized within property, plant and equipment and are amortized utilizing the straight-line method over the economic lives of the related products. Total costs capitalized as of December 31, 2013 and 2014 amounted to $17.8 million and $15.6 million, respectively. Amortization expense for capitalized software was $1.4 million for 2012, $1.0 million for 2013 and $0.5 million for 2014.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Rationalizations

  We record costs for rationalization actions implemented to reduce excess and high-cost manufacturing capacity and operating and administrative costs. For ongoing post-employment benefit arrangements, a liability is recognized when it is probable that employees will be entitled to benefits and the amount can be reasonably estimated. These conditions are generally met when the rationalization plan is approved by management. For one-time benefit arrangements, a liability is incurred and must be accrued at the date the plan is communicated to employees, unless they will be retained beyond a minimum retention period. In this case, the liability is calculated at the date the plan is communicated to employees and is accrued ratably over the future service period. Other costs reported under Rationalization include contract termination costs.

  In connection with rationalization initiatives, the company incurs additional costs such as inventory losses, fixed assets write-offs, impairment and accelerated depreciation as well as various non-recurring costs for dismantling, transferring or disposing of equipment and inventory. These rationalization related costs are measured and recorded based on the appropriate accounting guidance. Inventory losses are recorded in cost of sales. Fixed assets write-offs and accelerated depreciation are recorded in cost of sales, R&D and SG&A based upon the asset utilization. Other non-recurring costs are recorded in cost of sales and SG&A.

  Goodwill and Other Intangible Assets

  Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. We do not recognize deferred income taxes for the difference between the assigned value and the tax basis related to nondeductible goodwill. Goodwill is not amortized; however, impairment testing is performed annually or more frequently if circumstances indicate that impairment may have occurred. We perform the goodwill impairment test annually at December 31.

  The impairment test for goodwill uses a two-step approach, which is performed at the reporting unit level. Step one compares the fair value of the reporting unit (using a discounted cash flow method) to its carrying value. The fair value for each reporting unit with goodwill is determined in accordance with accounting guidance on determining fair value, which requires consideration of the income, market, and cost approaches as applicable. If the carrying value exceeds the fair value, there is potential impairment and step two must be performed. Step two compares the carrying value of the reporting unit's goodwill to implied fair value (i.e., fair value of the reporting unit less the fair value of the unit's assets and liabilities, including identifiable intangible assets). If the fair value of goodwill is less than the carrying amount of goodwill, an impairment is recognized.

  Other amortizable intangible assets, which consist primarily of trademarks and trade names, customer-related intangibles, and technological know-how, are amortized over their estimated useful lives using the straight line or sum-of-the-years digits method. The estimated useful lives for each major category of amortizable intangible assets are:

Years
Trade name	5-10
Technology and know-how	5-9
Customer related intangible	5-14

  Additional information about goodwill and other intangibles is set forth in Note 4 "Goodwill and Other Intangible Assets."

  Major Maintenance and Repair Costs

  We perform scheduled major maintenance of the storage and processing units at our Seadrift plant (referred to as "overhaul"). Time periods between overhauls vary by unit. We also perform an annual scheduled significant maintenance and repair shutdown of the plant (referred to as "turnaround").

  Costs of overhauls and turnarounds include plant personnel, contract services, materials, and rental equipment. We defer these costs when incurred and use the straight-line method to amortize them over the period of time estimated to lapse until the next scheduled overhaul of the applicable storage or processing unit or over one year for our turnaround. Under this policy in 2013, costs deferred were $7.5 million and costs amortized were $7.8 million. Costs deferred in 2014 were $13.3 million and costs amortized were $6.6 million.

  Our turnaround, normally scheduled during the spring or early summer of each year, was completed during June 2014.

  Use of Estimates

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses. Significant estimates and

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  assumptions are used for, but are not limited to, pension and other post-retirement benefits, allowance for doubtful accounts, accruals and valuation allowances, asset impairment, and environmental-related accruals. Actual results could differ from our estimates.

  Subsequent Events

  We evaluate events that occur after the balance sheet date but before financial statements are issued to determine if a material event requires our amending the financial statements or disclosing the event.

  Basis of Presentation

  During 2013, the Company recorded additional depreciation expense of $2.7 million ($1.8 million net of tax), to correct certain errors related to prior periods. These charges were recorded primarily to release to cost of sales depreciation expenses that were previously incorrectly deferred to inventory. These adjustments were not material to 2013 or any previously issued financial statements.

  Recent Accounting Standards

  In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 — Revenue Recognition and most industry-specific guidance throughout the Codification. This ASU requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for fiscal years beginning after December 15, 2016, and for interim periods within those fiscal years. We are in the process of assessing the impact of the adoption of ASU 2014-09 on the Company's financial position, results of operations and cash flows.

  In July 2013, the Financial Accounting Standards Board ("FASB") issued guidance on Income Taxes for "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." This guidance requires that financial statements reflect a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward as reduced by any unrecognized tax benefit, or a portion of an unrecognized tax benefit. The updated guidance is effective for the Company's interim and annual periods beginning after December 15, 2013, which will be effective for us beginning fiscal 2014. We do not expect the adoption of this guidance to have a significant impact on our consolidated financial statements.

2.     RATIONALIZATIONS

  Throughout 2013 and 2014 the Company undertook rationalization plans in order to streamline our organization and lower our production costs. The following tables summarize the total rationalization and related charges incurred during 2013 and 2014 followed by the details of each plan.

	Year Ended December 31, 2013
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corporate, R&D and Other	Total
Accelerated depreciation (recorded in Cost of sales)	$28,326	$—	$—	$28,326
Inventory loss (recorded in Cost of sales)	7,886	896	—	8,782
Fixed asset write-offs and other (recorded in Cost of sales)	6,104	2,274	—	8,378
Other (recorded in Selling and administrative)	59	—	—	59
Severance and related costs (recorded in Rationalizations)	17,072	458	1,816	19,346
Contract terminations (recorded in Rationalizations)	810	—	—	810

Total 2013 rationalization and related charges	$60,257	$3,628	$1,816	$65,701

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.     RATIONALIZATIONS (Continued)

	Year Ended December 31, 2014
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corporate, R&D and Other	Total
Accelerated depreciation (recorded in Cost of sales)	$22,388	$3,649	$—	$26,037
Inventory loss (recorded in Cost of sales)	961	13,711	—	14,672
Fixed asset write-offs and other (recorded in Cost of sales)	5,552	1,278	—	6,830
Accelerated depreciation (recorded in Research and development)	—	—	2,312	2,312
Accelerated depreciation (recorded in Selling and administrative)	—	—	608	608
Other (recorded in Selling and administrative)	89	121	515	725
Severance and related costs (recorded in Rationalizations)	5,040	3,113	2,845	10,998
Contract terminations (recorded in Rationalizations)	469	146	11	626
Impairment of long-lived assets		121,570	—	121,570

Total 2014 rationalization and related charges	$34,499	$143,588	$6,291	$184,378

  2013 Industrial Materials Rationalization

  On October 31, 2013, we announced a global initiative to reduce our Industrial Materials segment's cost base and improve our competitive position. As part of this initiative, we ceased production at our two highest cost graphite electrode plants, located in Brazil and South Africa, as well as a machine shop in Russia. Our graphite electrode capacity was reduced by approximately 60,000 metric tons as a result of these actions. In parallel, we adopted measures for reductions in overhead and related corporate operations. These actions and measures reduced global headcount by approximately 600 people, or approximately 20 percent of our global workforce. These actions were substantially completed during the first half of 2014.

  2013 Engineered Solutions Rationalization

  In order to optimize our Engineered Solutions platform and improve our cost structure, we also initiated actions to centralize certain operations and reduce overhead in our Engineered Solutions segment. These actions reduced global headcount by approximately 40 people and were substantially completed during 2014.

  Total 2013 Rationalization Initiatives Impact to Financial Results

  During 2013 and 2014, as a result of the 2013 rationalization initiatives we incurred rationalization charges of $20.2 million and $0.9 million, respectively, related to severance and contract termination costs. We also incurred non-cash accelerated depreciation charges of $28.3 million and $23.2 million in 2013 and 2014, respectively. Other rationalization-related charges recorded in cost of sales in 2013 were $17.2 million, representing fixed asset write offs and other charges, including cleaning and dismantling costs and loss reserves for inventory. Other rationalization-related charges recorded in cost of sales in 2014 were $7.1 million, and primarily comprised of inventory write-offs.

  Charges incurred related to the 2013 rationalization initiatives for the twelve months ended December 31, 2013 and December 31, 2014 are as follows:

	Year Ended December 31, 2013
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corporate, R&D and Other	Total
Accelerated depreciation (recorded in Cost of sales)	$28,326	$—	$—	$28,326
Inventory loss (recorded in Cost of sales)	7,886	896	—	8,782
Fixed asset write-offs and other (recorded in Cost of sales)	6,104	2,274	—	8,378
Other (recorded in Selling and administrative)	59	—	—	59
Severance and related costs (recorded in Rationalizations)	17,072	458	1,816	19,346
Contract terminations (recorded in Rationalizations)	810	—	—	810

Total 2013 rationalization plan and related charges	$60,257	$3,628	$1,816	$65,701

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.     RATIONALIZATIONS (Continued)

	Year Ended December 31, 2014
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corporate, R&D and Other	Total
Accelerated depreciation (recorded in Cost of sales)	$22,388	$827	$—	$23,215
Inventory loss (recorded in Cost of sales)	961	485	—	1,446
Fixed asset write-offs and other (recorded in Cost of sales)	5,374	233	—	5,607
Other (recorded in Selling and administrative)	89	—	—	89
Severance and related costs (recorded in Rationalizations)	433	(28)	—	405
Contract terminations (recorded in Rationalizations)	469	—	—	469

Total 2014 rationalization plan and related charges	$29,714	$1,517	$—	$31,231

  The following table represents the roll-forward of the liability incurred for employee termination benefits and contract termination costs incurred in connection with the the rationalization initiatives described above. This liability is recorded as a current liability on the Consolidated Balance Sheet.

(Dollars in thousands)
Balance as of December 31, 2012	$—
Charges incurred	16,159
Change in estimates	3,997
Payments and settlements	(1,506)
Effect of change in currency exchange rates	(229)

Balance as of December 31, 2013	18,421
Charges incurred	613
Change in estimates	153
Payments and settlements	(16,494)
Effect of change in currency exchange rates	(1,658)

Balance as of December 31, 2014	$1,035

  2014 Engineered Solutions Rationalization

  On July 29, 2014, we announced additional rationalization initiatives to increase profitability, reduce cost and improve global competitiveness in our Engineered Solutions segment. During the second quarter of 2014, worldwide pricing of our isomolded graphite products ("isomolded") within our Advanced Graphite Material ("AGM") product group, as well as our expectation of future pricing, significantly eroded, driven by significant over-capacity and recent competitor responses. In addition, solar product demand continued to erode, with polysilicon, silicon and silicon wafer production migrating to China. New competitors servicing this industry commenced production in China at pricing levels making the market now unprofitable. As a result of these conditions, the Company decided to cease isomolded production and pursue alternative supply chain relationships in our isomolded product line.

  As a result of the above, we tested our long-lived assets used to produce advanced graphite materials for recovery, based on undiscounted cash flows from the use and eventual disposition of these assets. The carrying value of the assets exceeded these undiscounted cash flow and, accordingly, we estimated the fair-value of these long-lived assets based on a market participant view. This resulted in an impairment charge totaling 121.6 million during 2014, and included the impairment of certain acquired customer relationship and technology intangible assets. Goodwill associated with this line of business of $0.4 million was fully impaired, and included in the 121.6 million charge. Other impairment related charges, primarily inventory write-downs, were $19.8 million in 2014. If business conditions and plans do not achieve our expected returns in the Engineered Solutions segment, we may undertake additional restructurings, rationalizations or similar actions which could result in additional charges, write-offs and impairments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.     RATIONALIZATIONS (Continued)

  Charges incurred related to the 2014 Engineered Solutions rationalization initiatives in 2014 are as follows:

(Dollars in thousands)	Year Ended December 31, 2014
Accelerated depreciation (recorded in Cost of sales)	$2,802
Inventory losses (recorded in Cost of sales)	13,225
Fixed asset write-offs and other (recorded in Cost of sales)	1,046
Severance and related charges (recorded in Rationalizations)	2,498
Contract terminations and other (recorded in Rationalizations)	195
Impairments (recorded in Impairments)	121,570

Total Engineered Solutions rationalization and related charges	$141,336

  The 2014 Engineered Solutions rationalization will result in approximately $25 million of pre-tax charges (excluding impairments of $121.6 million). During 2014 we have incurred $19.8 million related to this program.

  The following table represents the roll-forward of the liability incurred for employee termination benefits and contract termination costs incurred in connection with the 2014 Engineered Solutions rationalization initiatives described above. This liability is recorded as a current liability on the Consolidated Balance Sheet.

(Dollars in thousands)
Balance as of December 31, 2013	$—
Charges incurred	2,611
Change in estimates	(40)
Payments and settlements	(916)
Effect of change in currency exchange rates	—

Balance as of December 31, 2014	$1,655

  2014 Corporate and Research & Development Rationalization

  During the third quarter of 2014, we announced the conclusion of another phase of our on-going company-wide cost savings assessment. This resulted in changes to the Company's operating and management structure in order to streamline, simplify and decentralize the organization. These actions will reduce costs by a combination of reduced contractor costs, attrition, early retirements and layoffs. Additionally, the Company will downsize its corporate functions by approximately 25 percent, relocate to a smaller, more cost effective corporate headquarters and establish a new Technology and Innovation Center.

  Charges incurred related to the 2014 Corporate and Research & Development rationalization initiatives for 2014 are as follows:

(Dollars in thousands)	Year Ended December 31, 2014
Accelerated depreciation (recorded in Cost of sales)	$20
Fixed asset write offs (recorded in Cost of sales)	178
Accelerated depreciation (recorded in R&D)	2,312
Accelerated depreciation (recorded in Selling and administrative)	608
Other charges (recorded in Selling and administrative)	515
Severance and related costs (recorded in Rationalizations)	8,096
Contract terminations (recorded in Rationalizations)	84

Total 2014 corporate rationalization and related charges	$11,813

  The 2014 Corporate and Research and Development rationalization plan will result in approximately $20 million of charges consisting of severance, accelerated depreciation and other related costs. Approximately $12 million of these costs will be cash outlays, the majority of which are expected to be disbursed in 2015.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.     RATIONALIZATIONS (Continued)

  The following table represents the roll-forward of the liability incurred for employee termination benefits and contract termination costs incurred in connection with the 2014 Corporate and Research & Development rationalization initiatives described above. This liability is recorded as a current liability on the Consolidated Balance Sheet.

(Dollars in thousands)
Balance as of December 31, 2013	$—
Charges incurred	8,159
Change in estimates	21
Payments and settlements	(1,155)
Effect of change in currency exchange rates	(152)

Balance as of December 31, 2014	$6,873

3.     SEGMENT REPORTING

  We operate in two reportable segments: Industrial Materials and Engineered Solutions.

  Industrial Materials.    Our Industrial Materials segment manufactures and delivers high quality graphite electrodes, refractory products and needle coke products. Electrodes are key components of the conductive power systems used to produce steel and other non-ferrous metals. Refractory products are used in blast furnaces and submerged arc furnaces due to their high thermal conductivity and the ease with which they can be machined to large or complex shapes. Needle coke, a crystalline form of carbon derived from decant oil, is the key ingredient in, and is used primarily in, the production of graphite electrodes.

  Engineered Solutions.    The Engineered Solutions segment includes advanced electronics technologies, advanced graphite materials, advanced composite materials and advanced materials. Advanced electronics technologies products consist of electronic thermal management solutions, and sealing materials. Advanced graphite materials are highly engineered synthetic graphite products used in many areas due to their unique properties and the ability to tailor them to specific solutions. These products are used in transportation, alternative energy, metallurgical, chemical, oil and gas exploration and various other industries. Advanced composite materials are highly engineered carbon products that are woven into various shapes to primarily support the aerospace and defense industries. Advanced materials use carbon and graphite powders as components or additives in a variety of industries, including metallurgical processing, battery and fuel cell components, and polymer additives.

  We continue to evaluate the performance of our segments based on segment operating income. Intersegment sales and transfers are not material and the accounting policies of the reportable segments are the same as those for our Consolidated Financial Statements as a whole. Prior to 2014, certain global expenses such as research and development, shared IT and accounting services as well as corporate headquarter's finance, HR, legal and executive management were allocated to the segments mostly based on each segment's contribution to consolidated sales. During 2014, as part of our initiative to decentralize the organization and reduce the costs of the global headquarter functions, the performance measure of our existing segments was changed to reflect our new management and operating structure. We currently exclude such expenses from the segment operating income measure and report them under "Corporate, R&D and Other Expenses" in order to reconcile to the consolidated operating income of the Company.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.     SEGMENT REPORTING (Continued)

  The following tables summarize financial information concerning our reportable segments and all prior periods have been recast to reflect our new methodology:

	Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
Net sales to external customers:
Industrial Materials	$1,025,571	$909,448	$840,103
Engineered Solutions	222,693	257,226	245,201

Total net sales	$1,248,264	$1,166,674	$1,085,304

Segment operating income (loss):
Industrial Materials	$197,335	$20,007	$(50,260)
Engineered Solutions	22,374	28,392	(138,271)
Corporate, R&D and Other expenses	$(63,241)	$(50,969)	$(67,089)

Total segment operating income (loss)	$156,468	$(2,570)	$(255,620)

Reconciliation of segment operating income to income from continuing operations before provision for income taxes
Other expense (income), net	(1,005)	1,698	2,445
Interest expense	23,247	36,037	37,057
Interest income	(261)	(203)	(330)

Income (loss) before provision for income taxes	$134,487	$(40,102)	$(294,792)

  Operating income (loss) for the year ended December 31, 2014 also includes for Industrial Materials $75.7 million of goodwill impairment charge and for Engineered Solutions $121.6 million of impairment charge for long-lived assets. Operating income (loss) noted above for the year ended December 31, 2014 includes rationalization related charges of $34.5 million in Industrial materials, $22.0 million in Engineered Solutions, and $6.3 million in Corporate, R&D and Other expenses as well as a pension mark-to-market loss of $3.5 million in Industrial materials, $9.2 million in Engineered solutions and $6.3 million in Corporate, R&D and Other expenses. We incurred a $4.8 million charge for losses related to the bankruptcy of a major customer in the Advanced Graphite Materials business. Corporate, R&D and Other expenses include $2.4 million of fees associated with proxy contest costs in 2014.

  Operating income (loss) for the year ended December 31, 2013 includes rationalization-related charges of $60.3 million for Industrial materials, $3.6 million for Engineered solutions and $1.8 million for Corporate, R&D and Other as well as Pension mark-to-market gain of $4.2 million in Industrial Materials, $5.9 million in Engineered Solutions and $4.2 million in All Other.

  Assets are managed based on geographic location because certain reportable segments share certain facilities. Assets by reportable segment are estimated based on the value of long-lived assets at each location and the activities performed at the location.

	At December 31,
(Dollars in thousands)	2013	2014
Long-lived assets(a):
Industrial Materials	$601,322	$552,155
Engineered Solutions	219,663	101,885

Total long-lived assets	$820,985	$654,040

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.     SEGMENT REPORTING (Continued)

  The following tables summarize information as to our operations in different geographic areas.

	Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
Net sales:
U.S.	$372,014	$289,866	$284,209
Americas	195,748	177,602	180,070
Asia Pacific	235,658	220,945	192,230
Europe, Middle East, Africa	444,844	478,261	428,795

Total	$1,248,264	$1,166,674	$1,085,304

	At December 31,
(Dollars in thousands)	2013	2014
Long-lived assets(a):
U.S. and Canada	$540,274	$431,601
Mexico	83,428	89,731
Brazil	26,008	9,492
France	61,264	49,602
Spain	82,051	70,648
South Africa	16,408	2,064
Switzerland	4,618	287
Other countries	6,934	615

Total	$820,985	$654,040

(a)
Long-lived assets represent fixed assets, net of accumulated depreciation.

4.     GOODWILL AND OTHER INTANGIBLE ASSETS

  Goodwill represents, for the business that we have acquired, the excess of the purchase consideration over the fair value of acquired identifiable tangible and intangible assets, net of liabilities assumed. As of December 31, 2013, goodwill of $496.4 million was assigned to the Graphite Electrode and the Needle coke Reporting units within the Industrial Materials segment, while $0.4 million was assigned to the Advanced Graphite Materials Reporting unit within the Engineered Solutions segment.

  As a result of the deteriorating market conditions impacting our AGM product group, as discussed in Note 2, goodwill assigned to our AGM reporting unit of $0.4 million was written off in the second quarter of 2014.

  Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. During our annual testing of goodwill as of December 31, 2014, we determined that the needle coke reporting unit failed the first step of the goodwill impairment test. The second step of the goodwill impairment analysis resulted in an impairment charge of $75.7 million of the goodwill assigned to the Needle Coke reporting unit.

  In the first step of the analysis, we compared the estimated fair value of each reporting unit to their carrying value, including goodwill. The fair value of the reporting units was determined based on an income approach, using discounted cash flow ("DCF") models from a market participant's perspective, as required by the fair value guidance. These DCF models included twelve or more years of forecasted cash flows, plus an estimated terminal value. For the first several years in the models, the cash flows were based upon the current operating and capital plans as prepared by management and approved by executive management, adjusted to reflect the perspective of potential market participants. These adjustments include the use of observed and forecast market prices for needle coke when determining both the revenue for the Needle Coke reporting unit and the input costs for the Graphite Electrode reporting unit. Beyond the first several years, the DCF model reflects known trends of cycles in the industry and incorporates them in the terminal value. Actual results may differ from those assumed in the Company's forecast. Discount rates applied to the forecasted cash-flows are based on appropriately weighted average cost of capital ("WACC"). Company specific beta and mix of debt to equity are inputs into the determination of the discount rate, which is then qualitatively assessed from the standpoint of potential market participants. A discount rate of 10.5% was used for both reporting units.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.     GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

  As a result of the first step described above, the fair value of the Graphite Electrode reporting unit exceeded its carrying value by over 10%. The DCF model for Graphite Electrode is based on existing operating performance, as adjusted for current trends, as well as known or expected near-term changes in product mix, operating costs, operating configuration and system-wide capacity. These plans also incorporated required or anticipated near-term capital projects and working capital changes. In a DCF model, the earlier years have a more pronounced impact on the calculated value as compared to later periods. As such, if economic conditions were to deteriorate or events were to occur resulting in the ultimate operating results for these initial years being significantly lower than what is reflected in the DCF, that would have an unfavorable effect on the estimated fair value of the Graphite Electrode reporting unit.

  As a result of the first step of the analysis described earlier, the fair value of the Needle Coke reporting unit was less than its carrying value. Consequently, we performed the second step of the impairment analysis in order to determine the implied fair value of the goodwill associated with the reporting unit. The implied fair value of goodwill represents the excess of the fair value of the reporting unit over the sum of the fair value amounts assigned to all of the assets and liabilities of the reporting unit as if it were to be acquired in a business combination and the current fair value of the reporting unit (as calculated in the first step) was the purchase consideration. The implied fair value of goodwill was then compared to the carrying value of the goodwill to determine the impairment of $75.7 million.

  The impairment of the Needle Coke reporting unit's goodwill was a result of our reassessment of the estimated future cash-flows, triggered by pricing declines in the needle coke market in the fourth quarter of 2014. Additionally the market capitalization of the Company has been below its book value since last quarter-end and led us to reconsider the previous long-term views of the cash-flows of the reporting units. Due to these factors, we decreased the long-term estimates of the cash-flows of the Needle Coke reporting unit that are utilized in assessing goodwill for impairment.

  As an additional corroboration, the aggregate of the fair value of all reporting units, after deduction of the corporate debt, was compared to the Company's market capitalization. The implied control premium resulting from this comparison was found to be within a reasonable range. As such it corroborated the estimated fair value of the reporting units utilized in the goodwill impairment test.

  The changes in the Company's carrying value of goodwill during the years ended December 31, 2013 and 2014 are as follows:

(Dollars in thousands)	Total
Balance as of December 31, 2012	$498,261
Translation effect	(1,451)

Balance as of December 31, 2013	496,810
Impairment	(76,063)
Translation effect	(618)

Balance as of December 31, 2014	$420,129

  The following table summarizes acquired intangible assets with determinable useful lives by major category as of December 31, 2013 and 2014:

	2013			2014
(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization / Impairment	Net Carrying Amount
Trade name	7,900	(3,944)	3,956	7,900	(4,817)	3,083
Technology and know-how	43,349	(18,582)	24,767	43,349	(24,940)	18,409
Customer related intangible	110,798	(44,664)	66,134	110,798	(57,192)	53,606

Total finite-lived intangible assets	$162,047	$(67,190)	$94,857	$162,047	$(86,949)	$75,098

  Amortization expense of intangible assets in 2012, 2013 and 2014 was $22.3 million, $20.5 million and $19.0 million, respectively. Additionally, approximately $0.8 million of intangibles were written off in the second quarter of 2014 in connection with the Engineered Solutions rationalization program. Estimated annual amortization expense for the next five years will approximate $17.1 million in 2015, $13.1 million in 2016, $11.8 million in 2017, $10.7 million in 2018 and $9.2 million in 2019.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.     DEBT AND LIQUIDITY

  The following table presents our long-term debt:

	At December 31,
(Dollars in thousands)	2013	2014
Revolving Facility	$64,000	$40,000
Senior Notes	300,000	300,000
Senior Subordinated Notes	175,675	—
Other debt	1,918	1,615

Total Long-Term Debt	$541,593	$341,615

  The following table presents our short-term debt:

	At December 31,
(Dollars in thousands)	2013	2014
Senior Subordinated Notes	—	187,973
Other debt	1,161	131

Total Short-Term Debt	$1,161	$188,104

  Revolving Facility

  On October 7, 2011, we completed the refinancing of our principal revolving credit facility ("Revolving Facility"). Borrowers under the Revolving Facility were GrafTech Finance Inc. ("GrafTech Finance") and GrafTech Switzerland S.A. ("Swissco"), both wholly-owned subsidiaries. On April 20, 2012, as permitted by Section 9.19 of the October 7, 2011 Credit Agreement, we entered into an Amended and Restated Credit Agreement pursuant to which, on August 28, 2012, GrafTech Luxembourg II S.à.r.l. ("Luxembourg Holdco") replaced Swissco as a Borrower. Swissco is no longer entitled to borrow Loans under the Revolving Facility although it is entitled to request letters of credit thereunder only for its own use.

  The interest rate applicable to the Revolving Facility is, at GrafTech's option, either LIBOR plus a margin ranging from 1.5% to 2.25% (depending on our total net leverage ratio) or, in the case of dollar denominated loans, the alternate base rate plus a margin ranging from 0.50% to 1.25% (depending upon such ratio or rating). The alternate base rate is the highest of (i) the prime rate announced by JPMorgan Chase Bank, N.A., (ii) the federal fund effective rate plus one-half of 1.0% and (iii) the London interbank offering rate (as adjusted) for a one-month period plus 1.0%. The borrowers pay a per annum fee ranging from 0.25% to 0.40% (depending on such ratio) on the undrawn portion of the commitments under the Revolving Facility.

  The financial covenants require us to maintain a minimum cash interest coverage ratio of 3.00 to 1.00 and a maximum senior secured leverage ratio of 2.25 to 1.00, subject to adjustment for certain events. As of December 31, 2014, we were in compliance with all financial and other covenants contained in the Revolving Facility, as applicable.

  On November 19, 2014, we initiated an amendment to our Credit Agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender. The amendment includes modification to the definition of EBITDA to exclude certain restructuring costs, increasing availability of borrowings thereunder, and modification of the maximum principal amount to $400 million.

  On February 27, 2015, GrafTech and certain of its subsidiaries entered into an Amended and Restated Credit Agreement that provides for, among other things, greater financial flexibility and a new $40 million senior secured delayed draw term loan facility. See Note 18 to the financial statements for additional details.

  Senior Notes

  On November 20, 2012, GrafTech International Ltd. issued $300 million principal amount of 6.375% Senior Notes due 2020. These Senior Notes are the Company's senior unsecured obligations and rank pari passu with all of the Company's existing and future senior unsecured indebtedness. The Senior Notes are guaranteed on a senior unsecured basis by each of the Company's existing and future subsidiaries that guarantee certain other indebtedness of the Company or another guarantor.

  The Senior Notes bear interest at a rate of 6.375% per year, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2013. The Senior Notes mature on November 15, 2020.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.     DEBT AND LIQUIDITY (Continued)

  The Company is entitled to redeem some or all of the Senior Notes at any time on or after November 15, 2016, at the redemption prices set forth in the Indenture. In addition, prior to November 15, 2016, the Company may redeem some or all of the Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus a "make whole" premium determined as set forth in the Indenture. The Company is also entitled to redeem up to 35% of the aggregate principal amount of the Senior Notes before November 15, 2015 with the net proceeds from certain equity offerings at a redemption price of 106.375% of the principal amount plus accrued and unpaid interest, if any.

  If, prior to maturity, a change in control (as defined in the Indenture) of the Company occurs and thereafter certain downgrades of the ratings of the Senior Notes as specified in the Indenture occur, the Company will be required to offer to repurchase any or all of the Senior Notes at a repurchase price equal to 101% of the aggregate principal amount of the Senior Notes, plus any accrued and unpaid interest.

  The Senior Notes are subject to covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to: (i) create liens or use assets as security in other transactions; (ii) engage in certain sale/leaseback transactions; and (iii) merge, consolidate or sell, transfer, lease or dispose of substantially all of their assets.

  The Senior Notes are subject to customary events of default, including (i) failure to pay principal or interest on the Senior Notes when due and payable, (ii) failure to comply with covenants or agreements in the Indenture or the Senior Notes which failures are not cured or waived as provided in the Indenture, (iii) failure to pay indebtedness of the Company, any Subsidiary Guarantor or Significant Subsidiary (as defined in the Indenture) within any applicable grace period after maturity or acceleration and the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million, (iv) certain events of bankruptcy, insolvency, or reorganization, (v) failure to pay any judgment or decree for an amount in excess of $50.0 million against the Company, any Subsidiary Guarantor or any Significant Subsidiary that is not discharged, waived or stayed as provided in the Indenture, (vi) cessation of any subsidiary guarantee to be in full force and effect or denial or disaffirmance by any Subsidiary Guarantor of its obligations under its subsidiary guarantee, and (vii) a default under the Company's Senior Subordinated Notes. In the case of an event of default, the principal amount of the Senior Notes plus accrued and unpaid interest may be accelerated.

  The Senior Notes are registered under the Securities Act of 1933, as amended.

  Senior Subordinated Notes

  On November 30, 2010, in connection with the Acquisitions, we issued Senior Subordinated Notes for an aggregate total face amount of $200 million. These Senior Subordinated Notes are non-interest bearing and mature in 2015. Because the promissory notes are non-interest bearing, we were required to record them at their present value (determined using an interest rate of 7%). The difference between the face amount of the promissory notes and their present value is recorded as debt discount. The debt discount will be amortized to income using the interest method, over the life of the promissory notes. The loan balance, net of unamortized discount, was $188.0 million as of December 31, 2014. This balance was reclassified in November 2014 to short-term debt on our balance sheet as the maturity date is within one year.

6.     INTEREST EXPENSE

  The following table presents an analysis of interest expense:

	Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
Interest incurred on debt	$10,172	$21,589	$21,373
Amortization of discount on Senior Subordinated Notes	10,742	11,493	12,298
Amortization of debt issuance costs	1,712	2,504	3,339
Supply Chain Financing mark-up	621	451	47

Total interest expense	$23,247	$36,037	$37,057

  Interest rates

  The Revolving Facility had an effective interest rate of 2.42% and 2.17% as of December 31, 2013 and 2014, respectively. The Senior Notes carry an interest rate of 6.375%. The Senior Subordinated Notes have an implied rate of 7.00%.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.     FAIR VALUE MEASUREMENTS AND DERIVATIVE INSTRUMENTS

  Fair Market Value Measurements

  Depending on the inputs, we classify each fair value measurement as follows:

    •
    Level 1 — based upon quoted prices for identical instruments in active markets,

    •
    Level 2 — based upon quoted prices for similar instruments, prices for identical or similar instruments in markets that are not active, or model-derived valuations of all of whose significant inputs are observable, and

    •
    Level 3 — based upon one or more significant unobservable inputs.

  The following section describes key inputs and assumptions used in valuation methodologies of our assets and liabilities measured at fair value on a recurring basis:

  Cash and cash equivalents, short-term notes and accounts receivable, accounts payable and other current payables — The carrying amount approximates fair value because of the short maturity of these instruments.

  Debt — Fair value of debt, which was determined using Level 2 inputs, as of December 31, 2013 was $549.8 million versus a book value of $541.6 million. As of December 31, 2014 the fair value was $473.3 million, versus a book value of $529.7 million.

  Foreign currency derivatives — Foreign currency derivatives are carried at market value using Level 2 inputs. The outstanding contracts as of December 31, 2013 and 2014 represented unrealized losses of $0.1 million and $0.9 million, respectively.

  Commodity derivative contracts — Commodity derivative contracts are carried at fair value. We determine the fair value using observable, quoted natural gas and refined oil product prices that are determined by active markets and therefore classify the commodity derivative contracts as Level 2. The outstanding commodity derivative contracts represented an unrealized gain of $0.8 million as of December 31, 2013 and an unrealized loss of $7.1 million as of December 31, 2014.

  Derivative Instruments

  We use derivative instruments as part of our overall foreign currency and commodity risk management strategies to manage the risk of exchange rate movements that would reduce the value of our foreign cash flows and to minimize commodity price volatility. Foreign currency exchange rate movements create a degree of risk by affecting the value of sales made and costs incurred in currencies other than the United States Dollar.

  Certain of our derivative contracts contain provisions that require us to provide collateral. Since the counterparties to these financial instruments are large commercial banks and similar financial institutions, we do not believe that we are exposed to material counterparty credit risk. We do not anticipate nonperformance by any of the counter-parties to our instruments.

  Foreign currency derivatives

  We enter into foreign currency derivatives from time to time to attempt to manage exposure to changes in currency exchange rates. These foreign currency instruments, which include, but are not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures such as foreign currency denominated debt, sales, receivables, payables, and purchases. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. There was no ineffectiveness on these contracts during the twelve months ended December 31, 2013 or 2014.

  In 2013 and 2014, we entered into foreign forward currency derivatives as hedges of anticipated cash flows denominated in the Mexican peso, Brazilian real, South African rand, euro and Japanese yen. These derivatives were entered into to protect the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates between the United States dollar and the Mexican peso, Brazilian real, South African rand, euro and Japanese yen. As of December 31, 2013, we had outstanding Mexican peso, Brazilian real, South African rand, euro, and Japanese yen currency contracts, with aggregate notional amounts of $138.6 million. As of December 31, 2014, we had outstanding Mexican peso, Brazilian real, South African rand, euro and Japanese yen currency contracts, with aggregate notional amounts of $95.2 million. The foreign currency derivatives outstanding as of December 31, 2014 have several maturity dates ranging from January 2015 to October 2015.

  Commodity derivative contracts

  We periodically enter into derivative contracts for natural gas and certain refined oil products. These contracts are entered into to protect against the risk that eventual cash flows related to these products will be adversely affected by future changes in prices. There was no ineffectiveness on these contracts during the twelve months ended December 31, 2013 or 2014. As of December 31, 2013 and 2014, we had outstanding derivative swap contracts for refined oil products with aggregate notional amounts of $45.8 million and $17.8 million, respectively. The outstanding 2014 contracts have maturity dates ranging from January 2015 to March 2015.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.     FAIR VALUE MEASUREMENTS AND DERIVATIVE INSTRUMENTS (Continued)

  Net Investment Hedges

  We use certain intercompany debt to hedge a portion of our net investment in our foreign operations against currency exposure (net investment hedge). Intercompany debt designated in foreign currency and designated as a non-derivative net investment hedging instrument was $25.2 million and $15.8 million as of December 31, 2013 and December 31, 2014, respectively. Within our currency translation adjustment portion of other comprehensive income, we recorded gains of $4.7 million and $0.2 million in the year ended December 31, 2013 and December 31, 2014, respectively, resulting from these net investment hedges.

  The fair value of all derivatives is recorded as assets or liabilities on a gross basis in our Consolidated Balance Sheets. At December 31, 2013 and 2014, the fair value of our derivatives and their respective balance sheet locations are presented in the following table:

	Asset Derivatives		Liability Derivatives
(Dollars in thousands)	Location	Fair Value	Location	Fair Value
	At December 31, 2013
Derivatives designated as cash flow hedges:
Foreign currency derivatives	Prepaid and other current assets	$772	Other current liabilities	$1,185
Commodity derivative contracts	Prepaid and other current assets	834	Other current liabilities	—

Total fair value		$1,606		$1,185

	At December 31, 2014
Derivatives designated as cash flow hedges:
Foreign currency derivatives	Prepaid and other current assets	$722	Other current liabilities	$1,234
Commodity derivative contracts	Prepaid and other current assets	—	Other current liabilities	7,067

Total fair value		$722		$8,301

	Asset Derivatives		Liability Derivatives
(Dollars in thousands)	Location	Fair Value	Location	Fair Value
	At December 31, 2013
Derivatives not designated as hedges:
Foreign currency derivatives	Prepaid and other current assets	$328	Other current liabilities	$24

Total fair value		$328		$24

	At December 31, 2014
Derivatives not designated as hedges:
Foreign currency derivatives	Prepaid and other current assets	$80	Other current liabilities	$428

Total fair value		$80		$428

  The location and amount of realized (gains) losses on derivatives are recognized in the Statements of Income when the hedged item impacts earnings and are as follows for the years ended 2013 and 2014:

		Amount of (Gain)/ Loss Recognized (Effective Portion)
	Location of (Gain)/Loss Reclassified from Other Comprehensive Income (Effective Portion)
(Dollars in thousands)		2013	2014
Derivatives designated as cash flow hedges:
Foreign currency derivatives, excluding tax of $(145) and $85, respectively	Cost of goods sold / Other expense / (income) / Revenue	$1,445	$(849)
Commodity forward derivatives, excluding tax of $(25) and $(120), respectively	Cost of goods sold / Revenue	$70	$328

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.     FAIR VALUE MEASUREMENTS AND DERIVATIVE INSTRUMENTS (Continued)

		Amount of (Gain)/ Loss Recognized
	Location of (Gain)/Loss Recognized in the Consolidated Statement of Income
(Dollars in thousands)		2013	2014
Derivatives not designated as hedges:
Foreign currency derivatives	Cost of goods sold / Other expense (income)	$(1,123)	$1,020

  Our foreign currency and commodity derivatives are treated as hedges and are required to be measured at fair value on a recurring basis. With respect to the inputs used to determine the fair value, we use observable, quoted rates that are determined by active markets and, therefore, classify the contracts as "Level 2".

8.     OTHER EXPENSE (INCOME), NET

  As part of our cash management, we have intercompany loans between our subsidiaries. These loans are deemed to be temporary and, as a result, remeasurement gains/losses are recorded in other expense(income), net, on the Consolidated Statements of Income. We had a net currency loss in 2013 of $1.5 million and a net currency gain of of $2.2 million in 2014, mainly due to the remeasurement of intercompany loans and the effect of transaction gains and losses on intercompany activities.

  Other income in 2012, also includes $4.0 million of insurance reimbursements for claims made related to flood damages incurred at our Clarksburg, West Virginia facility during 2011. Additionally, during 2013 we recorded a $2 million recovery for the favorable resolution of a previously recorded loss contingency.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.     SUPPLEMENTARY BALANCE SHEET DETAIL

  The following tables present supplementary balance sheet details:

	At December 31,
(Dollars in thousands)	2013	2014
Inventories:
Raw materials and supplies	$175,192	$122,218
Work in process	239,114	176,141
Finished goods	76,108	84,544

	$490,414	$382,903

Prepaid expenses and other current assets:
Prepaid expenses	$9,554	$9,923
Current portion of deferred taxes	37,058	28,426
Value added tax and other indirect taxes receivable	25,061	39,837
Other current assets	2,117	3,437

	$73,790	$81,623

Property, plant and equipment:
Land and improvements	$37,416	$36,375
Buildings	196,802	193,427
Machinery and equipment and other	1,278,655	1,212,120
Construction in progress	76,007	58,899

	$1,588,880	$1,500,821

Other accrued liabilities:
Payrolls (including incentive programs)	$9,330	$6,151
Customer prepayments	9,599	5,534
Employee compensation and benefits	10,136	8,932
Other	11,874	22,702

	$40,939	$43,319

Other long term obligations:
Postretirement benefits	$24,852	$24,833
Pension and related benefits	54,173	65,882
Other	18,922	16,851

	$97,947	$107,566

  The following table presents an analysis of the allowance for doubtful accounts:

	At December 31,
(Dollars in thousands)	2012	2013	2014
Balance at beginning of year	$4,153	$7,573	$6,718
Additions	5,161	2,914	8,675
Deductions	(1,741)	(3,769)	(7,922)

Balance at end of year	$7,573	$6,718	$7,471

  Inventories

  We allocate fixed production overheads to the costs of conversion based on normal capacity of the production facilities. We recognize abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) as current period charges. During 2012, costs in excess of normal absorption were $3.5 million. During 2013 and 2014, there were no costs in excess of normal absorption.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.   COMMITMENTS

  Lease commitments under non-cancelable operating leases extending for one year or more will require the following future payments:

(Dollars in thousands)
2015	$5,411
2016	3,138
2017	2,607
2018	1,450
2019	1,256
After 2019	1,762

  Total lease and rental expenses under non-cancelable operating leases extending one year or more approximated $3.2 million in 2012, $2.6 million in 2013 and $7.1 million in 2014.

11.   RETIREMENT PLANS AND POSTRETIREMENT BENEFITS

  Retirement Plans

  On February 26, 1991, we formed our own retirement plan covering substantially all our U.S. employees. Under our plan, covered employees earned benefit payments based primarily on their service credits and wages subsequent to February 26, 1991.

  Prior to that date, substantially all our U.S. employees were participants in the U.S. retirement plan of Union Carbide Corporation ("Union Carbide"). While service credit was frozen, covered employees continued to earn benefits under the Union Carbide plan based on their final average wages through February 26, 1991, adjusted for salary increases (not to exceed six percent per annum) through January 26, 1995, the date Union Carbide ceased to own a minimum 50% of the equity of GTI. The Union Carbide plan is responsible for paying retirement and death benefits earned as of February 26, 1991.

  Effective January 1, 2002, we established a defined contribution plan for U.S. employees. Certain employees had the option to remain in our defined benefit plan for an additional period of up to five years. Employees not covered by this option had their benefits under our defined benefit plan frozen as of December 31, 2001, and began participating in the defined contribution plan.

  Effective March 31, 2003, we curtailed our qualified benefit plan and the benefits were frozen as of that date for the U.S. employees who had the option to remain in our defined benefit plan. We also closed our non-qualified U.S. defined benefit plan for the participating salaried workforce. The employees began participating in the defined contribution plan as of April 1, 2003.

  We make quarterly contributions equal to 1% of each employee's total eligible pay. The expense recorded for contributions to this plan was $1.0 million in 2012, $0.9 million in 2013 and $0.8 million in 2014. All such contributions were made using company stock.

  Pension coverage for employees of foreign subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves.

  The components of our consolidated net pension costs are set forth in the following table.

	Year Ended December 31,
	2012		2013		2014
(Dollars in thousands)	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
Service cost	$610	$1,095	$870	$1,177	$750	$1,107
Interest cost	6,114	2,532	5,438	2,542	5,983	2,669
Expected return on assets	(6,520)	(2,299)	(4,505)	(2,339)	(5,215)	(2,516)
Amortization of prior service cost	—	24	—	25	—	2
Curtailment gain	—	—	—	—	—	(28)
Mark-to-market loss (gain)	6,572	1,662	(11,907)	(393)	18,431	(534)

	$6,776	$3,014	$(10,104)	$1,012	$19,949	$700

  The primary driver of the mark-to-market losses in 2012 and gains in 2013 were changes in the discount rate due to interest rate fluctuations. The mark-to-market loss in 2014 was caused by changes in discount rates and mortality tables.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (Continued)

  Amounts recognized in other comprehensive income:

	Year Ended December 31,
	2012		2013		2014
(Dollars in thousands)	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
Amortization of prior service cost	$—	$(24)	$—	$(25)	$—	$(26)
Addition to prior service cost	—	—	—	(246)	—	—
Effect of exchange rates	—	3	—	11	—	8

Total recognized in other comprehensive loss	$—	$(21)	$—	$(260)	$—	$(18)

Total recognized in pension costs and other comprehensive loss	$6,776	$2,993	$(10,104)	$752	$19,949	$682

  The reconciliation of the beginning and ending balances of our pension plans' benefit obligations, fair value of assets, and funded status at December 31, 2013 and 2014 are:

	At December 31,
	2013		2014
(Dollars in thousands)	U.S.	Foreign	U.S.	Foreign
Changes in Benefit Obligation:
Net benefit obligation at beginning of year	$151,469	$80,311	$134,787	$78,421
Service cost	870	1,177	750	1,107
Interest cost	5,438	2,542	5,983	2,669
Participant contributions	—	342	—	288
Plan amendments / curtailments	—	(246)	—
Foreign currency exchange changes	—	1,549	—	(6,171)
Actuarial loss (gain)	(14,433)	(3,257)	21,456	11,935
Benefits paid	(8,557)	(3,997)	(8,608)	(5,646)

Net benefit obligation at end of year	$134,787	$78,421	$154,368	$82,603

Changes in Plan Assets:
Fair value of plan assets at beginning of year	$91,319	$71,750	$90,875	$72,685
Actual return on plan assets	1,979	(517)	8,240	14,971
Foreign currency exchange rate changes	—	1,404	—	(5,479)
Employer contributions	6,134	3,703	8,947	909
Participant contributions	—	342	—	288
Actuarial loss	—	—	—	—
Benefits paid	(8,557)	(3,997)	(8,608)	(5,646)

Fair value of plan assets at end of year	$90,875	$72,685	$99,454	$77,728

Funded status (underfunded):	$(43,912)	$(5,736)	$(54,914)	$(4,875)

Amounts recognized in accumulated other comprehensive loss:
Prior service credit	$—	$(6)	$—	$(25)

Amounts recognized in the statement of financial position:
Non-current assets	$—	$—	$—	$1,365
Current liabilities	(440)	(524)	(439)	(324)
Non-current liabilities	(43,472)	(5,214)	(54,475)	(5,916)

Net amount recognized	$(43,912)	$(5,738)	$(54,914)	$(4,875)

  The accumulated benefit obligation for all defined benefit pension plans was $213.2 million and $237.0 million at December 31, 2013 and 2014, respectively.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (Continued)

  Plan Assets

  The accounting guidance on fair value measurements specifies a hierarchy based on the observability of inputs used in valuation techniques (Level 1, 2 and 3). See Note 7, "Fair Value Measurements and Derivative Instruments," for a discussion of the fair value hierarchy.

  The following describes the methods and significant assumptions used to estimate the fair value of the investments:

  Cash and cash equivalents — Valued at cost. Cash equivalents are valued at net asset value as provided by the administrator of the fund.

  Foreign government bonds — Valued by the trustees using various pricing services of financial institutions.

  Debt securities — Valued by the trustee at year-end using various pricing services of financial institutions, including Interactive Data Corporation, Standard & Poor's and Telekurs.

  Equity securities — Valued at the closing price reported on the active market on which the security is traded.

  Fixed insurance contract — Valued at the present value of the guaranteed payment streams.

  Investment contracts — Valued at the total cost of annuity contracts purchased, adjusted for market differences from the date of purchase to year-end.

  Collective trusts — Valued at the net asset value provided by the administrator of the fund. The net asset value is based on the value of the underlying assets owned by the fund, minus its liabilities, divided by the number of units outstanding.

  The fair value of the plan assets by category is summarized below (dollars in thousands):

	December 31, 2013				December 31, 2014
(Dollars in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
U.S. Plan Assets
Cash and cash equivalents	$2,597	$—	$—	$2,597	$906	$—	$—	$906
Collective trusts	—	88,278	—	88,278	—	98,548	—	98,548

Total	$2,597	$88,278	$—	$90,875	$906	$98,548	$—	$99,454

International Plan Assets
Cash and cash equivalents	$2,549	$—	$—	$2,549	$1,364	$—	$—	$1,364
Foreign government bonds	—	1,142	—	1,142	—	1,038	—	1,038
Investment contracts	—	—	58,129	58,129	—	—	61,990	61,990
Fixed insurance contracts	—	—	10,865	10,865	—	—	13,336	13,336

Total	$2,549	$1,142	$68,994	$72,685	$1,364	$1,038	$75,326	$77,728

  The following table presents the changes for those financial instruments classified within Level 3 of the valuation hierarchy for international plan pension assets for the years ended December 31, 2013 and 2014 (dollars in thousands):

(Dollars in thousands)	Investment Contracts	Fixed Insurance Contracts
Balance at January 1, 2013	$60,344	$10,051
Gain / contributions / currency impact	9,770	814
Distributions	(11,987)	—

Balance at December 31, 2013	58,127	10,865

Gain / contributions / currency impact	5,585	2,471
Distributions	(1,722)	—

Balance at December 31, 2014	$61,990	$13,336

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (Continued)

  We annually re-evaluate assumptions and estimates used in projecting pension assets, liabilities and expenses. These assumptions and estimates may affect the carrying value of pension assets, liabilities and expenses in our Consolidated Financial Statements. Assumptions used to determine net pension costs and projected benefit obligations are:

	At December 31,
Pension Benefit Obligations	2013	2014
Weighted average assumptions to determine benefit obligations:
Discount rate	4.20%	3.33%
Rate of compensation increase	2.42%	2.08%

	At December 31,
Pension Benefit Obligations	2013	2014
Weighted average assumptions to determine net cost:
Discount rate	3.58%	4.20%
Expected return on plan assets	4.29%	4.77%
Rate of compensation increase	2.44%	2.42%

  We adjust our discount rate annually in relation to the rate at which the benefits could be effectively settled. Discount rates are set for each plan in reference to the yields available on AA-rated corporate bonds of appropriate currency and duration. The appropriate discount rate is derived by developing an AA-rated corporate bond yield curve in each currency. The discount rate for a given plan is the rate implied by the yield curve for the duration of that plan's liabilities. In certain countries, where little public information is available on which to base discount rate assumptions, the discount rate is based on government bond yields or other indices and approximate adjustments to allow for the differences in weighted durations for the specific plans and/or allowance for assumed credit spreads between government and AA rated corporate bonds.

  The expected return on assets assumption represents our best estimate of the long-term return on plan assets and generally was estimated by computing a weighted average return of the underlying long-term expected returns on the different asset classes, based on the target asset allocations. The expected return on assets assumption is a long-term assumption that is expected to remain the same from one year to the next unless there is a significant change in the target asset allocation, the fees and expenses paid by the plan or market conditions.

  The rate of compensation increase assumption is generally based on salary increases.

  Plan Assets. The following table presents our retirement plan weighted average asset allocations at December 31, 2014, by asset category:

	At December 31, 2014
Percentage of Plan Assets	U.S.	Foreign
Equity securities	20%	—%
Fixed income, debt securities, or cash	80%	100%

Total	100%	100%

  Investment Policy and Strategy. The investment policy and strategy of the U.S. plan is to invest approximately 20% in equities and approximately 80% in fixed income securities. Rebalancing is undertaken monthly. To the extent we maintain plans in other countries, target asset allocation is 100% fixed income investments. For each plan, the investment policy is set within both asset return and local statutory requirements.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (Continued)

  Information for our pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2013 and 2014 follows:

	2013		2014
(Dollars in thousands)	U.S.	Foreign	U.S.	Foreign
Accumulated benefit obligation	$134,787	$76,915	$154,368	$18,756
Fair value of plan assets	90,875	72,683	99,454	14,374

  Information for our pension plans with a projected benefit obligation in excess of plan assets at December 31, 2013 and 2014 follows:

	2013		2014
(Dollars in thousands)	U.S.	Foreign	U.S.	Foreign
Projected benefit obligation	$134,787	$78,421	$154,368	$20,617
Fair value of plan assets	90,875	72,685	99,454	14,374

  Following is our projected future pension plan cash flow by year:

(Dollars in thousands)	U.S.	Foreign
Expected contributions in 2015:
Expected employer contributions	$9,084	$974
Expected employee contributions	—	—
Estimated future benefit payments reflecting expected future service for the years ending December 31:
2015	8,941	3,826
2016	9,039	3,835
2017	9,166	3,918
2018	9,278	4,145
2019	9,340	3,904
2020 – 2024	47,554	22,523

  Postretirement Benefit Plans

  We provide life insurance benefits for eligible retired employees. These benefits are provided through various insurance companies. We accrue the estimated net postretirement benefit costs during the employees' credited service periods.

  In July 2002, we amended our U.S. postretirement medical coverage. In 2003 and 2004, we discontinued the Medicare Supplement Plan (for retirees 65 years or older or those eligible for Medicare benefits). This change applied to all U.S. active employees and retirees. In June 2003, we announced the termination of the existing early retiree medical plan for retirees under age 65, effective December 31, 2005. In addition, we limited the amount of retiree's life insurance after December 31, 2004. These modifications are accounted for prospectively. The impact of these changes is being amortized over the average remaining period to full eligibility of the related postretirement benefits.

  During 2009, we amended one of our U.S. plans to eliminate the life insurance benefit for certain non-pooled participants.

  The components of our consolidated net postretirement costs are set forth in the following table.

	Year Ended December 31,
	2012		2013		2014
(Dollars in thousands)	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
Service cost	$—	$183	$—	$105	$—	$71
Interest cost	497	1,024	371	994	396	976
Amortization of prior service credit	—	(199)	—	(193)	—	(180)
Plan amendment / curtailment	—	1,170	—	—	—	(294)
Mark-to-market (gain) loss	60	551	(1,284)	(1,210)	1,151	1,456

	$557	$2,729	$(913)	$(304)	$1,547	$2,029

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (Continued)

  The primary driver of the mark-to-market losses in 2012 and gains in 2013 were changes in the discount rate due to interest rate fluctuations. The mark-to-market loss in 2014 was caused by changes in discount rates and mortality tables.

  Amounts recognized in other comprehensive income are:

	Year Ended December 31,
	2012		2013		2014
(Dollars in thousands)	U.S.	Foreign	U.S.	Foreign	U.S.	Foreign
Amortization of prior service cost	$—	$199	$—	$193	$—	$180
Effect of exchange rates	—	(53)	—	133	—	148

Total recognized in other comprehensive income	$—	$146	$—	$326	$—	$328

Total recognized in net post retirement cost (benefit) and other comprehensive income	$557	$2,875	$(913)	$22	$1,547	$2,357

  We estimate that in 2015 our postretirement costs will include amortization of $0.2 million of prior service credit from stockholders' equity.

  The reconciliation of beginning and ending balances of benefit obligations under, fair value of assets of, and the funded status of, our postretirement plans is set forth in the following table:

	At December 31,
	2013		2014
Postretirement Benefits	U.S.	Foreign	U.S.	Foreign
Changes in Benefit Obligation:
Net benefit obligation at beginning of year	$13,506	$19,188	$11,275	$15,645
Service cost	—	105	—	71
Interest cost	371	994	396	976
Foreign currency exchange rates	—	(2,183)	—	(1,437)
Actuarial loss (gain)	(1,284)	(1,365)	1,151	1,511
Gross benefits paid	(1,318)	(1,161)	(1,236)	(1,068)
Plan amendment	—	67	—	(294)

Net benefit obligation at end of year	$11,275	$15,645	$11,586	$15,404

Changes in Plan Assets:
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Employer contributions	1,318	1,161	1,236	1,068
Gross benefits paid	(1,318)	(1,161)	(1,236)	(1,068)

Fair value of plan assets at end of year	$—	$—	$—	$—

Funded status:	$(11,275)	$(15,645)	$(11,586)	$(15,404)

Amounts recognized in accumulated other comprehensive loss:
Prior service credit	$—	$1,882	$—	$1,554

Amounts recognized in the statement of financial position:
Current liabilities	$(1,279)	$(1,035)	$(1,204)	$(953)
Non-current liabilities	(9,996)	(14,610)	(10,382)	(14,451)

Net amount recognized	$(11,275)	$(15,645)	$(11,586)	$(15,404)

  We annually re-evaluate assumptions and estimates used in projecting the postretirement liabilities and expenses. These assumptions and estimates may affect the carrying value of postretirement plan liabilities and expenses in our Consolidated Financial Statements.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (Continued)

  Assumptions used to determine net postretirement benefit costs and postretirement projected benefit obligation are set forth in the following table:

	At December 31,
Postretirement Benefit Obligations	2013	2014
Weighted average assumptions to determine benefit obligations:
Discount rate	5.41%	4.82%
Health care cost trend on covered charges:
Initial	7.42%	6.55%
Ultimate	6.23%	6.18%
Years to ultimate	3	1

	At December 31,
Postretirement Benefit Costs	2013	2014
Weighted average assumptions to determine net cost:
Discount rate	4.44%	5.29%
Health care cost trend on covered charges:
Initial	7.52%	7.39%
Ultimate	5.94%	6.18%
Years to ultimate	3	2

  Assumed health care cost trend rates have a significant effect on the amounts reported for our postretirement benefits. A one-percentage point change in assumed health care cost trend rates would have the following effects at December 31, 2014:

	One Percentage Point Increase		One Percentage Point Decrease
(Dollars in thousands)	U.S.	Foreign	U.S.	Foreign
Effect on total service cost and interest cost components	$3	$107	$(3)	$(87)
Effect on benefit obligations	$116	$1,019	$(110)	$(847)

  Discount rates are set for each plan in reference to the yields available on AA-rated corporate bonds of appropriate currency and duration. The appropriate discount rate is derived by developing an AA-rated corporate bond yield curve in each currency. The discount rate for a given plan is the rate implied by the yield curve for the duration of that plan's liabilities. In certain countries, where little public information is available on which to base discount rate assumptions, the discount rate is based on government bond yields or other indices and approximate adjustments to allow for the differences in weighted durations for the specific plans and/or allowance for assumed credit spreads between government and AA-rated corporate bonds.

  The following table represents projected future postretirement cash flow by year:

(Dollars in thousands)	U.S.	Foreign
Expected contributions in 2015:
Expected employer contributions	$1,204	$953
Expected employee contributions	—	—
Estimated future benefit payments reflecting expected future service for the years ending December 31:
2015	1,204	953
2016	1,172	985
2017	1,124	990
2018	1,062	999
2019	985	1,007
2020 – 2024	3,668	5,258

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   RETIREMENT PLANS AND POSTRETIREMENT BENEFITS (Continued)

  Other Non-Qualified Benefit Plans

  Since January 1, 1995, we have established various unfunded, non-qualified supplemental retirement and deferred compensation plans for certain eligible employees. We established benefits protection trusts (collectively, the "Trust") to partially provide for the benefits of employees participating in these plans. As of December 31, 2013 and December 31, 2014, the Trust had assets of approximately $5.3 million and $5.2 million, respectively, which are included in other assets and treasury stock on the Consolidated Balance Sheets. These assets include 80,967 shares of common stock that we contributed to the Trust. These shares, if later sold, could be used for partial funding of our future obligations under certain of our compensation and benefit plans. The shares held in Trust are not considered outstanding for purposes of calculating earnings per share until they are committed to be sold or otherwise used for funding purposes.

  Savings Plan

  Our employee savings plan provides eligible employees the opportunity for long-term savings and investment. The plan allows employees to contribute up to 5% of pay as a basic contribution and an additional 45% of pay as supplemental contribution. For 2012, 2013, and 2014 we contributed on behalf of each participating employee, in units of a fund that invests entirely in our common stock, 100% on the first 3% contributed by the employee and 50% on the next 2% contributed by the employee. We contributed 433,496 shares in 2012, resulting in an expense of $4.6 million; 553,298 shares in 2013, resulting in an expense of $4.6 million; and 581,006 shares in 2014, resulting in an expense of $4.4 million.

12.   MANAGEMENT COMPENSATION AND INCENTIVE PLANS

  Stock-Based Compensation

  We have historically maintained several stock incentive plans. The plans permitted the granting of options, restricted stock and other awards. As of December 31, 2014, the aggregate number of shares authorized under the plans since their initial adoption was 23,300,000. Shares issued upon vesting of awards or exercise of options are new share issuances or issuances from treasury shares. Upon the vesting or payment of stock awards, an employee may elect receipt of the full share amount and either pay the resulting taxes or sell shares in the open market to cover the tax obligation. We sometimes elect to purchase these shares rather than allow them to be sold in the open market.

  Stock-Based Compensation

  We recognized $9.6 million, $7.7 million, and $5.6 million in stock-based compensation expense in 2012, 2013 and 2014, respectively. A majority of the expense, $8.7 million, $6.9 million, and $4.8 million, respectively, was recorded as selling and administrative expenses in the Consolidated Statements of Income, with the remainder recorded as cost of sales and research and development. We expect our stock-based compensation expense to approximate $5.6 million in 2015.

  As of December 31, 2014, the total compensation expense related to non-vested restricted stock and stock options not yet recognized was $12.3 million which will be recognized over the weighted average life of 2.0 years.

  In November 2014, the 2015-2017 grant to senior leadership under our Equity Incentive Plan was approved. We granted 526,900 stock options with an exercise price of $4.24; 395,186 restricted share units; and up to 1,317,266 performance share units, which represent the right to receive shares contingent upon the achievement of one or more performance measures. The options vest as to 1/3 of the grant on December 3rd over the next three years and expire 10 years from the grant date. The restricted share units vest as to 1/3 of the grant on December 3rd over the next three years. Performance shares are earned based on our return on invested capital and our cumulative free cash flow for a three year period beginning January 1, 2015. Compensation for performance shares can fluctuate based on how we perform to the targets. Performance shares earned will vest on March 31, 2018, provided the participant is still employed by us on that date.

  Additionally, in December 2014, we granted 195,000 restricted share units to 45 leaders under the Equity Recognition Program. These shares will vest as to 100% of the grant on December 3, 2016.

  Accounting for Stock-Based Compensation

  Restricted Stock and Performance Shares.    Compensation expense for restricted stock and performance share awards is based on the closing price of our common stock on the date of grant, less our assumptions of dividend yield and expected forfeitures or cancellations of awards throughout the vesting period, which generally range between one and three years. The weighted average grant date fair value of restricted stock and performance shares was approximately $11.16 and $5.19 per share at December 31, 2013 and 2014, respectively.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.   MANAGEMENT COMPENSATION AND INCENTIVE PLANS (Continued)

  Restricted stock and performance share awards activity under the plans for the year ended December 31, 2014, was:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding unvested at December 31, 2013	1,633,491	$10.98
Granted	1,466,919	5.19
Vested	(411,062)	12.50
Forfeited/canceled/expired	(875,218)	10.25

Outstanding at December 31, 2014	1,814,130	$6.31

  During 2014, we granted 1,466,919 shares of restricted stock and performance units to certain directors, officers and employees at prices ranging from $4.24 to $11.90. Of the total shares granted, 519,286 will vest over a three year period, with one-third of the shares vesting on the anniversary date of the grant in each of the next three years. An additional 747,633 shares will vest over a 39 month period, subject to performance multipliers, based on company performance against a peer group. The remaining 200,000 shares vest over a period of one or two years. Unvested shares granted to each employee also vest upon the occurrence of a change in control, as defined. Unvested shares are forfeited based on the terms of the award.

  Stock Options.    Compensation expense for stock options is based on the estimated fair value of the option on the date of the grant. We calculate the estimated fair value of the option using the Black-Scholes option-pricing model. During 2012, we granted 441,700 options to certain of our directors, officers and employees. The weighted-average fair value of the options granted in 2012 was $9.82. During 2013, we granted 348,106 options to certain of our officers and employees. The weighted-average fair value of the options granted in 2013 was $11.53. During 2014, we granted 671,939 options to certain of our officers and employees.The weighted-average fair value of the options granted in 2014 was $5.82. The weighted average assumptions used in our Black-Scholes option-pricing model for options granted in 2012, 2013 and 2014 are:

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2013	For the Year Ended December 31, 2014
Dividend yield	—%	—%	—%
Expected volatility	55.33%-57.32%	55.89%-57.01%	45.42%-55.89%
Risk-free interest rate	0.66%-0.90%	0.76%-1.38%	1.38%-1.66%
Expected term in years	6 years	6 years	6 years

  Dividend Yield.    A dividend assumption of 0% is used for all grants based on our history of not paying dividends.

  Expected Volatility.    We estimate the volatility of our common stock at the date of grant based on the historical volatility of our common stock. The volatility factor we use is based on our historical stock prices over the most recent period commensurate with the estimated expected life of the award.

  Risk-Free Interest Rate.    We base the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

  Expected Term In Years.    The expected life of awards granted represents the time period that the awards are expected to be outstanding. We determined the expected term of the grants using the "simplified" method as described by the SEC, since we do not have a history of stock option awards to provide a reliable basis for estimating such.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.   MANAGEMENT COMPENSATION AND INCENTIVE PLANS (Continued)

  Stock option activity under the plans for the year ended December 31, 2014 was:

	Number of Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2013	1,916,718	$12.47
Granted	671,939	5.82
Exercised	(316,733)	8.88
Forfeited/canceled/expired	(229,850)	11.64

Outstanding at December 31, 2014	2,042,074	$10.93

  Options outstanding at December 31, 2014, have a weighted average remaining contractual life of 7.8 years, a weighted average remaining vesting period of 1.5 years, and an aggregate intrinsic value of $0.4 million. The intrinsic value of options exercised for the year ended December 31, 2014 was $0.5 million.

  Stock options outstanding and exercisable under our plans at December 31, 2014 are:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life in Years
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Prices	Number Exercisable	Weighted Average Exercise Prices
$4.24-$22.57	2,042,074	7.8	$10.93	1,187,758	$13.94

  At December 31, 2014, we have 1,601,124 options vested and expected to vest in the next year. Options exercisable at December 31, 2014, have a weighted-average contractual life of 6.6 years and an aggregate intrinsic value of zero.

  Incentive Compensation Plans

  We have a global incentive program for our worldwide salaried and hourly employees, the Incentive Compensation Program (the "ICP"), which includes a shareholder-approved executive incentive compensation plan. The ICP is based primarily on earnings before income taxes and achieving cash flow targets and, to a lesser extent, strategic targets. The balance of our accrued liability for ICP was $0.4 million at December 31, 2013 and $0.0 million at December 31, 2014.

13.   CONTINGENCIES

  Legal Proceedings

  We are involved in various investigations, lawsuits, claims, demands, environmental compliance programs and other legal proceedings arising out of or incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of these matters, we do not believe that their ultimate disposition will have a material adverse effect on our financial position, results of operations or cash flows.

  Product Warranties

  We generally sell products with a limited warranty. We accrue for known warranty claims if a loss is probable and can be reasonably estimated. We also accrue for estimated warranty claims incurred based on a historical claims charge analysis. Claims accrued but not yet paid and the related activity within the reserve for 2013 and 2014 are as follows:

(Dollars in thousands)
Balance at December 31, 2013	$1,050
Product warranty charges/adjustments	173
Payments and settlements	(300)

Balance at December 31, 2014	$923

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.   INCOME TAXES

  The following table summarizes the U.S. and non-U.S. components of income (loss) before provision (benefit) for income taxes:

	For the Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
U.S.	$29,422	$8,495	$(255,043)
Non-U.S.	105,065	(48,597)	(39,749)

	$134,487	$(40,102)	$(294,792)

  Income tax expense (benefit) consists of the following:

	For the Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
U.S income taxes:
Current	$(6,529)	$4,104	$(1,762)
Deferred	4,543	(5,652)	(537)

	(1,986)	(1,548)	(2,299)

Non-U.S. income taxes:
Current	12,371	5,422	8,349
Deferred	6,461	(16,717)	(15,466)

	18,832	(11,295)	(7,117)

Total income tax expense (benefit)	$16,846	$(12,843)	$(9,416)

  Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before provision (benefit) for income taxes as set forth in the following table:

	Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
Tax at statutory U.S. federal rate	$47,071	$(14,036)	$(103,177)
U.S. valuation allowance, net	(1,800)	(700)	73,350
State taxes, net of federal tax benefit	593	(371)	(4,387)
U.S. tax return adjustments to estimated taxes	588	(1,032)	(368)
Establishment (resolution) of uncertain tax positions	(8,118)	(752)	(513)
Adjustment for foreign income taxed at different rates	(15,553)	6,832	7,376
U.S. tax credits	(2,200)	(2,577)	(1,000)
Non-U.S. tax exemptions, holidays and credits	(4,259)	—	—
Goodwill impairment	—	—	17,161
Capital loss expiration	—	—	2,422
Other	524	(207)	(280)

Total income tax (benefit) expense	$16,846	$(12,843)	$(9,416)

  The Company has been granted a tax holiday in Brazil, which expires in 2016. The availability of the tax holiday in Brazil did not have a significant impact on the current tax year.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.   INCOME TAXES (Continued)

  The tax effects of temporary differences that give rise to significant components of the deferred tax assets and deferred tax liabilities at December 31, 2013, and December 31, 2014 are set forth in the following table:

	At December 31,
(Dollars in thousands)	2013	2014
Deferred tax assets:
Postretirement and other employee benefits	$41,604	$43,204
Foreign tax credit and other carryforwards	46,283	64,214
Capitalized research and experimental costs	20,243	23,446
Environmental reserves	3,503	3,366
Inventory adjustments	16,255	19,568
Capital loss	2,697	272
Long-term contract option amortization	—	2,214
Provision for rationalization charges	17,410	17,255
Other	5,889	6,288

Total gross deferred tax assets	153,884	179,827
Less: valuation allowance	(20,411)	(95,721)

Total deferred tax assets	133,473	84,106

Deferred tax liabilities:
Fixed assets	$109,824	$59,292
Debt discount amortization	6,620	3,301
Inventory	9,212	6,865
Goodwill and acquired intangibles	10,813	1,046
Other	2,204	3,761

Total deferred tax liabilities	138,673	74,265

Net deferred tax (liability) asset	$(5,200)	$9,841

  Deferred income tax assets and liabilities are classified on a net current and non-current basis within each tax jurisdiction. Net current deferred income tax assets are included in prepaid expenses and other current assets in the amount of $37.1 million as of December 31, 2013 and $28.4 million as of December 31, 2014. Net non-current deferred tax assets are separately stated as deferred income taxes in the amount of $10.3 million as of December 31, 2013 and $16.8 million as of December 31, 2014. Net current deferred tax liabilities are included in accrued income and other taxes in the amount of $10.9 million as of December 31, 2013 and $7.2 million as of December 31, 2014. Net non-current deferred tax liabilities are separately stated as deferred income taxes in the amount of $41.7 million at December 31, 2013 and $28.2 million at December 31, 2014.

  We continue to assess the need for valuation allowances against deferred tax assets based on determinations of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Appropriate consideration is given to all available evidence, both positive and negative, in assessing the need for a valuation allowance. Examples of positive evidence would include a strong earnings history, an event or events that would increase our taxable income through a continued reduction of expenses, and tax planning strategies that would indicate an ability to realize deferred tax assets. Examples of negative evidence would include cumulative losses in recent years and history of tax attributes expiring unused.

  GrafTech impaired the fixed assets and announced exiting of certain product lines in our Advanced Graphite Material ("AGM") product group, in the Company's second quarter Form 10-Q. During the third quarter of 2014, we announced the conclusion of another phase of our on-going companywide cost savings assessment. This resulted in changes to the Company's operating and management structure in order to streamline, simplify and decentralize the organization as described in more detail in Note 2, Rationalizations. The impairment charges and other rationalization related charges were incurred primarily in the U.S. jurisdiction. As a result, we determined that it is no longer "more likely than not" that we will generate sufficient future U.S. taxable income to realize our deferred tax assets related to U.S. foreign tax credits and state net operating loss carryforwards, as well as our net U.S. deferred tax assets. With the additional significant negative evidence of recent losses, the Company recognized a $73.4 million non-cash charge to the P&L in 2014 to reflect a full valuation allowance against these U.S. deferred income tax assets. The recognition of the valuation allowance does not result in or limit the Company's ability to utilize these tax assets in the future.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.   INCOME TAXES (Continued)

  Valuation allowance activity for the years ended December 31, 2012, 2013 and 2014 is as follows:

	Year Ended December 31,
(Dollars in thousands)	2012	2013	2014
Balance at January 1	$25,509	$26,312	$20,411
(Credited) / charged to income	(1,800)	(614)	74,157
Translation adjustment	(52)	(746)	(800)
Changes attributable to movement in underlying assets	2,655	(4,541)	1,953

Balance at December 31	$26,312	$20,411	$95,721

  We have total foreign tax credit carryforwards of $19.5 million as of December 31, 2014, for which a full valuation allowance is recorded. These tax credit carryforwards expire as of December 31, 2016. In addition, we have a federal net operating loss carryforward of $36.3 million and state net operating losses carryforwards of $191.5 million, which can be carried forward from 5 to 20 years. These net operating losses carryforwards generate a deferred tax asset of $25.6 million as of December 31, 2014. We also have U.S. non-net operating loss related deferred tax assets of $44.3 million as of December 31, 2014.

  We have assessed the need for valuation allowances against these deferred tax assets based on determinations of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Appropriate consideration is given to all available evidence, both positive and negative, in assessing the need for a valuation allowance, including existing level of profitability and recently available projections of future taxable income, which are comparable with current year results.

  Based upon the levels of historical federal and state taxable income and projections of future federal and state taxable income over the periods during which the carryforwards can be utilized, we do not believe it is more likely than not that we will realize the tax benefits of these deferred tax assets. Until we determine that we will generate sufficient jurisdictional taxable income to realize our net operating losses and deferred tax assets, these assets will continue to be fully reserved.

  We have non-U.S. loss and tax credit carryforwards on a gross tax effected basis of $23.1 million, which can be carried forward from 7 years to indefinitely.

  As of December 31, 2014, we had unrecognized tax benefits of $3.7 million, $2.7 million of which, if recognized, would have a favorable impact on our effective tax rate. We have elected to report interest and penalties related to uncertain tax positions as income tax expense. Accrued interest and penalties were $1.0 million as of December 31, 2012 (a reduction of $0.3 million in from 2011), $0.6 million as of December 31, 2013 and $0.5 million as of December 31, 2014. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	At December 31,
(Dollars in thousands)	2012	2013	2014
Balance at January 1	$16,788	$9,769	$7,203
Additions based on tax positions related to the current year	90	881	268
Additions for tax positions of prior years	4,643	323	232
Reductions for tax positions of prior years	(11,019)	(2,779)	(1,204)
Lapse of statutes of limitations	(163)	—	(1,180)
Settlements	(576)	(988)	(1,503)
Foreign currency impact	6	(3)	(106)

Balance at December 31	$9,769	$7,203	$3,710

  It is reasonably possible that a reduction of unrecognized tax benefits of up to $2.0 million may occur within 12 months due to settlements and the expiration of statutes of limitation.

  We file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. All U.S. federal tax years prior to 2012 are generally closed by statute or have been audited and settled with the applicable domestic tax authorities. All other jurisdictions are still open to examination beginning after 2008.

  The Company has not provided for U.S. income taxes or foreign withholding taxes on the differences between the financial reporting basis in our foreign investments, and the tax basis in such investments, estimated to be $1.1 billion, which are considered to be

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.   INCOME TAXES (Continued)

  permanently reinvested as of December 31, 2014. Any outside basis difference would be taxable upon the sale or liquidation of the foreign subsidiaries, or upon the remittance of dividends. The measurement of the unrecognized U.S. income taxes, if any, that may be associated with these outside basis differences, is not practicable.

15.   EARNINGS PER SHARE

  The following table shows the information used in the calculation of our basic and diluted earnings per share as of December 31:

	At December 31,
(Dollars in thousands)	2012	2013	2014
Weighted average common shares outstanding for basic calculation	138,551,804	135,067,278	136,155,295
Add: Effect of stock options and restricted stock	1,148,300	—	—

Weighted average common shares outstanding for diluted calculation	139,700,104	135,067,278	136,155,295

  Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing net income by the sum of the weighted average number of common shares outstanding plus the additional common shares that would have been outstanding if potentially dilutive securities had been issued.

  The weighted average common shares outstanding for the diluted earnings per share calculation excludes consideration of stock options covering 865,844 shares in 2012, 1,866,720 shares in 2013 and 1,481,992 shares in 2014, as the exercise prices were greater than the weighted average market price of our common stock for that period.

  During 2012, we repurchased, in the open market, ten million shares under a previously announced share repurchase program authorized by the Board of Directors. These share repurchases represented a financing cash outflow of $101.7 million for 2012. These share repurchases decreased the weighted average shares outstanding by 5.6 million shares for 2012.

16.   ACCUMULATED OTHER COMPREHENSIVE LOSS

  The balance in our accumulated other comprehensive loss is set forth in the following table:

	Year Ended December 31,
(Dollars in thousands)	2013	2014
Foreign currency translation adjustments	$295,192	$328,233
Commodities and foreign currency derivatives and other, net of tax of ($300) and ($63), respectively	(2,568)	8,291

Total accumulated comprehensive loss	$292,624	$336,524

17.   GUARANTOR INFORMATION

  On November 20, 2012, GrafTech International Ltd. (the "Parent"), issued $300 million aggregate principal amount of Senior Notes. The Senior Notes mature on November 15, 2020 and bear interest at a rate of 6.375% per year, payable semi-annually in arrears on May 15 and November 15 of each year. The Senior Notes have been guaranteed on a senior basis by the following wholly-owned direct and indirect subsidiaries of the Parent: GrafTech Finance Inc., GrafTech Holdings Inc., GrafTech USA LLC, Seadrift Coke LLP, Fiber Materials, Inc., Intermat, GrafTech Global Enterprises Inc., GrafTech International Holdings Inc., GrafTech DE LLC, GrafTech Seadrift Holding Corp, GrafTech International Trading Inc., GrafTech Technology LLC, GrafTech NY Inc., and Graphite Electrode Network LLC.

  The guarantors of the Senior Notes, solely in their respective capacities as such, are collectively called the "Guarantors." Our other subsidiaries, which are not guarantors of the Senior Notes, are called the "Non-Guarantors."

  All of the guarantees are unsecured. All of the guarantees are full, unconditional (subject to limited exceptions described below) and joint and several. Each of the Guarantors are 100% owned, directly or indirectly, by the Parent. All of the guarantees of the Senior Notes continue until the Senior Notes have been paid in full, and payment under such guarantees could be required immediately upon the occurrence of an event of default under the Senior Notes. If a Guarantor makes a payment under its guarantee of the Senior Notes, it would have the right under certain circumstances to seek contribution from the other Guarantors.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   GUARANTOR INFORMATION (Continued)

  The Guarantors will be released from the guarantees upon the occurrence of certain events, including the following: the unconditional release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Senior Notes by such Guarantor; the sale or other disposition, including by way of merger or consolidation or the sale of its capital stock, following which such Guarantor is no longer a subsidiary of the Parent; or the Parent's exercise of its legal defeasance option or its covenant defeasance option as described in the indenture applicable to the Senior Notes. If any Guarantor is released, no holder of the Senior Notes will have a claim as a creditor against such Guarantor and the indebtedness and other liabilities, including trade payables and preferred stock, if any, of such Guarantor will be effectively senior to the claim of any holders of the Senior Notes.

  Investments in subsidiaries are recorded on the equity basis.

  The following tables set forth condensed consolidating balance sheets as of December 31, 2013 and December 31, 2014 and condensed consolidating statements of income and comprehensive income for the three and nine months ended December 31, 2013 and 2014 and condensed consolidating statements of cash flows for 2013 and 2014 of the Parent, Guarantors and the Non-Guarantors.

  Amounts presented in comprehensive income for the year ended 2012 and 2013 have been revised. Previously, the Company did not present comprehensive income of subsidiaries in the guarantor column. This amount has been revised to present $18.7 million in comprehensive loss for the guarantors during the year ended 2012 and $11.9 million in comprehensive loss during 2013.

CONDENSED CONSOLIDATING BALANCE SHEETS

	At December 31, 2013
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$4,752	$7,136	$—	$11,888
Accounts receivable — affiliates	42,410	28,551	15,824	(86,785)	—
Accounts receivable — trade	—	48,998	150,568	—	199,566
Inventories	—	174,935	315,479	—	490,414
Prepaid and other current assets	—	22,555	51,235	—	73,790

Total current assets	42,410	279,791	540,242	(86,785)	775,658
Investment in affiliates	1,709,914	828,012	—	(2,537,926)	—
Property, plant and equipment	—	540,273	280,712	—	820,985
Deferred income taxes	—	—	10,334	—	10,334
Goodwill	—	293,162	203,648	—	496,810
Notes receivable — affiliate	51,090	7,413	—	(58,503)	—
Other assets	4,752	53,447	55,862	—	114,061

Total Assets	$1,808,166	$2,002,098	$1,090,798	$(2,683,214)	$2,217,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable — affiliate	$—	$58,206	$28,579	$(86,785)	$—
Accounts payable — trade	—	41,971	73,241	—	115,212
Short-term debt	—	165	996	—	1,161
Accrued income and other taxes	2,678	4,736	23,273	—	30,687
Rationalizations	—	1,890	16,531	—	18,421
Supply chain financing liability	—	—	9,455	—	9,455
Other accrued liabilities	2,444	12,404	26,091	—	40,939

Total current liabilities	5,122	119,372	178,166	(86,785)	215,875
Long-term debt — affiliate	—	51,090	7,413	(58,503)	—
Long-term debt — third party	475,675	50,525	15,393	—	541,593
Other long-term obligations	—	66,590	31,357	—	97,947
Deferred income taxes	6,620	4,607	30,457	—	41,684
Stockholders' equity	1,320,749	1,709,914	828,012	(2,537,926)	1,320,749

Total Liabilities and Stockholders' Equity	$1,808,166	$2,002,098	$1,090,798	$(2,683,214)	$2,217,848

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	At December 31, 2014
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$5,503	$12,047	$—	$17,550
Accounts receivable — affiliates	40,474	35,618	40,185	(116,277)	—
Accounts receivable — trade	—	45,861	117,058	—	162,919
Inventories	—	148,080	234,823	—	382,903
Prepaid and other current assets	—	17,336	64,287	—	81,623

Total current assets	40,474	252,398	468,400	(116,277)	644,995
Investment in affiliates	1,414,278	762,251	—	(2,176,529)	—
Property, plant and equipment	—	431,602	222,438	—	654,040
Deferred income taxes	—	—	16,819	—	16,819
Goodwill	—	217,099	203,030	—	420,129
Notes receivable — affiliate	35,722	7,413	—	(43,135)	—
Other assets	4,110	45,617	48,095	—	97,822

Total Assets	$1,494,584	$1,716,380	$958,782	$(2,335,941)	$1,833,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable — affiliate	$—	$80,659	$35,618	$(116,277)	$—
Accounts payable — trade	47	35,435	50,927	—	86,409
Short-term debt	187,973	131	—	—	188,104
Accrued income and other taxes	344	3,380	20,782	—	24,506
Rationalizations	—	7,538	2,025	—	9,563
Supply chain financing liability	—	—	—	—	—
Other accrued liabilities	2,444	15,252	25,623	—	43,319

Total current liabilities	190,808	142,395	134,975	(116,277)	351,901
Long-term debt — affiliate	—	35,722	7,413	(43,135)	—
Long-term debt — third party	300,000	40,393	1,222	—	341,615
Other long-term obligations	—	77,724	29,842	—	107,566
Deferred income taxes	—	5,118	23,079	—	28,197
Stockholders' equity	1,003,776	1,415,028	762,251	(2,176,529)	1,004,526

Total Liabilities and Stockholders' Equity	$1,494,584	$1,716,380	$958,782	$(2,335,941)	$1,833,805

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2012
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Sales — affiliates	$—	$194,345	$216,859	$(411,204)	$—
Sales — third party	—	566,024	682,240	—	1,248,264

Net sales	—	760,369	899,099	(411,204)	1,248,264
Cost of sales	—	638,419	705,245	(411,204)	932,460

Gross profit	—	121,950	193,854	—	315,804
Research and development	—	13,796	—	—	13,796
Selling and administrative expenses	—	61,442	84,098	—	145,540

Operating income	—	46,712	109,756	—	156,468
Other expense (income), net	—	(2,133)	1,128	—	(1,005)
Interest expense — affiliate	3,766	59	586	(4,411)	—
Interest expense — third party	12,992	7,977	2,278	—	23,247
Interest income — affiliate	(59)	(4,352)	—	4,411	—
Interest income — third party	—	—	(261)	—	(261)

(Loss) income before income taxes	(16,699)	45,161	106,025	—	134,487
(Benefit) provision for income taxes	(5,972)	3,981	18,837	—	16,846
Equity in earnings of subsidiary	128,368	87,188	—	(215,556)	—

Net income	$117,641	$128,368	$87,188	$(215,556)	$117,641

Statements of Comprehensive Income
Net income (loss)	$117,641	$128,368	$87,188	$(215,556)	$117,641
Other comprehensive (loss) income	(18,741)	(18,741)	(9,929)	28,670	(18,741)

Comprehensive income (loss)	$98,900	$109,627	$77,259	$(186,886)	$98,900

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2013
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Sales — affiliates	$—	$220,354	$149,251	$(369,605)	$—
Sales — third party	—	469,033	697,641	—	1,166,674

Net sales	—	689,387	846,892	(369,605)	1,166,674
Cost of sales	—	584,819	812,394	(369,605)	1,027,608

Gross profit	—	104,568	34,498	—	139,066
Research and development	—	10,437	—	—	10,437
Selling and administrative expenses	—	40,548	70,495	—	111,043
Rationalizations	—	2,732	17,424	—	20,156

Operating income	—	50,851	(53,421)	—	(2,570)
Other expense (income), net	—	(176)	1,874	—	1,698
Interest expense — affiliate	—	1,364	670	(2,034)	—
Interest expense — third party	31,294	3,029	1,714	—	36,037
Interest income — affiliate	(1,233)	(670)	(131)	2,034	—
Interest income — third party	—	—	(203)	—	(203)

(Loss) income before income taxes	(30,061)	47,304	(57,345)	—	(40,102)
(Benefit) provision for income taxes	(10,659)	9,111	(11,295)	—	(12,843)
Equity in earnings of subsidiary	(7,857)	(46,050)	—	53,907	—

Net income	$(27,259)	$(7,857)	$(46,050)	$53,907	$(27,259)

Statements of Comprehensive Income
Net (loss) income	$(27,259)	$(7,857)	$(46,050)	$53,907	$(27,259)
Other comprehensive (loss) income	(11,946)	(11,946)	(13,601)	25,547	(11,946)

Comprehensive income (loss)	$(39,205)	$(19,803)	$(59,651)	$79,454	$(39,205)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2014
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Sales — affiliates	$—	$263,742	$150,346	$(414,088)	$—
Sales — third party	—	422,991	662,313	—	1,085,304

Net sales	—	686,733	812,659	(414,088)	1,085,304
Cost of sales	—	630,031	777,114	(414,088)	993,057

Gross profit	—	56,702	35,545	—	92,247
Research and development	—	14,844	—	—	14,844
Selling and administrative expenses	—	55,454	68,724	—	124,178
Impairments	—	186,552	10,668		197,220
Rationalizations	—	9,109	2,516	—	11,625

Operating income	—	(209,257)	(46,363)	—	(255,620)
Other expense (income), net	—	1,575	870	—	2,445
Interest expense — affiliate	—	806	—	(806)	—
Interest expense — third party	32,118	4,037	902	—	37,057
Interest income — affiliate	(806)	—	—	806	—
Interest income — third party	—	(11)	(319)	—	(330)

(Loss) income before income taxes	(31,312)	(215,664)	(47,816)	—	(294,792)
(Benefit) provision for income taxes	3,319	(5,618)	(7,117)	—	(9,416)
Equity in earnings of subsidiary	(251,495)	(40,699)	—	292,194	—

Net income	$(286,126)	$(250,745)	$(40,699)	$292,194	$(285,376)

Statements of Comprehensive Income
Net income	$(286,126)	$(250,745)	$(40,699)	$292,194	$(285,376)
Other comprehensive income:	(43,900)	(43,900)	(28,650)	72,550	(43,900)

Comprehensive (loss) income	$(330,026)	$(294,645)	$(69,349)	$364,744	$(329,276)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2012
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Net cash provided by (used in) operating activities:	$44,361	$85,973	$23,066	$(52,000)	$101,400
Cash flow from investing activities:
Loan repayments from affiliates	(66,869)	158,985	—	(92,116)	—
Capital expenditures	—	(91,183)	(36,545)	—	(127,728)
(Payments on) proceeds from derivatives	—	3,166	4,406	—	7,572
Other	—	—	194	—	194

Net cash provided by (used in) investing activities	(66,869)	70,968	(31,945)	(92,116)	(119,962)
Cash flow from financing activities:
Loans repayments to affiliates	(169,656)	66,869	10,671	92,116	—
Dividends to affiliates	—	(52,000)	—	52,000	—
Short-term debt borrowings	—	(7,493)	1,755	—	(5,738)
Revolving Facility borrowings	—	292,000	133,000	—	425,000
Revolving Facility reductions	—	(454,500)	(133,000)	—	(587,500)
Proceeds from long term debt	300,000	—	—	—	300,000
Principal payments on long term debt	—	(171)	(54)	—	(225)
Supply chain financing	—	—	(2,967)	—	(2,967)
Proceeds from exercise of stock options	157	—	—	—	157
Purchase of treasury shares	(103,445)	—	—	—	(103,445)
Refinancing fees and debt issuance costs	(5,018)	(724)	(643)	—	(6,385)
Other	104	—	5,111	—	5,215

Net cash (used in) provided by financing activities	22,142	(156,019)	13,873	144,116	24,112
Net (decrease) increase in cash and cash equivalents	(366)	922	4,994	—	5,550
Effect of exchange rate changes on cash and cash equivalents	—	—	(662)	—	(662)
Cash and cash equivalents at beginning of period	366	3,503	8,560	—	12,429

Cash and cash equivalents at end of period	$—	$4,425	$12,892	$—	$17,317

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2013
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Net cash (used in) provided by operating activities:	$(13,718)	$72,111	$58,444	$—	$116,837
Cash flow from investing activities:
Loan repayments from affiliates	15,578	15,000	—	(30,578)	—
Capital expenditures	—	(52,278)	(34,066)	—	(86,344)
Insurance recoveries	—	—	1,500	—	1,500
Proceeds from derivatives (payments on)	—	437	(323)	—	114
Other	—	322	607	—	929

Net cash provided by (used in) investing activities	15,578	(36,519)	(32,282)	(30,578)	(83,801)
Cash flow from financing activities:
Loans repayments to affiliates	—	(15,578)	(15,000)	30,578	—
Short-term debt borrowings	—	(6)	(7,259)	—	(7,265)
Revolving Facility borrowings	—	75,000	91,000	—	166,000
Revolving Facility reductions	—	(94,500)	(77,000)	—	(171,500)
Principal payments on long term debt	—	(166)	(59)	—	(225)
Supply chain financing	—	—	(17,508)	—	(17,508)
Proceeds from exercise of stock options	448	—	—	—	448
Purchase of treasury shares	(1,825)	—	—	—	(1,825)
Refinancing fees and debt issuance costs	(483)	(15)	(62)	—	(560)
Other	—	—	(5,210)	—	(5,210)

Net cash (used in) provided by financing activities	(1,860)	(35,265)	(31,098)	30,578	(37,645)
Net increase (decrease) in cash and cash equivalents	—	327	(4,936)	—	(4,609)
Effect of exchange rate changes on cash and cash equivalents	—	—	(820)	—	(820)
Cash and cash equivalents at beginning of period	—	4,425	12,892	—	17,317

Cash and cash equivalents at end of period	$—	$4,752	$7,136	$—	$11,888

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2014
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Net cash (used in) provided by operating activities:	$(9,474)	$79,864	$50,513	$—	$120,903
Cash flow from investing activities:
Loan repayments from affiliates	6,604	—	—	(6,604)	—
Capital expenditures	—	(58,926)	(26,055)	—	(84,981)
Insurance recoveries	—	—	2,834	—	2,834
Proceeds (payments) for derivatives	—	(2,195)	170	—	(2,025)
Proceeds from fixed asset sales	—	1,700	3,342		5,042
Other	—	—	178	—	178

Net cash provided by (used in) investing activities	6,604	(59,421)	(19,531)	(6,604)	(78,952)
Cash flow from financing activities:
Loans repayments to affiliates	—	(6,604)	—	6,604	—
Short-term debt borrowings	—	(34)	(987)	—	(1,021)
Revolving Facility borrowings	—	183,000	86,000	—	269,000
Revolving Facility reductions	—	(193,000)	(100,000)	—	(293,000)
Principal payments on long term debt	—	(132)	(60)	—	(192)
Supply chain financing	—	—	(9,455)	—	(9,455)
Proceeds from exercise of stock options	2,813	—	—	—	2,813
Purchase of treasury shares	(894)	—	—	—	(894)
Refinancing fees and debt issuance costs	—	(2,922)	(357)	—	(3,279)
Other	951	—	—	—	951

Net cash (used in) provided by financing activities	2,870	(19,692)	(24,859)	6,604	(35,077)
Net increase (decrease) in cash and cash equivalents	—	751	6,123	—	6,874
Effect of exchange rate changes on cash and cash equivalents	—	—	(1,212)	—	(1,212)
Cash and cash equivalents at beginning of period	—	4,752	7,136	—	11,888

Cash and cash equivalents at end of period	$—	$5,503	$12,047	$—	$17,550

18.   SUBSEQUENT EVENTS

  AGM Rationalization Initiatives

  Subsequent to December 31, 2014, the Company reviewed plans to further optimize the production platform in our advanced graphite materials business for 2015 and beyond. As a result, we are finalizing additional rationalization actions within our AGM business. The Company expects to incur up to $10 million of additional rationalization charges related to these actions in the first half of 2015. We estimate that, as a result of these additional actions, the Company will improve its operating income by $5 million annually in future years.

  Amended and Restated Credit Agreement

  On February 27, 2015, GrafTech and certain of its subsidiaries entered into an Amended and Restated Credit Agreement that provides for, among other things, greater financial flexibility and a new $40 million senior secured delayed draw term loan facility.

  As of December 31, 2014, we had $302 million of unused borrowing capacity under the revolving credit facility (after considering financial covenants restrictions and the outstanding letters of credit of approximately $5.3 million). Had this Amended and Restated Credit Agreement been in place as of December 31, 2014, we would have had availability of the full $400 million revolving credit facility, with $354 million of unused borrowing capacity (after considering financial covenants restrictions and the outstanding letters of credit of approximately $5.3 million). The additional $40 million delayed draw term loan facility is to be used in connection with the repayment of its Senior Subordinated Notes.

  The interest rate applicable to the Amended and Restated Credit Facility is LIBOR plus a margin ranging from 2.25% to 3.75% (depending on our total senior secured leverage ratio). The borrowers pay a per annum fee ranging from 0.35% to 0.50% (depending on our senior secured leverage ratio) on the undrawn portion of the commitments under the Revolving Facility. The new financial covenants require us to maintain a minimum cash interest coverage ratio of 2.50 to 1.00 and a maximum senior secured leverage ratio ranging from 3.75 to 1.00 to 3.00 to 1.00, subject to adjustment for certain events.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)	At December 31, 2014	At June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$17,550	$14,505
Accounts and notes receivable, net of allowance for doubtful accounts of $7,471 as of December 31, 2014 and $6,459 as of June 30, 2015	162,919	121,686
Inventories	382,903	375,633
Prepaid expenses and other current assets	81,623	77,952

Total current assets	644,995	589,776

Property, plant and equipment	1,500,821	1,477,360
Less: accumulated depreciation	846,781	842,689

Net property, plant and equipment	654,040	634,671
Deferred income taxes	16,819	17,116
Goodwill	420,129	384,432
Other assets	97,822	86,979

Total assets	$1,833,805	$1,712,974

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$86,409	$72,136
Short-term debt	188,104	199,215
Accrued income and other taxes	24,506	20,412
Rationalizations	9,563	7,399
Other accrued liabilities	43,319	31,252

Total current liabilities	351,901	330,414
Long-term debt	341,615	349,335
Other long-term obligations	107,566	99,512
Deferred income taxes	28,197	24,237
Contingencies — Note 12
Stockholders' equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 152,821,011 shares issued as of December 31, 2014 and 153,225,065 shares issued as of June 30, 2015	1,528	1,532
Additional paid-in capital	1,825,880	1,829,391
Accumulated other comprehensive loss	(336,524)	(357,733)
Retained earnings (deficit)	(245,751)	(324,176)
Less: cost of common stock held in treasury, 15,922,729 shares as of December 31, 2014 and 15,870,143 shares as of June 30, 2015	(239,811)	(238,881)
Less: common stock held in employee benefit and compensation trusts, 80,967 shares as of December 31, 2014 and 69,244 shares as of June 30, 2015	(796)	(657)

Total stockholders' equity	1,004,526	909,476

Total liabilities and stockholders' equity	$1,833,805	$1,712,974

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2015	2014	2015
CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales	$284,184	$165,122	$564,975	$372,333
Cost of sales	266,231	149,183	521,328	335,631

Gross profit	17,953	15,939	43,647	36,702
Research and development	2,903	1,914	5,673	4,345
Selling and administrative expenses	32,137	25,253	62,044	51,543
Rationalizations	831	1,769	917	4,263
Impairments	121,570	—	121,570	35,381

Operating loss	(139,488)	(12,997)	(146,557)	(58,830)
Other expense (income), net	(41)	699	753	1,092
Interest expense	9,155	9,195	18,154	18,116
Interest income	(55)	(273)	(113)	(346)

Loss before provision for income taxes	(148,547)	(22,618)	(165,351)	(77,692)
Provision for income taxes	6,886	199	1,599	733

Net loss	$(155,433)	$(22,817)	$(166,950)	$(78,425)

Basic loss per common share:
Net loss per share	$(1.14)	$(0.17)	$(1.23)	$(0.57)

Weighted average common shares outstanding	135,963	137,252	135,713	137,113
Diluted loss per common share:
Net loss per share	$(1.14)	$(0.17)	$(1.23)	$(0.57)

Weighted average common shares outstanding	135,963	137,252	135,713	137,113
STATEMENTS OF COMPREHENSIVE INCOME
Net loss	$(155,433)	$(22,817)	$(166,950)	$(78,425)
Other comprehensive income:
Foreign currency translation adjustments	(240)	7,515	2,147	(22,096)
Commodities and foreign currency derivatives and other, net of tax of ($169), $76, ($53) and ($78), respectively	479	42	164	887

Other comprehensive income (loss), net of tax:	239	7,557	2,311	(21,209)

Comprehensive loss	$(155,194)	$(15,260)	$(164,639)	$(99,634)

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
(Dollars in thousands)	2014	2015
Cash flow from operating activities:
Net loss	$(166,950)	$(78,425)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	66,507	39,384
Impairments	121,570	35,381
Deferred income tax provision	(1,724)	(4,947)
Post-retirement and pension plan changes	3,093	2,252
Stock-based compensation	2,752	2,628
Interest expense	7,471	7,699
Other charges, net	2,783	(1,321)
Decrease in working capital*	30,416	30,395
Increase in long-term assets and liabilities	(10,018)	(8,826)

Net cash provided by operating activities	55,900	24,220
Cash flow from investing activities:
Capital expenditures	(46,464)	(25,620)
Proceeds from the sale of assets	2,523	638
Payments for derivative instruments	(194)	(7,804)
Insurance recoveries	2,834	—

Net cash used in investing activities	(41,301)	(32,786)
Cash flow from financing activities:
Short-term debt, net	(1,019)	4,506
Revolving Facility borrowings	209,000	74,000
Revolving Facility reductions	(205,000)	(66,000)
Principal payments on long-term debt	(126)	(67)
Supply chain financing	(9,455)	—
Proceeds from exercise of stock options	2,813	—
Purchase of treasury shares	(435)	(63)
Revolving Facility refinancing fees	(2,636)	(2,722)
Other	918	(2,850)

Net cash (used in) provided by financing activities	(5,940)	6,804
Net increase (decrease) in cash and cash equivalents	8,659	(1,762)
Effect of exchange rate changes on cash and cash equivalents	181	(1,283)
Cash and cash equivalents at beginning of period	11,888	17,550

Cash and cash equivalents at end of period	$20,728	$14,505

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$22,158	$34,858
Inventories	42,298	3,274
Prepaid expenses and other current assets	(18,660)	6,238
Decrease in accounts payable and accruals	(284)	(11,806)
Rationalizations	(15,076)	(2,183)
(Decrease) increase in interest payable	(20)	14

Decrease in working capital	$30,416	$30,395

See accompanying Notes to Consolidated Financial Statements

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

  GrafTech International Ltd. (the "Company") is one of the world's largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products. References herein to "GTI," "we," "our," or "us" refer collectively to GrafTech International Ltd. and its subsidiaries. We have seven major product categories: graphite electrodes, refractory products, needle coke products, advanced electronics technologies, advanced graphite materials, advanced composite materials and advanced materials, which are reported in the following segments:

  Industrial Materials includes graphite electrodes, refractory products, and needle coke products, and primarily serves the steel industry.

  Engineered Solutions includes advanced electronics technologies, advanced graphite materials, advanced composite materials and advanced materials, and provides primary and specialty products to the advanced electronics, industrial, energy, transportation and defense industries.

  Basis of Presentation

  The interim Consolidated Financial Statements are unaudited; however, in the opinion of management, they have been prepared in accordance with Rule 10-01 of Regulation S-X and in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The December 31, 2014 financial position data included herein was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 (the "Annual Report") but does not include all disclosures required by GAAP. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements, including the accompanying notes, contained in the Annual Report.

  The unaudited consolidated financial statements reflect all adjustments (all of which are of a normal, recurring nature) which management considers necessary for a fair statement of financial position, results of operations, comprehensive income and cash flows for the interim period presented. The results for the interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

  New Accounting Standards

  In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 — Revenue Recognition and most industry-specific guidance throughout the Codification. This ASU requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is supposed to be effective for fiscal years beginning after December 15, 2016, and for interim periods within those fiscal years. On July 9, 2015, the FASB deferred the effective date to fiscal years beginning after December 15, 2017. We are in the process of assessing the impact of the adoption of ASU 2014-09 on the Company's financial position, results of operations and cash flows.

  On April 7, 2015, FASB issued ASU 2015-3, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2015. The Company had $9.7 million and $11.3 million of capitalized bank fees included within "Other Assets" on our consolidated balance sheets as of December 31, 2014 and June 30, 2015, respectively.

2.     PENDING PREFERRED SHARE ISSUANCE AND TENDER OFFER

  Preferred Stock

  On May 4, 2015, the Company entered into an Investment Agreement (the "Investment Agreement") with BCP IV GrafTech Holdings LP, an affiliate of Brookfield Capital Partners Ltd. ("Brookfield"), pursuant to which the Company agreed to issue and sell and Brookfield agreed to purchase and pay for: (i) shares of a new Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") in an amount equal to 19.9% of the Company's outstanding common stock (the "Series A Preferred Shares") and (ii) shares of a new Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock," and, together with the Series A Preferred Stock, the "Preferred Stock"), in an amount equal to 150,000 less the number of Series A Preferred Shares, for an aggregate purchase price of $150,000,000 in cash (the "Purchase Price").

  The closing of the purchase and sale of the Preferred Stock (the "Closing") is expected to occur upon the satisfaction of customary closing conditions set forth in the Investment Agreement and the satisfaction of any other applicable regulatory approval requirements.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2.     PENDING PREFERRED SHARE ISSUANCE AND TENDER OFFER (Continued)

  Pursuant to the Investment Agreement, the Company is required to reimburse Brookfield for its reasonable, out-of-pocket fees and expenses (including the reasonable fees and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives or consultants) up to $500,000 incurred in connection with the transaction.

  The proceeds from the sale of the Preferred Stock will be used by the Company, along with its other cash and borrowing resources, to repay the Company's senior subordinated notes due to mature in November 2015.

  Upon issuance, the Series A Preferred Stock will be immediately convertible, at Brookfield's option, into shares of common stock of the Company, at a conversion price of $5.00 per common share, subject to customary anti-dilution adjustments. Each share of the Series B Preferred Stock will automatically convert into one share of Series A Preferred Stock upon approval by the Company's stockholders of such conversion in accordance with New York Stock Exchange requirements (the "Stockholder Approval"). The Company has agreed to seek the Stockholder Approval at the Company's 2015 annual stockholders meeting.

  The Preferred Stock will be entitled to an annual dividend at the rate of 7.0% prior to any dividend or distribution with respect to any of the Company's capital stock junior to the Preferred Stock, which will be due and payable quarterly in arrears in cash. Dividends will be cumulative and will accrue until paid. If the Company fails to make timely dividend payments, the dividend rate would increase to 8% per annum until such time as all accrued but unpaid dividends have been paid in full. The Preferred Stock will have a liquidation preference equal to the greater of (x) $1,000 per share, plus all accrued and unpaid dividends thereon, whether or not declared and (y) the amount that the holders of the Preferred Stock would have received had they converted the Preferred Stock into shares of common stock (or Series A Preferred Stock in the case of Series B Preferred Stock) immediately prior to the time of liquidation. The Preferred Stock will rank junior to the Company's existing and future indebtedness. The Series A Preferred Stock will have certain mandatory redemption rights at the holders' option following the seventh anniversary of the issue date and certain redemption rights at the option of the Company following the fourth anniversary of the issue date if the daily volume weighted average price of the Company's common stock equals or exceeds 175.0% of the conversion price for at least 40 trading days during a period of 60 consecutive trading days, in each instance at a redemption price per share equal to $1,000 per share plus all accrued and unpaid dividends thereon, whether or not declared. The Series B Preferred Stock has a mandatory redemption right at the holders' option if the Stockholder Approval is not obtained by a specified date. The holders of the Preferred Stock also have the right, upon the occurrence of a change of control (other than one for which such holders have a repurchase right under the Investment Agreement), to require the Company to repurchase all or any portion of such holder's shares of Preferred Stock, at a make-whole premium.

  The holders of the Preferred Stock will be entitled to vote as a class on matters adversely affecting the Preferred Stock and, subject to certain ownership thresholds, on the election of designated board nominees, and the holders of the Series A Preferred Stock will be entitled to vote together with the holders of common stock, as a single class, on an as converted basis, on other matters. So long as 25% of the originally issued shares of Series A Preferred Stock is outstanding, holders of a majority of the Preferred Stock are entitled to veto rights over issuances of senior or parity securities and changes to the certificate of incorporation of the Company that are adverse to the Preferred Stock.

  We recorded $2.9 million of issuance costs related to the Preferred Stock transaction as of June 30, 2015 in Prepaid and other current assets on the balance sheet, of which $2.7 million were paid in cash and included in the Cash Flow from Financing section of the Statement of Cash flows.

  If the convertible preferred stock is issued, it would trigger acceleration of vesting of certain equity awards, performance awards at 100%, accelerated payment of certain awards and deferred compensation. If at least the minimum number of shares is purchased in the tender offer, it would constitute a change in control (as defined in our Credit Agreement) of the Company. As a result, the administrative agent, or lenders having more than 50% of the term loans, revolving exposures and unused commitments under our Credit Agreement may terminate the commitments under the Credit Agreement and declare the loans thereunder then outstanding to be due and payable in whole (or in part). In addition, if more than 35% of the then outstanding shares are purchased in the tender offer, it would constitute a change in control (as defined in the indenture for the Senior Notes) of the Company. If certain downgrades of the ratings of the Senior Notes as specified in the indenture occur subsequent to the change in control, the Company will be required to offer to repurchase any or all of the Senior Notes at a repurchase price equal to 101% of the aggregate principal amount of the Senior Notes, plus any accrued and unpaid interest. Finally, if, prior to maturity or redemption, a change in control (as defined in the Senior Subordinated Notes) of the Company occurs, the holders of a majority of the Senior Subordinated Notes may, by written notice to the Company, declare the principal amount then outstanding under all (but not less than all) of the Senior Subordinated Notes to be immediately due and payable. If either the Credit Agreement or the Senior Subordinated Notes were accelerated, that may result in events of default in other agreements, including the indenture for the Senior Notes, which would permit the counterparties to such agreements to terminate those agreements and accelerate amounts that may be due thereunder. In addition, such transactions could impact the cash flows, ability to utilize net operating losses, earnings per share and other financial metrics and could result in litigation. We intend to obtain waivers relating to the change in control provisions in our Credit Agreement, however, there is no assurance we will be able to obtain such waivers.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2.     PENDING PREFERRED SHARE ISSUANCE AND TENDER OFFER (Continued)

  Merger Agreement

  On May 17, 2015, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with BCP IV GrafTech Holdings LP, a Delaware limited partnership ("Parent"), and Athena Acquisition Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"), pursuant to which, among other things, Parent has agreed to make a cash tender offer (the "Offer") to purchase any and all of the outstanding shares of the Company's common stock, par value $0.01 per share (the "Shares"), at a purchase price of $5.05 per Share in cash (the "Offer Price"). Parent and Acquisition Sub are indirect wholly owned subsidiaries of Brookfield.

  The Offer commenced on May 26, 2015. The Offer's initial term was extended in accordance with the Merger Agreement and expired at midnight, New York Time, on July 28, 2015. The Offer was again extended in accordance with the Merger Agreement for an additional ten business days to allow for regulatory approvals. The Offer is to expire at midnight, New York Time, on August 13, 2015. The Offer is subject to the condition that prior to the expiration of the Offer, there have been validly tendered and not withdrawn, a number of Shares that, together with the Shares then owned by Brookfield and its controlled affiliates (including Shares issuable upon conversion of the Preferred Stock) represents at least 30% of the then outstanding Shares (the "Minimum Condition").

  Pursuant to the Merger Agreement, if Shares validly tendered and not withdrawn in the Offer, together with the Shares then owned by Brookfield and its controlled affiliates (including Shares issuable upon conversion of the Preferred Stock, represent at least 80% of the then outstanding Shares plus the Shares issuable upon conversion of the Preferred Stock (the "Merger Condition"), Parent will transfer the Preferred Stock held by Parent to Acquisition Sub, Acquisition Sub (instead of Parent) will accept the Shares for purchase in the Offer and Acquisition Sub will merge with and into the Company, the separate corporate existence of Acquisition Sub will cease and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the "Merger"). If the Merger Condition is satisfied, each Share that is not tendered and accepted pursuant to the Offer (other than cancelled shares, dissenting shares and shares held by the Company's subsidiaries or Parent's subsidiaries (other than Acquisition Sub)) will thereupon be cancelled and converted into the right to receive cash consideration in an amount equal to the Offer Price. The Merger Agreement contemplates that the Merger would be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL") pursuant to which no stockholder vote will be required to consummate the Merger. If the Company terminates the Merger Agreement to enter into an agreement for a superior proposal (as defined in the Merger Agreement), the Company would be required to pay a designee of the Parent a $20 million termination fee.

3.     RATIONALIZATIONS AND IMPAIRMENTS

  Throughout 2013, 2014 and 2015 the Company undertook rationalization plans in order to streamline our organization and lower our production costs. The total rationalization and related charges incurred during the three and six months ended June 30, 2014 and 2015 are as follows:

All Plans	Three Months Ended June 30, 2014				Three Months Ended June 30, 2015
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total
Recorded in Cost of Sales
Accelerated depreciation	$3,832	$413	$—	$4,245	$—	$—	$—	$—
Inventory loss	(148)	11,057	—	10,909	—	144	—	144
Fixed asset write-offs and other	4,403	131	—	4,534	413	1,072	—	1,485
Recorded in Research and Development
Accelerated depreciation	—	—	—	—	—	—	319	319
Recorded in Selling and General Administrative
Other	53	—	—	53	400	292	(276)	416
Recorded in Rationalizations
Severance and related costs	304	—	—	304	104	1,641	(130)	1,615
Contract terminations	527	—	—	527	—	154	—	154

Total	$8,971	$11,601	$—	$20,572	$917	$3,303	$(87)	$4,133

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.     RATIONALIZATIONS AND IMPAIRMENTS (Continued)

  In the three months ended June 30, 2015, in connection with our rationalization initiatives, two sites, located respectively in Salvador, Brazil and in Pennsylvania, United States, substantially completed their decommissioning efforts and met the criteria for assets held for sale. Because the carrying value of the sites did not exceed their estimated fair value, no additional impairment was recorded. As of June 30, 2015, the sites held for sale represent $1.7 million of assets reported under "Property, plant and equipment" and $0.5 million of liabilities, reported under "Other accrued liabilities".

All Plans	Six Months Ended June 30, 2014				Six Months Ended June 30, 2015
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total
Recorded in Cost of Sales
Accelerated depreciation	$20,852	$826	$—	$21,678	$432	$—	$—	$432
Inventory loss	667	11,048	—	11,715	(61)	947	—	886
Fixed asset write-offs and other	3,909	131	—	4,040	1,655	973	—	2,628
Recorded in Research and Development
Accelerated depreciation	—	—	—	—	—	—	940	940
Recorded in Selling and General Administrative
Other	78	—	—	78	400	295	790	1,485
Recorded in Rationalizations
Severance and related costs	418	(28)	—	390	157	4,006	(130)	4,033
Contract terminations	528	—	—	527	25	204	—	229

Total	$26,452	$11,977	$—	$38,428	$2,608	$6,425	$1,600	$10,633

  2013 Industrial Materials Rationalization

  On October 31, 2013, we announced a global initiative to reduce our Industrial Materials segment's cost base and improve our competitive position. As part of this initiative, we ceased production at our two highest cost graphite electrode plants, located in Brazil and South Africa, as well as a machine shop in Russia. Our graphite electrode capacity was reduced by approximately 60,000 metric tons as a result of these actions. In parallel, we adopted measures for reductions in overhead and related corporate operations. These actions and measures reduced global headcount by approximately 600 people, or approximately 20 percent of our global workforce. These actions were substantially completed during the first half of 2014.

  2013 Engineered Solutions Rationalization

  In order to optimize our Engineered Solutions platform and improve our cost structure, we also initiated actions to centralize certain operations and reduce overhead in our Engineered Solutions segment. These actions reduced global headcount by approximately 40 people and were substantially completed during 2014.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.     RATIONALIZATIONS AND IMPAIRMENTS (Continued)

  Total 2013 Rationalization Initiatives Impact to Financial Results

  Charges incurred related to the 2013 rationalization initiatives for the six months ended June 30, 2014 and June 30, 2015 are as follows:

2013 Plans	Three Months Ended June 30, 2014				Three Months Ended June 30, 2015
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total
Recorded in Cost of Sales
Accelerated depreciation	$3,832	$413	$—	$4,245	$—	$—	$—	$—
Inventory loss	(148)	496	—	348	—	—	—	—
Fixed asset write-offs and other	4,403	131	—	4,534	413	249	—	662
Recorded in Selling and General Administrative
Other	52	—	—	52	—	—	—	—
Recorded in Rationalizations
Severance and related costs	304	—	—	304	10	146	—	156
Contract terminations	528	—	—	528	—	—	—	—

Total	$8,971	$1,040	$—	$10,011	$423	$395	$—	$818

2013 Plans	Six Months Ended June 30, 2014				Six Months Ended June 30, 2015
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total
Recorded in Cost of Sales
Accelerated depreciation	$20,852	$826	$—	$21,678	$432	$—	$—	$432
Inventory loss	667	486	—	1,153	(61)	—	—	(61)
Fixed asset write-offs and other	3,909	131	—	4,040	1,655	258	—	1,913
Recorded in Selling and General Administrative
Other	78	—	—	78	—	—	—	—
Recorded in Rationalizations
Severance and related costs	418	(28)	—	390	97	146	—	243
Contract terminations	528	—	—	528	25	—	—	25

Total	$26,452	$1,415	$—	$27,867	$2,148	$404	$—	$2,552

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.     RATIONALIZATIONS AND IMPAIRMENTS (Continued)

  The following table represents the roll-forward of the liability incurred for employee termination benefits and contract termination costs incurred in connection with the the rationalization initiatives described above. This liability is recorded as a current liability on the Consolidated Balance Sheets.

(Dollars in thousands)	2013 Plans
Balance as of December 31, 2013	$18,421
Charges incurred	613
Change in estimates	153
Payments and settlements	(16,494)
Effect of change in currency exchange rates	(1,658)

Balance as of December 31, 2014	1,035
Charges incurred	41
Change in estimates	229
Payments and settlements	(1,132)
Effect of change in currency exchange rates	(91)

Balance as of June 30, 2015	$82

  2014 Engineered Solutions Rationalization

  On July 29, 2014, we announced additional rationalization initiatives to increase profitability, reduce cost and improve global competitiveness in our Engineered Solutions segment. During the second quarter of 2014, worldwide pricing of our isomolded graphite products ("isomolded") within our Advanced Graphite Material ("AGM") product group, as well as our expectation of future pricing, significantly eroded, driven by significant over-capacity and recent competitor responses. In addition, solar product demand continued to erode, with polysilicon, silicon and silicon wafer production migrating to China. New competitors servicing this industry commenced production in China at pricing levels making the market now unprofitable. As a result of these conditions, the Company decided to cease isomolded production and pursue alternative supply chain relationships in our isomolded product line.

  As a result of the above, we tested our long-lived assets used to produce advanced graphite materials for recovery, based on undiscounted cash flows from the use and eventual disposition of these assets. The carrying value of the assets exceeded these undiscounted cash flow and, accordingly, we estimated the fair-value of these long-lived assets based on a market participant view. This resulted in an impairment charge totaling 121.6 million during 2014, and included the impairment of certain acquired customer relationship and technology intangible assets.

  Charges incurred related to the 2014 Engineered Solutions rationalization initiatives in 2015 are as follows:

2014 Engineered Solutions Rationalization	Engineered Solutions Segment
(Dollars in thousands)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2015
Recorded in Cost of Sales
Inventory loss	10,562	109
Fixed asset write-offs and other	—	360
Recorded in Rationalizations
Severance and related costs	—	(733)

Total	$10,562	$(264)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.     RATIONALIZATIONS AND IMPAIRMENTS (Continued)

2014 Engineered Solutions Rationalization	Engineered Solutions Segment
(Dollars in thousands)	Six Months Ended June 30, 2014	Six Months Ended June 30, 2015
Recorded in Cost of Sales
Inventory loss	$10,562	$543
Fixed asset write-offs and other	—	358
Recorded in Rationalizations
Severance and related costs	—	(749)
Contract terminations	—	50

Total	$10,562	$202

  The following table represents the roll-forward of the liability incurred for employee termination benefits and contract termination costs incurred in connection with the 2014 Engineered Solutions rationalization initiatives described above. This liability is recorded as a current liability on the Consolidated Balance Sheets.

2014 Engineered Solutions Plan
(Dollars in thousands)
Balance as of December 31, 2013	$—
Charges incurred	2,611
Change in estimates	(40)
Payments and settlements	(916)

Balance as of December 31, 2014	1,655
Charges incurred	50
Change in estimates	(749)
Payments and settlements	(780)

Balance as of June 30, 2015	$176

  2014 Corporate and Research & Development Rationalization

  During the third quarter of 2014, we announced the conclusion of another phase of our on-going company-wide cost savings assessment. This resulted in changes to the Company's operating and management structure in order to streamline, simplify and decentralize the organization. These actions are designed to reduce costs by a combination of reduced contractor costs, attrition, early retirements and layoffs. Additionally, the Company downsized its corporate functions by approximately 25 percent, relocated to a smaller, more cost effective corporate headquarters and established a new Technology and Innovation Center. The 2014 Corporate and Research and Development rationalization plan will result in approximately $20 million of charges consisting of severance, accelerated depreciation and other related costs, of which approximately $14 million have been incurred through June 30, 2015. Approximately $12 million of these costs will be cash outlays, the majority of which are expected to be disbursed in 2015.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.     RATIONALIZATIONS AND IMPAIRMENTS (Continued)

  Charges incurred related to the 2014 Corporate and Research & Development rationalization initiatives for 2015 are as follows:

2014 Corporate, Research and Development Rationalization	Three Months Ended June 30, 2015				Six Months Ended June 30, 2015
(Dollars in thousands)	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total	Industrial Materials Segment	Engineered Solutions Segment	Corp, R&D and Other	Total
Recorded in Cost of Sales
Fixed asset write-offs and other	—	1	—	$1	—	1	—	1
Recorded in Research and Development
Accelerated depreciation	—	—	319	$319	—	—	940	940
Recorded in Selling and General Administrative
Other	400	—	(276)	$124	400	—	790	1,190
Recorded in Rationalizations
Severance and related costs	94	8	(130)	$(28)	60	8	(130)	(62)

Total	$494	$9	$(87)	$416	$460	$9	$1,600	$2,069

  The following table represents the roll-forward of the liability incurred for employee termination benefits and contract termination costs incurred in connection with the 2014 Corporate and Research & Development rationalization initiatives described above. This liability is recorded as a current liability on the Consolidated Balance Sheets.

2014 Corporate and R&D Plan
(Dollars in thousands)
Balance as of December 31, 2013	$—
Charges incurred	8,159
Change in estimates	21
Payments and settlements	(1,155)
Effect of change in currency exchange rates	(152)

Balance as of December 31, 2014	6,873
Charges incurred	(34)
Change in estimates	(28)
Payments and settlements	(4,199)
Effect of change in currency exchange rates	(5)

Balance as of June 30, 2015	$2,607

  2015 Advanced Graphite Materials Rationalization

  On March 2, 2015, GrafTech announced plans to further optimize the production platform for its advanced graphite materials business. These actions included the closure of our Notre Dame, France facility and further reductions in force in our Columbia, Tennessee facility and other locations totaling approximately 85 people. The 2015 Advanced Graphite Materials rationalization plan will result in approximately $10 million of charges consisting of severance, inventory losses and other related costs. Approximately $8 million of these costs will be cash outlays, the majority of which are expected to be disbursed in 2015.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3.     RATIONALIZATIONS AND IMPAIRMENTS (Continued)

  Charges incurred related to the 2015 Advanced Graphite Materials rationalization initiative for the three and six months ended June 30, 2015 are as follows:

2015 Advanced Graphite Materials Rationalization	Engineered Solutions Segment
(Dollars in thousands)	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Recorded in Cost of Sales
Inventory loss	$35	$404
Fixed asset write-offs and other	461	356
Recorded in Selling and General Administrative
Other	292	295
Recorded in Rationalizations
Severance and related costs	2,220	4,601
Contract terminations	154	154

Total	$3,162	$5,810

  The following table represents the roll-forward of the liability incurred for employee termination benefits and contract termination costs incurred in connection with the 2015 Advanced Graphite Materials rationalization initiative described above. This liability is recorded as a current liability on the Consolidated Balance Sheets.

2015 Advanced Graphite Materials Rationalization
(Dollars in thousands)
Balance as of December 31, 2014	$—
Charges incurred	4,834
Payments and settlements	(263)
Effect of change in currency exchange rates	(38)

Balance as of June 30, 2015	$4,533

4.     STOCK-BASED COMPENSATION

  For the three months ended June 30, 2014 and 2015, we recognized stock-based compensation expense of $2.2 million and $1.1 million, respectively. Substantially all of the expense, $1.6 million and $1.0 million, respectively, was recorded as selling and administrative expenses in the Consolidated Statements of Operations, with the remaining expenses recorded as cost of sales and research and development.

  For the six months ended June 30, 2014 and 2015, we recognized stock-based compensation expense of $2.8 million and $2.7 million, respectively. Substantially all of the expense, $2.1 million and $2.5 million, respectively, was recorded as selling and administrative expenses in the Consolidated Statements of Operations, with the remaining expenses recorded as cost of sales and research and development.

  As of June 30, 2015, the total compensation cost related to non-vested restricted stock, performance shares based on current forecasts, and stock options not yet recognized was $8.4 million, which will be recognized over the remaining weighted average life of 1.68 years.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4.     STOCK-BASED COMPENSATION (Continued)

  Restricted Stock and Performance Shares

  Restricted stock and performance share awards activity under the plans for the six months ended June 30, 2015 was:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding unvested as of January 1, 2015	1,814,130	$6.31
Granted	19,969	8.31
Vested	(55,211)	10.23
Forfeited/canceled/expired	(188,407)	6.42

Outstanding unvested as of June 30, 2015	1,590,481	6.18

  Stock Options

  Stock option activity under the plans for the six months ended June 30, 2015 was:

	Number of Shares	Weighted- Average Exercise Price
Outstanding as of January 1, 2015	2,042,074	$10.93
Forfeited/canceled/expired	(203,592)	10.77

Outstanding as of June 30, 2015	1,838,482	10.95

5.     EARNINGS PER SHARE

  The following table shows the information used in the calculation of our share counts for basic and diluted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Weighted average common shares outstanding for basic calculation	135,963,054	137,252,356	135,713,004	137,112,630
Add: Effect of stock options and restricted stock	—	—	—	—

Weighted average common shares outstanding for diluted calculation	135,963,054	137,252,356	135,713,004	137,112,630

  Basic earnings per common share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing net income (loss) by the sum of the weighted average number of common shares outstanding plus the additional common shares that would have been outstanding if potentially dilutive securities had been issued.

  The weighted average common shares outstanding for the diluted calculation excludes consideration of stock options covering 1,079,251 shares in both the three and six months ended June 30, 2014, as these shares are anti-dilutive. The weighted average common shares outstanding for the diluted calculation excludes consideration of stock options covering 1,359,199 shares in both the three and six months ended June 30, 2015, as these shares are anti-dilutive.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6.     SEGMENT REPORTING

  We operate in two reportable segments: Industrial Materials and Engineered Solutions.

  Industrial Materials.    Our Industrial Materials segment manufactures and delivers high quality graphite electrodes, refractory products and needle coke products. Electrodes are key components of the conductive power systems used to produce steel and other non-ferrous metals. Refractory products are used in blast furnaces and submerged arc furnaces due to their high thermal conductivity and the ease with which they can be machined to large or complex shapes. Needle coke, a crystalline form of carbon derived from decant oil, is the key ingredient in, and is used primarily in, the production of graphite electrodes.

  Engineered Solutions.    The Engineered Solutions segment includes advanced electronics technologies, advanced graphite materials, advanced composite materials and advanced materials. Advanced electronics technologies products consist of electronic thermal management solutions, fuel cell components and sealing materials. Advanced graphite materials are highly engineered synthetic graphite products used in many areas due to their unique properties and the ability to tailor them to specific solutions. These products are used in transportation, alternative energy, metallurgical, chemical, oil and gas exploration and various other industries. Advanced composite materials are highly engineered carbon products that are woven into various shapes primarily to support the aerospace and defense industries. Advanced materials use carbon and graphite powders as components or additives in a variety of industries, including metallurgical processing, battery and fuel cell components, and polymer additives.

  We continue to evaluate the performance of our segments based on segment operating income. Intersegment sales and transfers are not material and the accounting policies of the reportable segments are the same as those for our Consolidated Financial Statements as a whole. Prior to 2014, certain global expenses such as research and development, shared IT and accounting services as well as corporate headquarter's finance, HR, legal and executive management were allocated to the segments mostly based on each segment's contribution to consolidated sales. During 2014, as part of our initiative to decentralize the organization and reduce the costs of the global headquarter functions, the performance measure of our existing segments was changed to reflect our new management and operating structure. We currently exclude such expenses from the segment operating income measure and report them under "Corporate, R&D and Other Expenses" in order to reconcile to the consolidated operating income of the Company.

  The following tables summarize financial information concerning our reportable segments and all prior periods have been recast to reflect our new methodology:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2015	2014	2015
Net sales to external customers:
Industrial Materials	$206,655	$125,012	$425,431	$290,049
Engineered Solutions	77,529	40,110	139,544	82,284

Total net sales	$284,184	$165,122	$564,975	$372,333

Operating (loss) income:
Industrial Materials	$1,060	$3,094	$2,660	$(22,804)
Engineered Solutions	(124,664)	(3,455)	(119,259)	(7,848)
Corporate, R&D and Other expenses	(15,884)	(12,636)	(29,958)	(28,178)

Total operating loss	$(139,488)	$(12,997)	$(146,557)	$(58,830)

Reconciliation of segment operating loss to loss before provision for income taxes
Other expense (income), net	$(41)	$699	$753	$1,092
Interest expense	9,155	9,195	18,154	18,116
Interest income	(55)	(273)	(113)	(346)

Loss before provision for income taxes	$(148,547)	$(22,618)	$(165,351)	$(77,692)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7.     BENEFIT PLANS

  The components of our consolidated net pension costs are set forth in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2015	2014	2015
Service cost	$473	$506	$946	$1,333
Interest cost	2,169	1,526	4,338	3,052
Expected return on plan assets	(1,938)	(1,354)	(3,876)	(2,708)
Amortization of prior service cost	1	1	2	2

Net cost	$705	$679	$1,410	$1,679

  The components of our consolidated net postretirement costs are set forth in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2015	2014	2015
Service cost	$19	$4	$38	$8
Interest cost	352	315	704	630
Curtailment loss	1,048	—	1,048	—
Amortization of prior service benefit	(47)	(43)	(94)	(86)

Net cost	$1,372	$276	$1,696	$552

  On March 27, 2015, we settled $59.0 million of projected benefit obligations in the United Kingdom through the purchase of a group annuity contract. The purchase was fully funded with pension assets. The obligation associated with this transaction will require no additional cash contributions by the company. The results of this settlement were not material to our operations.

8.     GOODWILL AND OTHER INTANGIBLE ASSETS

  We are required to review goodwill and indefinite-lived intangible assets annually for impairment. Goodwill impairment is tested at the reporting unit level (graphite electrodes, needle coke) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

  Our annual impairment test of goodwill was performed as of December 31, 2014 for all reporting units. The estimated fair values of our reporting units were based on discounted cash flow ("DCF") models derived from internal earnings forecasts and assumptions. The assumptions and estimates used in these valuations incorporated the then current and expected economic environment. Based on these valuations, the fair value for the needle coke reporting unit was below the carrying value resulting in a step two analysis and consequently a goodwill impairment charge of $75.7 million for the year ended December 31, 2014.

  We received notice in March, 2015, that the market prices for needle coke were decreasing by an additional 18%, effective for the second quarter of 2015. This decline is further compressing our margins for needle coke products versus our annual plan. We determined that this change, which is driven by over capacity in the market indicated that the needle coke industry is facing a deeper and longer trough than previously expected. As such we considered the additional price change as a triggering event and tested our needle coke goodwill for impairment as of March 31, 2015.

  In the first step of the analysis, we compared the estimated fair value of the reporting unit to its carrying value, including goodwill. The fair value of the reporting unit was determined based on an income approach, using DCF models from a market participant's perspective. The DCF model included seventeen years of forecasted cash flows, plus an estimated terminal value. For the first several years in the models, the cash flows were based upon the current operating and capital plans as prepared by management and approved by executive management, adjusted to reflect the perspective of potential market participants. Beyond the first several years, the DCF model reflects known trends of cycles in the industry and incorporates them in the terminal value. Actual results may differ from those assumed in the Company's forecast. A discount rate of 10.5% was applied to the forecasted cash-flows and is based on a weighted average cost of capital ("WACC"). Company specific beta and mix of debt to equity are inputs into the determination of the discount rate, which is then qualitatively assessed from the standpoint of potential market participants.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

8.     GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

  As a result of the step one analysis described earlier, the fair value of the needle coke reporting unit was less than its carrying value. Consequently, we performed the second step of the impairment analysis in order to determine the implied fair value of the goodwill associated with the reporting unit. The implied fair value of goodwill represents the excess of the fair value of the reporting unit over the sum of the fair value amounts assigned to all of the assets and liabilities of the reporting unit as if it were to be acquired in a business combination and the current fair value of the reporting unit (as calculated in the first step) was the purchase consideration. The implied fair value of goodwill was then compared to the carrying value of the goodwill to determine the impairment charge. The needle coke goodwill was fully impaired, resulting in a charge of $35.4 million. The full impairment of the needle coke reporting unit's goodwill was a result of our reassessment of the estimated future cash-flows, triggered by the pricing decline in the needle coke market effective April 1, 2015.

  The changes in the carrying value of goodwill during the six months ended June 30, 2015 are as follows:

(Dollars in thousands)	Total
Balance as of December 31, 2014	$420,129
Impairment	(35,381)
Currency translation effect	(316)

Balance as of June 30, 2015	$384,432

  The following table summarizes acquired intangible assets with determinable useful lives by major category as of December 31, 2014 and June 30, 2015:

	At December 31, 2014			At June 30, 2015
(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization & Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization & Impairment	Net Carrying Amount
Trade name	$7,900	$(4,817)	$3,083	$7,900	$(5,154)	$2,746
Technological know-how	43,349	(24,940)	18,409	43,349	(27,926)	15,423
Customer-related intangible	110,798	(57,192)	53,606	110,798	(62,556)	48,242

Total finite-lived intangible assets	$162,047	$(86,949)	$75,098	$162,047	$(95,636)	$66,411

  Amortization expense of acquired intangible assets was $10.2 million and $8.7 million in the six months ended June 30, 2014 and 2015, respectively. Estimated amortization expense will approximate $8.4 million in the remainder of 2015, $13.1 million in 2016, $11.8 million in 2017, $10.7 million in 2018 and $9.2 million in 2019.

9.     DEBT AND LIQUIDITY

  The following table presents our long-term debt:

(Dollars in thousands)	At December 31, 2014	At June 30, 2015
Revolving Facility	$40,000	$48,000
Senior Notes	300,000	300,000
Other Debt	1,615	1,335

Total	$341,615	$349,335

  The following table presents our short-term debt:

(Dollars in thousands)	At December 31, 2014	At June 30, 2015
Senior Subordinated Notes	187,973	194,440
Other debt	131	4,775

Total Short-Term Debt	$188,104	$199,215

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9.     DEBT AND LIQUIDITY (Continued)

  The fair value of debt, which was determined using Level 2 inputs, was $473.3 million, versus a book value of $529.7 million as of December 31, 2014. As of June 30, 2015, the fair value of our debt was $520.4 million versus a book value of 548.6 million. As of June 30, 2015, we were in compliance with all of our debt covenants.

  Revolving Facility

  On April 23, 2014, the Company and certain of its subsidiaries entered into an Amended and Restated Credit Agreement (the "Revolving Facility"). On February 27, 2015, GrafTech and certain of its subsidiaries entered into an Amended and Restated Credit Agreement that provides for, among other things, greater financial flexibility and a new $40 million senior secured delayed draw term loan facility.The Revolving Facility has a borrowing capacity of $400 million and matures in April 2019.

  As of June 30, 2015, we had $258 million of unused borrowing capacity under the revolving credit facility (after considering financial covenants restrictions and the outstanding letters of credit of approximately $6.3 million).

  The additional $40 million delayed draw term loan facility is to be used connection with the repayment of the Senior Subordinated Notes.

  The interest rate applicable to the Amended and Restated Credit Facility is LIBOR plus a margin ranging from 2.25% to 3.75% (depending on our total senior secured leverage ratio). The borrowers pay a per annum fee ranging from 0.35% to 0.50% (depending on our senior secured leverage ratio) on the undrawn portion of the commitments under the Revolving Facility. The new financial covenants require us to maintain a minimum cash interest coverage ratio of 2.50 to 1.00 and a maximum senior secured leverage ratio ranging from 3.75 to 1.00 to 3.00 to 1.00, subject to adjustment for certain events.

  Senior Notes

  On November 20, 2012, the Company issued $300 million principal amount of 6.375% Senior Notes due 2020 (the "Senior Notes"). The Senior Notes are the Company's senior unsecured obligations and rank pari passu with all of the Company's existing and future senior unsecured indebtedness. The Senior Notes are guaranteed on a senior unsecured basis by each of the Company's existing and future subsidiaries that guarantee certain other indebtedness of the Company or another guarantor.

  The Senior Notes bear interest at a rate of 6.375% per year, payable semi-annually in arrears on May 15 and November 15 of each year. The Senior Notes mature on November 15, 2020.

  The Company is entitled to redeem some or all of the Senior Notes at any time on or after November 15, 2016, at the redemption prices set forth in the indenture. In addition, prior to November 15, 2016, the Company may redeem some or all of the Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus a "make whole" premium determined as set forth in the indenture. The Company is also entitled to redeem up to 35% of the aggregate principal amount of the Senior Notes before November 15, 2015 with the net proceeds from certain equity offerings at a redemption price of 106.375% of the principal amount plus accrued and unpaid interest, if any.

  If, prior to maturity, a change in control (as defined in the indenture) of the Company occurs and thereafter certain downgrades of the ratings of the Senior Notes as specified in the indenture occur, the Company will be required to offer to repurchase any or all of the Senior Notes at a repurchase price equal to 101% of the aggregate principal amount of the Senior Notes, plus any accrued and unpaid interest. The acquisition of beneficial ownership by Brookfield of more than 35% of the Company's outstanding Shares or more than 35% of the total voting power of the voting stock of the Company (including the Preferred Stock) would constitute a change in control as defined in the Indenture.

  The indenture for the Senior Notes also contains covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to: (i) create liens or use assets as security in other transactions; (ii) engage in certain sale/leaseback transactions; and (iii) merge, consolidate or sell, transfer, lease or dispose of substantially all of their assets.

  The indenture for the Senior Notes also contains customary events of default, including (i) failure to pay principal or interest on the Senior Notes when due and payable, (ii) failure to comply with covenants or agreements in the indenture or the Senior Notes which failures are not cured or waived as provided in the indenture, (iii) failure to pay indebtedness of the Company, any Subsidiary Guarantor or Significant Subsidiary (each, as defined in the indenture) within any applicable grace period after maturity or acceleration and the total amount of such indebtedness unpaid or accelerated exceeds $50.0 million, (iv) certain events of bankruptcy, insolvency, or reorganization, (v) failure to pay any judgment or decree for an amount in excess of $50.0 million against the Company, any Subsidiary Guarantor or any Significant Subsidiary that is not discharged, waived or stayed as provided in the indenture, (vi) cessation of any Subsidiary Guarantee (as defined in the indenture) to be in full force and effect or denial or disaffirmance by any subsidiary guarantor of its obligations under its subsidiary guarantee, and (vii) a default under the Company's Senior Subordinated Notes. In the case of an event of default, the principal amount of the Senior Notes plus accrued and unpaid interest may be accelerated.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

9.     DEBT AND LIQUIDITY (Continued)

  Senior Subordinated Notes

  On November 30, 2010, in connection with the acquisitions of Seadrift Coke LP and C/G Electrodes, LLC, we issued Senior Subordinated Notes for an aggregate total face amount of $200 million. These Senior Subordinated Notes are non-interest bearing and mature in 2015. Because the promissory notes are non-interest bearing, we were required to record them at their present value (determined using an interest rate of 7%). The difference between the face amount of the promissory notes and their present value is recorded as debt discount. The debt discount will be amortized to income using the interest method, over the life of the promissory notes. The loan balance, net of unamortized discount, was $194.4 million as of June 30, 2015. This balance was reclassified in November 2014 to short-term debt on our balance sheet as the maturity date is within one year.

10.   INVENTORIES

  Inventories are comprised of the following:

(Dollars in thousands)	At December 31, 2014	At June 30, 2015
Inventories:
Raw materials and supplies	$122,218	$111,519
Work in process	176,141	168,396
Finished goods	84,544	95,718

Total	$382,903	$375,633

11.   INTEREST EXPENSE

  The following table presents an analysis of interest expense:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2015	2014	2015
Interest incurred on debt	$5,345	$5,282	$10,714	$10,452
Amortization of discount on Senior Subordinated Notes	3,048	3,261	6,045	6,468
Amortization of debt issuance costs	762	652	1,395	1,196

Total interest expense	$9,155	$9,195	$18,154	$18,116

  Interest Rates

  The Revolving Facility had an effective interest rate of 2.17% and 2.37% as of December 31, 2014 and June 30, 2015, respectively. The Senior Subordinated Notes have an implied interest rate of 7.00%. The Senior Notes have a fixed interest rate of 6.375%.

12.   CONTINGENCIES

  Legal Proceedings

  We are involved in various investigations, lawsuits, claims, demands, environmental compliance programs and other legal proceedings arising out of or incidental to the conduct of our business. While it is not possible to determine the ultimate disposition of each of these matters, we do not believe that their ultimate disposition will have a material adverse effect on our financial position, results of operations or cash flows.

  The Merger Agreement with the affiliates of Brookfield contains provisions for the payment of termination fees of up to $20 million in the event that the Merger Agreement is terminated under certain circumstances. Pursuant to the Investment Agreement, the Company is required to reimburse Brookfield for its reasonable, out-of-pocket fees and expenses (including the reasonable fees and expenses of legal counsel, accountants, investment bankers, brokers, or other representatives or consultants) up to $500,000 incurred in connection

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

12.   CONTINGENCIES (Continued)

  with the transactions thereunder. See Note 2 "Pending Preferred Share Issuance and Tender Offer" for additional information regarding the Merger Agreement and the Preferred Stock Issuance.

  Pending Litigation Against GrafTech and Brookfield

  A number of putative class action complaints have been filed relating to the merger. The lawsuits, which contain substantially similar allegations, include allegations that the transactions do not appropriately value the Company, were the result of an inadequate process, include preclusive deal protection devices, involved conflicts of interests and further allege that the public disclosures made by the Company in connection with such transactions were materially misleading. GrafTech, Brookfield and its affiliates are alleged to have aided and abetted the alleged fiduciary breaches. The lawsuits seek a variety of equitable relief, including enjoining the GrafTech board of directors from proceeding with the proposed merger unless and until they have acted in accordance with their fiduciary duties to maximize shareholder value and rescission of the merger to the extent implemented, in addition to damages arising from the defendants' alleged breaches and attorneys' fees and costs. The defendants believe that the allegations are without merit and intend to vigorously defend the lawsuits.

  The lawsuits include: a lawsuit captioned Travis J. Kelleher, etc. v. GrafTech International Ltd., et. al. (Case No. CV-15-846032) filed on May 22, 2015, in the Court of Common Pleas in the State of Ohio; a lawsuit captioned David Widlewski v. Randy Carson, Thomas A. Danjczek, Karen Finerman, Joel L. Hawthorne, David R. Jardini, Nathan Milikowsky, M. Catherine Morris, BCP IV GrafTech Holdings LP, and Athena Acquisition Subsidiary Inc. (Civil Action No. 11086-VCL) filed on June 2, 2015, in the Court of Chancery of the State of Delaware; a lawsuit captioned Walter Watson. v. GrafTech International Ltd., Randy Carson, Thomas A. Danjczek, Karen Finerman, Joel L. Hawthorne, David R. Jardini, Nathan Milikowsky, M. Catherine Morris, Brookfield Asset Management, Inc., Brookfield Capital Partners Ltd., Brookfield Capital Partners IV L.P., BCP IV GrafTech Holdings LP, and Athena Acquisition Subsidiary Inc. (Civil Action No. 11096-VCL) filed on June 4, 2015, in the Court of Chancery of the State of Delaware; a lawsuit captioned CyHyoung Park v. GrafTech International Ltd., Randy Carson, Thomas A. Danjczek, Karen Finerman, Joel L. Hawthorne, David R. Jardini, Nathan Milikowsky, M. Catherine Morris, BCP IV GrafTech Holdings LP, and Athena Acquisition Subsidiary Inc. (Civil Action No. 11125-VCL) filed on June 9, 2015, in the Court of Chancery of the State of Delaware; a lawsuit captioned Charles Daeda v. GrafTech International Ltd., Randy Carson, Thomas A. Danjczek, Karen Finerman, Joel L. Hawthorne, David R. Jardini, Nathan Milikowsky, M. Catherine Morris, Brookfield Asset Management Inc., BCP IV GrafTech Holdings LP, and Athena Acquisition Subsidiary Inc. (Civil Action No. 11145-VCL) filed on June 15, 2015, in the Court of Chancery of the State of Delaware; a lawsuit captioned Abraham Grinberger, v. GrafTech International Ltd., Randy Carson, Thomas A. Danjczek, Karen L. Finerman, Joel L. Hawthorne, David R. Jardini, Nathan Milikowsky, M. Catherine Morris, Brookfield Asset Management Inc., Brookfield Capital Partners Ltd., BCP IV GrafTech Holdings LP, Athena Acquisition Subsidiary Inc. (Civil Action No. 11148-VCL) filed on June 15, 2015, in the Court of Chancery of the State of Delaware; a lawsuit captioned Bruce Wells v. GrafTech International Ltd., Randy Carson, Thomas A. Danjczek, Karen Finerman, Joel L. Hawthorne, David R. Jardini, Nathan Milikowsky, M. Catherine Morris, BCP IV GrafTech Holdings LP, Athena Acquisition Subsidiary Inc., and Brookfield Capital Partners Ltd. (Civil Action No. 11166-VCL) filed on June 17, 2015, in the Court of Chancery of the State of Delaware; and a lawsuit captioned Mark O'Neill and Adoracion Guerrero, et. al. v. Joel L. Hawthorne, et. al. (Case No. CV-15-847670) filed on June 29, 2015, in the Court of Common Pleas in the State of Ohio.

  Product Warranties

  We generally sell products with a limited warranty. We accrue for known warranty claims if a loss is probable and can be reasonably estimated. We also accrue for estimated warranty claims incurred based on a historical claims charge analysis. Claims accrued but not yet paid and the related activity within the accrual for the six months ended June 30, 2015, are presented below:

(Dollars in thousands)
Balance as of December 31, 2014	$923
Product warranty adjustments	1,035
Payments and settlements	(382)

Balance as of June 30, 2015	$1,576

13.   INCOME TAXES

  We compute and apply to ordinary income an estimated annual effective tax rate on a quarterly basis based on current and forecasted business levels and activities, including the mix of domestic and foreign results and enacted tax laws. The estimated annual effective tax rate is updated quarterly based on actual results and updated operating forecasts. Ordinary income refers to income (loss) before

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

13.   INCOME TAXES (Continued)

  income tax expense excluding significant, unusual, or infrequently occurring items. The tax effect of an unusual or infrequently occurring item is recorded in the interim period in which it occurs as a discrete item of tax.

  The following table summarizes the provision for income taxes for the six months ended June 30, 2014 and June 30, 2015:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2014	2015	2014	2015
Tax (benefit) expense	$6,886	$199	$1,599	$733
Pretax loss	$(148,547)	$(22,618)	$(165,351)	$(77,692)
Effective tax rates	(4.6)%	(0.9)%	(1.0)%	(0.9)%

  For the three months ended June 30, 2015, the effective tax rate differs from the U.S. statutory rate of 35% primarily due to recent losses in the U.S. where we receive no tax benefit due to a full valuation allowance and worldwide earnings from various countries. The recognition of the valuation allowance does not result in or limit the Company's ability to utilize these tax assets in the future. For the three months ended June 30, 2014 the effective tax rate differs from the U.S. statutory rate of 35% primarily due to a valuation allowance setup against U.S. foreign tax credit deferred tax attributes, various state net operating loss deferred tax attributes, and the establishment of a valuation allowance against our net U.S. deferred asset position.

  As of June 30, 2015, we had unrecognized tax benefits of $3.7 million, $2.7 million of which, if recognized, would have a favorable impact on our effective tax rate.

  We file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. All U.S. federal tax years prior to 2012 are generally closed by statute or have been audited and settled with the applicable domestic tax authorities. All other jurisdictions are still open to examination beginning after 2008.

  We continue to assess the need for valuation allowances against deferred tax assets based on determinations of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income. Appropriate consideration is given to all available evidence, both positive and negative, in assessing the need for a valuation allowance. Examples of positive evidence would include a strong earnings history, an event or events that would increase our taxable income through a continued reduction of expenses, and tax planning strategies that would indicate an ability to realize deferred tax assets. In circumstances where the significant positive evidence does not outweigh the negative evidence in regards to whether or not a valuation allowance is required, we have maintained valuation allowances on those net deferred tax assets.

14.   DERIVATIVE INSTRUMENTS

  We use derivative instruments as part of our overall foreign currency and commodity risk management strategies to manage the risk of exchange rate movements that would reduce the value of our foreign cash flows and to minimize commodity price volatility. Foreign currency exchange rate movements create a degree of risk by affecting the value of sales made and costs incurred in currencies other than the U.S. dollar.

  Certain of our derivative contracts contain provisions that require us to provide collateral. Since the counterparties to these financial instruments are large commercial banks and similar financial institutions, we do not believe that we are exposed to material counterparty credit risk. We do not anticipate nonperformance by any of the counter-parties to our instruments.

  Foreign currency derivatives

  We enter into foreign currency derivatives from time to time to attempt to manage exposure to changes in currency exchange rates. These foreign currency instruments, which include, but are not limited to, forward exchange contracts and purchased currency options, attempt to hedge global currency exposures such as foreign currency denominated debt, sales, receivables, payables, and purchases. Forward exchange contracts are agreements to exchange different currencies at a specified future date and at a specified rate. There was no ineffectiveness on these contracts designated as hedging instruments during the six months ended June 30, 2014 and 2015, respectively.

  In 2014 and 2015, we entered into foreign currency derivatives denominated in the Mexican peso, South African rand, Brazilian real, euro and Japanese yen. These derivatives were entered into to protect the risk that the eventual cash flows resulting from commercial and business transactions may be adversely affected by changes in exchange rates between the U.S. dollar and the Mexican peso,

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

14.   DERIVATIVE INSTRUMENTS (Continued)

  South African rand, Brazilian real, euro and Japanese yen. As of June 30, 2015, we had outstanding Mexican peso, South Afican rand, euro, and Japanese yen currency contracts with an aggregate notional amount of $72.5 million. The foreign currency derivatives outstanding as of June 30, 2015 have several maturity dates ranging from July 2015 to December 2015.

  Commodity derivative contracts

  We periodically enter into derivative contracts for certain refined oil products and natural gas. These contracts are entered into to protect against the risk that eventual cash flows related to these products may be adversely affected by future changes in prices. There was no ineffectiveness on these contracts during the six months ended June 30, 2015. As of June 30, 2015, we had no outstanding derivative swap contracts for refined oil products.

  Net Investment Hedges

  We use certain intercompany debt to hedge a portion of our net investment in our foreign operations against currency exposure (net investment hedge). Intercompany debt denominated in foreign currency and designated as a non-derivative net investment hedging instrument was $15.8 million and $15.1 million as of December 31, 2014 and June 30, 2015, respectively. Within the currency translation adjustment portion of other comprehensive income, we recorded gains of $0.2 million and $0.1 million in three months ended June 30, 2014 and June 30, 2015, respectively, resulting from these net investment hedges.

  The fair value of all derivatives is recorded as assets or liabilities on a gross basis in our Consolidated Balance Sheets. The following tables present the fair values of our derivatives and their respective balance sheet locations as of December 31, 2014 and June 30, 2015:

	Asset Derivatives		Liability Derivatives
(Dollars in thousands)	Location	Fair Value	Location	Fair Value
As of December 31, 2014
Derivatives designated as cash flow hedges:
Foreign currency derivatives	Prepaid and other current assets	$722	Other current liabilities	$1,234
Commodity derivative contracts	Prepaid and other current assets	—	Other current liabilities	7,067

Total fair value		$722		$8,301

As of June 30, 2015
Derivatives designated as cash flow hedges:
Foreign currency derivatives	Prepaid and other current assets	$924	Other current liabilities	$613

Total fair value		$924		$613

	Asset Derivatives		Liability Derivatives
(Dollars in thousands)	Location	Fair Value	Location	Fair Value
As of December 31, 2014
Derivatives not designated as hedges:
Foreign currency derivatives	Prepaid and other current assets	$80	Other current liabilities	$428

Total fair value		$80		$428

As of June 30, 2015
Derivatives not designated as hedges:
Foreign currency derivatives	Prepaid and other current assets	$181	Other current liabilities	$474

Total fair value		$181		$474

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

14.   DERIVATIVE INSTRUMENTS (Continued)

  The location and amount of realized (gains) losses on derivatives are recognized in the Statements of Operations when the hedged item impacts earnings and are as follows for the three and six months ended June 30, 2014 and 2015:

		Amount of (Gain)/ Loss Recognized (Effective Portion)
	Location of (Gain)/Loss Reclassified from Other Comprehensive Income (Effective Portion)
(Dollars in thousands)		2014	2015
For the Three months ended June 30,
Derivatives designated as cash flow hedges:
Foreign currency derivatives, excluding tax of ($3) and $56, respectively	Revenue / Cost of goods sold / Other expense / (income)	$27	$(563)
Commodity forward derivatives, excluding tax of $181 and ($193), respectively	Revenue / Cost of goods sold	$(503)	$528

		Amount of (Gain)/ Loss Recognized
	Location of (Gain)/Loss Recognized in the Consolidated Statement of Operations
(Dollars in thousands)		2014	2015
For the Three months ended June 30,
Derivatives not designated as hedges:
Foreign currency derivatives	Cost of goods sold / Other expense (income)	$130	$(214)

		Amount of (Gain)/ Loss Recognized (Effective Portion)
	Location of (Gain)/Loss Reclassified from Other Comprehensive Income (Effective Portion)
		2014	2015
For the Six Months Ended June 30,
Derivatives designated as cash flow hedges:
Foreign currency derivatives, excluding tax of ($33) and $128, respectively	Revenue / Cost of goods sold / Other expense / (income)	$328	$(1,275)
Commodity forward derivatives, excluding tax of ($9) and ($289), respectively	Revenue / Cost of goods sold	$26	$793

		Amount of (Gain)/ Loss Recognized
	Location of (Gain)/Loss Recognized in the Consolidated Statement of Operations
(Dollars in thousands)		2014	2015
For the Six Months Ended June 30,
Derivatives not designated as hedges:
Foreign currency derivatives	Cost of goods sold / Other expense (income)	$(61)	$676

  Our foreign currency and commodity derivatives are treated as hedges and are required to be measured at fair value on a recurring basis. With respect to the inputs used to determine the fair value, we use observable, quoted rates that are determined by active markets and, therefore, classify the contracts as "Level 2".

15.   GUARANTOR INFORMATION

  On November 20, 2012, GrafTech International Ltd. (the "Parent") issued $300 million aggregate principal amount of Senior Notes. The Senior Notes mature on November 15, 2020 and bear interest at a rate of 6.375% per year, payable semi-annually in arrears on May 15 and November 15 of each year. The Senior Notes have been guaranteed on a senior basis by the following wholly-owned direct and indirect subsidiaries of the Parent: GrafTech Finance Inc., GrafTech Holdings Inc., GrafTech USA LLC, Seadrift Coke LLP, Fiber Materials, Inc., Intermat, GrafTech Global Enterprises Inc., GrafTech International Holdings Inc., GrafTech DE LLC, GrafTech

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

  Seadrift Holding Corp, GrafTech International Trading Inc., GrafTech Technology LLC, GrafTech NY Inc., and Graphite Electrode Network LLC.

  The guarantors of the Senior Notes, solely in their respective capacities as such, are collectively called the "Guarantors." Our other subsidiaries, which are not guarantors of the Senior Notes, are called the "Non-Guarantors."

  All of the guarantees are unsecured. All of the guarantees are full, unconditional (subject to limited exceptions described below) and joint and several. Each of the Guarantors are 100% owned, directly or indirectly, by the Parent. All of the guarantees of the Senior Notes continue until the Senior Notes have been paid in full, and payment under such guarantees could be required immediately upon the occurrence of an event of default under the Senior Notes. If a Guarantor makes a payment under its guarantee of the Senior Notes, it would have the right under certain circumstances to seek contribution from the other Guarantors.

  The Guarantors will be released from the guarantees upon the occurrence of certain events, including the following: the unconditional release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Senior Notes by such Guarantor; the sale or other disposition, including by way of merger or consolidation or the sale of its capital stock, following which such Guarantor is no longer a subsidiary of the Parent; or the Parent's exercise of its legal defeasance option or its covenant defeasance option as described in the indenture applicable to the Senior Notes. If any Guarantor is released, no holder of the Senior Notes will have a claim as a creditor against such Guarantor. The indebtedness and other liabilities, including trade payables and preferred stock, if any, of each Guarantor are effectively senior to the claim of any holders of the Senior Notes.

  Investments in subsidiaries are recorded on the equity basis.

  The following tables set forth condensed consolidating balance sheets as of December 31, 2014 and June 30, 2015 and condensed consolidating statements of operations and comprehensive income for the three and six months ended June 30, 2014 and 2015 and condensed consolidating statements of cash flows for the six months ended June 30, 2014 and 2015 of the Parent Guarantors and the Non-Guarantors.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	At December 31, 2014
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$5,503	$12,047	$—	$17,550
Accounts receivable — affiliates	40,474	35,618	40,185	(116,277)	—
Accounts receivable — trade	—	45,861	117,058	—	162,919
Inventories	—	148,080	234,823	—	382,903
Prepaid and other current assets	—	17,336	64,287	—	81,623

Total current assets	40,474	252,398	468,400	(116,277)	644,995
Investment in affiliates	1,414,278	762,251	—	(2,176,529)	—
Property, plant and equipment	—	431,602	222,438	—	654,040
Deferred income taxes	—	—	16,819	—	16,819
Goodwill	—	217,099	203,030	—	420,129
Notes receivable — affiliate	35,722	7,413	—	(43,135)	—
Other assets	4,110	45,617	48,095	—	97,822

Total Assets	$1,494,584	$1,716,380	$958,782	$(2,335,941)	$1,833,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable — affiliate	$—	$80,659	$35,618	$(116,277)	$—
Accounts payable — trade	47	35,435	50,927	—	86,409
Short-term debt	187,973	131	—	—	188,104
Accrued income and other taxes	344	3,380	20,782	—	24,506
Rationalizations	—	7,538	2,025	—	9,563
Supply chain financing liability	—	—	—	—	—
Other accrued liabilities	2,444	15,252	25,623	—	43,319

Total current liabilities	190,808	142,395	134,975	(116,277)	351,901
Long-term debt — affiliate	—	35,722	7,413	(43,135)	—
Long-term debt — third party	300,000	40,393	1,222	—	341,615
Other long-term obligations	—	77,724	29,842	—	107,566
Deferred income taxes	—	5,118	23,079	—	28,197
Stockholders' equity	1,003,776	1,415,028	762,251	(2,176,529)	1,004,526

Total Liabilities and Stockholders' Equity	$1,494,584	$1,716,380	$958,782	$(2,335,941)	$1,833,805

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

	At June 30, 2015
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$—	$1,278	$13,227	$—	$14,505
Accounts receivable — affiliates	42,976	29,081	9,230	(81,287)	—
Accounts receivable — trade	—	30,362	91,324	—	121,686
Inventories	—	145,605	230,028	—	375,633
Prepaid and other current assets	—	17,935	60,017	—	77,952

Total current assets	42,976	224,261	403,826	(81,287)	589,776
Investment in affiliates	1,331,268	702,677	—	(2,033,945)	—
Property, plant and equipment	—	424,235	210,436	—	634,671
Deferred income taxes	—	—	17,116	—	17,116
Goodwill	—	181,717	202,715	—	384,432
Notes receivable — affiliate	28,304	7,413	—	(35,717)	—
Other assets	3,813	40,972	42,194	—	86,979

Total Assets	$1,406,361	$1,581,275	$876,287	$(2,150,949)	$1,712,974

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable — affiliate	$—	$52,201	$29,086	$(81,287)	$—
Accounts payable — trade	—	28,386	43,750	—	72,136
Short-term debt	194,441	2,132	2,642	—	199,215
Accrued income and other taxes	—	4,318	16,094	—	20,412
Rationalizations	—	2,942	4,457	—	7,399
Supply chain financing liability	—	—	—	—	—
Other accrued liabilities	2,444	9,287	19,521	—	31,252

Total current liabilities	196,885	99,266	115,550	(81,287)	330,414
Long-term debt — affiliate	—	28,304	7,413	(35,717)	—
Long-term debt — third party	300,000	48,326	1,009	—	349,335
Other long-term obligations	—	68,981	30,531	—	99,512
Deferred income taxes	—	5,130	19,107	—	24,237
Stockholders' equity	909,476	1,331,268	702,677	(2,033,945)	909,476

Total Liabilities and Stockholders' Equity	$1,406,361	$1,581,275	$876,287	$(2,150,949)	$1,712,974

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended June 30, 2014
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Sales — affiliates	$—	$53,959	$33,364	$(87,323)	$—
Sales — third party	—	110,806	173,378	—	284,184

Net sales	—	164,765	206,742	(87,323)	284,184
Cost of sales	—	157,447	196,107	(87,323)	266,231

Gross profit	—	7,318	10,635	—	17,953
Research and development	—	2,903	—	—	2,903
Selling and administrative expenses	—	14,265	17,872	—	32,137
Impairments	—	121,570	—	—	121,570
Rationalizations	—	16	815	—	831

Operating income (loss)	—	(131,436)	(8,052)	—	(139,488)
Other (income) expense, net	—	(4)	(37)	—	(41)
Interest expense — affiliate	—	210	—	(210)	—
Interest expense — third party	8,003	906	246	—	9,155
Interest income — affiliate	(210)	—	—	210	—
Interest income — third party	—	—	(55)	—	(55)

Income (loss) before income taxes	(7,793)	(132,548)	(8,206)	— `	(148,547)
Provision for income taxes	(2,806)	9,847	(155)	—	6,886
Equity in earnings of subsidiary	(150,446)	(8,051)	—	158,497	—

Net (loss) income	$(155,433)	$(150,446)	$(8,051)	$158,497	$(155,433)

Statements of Comprehensive Income
Net (loss) income	$(155,433)	$(150,446)	$(8,051)	$158,497	$(155,433)
Other comprehensive income (loss)	239	239	45	(284)	239

Comprehensive (loss) income	$(155,194)	$(150,207)	$(8,006)	$158,213	$(155,194)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended June 30, 2015
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Sales — affiliates	$—	$52,107	$15,572	$(67,679)	$—
Sales — third party	—	62,397	102,725	—	165,122

Net sales	—	114,504	118,297	(67,679)	165,122
Cost of sales	—	102,449	114,413	(67,679)	149,183

Gross profit	—	12,055	3,884	—	15,939
Research and development	—	1,914	—	—	1,914
Selling and administrative expenses	—	12,394	12,859	—	25,253
Rationalizations	—	(626)	2,395	—	1,769

Operating income (loss)	—	(1,627)	(11,370)	—	(12,997)
Other (income) expense, net	—	423	276	—	699
Interest expense — affiliate	—	145	—	(145)	—
Interest expense — third party	8,220	858	117	—	9,195
Interest income — affiliate	(145)	—	—	145	—
Interest income — third party	—	(5)	(268)	—	(273)

Income (loss) before income taxes	(8,075)	(3,048)	(11,495)	—	(22,618)
Provision for income taxes	—	(4,042)	4,241	—	199
Equity in earnings of subsidiary	(14,742)	(15,736)	—	30,478	—

Net (loss) income	$(22,817)	$(14,742)	$(15,736)	$30,478	$(22,817)

Statements of Comprehensive Income
Net (loss) income	$(22,817)	$(14,742)	$(15,736)	$30,478	$(22,817)
Other comprehensive income (loss)	7,557	7,557	6,623	(14,180)	7,557

Comprehensive (loss) income	$(15,260)	$(7,185)	$(9,113)	$16,298	$(15,260)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Six Months Ended June 30, 2014
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Sales — affiliates	$—	$124,316	$68,571	$(192,887)	$—
Sales — third party	—	221,930	343,045	—	564,975

Net sales	—	346,246	411,616	(192,887)	564,975
Cost of sales	—	314,476	399,739	(192,887)	521,328

Gross profit	—	31,770	11,877	—	43,647
Research and development	—	5,673	—	—	5,673
Selling and administrative expenses	—	24,132	37,912	—	62,044
Impairments	—	121,570	—	—	121,570
Rationalizations	—	52	865	—	917

Operating income (loss)	—	(119,657)	(26,900)	—	(146,557)
Other (income) expense, net	—	820	(67)	—	753
Interest expense — affiliate	—	436	—	(436)	—
Interest expense — third party	15,955	1,646	553	—	18,154
Interest income — affiliate	(436)	—	—	436	—
Interest income — third party	—	—	(113)	—	(113)

Income (loss) before income taxes	(15,519)	(122,559)	(27,273)	—	(165,351)
Provision for income taxes	(5,587)	14,399	(7,213)	—	1,599
Equity in earnings of subsidiary	(157,018)	(20,060)	—	177,078	—

Net (loss) income	$(166,950)	$(157,018)	$(20,060)	$177,078	$(166,950)

Statements of Comprehensive Income
Net (loss) income	$(166,950)	$(157,018)	$(20,060)	$177,078	$(166,950)
Other comprehensive income (loss)	2,311	2,311	2,522	(4,833)	2,311

Comprehensive (loss) income	$(164,639)	$(154,707)	$(17,538)	$172,245	$(164,639)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Six Months Ended June 30, 2015
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Sales — affiliates	$—	$103,291	$42,346	$(145,637)	$—
Sales — third party	—	134,418	237,915	—	372,333

Net sales	—	237,709	280,261	(145,637)	372,333
Cost of sales	—	219,037	262,231	(145,637)	335,631

Gross profit	—	18,672	18,030	—	36,702
Research and development	—	4,345	—	—	4,345
Selling and administrative expenses	—	26,836	24,707	—	51,543
Impairments	—	35,381	—	—	35,381
Rationalizations	—	(300)	4,563	—	4,263

Operating loss	—	(47,590)	(11,240)	—	(58,830)
Other expense (income), net	—	732	360	—	1,092
Interest expense — affiliate	—	305	—	(305)	—
Interest expense — third party	16,382	1,523	211	—	18,116
Interest income — affiliate	(305)	—	—	305	—
Interest income — third party	—	(5)	(341)	—	(346)

Loss before income taxes	(16,077)	(50,145)	(11,470)	—	(77,692)
(Benefit from) provision for income taxes	—	(3,691)	4,424	—	733
Equity in losses of subsidiary	(62,348)	(15,894)	—	78,242	—

Net (loss) income	$(78,425)	$(62,348)	$(15,894)	$78,242	$(78,425)

Statements of Comprehensive Income
Net (loss) income	$(78,425)	$(62,348)	$(15,894)	$78,242	$(78,425)
Other comprehensive income (loss)	(21,209)	(21,209)	(22,207)	43,416	(21,209)

Comprehensive (loss) income	$(99,634)	$(83,557)	$(38,101)	$121,658	$(99,634)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2014
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Net cash provided by (used in) operating activities:	$(11,480)	$33,155	$34,225	$—	$55,900
Cash flow from investing activities:
(Loans to) repayments from affiliates	8,184	—	—	(8,184)	—
Capital expenditures	—	(31,882)	(14,582)	—	(46,464)
Proceeds from derivative instruments	—	74	(268)	—	(194)
Proceeds from sale of fixed assets		—	2,523		2,523
Insurance recoveries	—	—	2,834	—	2,834

Net cash (used in) provided by investing activities	8,184	(31,808)	(9,493)	(8,184)	(41,301)
Cash flow from financing activities:
Loans from (repayments to) affiliates	—	(8,184)	—	8,184	—
Short-term debt borrowings	—	(23)	(996)	—	(1,019)
Revolving Facility borrowings	—	131,000	78,000	—	209,000
Revolving Facility reductions	—	(124,000)	(81,000)	—	(205,000)
Principal payments on long term debt	—	(66)	(60)	—	(126)
Supply chain financing	—	—	(9,455)	—	(9,455)
Proceeds from exercise of stock options	2,813	—	—	—	2,813
Purchase of treasury shares	(435)	—	—	—	(435)
Revolver facility refinancing	—	(2,320)	(316)	—	(2,636)
Other	918	—	—	—	918

Net cash provided by (used in) financing activities	3,296	(3,593)	(13,827)	8,184	(5,940)
Net increase in cash and cash equivalents	—	(2,246)	10,905	—	8,659
Effect of exchange rate changes on cash and cash equivalents	—	—	181	—	181
Cash and cash equivalents at beginning of period	—	4,752	7,136	—	11,888

Cash and cash equivalents at end of period	$—	$2,506	$18,222	$—	$20,728

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

15.   GUARANTOR INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2015
(Dollars in thousands)	Parent	Guarantors	Non- Guarantors	Consolidating Entries and Eliminations	Consolidated
Net cash (used in) provided by operating activities:	$(7,355)	$22,992	$36,293	$(27,710)	$24,220
Cash flow from investing activities:
Repayments from affiliates	7,418	—	—	(7,418)	—
Capital expenditures	—	(16,994)	(8,626)	—	(25,620)
Payments for (proceeds from) derivatives	—	397	241	—	638
Proceeds from sale of assets	—	(7,595)	(209)	—	(7,804)
Insurance recoveries	—	—	—	—	—

Net cash provided by (used in) investing activities	7,418	(24,192)	(8,594)	(7,418)	(32,786)
Cash flow from financing activities:
Repayments to affiliates	—	(7,418)	—	7,418	—
Dividends to affiliates	—	—	(27,710)	27,710
Short-term debt borrowings	—	2,001	2,505	—	4,506
Revolving Facility borrowings	—	62,000	12,000	—	74,000
Revolving Facility reductions	—	(54,000)	(12,000)	—	(66,000)
Principal payments on long term debt	—	(67)	—	—	(67)
Supply chain financing	—	—	—	—	—
Proceeds from exercise of stock options	—	—	—	—	—
Purchase of treasury shares	(63)	—	—	—	(63)
Revolver facility refinancing	—	(2,691)	(31)	—	(2,722)
Other	—	(2,850)	—	—	(2,850)

Net cash provided by (used in) financing activities	(63)	(3,025)	(25,236)	35,128	6,804
Net increase in cash and cash equivalents	—	(4,225)	2,463	—	(1,762)
Effect of exchange rate changes on cash and cash equivalents	—	—	(1,283)	—	(1,283)
Cash and cash equivalents at beginning of period	—	5,503	12,047	—	17,550

Cash and cash equivalents at end of period	$—	$1,278	$13,227	$—	$14,505

16.   SUBSEQUENT EVENTS

  On July 28, 2015, GrafTech and certain of its subsidiaries entered into an amendment to the Amended and Restated Credit Agreement to change the terms regarding the occurrence of a default upon a change in control (which is defined thereunder to include the acquisition by any person of more than 25 percent of GrafTech's outstanding shares) to exclude the acquisition of shares by Brookfield (see Note 2 to the Financial Statements). In addition, effective upon such acquisition, the financial covenants will be eased, resulting in increased availability under the Revolving Facility. The size of the Revolving Facility will also be reduced from $400 million to $375 million.

  The interest rate applicable to the Revolving Facility is LIBOR plus a margin ranging from 2.25% to 4.75% (depending on our total senior secured leverage ratio). The borrowers pay a per annum fee ranging from 0.35% to 0.70% (depending on our senior secured leverage ratio) on the undrawn portion of the commitments under the Revolving Facility. The new financial covenants, when they become effective, require us to maintain a minimum cash interest coverage ratio ranging from 1.50 to 2.50 and a maximum senior secured leverage ratio ranging from 5.75 to 3.00, subject to adjustment over time.

 STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF PROPERTIES ACQUIRED BY EMBER RESOURCES INC.

INDEPENDENT AUDITORS' REPORT

To the Management of Encana Corporation

        We have audited the accompanying statement of revenues and direct operating expenses of properties acquired by Ember Resources Inc. (the "Operating Statements") for the years ended December 31, 2014 and December 31, 2013 pursuant to the Asset Sale Agreement among Encana Corporation and Encana Services Company Ltd. and Ember Resources Inc. dated October 7, 2014 (the "Asset Sale Agreement").

Management's Responsibility for the Operating Statements

        Management is responsible for the preparation and fair presentation of the Operating Statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Operating Statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the Operating Statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Operating Statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Operating Statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the Operating Statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the management's preparation and fair presentation of the Operating Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the properties internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Operating Statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the Operating Statements referred to above present fairly, in all material respects, the related statement of revenues and direct operating expenses for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        The accompanying Operating Statements were prepared to present the revenues and direct operating expenses of the properties that were acquired by Ember Resources Inc. pursuant to the Asset Sale Agreement for purposes of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and are not intended to be a complete presentation of the results of operations associated with the assets acquired.

/s/ PRICEWATERHOUSECOOPERS LLP
Chartered Professional Accountants
October 2, 2015

PricewaterhouseCoopers LLP
111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3
T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

"PWC" refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

 STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF PROPERTIES ACQUIRED BY EMBER RESOURCES INC.

	Year Ended December 31,
(in millions CAD$)	2014	2013
Revenues	$296	$244
Direct operating expenses	114	118

Revenues in excess of direct operating expenses	$182	$126

See accompanying Notes to the Statements of Revenues and Direct Operating Expenses

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF PROPERTIES ACQUIRED BY EMBER RESOURCES INC.

1.     BACKGROUND AND BASIS OF PRESENTATION

  Background — On October 7, 2014 Ember Resources Inc. ("Ember"), entered into a definitive purchase and sale agreement ("PSA") to acquire certain oil and natural gas properties located in central and southern Alberta (the "Acquired CBM Properties") from Encana Corporation ("Encana"). The acquisition closed on January 15, 2015 (the "Closing") for total consideration of $558 million after closing adjustments.

  Basis of Presentation — The accompanying audited Statements of Revenues and Direct Operating Expenses of Properties Acquired by Ember Resources Inc. ("the Operating Statements") are presented on the accrual basis of accounting and were derived from the historical accounting records of Encana. Historically, the Acquired CBM Properties were not prepared nor presented in financial statements on a stand-alone basis or in separate legal entities. As a result, the accompanying statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the Acquired CBM Properties including, but not limited to, general and administrative expenses, interest expense, federal and provincial income tax expenses, accretion of asset retirement obligations, and depreciation, depletion and amortization. These costs were not separately allocated to the Acquired CBM Properties in the historical accounting records of Encana and are not indicative of costs which would have been incurred by the Acquired CBM Properties on a stand-alone basis. In addition, these costs would not be indicative of the historical performance of the Acquired CBM Properties had they been Ember's properties because of potential differences in the size, structure, operations and accounting policies of the respective companies. For these reasons, the Operating Statements are not indicative of the results of operations of the Acquired CBM Properties on a go forward basis due to changes in the business and the omission of various operating expenses. Furthermore, no balance sheet has been presented for the Acquired CBM Properties because their historical cost and related working capital balances are not segregated or easily obtainable, nor has information about the Acquired CBM Properties' operating, investing and financing cash flows been provided for similar reasons. Accordingly, the Operating Statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of the Securities and Exchange Commission's ("SEC") Regulation S-X.

  The line items included in these Statements are measured in Canadian dollars which is the currency of the economic environment in which the Acquired CBM Properties operate.

2.     SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates — The preparation of these Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the Operating Statements.

  Revenue Recognition — Oil and gas revenue is recognized upon delivery and passage of title, net of any royalty interests. There were no gas imbalances as of December 31, 2014 or 2013.

  Direct Operating Expenses — Direct operating expenses are recognized when incurred and consist of the direct expenses of operating the Acquired CBM Properties. The direct operating expenses include production and mineral taxes, lease operating and gathering expenses, and processing and transportation expenses. Certain costs such as general and administrative expenses, interest expense, federal and provincial income tax expenses, accretion of asset retirement obligations, depreciation, depletion and amortization were not allocated to the Acquired CBM Properties.

  Joint Interest Operations — Revenues and direct operating expenses relate to historical net revenue interest and net working interest in the Acquired CBM Properties.

3.     COMMITMENTS

  Effective with the acquisition of the Acquired CBM Properties, Ember has assumed contracts that provide firm transportation capacity on pipeline systems. The expected future payments associated with the commitments are as follows:

(in millions CAD $)
2015	$13
2016	13
2017	13
2018	2
2019	2
Thereafter	—

Total	$43

4.     SUBSEQUENT EVENTS

  Subsequent events were evaluated through October 2, 2015, the date the Operating Statements were available to be issued.

 SUPPLEMENTAL OIL AND GAS RESERVES INFORMATION (UNAUDITED)

  Estimated Net Quantities of Proved Oil and Natural Gas Reserves — Unaudited

  The following tables summarize the net ownership interests in estimated net quantities of proved developed and proved undeveloped oil and natural gas reserves of the Acquired CBM Properties at December 31, 2014 and 2013 and the related summary of changes in estimated net quantities of net remaining proved reserves during the year. Encana has overseen the preparation of reserve estimates by its external reserves evaluator. All of the Acquired CBM Properties proved reserves and activities are located in Canada.

  Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made. Reserve estimates are in accordance with the SEC regulations, using the average price during the 12-month period presented, determined as an unweighted average of the first-day-of-the-month price for each month. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. The reserve estimates are based on the development opportunities that were pursued by Encana and at a pace dependent on Encana's capital availability and allocation prior to closing.

	Oil & NGLs Mbbls	Natural Gas MMcf	Total MBOE
Net proved reserves at December 31, 2012	479	379,453	63,721
Revisions and improved recovery(1)	126	67,315	11,345
Extensions and discoveries	22	609	123
Production	(128)	(71,407)	(12,029)

Net proved reserves at December 31, 2013	498	375,970	63,160

Proved developed reserves December 31, 2013	498	375,970	63,160
Proved undeveloped reserves December 31, 2013	—	—	—

Net proved reserves at December 31, 2013	498	375,970	63,160

Revisions and improved recovery(2)	179	138,131	23,201
Sale of reserves in place(3)	(23)	(21,760)	(3,649)
Production	(109)	(63,017)	(10,612)
Net proved reserves at December 31, 2014	546	429,324	72,100

Proved developed reserves December 31, 2014	546	429,324	72,100
Proved undeveloped reserves December 31, 2014	—	—	—

Net proved reserves at December 31, 2014	546	429,324	72,100

*
Numbers may not add due to rounding

(1)
Revisions and improved recovery increased in 2013 by 11.3 MMBOE primarily due to an increase of 53.0 MMBOE attributed to a higher 12-month average historical AECO natural gas price of $3.14 (CAD$/MMBtu) versus $2.35 (CAD$/MMBtu) for 2012, partially offset by a negative revision of 41.7 MMBOE primarily due to a reduction in undeveloped reserves from changes in the development plan.

(2)
Revisions and improved recovery increased in 2014 by 23.2 MMBOE due to a higher 12-month average historical AECO natural gas price of $4.63 (CAD$/MMBtu) versus $3.14 (CAD$/MMBtu) for 2013.

(3)
Sales of reserves in place in 2014 of 3.6 MMBOE relate to CBM asset divestitures.

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves — Unaudited

  The following tables set forth the computation of the standardized measure of discounted future net cash flows (the "Standardized Measure") relating to proved reserves and the changes in such cash flows of the Acquired CBM Properties. The assumptions used to compute the Standardized Measure is in accordance with the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") Topic 932, Extractive Industries — Oil and Gas and the SEC. Future cash inflows are computed by applying the unweighted average first-day-of-the-month prices, adjusted for transportation, quality, and regional price differentials, to the year-end estimated quantities of oil and natural gas to be produced in the future, less future production and development costs to be incurred in developing and producing the proved reserves. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor. Future operating costs were determined based on Encana's historical estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using year-end costs and assuming continuation of existing economic conditions, plus overhead incurred. Future development costs were determined based on Encana's historical estimates of capital expenditures to be incurred in developing proved oil and gas reserves.

  The Standardized Measure excludes the tax basis of the Acquired CBM Properties as the properties represent only a portion of Encana's business and cannot be reasonably allocated to the Acquired CBM Properties. In addition, the new tax basis will differ from that of Encana so any tax provision is not relevant. The Acquired CBM Properties' operations are located in central and southern Alberta and are subject to statutory federal and provincial taxes of up to 27% of income.

  The Standardized Measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not reflect expectations of actual amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

  The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the Standardized Measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties.

	December 31,
(in millions CAD $)	2014	2013
Future oil and gas sales	$1,984	$1,176
Future production costs	(911)	(717)
Future development costs(1)	(418)	(504)
Income taxes	(175)	—

Future net cash flows	480	(45)
10% discount	(14)	216

Standardize measure of oil and gas	$466	$171

Pricing assumptions(2):
AECO (C$/MMBtu)	4.63	3.14
Edmonton Light Sweet (C$/bbl)	96.40	93.44

(1)
Cash flows include settlements associated with asset retirement obligations.

(2)
All prices were held constant in all future years when estimating future net revenues and reserves.

  Changes in the Standardized Measure of the Acquired CBM Properties are as follows:

	December 31,
(in millions CAD $)	2014	2013
Beginning balance	$171	$70
Sales of oil and gas produced during the period	(177)	(121)
Sales and transfers of proved reserves in place	(12)	—
Net change in prices and production costs	474	226
Revision of previous quantity estimates	81	13
Accretion of discount	24	10
Previously estimated development costs incurred, net of change in future development costs	42	30
Other	(30)	(23)
Net change in income taxes	(107)	(34)

Ending Balance	$466	$171

 INDEX TO APPENDIX A

Glossary of Terms	A-2
Note on Reserve Data	A-5
Appendix A-1 (all $ amounts are in Canadian dollars unless otherwise indicated)
NI 51-101F1 for the year ended December 31, 2015 in respect of Canadian Reserves	A1-1-1
NI 51-101F2 from McDaniel in respect of Canadian Reserves	A1-2-1
NI 51-101F3 from management and directors of Brookfield Business Partners L.P. on reserves data and other information	A1-3-1
Appendix A-2 (all $ amounts are in US dollars unless otherwise indicated)
NI 51-101F1 for the year ended December 31, 2015 in respect of Quadrant	A2-1-1
NI 51-101F2 from RISC in respect of Quadrant	A2-2-1
NI 51-101F3 from management and directors of Brookfield Business Partners L.P. on reserves data and other information	A2-3-1

 APPENDIX A

DEFINED TERMS

        In this Appendix A, unless otherwise indicated or the context otherwise requires, the following terms have the meaning set forth below:

"basin" means a large natural depression on the earth's surface in which sediments generally brought by water accumulate;

"CSA 51-324" means Staff Notice 51-324 — Glossary to NI 51 101 Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators;

"Consolidated Report" has the meaning set forth in Appendix A-1;

"developed non-producing reserves" are those reserves that either have not been on production, or have previously been on production, but are shut in, and the date of resumption of production is unknown;

"developed producing reserves" are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty;

"developed reserves" are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (for example, when compared to the cost of drilling a well) to put the reserves on production. The developed category may be subdivided into producing and non-producing;

"development cost" means costs incurred to obtain access to reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas from reserves. More specifically, development costs, including applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

  (a)
  gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground draining, road building and relocating public roads, gas lines and power lines, pumping equipment and wellhead assembly;

  (b)
  drill and equip development wells, development type stratigraphic test wells and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment and wellhead assembly;

  (c)
  acquire, construct and install production facilities such as flow lines, separators, treaters, heaters, manifolds, measuring devices and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems; and

  (d)
  provide improved recovery systems;

"development well" means a well drilled inside the established limits of an oil and gas reservoir, or in close proximity to the edge of the reservoir, to the depth of a stratigraphic horizon known to be productive;

"economic assumptions" are the forecast prices and costs used in the estimate;

"Ember" means Ember Resources Ltd.;

"exploration costs" means costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain oil and gas reserves, including costs of drilling exploratory wells and exploratory type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property and after acquiring the property. Exploration costs, which include applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

  (a)
  costs of topographical, geochemical, geological and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews and others conducting those studies;

  (b)
  costs of carrying and retaining unproved properties, such as delay rentals, taxes (other than income and capital taxes) on properties, legal costs for title defence and the maintenance of land and lease records;

  (c)
  dry hole contributions and bottom hole contributions;

  (d)
  costs of drilling and equipping exploratory wells; and

  (e)
  costs of drilling exploratory type stratigraphic test wells;

"exploratory well" means a well that is not a development well, a service well or a stratigraphic test well;

"field" means a defined geographical area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations;

"forecast prices and costs" means future prices and costs that are:

  (a)
  generally acceptable as being a reasonable outlook of the future; and

  (b)
  if and only to the extent that, there are fixed or presently determinable future prices or costs to which we are legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in paragraph (a);

"formation" means a layer of rock which has distinct characteristics that differ from nearby rock;

"FPSO" means floating production, storage and offloading vessel used in offshore oil and gas activities;

"future income taxes" when used are estimated:

  (a)
  making appropriate allocations of estimated unclaimed costs and losses carried forward for tax purposes, between oil and gas activities and other business activities;

  (b)
  without deducting estimated future costs that are not deductible in computing taxable income;

  (c)
  taking into account estimated tax credits and allowances; and

  (d)
  applying to the future pre-tax net cash flows relating to Ember's oil and gas activities the appropriate year-end statutory tax rates, taking into account future tax rates already legislated;

"GLJ" means the independent reserves engineering firm GLJ Petroleum Consultants;

"gross" means:

  (a)
  in relation to a company's interest in production or reserves, its "gross reserves", which are the company's working interest (operating or non-operating) share before deduction of royalties and without including any royalty interests of the company;

  (b)
  in relation to wells, the total number of wells in which a company has an interest; and

  (c)
  in relation to properties, the total area of properties in which a company has an interest;

"gross reserves" means a company's working interest (operating or non-operating) share before deduction of royalties and without including any royalty interests of the company;

"horizontal drilling" means a drilling technique used in certain formations where a well is drilled vertically to a certain depth, after which the drill path builds to 90 degrees until it is in the target formation and continues horizontally for a certain distance;

"infill wells" means wells drilled into the same pool as known producing wells so that oil or natural gas does not have to travel as far through the formation;

"Insignia" means Insignia Energy Ltd.;

"liquids" means crude oil and natural gas liquids;

"McDaniel" means the independent reserves engineering firm McDaniel & Associates Consultants Ltd.;

"natural gas" and "gas" as described in the COGE Handbook, means a mixture of lighter hydrocarbons that exist either in the gaseous phase or in solution in crude oil in reservoirs but are gaseous at atmospheric conditions. Natural gas may contain sulphur or other non-hydrocarbon compounds;

"natural gas liquids" or "NGL" as described in the COGE Handbook, means those hydrocarbon components that can be recovered from natural gas as liquids including, but not limited to, ethane, propane, butanes, pentanes plus, condensate and small quantities of non-hydrocarbons;

"net" means:

  (a)
  in relation to a company's interest in production and reserves, the company's interest (operating and non-operating) share after deduction of royalty obligations, plus the company's royalty interest in production or reserves;

  (b)
  in relation to a company's interest in wells, the number of wells obtained by aggregating the company's working interest in each of its gross wells; and

  (c)
  in relation to a company's interest in a property, the total area in which the company has an interest multiplied by the working interest owned by the company;

"net acres" means the percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres;

"PA" means probable additional reserves;

"probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves;

"proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves;

"Quadrant" means Quadrant Energy Pty Ltd.;

"reserves" are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, as of a given date, based on: (i) analysis of drilling, geological, geophysical and engineering data; (ii) the use of established technology; and (iii) specified economic conditions, which are generally accepted as being reasonable. Reserves are classified according to the degree of certainty associated with the estimates;

"reservoir" means a porous and permeable underground rock formation containing a natural accumulation of petroleum that is confined by impermeable rock or water barriers, is separate from other reservoirs and is characterized by a single pressure system;

"RISC" means the independent reserves engineering firm Risc Operations Pty Limited;

"RISC Report" has the meaning set forth in Appendix A-2;

"service well" means a well drilled or completed for the purpose of supporting production in an existing field. Wells in this class are drilled for the following specific purposes: gas injection (natural gas, propane, butane or flue gas), water injection, steam injection, air injection, salt water disposal, water supply for injection, observation or injection for combustion;

"TP" means total proved reserves;

"TPP" means total proved plus probable reserves;

"undeveloped reserves" are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable) to which they are assigned; and

"working interest" means the right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

 NOTE ON RESERVES DATA

        The determination of oil and gas reserves involves the preparation of estimates that have an inherent degree of associated uncertainty. Categories of proved, probable and possible reserves have been established to reflect the level of these uncertainties and to provide an indication of the probability of recovery.

        The estimation and classification of reserves requires the application of professional judgment combined with geological and engineering knowledge to assess whether or not specific reserves classification criteria have been satisfied. Knowledge of concepts including uncertainty and risk, probability and statistics, and deterministic and probabilistic estimation methods is required to properly use and apply reserves definitions.

        The qualitative certainty levels referred to in the definitions set forth in the "Glossary of Terms" in this Appendix A to this prospectus are applicable to individual reserve entities (which refers to the lowest level at which reserves calculations are performed) and to reported reserves (which refers to the highest level sum of individual entity estimates for which reserves are presented). Reported reserves should target the following levels of certainty under a specific set of economic conditions:

  (a)
  at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimated proved reserves; and

  (b)
  at least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable reserves.

        A qualitative measure of the certainty levels pertaining to estimates prepared for the various reserves categories is desirable to provide a clearer understanding of the associated risks and uncertainties. However, the majority of reserves estimates will be prepared using deterministic methods that do not provide a mathematically derived quantitative measure of probability. In principle, there should be no difference between estimates prepared using probabilistic or deterministic methods.

        Additional clarification of certainty levels associated with reserves estimates and the effect of aggregation is provided in the COGE Handbook.

        In multi-well pools, it may be appropriate to allocate total pool reserves between the developed and undeveloped categories or to sub-divide the developed reserves for the pool between developed producing and developed nonproducing. This allocation should be based on the estimator's assessment as to the reserves that will be recovered from specific wells, facilities and completion intervals in the pool and their respective development and production status.

        In this prospectus there is no assurance that the forecast prices and costs assumptions will be attained and variances could be material. The recovery and reserve estimates of crude oil, natural gas liquids and natural gas reserves provided in this prospectus are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual crude oil, natural gas and natural gas liquid reserves may be greater than or less than the estimates provided in this prospectus.

APPENDIX A-1

NI 51-101F1 STATEMENT OF RESERVES DATA
AND OTHER OIL AND GAS INFORMATION
CANADIAN RESERVES

Date of Statement

        The statement of reserves data and other oil and natural gas information set forth below is dated March 31, 2016 and is effective as of December 31, 2015. The Report On Reserves Data By Independent Qualified Reserves Evaluator in Form 51-101F2 and the Report of Management and Directors on Oil and Gas Disclosure in Form 51-101F3 are attached in this Appendix A-1.

Disclosure of Reserves Data

        The reserves data set forth herein has been consolidated by McDaniel from reports for Ember and Insignia, both with an effective date of December 31, 2015. The Ember report was based upon an evaluation by McDaniel dated February 23, 2016 and the Insignia report was based on an evaluation by GLJ dated January 27, 2016, whereby both reports evaluated the crude oil, natural gas liquids and natural gas reserves of each company as of December 31, 2015 and was subsequently consolidated into a report by McDaniel dated March 31, 2016, with an effective date of December 31, 2015 (the "Consolidated Report"). The reserves data summarizes the crude oil, natural gas liquids and natural gas reserves of Insignia and Ember and the net present values of future net revenue for these reserves using forecast prices and costs. The reserves data conforms with the standards required by NI 51-101. The engineering firms were engaged to provide an evaluation of proved and proved plus probable reserves and no attempt was made to evaluate possible reserves. See "Notice to Investors — Notice Regarding Presentation of our Reserve Information".

        All of the reserves in the Consolidated Report are located in Canada and, specifically, in the provinces of Alberta, Saskatchewan and British Columbia.

        The tables below summarize the data contained in the Consolidated Report and as a result may contain slightly different numbers than such report due to rounding. Also due to rounding, certain columns may not add exactly.

        The net present value of future net revenue attributable to the reserves is stated without provision for interest costs and general and administrative costs, but after providing for estimated royalties, production costs, development costs, other income, future capital expenditures, and well abandonment costs for only those wells assigned reserves. It should not be assumed that the undiscounted or discounted net present value of future net revenue attributable to the estimated reserves and represent the fair market value of those reserves. Other assumptions and qualifications relating to costs, prices for future production and other matters are summarized herein. The recovery and reserve estimates of crude oil, natural gas liquids and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided herein. The values shown for income taxes and future net revenue after income taxes were calculated on a stand-alone basis in the Consolidated Report. The values shown may not be representative of future income tax obligations, applicable tax horizon or after tax valuation.

        The Consolidated Report is based on certain factual data supplied by Ember and Insignia and McDaniel's and GLJ's, respectively, opinions of reasonable practice in the industry. The extent and character of ownership and all factual data pertaining to the petroleum properties and contracts (except for certain information residing in the public domain) were supplied by Ember and Insignia to McDaniel and GLJ, respectively, and accepted without any further investigation. The independent reserve engineering firms have accepted this data as presented and neither title searches nor field inspections were conducted.

A1-1-1

        Unless otherwise indicated, all financial figures in Appendix A-1 are in Canadian dollars.

Reserves Data (Forecast Prices and Costs)

	Light & Medium Oil		Heavy Oil		Tight Oil		Conventional Natural Gas
Reserves Category	Gross (Mbbl)	Net (Mbbl)	Gross (Mbbl)	Net (Mbbl)	Gross (Mbbl)	Net (Mbbl)	Gross (MMcf)	Net (MMcf)
Proved
Developed Producing	941	892	18	25	314	235	32,912	31,265
Non-Producing	70	62	—	—	92	84	330	291
Undeveloped	—	—	—	—	—	—	—	—

Total Proved	1,011	954	18	25	406	319	33,242	31,556
Total Probable	255	236	20	20	457	330	23,104	21,154

Total Proved & Probable	1,266	1,190	38	45	863	649	56,346	52,710

	Coal Bed Methane		Shale Gas		Natural Gas Liquids		Total Oil Equivalent
Reserves Category	Gross (MMcf)	Net (MMcf)	Gross (MMcf)	Net (MMcf)	Gross (Mbbl)	Net (Mbbl)	Gross (Mboe)	Net (Mboe)
Proved
Developed Producing	1,049,539	961,477	15,572	13,823	828	610	185,105	169,522
Non-Producing	111,652	103,922	862	790	29	21	18,998	17,668
Undeveloped	299,650	278,763	2,528	2,224	61	44	50,424	46,875

Total Proved	1,460,841	1,344,162	18,962	16,837	918	675	254,527	234,065
Total Probable	715,765	654,831	51,416	44,738	1,632	1,183	134,078	121,889

Total Proved & Probable	2,176,606	1,998,993	70,378	61,575	2,550	1,858	388,605	355,954

	NET PRESENT VALUES OF FUTURE NET REVENUE BEFORE INCOME TAXES DISCOUNTED (%/year) FORECAST PRICES AND COSTS As of December 31, 2015
						Unit Value Before Income Tax Discounted at 10% per Year
	0% (MM$)	5% (MM$)	10% (MM$)	15% (MM$)	20% (MM$)
Reserves Category						($/Boe)(1)	($/Mcfe)(1)
PROVED:
Developed Producing	1,354.3	1,239.3	1,004.3	822.6	690.9	5.92	0.99
Developed Non-Producing	357.0	181.0	105.5	67.5	45.7	5.97	1.00
Undeveloped	515.7	201.3	58.2	(6.6)	(37.2)	1.24	0.21

TOTAL PROVED	2,227.0	1,621.6	1,168.0	883.5	699.4	4.99	0.83
PROBABLE	1,938.1	565.3	166.6	37.4	(7.7)	1.37	0.23

TOTAL PROVED PLUS PROBABLE	4,165.1	2,186.9	1,334.6	920.9	691.7	3.75	0.62

(1)
Unit values are based on net reserve volumes.

A1-1-2

	NET PRESENT VALUES OF FUTURE NET REVENUE AFTER INCOME TAXES DISCOUNTED (%/year) FORECAST PRICES AND COSTS As of December 31, 2015
Reserves Category	0% (MM$)	5% (MM$)	10% (MM$)	15% (MM$)	20% (MM$)
PROVED:
Developed Producing	1,167.2	1,119.3	924.0	767.0	651.2
Developed Non-Producing	287.9	139.8	79.1	49.5	32.8
Undeveloped	392.4	144.4	30.5	(20.5)	(44.0)

TOTAL PROVED	1,847.5	1,403.5	1,033.6	796.0	640.0
PROBABLE	1,445.4	424.2	119.1	20.2	(13.9)

TOTAL PROVED PLUS PROBABLE	3,292.9	1,827.7	1,152.7	816.2	626.1

	TOTAL FUTURE NET REVENUE (UNDISCOUNTED) FORECAST PRICES AND COSTS As of December 31, 2015
Reserves Category	Revenue (MM$)	Royalties (MM$)	Operating Costs (MM$)	Development Costs (MM$)	Abandonment and Reclamation Costs (MM$)	Future Net Revenue Before Income Taxes (MM$)	Future Income Tax Expenses (MM$)	Future Net Revenue After Income Taxes (MM$)
Total Proved	7,125.3	529.6	3,081.3	452.2	835.2	2,227.0	379.5	1,847.6
Total Proved plus Probable	12,118.2	954.9	4,620.0	1,338.4	1,039.6	4,165.1	872.1	3,293.0

A1-1-3

	FUTURE NET REVENUE BY PRODUCT TYPE FORECAST PRICES AND COSTS As of December 31, 2015
		Future Net Revenue Before Income Taxes (Discounted at 10%/year)	Unit Value Before Income Tax (Discounted at 10%/year)
Reserves Category	Production Group	(MM$)	($/Boe)(1)	($/Mcfe)(1)
Proved	Light and Medium Oil (Including Solution Gas and By-products)	34.4	36.02	6.00
	Heavy Oil (Including Solution Gas and By-products)	0.6	22.84	3.81
	Tight Oil (Including Solution Gas and By-products)	0.1	0.32	0.05
	Conventional Natural Gas (Including By-products)	72.9	13.86	2.31
	Coal Bed Methane (Including By-products)	1,028.2	4.56	0.76
	Shale Gas (Including By-products)	31.9	11.34	1.89

	Total	1,168.1

Proved plus Probable	Light and Medium Oil (Including Solution Gas and By-products)	39.1	32.85	5.48
	Heavy Oil (Including Solution Gas and By-products)	0.9	20.73	3.46
	Tight Oil (Including Solution Gas and By-products)	1.6	2.44	0.41
	Conventional Natural Gas (Including By-products)	88.0	10.02	1.67
	Coal Bed Methane (Including By-products)	1,145.9	3.42	0.57
	Shale Gas (Including By-products)	59.1	5.76	0.96

	Total	1,334.6

(1)
Unit values are based on net reserve volumes.

(2)
Including by-products but excluding solution gas and by-products from oil wells.

A1-1-4

        The following pricing, exchange rate and inflation assumptions as of December 31, 2015 were employed by McDaniel in estimating the consolidated reserves data, using forecast prices and costs:

SUMMARY OF PRICING AND INFLATION RATE ASSUMPTIONS
FORECAST PRICES AND COSTS

	Oil		Natural Gas
Year	WTI at Cushing Oklahoma ($US/Bbl)	Edmonton Light Crude ($Cdn/Bbl)	Natural Gas AECO Spot Price ($Cdn/MMbtu)	Edmonton Cond. & Natural Gasolines ($Cdn/Bbl)	Butanes Edmonton Par ($Cdn/Bbl)	Inflation Rates(1) %/Year	Exchange Rate(2) ($US/$Cdn)
Forecast
2016	45.00	56.60	2.70	60.60	35.20	0.0	0.730
2017	53.60	66.40	3.20	70.50	41.30	2.0	0.750
2018	62.40	72.80	3.55	77.00	48.00	2.0	0.800
2019	69.00	80.90	3.85	85.10	56.30	2.0	0.800
2020	73.10	83.20	3.95	87.50	61.00	2.0	0.825
2021	77.30	88.20	4.20	92.60	64.60	2.0	0.825
2022	81.60	93.30	4.45	97.80	68.40	2.0	0.825
2023	86.20	98.70	4.70	103.30	72.30	2.0	0.825
2024	87.90	100.70	4.80	105.40	73.80	2.0	0.825
2025	89.60	102.60	4.90	107.40	75.20	2.0	0.825
2026+	Escalated oil, gas and product prices at 2% per year thereafter

(1)
Inflation rates for forecasting prices and costs.

(2)
Exchange rates used to generate the benchmark reference prices in this table.

(3)
Weighted average historical prices realized for the year ended December 31, 2015, were $50.60/Bbl for crude oil, $2.58/Mcf for natural gas and $38.13/Bbl for natural gas liquids.

Reserves Reconciliation

RECONCILIATION OF GROSS RESERVES
BY PRINCIPAL PRODUCT TYPE FORECAST PRICES AND COSTS

        The following table sets forth the changes between the consolidated reserve volume estimates made as of December 31, 2015 and the corresponding estimates as of December 31, 2014, based on forecast prices:

	Light & Medium Oil			Heavy Oil			Tight Oil			Conventional Natural Gas
	TP (Mbbl)	PA (Mbbl)	TPP (Mbbl)	TP (Mbbl)	PA (Mbbl)	TPP (Mbbl)	TP (Mbbl)	PA (Mbbl)	TPP (Mbbl)	TP (Bcf)	PA (Bcf)	TPP (Bcf)
December 31, 2014	1,002.0	645.2	1,647.2	29.0	22.0	51.0	551.0	534.0	1,085.0	20.8	18.8	39.6
Extension & Improved Recovery	—	—	—	—	—	—	—	—	—	—	—	—
Technical Revisions	228.4	(349.0)	(120.6)	(2.0)	(2.0)	(4.0)	(1.0)	184.0	183.0	(0.3)	2.3	2.0
Discoveries	—	—	—	—	—	—	—	—	—	—	—	—
Acquisitions	382.5	120.8	503.3	—	—	—	—	—	—	19.7	3.7	23.5
Dispositions	(377.0)	(152.0)	(529.0)	—	—	—	—	—	—	(1.1)	(1.3)	(2.4)
Economic Factors	(72.0)	(9.0)	(81.0)	(2.0)	(1.0)	(3.0)	(2.0)	(261.0)	(263.0)	(0.8)	(0.4)	(1.2)
Production	(153.6)	—	(153.6)	(7.0)	—	(7.0)	(142.0)	—	(142.0)	(5.0)	(0.0)	(5.0)
December 31, 2015	1,010.3	256.0	1,266.3	18.0	19.0	37.0	406.0	457.0	863.0	33.2	23.1	56.3

A1-1-5

	Coal Bed Methane			Shale Gas			Natural Gas Liquids			Gas Equivalent
	TP (Bcf)	PA (Bcf)	TPP (Bcf)	TP (Bcf)	PA (Bcf)	TPP (Bcf)	TP (Mbbl)	PA (Mbbl)	TPP (Mbbl)	TP (Bcfe)	PA (Bcfe)	TPP (Bcfe)
December 31, 2014	518.8	130.0	648.8	19.1	50.2	69.3	804.3	1,367.9	2,172.2	573.0	214.4	787.4
Extension & Improved Recovery	11.8	19.7	31.6	—	2.8	2.8	—	52.0	52.0	11.8	22.9	34.7
Technical Revisions	330.5	(41.9)	288.5	7.5	(2.0)	5.5	113.9	201.3	315.2	339.7	(41.4)	298.2
Discoveries	—	—	—	—	—	—	—	—	—	—	—	—
Acquisitions	936.0	375.5	1,311.5	—	—	—	300.1	55.2	355.3	959.9	380.3	1,340.2
Dispositions	—	—	—	—	—	—	(52.2)	(46.1)	(98.3)	(3.7)	(2.5)	(6.2)
Economic Factors	(232.5)	232.5	—	(4.1)	0.4	(3.7)	(100.0)	3.0	(97.0)	(238.5)	230.9	(7.6)
Production	(103.8)	(0.0)	(103.8)	(3.5)	—	(3.5)	(148.9)	—	(148.9)	(115.1)	(0.0)	(115.1)
December 31, 2015	1,460.8	715.8	2,176.6	19.0	51.4	70.4	917.2	1,633.3	2,550.5	1,527.2	804.5	2,331.6

Additional Information Relating to Reserves Data

Undeveloped Reserves

        The following tables set forth the proved undeveloped reserves and the probable undeveloped reserves, each by product type, attributed to the assets for the years ended December 31, 2015, 2014 and 2013 and, in the aggregate, before that time based on forecast prices and costs.

Proved Undeveloped Reserves

	Proved Undeveloped Reserves
	Light & Medium Oil		Heavy Oil		Tight Oil		Conventional Natural Gas		Coal Bed Methane		Shale Gas		Natural Gas Liquids
Financial Year End	First Attributed (Mbbl)	Total at Year End (Mbbl)	First Attributed (Mbbl)	Total at Year End (Mbbl)	First Attributed (Mbbl)	Total at Year End (Mbbl)	First Attributed (MMcf)	Total at Year End (MMcf)	First Attributed (MMcf)	Total at Year End (MMcf)	First Attributed (MMcf)	Total at Year End (MMcf)	First Attributed (Mbbl)	Total at Year End (Mbbl)
December 31, 2013	57.0	57.0	—	—	—	—	5,971.0	20,879.1	114,872.2	160,701.5	—	—	176.0	365.0
December 31, 2014	24.0	24.0	—	—	—	—	2,597.0	9,998.2	23,226.2	154,735.3	—	—	65.0	227.0
December 31, 2015	—	—	—	—	—	—	—	—	377,897.6	299,649.9	—	2,528.0	—	61.0

        McDaniel and GLJ has assigned 50,424 MBOE of proved undeveloped reserves in the Consolidated Report under forecast prices and costs, together with approximately $400.9 million of associated undiscounted future capital expenditures. Proven undeveloped capital spending in the first two forecast years of the Consolidated Report accounts for approximately $66.0 million or 16.5%, of the total forecast.

Probable Undeveloped Reserves

	Probable Undeveloped Reserves
	Light & Medium Oil		Heavy Oil		Tight Oil		Conventional Natural Gas		Coal Bed Methane		Shale Gas		Natural Gas Liquids
Financial Year End	First Attributed (Mbbl)	Total at Year End (Mbbl)	First Attributed (Mbbl)	Total at Year End (Mbbl)	First Attributed (Mbbl)	Total at Year End (Mbbl)	First Attributed (MMcf)	Total at Year End (MMcf)	First Attributed (MMcf)	Total at Year End (MMcf)	First Attributed (MMcf)	Total at Year End (MMcf)	First Attributed (Mbbl)	Total at Year End (Mbbl)
December 31, 2013	343.0	442.0	—	—	—	—	3,759.0	35,860.2	26,878.8	51,704.2	—	—	89.0	616.0
December 31, 2014	541.0	639.0	—	—	—	—	34,238.0	57,462.3	6,021.5	59,921.0	—	—	734.0	1,133.0
December 31, 2015	—	88.0	—	—	—	288.0	—	17,665.0	303,020.4	606,415.9	2,834.0	45,215.0	52.0	1,420.0

        McDaniel and GLJ have assigned 113,345 MBOE of probable undeveloped reserves and has allocated future development capital of approximately $885.8 million to all probable undeveloped reserves with 40.0% scheduled for the first five years.

Significant Factors or Uncertainties

        The process of estimating reserves is complex. It requires significant judgments and decisions based on available geological, geophysical, engineering and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as

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economic conditions impacting oil and gas prices and costs change. The reserve estimates contained herein are based on current production forecasts, prices and economic conditions.

        As circumstances change and additional data becomes available, reserve estimates also change. Estimates made are reviewed and revised, either upward or downward, as warranted by the new information. Revisions are often required due to changes in well performance, prices, economic conditions and governmental restrictions.

        Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science. As a result, the subjective decisions, new geological or production information and a changing environment may impact these estimates. Revisions to reserve estimates can arise from changes in year-end oil and gas prices, and reservoir performance. Such revisions can be either positive or negative.

Additional Information Concerning Abandonment and Reclamation Costs

        Ember and Insignia typically estimate well abandonment and reclamation costs area by area. Such costs are included in the Combined Report as deductions in arriving at future net revenue.

        The expected total abandonment and disconnect costs included in the Consolidated Report for 10,852 net wells under the proved reserves category is $835.2 million undiscounted ($58.2 million discounted at 10%), of which, a total of $2.5 million undiscounted is estimated to be incurred in 2016, 2017 and 2018.

Future Development Costs

        The table below sets out the development costs deducted in the estimation of future net revenue attributable to proved reserves and proved plus probable reserves, using forecast prices and costs.

	Forecast Prices and Costs (MM$)
Year	Proved Reserves	Proved Plus Probable Reserves
2016	16.9	35.2
2017	83.4	110.4
2018	119.2	145.3
2019	124.6	154.0
2020	108.0	122.6
Thereafter	—	771.1

Total Undiscounted	452.1	1,338.6

Total Discounted (10%)	330.1	785.5

        It is estimated that internally generated cash flow will be sufficient to fund the future development costs disclosed above. Ember and Insignia typically each have available three sources of funding to finance their respective capital expenditure program: internally generated cash flow from operations, new equity issues, if available on favourable terms, and debt financing when appropriate and if available on favourable terms.

Principal Properties

        A summary description of the major producing and exploration properties as of December 31, 2015 is set out below.

        References to gross volumes refer to total production. References to net volumes refer to the working interest share before the deduction of royalties payable to others.

South Central Alberta CBM Core Property

        Ember's South Central Alberta CBM core property is located east of Calgary, Alberta and extends from the Bow River (in the south) to the Cities of Wetaskiwin and Camrose, Alberta (in the north) which are located approximately 40 to 60 kilometres southeast of the City of Edmonton, Alberta. The property is predominantly

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operating as a Horseshoe Canyon coal bed methane and associated shallow gas development. The property has a land base consisting of an average working interest of 84.8% in 2,514,000 gross (2,130,000 net) acres of land. There are 11,407 (10,203 net) wells in the property, of which there were 10,512 (9,491 net) producing wells as of December 31, 2015.

        Ember owns an average working interest of 94% in 540 MMcf/d of processing capacity with a current utilization rate of approximately 60%. Ember operates 56 natural gas processing facilities and 11,500 km of gathering pipelines that effectively service the property. More than 93% of Ember's gas is processed through Ember operated and owned facilities. Ember's interest production in the property for the year ended December 31, 2015 averaged 292.2 MMcfe/d.

        The extensive gas gathering system and high working interest processing capacity allows Ember to generate significant income by processing 29.5 MMscf/d of third party gas. Ember contract operates, for a fee, third party wells flowing to Ember owned facilities.

        The property has significant optimization and development opportunities for the Horseshoe Canyon coal and associated shallow gas. There are 3,295 net (proved plus probable) drilling locations and 650 net (proved plus probable) Horseshoe Canyon recompletion candidates. Ember optimizes and exploits each well by commingling all shallow gas zones with the Horseshoe Canyon coal zones. The extensive gathering and processing facilities accommodates inexpensive new well tie-ins and permits continuous optimization to reduce operating costs.

        During the year ended December 31, 2015, 8 (7.8 net) wells were drilled in the area to a depth of approximately 1,100 metres, resulting in 8 (7.8 net) wells.

  Pouce Coupe

        The Pouce Coupe property is located approximately 280 miles northwest of Edmonton, Alberta. Insignia holds an average 68% working interest in 25,440 acres of petroleum and natural gas rights of which 10,602 net acres are developed and 6,752 net acres are undeveloped.

        The main target for exploration and development on this property is the Doig/Montney section of the Triassic age formations. Drilling targets are defined through both geologic and seismic mapping. Insignia owns a 136 square mile 3D seismic survey that covers the majority of the lands. The area is generally accessible year round for drilling and operational activities except for spring breakup period (April and May).

        At December 31, 2015, Insignia had interests in 49 (31.4 net) producing wells and 15 (9.6 net) non-producing wells on the Pouce Coupe property. The wells produce into a company owned gathering system and the production is transported to the Spectra Gordondale East gas plant for processing. Insignia holds firm transportation and processing capacity at this plant. Natural gas liquids are trucked to either the Tervita terminal at La Glace or to the Enerplus Valhalla 16-29-76-10W6 facility. In 2015 no wells were drilled on this property and four previously drilled wells were tied in and placed on production.

        December 2015 working interest production to Insignia from this property was approximately 1,900 BOE/d. Total proved reserves of 3,948 MBOE and total proved plus probable reserves of 14,015 MBOE have been assigned to the Pouce Coupe property.

  Caroline

        The Caroline property is located approximately 70 miles northwest of Calgary, Alberta. Insignia holds an average 84% working interest in 40,355 acres of land of which 6,520 net acres are developed and 27,208 net acres are undeveloped.

        Insignia has identified several potential target zones including the Cardium, Viking, upper Mannville, lower Mannville and Jurassic Formations. The area has year-round access for drilling and operational activities except for spring breakup (April and May).

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        At December 31, 2015, Insignia had interests in 17 (9.2 net) producing wells and 3 (2.1 net) non-producing wells on the Caroline property. Natural gas produced from this property is processed on a fee basis through the TAQA Caroline gas plant.

        December 2015 working interest production to Insignia from this property was approximately 470 BOE/d. The Consolidated Report has assigned reserves of 1,022 MBOE proved and 3,885 MBOE total proved plus probable to the Caroline property.

  Other Properties

        The remaining properties are located in various areas throughout Alberta, British Columbia and west central Saskatchewan. December 2015 net production from these properties was approximately 265 BOE/d. The Consolidated Report assigns reserves of approximately 386 MBOE proved and approximately 1,599 MBOE total proved plus probable to these properties. Additionally, ownership interests in various minor non-core conventional oil and gas properties include an average working interest of 51.1% in 61,346 gross (31,345 net) acres of land.

Oil And Gas Wells

        The following table sets forth the number and status of wells which had a working interest as of December 31, 2015.

	Oil Wells				Natural Gas Wells
	Producing		Non-Producing		Producing		Non-Producing
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Alberta	106	46.7	114	82.0	10,505	9,502.1	889	696.0
Saskatchewan	1	0.5	—	—	—	—	6	6.0
B.C.	—	—	—	—	6	1.0	6	1.4

Total	107	47.2	114	82.0	10,511	9,503.1	901	703.4

Properties With No Attributed Reserves

        The following table sets out the unproved properties as of December 31, 2015.

	Undeveloped Acres
	Gross	Net
Alberta	657,265	530,057
British Columbia	27,626	11,418
Saskatchewan	12,652	12,653

Total	697,543	554,128

        It is expected that rights to explore, develop and exploit 94,419 net acres of its undeveloped land holdings will expire by December 31, 2016; a portion of which may be continued. There are plans to submit applications to continue selected portions of the above acreage, and consideration will be given to the possibility of drilling on selected portions of such expiring acreage.

Significant Factors or Uncertainties Relevant to Properties with No Attributed Reserves

        There are no significant economic factors and uncertainties which affect the anticipated development or production activities on certain of the properties with no attributed reserves.

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Exploration and Development Activities

        The following table sets forth the gross and net exploratory and development wells of the combined assets completed during the year ended December 31, 2015.

	Development Wells		Exploration Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Light and Medium Crude Oil	—	—	—	—	—	—
Heavy Crude Oil	—	—	—	—	—	—
Natural Gas	8.0	7.8	—	—	8.0	7.8
Standing	—	—	—	—	—	—
Dry	—	—	—	—	—	—

Total	8.0	7.8	—	—	8.0	7.8

        During 2016, we do not expect to drill any wells in any core operating areas.

        Ember and Insigna will be liable for its share of ongoing environmental obligations and for the ultimate reclamation of the properties held by it upon abandonment. Ongoing environmental obligations are expected to be funded out of cash flow.

Forward Contracts

        The Canadian assets are not bound by any agreement (including any transportation agreement), directly or through an aggregator, under which it may be precluded from fully realizing, or may be protected from the full effect of, future market prices for oil or natural gas. In addition, the transportation obligations or commitments for future physical deliveries of oil or natural gas do not exceed the expected related future production from proved reserves, estimated using forecast prices and costs, as disclosed herein.

Tax Horizon

        Depending upon production, commodity prices and capital spending levels, Ember and Insignia does not currently anticipate paying current cash income taxes for at least the next several years.

Costs Incurred

        The following table summarizes capital expenditures (including costs that were capitalized or charged to expense when incurred) incurred with respect to the assets for the year ended December 31, 2015.

(in $000s)	Capital Expenditures
Property acquisition costs:
Proved properties	526,594
Unproved properties	(1,148)
Development Costs	50,060
Exploration Costs	380

Total	575,886

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Production Estimates

        The following table sets out the volume of production estimated for the year ended December 31, 2016 in the estimates of future net revenue from gross proved and gross probable reserves as estimated in the Consolidated Report.

	Light and Medium Crude Oil(1)	Heavy Crude Oil	Conventional Natural Gas(2)	Natural Gas Liquid	Total Oil Equivalent
	(Bbls/d)	(Bbls/d)	(Mcf/d)	(Bbls/d)	(BOE/d)
PROVED
Developed Producing	714	16	294,532	396	50,215
Developed Non-Producing	97	—	2,829	19	588
Undeveloped	—	—	—	—	—

TOTAL PROVED	811	16	297,362	415	50,802
PROBABLE	55	2	6,424	147	1,275

TOTAL PROVED PLUS PROBABLE	866	18	303,786	562	52,077

(1)
Includes all oil from light & medium oil and tight oil.

(2)
Includes all natural gas from shale gas, coal bed methane and conventional natural gas.

Production History

        The following tables disclose, on a quarterly basis for the year ended December 31, 2015, certain information in respect of production, product prices received, royalties paid, operating expenses and resulting netback:

Average Daily Production Volume

	Quarter Ended
	2015
	December 31	September 30	June 30	March 31
Light and Medium Crude Oil (Bbls/d)	933	979	874	734
Heavy Crude Oil (Bbls/d)	36	37	24	26
Conventional Natural Gas (Mcf/d)	310,923	309,910	306,153	280,864
Natural Gas Liquids (Bbls/d)	438	369	366	491
Combined (Boe/d)	53,228	53,037	52,289	48,062

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Prices Received, Royalties Paid, Production Costs and Netback

	Quarter Ended
	2015
	December 31	September 30	June 30	March 31
Average Prices Received(1)(2)
Light and Medium Crude Oil ($/Bbl)(3)	47.60	52.97	59.36	43.48
Heavy Crude Oil ($/Bbl)	27.14	37.40	43.97	31.81
Conventional Natural Gas ($/Mcf)(4)	2.38	2.76	2.56	2.61
Natural Gas Liquids ($/Bbl)	36.68	31.63	44.88	39.37
Combined ($/Boe)	15.06	17.30	16.31	16.30
Royalties Paid(5)
Light and Medium Crude Oil ($/Bbl)(3)	2.19	2.26	3.04	3.50
Heavy Crude Oil ($/Bbl)	1.92	0.89	8.61	3.03
Conventional Natural Gas ($/Mcf)(4)	0.11	0.19	0.17	0.18
Natural Gas Liquids ($/Bbl)	1.40	(4.65)	0.19	5.59
Combined ($/Boe)	0.70	1.12	1.07	1.14
Production Costs(3)
Light and Medium Crude Oil ($/Bbl)(3)	9.30	10.20	10.07	10.46
Heavy Crude Oil ($/Bbl)	11.72	11.68	11.21	12.09
Conventional Natural Gas ($/Mcf)(4)	1.22	1.28	1.46	1.44
Natural Gas Liquids ($/Bbl)	9.32	9.96	9.97	11.27
Combined ($/Boe)	7.40	7.70	8.80	8.71
Netback Received(4)
Light and Medium Crude Oil ($/Bbl)(3)	36.11	40.52	46.21	29.53
Heavy Crude Oil ($/Bbl)	13.50	24.83	24.15	16.69
Conventional Natural Gas ($/Mcf)(4)	1.11	1.41	1.09	1.12
Natural Gas Liquids ($/Bbl)	25.96	26.32	34.73	22.51
Combined ($/Boe)	7.30	9.22	7.42	7.27

(1)
Before deduction of royalties.

(2)
After deduction of transportation costs.

(3)
Includes light & medium oil and tight oil.

(4)
Includes shale gas, coal bed methane and conventional natural gas.

(5)
Operating expenses are composed of direct costs incurred to operate both oil and gas wells. A number of assumptions have been made in allocating these costs between oil, natural gas and natural gas liquids production. Operating recoveries associated with operated properties were excluded from operating costs and accounted for as a reduction to general and administrative costs.

(6)
Netbacks are calculated by subtracting royalties, operating costs and realized losses/gains on commodity and foreign exchange contracts from revenues.

(7)
Amounts are net of Gas Cost Allowance received in the quarter.

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Production Volume by Field

        The following table disclosed for each important field, and in total, the production volumes for the financial year ended December 31, 2015 for each product type.

Field	Light and Medium Crude Oil(1)	Heavy Crude Oil	Conventional Natural Gas(2)	Natural Gas Liquid	Total BOE	%
	(Bbls/d)	(Bbls/d)	(Mcf/d)	(Bbls/d)	(BOE/d)
South Central Alberta	400	—	288,800	200	48,733	94.2%
Pouce Coupe	364	—	9,162	159	2,050	4.0%
Caroline	—	—	2,683	71	518	1.0%
Other	127	31	1,402	18	409	0.8%

TOTAL	891	31	302,047	448	51,710

(1)
Includes all oil from light & medium oil and tight oil.

(2)
Includes all natural gas from shale gas, coal bed methane and conventional natural gas.

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March 31, 2016

Brookfield BBP Canada Holdings Inc.
181 Bay Street
Toronto, Ontario
M5J 2T3

Attention:    The Board of Directors of Brookfield BBP Canada Holdings Inc.

Re:    Form 51-101F2
Report on Reserves Data by Independent Qualified Reserves Evaluator
of Brookfield BBP Canada Holdings Inc. (the "Company")

To the Board of Directors of Brookfield BBP Canada Holdings Inc. (the "Company"):

1.
We have evaluated the Company's reserves data as of December 31, 2015. The reserves data are estimates of proved reserves and probable reserves and related future net revenue as of December 31, 2015 estimated using forecast prices and costs.

2.
The reserves data are the responsibility of the Company's management. Our responsibility is to express an opinion on the reserves data based on our evaluation.

3.
We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook as amended from time to time (the "COGE Handbook") maintained by the Society of Petroleum Evaluation Engineers (Calgary Chapter).

4.
Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement. An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions presented in the COGE Handbook.

5.
The following table shows the net present value of future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Company evaluated for the year ended December 31, 2015, and identifies the respective portions thereof that we have evaluated and reported on to the Company's Management:

			Net Present Value of Future Net Revenue $M (before income taxes, 10% discount rate)
	Effective Date of Evaluation Report	Location of Reserves
Independent Qualified Reserves Evaluator			Audited	Evaluated	Reviewed	Total
McDaniel & Associates	December 31, 2015	Canada	—	1,250,552	—	1,250,552
GLJ Petroleum Consultants	December 31, 2015	Canada	—	84,129	—	84,129
6.
In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook, consistently applied. We express no opinion on the reserves data that we reviewed but did not audit or evaluate.

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7.
We have no responsibility to update our report referred to in paragraph 5 for events and circumstances occurring after the effective date of our report.

8.
Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

Executed as to our report referred to above:

MCDANIEL & ASSOCIATES CONSULTANTS LTD.	GLJ PETROLEUM CONSULTANTS
signed "P. A. Welch"	signed "Dean Clarke"
P.A. Welch, P. Eng. President & Managing Director	Dean Clarke, P. Eng. Manager, Engineering
Calgary, Alberta, Canada March 31, 2016	Calgary, Alberta, Canada March 31, 2016

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 FORM 51-101F3
REPORT OF MANAGEMENT AND DIRECTORS ON OIL AND GAS DISCLOSURE
BBP CANADIAN RESERVES

        Management of Brookfield BBP Canada Holdings Inc. ("BBP") is responsible for the preparation and disclosure of information with respect to BBP's oil and natural gas activities in accordance with securities regulatory requirements. This information includes reserves data which are estimates of proved, probable and possible reserves and related future net revenue as of December 31, 2015, estimated using forecast prices and costs.

        Independent qualified reserves evaluators have evaluated BBP's reserves data. The report of the independent qualified reserves evaluators is presented in Appendix "A1" page A1-2-1.

        The Board of Directors of BBP has:

  (a)
  reviewed the procedures for providing information to the independent qualified reserves evaluators;

  (b)
  met with the independent qualified reserves evaluators to determine whether any restrictions affected the ability of the independent qualified reserves evaluators to report without reservation; and

  (c)
  reviewed the reserves data with management and the independent qualified reserves evaluators.

        The Board of Directors has reviewed the procedures for assembling and reporting other information associated with oil and natural gas activities and has reviewed that information with management. The Board of Directors has approved

  (a)
  the content and filing with securities regulatory authorities of Form 51-101F1 containing reserves data and other oil and gas information;

  (b)
  the filing of Form 51-101F2 which is the report of the independent qualified reserves evaluators on the reserves data; and

  (c)
  the content and filing of this report.

        Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

signed "Cyrus Madon" Cyrus Madon, CEO and Director	signed "Craig J. Laurie" Craig J. Laurie, CFO and Director
signed "Jeffrey M. Blidner" Jeffrey M. Blidner, Director	signed "A.J. Silber" A.J. Silber, Director

Dated April 6, 2016

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APPENDIX A-2

NI 51-101F1 STATEMENT OF RESERVES DATA
AND OTHER OIL AND GAS INFORMATION

         EQUITY AFFILIATE RESERVES (AUSTRALIAN OPERATIONS)

Date of Statement

        The statement of reserves data and other oil and natural gas information set forth below is dated March 31, 2016 and is effective as of December 31, 2015. The Report On Reserves Data By Independent Qualified Reserves Evaluator or Auditor in Form 51-101F2 and the Report of Management and Directors on Oil and Gas Disclosure in Form 51-101F3 are attached in this Appendix A-2.

Disclosure of Reserves Data

        The reserves data set forth below is based upon an audit by RISC with an effective date of December 31, 2015 contained in RISC's report dated March 31, 2016 auditing the crude oil, natural gas liquids and natural gas reserves of our Australian operations held by an Equity Affiliate as of December 31, 2015 (the "RISC Report"). The reserves data summarizes the crude oil, natural gas liquids and natural gas reserves of our Equity Affiliate and the net present values of future net revenue for these reserves using forecast prices and costs. The reserves data conforms with the standards required by NI 51-101. BBP engaged RISC to provide an audit of proved and proved plus probable reserves and no attempt was made to audit possible reserves. See "Notice to Investors — Notice Regarding Presentation of our Reserve Information".

        All of our Equity Affiliate's reserves are in Australia, located in state and federal waters offshore Western Australia.

        The tables below summarize the data contained in the RISC Report and as a result may contain slightly different numbers than such report due to rounding. Also due to rounding, certain columns may not add exactly.

        The net present value of future net revenue attributable to our Equity Affiliate's reserves is stated without provision for interest costs and general and administrative costs, but after providing for estimated royalties, production costs, development costs, other income, future capital expenditures, and well abandonment costs for only those wells assigned reserves by RISC. It should not be assumed that the undiscounted or discounted net present value of future net revenue attributable to our Equity Affiliate's reserves estimated by RISC represent the fair market value of those reserves. Other assumptions and qualifications relating to costs, prices for future production and other matters are summarized herein. The recovery and reserve estimates of our Equity Affiliate's crude oil, natural gas liquids and natural gas reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided herein. The values shown for income taxes and future net revenue after income taxes were calculated on a stand-alone basis in the RISC Report. The values shown may not be representative of future income tax obligations, applicable tax horizon or after tax valuation.

        The RISC Report is based on certain factual data supplied by our Equity Affiliate and RISC's opinions of reasonable practice in the industry. The extent and character of ownership and all factual data pertaining to our Equity Affiliate's petroleum properties and contracts (except for certain information residing in the public domain) were supplied by our Equity Affiliate to RISC and accepted without any further investigation. RISC accepted this data as presented and neither title searches nor field inspections were conducted.

        All of our Equity Affiliate's reserves were acquired on June 5, 2015 through the acquisition of a major United States company's Australian oil and gas assets. Accordingly, historical information for the year ended December 31, 2015 is presented herein as from inception (June 5, 2015) to December 31, 2015 and historical information prior to the acquisition is not included herein.

        Unless otherwise indicated, all reserves, production, net present value and other information represents BBP's 17.0% equity interest in our Equity Affiliate and reflects BBP's net equity share of such reserves, production, net present value or other information.

A2-1-1

        Unless otherwise indicated, all financial figures in this Appendix A-2 are in United States dollars.

Reserves Data (Forecast Prices and Costs)

Net BBP Equity Interest	SUMMARY OF OIL AND GAS RESERVES FORECAST PRICES AND COSTS As of December 31, 2015
	Heavy Crude Oil		Conventional Natural Gas		Natural Gas Liquids		Total Oil Equivalent
Reserves Category	Gross (Mbbl)	Net (Mbbl)	Gross (MMcf)	Net (MMcf)	Gross (Mbbl)	Net (Mbbl)	Gross (Mboe)	Net (Mboe)
PROVED
Developed Producing	6,765	2,384	196,173	85,731	975	537	40,435	17,210
Developed Non-Producing	—	—	—	—	—	—	—	—
Undeveloped	2,332	944	136,268	57,929	1,054	580	26,097	11,179

TOTAL PROVED	9,097	3,328	332,441	143,660	2,029	1,117	66,532	28,389
PROBABLE	4,239	1,454	74,951	35,459	559	307	17,290	7,671

TOTAL PROVED PLUS PROBABLE	13,336	4,782	407,392	179,119	2,588	1,424	83,822	36,060

Net BBP Equity Interest	NET PRESENT VALUES OF FUTURE NET REVENUE BEFORE INCOME TAXES DISCOUNTED (%/year) FORECAST PRICES AND COSTS As of December 31, 2015
						Unit Value Before Income Tax Discounted at 10% per Year
	0% (MM$)	5% (MM$)	10% (MM$)	15% (MM$)	20% (MM$)
Reserves Category						($/Boe)(1)	($/Mcfe)(1)
PROVED:
Developed Producing	349	309	273	243	218	15.87	2.64
Developed Non-Producing	—	—	—	—	—	—	—
Undeveloped	365	252	179	131	99	15.99	2.66

TOTAL PROVED	714	561	452	374	317	15.91	2.65
PROBABLE	280	188	131	95	72	17.07	2.85

TOTAL PROVED PLUS PROBABLE	994	749	583	469	389	16.16	2.69

(1)
Unit values are based on net reserve volumes.

Net BBP Equity Interest	NET PRESENT VALUES OF FUTURE NET REVENUE AFTER INCOME TAXES DISCOUNTED (%/year) FORECAST PRICES AND COSTS As of December 31, 2015
Reserves Category	0% (MM$)	5% (MM$)	10% (MM$)	15% (MM$)	20% (MM$)
PROVED:
Developed Producing	146	139	130	120	111
Developed Non-Producing	—	—	—	—	—
Undeveloped	195	143	105	78	59

TOTAL PROVED	341	282	235	198	170
PROBABLE	138	96	68	50	37

TOTAL PROVED PLUS PROBABLE	479	378	303	248	207

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Net BBP Equity Interest	TOTAL FUTURE NET REVENUE (UNDISCOUNTED) FORECAST PRICES AND COSTS As of December 31, 2015
Reserves Category	Revenue (MM$)	Royalties and Production Taxes (MM$)	Operating Costs (MM$)	Development Costs (MM$)	Abandonment and Reclamation Costs (MM$)	Future Net Revenue Before Income Taxes (MM$)	Future Income Tax Expenses (MM$)	Future Net Revenue After Income Taxes (MM$)
Total Proved	1,218	12	230	90	172	714	373	342
Total Proved plus Probable	1,624	14	320	115	181	994	515	479

Net BBP Equity Interest	FUTURE NET REVENUE BY PRODUCT TYPE FORECAST PRICES AND COSTS As of December 31, 2015
		Future Net Revenue Before Income Taxes (Discounted at 10%/year) (MM$)	Unit Value Before Income Tax (Discounted at 10%/year)
Reserves Category	Production Group		($/Boe)(1)	($/Mcfe)(1)
Proved	Heavy Crude Oil	79	23.65	3.94
	Conventional Natural Gas	344	14.39	2.40
	Natural Gas Liquids	29	25.60	4.27

	Total	452	15.91	2.65

Proved plus Probable	Heavy Crude Oil	122	25.57	4.26
	Conventional Natural Gas	424	14.20	2.37
	Natural Gas Liquids	36	25.58	4.26

	Total	582	16.16	2.69

(1)
Unit values are based on net reserve volumes.

Pricing Assumptions

        RISC employed the following pricing, exchange rate and inflation assumptions as of December 31, 2015 in estimating our Equity Affiliate's reserves data, using forecast prices and costs:

SUMMARY OF PRICING AND INFLATION RATE ASSUMPTIONS
FORECAST PRICES AND COSTS

	Oil	Natural Gas	Natural Gas Liquids
Year	North Sea Brent Blend 37 degrees API/1.0% sulphur(1) ($/Bbl)	Western Australia Natural Gas Sales to Customers(1) ($/Mcf)	Western Australia Condensate Sales to Customers ($/Bbl)	Inflation Rates(2) %/Year	Exchange Rate(3) (USD/AUD)
Forecast
2016	$47.50	$4.35	$41.76	2.0%	0.700
2017	$56.20	$5.60	$49.95	2.0%	0.700
2018	$65.00	$6.00	$57.86	2.0%	0.700
2019	$71.70	$6.18	$63.82	2.0%	0.700
2020	$75.80	$6.56	$67.60	2.0%	0.700
2021+	Escalated oil, gas and product prices at 2.0% per year thereafter				0.700

(1)
Oil sales in our Australian operations are benchmarked against Brent oil prices and generally sold to various end markets in Asia. There is no established pricing benchmark posted on any trading exchange for natural gas or condensate sales in Western Australia. Rather, our Equity Affiliate enters into various bilateral customer contracts with end users of both products in Western Australia.

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  Forecast prices reflect current forward pricing from bilateral customer contracts and incorporate pricing estimates for volumes not currently under a bilateral customer contract.

(2)
Inflation rates for forecasting prices and costs.

(3)
Exchange rates used to generate the benchmark reference prices in this table and certain underlying cost assumptions in the cash flow forecast.

(4)
Weighted average historical prices realized by our Equity Affiliate from inception (June 5, 2015) to December 31, 2015, were $59.43/Bbl for crude oil, $4.28/Mcf for natural gas and $40.87/Bbl for condensate.

Reconciliation of Changes in Reserves

        Under NI 51-101, BBP is required to disclose changes between our Equity Affiliate's reserves estimates made as of December 31, 2015, and the corresponding estimates made as of December 31, 2014. As all of our Equity Affiliate's reserves were acquired on June 5, 2015 through the acquisition of a major United States company's Australian oil and gas assets, there were no reserve balances as of December 31, 2014 from which to reconcile.

Additional Information Relating to Reserves Data

Undeveloped Reserves

        Under NI 51-101, BBP is required to disclose our Equity Affiliate's proved undeveloped reserves and the probable undeveloped reserves, each by product type, attributed to our Equity Affiliate's assets for the years ended December 31, 2015, 2014 and 2013 and, in the aggregate, before that time based on forecast prices and costs.

        As all of our Equity Affiliate's reserves were acquired on June 5, 2015 through the acquisition of a major United States company's Australian oil and gas assets, our Equity Affiliate held no proved undeveloped or probable undeveloped reserves as of December 31, 2013 or December 31, 2014.

Proved Undeveloped Reserves

Net BBP Equity Interest	Heavy Crude Oil (Mbbl)		Conventional Natural Gas (MMcf)		Natural Gas Liquids (Mbbl)
Year End	First Attributed(1)	Total at Year End	First Attributed(1)	Total at Year End	First Attributed(1)	Total at Year End
2015	944	944	57,929	57,929	580	580

(1)
"First Attributed" refers to new reserves booked at year-end of the corresponding fiscal year.

        RISC assigned 11,179 Mboe of proved undeveloped reserves under forecast prices and costs, together with approximately $54 million of associated undiscounted future capital expenditures. Proven undeveloped capital spending in the first two forecast years of the RISC Report accounts for approximately $38 million or 70%, of the total forecast.

Probable Undeveloped Reserves

Net BBP Equity Interest	Heavy Crude Oil (Mbbl)		Conventional Natural Gas (MMcf)		Natural Gas Liquids (Mbbl)
Year End	First Attributed(1)	Total at Year End	First Attributed(1)	Total at Year End	First Attributed(1)	Total at Year End
2015	480	480	11,137	11,137	152	152

(1)
"First Attributed" refers to new reserves booked at year-end of the corresponding fiscal year.

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        RISC has assigned 2,488 MBOE of probable undeveloped reserves and has allocated future development capital of approximately $13 million to all probable undeveloped reserves with 19% scheduled for the first five years.

Significant Factors or Uncertainties Affecting Reserves Data

        The process of estimating reserves is complex. It requires significant judgments and decisions based on available geological, geophysical, engineering and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change. The reserve estimates contained herein are based on current production forecasts, prices and economic conditions.

        As circumstances change and additional data becomes available, reserve estimates also change. Estimates made are reviewed and revised, either upward or downward, as warranted by the new information. Revisions are often required due to changes in well performance, prices, economic conditions and governmental restrictions.

        Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science. As a result, the subjective decisions, new geological or production information and a changing environment may impact these estimates. Revisions to reserve estimates can arise from changes in year-end oil and gas prices, and reservoir performance. Such revisions can be either positive or negative.

Additional Information Concerning Abandonment and Reclamation Costs

        Our Equity Affiliate typically estimates well abandonment costs area by area. Such costs are included in the RISC Report as deductions in arriving at future net revenue.

        The expected total abandonment and reclamation costs included in the RISC Report under the proved plus probable reserves category is $180 million undiscounted ($67 million discounted at 10%), of which, a total of $60 million undiscounted is estimated to be incurred in 2016, 2017 and 2018. These amounts include wells, offshore platforms, subsea pipelines and infrastructure including FPSOs.

        Our Equity Affiliate will be liable for its share of ongoing environmental obligations and for the ultimate reclamation of the properties held by it upon abandonment. Ongoing environmental obligations are expected to be funded out of cash flow.

Future Development Costs

        The table below sets out the development costs deducted in the estimation of future net revenue attributable to proved reserves and proved plus probable reserves, using forecast prices and costs.

Net BBP Equity Interest	Forecast Prices and Costs (MM$)
Year	Proved Reserves	Proved Plus Probable Reserves
2016	19	19
2017	18	19
2018	4	4
2019	7	10
2020	8	9
Thereafter	33	54

Total Undiscounted	89	115

Total Discounted (10%)	61	70

        Our Equity Affiliate estimates that its internally generated cash flow will be sufficient to fund the future development costs disclosed above. Our Equity Affiliate typically has available three sources of funding to

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finance its capital expenditure program: internally generated cash flow from operations, new equity issues, if available on favourable terms, and debt financing when appropriate and if available on favourable terms.

        There can be no guarantee that funds will be available or that our Equity Affiliate's Boards of Directors will allocate funding to develop all of the reserves attributed in the RISC Report. Failure to develop those reserves could have a negative impact on our Equity Affiliate's future cash flow.

Other Oil and Gas Information

Principal Properties

        A summary description of the major producing and exploration properties as of December 31, 2015 is set out below.

        References to gross volumes refer to total production, while references to net volumes refer to our Equity Affiliate's working interest share before the deduction of royalties payable to others. For clarity, information in this section has been presented below as total Equity Affiliate company interest rather than BBP net equity interest.

        All of the oil and gas reserves in the RISC Report are attached to production licenses that have satisfied the lease retention guidelines put forward by the National Offshore Petroleum Titles Administrator (NOPTA). The production licenses face no retention issues over their forecast reserves life.

  John Brookes

        The John Brookes gas condensate field is located in Production License WA-29-L, offshore Western Australia. Production is tied back via subsea pipeline to the nearby onshore processing facilities on Varanus Island, north of the town of Onslow and west of the Dampier peninsula. The field was discovered in 1998 and first production was in 2005. Our Equity Affiliate owns a 55.0% working interest in John Brookes and acts as the current operator. Our Equity Affiliate also operates the processing facilities on Varanus Island.

        At December 31, 2015, our Equity Affiliate had interests in four (2.2 net) producing wells and one (0.6 net) non-producing wells at John Brookes. During 2015, no new wells were drilled in the John Brookes field.

  Reindeer

        The Reindeer gas condensate field is located in Production License WA-41-L, offshore Western Australia, approximately 45km southwest of the town of Dampier. Production is tied back via subsea pipeline to the onshore Devil Creek Gas Plant, west of the city of Karratha. The field was discovered in 1997, with development drilling occurring primarily in 2008. Operations at the gas field and gas plant commenced in December 2011. Our Equity Affiliate holds a 55.0% working interest in the Reindeer gas field and the Devil Creek gas plant, and acts as current operator for both.

        At December 31, 2015, our Equity Affiliate had interests in three (1.7 net) producing wells and one (0.6 net) non-producing wells at Reindeer. During 2015, no new wells were drilled in the Reindeer field.

  Macedon

        The Macedon gas field is located in Production License WA-46-L, offshore Western Australia, north of the town of Exmouth. Macedon is adjacent to the Pyrenees oil development. The field is connected via subsea pipeline to the onshore Macedon Gas Plant. Both the gas field and the gas plant commenced operations in August 2013. Our Equity Affiliate has a 28.57% non-operated interest in the Macedon gas field and gas plant.

        At December 31, 2015, our Equity Affiliate had interests in four (1.1 net) producing wells and no non-producing wells at Macedon. During 2015, no new wells were drilled in the Macedon field.

  Pyrenees/Ravensworth

        The Pyrenees development consists of the Crosby, Ravensworth and Stickle oil fields and is located in Production Licenses WA-42-L and WA-43-L offshore Western Australia, north of the town of Exmouth and west

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of town of Onslow. Our Equity Affiliate holds a 28.57% non-operated working interest in WA-42-L and a 31.501% non-operated working interest in WA-43-L. Pyrenees and Ravensworth have been developed with horizontal subsea wells producing to the Pyrenees FPSO since 2010.

        At December 31, 2015, our Equity Affiliate had interests in 14 (4.0 net) producing wells and one (0.3 net) non-producing wells at Pyrenees (WA-42-L) and interests in four (1.3 net) producing wells and no non-producing wells at Ravensworth (WA-43-L). During 2015, our Equity Affiliate participated in the drilling of five gross (1.5 net) wells at Pyrenees/Ravensworth, of which four gross (1.2 net) were producing at year end.

  Van Gogh

        The Van Gogh oil and gas field is located in Production License WA-35-L, offshore Western Australia, north of the town of Exmouth and adjacent to the Pyrenees development. Our Equity Affiliate holds 52.501% and acts as the current operator. The Van Gogh oil field is a gas capped heavy oil field (17 degree API) which started production in February 2010 and produces to the Ningaloo Vision FPSO. Oil production was shut in in December 2013 for the refurbishment of the FPSO, and recommenced during 2015.

        At December 31, 2015, our Equity Affiliate had interests in six (3.1 net) producing wells and five (2.6 net) non-producing wells at Van Gogh. During 2015, no new wells were drilled in the Van Gogh field.

  Coniston Novara

        The Coniston Novara oil field is located in Production Licenses WA-35-L and WA-55-L, offshore Western Australia, north of the town of Exmouth and immediately adjacent to the Van Gogh development. Our Equity Affiliate holds 52.501% and acts as the current operator. The Coniston and Novara fields are in close proximity and have been developed together. Coniston is a subsea development which tied back to the Ningaloo Vision FSPO which commenced operations during 2015. Novara is a separate reservoir which our Equity Affiliate plans to be drilled during 2016 for subsequent tie back to the Ningaloo Vision FPSO.

        At December 31, 2015, our Equity Affiliate had interests in six (3.1 net) producing wells and one (0.5 net) non-producing wells at Coniston Novara. During 2015, no new wells were drilled in the Coniston Novara field.

  East Spar/Halyard/Spar

        The East Spar field lies in Production License WA-13-L approximately 40 km west of Barrow Island and 63 km west of Varanus Island off the north-west coast of Western Australia. At December 31, 2015, our Equity Affiliate had no producing wells, and interests in 5 (2.8 net) non-producing wells at East Spar.

        The Halyard field also operates under Production License WA-13-L and comprises one subsea well tied back to the East Spar subsea manifold. Produced fluids are gathered into the production manifolds and are commingled into the East Spar pipeline for processing through the facilities on Varanus Island. At December 31, 2015, our Equity Affiliate had interests in 1 (0.6 net) producing wells and no non-producing wells at Halyard.

        The Spar field is located in Production License WA-45-L, offshore Western Australia, approximately 70 km West of Varanus Island, north of the town of Onslow and west of the Dampier peninsula. Development to date comprises one subsea well which was drilled and completed in November 2010 but as of December 31, 2015 has not been tied in. At December 31, 2015, our Equity Affiliate had interest in no producing wells and one gross (0.6 net) non-producing well.

        Our Equity Affiliate has 55.0% working interest in East Spar, Spar and Halyard and acts as the current operator of all fields. Our Equity Affiliate also operates the Varanus Island processing facilities.

  Harriet Joint Venture Fields

        The Harriet Joint Venture ("HJV") covers multiple production and exploration licenses offshore Western Australia in the vicinity of Varanus Island, north of the town of Onslow and west of the Dampier peninsula. Specifically, HJV comprises interests in Production Licenses TL/1, TL/5, TL/6, TL/8 and TL/9, Exploration Permits TP/8 (parts 1 to 4), EP 307 and EP 358 and Retention Lease TR/2.

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        The HJV producing fields are late life and relatively small in resources. All producing fields are connected via subsea pipelines to onshore processing facilities on Varanus Island. Our Equity Affiliate holds an 80.7229% working interest in the HJV fields and acts as the current operator. Our Equity Affiliate also operates the Varanus Island processing facilities.

        At December 31, 2015, our Equity Affiliate had interests in six (4.8 net) producing wells and 50 (40.4 net) non-producing wells in the HJV fields. During 2015, no new wells were drilled in the HJV fields. Our Equity Affiliate plans to plug and abandon six HJV wells during 2016.

Oil and Gas Wells

        The following table sets forth the number and status of wells in which our Equity Affiliate had a working interest as of December 31, 2015. This information reflects BBP's net equity interest in the wells.

BBP Net Equity Interest	Oil Wells				Natural Gas Wells
	Producing		Non-Producing		Producing		Non-Producing
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Total Australia	5.1	2.0	1.2	0.6	3.6	2.1	9.9	7.6

Properties With No Attributed Reserves

        The following table sets out our Equity Affiliate's unproved properties as of December 31, 2015.

	Undeveloped Acres
	Gross	Net
Total Australia	2,705,970	1,607,513

        Our Equity Affiliate expects that rights to explore, develop and exploit 212,813 net acres of its undeveloped permits will expire or be relinquished by December 31, 2016; a portion of which may be continued. Our Equity Affiliate plans to submit applications to continue selected portions of the above acreage, and may consider the possibility of drilling on selected portions of such expiring acreage.

Significant Factors or Uncertainties Relevant to Properties with No Attributed Reserves

        There are no significant economic factors and uncertainties which affect the anticipated development or production activities on certain of our Equity Affiliate's properties with no attributed reserves.

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Forward Contract

        As part of our Equity Affiliate's financial risk management program, our Equity Affiliate enters into financial hedging arrangements from time to time. As of December 31, 2015, our Equity Affiliate held the derivative commodity contracts summarized in the following table.

Commodity and Reference Point	Term	Volume(1) (bbls)	Weighted Average Price ($/bbl)	Contract Type
US$ Brent Oil	Q1 2016	1,560,000	$67.06	Swaps
US$ Brent Oil	Q2 2016	1,431,000	$68.26	Swaps
US$ Brent Oil	Q3 2016	1,410,000	$69.20	Swaps
US$ Brent Oil	Q4 2016	1,377,000	$69.94	Swaps
US$ Brent Oil	Q1 2017	1,404,000	$70.25	Swaps
US$ Brent Oil	Q2 2017	825,000	$71.45	Swaps
US$ Brent Oil	Q3 2017	783,000	$72.02	Swaps
US$ Brent Oil	Q4 2017	735,000	$72.62	Swaps
US$ Brent Oil	Q1 2018	684,000	$73.34	Swaps

(1)
Volumes subject to derivative instruments represent our Equity Affiliate's entire company interest, not BBP's net equity share.

        In addition, our Equity Affiliate enters into physical commodity contracts connected to its normal course gas marketing business. These contracts are not derivatives and are treated as executory contracts, which are recognized at cost at the time of transaction. Our Equity Affiliate typically seeks to enter into physical commodity contracts approximating the level of production expected from its proved reserves at any given time, however from time to time this may result in such forward commitments, in aggregate, exceeding our Equity Affiliate's proved reserves. Any such excess commitment is not expected to be material to our Equity Affiliate's business or operations. Our Equity Affiliate intends to fulfill all physical commodity contracts with proved reserve volumes well in advance of delivery.

Tax Horizon

        Depending upon production, commodity prices and capital spending levels, our Equity Affiliate does not currently anticipate paying current cash income taxes for at least the next several years.

Costs Incurred

        The following table summarizes capital expenditures (including costs that were capitalized or charged to expense when incurred) incurred by our Equity Affiliate with respect to its assets from inception (June 5, 2015) to December 31, 2015.

BBP Net Equity Interest
(in MM$)	Capital Expenditures
Property acquisition costs:
Proved properties	540.9
Unproved properties	13.7
Development Costs	13.6
Exploration Costs	15.6

Total	583.8

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Exploration and Development Activities

        The following table sets forth the gross and net exploratory and development wells of our Equity Affiliate assets completed from inception (June 5, 2015) to December 31, 2015.

BBP Net Equity Interest	Development Wells		Exploration Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Light and Medium Crude Oil	—	—	—	—	—	—
Heavy Crude Oil	0.9	0.3	—	—	0.9	0.3
Conventional Natural Gas	—	—	—	—	—	—
Standing	—	—	—	—	—	—
Dry	—	—	0.2	0.1	0.2	0.1

Total	0.9	0.3	0.2	0.1	1.1	0.4

        During 2016, our Equity Affiliate, on a total company basis, expects to drill one or more wells in the Van Gogh, Coniston and Novara fields, drill exploration and appraisal wells in areas which currently have no assigned reserves, conduct seismic acquisition activity to support future potential drilling areas and conduct abandonment and reclamation activities in mature areas that have ceased production. All 2016 activities will occur in Australia.

Production Estimates

        The following table sets out the volume of production estimated for the year ended December 31, 2016 in the estimates of our Equity Affiliate's future net revenue from gross proved and gross probable reserves as estimated in the RISC Report.

BBP Net Equity Interest	Heavy Crude Oil	Conventional Natural Gas	Natural Gas Liquid	Total Oil Equivalent
	(Bbls/d)	(Mcf/d)	(Bbls/d)	(BOE/d)
PROVED
Developed Producing	2,130	35,208	295	8,293
Developed Non-Producing	—	—	—	—
Undeveloped	481	—	—	481

TOTAL PROVED	2,611	35,208	295	8,774
PROBABLE	97	338	7	160

TOTAL PROVED PLUS PROBABLE	2,708	35,546	302	8,934

Production History

        The following tables disclose, on a quarterly basis from inception (June 5, 2015) to December 31, 2015, certain information in respect of production, product prices received, royalties paid, operating expenses and resulting netback.

  Average Net Daily Production Volume

	Quarter Ended
	2015
BBP Net Equity Interest	December 31	September 30	June 30	March 31
			(25 days)
Heavy Crude Oil (Bbls/d)	3,706	4,182	3,320	—
Conventional Natural Gas (Mcf/d)	32,096	36,666	34,784	—
Natural Gas Liquids (Bbls/d)	224	324	331	—
Combined (Boe/d)	9,279	10,617	9,449	—

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  Prices Received, Royalties Paid, Production Costs and Netback

	Quarter Ended
	2015
	December 31	September 30	June 30	March 31
			(25 days)
Average Prices Received(1)
Heavy Crude Oil ($/Bbl)	$59.79	$59.19	$58.39	—
Conventional Natural Gas ($/Mcf)	$4.68	$4.03	$4.05	—
Natural Gas Liquids ($/Bbl)	$43.20	$38.49	$44.69	—
Combined ($/Boe)	$41.53	$37.87	$29.28	—
Royalties Paid
Heavy Crude Oil ($/Bbl)	—	—	—	—
Conventional Natural Gas ($/Mcf)	$0.01	$0.01	$0.01	—
Natural Gas Liquids ($/Bbl)	—	—	—	—
Combined ($/Boe)	$0.04	$0.03	$0.12	—
Production Costs(2)
Heavy Crude Oil ($/Bbl)	$13.04	$13.36	$18.72	—
Conventional Natural Gas ($/Mcf)	$1.41	$1.81	$1.98	—
Natural Gas Liquids ($/Bbl)	—	—	—	—
Combined ($/Boe)	$10.10	$11.51	$13.86	—
Netback Received(3)
Heavy Crude Oil ($/Bbl)	$46.75	$45.83	$39.67	—
Conventional Natural Gas ($/Mcf)	$3.26	$2.21	$2.06	—
Natural Gas Liquids ($/Bbl)	—	—	—	—
Combined ($/Boe)	$31.39	$26.33	$15.29	—

(1)
Inclusive of impact of commodity hedging and marketing arrangements and deduction of transportation costs.

(2)
Operating expenses are composed of direct costs incurred to operate both oil and gas wells, fields and facilities. A number of assumptions have been made in allocating these costs between heavy oil and conventional natural gas production. All natural gas liquids production is associated with conventional natural gas fields and production costs for such fields have been allocated to conventional natural gas.

(3)
Netbacks are calculated by subtracting royalties, operating costs and realized losses/gains on commodity and foreign exchange contracts from revenues.

  Net Production Volume by Field

BBP Net Equity Interest	From inception (June 5, 2015) to December 31, 2015
Field	Heavy Crude Oil	Conventional Natural Gas	Natural Gas Liquid	Total BOE	%
	(Bbls/d)	(Mcf/d)	(Bbls/d)	(BOE/d)
John Brookes	—	12,468	137	2,215	22%
Reindeer	—	7,918	32	1,352	14%
Macedon	—	6,606	—	1,101	11%
Pyrenees/Ravensworth	1,903	—	—	1,903	19%
Van Gogh	540	—	—	540	6%
Coniston Novara	1,089	—	—	1,089	11%
East Spar/Halyard/Spar	—	5,324	108	995	10%
Harriet Joint Venture Fields	118	2,155	4	475	5%
Stag(1)	216	—	—	216	2%

TOTAL	3,866	34,471	281	9,886	100%

(1)
Stag is included for historical purposes, but is subject to a purchase and sale agreement whereby our Equity Affiliate would divest of its entire interest in the field. Our Equity Affiliate currently expects this transaction to be completed during the second quarter of 2016.

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 Report on Reserves Data by Independent Qualified Reserves Auditor

To the board of directors of Brookfield BBP Canada Holdings Inc. (the "Company"):

  1.
  We have audited the Company's reserves data as of 31st December 2015. The reserves data are estimates of proved reserves and probable reserves and related future net revenue as of 31st December 2015, estimated using forecast prices and costs.

  2.
  The reserves data are the responsibility of the Company's management. Our responsibility is to express an opinion on the reserves data based on our audit.

  3.
  We carried out our audit in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook as amended from time to time (the "COGE Handbook") maintained by the Society of Petroleum Evaluation Engineers (Calgary Chapter).

  4.
  Those standards require that we plan and perform an audit to obtain reasonable assurance as to whether the reserves data are free of material misstatement. An audit also includes assessing whether the reserves data are in accordance with principles and definitions presented in the COGE Handbook.

  5.
  The following table shows the net present value of future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Company audited for the year ended 31st December 2015, and identifies the respective portions thereof that we have audited and reported on to the Company's board of directors:

			Net Present Value of Future Net Revenue before income taxes, 10% discount rate (Million US Dollars)(1)
	Effective date of Audit Report	Location of Reserves (Country or Foreign Geographic Area)
Independent Qualified Reserves Auditor			Audited	Evaluated	Reviewed	Total
RISC Operations Pty Limited	31st Dec 2015	Australia	3,428	Not Applicable	Not Applicable	3,428
  6.
  In our opinion, the reserves data audited by us have, in all material respects, been determined and are in accordance with the COGE Handbook, consistently applied. We express no opinion on the reserves data that we reviewed but did not audit or evaluate.

  7.
  We have no responsibility to update our reports referred to in paragraph 5 for events and circumstances occurring after the effective date of our reports.

  8.
  Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

Executed as to our report referred to above:

RISC Operations Pty Limited, Perth, Australia, 31st March 2016.

/s/ ANTONY CORRIE-KEILIG
Antony Corrie-Keilig FIE (Aust) IntPE (Aus) SPEC SPEE

(1)
Net present value represents the full company interest of our Equity Affiliate, not BBP's net equity interest.

A2-2-1

 FORM 51-101F3
REPORT OF MANAGEMENT AND DIRECTORS ON OIL AND GAS DISCLOSURE
BBP AUSTRALIAN RESERVES

        Management of Brookfield BBP Canada Holdings Inc. ("BBP") is responsible for the preparation and disclosure of information with respect to BBP's oil and natural gas activities in accordance with securities regulatory requirements. This information includes reserves data which are estimates of proved, probable and possible reserves and related future net revenue as of December 31, 2015, estimated using forecast prices and costs.

        Independent qualified reserves evaluators have audited BBP's reserves data. The report of the independent qualified reserves auditors is presented in Appendix "A2" page A2-2-1.

        The Board of Directors of BBP has:

  (a)
  reviewed the procedures for providing information to the independent qualified reserves auditors;

  (b)
  met with the independent qualified reserves auditors to determine whether any restrictions affected the ability of the independent qualified reserves auditors to report without reservation; and

  (c)
  reviewed the reserves data with management and the independent qualified reserves auditors.

        The Board of Directors has reviewed the procedures for assembling and reporting other information associated with oil and natural gas activities and has reviewed that information with management. The Board of Directors has approved

  (a)
  the content and filing with securities regulatory authorities of Form 51-101F1 containing reserves data and other oil and gas information;

  (b)
  the filing of Form 51-101F2 which is the report of the independent qualified reserves auditors on the reserves data; and

  (c)
  the content and filing of this report.

        Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

signed "Cyrus Madon" Cyrus Madon, CEO and Director	signed "Craig J. Laurie" Craig J. Laurie, CFO and Director
signed "Jeffrey M. Blidner" Jeffrey M. Blidner, Director	signed "A.J. Silber" A.J. Silber, Director

Dated April 6, 2016

A2-3-1

 APPENDIX B

GLOSSARY

        "affiliate" of any person means any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person;

        "assets under management" mean assets managed by us or by Brookfield on behalf of our third party investors, as well as our own assets, and also include capital commitments that have not yet been drawn. Our calculation of assets under management may differ from that employed by other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers;

        "ARO" means asset retirement obligations;

        "Australia" means Australia and New Zealand;

        "BBP General Partner" means the general partner of our company, which prior to the spin-off will be 1922859 Alberta ULC, a wholly-owned subsidiary of Brookfield Asset Management, and following completion of the spin-off will be Brookfield Business Partners Limited, a wholly-owned subsidiary of Brookfield Asset Management;

        "Bermuda Holdco" means Brookfield BBP Bermuda Holdings Limited;

        "Bermuda Limited Partnership Act" means the Bermuda Limited Partnership Act of 1883;

        "boe" or "BOE" means barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil;

        "boe/d" or "BOE/d" means barrels of oil equivalent per day;

        "Brookfield" means Brookfield Asset Management and any subsidiary of Brookfield Asset Management, other than us;

        "Brookfield Asset Management" means Brookfield Asset Management Inc.;

        "Business" means the initial business services, resources and industrial operations to be acquired by our company immediately prior to the spin-off;

        "Canadian Limited Partner" means a unitholder who, for purposes of the Tax Act and at all relevant times is resident or deemed to be resident of Canada;

        "CanHoldco" means Brookfield BBP Canada Holdings Inc.;

        "CBCA" means the Canada Business Corporations Act;

        "CBM" means coal-bed methane;

        "CDS" means Clearing and Depository Services Inc.;

        "CGU" means cash generating units;

        "Clearwater Acquisition" means our company's acquisition on January 15, 2015 of oil and gas assets located in Central Alberta, Canada;

        "CODM" means chief operating decision maker;

        "COGE Handbook" means the Canadian Oil and Gas Evaluation Handbook;

        "Company FFO" has the meaning set forth under "Notice to Investors — Use of Non-IFRS Measures";

        "CRA" means the Canada Revenue Agency;

        "CSP" means corrugated steel pipe;

        "D&A" means depreciation and amortization expense, including depletion related to oil and gas assets;

        "distribution date" means the date on which holders of Class A limited voting shares and Class B limited voting share are entitled to receive one (1) of our units for every fifty (50) Class A or Class B limited voting shares held;

        "Dodd-Frank Act" means the Dodd-Frank Wall Street Reform and Consumer Protection Act;

        "DTC" means the Depository Trust Company;

        "E&P" means exploration and production;

        "EAF" means electric arc furnace;

        "EFH" means Energy Future Holdings Corporation;

        "EBITDA" means earnings before interest, taxes, depreciation and amortization;

        "Ember" means Ember Resources Inc;

        "Equity Affiliate" means entities in which we hold an equity interest and have significant influence but not control. We account for those entities by the equity method of accounting;

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

        "FATCA" means Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010;

        "GDP" means gross domestic product;

        "GLJ" means GLJ Petroleum Consultants Ltd.;

        "GrafTech" means GrafTech International Ltd.;

        "GrafTech Acquisition" means our company's acquisition of 100% of the common shares of GrafTech on August 15, 2015;

        "HDPE" means high-density polyethylene pipe;

        "Holding Entities" means the primary holding subsidiaries of the Holding LP, from time to time, through which it indirectly holds all of our interests in our operating businesses, initially CanHoldo, US Holdco and Bermuda Holdco;

        "Holding LP" means Brookfield Business L.P.;

        "Holding LP Limited Partnership Agreement" means the amended and restated limited partnership agreement of the Holding LP to be entered into on or about the date of the spin-off;

        "IASB" means the International Accounting Standards Board;

        "IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board;

        "incentive distribution" means the distribution payable to holders of Special LP units as described under "Relationship with Brookfield — Incentive Distribution";

        "Insignia" means Insignia Energy Ltd.;

        "Investment Company Act" means the Investment Company Act of 1940;

        "IRS" means U.S. Internal Revenue Service;

        "LDI Mine" means the Lac des Iles mine;

        "LIBOR" means the London Interbank offered rate;

        "Licensing Agreement" means the licensing agreement which our company and the Holding LP have entered into;

        "limited partners" means the holders of our units;

        "Limited Partnership Agreements" means our Limited Partnership Agreement and Holding LP Limited Partnership Agreement;

        "Managing General Partner Units" means the general partner interests in the Holding LP having the rights and obligations specified in the Holding LP Limited Partnership Agreement;

        "Master Services Agreement" means the master services agreement among the Service Recipients, the Service Providers, and certain other subsidiaries of Brookfield Asset Management who are parties thereto;

        "Mboe" or "MBOE" means thousand barrels of oil equivalent;

        "Mboe/d" or "MBOE/d" means thousand barrels of oil equivalent per day;

        "McDaniel" means McDaniel & Associates Consultants Ltd;

        "Mcf" means one thousand cubic feet;

        "MI 61-101" means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

        "MMboe" means million barrels of oil equivalent;

        "MMbtu" means one million British thermal units;

        "MMcf" means million cubic feet;

        "MMcfe/d" means million cubic feet equivalent per day;

        "MMcf/d" means million cubic feet per day;

        "NI 51-101" means National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities;

        "NI 51-102" means National Instrument 51-102 — Continuous Disclosure Obligations;

        "Non-Canadian Limited Partner" means a unitholder who, for purposes of the Tax Act and at all relevant times, is not, and is not deemed to be resident in Canada, and who does not use or hold and is not deemed to use or hold our units in connection with a business carried on in Canada;

        "Non-Resident Subsidiaries" means the subsidiaries of Holding LP that are corporations and that are not resident or deemed to be resident in Canada for purposes of the Tax Act;

        "Non-U.S. Holder" means a beneficial owner of one or more units, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes;

        "NYSE" means the New York Stock Exchange;

        "NYSE Euronext" means NYSE Euronext Inc.;

        "OCI" means other comprehensive income;

        "oil and gas" means crude oil and natural gas;

        "operating businesses" means the businesses in which the Holding Entities hold interests and that directly or indirectly hold our operations and assets other than entities in which the Holding Entities hold interests for investment purposes only of less than 5% of the equity securities;

        "our business" means our business of owning and operating business services and industrial operations, both directly and through our Holding Entities and other intermediary entities;

        "our company" or "our partnership" mean Brookfield Business Partners L.P., a Bermuda exempted limited partnership;

        "our Limited Partnership Agreement" means the amended and restated limited partnership agreement of our company to be entered into on or about the date of the spin-off;

        "our operations" means the business services and industrial operations we own;

        "parent company" means Brookfield Asset Management Inc.;

        "PFIC" means a passive foreign investment company;

        "PP&E" means property, plant and equipment;

        "prospectus" means this prospectus;

        "QEF Election" means a qualified electing fund;

        "record date" means                        ;

        "Redemption-Exchange Mechanism" means the mechanism by which Brookfield may request redemption of its Redemption-Exchange Units in whole or in part in exchange for cash, subject to the right of our company to acquire such interests (in lieu of such redemption) in exchange for units of our company, as more fully described in "Description of the Holding LP Limited Partnership Agreement — Redemption-Exchange Mechanism";

        "Redemption-Exchange Units" means the non-voting limited partnership interests in the Holding LP that are redeemable for cash, subject to the right of our company to acquire such interests (in lieu of such redemption) in exchange for units of our company, pursuant to the Redemption-Exchange Mechanism;

        "Relationship Agreement" means the agreement under which Brookfield Asset Management has agreed that we will serve as the primary entity through which Brookfield will own and operate its business services and industrial operations;

        "Revolving Facility" means the revolving operating facility for $200 million that will be available for general corporate purposes;

        "RRIF" means registered retirement income fund;

        "RRSP" means registered retirement savings plan;

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002;

        "SEC" means the U.S. Securities and Exchange Commission;

        "Section 754 Election" means the election permitted by Section 754 of the U.S. Internal Revenue Code;

        "Service Providers" means the affiliates of Brookfield that provide services to us pursuant to our Master Services Agreement, which are expected to be Brookfield Asset Management (Barbados) Inc., Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., Brookfield Canadian Business Advisor L.P., Brookfield Canadian GP L.P. and Brookfield Global Business Advisors Limited, which are wholly-owned subsidiaries of Brookfield Asset Management, and unless the context otherwise requires, any other affiliate of Brookfield that is appointed by Brookfield Global Business Advisor Limited from time to time to act as a Service Provider pursuant to our Master Services Agreement or to whom the Service Providers have subcontracted for the provision of such services;

        "Service Recipients" means our company, the Holding LP, the Holding Entities and, at the option of the Holding Entities, any wholly-owned subsidiary of a Holding Entity excluding any operating business;

        "SIFT Rules" means the rules in the Tax Act applicable to SIFT partnerships, as defined in the Tax Act;

        "Special LP Units" means special limited partnership units of the Holding LP;

        "spin-off" means the special dividend of our units by Brookfield Asset Management on            ,             as described under the heading "The Spin-Off";

        "Tax Act" means the Income tax Act (Canada), together with the regulation thereunder;

        "Tax Proposals" means the Tax Act and all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada);

        "TCEH" means Texas Competitive Electric Holdings Co. LLC;

        "TFSA" means a tax-free savings account;

        "Transactions" means the transactions described in the pro forma financial statements;

        "Treaty" means the Canada-United States Tax Convention (1980);

        "TSX" means the Toronto Stock Exchange;

        "UBTI" means unrelated business taxable income;

        "Unaudited Pro Forma Financial Statements" means the unaudited condensed combined carve-out pro forma financial statements;

        "unitholders" means the holders of our units;

        "units" mean the non-voting limited partnership units in our company;

        "U.S. GAAP" means the generally accepted accounting principles of the United States;

        "U.S. Holdco" means Brookfield BBP US Holdings LLC;

        "U.S. Holder" means a beneficial owner of one or more of our units that is for U.S. federal tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person;

        "U.S. Internal Revenue Code" means the U.S. Internal Revenue Code of 1986;

        "U.S. Securities Act" means the U.S. Securities Act of 1933, as amended;

        "VIU method" means the value in use accounting method;

        "WALL" means weighted cost of capital;

        "we", "us", "our" and similar expressions refer to our company; and

        "WCSB" means the Western Canadian Sedimentary Basin.

Limited Partnership Units

Prospectus dated                        , 2016

        Until                        , all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors, Officers and Employees

        See "Governance — Indemnification and Limitations on Liability", "Description of Our Units and Our Limited Partnership Agreement — Indemnification; Limitations on Liability", "Description of the Holding LP Limited Partnership Agreement — Indemnification; Limitations on Liability" and "Management and Our Master Services Agreement — Our Master Services Agreement — Indemnification and Limitations on Liability".

Item 7.    Recent Sales of Unregistered Securities

        On January 18, 2016, in connection with the Registrant's formation, the Registrant issued 36 limited partnership units to Brookfield Private Equity Group Holdings LP and 4 general partnership units to 1922859 Alberta ULC. See "Prior Sales".

Item 8.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

  The Exhibit Index is hereby incorporated herein by reference.

  (b)
  Financial Statement Schedules.

  See index to Consolidated Financial Statements on page F-1. All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant's consolidated financial statements and related notes thereto.

Item 9.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

  1.
  That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario on this 28th day of April, 2016.

BROOKFIELD BUSINESS PARTNERS L.P. by its general partner, 1922859 ALBERTA ULC
By:	/s/ A.J. SILBER
Name: A.J. Silber Title: Director

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons on April 28, 2016 in the capacities indicated:

	Signature	Title

	* Cyrus Madon	Chief Executive Officer (Principal Executive Officer) and Director
	* Craig J. Laurie	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director
	* Jeffrey M. Blidner	Chairman and Director
	/s/ A.J. SILBER A.J. Silber	Director
By:	/s/ A.J. SILBER Name: A.J. Silber Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

        Pursuant to requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 4 to the Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Business Partners L.P. in the United States, on this 28th day of April, 2016.

Authorized U.S. Representative
By:	/s/ CRAIG J. LAURIE
Name: Craig J. Laurie Title: Chief Financial Officer of Brookfield Business Partners L.P.

 EXHIBIT INDEX

Exhibit Number	Description of Document
3.1†	Certificate of Registration of Brookfield Business Partners L.P.
3.2†	Limited Partnership Agreement of Brookfield Business Partners L.P.
3.3†	Form of Amended and Restated Limited Partnership Agreement of Brookfield Business Partners L.P.
3.4†	Bye-Laws of Brookfield Business Partners Limited.
4.1†	Form of Registration Rights Agreement by and between Brookfield Business Partners L.P. and Brookfield Asset Management Inc.
5.1†	Opinion of Appleby (Bermuda) Limited.
10.1†	Form of Master Services Agreement by and among Brookfield Asset Management Inc., Brookfield Business Partners L.P., and other parties thereto.
10.2†	Form of Amended and Restated Limited Partnership Agreement of Brookfield Business L.P.
10.3†	Form of Relationship Agreement among Brookfield Business Partners L.P. and Brookfield Asset Management Inc.
10.4†

Form of Credit Agreement between Brookfield Business L.P., Brookfield BBP Canada Holdings Inc., Brookfield BBP Bermuda Holdings Limited, Brookfield BBP US Holdings Corporation and the other borrowers thereto and BPEG US Inc., as lender.

10.5	Form of Voting Agreement, between Brookfield Asset Management Inc., Brookfield CanGP Limited, Brookfield Canada GP L.P. and Brookfield BBP Canada Holdings Inc.
10.6	Form of Trade-mark Sub-license Agreement between Brookfield Asset Management Holdings Ltd., Brookfield Business Partners L.P., and Brookfield Business L.P.
10.7	Form of Interest Transfer Agreement.
21.1†	Subsidiaries of Brookfield Business Partners L.P. (incorporated by reference to "Ownership and Organizational Structure").
23.1	Consent of Deloitte LLP relating to combined carve-out financial statements of Brookfield Business Partners L.P.
23.2	Consent of Deloitte LLP relating to financial statement of Brookfield Business Partners L.P.
23.3	Consent of PricewaterhouseCoopers, LLP relating to audited historical financial statements of GrafTech International Ltd.
23.4	Consent of PricewaterhouseCoopers, LLP relating to statements of Revenue and Direct Operating Expenses of Properties Acquired by Ember Resources Inc. from Encana Corporation.
23.5	Consent of GLJ Petroleum Consultants Ltd.
23.6	Consent of McDaniel & Associates Consultants Ltd.
23.7†	Consent of McDaniel & Associates Consultants Ltd.
23.8†	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1).
23.9	Consent of RISC Operations Pty Limited.
23.10†	Consent of David Hamill, Director-Nominee.
23.11†	Consent of John Lacey, Director-Nominee.
23.12†	Consent of Don Mackenzie, Director-Nominee.
23.13†	Consent of Denis Turcotte, Director-Nominee.
23.14†	Consent of Patricia Zuccotti, Director-Nominee.
23.15†	Consent of Stephen J. Girsky, Director-Nominee.
24.1†	Power of Attorney (included in signature pages).
99.1†	Brookfield Business Partners L.P.'s waiver request and representation under Item 8.A.4 of Form 20-F.
99.2†	Brookfield Business Partners L.P.'s representation under Item 8.A.4 of Form 20-F.

†
Previously filed.

QuickLinks

TABLE OF CONTENTS
NOTICE TO INVESTORS
NOTICE REGARDING PRESENTATION OF OUR RESERVE INFORMATION
QUESTIONS AND ANSWERS REGARDING THE SPIN-OFF
SUMMARY
Summary of Selected Financial Information
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE SPIN-OFF
USE OF PROCEEDS
DISTRIBUTION POLICY
LISTING OF OUR UNITS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
UNAUDITED CONDENSED COMBINED CARVE-OUT PRO FORMA STATEMENT OF FINANCIAL POSITION
UNAUDITED CONDENSED COMBINED CARVE-OUT PRO FORMA STATEMENT OF OPERATING RESULTS
NOTES TO THE UNAUDITED CONDENSED COMBINED CARVE-OUT PRO FORMA FINANCIAL STATEMENTS
SELECTED HISTORICAL FINANCIAL INFORMATION
BUSINESS
OWNERSHIP AND ORGANIZATIONAL STRUCTURE
GOVERNANCE
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT AND OUR MASTER SERVICES AGREEMENT
RELATIONSHIP WITH BROOKFIELD
DESCRIPTION OF OUR UNITS AND OUR LIMITED PARTNERSHIP AGREEMENT
DESCRIPTION OF THE HOLDING LP LIMITED PARTNERSHIP AGREEMENT
SECURITY OWNERSHIP
UNITS ELIGIBLE FOR FUTURE SALES
MATERIAL TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
PRIOR SALES
MATERIAL CONTRACTS
COSTS OF SPIN-OFF
CANADIAN SECURITIES LAW EXEMPTIONS
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P.
INDEX TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P. COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION
COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P. COMBINED CARVE-OUT STATEMENTS OF OPERATING RESULTS
COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P. COMBINED CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P. COMBINED CARVE-OUT STATEMENTS OF CHANGES IN EQUITY
COMBINED CARVE-OUT FINANCIAL STATEMENTS OF BROOKFIELD BUSINESS PARTNERS L.P. COMBINED CARVE-OUT STATEMENTS OF CASH FLOW
COMBINED CARVE-OUT FINANCIAL STATEMENTS FOR BROOKFIELD BUSINESS PARTNERS L.P. NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS For the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014
SUPPLEMENTARY INFORMATION ON OIL AND GAS (UNAUDITED)
BROOKFIELD BUSINESS PARTNERS L.P. As of March 31, 2016
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BROOKFIELD BUSINESS PARTNERS L.P. STATEMENT OF FINANCIAL POSITION
BROOKFIELD BUSINESS PARTNERS L.P. NOTES TO THE STATEMENT OF FINANCIAL POSITION
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF PROPERTIES ACQUIRED BY EMBER RESOURCES INC.
INDEPENDENT AUDITORS' REPORT
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF PROPERTIES ACQUIRED BY EMBER RESOURCES INC.
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF PROPERTIES ACQUIRED BY EMBER RESOURCES INC.
SUPPLEMENTAL OIL AND GAS RESERVES INFORMATION (UNAUDITED)
INDEX TO APPENDIX A
APPENDIX A DEFINED TERMS
NOTE ON RESERVES DATA
FORM 51-101F3 REPORT OF MANAGEMENT AND DIRECTORS ON OIL AND GAS DISCLOSURE BBP CANADIAN RESERVES
Report on Reserves Data by Independent Qualified Reserves Auditor
FORM 51-101F3 REPORT OF MANAGEMENT AND DIRECTORS ON OIL AND GAS DISCLOSURE BBP AUSTRALIAN RESERVES
APPENDIX B GLOSSARY
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors, Officers and Employees
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits and Financial Statement Schedules
  Item 9. Undertakings
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX